As filed with the Securities and Exchange Commission on October 16, 2023.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lotus Technology Inc.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	3711 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
No. 800 Century Avenue
Pudong District, Shanghai, People’s Republic of China
+86 21 5466-6258
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong Tel: +852 3740-4700	Peter X. Huang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 30/F, China World Office 2 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China Tel: +86 10 6535-5500	Jesse Sheley, Esq. Joseph Casey Raymond, Esq. Kirkland & Ellis International LLP 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong Tel: +852 3761-3444
Steve Lin, Esq.
Justin You Zhou, Esq.
Kirkland & Ellis International LLP
58th Floor, China World Tower A
No. 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing 100004
People’s Republic of China
+86 10 5737-9315

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 16, 2023
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
L Catterton Asia Acquisition Corp
and
PROSPECTUS FOR UP TO 28,946,340 LTC ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, 15,037,075 LTC WARRANTS AND
15,037,075 LTC ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON EXERCISE OF LTC WARRANTS
OF
Lotus Technology Inc.
The board of directors of L Catterton Asia Acquisition Corp (“LCAA”), a Cayman Islands exempted company, has approved the Agreement and Plan of Merger, dated as of January 31, 2023 (as amended and restated by the First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023 and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among LCAA, Lotus Technology Inc. (“LTC”), a Cayman Islands exempted company, Lotus Temp Limited, a Cayman Islands exempted company and wholly-owned subsidiary of LTC (“Merger Sub 1”), and Lotus EV Limited, a Cayman Islands exempted company and wholly-owned subsidiary of LTC ( “Merger Sub 2”). Pursuant to the Merger Agreement, (i) Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the First Merger, “Surviving Entity 1”) and the shareholders of LCAA becoming shareholders of LTC, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the Second Merger, “Surviving Entity 2”) (collectively, the “Business Combination”).
LCAA shareholders are being asked to consider a vote upon the Business Combination and certain proposals related thereto as described in this proxy statement/prospectus. As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”), Merger Sub 2 (as the successor to LCAA) will become a wholly-owned subsidiary of LTC, with the shareholders of LCAA becoming shareholders of LTC.
Pursuant to the Merger Agreement on the date of closing of the Transactions (such closing, the “Closing,” and the day on which the Closing occurs, the “Closing Date”) and immediately prior to the effective time of the First Merger (the “First Effective Time”), the following actions shall take place or be effected (in the order set forth hereinafter): (i) each preferred share of LTC that is issued and outstanding immediately prior to such time shall be converted into one ordinary share on a one-for-one basis, by re-designation and re-classification, in accordance with the fifth amended and restated memorandum and articles of association of LTC (the “LTC Articles”) (the “Preferred Share Conversion”), (ii) the sixth amended and restated memorandum and articles of association of LTC (“Amended LTC Articles”) shall be adopted and become effective; (iii) immediately following the Preferred Share Conversion but immediately prior to the Recapitalization (as defined below), 500,000,000 authorized but unissued ordinary shares of LTC shall be re-designated as shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of LTC (the “LTC

Board”) may determine in accordance with the Amended LTC Articles, such that the authorized share capital of LTC shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 ordinary shares of a par value of US$0.00001 each (“LTC Ordinary Shares”), and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles (the “Re-designation”). Immediately following the Re-designation and prior to the First Effective Time, (i) each issued LTC Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of LTC Ordinary Shares equal to the Recapitalization Factor (as defined below) (i.e., one such LTC Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization”); provided that no fraction of an LTC Ordinary Share will be issued by virtue of the Recapitalization, and each shareholder that would otherwise be so entitled to a fraction of an LTC Ordinary Share (after aggregating all fractional LTC Ordinary Shares that otherwise would be received by such shareholder) shall instead be entitled to receive such number of LTC Ordinary Shares to which such shareholder would otherwise be entitled, rounded down to the nearest whole number, (ii) any options exercisable to purchase shares of LTC (“LTC Options”) issued and outstanding immediately prior to the Recapitalization shall be adjusted to give effect to the foregoing transactions, such that (a) each LTC Option shall be exercisable for that number of LTC Ordinary Shares equal to the product of (x) the number of ordinary shares of LTC subject to such LTC Option immediately prior to the Recapitalization multiplied by (y) the Recapitalization Factor, such number of LTC Ordinary Shares to be rounded down to the nearest whole number; and (b) the per share exercise price for each LTC Ordinary Share, as the case may be, issuable upon exercise of the LTC Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price for each ordinary share of LTC subject to such LTC Option immediately prior to the First Effective Time by (y) the Recapitalization Factor (together with the adoption of the Amended LTC Articles, Preferred Share Conversion, the Re-designation and the Recapitalization, the “Capital Restructuring”). The Recapitalization Factor shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into shares of LTC), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to shares of LTC occurring on or after the date of the Merger Agreement and prior to the Closing Date.
In addition, pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each Class B ordinary share of LCAA, par value $0.0001 per share (“LCAA Class B Ordinary Shares”) will be automatically converted into one Class A ordinary share of LCAA (“LCAA Class A Ordinary Shares”) in accordance with the terms of the second amended and restatement memorandum and articles of association of LCAA (the “LCAA Articles”) (such automatic conversion, the “LCAA Class B Conversion”), and each LCAA Class B Ordinary Shares shall no longer be issued and outstanding and shall be cancelled, and each former holder of LCAA Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares, (ii) at the First Effective Time, each unit (the “Unit”) issued by LCAA in its IPO or the exercise of the underwriter’s overallotment option, each consisting of one LCAA Class A Ordinary Share and one-third of a warrant (the “LCAA Warrant”) issued by LCAA to acquire LCAA Class A Ordinary Share, outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one LCAA Class A Ordinary Share and one-third of an LCAA Warrant in accordance with the terms of the applicable Unit (the “Unit Separation”); provided that no fractional LCAA Warrant will be issued in connection with the Unit Separation such that if a holder of Units would be entitled to receive a fractional LCAA Warrant upon the Unit Separation, the number of LCAA Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of LCAA Warrants, (iii) immediately following the Unit Separation, each LCAA Class A Ordinary Share (which, for the avoidance of doubt, includes the LCAA Class A Ordinary Shares (A) issued in connection with the LCAA Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any ordinary shares of LCAA (“LCAA Shares”) that are owned by LCAA as treasury shares, any LCAA Shares owned by any direct or indirect subsidiary of LCAA immediately prior to the First Effective Time, any LCAA Shares in respect of which the eligible holder thereof has validly exercised (and not validly revoked, withdrawn or lost) such holder’s redemption right (“Redeeming LCAA Shares”), any LCAA Shares that are held by LCAA shareholder who shall have validly exercised their dissenter’s rights for such shares in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (“Cayman Islands Companies Act”) and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissenters’ rights (“Dissenting LCAA Shares”) or any LCAA Shares held by the Sponsor (as defined below) and the independent directors of LCAA (collectively, the “Founder Shareholders”) shall automatically be cancelled and cease to exist in exchange for the right to receive one American depositary share of LTC duly and validly issued against the deposit of one (1) underlying LTC Ordinary Share (each, an “LTC ADS”) and each LCAA Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time held by the Founder Shareholders shall automatically be cancelled and cease to exist in exchange for the right to receive one (1) LTC Ordinary Share. As of the First Effective Time, each LCAA shareholder shall cease to have any other rights in and to such LCAA Shares, except as expressly provided in the Merger Agreement, (iv) each LCAA Warrant (which, for the avoidance of doubt, includes the LCAA Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to LCAA Public Shares and be assumed by LTC and converted into a warrant to purchase one LTC Ordinary Share in the form of LTC ADS (each, a “LTC Warrant”). Each LTC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such LCAA Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

At the First Effective Time, each ordinary share, par value $0.00001 per share, of Merger Sub 1, issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger. At the Second Effective Time, (i) each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor, and (ii) each ordinary share, par value $0.00001 per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger.
We estimate that, immediately after the Closing, assuming none of the LCAA Public Shareholders exercise their redemption rights, (i) the existing shareholders of LTC will own 87.44% of the issued and outstanding LTC Ordinary Shares, (ii) holders of LCAA Class A Ordinary Shares (“LCAA Public Shareholders”) will own 3.51% of the issued and outstanding LTC Ordinary Shares (represented by LTC ADSs), and (iii) LCA Acquisition Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”) and the independent directors of LCAA will collectively own 1.15% of the issued and outstanding LTC Ordinary Shares. The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different. As a result, upon the consummation of the Business Combination, LTC may qualify as a “controlled company” as defined under the Nasdaq corporate governance rules, because it is expected that Mr. Li will beneficially own approximately 53.56% of the total voting power of all issued and outstanding LTC Ordinary Shares immediately following the consummation of the Business Combination, assuming a no Redemption Scenario. In addition, LTC is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, LTC is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For so long as LTC remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from Nasdaq corporate governance rules. As a foreign private issuer and a “controlled company”, LTC is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors and (iv) an exemption from the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). LTC intends to rely on all of the foregoing exemptions available to foreign private issuers and “controlled company.”
The U.S. federal income tax consequences of the Mergers will depend on whether the Mergers, taken together, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (a “reorganization”). To qualify as a reorganization, a transaction must generally satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). Due to the absence of guidance regarding the application of this requirement to the particular facts of the Mergers, the qualification of the Mergers as a reorganization is subject to significant uncertainty. If the Mergers fail to qualify as a reorganization, then a U.S. Holder (as defined in the section of this proxy statement/prospectus entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations”) will generally recognize gain or loss in an amount equal to the difference between the fair market value (as of the closing date of the Merger) of LTC ADSs and LTC Warrants received in the Mergers, over such holder’s aggregate adjusted tax basis in the corresponding LCAA Class A Ordinary Shares and LCAA Public Warrants surrendered by such holder in the Mergers. See the section of this proxy statement/prospectus entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations — Effects of the Mergers — Characterization of the Mergers as a Tax-Free Reorganization under Section 368(a) of the Code.”
LTC is not an operating company but a Cayman Islands holding company. LTC conducts its operations through its subsidiaries in China and Europe and its operations in mainland China are currently conducted by its mainland China subsidiaries. The securities registered herein are securities of LTC, not those of its operating subsidiaries. Therefore, investors in LTC are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. Historically, LTC relied on contractual arrangements among Wuhan Lotus Technology Limited Company Ltd. (the “WFOE”), Wuhan Lotus E-commerce Co., Ltd., the former variable interest entity (“VIE”) and its nominee shareholders to direct the business operations of the former VIE and its subsidiaries. Since early 2023, LTC has been implementing a series of transactions to restructure its organization and business operations (the “Restructuring”). In connection with the Restructuring, the WFOE, the former VIE and nominee equity holders of the former VIE entered into a series of agreements (the “VIE Restructuring Agreements”), pursuant to which the WFOE acquired 100% equity interest in the former VIE’s subsidiaries. As of the date of this proxy statement/prospectus, LTC’s operations in mainland China are conducted by its mainland China subsidiaries and LTC does not have any VIE structure.
The holding company structure involves unique risks to investors. As a holding company, LTC may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of subsidiaries of LTC to pay dividends or make distributions to LTC may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow this holding company structure and limit or hinder LTC’s ability to conduct its business through, receive dividends or distributions from, or transfer funds to, the operating companies or list on a U.S. or other foreign exchange, which could result in a material adverse change in LTC’s operations and cause the value of the securities of LTC to significantly decline. See “Summary of the Proxy Statement/Prospectus — Corporate History and Structure of Lotus Tech.” LTC’s board of directors has complete discretion on whether to distribute dividends subject to its memorandum and articles of association and certain restrictions under Cayman Islands law. In addition, LTC’s shareholders may, by ordinary resolution, declare dividends, but no dividend shall exceed the amount recommended by LTC’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. The decision to distribute dividends is based on several factors, including LTC’s financial performance, growth prospects, and liquidity requirements. To date, no dividend or distributions have been made by the subsidiaries of LTC to LTC. For further details of cash and asset flows between LTC, its subsidiaries and the former VIE, see “Summary of the Proxy Statement/ Prospectus — Cash and Asset Flows through Lotus Tech’s Organization.” Lotus Tech has established cash management policies to direct how funds are transferred among LTC and its subsidiaries to ensure the efficient and compliant handling of funds. These policies dictate that, each cash transfer shall (i) go through approval processes, ensuring that only authorized personnel are involved in the transaction, (ii) be properly recorded to facilitate audits and financial reviews, and (iii) be in compliance with all applicable laws and regulations, including anti-money laundering (AML) and know-your-customer (KYC) requirements. Unless otherwise stated or unless the context otherwise requires, references in this proxy statement/prospectus to (i) “LTC” are to Lotus Technology Inc., and (ii) “Lotus Tech,” “we,” “us,” “our company,” and “our” are to LTC and its subsidiaries. Unless otherwise specified, in the context of describing our business and operations in China, we are referring to the business and operations conducted by our PRC subsidiaries, as well as the former VIE and its subsidiaries for the periods ended prior to the Restructuring.
Lotus Tech faces various risks and uncertainties relating to doing business in China. Lotus Tech has substantial business operations in mainland China, and it is subject to complex and evolving laws and regulations of mainland China. For example, it faces risks associated with regulatory approvals on overseas offerings, anti-monopoly regulatory actions, and oversight on cybersecurity, data security and data privacy, as well as the lack of inspection on its auditors by the Public Company Accounting Oversight Board, or the PCAOB, which may impact its ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. The PRC government’s significant authority in regulating Lotus Tech’s operations and the PRC government’s oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could result in a material adverse change in Lotus Tech’s operations and the value of its securities, significantly limit or completely hinder its ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks relating to doing business in China, see “Risk Factors — Risks Relating to Doing Business in China.”
LTC’s securities will be prohibited from trading on a national securities exchange or in the over-the-counter trading market in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the Securities and Exchange Commission determines that LTC has have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to this determination. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and LTC uses an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the SEC, LTC would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, LTC’s securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if it is identified as a Commission-Identified Issuer for two consecutive years in the future. If LTC’s securities are prohibited from trading in the United States, there is no certainty that it will be able to list on a non-U.S. exchange or that a market for its securities will develop outside of the United States. In the event of such prohibition, the Nasdaq may determine to delist our securities. The delisting of LTC’s securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. For more details, see “Risk Factors — Risks Relating to Doing Business in China — The PCAOB had historically been unable to inspect our auditor in relation to their audit work” and “Risk Factors — Risks Relating to Doing Business in China —  Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.”
Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus shall be presented at the extraordinary general meeting of shareholders of LCAA scheduled to be held on                  .

Although LTC is not currently a public reporting company, following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus is a part and the closing of the Business Combination, LTC will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). LTC intends to apply for the listing of LTC ADSs and LTC Warrants on The Nasdaq Stock Market (“Nasdaq”) under the proposed symbols “LOT” and “LOTWW,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that LTC ADSs and the LTC Warrants to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance).While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that LTC’s securities will be listed on Nasdaq or that a viable and active trading market will develop. This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of LCAA shareholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 78 of this proxy statement/prospectus.
LCAA Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that the LCAA shareholders vote FOR all of the proposals presented to the shareholders at the extraordinary general meeting. When you consider LCAA Board’s recommendation of these proposals, you should keep in mind that LCAA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal Two — The Business Combination Proposal — Interests of LCAA’s Directors and Officers in the Business Combination.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated      and is first being mailed to LCAA shareholders on or about      .

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Lotus Tech and LCAA that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:
L Catterton Asia Acquisition Corp
8 Marina View, Asia Square Tower 1
#41-03, Singapore 018960
Attention: Katie Matarazzo/Chris Youm
Telephone: +65 6672-7600
Email: investorservices@lcatterton.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than                  .

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 16, 2023
L CATTERTON ASIA ACQUISITION CORP
8 Marina View, Asia Square Tower 1
#41-03, Singapore 018960
Dear L Catterton Asia Acquisition Corp Shareholders:
You are cordially invited to attend the extraordinary general meeting of shareholders of L Catterton Asia Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“LCAA”), at           AM           time, on            , 2023 at             and virtually over the Internet via live audio webcast at           , and on such other date and at such other place to which the meeting may be adjourned. While as a matter of Cayman Islands law we are required to have a physical location for the meeting, we are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for LCAA shareholders and LCAA. We encourage shareholders to attend the extraordinary general meeting virtually. The virtual meeting format allows attendance from any location in the world. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the accompanying proxy statement/prospectus.
The extraordinary general meeting shall be held for the following purpose:
1.
to consider and vote upon, as a special resolution, a proposal (the “NTA Proposal”) to approve and adopt the amendment to the second amended and restated memorandum and articles of association of LCAA (the “LCAA Articles”) set forth in Annex D of this proxy statement/prospectus, which amendment (the “NTA Amendment”) shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the LCAA Articles the prohibition on redemptions of LCAA Public Shares in an amount that cause LCAA’s net tangible assets (“NTA”) to be less than $5,000,001 in connection with any vote held to approve a proposed business combination. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by LCAA shareholders. A copy of the NTA Amendment to the LCAA Articles is attached to this proxy statement/prospectus as Annex D;

2.
to consider and vote upon, as an ordinary resolution, a proposal (the “Business Combination Proposal”) to approve and authorize the Agreement and Plan of Merger, dated as of January 31, 2023 (as amended and restated by the First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023, the “Merger Agreement”), by and among LCAA, Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company” or “LTC”), Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of LTC (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of LTC (“Merger Sub 2”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the First Merger, “Surviving Entity 1”), and immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of LTC (the transactions contemplated by the Merger Agreement, including the Mergers, collectively, the “Business Combination”);

3.
to consider and vote upon, as a special resolution, a proposal (the “Merger Proposal”) to approve and authorize the First Merger and the First Plan of Merger, substantially in the form attached as Exhibit F to the Merger Agreement (the “First Plan of Merger”); and

4.
to consider and vote upon, as an ordinary resolution, a proposal (the “Adjournment Proposal”) to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the minimum available cash condition or the net tangible assets condition contained in the Merger Agreement would not be satisfied.
The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either of these proposals is not approved, then LCAA will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal listed above.
Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety. Only holders of record of LCAA Shares at the close of business on            , 2023 (the “record date”) are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.
Pursuant to the LCAA Articles, an LCAA Public Shareholder may request that LCAA redeem all or a portion of such LCAA Public Shares for cash in connection with the completion of the Business Combination. Holders of Units must elect to separate the Units into the underlying LCAA Public Shares and LCAA Public Warrants prior to exercising redemption rights with respect to the LCAA Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying LCAA Public Shares and LCAA Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental directly and instruct it to do so. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. LCAA Public Shareholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their LCAA Public Shares redeemed. If the Business Combination is not consummated, the LCAA Public Shares will not be redeemed and will instead be returned to the respective holder, broker or bank. In such case, LCAA shareholders may only share in the assets of the Trust Account upon the liquidation of LCAA. This may result in LCAA shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If the Business Combination is consummated, and if an LCAA Public Shareholder properly exercises its right to redeem all or a portion of the LCAA Public Shares that it holds, LCAA will redeem such LCAA Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to LCAA to pay income taxes. For illustrative purposes, as of            , 2023, the record date, this would have amounted to US$     per issued and outstanding LCAA Public Share. If an LCAA Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its LCAA Public Shares for cash and will no longer own LCAA Public Shares (but will continue to own any LCAA Public Warrants it may hold). See “Extraordinary General Meeting of LCAA Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your LCAA Public Shares for cash.
Notwithstanding the foregoing, an LCAA Public Shareholder, together with any affiliate of such LCAA Public Shareholder or any other person with whom such LCAA Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the LCAA Public Shares. Accordingly, if an LCAA Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the LCAA Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to, among other things, vote all of their LCAA Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive their redemption rights with respect to their LCAA Shares in connection with the consummation of the Business Combination.
The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such closing condition.
LCAA is providing the accompanying proxy statement/prospectus and accompanying proxy card to LCAA shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by LCAA shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of LCAA shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 78 of the accompanying proxy statement/prospectus.
After careful consideration, the LCAA’s board of directors (“LCAA Board”) has unanimously approved the Business Combination and determined that the NTA Proposal, the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of LCAA and unanimously recommends that you vote or give instruction to vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. When you consider LCAA Board’s recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with, or are different from, your interests as a shareholder of LCAA. See “Proposal Two — The Business Combination Proposal — Interests of LCAA’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the NTA Proposal will require a special resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting. The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting. The approval of the Merger Proposal will require a special resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting. The approval of the Adjournment Proposal, if presented, will require an ordinary resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting. Brokers are not entitled to vote on the NTA Proposal, the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.
Your vote is important regardless of the number of LCAA Shares you own. Whether or not you plan to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the pre-addressed postage paid envelope provided and in any event so as to be received by LCAA no later than at            AM            time, on            , 2023, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) to make sure that your LCAA Shares are represented at the extraordinary general meeting. If your LCAA Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the LCAA Shares you beneficially own are properly counted.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you are a shareholder of record and fail to return your proxy card and do not attend the extraordinary general meeting in person (including virtually), or if you fail to instruct your bank, broker or other nominee how to vote the LCAA

Shares you beneficially own, the effect will be, among other things, that your LCAA Shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT LCAA REDEEM YOUR LCAA PUBLIC SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND EITHER TENDER YOUR SHARE CERTIFICATES (IF ANY) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, LCAA’S TRANSFER AGENT OR DELIVER YOUR LCAA PUBLIC SHARES TO THE TRANSFER AGENT ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. ANY HOLDER THAT HOLDS LCAA PUBLIC SHARES BENEFICIALLY THROUGH A NOMINEE MUST IDENTIFY ITSELF AS A BENEFICIAL HOLDER AND PROVIDE ITS LEGAL NAME, PHONE NUMBER AND ADDRESS IN ITS WRITTEN DEMAND IN ORDER TO VALIDLY REDEEM SUCH SHARES. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD YOUR LCAA PUBLIC SHARES IN “STREET NAME”, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF LCAA SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.
If you have any questions or need assistance voting your LCAA Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LCAA.info@investor.morrowsodali.com.
On behalf of LCAA Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Chinta Bhagat
Co-Chief Executive Officer and Director
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated            , 2023, and is first being mailed to shareholders of LCAA on or about            , 2023.

Notice of Extraordinary General Meeting of Shareholders
of L Catterton Asia Acquisition Corp
To Be Held on                 , 2023
TO THE SHAREHOLDERS OF L CATTERTON ASIA ACQUISITION CORP:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of L Catterton Asia Acquisition Corp (“LCAA”), a Cayman Islands exempted company, will be held at          AM            time, on                , 2023 at                 and virtually over the Internet by means of a live audio webcast at https://                 (the “extraordinary general meeting”). We encourage shareholders to attend the extraordinary general meeting virtually via the live webcast. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://               . The extraordinary general meeting will be held for the following purposes:
1.   Proposal No. 1 — The NTA Proposal — to consider and vote upon, as a special resolution, a proposal (the “NTA Proposal”) to approve and adopt the amendment to the second amended and restated memorandum and articles of association of LCAA (the “LCAA Articles”) set forth in Annex D of this proxy statement/prospectus, which amendment (the “NTA Amendment”) shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the LCAA Articles the prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets (“NTA”) to be less than $5,000,001 in connection with any vote held to approve a proposed business combination. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by LCAA shareholders. A copy of the NTA Amendment to the LCAA Articles is attached to this proxy statement/prospectus as Annex D;
2.   Proposal No. 2 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal (the “Business Combination Proposal”) to approve and authorize the Agreement and Plan of Merger, dated as of January 31, 2023 (as amended and restated by the First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023, the “Merger Agreement”), by and among LCAA, Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company” or “LTC”), Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of LTC (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of LTC (“Merger Sub 2”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the First Merger, “Surviving Entity 1”), and immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of LTC (the transactions contemplated by the Merger Agreement, including the Mergers, collectively, the “Business Combination”);
3.   Proposal No. 3 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal (the “Merger Proposal”) to approve and authorize the First Merger and the First Plan of Merger, substantially in the form attached as Exhibit F to the Merger Agreement (the “First Plan of Merger”); and
4.   Proposal No. 4 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal (the “Adjournment Proposal”) to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the minimum available cash condition or the net tangible assets condition contained in the Merger Agreement would not be satisfied.

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.
The full text of the resolutions to be voted on at the extraordinary general meeting is as follows:
Resolution No. 1 — The NTA Proposal
“RESOLVED, as a special resolution, that the amendment to the second amended and restated memorandum and articles of association of LCAA (the “LCAA Articles”) set forth in Annex D of this proxy statement/prospectus, which amendment (the “NTA Amendment”) shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the LCAA Articles the prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets (“NTA”) to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, be and is hereby approved and adopted with effect from the time immediately prior to the consummation of the proposed Business Combination.”
Resolution No. 2 — The Business Combination Proposal
“RESOLVED, as an ordinary resolution, that LCAA’s entry into the Agreement and Plan of Merger, dated as of January 31, 2023 (as amended and restated by the First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023, the “Merger Agreement”), by and among LCAA, Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company” or “LTC”), Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of LTC (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of LTC (“Merger Sub 2”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the First Merger, “Surviving Entity 1”), and immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of LTC (the transactions contemplated by the Merger Agreement, including the Mergers, collectively, the “Business Combination”) be and are hereby authorized, approved, ratified and confirmed in all respects.”
Resolution No. 3 — The Merger Proposal
“RESOLVED, as a special resolution, that the First Merger and the First Plan of Merger, substantially in the form attached as Exhibit F to the Merger Agreement (the “First Plan of Merger”) be and are hereby authorized, approved and confirmed in all respects.”
Resolution No. 4 — The Adjournment Proposal
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the minimum available cash condition or the net tangible assets condition contained in the Merger Agreement would not be satisfied, be and is hereby approved.”
The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”
Only holders of record of LCAA Shares at the close of business on           , 2023 (the “record date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, LCAA Board has determined that each of the proposals listed is fair to and in the best interests of LCAA and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of LCAA Board, you should keep in mind that LCAA’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of LCAA. See the section in the proxy statement/prospectus entitled “Proposal Two — The Business Combination Proposal.”
The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either of these proposals is not approved, then LCAA will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal listed above.
All LCAA shareholders at the close of business on the record date are cordially invited to attend the extraordinary general meeting, which will be held at               and virtually over the Internet by means of a live audio webcast at https://                 . To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid return envelope provided and, in any event so as to be received by LCAA no later than at           AM      time, on                 , 2023, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). In the case of joint shareholders, where more than one of the joint shareholder purports to appoint a proxy, only the appointment submitted by the most senior holder (being the first named holder in respect of the shares in LCAA’s register of members) will be accepted. If you are a holder of record of LCAA Shares at the close of business on the record date, you may also cast your vote at the extraordinary general meeting. If you hold your LCAA Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend and vote at the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their broker, bank or nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the extraordinary general meeting.
A complete list of LCAA shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of LCAA for inspection by shareholders during business hours for any purpose germane to the extraordinary general meeting.
Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of LCAA Shares registered in each shareholder’s name which are voted, with each LCAA Share carrying one vote.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.
If you have any questions or need assistance voting your LCAA Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LCAA.info@investor.morrowsodali.com. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://               .

Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Chinta Bhagat Chairman of the Board of Directors
, 2023
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
ALL HOLDERS OF LCAA PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. LCAA PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR LCAA PUBLIC SHARES REDEEMED FOR CASH.
THIS MEANS THAT ANY LCAA PUBLIC SHAREHOLDER HOLDING LCAA PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE REDEMPTION RIGHTS, LCAA PUBLIC SHAREHOLDERS MUST DEMAND THAT LCAA REDEEM THEIR LCAA PUBLIC SHARES AND EITHER TENDER THEIR SHARE CERTIFICATES (IF ANY) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, LCAA’S TRANSFER AGENT, OR DELIVER THEIR LCAA PUBLIC SHARES TO THE TRANSFER AGENT ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM, IN EACH CASE NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. ANY HOLDER THAT HOLDS LCAA PUBLIC SHARES BENEFICIALLY THROUGH A NOMINEE MUST IDENTIFY ITSELF BY LEGAL NAME, PHONE NUMBER AND ADDRESS TO LCAA IN CONNECTION WITH ANY REDEMPTION ELECTION IN ORDER TO VALIDLY REDEEM SUCH LCAA PUBLIC SHARES. SEE “EXTRAORDINARY GENERAL MEETING OF LCAA SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

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ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by LTC, constitutes a prospectus of LTC under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the LTC Ordinary Shares represented by LTC ADSs to be issued to certain LCAA shareholders, the LTC ADSs to be issued to certain LTC shareholders, the LTC Warrants to be issued to holders of LCAA Warrants and the LTC Ordinary Shares represented by LTC ADSs underlying such LTC Warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the Extraordinary General Meeting of LCAA shareholders at which LCAA shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal and the Merger Proposal (each as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal or the Merger Proposal or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the Minimum Available Cash Condition or the Net Tangible Assets Condition contained in the Merger Agreement would not be satisfied.
References to “U.S. Dollars”, “USD”, “US$” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

IMPORTANT INFORMATION ABOUT U.S. GAAP AND NON-U.S. GAAP FINANCIAL MEASURES
To evaluate the performance of its business, Lotus Tech relies on both its results of operations recorded in accordance with U.S. GAAP and certain non-U.S. GAAP financial measures, including adjusted net loss and adjusted EBITDA. These measures, as defined below, are not defined or calculated under principles, standards or rules that comprise U.S. GAAP. Accordingly, the non-U.S. GAAP financial measures Lotus Tech uses and refers to should not be viewed as a substitute for LTC’s consolidated and combined financial statements prepared and presented in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP, and you are encouraged not to rely on any single financial measure to evaluate the business, financial condition or results of operations of Lotus Tech. Lotus Tech’s definitions of adjusted net loss and adjusted EBITDA are specific to its business and you should not assume that they are comparable to similarly titled financial measures of other companies.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Lotus Tech’s industry and the regions in which it operates, including Lotus Tech’s general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to Lotus Tech, including an independent market research carried out by Oliver Wyman. In some cases, Lotus Tech does not expressly refer to the sources from which this information is derived. We have not commissioned any of the industry publications or other reports generated by third-party providers that we refer to in this proxy statement/prospectus. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.
While Lotus Tech believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. We are responsible for the industry and market data contained in this proxy statement/prospectus. In addition, assumptions and estimates of Lotus Tech’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Lotus Tech owns or has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Lotus Tech or the applicable owner or licensor will not assert, to the fullest extent permitted under applicable law, its rights or the right to these trademarks, trade names and service marks. Lotus Tech does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Lotus Tech by, any other parties.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION
“ADAS” means advanced driver-assistance system;
“Amended LTC Articles” means the sixth amended and restated memorandum and articles of association of LTC, which shall be adopted and become effective immediately prior to the First Effective Time;
“BEV” means battery electric vehicle;
“Business Combination” means all transactions contemplated by the Merger Agreement, including the Mergers;
“Capital Restructuring” means, collectively, the adoption of the Amended LTC Articles, the Preferred Share Conversion, the Re-designation and the Recapitalization;
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;
“China” or “PRC” means the People’s Republic of China;
“Closing” means the closing of the Business Combination contemplated by the Merger Agreement;
“Closing Date” means the day on which the Closing occurs;
“Continental” means Continental Stock Transfer & Trust Company;
“Dissenting LCAA Shareholders” means LCAA shareholders who shall have validly exercised their dissenter’s rights for their LCAA Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of Dissent Rights, and “Dissenting LCAA Shares” means the LCAA Shares held by Dissenting LCAA Shareholders;
“Dissent Rights” means the right of each holder of record of LCAA Shares to dissent in respect of the First Merger pursuant to Section 238 of the Cayman Islands Companies Act;
“Distribution Agreement” means the distribution agreement entered into by LTIL and Lotus Cars Limited on January 31, 2023 and concurrently with the execution of the Original Merger Agreement;
“D-segment” means passenger vehicles in the “large cars” category of the EU classification of vehicle types;
“Etika” means Etika Automotive Sdn Bhd;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“Extraordinary General Meeting” means an extraordinary general meeting of shareholders of LCAA to be held at     AM/PM        time, on           , 2023 at            and virtually over the Internet via live audio webcast at https://                 ;
“EU” means the European Union;
“Euro,” “EUR,” or “€” means the legal currency of the member states participating in the European Monetary Union;
“E-segment” means passenger vehicles in the “executive cars” category of the EU classification of vehicle types;
“First Effective Time” means the effective time of the First Merger;
“First Merger” means the merger between Merger Sub 1 and LCAA, with LCAA surviving as a wholly-owned subsidiary of LTC in accordance with the Merger Agreement;
“Founder Shareholders” means collectively, the Sponsor, and LCAA’s independent directors (Mr. Sanford Martin Litvack, Mr. Frank N. Newman and Mr. Anish Melwani);

“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of shares of LTC (i) that are issued and outstanding immediately prior to the Recapitalization and (ii) that are issuable (A) upon the exercise of all LTC Options (calculated using the treasury stock method of accounting), and (B) upon the exercise, exchange or conversion of any other equity securities of LTC, in each case of clauses (A) and (B), that are issued and outstanding immediately prior to the Recapitalization (whether or not then vested or exercisable as applicable) minus (b) the shares of LTC held by LTC or any of its subsidiaries (if applicable) as treasury shares; provided that, notwithstanding anything to the contrary in the foregoing, “Fully-Diluted Company Shares” shall not include any shares of LTC issuable upon the exercise, exchange or conversion of certain equity securities described in LTC’s disclosure letter to the Merger Agreement or any shares of LTC issuable upon the conversion, exchange or exercise of any equity securities of LTC issued in connection with any Pre-Closing Financing that are convertible into or exchangeable or exercisable for the shares of LTC;
“GBP” and “British pounds” means the legal currency of the United Kingdom;
“Geely Holding” means Zhejiang Geely Holding Group and its affiliates;
“ICE” means Internal Combustion Engine;
“IPO” means LCAA’s initial public offering, which was consummated on March 15, 2021;
“LCAA” means L Catterton Asia Acquisition Corp, a Cayman Islands exempted company;
“LCAA Articles” means LCAA’s second amended and restated memorandum and articles of association adopted by special resolution dated March 10, 2023, as may be amended from time to time;
“LCAA Board” means the board of directors of LCAA;
“LCAA Class A Ordinary Shares” or “LCAA Public Shares” means the Class A ordinary shares of LCAA, par value $0.0001 per share;
“LCAA Class B Conversion” means the automatic conversion of each LCAA Class B Ordinary Shares into one LCAA Class A Ordinary Shares immediately prior to the First Effective Time, in accordance with the terms of the LCAA Articles;
“LCAA Class B Ordinary Share” or “Founder Shares” means the Class B ordinary shares, par value $0.0001 per share, of LCAA;
“LCAA Private Warrants” means the warrants sold to the Sponsor in the private placement consummated concurrently with the IPO, each entitling its holder to purchase one LCAA Public Share at an exercise price of $11.50 per share, subject to adjustment;
“LCAA Public Shareholders” means the holders of LCAA Class A Ordinary Shares issued as part of the Units issued in the IPO;
“LCAA Public Warrants” means the redeemable warrants issued in the IPO, each entitling its holder to purchase one LCAA Public Share at an exercise price of $11.50 per share, subject to adjustment;
“LCAA Shareholder Redemption Amount” means the aggregate amount payable to LCAA shareholders exercising their redemption rights;
“LCAA Shares” means the ordinary shares of LCAA;
“LCAA Warrants” means the LCAA Public Warrants and the LCAA Private Warrants;
“Lotus” or “Lotus Group” means Lotus Tech and Lotus UK, taken as a whole;
“Lotus Tech,” “we,” “us,” “our company,” and “our” mean LTC and its subsidiaries. Unless otherwise specified, in the context of describing our business and operations in China, we are referring to the business and operations conducted by our PRC subsidiaries, as well as the former VIE and its subsidiaries for the periods ended prior to the Restructuring (as defined below). References to the share capital, securities (including shares, options, and warrants), shareholders, directors, board of directors, auditors of “LTC” are to the share capital, securities (including shares, options and warrants), shareholders, directors, board of directors, and auditors of LTC, respectively;
“Lotus UK” means Lotus Group International Limited and its subsidiaries;
“LTC” means Lotus Technology Inc., a Cayman Islands exempted company;
“LTC Articles” means the fifth amended and restated memorandum and articles of association of LTC;
“LTC Board” means the board of directors of LTC;
“LTC Options” means the options exercisable to purchase shares of LTC;
“LTC Ordinary Shares” means ordinary shares of LTC, par value US$0.00001 per share;
“LTC Warrants” means the warrants to purchase one LTC Ordinary Share at a price of US$11.50 per share, subject to adjustment;
“LTIL” means Lotus Technology Innovative Limited, a wholly-owned subsidiary of LTC;
“Merger Agreement” means the First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023, by and among LCAA, LTC, Merger Sub 1 and Merger Sub 2, as may be amended, supplemented or otherwise modified from time to time, and attached hereto as Annex A, which amended and restated the Original Merger Agreement;
“Merger Sub 1” means Lotus Temp Limited, a Cayman Islands exempted company;
“Merger Sub 2” means Lotus EV Limited, a Cayman Islands exempted company;
“Mergers” means, collectively, the First Merger and the Second Merger;
“Minimum Available Cash Condition” means the condition, to which the obligations of LTC, Merger Sub 1 and Merger Sub 2 to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject under the Merger Agreement, that (a) all amounts in the Trust Account as of immediately prior to the Closing (after deducting the LCAA Shareholder Redemption Amount), plus (b) cash proceeds that will be funded prior to, concurrently with, or immediately after, the Closing to LTC in connection with any PIPE Financing, plus (c) cash proceeds that will be funded to LTC in connection with any Pre-Closing Financing, in the aggregate equaling no less than US$100,000,000, prior to payment of any unpaid or contingent liabilities, deferred underwriting fees of LCAA or transaction expenses of LTC or LCAA;
“Momenta” means Momenta (Suzhou) Technology Limited Company and/or its subsidiaries or affiliates;
“MSRP” means manufacturer’s suggested retail price;
“Nasdaq” means The Nasdaq Stock Market LLC;
“Net Tangible Assets Condition” means the condition, to which the obligations of LCAA, LTC, Merger Sub 1 and Merger Sub 2 to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject under the Merger Agreement, that after giving effect to any redemption by LCAA Public Shareholders, LCAA must have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule 3a5l-l(g)(1) of the Exchange Act (or any successor rule));
“OEM” means original equipment manufacturer;
“Original Merger Agreement” means the Agreement and Plan of Merger, dated as of January 31, 2023, by and among LCAA, LTC, Merger Sub 1 and Merger Sub 2;
“Preferred Share Conversion” means the conversion of each preferred share of LTC that is issued and outstanding immediately prior to the First Effective Time into one ordinary share on a one-for-one basis, by re-designation and re-classification, in accordance with the LTC Articles;
“Put Option Agreement” means each Put Option Agreement, dated as of January 31, 2023, entered by LTC with each of Geely and Etika, respectively;

“Recapitalization” means immediately following the Re-designation and prior to the First Effective Time, the recapitalization of each issued LTC Ordinary Share by way of a repurchase in exchange for the issuance of such number of LTC Ordinary Shares equal to the Recapitalization Factor (i.e., one such LTC Ordinary Share multiplied by the Recapitalization Factor);
“Recapitalization Factor” means the quotient obtained by dividing (i) the quotient obtained by dividing $5,500,000,000 by the Fully-Diluted Company Shares by (ii) $10.00;
“Redeeming LCAA Shares” means the LCAA Shares in respect of which the eligible holder thereof has validly exercised such holder’s redemption right;
“Re-designation” means the re-designation of 500,000,000 authorized but unissued ordinary shares of LTC as shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles immediately following the Preferred Share Conversion but immediately prior to the Recapitalization, such that the authorized share capital of LTC shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 LTC Ordinary Shares, and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles;
“Renminbi” or “RMB” means the legal currency of China;
“Restructuring” means a series of transactions LTC and its subsidiaries have implemented to restructure its organization and business operations since early 2023;
“Second Merger” means the merger between Surviving Entity 1 and Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of LTC in accordance with the Merger Agreement;
“Sponsor” means LCA Acquisition Sponsor, LP, a Cayman Islands limited partnership;
“Surviving Entity 1” means the surviving entity of the First Merger;
“Surviving Entity 2” means the surviving entity of the Second Merger;
“Trust Account” means the trust account established for the purpose of holding the net proceeds of LCAA’s IPO;
“Unit” means each unit issued by LCAA in its IPO or the exercise of the underwriter’s overallotment option, consisting of one LCAA Class A Ordinary Share and one-third of LCAA Warrant;
“Unit Separation” means the automatic detachment of each LCAA Unit outstanding immediately prior to the First Effective Time at the First Effective Time, as a result of which the holder thereof shall be deemed to hold one LCAA Class A Ordinary Share and one-third of an LCAA Warrant in accordance with the terms of the applicable Unit;
“U.K.” means the United Kingdom;
“U.S.” means the United States of America;
“US$,” “U.S. dollars” or “dollars” means the legal currency of the United States;
“U.S. GAAP” means accounting principles generally accepted in the United States of America;
“VIE” means Wuhan Lotus E-commerce Co., Ltd., the former variable interest entity of LTC prior to the Restructuring;
“Warrant Agreement” means the Warrant Agreement dated as of March 10, 2021, between L Catterton Asia Acquisition Corp and Continental Stock Transfer & Trust Company; and
“WFOE” means Wuhan Lotus Technology Limited Company, LTC’s wholly-owned PRC subsidiary.
Unless otherwise specified, the voting and economic interests of the combined company’s shareholders set forth in this proxy statement/prospectus assume the following:

•
LTC is valued at US$5,500,000,000 on a pre-money equity value basis (before taking into account the values of LTC Ordinary Shares issued to merger financing investors or the Jingkai Fund pursuant to the second bullet point below).

•
Hubei Changjiang Jingkai Automobile Industry Investment Fund Partnership (Limited Partner), (the “Jingkai Fund”), a local government fund in Wuhan, China, invests in LTC in an amount equal to RMB 2,600,000,000 at US$10.00 per share (calculated using an exchange rate of 1 U.S. dollar = 7.2258 RMB) during the Interim Period, pursuant to which a total of 35,982,175 LTC Ordinary Shares are issued to the Jingkai Fund substantially concurrently with the Closing.

•
The applicable conditions specified in the Sponsor Support Agreement relating to the forfeiture of certain Sponsor Shares are satisfied as of the Closing, and as a result, no Sponsor Shares are forfeited at the Closing. The applicable conditions specified in the Sponsor Support Agreement relating to the earn-out of certain Sponsor Shares are satisfied immediately following the Closing, and as a result, all Sponsor Shares subject to earn-out are vested and no longer subject to any earn-out arrangement immediately following the Closing.

•
No Sponsor Shares are transferred by the Sponsor as consideration to induce LCAA shareholders to waive its redemption rights.

•
The Founder Shareholders and holders of any equity securities of LTC do not purchase any LCAA Public Shares in the open market.

•
No LCAA Public Shareholder exercises appraisal rights pursuant to the Cayman Islands Companies Act.

•
No LCAA Public Share or Founder Share is held in LCAA’s treasury or owned by LTC, Merger Sub 1 or Merger Sub 2, or any other wholly-owned subsidiary of LTC.

•
There are no other issuances of equity interests of LTC or LCAA not described in this proxy statement/prospectus.

In addition, unless otherwise specified, the voting and economic interests of the combined company’s shareholders set forth in this proxy statement/prospectus do not take into account (i) the LCAA Public Warrants or the LCAA Private Warrants, which will convert into LTC Warrants at the Closing, and which will remain outstanding following the Business Combination, so may be exercised at a later date, or (ii) the 7,302,414 LTC Ordinary Shares which will be issuable upon any exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LCAA Public Warrants represent 9,550,291 redeemable warrants issued in the IPO, each entitling its holder to purchase one LCAA Public Share at an exercise price of US$11.50 per share, subject to adjustment. The LCAA Private Warrants represent 5,486,784 warrants sold to Sponsor in the private placement consummated concurrently with the IPO, each entitling its holder to purchase one LCAA Public Share at an exercise price of US$11.50 per share, subject to adjustment. In connection with the Business Combination, LCAA Public Warrants and LCAA Private Warrants will be automatically and irrevocably assumed by LTC and converted into warrants of LTC each entitling its holder to purchase one LTC Ordinary Share in the form of LTC ADS at a price of US$11.50 per share, subject to adjustment.
Certain sections in this proxy statement/prospectus refer to a “no redemption” scenario, a “25% redemption” scenario, a “50% redemption” scenario, a “75% redemption” scenario, or a “maximum redemption” scenario. Unless otherwise specified, these scenarios take into account the redemptions in connection with the Extension EGM, and assume for illustrative purposes that all of the assumption described above apply, except for the following:
•
In respect of the no redemption scenario, no LCAA Public Share is redeemed by the LCAA Public Shareholders.

•
In respect of the 25% redemption scenario, 5,445,906 LCAA Public Share are redeemed by the LCAA Public Shareholders.

•
In respect of the 50% redemption scenario, 10,891,811 LCAA Public Share are redeemed by the LCAA Public Shareholders.

•
In respect of the 75% redemption scenario, 16,337,717 LCAA Public Share are redeemed by the LCAA Public Shareholders.

•
In respect of the maximum redemption scenario, 21,783,622 LCAA Public Share are redeemed by the LCAA Public Shareholders. The maximum redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all LCAA Public Shareholders exercise their redemption rights with respect to the LCAA Public Shares.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING
The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to LCAA shareholders. LCAA shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.
Q:
Why am I receiving this proxy statement/prospectus?

A:
LCAA and LTC have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and LCAA encourages its shareholders to read it in its entirety. LCAA shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement. See “Proposal Two — The Business Combination Proposal.”

Q:
Are there any other matters being presented to shareholders at the meeting?

A:
In addition to voting on the Business Combination Proposal, LCAA shareholders will vote on the following proposals:

•
To consider and vote upon, as a special resolution, a proposal (the “NTA Proposal”) to approve and adopt the amendment to the second amended and restated memorandum and articles of association of LCAA (the “LCAA Articles”) set forth in Annex D of this proxy statement/prospectus, which amendment (the “NTA Amendment”) shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the LCAA Articles the prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets (“NTA”) to be less than $5,000,001 in connection with any vote held to approve a proposed business combination. See the section of this proxy statement/ prospectus titled “Proposal One — The NTA Proposal.”

•
To authorize the First Merger and the First Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Three — The Merger Proposal.”

•
To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the Minimum Available Cash Condition or the Net Tangible Assets Condition contained in the Merger Agreement would not be satisfied. See the section of this proxy statement/prospectus titled “Proposal Four — The Adjournment Proposal.”

LCAA will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.
The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:
Why is LCAA providing shareholders with the opportunity to vote on the Business Combination?

A:
Pursuant to the LCAA Articles, LCAA is required to provide LCAA Public Shareholders with an opportunity to have their LCAA Public Shares redeemed for cash upon the consummation of its initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, LCAA is providing this opportunity in conjunction with a shareholder vote.
Q:
What will happen to LCAA’s securities upon consummation of the Business Combination?

A:
LCAA’s securities, namely the Units (trading symbol “LCAAU”), LCAA Public Shares (trading symbol “LCAA”) and LCAA Public Warrants (trading symbol “LCAAW”), are currently listed on Nasdaq. The Units, LCAA Public Shares and LCAA Public Warrants will cease trading upon consummation of the Business Combination and will be delisted from Nasdaq and deregistered under the Exchange Act. LTC intends to apply for listing of the LTC ADSs on Nasdaq under the proposed symbol “LOT” and LTC Warrants under the proposed symbol “LOTWW,” each to be effective upon the consummation of the Business Combination. While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that the LTC ADSs and LTC Warrants will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” for more information.

Q:
Why is LCAA proposing the NTA Proposal?

A:
The adoption of the proposed NTA Amendment to remove the minimum net tangible asset requirement from the LCAA Articles is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions of LCAA Public Shares even if such redemptions would result in LCAA having net tangible assets less than $5,000,001. The purpose of including the minimum net tangible asset requirement in the LCAA Articles was to ensure that the LCAA Class A Ordinary Shares are not deemed to be “penny stocks” pursuant to Rule 3a51-1 under the Exchange Act. The LCAA Class A Ordinary Shares and the LTC ADSs would not be deemed to be “penny stocks,” as such securities are or will be listed on a national securities exchange upon the Closing. Therefore, LCAA is presenting the NTA Proposal to facilitate the consummation of the Business Combination. For more information, see “Proposal One — The NTA Proposal — Reasons for the NTA Proposal.”

Q:
Why is LCAA proposing the Business Combination?

A:
LCAA was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

On March 15, 2021, LCAA consummated its initial public offering (the “IPO”) of 25,000,000 Units at a price of $10.00 per Unit, generating gross proceeds to LCAA of $250,000,000. Each Unit consists of one LCAA Class A Ordinary Share and one-third of one LCAA Public Warrant. Concurrent to the closing of the initial public offering, LCAA consummated a private placement of 5,000,000 LCAA Private Warrants with the Sponsor at a price of $1.50 per LCAA Private Warrant, generating gross proceeds of $7,500,000 (the “Private Placement”). On March 24, 2021, the underwriters partially exercised their over-allotment option, according to which LCAA consummated the sale of an additional 3,650,874 Units, at $10.00 per Unit, and the sale of an additional 486,784 LCAA Private Warrants, at $1.50 per LCAA Private Warrant. Following the closing of the over-allotment option, LCAA generated total gross proceeds of $294,738,916 from the IPO and the Private Placement, of which $286,508,740 was raised in the IPO, $8,230,176 was raised in the Private Placement, and $286,508,740 was placed in a trust account established for the benefit of LCAA’s public shareholders. LCAA paid a total of $5,730,175 underwriting discounts and commissions and $709,897 for other costs and expenses related to the IPO.
On March 10, 2023, LCAA held an extraordinary general meeting of its shareholders (the “Extension EGM”), at which the LCAA shareholders approved a proposal (such proposal, the “Extension Proposal”) to amend LCAA’s Amended and Restated Memorandum and Articles of Association to extend the date by which LCAA must (a) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination and (c) redeem all of the LCAA Public Shares if it fails to complete such initial business combination, from March 15, 2023 to June 15, 2023 and to allow the LCAA Board, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after June 15, 2023 up to nine times, by an additional month each time, upon five days’ advance written notice prior to the applicable deadline, up to March 15, 2024 or such earlier date as determined by the Board in its sole discretion (such date by which LCAA must consummate a business combination in accordance with the LCAA Articles, as amended, the “Business Combination Deadline,” and such extension, the “Extension”).
In connection with the Extension EGM, holders of 6,867,252 LCAA Public Shares (representing 23.97% of the then outstanding LCAA Public Shares) exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $70,200,753.82 (approximately $10.22 per LCAA Public Share) was removed from the Trust Account to pay such redeeming holders and approximately $222,683,933.01 remained in the Trust Account. Following such redemptions, there are 21,783,622 LCAA Public Shares outstanding.
On June 5, 2023, the LCAA Board approved the extension of June 15, 2023 for one additional month to July 15, 2023, authorized the establishment of the extension committee as a committee of the LCAA Board (the “Extension Committee”) and delegated the power to approve further extensions for up to eight additional one-month periods, from July 15, 2023 to March 15, 2024, to the Extension Committee, which was noticed to shareholders on June 9, 2023. In connection with the extension from June 15, 2023 to July 15, 2023, the Sponsor deposited into the trust account $330,000 on June 15, 2023. Subsequently, the Extension Committee has approved four additional one-month extensions of the Termination Date, the latest of which has extended the Termination Date to November 15, 2023. In connection with each such additional one-month extension of the Termination Date, the Sponsor or its designee or affiliate deposited (or, with respect to the latest extension of the Termination Date to November 15, 2023, expects to deposit) $330,000 within 5 business days of the beginning of each one-month extended period.
LCAA believes that LTC is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, LCAA believes that the Business Combination will provide LCAA shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal Two — The Business Combination Proposal.”
Q:
Did LCAA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. LCAA Board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of LCAA Board, its management team and its advisors in valuing LTC and will be assuming the risk that LCAA Board may not have properly valued the business. However, LCAA’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with financial investments and mergers and acquisitions. Furthermore, in analyzing the Business Combination, LCAA’s management conducted significant due diligence on LTC and LCAA Board reviewed such due diligence as part of its review and approval of the Business Combination. For a complete discussion of the factors utilized by LCAA Board in approving the Business Combination, see the section of this proxy statement entitled “The Business Combination — LCAA Board of Directors’ Reasons for the Business Combination.” Based on the foregoing, LCAA Board concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of LCAA’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its shareholders and that LTC’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time the Merger Agreement was entered into with respect to the Business Combination. There can be no assurance, however, that LCAA Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by LCAA Board in approving the Business Combination, see the section entitled “Proposal Two — The Business Combination Proposal.”

Q:
Do I have redemption rights?

A:
If you are an LCAA Public Shareholder, you have the right to demand that LCAA redeem your LCAA

Public Shares for a pro rata portion of the cash held in LCAA’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination in accordance with the LCAA Articles. In this proxy statement/prospectus, these rights to demand redemption of the LCAA Public Shares are sometimes referred to as “redemption rights.” Notwithstanding the foregoing, an LCAA Public Shareholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the LCAA Public Shares. Accordingly, all LCAA Public Shares in excess of 15% held by an LCAA Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed and converted into cash. Additionally, the LCAA Articles contain a prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, which prohibition will apply in connection with the Business Combination Proposal unless the LCAA Articles are amended to remove such prohibition (whether pursuant to the NTA Amendment or otherwise).
Q:
Will how I vote on the Business Combination affect my ability to exercise my redemption rights?

A:
No. An LCAA Public Shareholder may exercise redemption rights regardless of whether he, she or it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if he, she or it is an LCAA Public Shareholder on the record date. This means that any LCAA Public Shareholder holding LCAA Public Shares may exercise redemptions rights regardless of whether they are even entitled to vote on the Business Combination Proposal.

Q:
How do I exercise my redemption rights?

A:
If you are an LCAA Public Shareholder and wish to exercise your redemption rights, you must:

•
submit a written request to Continental Stock Transfer & Trust Company, LCAA’s transfer agent, in which you (i) request that LCAA redeem all or a portion of your LCAA Public Shares for cash, and (ii) identify yourself as the beneficial holder of the LCAA Public Shares and provide your legal name, phone number and address; and

•
either tender your share certificates (if any) to Continental Stock Transfer & Trust Company, LCAA’s transfer agent, or deliver your LCAA Public Shares to the transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) System.

Holders must complete the procedures for electing to redeem their LCAA Public Shares in the manner described above prior to on           , 2023, two business days prior to the extraordinary general meeting, in order for their LCAA Public Shares to be redeemed. If you hold the shares in “street name,” you will have to coordinate with your broker, bank or nominee to have the LCAA Public Shares you beneficially own certificated and delivered electronically.
Any LCAA Public Shareholder satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was US$      , or US$      per share, as of the record date) calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds in the Trust Account and not previously released to LCAA to pay income taxes. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.
There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker US$80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by an LCAA Public Shareholder, may be withdrawn at any time up to two business days prior to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting (unless otherwise agreed to by LCAA). If you tender your share certificates (if any) to LCAA’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that LCAA’s transfer agent return your share certificates (physically or electronically). You may make such request by contacting LCAA’s transfer agent at the address listed below.
No demand for redemption will be honored unless the holder’s LCAA Public Shares have been delivered (either physically or electronically) to the transfer agent in the manner described above no later than two business days prior to the extraordinary general meeting.
LCAA’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: spacredemption@continentalstock.com
Q:
Can I exercise redemption rights and dissenter rights under the Cayman Islands Companies Act?

A:
No. Any LCAA Public Shareholder who elects to exercise Dissent Rights (which dissenter rights are discussed in the section entitled “Do I have appraisal rights if I object to the proposed Business Combination?”) will lose their right to have their LCAA Public Shares redeemed in accordance with the LCAA Articles. The certainty provided by the redemption process may be preferable for LCAA Public Shareholders wishing to exchange their LCAA Public Shares for cash. This is because Dissent Rights may be lost or extinguished, including where LCAA and the other parties to the Merger Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Islands Companies Act, in which case any LCAA Public Shareholder who has sought to exercise Dissent Rights would only be entitled to receive the merger consideration contemplated by the Merger Agreement.

Q:
If I am a holder of LCAA Units, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must first separate the Units into the underlying LCAA Public Shares and LCAA Public Warrants prior to exercising redemption rights with respect to LCAA Public Shares. If you hold Units registered in your own name, you must deliver the certificate for such Units (if any) to Continental Stock Transfer & Trust Company, LCAA’s transfer agent, with written instructions to separate such Units into LCAA Public Shares and LCAA Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights upon the separation of the LCAA Public Shares from the Units. If you hold the Units in “street name,” you will need to instruct your broker, bank or nominee to separate the Units you beneficially own. Your nominee must send written instructions to LCAA’s transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) System, a withdrawal of the relevant Units and a deposit of the number of LCAA Public Shares and LCAA Public Warrants represented by such Units. This must be completed far enough in advance to permit your nominee to exercise redemption rights upon the separation of the LCAA Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your LCAA Public Shares to be separated in a timely manner, you shall likely not be able to exercise your redemption rights.

Q:
If I am a holder of LCAA Warrants, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of LCAA Warrants have no redemption rights with respect to such securities.

Q:
What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A:
The U.S. federal income tax consequences to U.S. Holders (as defined in the section entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders”) that exercises its redemption rights are complex and depend on such holder’s particular facts and circumstances. For a discussion of the U.S. federal income tax considerations of exercising your redemption rights, see the section entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations — U.S. Holders Exercising Redemption Rights with Respect to LCAA Public Shares.” If you are contemplating exercising your redemption rights, you should consult your tax advisor to determine the tax consequences thereof.

Q:
What are the U.S. federal income tax consequences of the Business Combination to me?

A:
As described in the section entitled, “Material Tax Considerations — U.S. Federal Income Tax Considerations — Effects of the Mergers — Characterization of the Mergers as a Tax-Free Reorganization under Section 368(a) of the Code,” there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization within the meaning of Section 368(a) of the Code. Under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, an acquiring corporation must continue, directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance as to how the foregoing requirement applies in the case of an acquisition of a blank check corporation with assets consisting almost entirely of investment-type assets, such as LCAA. If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of LCAA Public Shares and/or LCAA Warrants would generally recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Lotus Tech Ordinary Shares and/or Lotus Tech Warrants, as applicable, received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding LCAA Public Shares and/or LCAA Warrants surrendered by such U.S. Holder in the Business Combination. Even if the Business Combination otherwise qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “Material Tax Considerations — U.S. Federal Income Tax Considerations to U.S. Holders — Effects of the Mergers — PFIC Considerations of the Mergers.” You should consult your tax advisors regarding the tax consequences of the Business Combination.

Q:
Do I have appraisal rights if I object to the proposed Business Combination?

A:
Holders of record of LCAA Shares may have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act. Holders of record of LCAA Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for their LCAA Shares must give written objection to the First Merger to LCAA prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Islands Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Islands Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. LCAA believes that such fair value would equal the amount that LCAA shareholders would obtain if they exercised their redemption rights as described herein. An LCAA shareholder which elects to exercise appraisal rights must do so in respect of all of the LCAA Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of LCAA shareholders.” LCAA shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.
Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
The net proceeds of the IPO, together with a portion of the proceeds from the sale of the LCAA Private Warrants in a private placement to the Sponsor, equal in the aggregate to US$286,508,740, was placed in the Trust Account immediately following the IPO. In connection with the Extension EGM, holders of 6,867,252 LCAA Public Shares (representing 23.97% of the then outstanding LCAA Public Shares) exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $70,200,753.82 (approximately $10.22 per LCAA Public Share) was removed from the Trust Account to pay such redeeming holders and approximately $222,683,933.01 remained in the Trust Account. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, LCAA Public Shareholders who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination. Any remaining cash will be used for Lotus Tech’s working capital and general corporate purposes.

Q:
What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
LCAA Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of LCAA Public Shareholders are substantially reduced as a result of redemptions by LCAA Public Shareholders.

If an LCAA Public Shareholder exercises his, her or its redemption rights, such exercise will not result in the loss of any warrants that such LCAA Public Shareholder may hold. As a result, any non-redeeming LCAA Public Shareholders would experience dilution to the extent such LCAA Public Warrants are exercised and additional LTC ADSs are issued.
If the NTA Proposal is approved and adopted, then under the LCAA Articles, LCAA will not be prohibited from redeeming LCAA Public Shares in an amount that would cause LCAA’s net tangible assets to be less than $5,000,001. However, to the extent that there are fewer public shares and public shareholders, the trading market for LTC ADSs may be less liquid than the market was for LCAA Public Shares prior to the Business Combination, and LTC may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to LTC to be used in its business following the consummation of the Business Combination.
The sensitivity table below shows the potential impact of redemptions on the pro forma book value per share of the shares owned by LCAA Public Shareholders under different redemption scenarios, taking into account certain potential sources of dilution, namely, the LTC ADSs underlying the LTC Warrants (as converted from the LCAA Public Warrants and LCAA Private Warrants) and granted LTC Options. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined after giving effect to redemptions in connection with the Extension EGM and have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the share amounts and percentage ownership numbers will be different.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%
Holders of LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Not Reflecting Potential Sources of Dilution
Existing LCAA Shareholders (excluding the Founding Shareholders)(1)	21,783,622	3.51%	16,337,717	2.66%	10,891,811	1.79%	5,445,906	0.90%	—	0.00%
The Founder Shareholders(2)	7,162,718	1.15%	7,162,718	1.16%	7,162,718	1.18%	7,162,718	1.19%	7,162,718	1.20%
Existing LTC Shareholders(3)	542,697,586	87.44%	542,697,586	88.22%	542,697,586	89.00%	542,697,586	89.81%	542,697,586	90.62%
Jingkai Fund(4)	35,982,175	5.80%	35,982,175	5.85%	35,982,175	5.90%	35,982,175	5.95%	35,982,175	6.01%
Momenta(5)	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%
Merger Financing Investors(6)	11,903,579	1.92%	11,903,579	1.93%	11,903,579	1.95%	11,903,579	1.97%	11,903,579	1.99%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing	620,636,824	100.00%	615,190,919	100.00%	609,745,013	100.00%	604,299,108	100.00%	598,853,202	100.00%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing Not Reflecting Potential Sources of Dilution	620,636,824	96.52%	615,190,919	96.50%	609,745,013	96.47%	604,299,108	96.44%	598,853,202	96.40%
Potential Sources of Dilution
Shares underlying LCAA Public Warrants (represented by LTC ADSs)	9,550,291	1.49%	9,550,291	1.50%	9,550,291	1.51%	9,550,291	1.52%	9,550,291	1.54%
Shares underlying LCAA Private Warrants (represented by LTC ADSs)	5,486,784	0.85%	5,486,784	0.86%	5,486,784	0.87%	5,486,784	0.88%	5,486,784	0.88%
Shares underlying Granted LTC Options	7,302,414	1.14%	7,302,414	1.14%	7,302,414	1.15%	7,302,414	1.16%	7,302,414	1.18%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing (including LTC ADSs underlying LCAA Public Warrants, LCAA Private Warrants and LTC Ordinary Shares underlying granted LTC Options)	642,976,313	100.00%	637,530,408	100.00%	632,084,502	100.00%	626,638,597	100.00%	621,192,691	100.00%
Holders of LTC Ordinary Shares Reflecting Potential Sources of Dilution
Existing LCAA Shareholders (excluding the Founder Shareholders)(7)	31,333,913	4.87%	25,888,008	4.06%	20,442,102	3.24%	14,996,197	2.39%	9,550,291	1.54%
The Founder Shareholders(8)	12,649,502	1.97%	12,649,502	1.99%	12,649,502	2.00%	12,649,502	2.02%	12,649,502	2.04%
Existing LTC Shareholders(9)	550,000,000	85.54%	550,000,000	86.27%	550,000,000	87.01%	550,000,000	87.77%	550,000,000	88.54%
Jingkai Fund(4)	35,982,175	5.60%	35,982,175	5.64%	35,982,175	5.69%	35,982,175	5.74%	35,982,175	5.79%
Momenta(5)	1,107,144	0.17%	1,107,144	0.17%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%
Merger Financing Investors(6)	11,903,579	1.85%	11,903,579	1.87%	11,903,579	1.88%	11,903,579	1.90%	11,903,579	1.91%
Per Share Pro Forma Equity Value of LTC Ordinary Shares outstanding at Closing(10)	$10.00		$10.00		$10.00		$10.00		$10.00
Per Share Pro Forma Book Value of LTC Ordinary Shares outstanding at Closing	0.85		0.76		0.68		0.59		0.51

(1)
Does not include LCAA Public Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter to acquire LTC ADSs.

(2)
Does not include LCAA Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter to acquire LTC ADSs.

(3)
Excludes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LTC Options are granted under the 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of ordinary shares of LTC that may be issued under the 2022 Share Incentive Plan is 34,095,687, calculated after taking into account the Recapitalization.

(4)
Representing the aggregate of approximately 35,982,175 LTC Ordinary Shares to be issued to the Jingkai Fund at US$10.00 per share for an aggregate investment amount of RMB 2,600,000,000 (calculated using an exchange rate of 1 U.S. dollar = 7.2258 RMB) substantially concurrently with the Closing, which is invested in LTC after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(5)
Representing the aggregate of approximately 1,107,144 LTC Ordinary Shares underlying the Momenta Note, which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the date that is one year following the issue date of the Momenta Note, at a conversion price of $10.00. Under the

Momenta Note, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note during a specified period. For purpose of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.
(6)
Representing (a) approximately 9,603,579 LTC Ordinary Shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, and (b) approximately 2,300,000 LTC Ordinary Shares underlying the Notes to be issued to the CB Investors pursuant to the Convertible Note Purchase Agreements, which Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares if the Closing occurs prior to the Maturity Date, at a conversion price of $10.00. See “Agreements Entered into in Connection with the Business Combination — PIPE Financing” and “Agreements Entered into in Connection with the Business Combination —  Convertible Note Purchase Agreements” for additional details.

(7)
Includes 9,550,291 LTC ADSs underlying the LCAA Public Warrants (as converted into LTC Warrants).

(8)
Includes 5,486,784 LTC ADSs underlying the LCAA Private Warrants (as converted into LTC Warrants).

(9)
Includes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting.

(10)
In each redemption scenario, the per share pro forma equity of LTC Ordinary Shares will be US$10.00 at the Closing in accordance with the terms of the Merger Agreement.

Q:
What happens if the Business Combination is not consummated?

A:
If LCAA does not complete the Business Combination with LTC for whatever reason, LCAA would search for another target business with which to complete a business combination. If LCAA does not complete the Business Combination with LTC or another business combination by the Business Combination Deadline, LCAA must redeem 100% of the outstanding LCAA Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to US$100,000 of interest to pay dissolution expenses) divided by the number of outstanding LCAA Public Shares and, following such redemption, LCAA will liquidate and dissolve. The Founder Shareholders have waived their redemption rights with respect to their LCAA Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their LCAA Founder Shares will be worthless.

Q:
How does the Sponsor of LCAA intend to vote on the proposals?

A:
The Sponsor and independent directors of LCAA (collectively, the “Founder Shareholders”) beneficially own and are entitled to vote an aggregate of 24.74% of the outstanding LCAA Shares. The Founder Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. The Founder Shareholders also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. In addition to the LCAA Shares held by the Founder Shareholders, LCAA would need 7,310,452 LCAA Public Shares, or 33.56%, of the 21,783,622 LCAA Public Shares to be voted in favor of the Business Combination Proposal and 12,134,842 LCAA Public Shares, or 55.71%, of the 21,783,622 LCAA Public Shares to be voted in favor of the Merger Proposal in order for them to be approved (assuming all outstanding shares are voted on each proposal). The Founder Shareholders have also agreed to waive their redemption rights.

Q:
Can the Sponsor redeem its Shares in connection with consummation of the Business Combination?

A:
No. The Founder Shareholders, including the Sponsor, have agreed to waive, for no consideration and for the sole purpose of facilitating the Business Combination, their redemption rights with respect to their LCAA Founder Shares in connection with the consummation of the Business Combination.

Q:
What interests does the Sponsor have in the Business Combination?

A:
In considering the recommendation of LCAA Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and the other Founder Shareholders have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. LCAA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•
If the Business Combination with LTC or another business combination is not consummated by the Business Combination Deadline, LCAA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding LCAA Public Shares for cash and, subject to the approval of its remaining shareholders and LCAA Board, dissolving and liquidating. In such event, the LCAA Founder Shares, which were acquired by the Sponsor for an aggregate purchase price of US$25,000 prior to the IPO and a portion of which were transferred to the independent directors of LCAA as consideration for their service, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding LCAA Founder Share will be converted into one LTC Ordinary Share, subject to adjustment described herein.

•
If LCAA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LCAA for services rendered to, contracted for or for products sold to LCAA. If LCAA consummates a business combination, on the other hand, LCAA will be liable for all such claims.

•
The Sponsor acquired the LCAA Founder Shares, which will be converted into LTC Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of US$25,000 prior to the IPO and a portion of the LCAA Founder Shares were transferred to the independent directors of LCAA as consideration for their service. If unrestricted and freely tradeable, the 7,162,718 LCAA Founder Shares would have had an aggregate market value of US$     , assuming the per share value of the LCAA Founder Shares is the same as the US$     per share closing price of LCAA Public Shares on Nasdaq on            , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of US$     assuming the per share value of the LCAA Founder Shares is the same as the US$     per share closing price of LCAA Public Shares on Nasdaq on            , 2023, the record date. Alternatively, at the implied price per share of US$10 reflected in the Merger Agreement, the approximate dollar value of the LCAA Founder Shares would be US$71,627,180.

•
The Sponsor acquired the LCAA Private Warrants, which will be converted into LTC Warrants in connection with the Business Combination, for an aggregate purchase price of US$7.5 million. Based on the closing price of LCAA’s Public Warrants of US$      on Nasdaq on          , the record date for the extraordinary general meeting, the LCAA Private Warrants would be valued at US$      .

•
Given (i) the differential in the purchase price that the Sponsor paid for the LCAA Founder Shares as compared to the price of the LCAA Public Shares, (ii) the differential in the purchase price that the Sponsor paid for the LCAA Private Warrants as compared to the price of the LCAA Public Warrants, and (iii) the substantial number of LTC Ordinary Shares and/or LTC ADSs that the Sponsor will receive upon conversion of the LCAA Founder Shares and/or LCAA Private Warrants, the Sponsor and the other Founder Shareholders may earn a positive rate of return on their investment even if LTC ADSs trade below the price initially paid for the LCAA Units in the IPO and the LCAA Public Shareholders experience a negative rate of return following the completion of the Business Combination.

•
The Sponsor and LCAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LCAA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LCAA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, LCAA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Business Combination Deadline.

•
LCAA has provisions in the LCAA Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that LCAA’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to LCAA. While the provisions in the LCAA Articles waiving the corporate opportunities doctrine may have resulted in a potential conflict of interest as between the fiduciary duties or contractual obligations of LCAA’s officers and directors and the interests of LCAA and its shareholders, in practice it did not impact LCAA’s search for an initial business combination target, including LTC.
•
The Sponsor, as well as LCAA’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the LCAA Founder Shares if LCAA fails to complete an initial business combination by the Business Combination Deadline.

•
The Founder Shareholders have agreed to waive their rights to conversion price adjustments with respect to any LCAA Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the LCAA Founder Shares will convert on a one-for-one basis into LTC Ordinary Shares at the Closing. None of the Founder Shareholders received any additional consideration for their waiver of the rights to liquidating distributions from the Trust Account or to conversion price adjustments with respect to any LCAA Founder Shares.

•
The Merger Agreement provides for the continued indemnification of LCAA’s current directors and officers and the continuation of directors and officers liability insurance covering LCAA’s current directors and officers.

•
LCAA’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to LCAA to fund certain capital requirements. On January 11, 2021, the Sponsor agreed to loan LCAA an aggregate of up to US$300,000 to cover expenses related to the IPO pursuant to a promissory note. The Company has not drawn down any amounts under the promissory note. In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of LCAA’s officers and directors, may, but are not obligated to, loan LCAA funds as may be required (the “Working Capital Loans”). Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to LCAA outside of the Trust Account.

•
LCAA entered into an agreement, commencing on the date its securities were first listed on Nasdaq and up to the earlier of the consummation of a business combination or its liquidation, to pay the Sponsor a monthly fee of US$10,000 for office space, secretarial and administrative support.

•
The Sponsor and the other Founder Shareholders have agreed to, among other things, vote all of their LCAA Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive their redemption rights with respect to their LCAA Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and the other Founder Shareholders own, collectively, 24.74% of the issued and outstanding LCAA Shares.

•
Pursuant to the Merger Agreement, LCAA has the right to designate one director to the LTC Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the LTC Board determines to pay to its directors. LCAA has designated Anish Melwani to be a director on the LTC Board post-Closing. For more information regarding Anish Melwani, see the section titled “Management Following the Business Combination.”

•
The Founder Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights of the Sponsor and certain other shareholders following consummation of the Business Combination.

•
Pursuant to the Sponsor Support Agreement, 20% of the Sponsor Shares will be forfeited unless certain affiliates of the Sponsor as may be approved by the Company from time to time participate in the PIPE Financing, and another 10% of the Sponsor Shares will remain unvested at the Closing and become vested upon the commencement or official announcement of the Business Collaboration. In connection with LCAA’s designation of Anish Melwani to serve as a director on the LTC Board post-Closing, the parties agreed that a Business Collaboration would occur upon the effectiveness of such appointment and as a result 10% of the Sponsor Shares will become vested immediately following the Closing.

•
In connection with the Extension Proposal, on March 22, 2023, the Sponsor deposited $990,000 into the Trust Account for the three-month extension of the Business Combination Deadline from March 15, 2023 to June 15, 2023 and to the extent a business combination is not consummated by LCAA by June 15, 2023, the Sponsor will deposit $330,000 for each subsequent one-month extension of the Business Combination Deadline from June 15, 2023 to March 15, 2024.

Q:
What equity stake will current LTC shareholders and current LCAA shareholders hold in the combined company immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on the same?

A:
The following table presents the anticipated share ownership of various holders of LTC ADSs and LTC Ordinary Shares after the completion of the Business Combination after the Recapitalization under the various redemption scenarios. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined after giving effect to redemptions in connection with the Extension EGM and have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the share amounts and percentage ownership numbers will be different.

•
Assuming No Redemption:   This presentation assumes that no LCAA Shareholder exercises redemption rights with respect to their LCAA Public Shares.

•
Assuming 25% Redemption:   This presentation assumes that LCAA Public Shareholders holding 5,445,906 LCAA Public Shares will exercise their redemption rights.

•
Assuming 50% Redemption:   This presentation assumes that LCAA Public Shareholders holding 10,891,811 LCAA Public Shares will exercise their redemption rights.

•
Assuming 75% Redemption:   This presentation assumes that LCAA Public Shareholders holding 16,337,717 LCAA Public Shares will exercise their redemption rights.

•
Assuming Maximum Redemption:   This presentation assumes that LCAA Public Shareholders holding 21,783,622 LCAA Public Shares will exercise their redemption rights. This presentation does not take into account the Minimum Available Cash Condition or the Net Tangible Assets Condition.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%
Holders of LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Not Reflecting Potential Sources of Dilution
Existing LCAA Shareholders (excluding the Founding Shareholders)(1)	21,783,622	3.51%	16,337,717	2.66%	10,891,811	1.79%	5,445,906	0.90%	—	0.00%
The Founder Shareholders(2)	7,162,718	1.15%	7,162,718	1.16%	7,162,718	1.18%	7,162,718	1.19%	7,162,718	1.20%
Existing LTC Shareholders(3)	542,697,586	87.44%	542,697,586	88.22%	542,697,586	89.00%	542,697,586	89.81%	542,697,586	90.62%
Jingkai Fund(4)	35,982,175	5.80%	35,982,175	5.85%	35,982,175	5.90%	35,982,175	5.95%	35,982,175	6.01%
Momenta(5)	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%
Merger Financing Investors(6)	11,903,579	1.92%	11,903,579	1.93%	11,903,579	1.95%	11,903,579	1.97%	11,903,579	1.99%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing	620,636,824	100.00%	615,190,919	100.00%	609,745,013	100.00%	604,299,108	100.00%	598,853,202	100.00%

(1)
Does not include LCAA Public Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter to acquire LTC ADSs.

(2)
Does not include LCAA Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter to acquire LTC ADSs.

(3)
Excludes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LTC Options are granted under the 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of ordinary shares of LTC that may be issued under the 2022 Share Incentive Plan is 34,095,687, calculated after taking into account the Recapitalization.

(4)
Representing the aggregate of approximately 35,982,175 LTC Ordinary Shares to be issued to the Jingkai Fund at US$10.00 per share for an aggregate investment amount of RMB 2,600,000,000 (calculated using an exchange rate of

1 U.S. dollar = 7.2258 RMB) substantially concurrently with the Closing, which is invested in LTC after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.
(5)
Representing the aggregate of approximately 1,107,144 LTC Ordinary Shares underlying the Momenta Note, which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the date that is one year following the issue date of the Momenta Note, at a conversion price of $10.00. Under the Momenta Note, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note during a specified period. For purpose of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(6)
Representing (a) approximately 9,603,579 LTC Ordinary Shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, and (b) approximately 2,300,000 LTC Ordinary Shares underlying the Notes to be issued to the CB Investors pursuant to the Convertible Note Purchase Agreements, which Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares if the Closing occurs prior to the Maturity Date, at a conversion price of $10.00. See “Agreements Entered into in Connection with the Business Combination — PIPE Financing” and “Agreements Entered into in Connection with the Business Combination —  Convertible Note Purchase Agreements” for additional details.

LCAA shareholders would experience dilution to the extent LTC issues additional shares after Closing. In addition, the table above excludes certain potential sources of dilution, namely, 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023 (calculated after taking into account the Recapitalization and using the treasury stock method of accounting) and the LTC ADSs underlying the LCAA Public Warrants and the LCAA Private Warrants (as converted into the LTC Warrants). The following table presents the anticipated share ownership of various holders of LTC ADSs and LTC Ordinary Shares after the completion of the Business Combination after the Recapitalization assuming (i) the issuance of 7,302,414 LTC Ordinary Shares for the LTC Options issued and outstanding as of June 30, 2023 (calculated after taking into account the Recapitalization and using the treasury stock method of accounting), and the exercise of all LTC Warrants, under the various redemption scenarios. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined after giving effect to redemptions in connection with the Extension EGM and have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the share amounts and percentage ownership numbers will be different.
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing Not Reflecting Potential Sources of Dilution	620,636,824	96.52%	615,190,919	96.50%	609,745,013	96.47%	604,299,108	96.44%	598,853,202	96.40%
Potential Sources of Dilution
Shares underlying LCAA Public Warrants	9,550,291	1.49%	9,550,291	1.50%	9,550,291	1.51%	9,550,291	1.52%	9,550,291	1.54%
Shares underlying LCAA Private Warrants	5,486,784	0.85%	5,486,784	0.86%	5,486,784	0.87%	5,486,784	0.88%	5,486,784	0.88%
Shares underlying Granted LTC Options	7,302,414	1.14%	7,302,414	1.14%	7,302,414	1.15%	7,302,414	1.16%	7,302,414	1.18%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing (including LTC ADSs underlying LCAA Public Warrants, LCAA Private Warrants and LTC Ordinary Shares underlying granted LTC Options)	642,976,313	100.00%	637,530,408	100.00%	632,084,502	100.00%	626,638,597	100.00%	621,192,691	100.00%
Holders of LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Reflecting Potential Sources of Dilution
Existing LCAA Shareholders (excluding the Founder Shareholders)(1)	31,333,913	4.87%	25,888,008	4.06%	20,442,102	3.24%	14,996,197	2.39%	9,550,291	1.54%
The Founder Shareholders(2)	12,649,502	1.97%	12,649,502	1.99%	12,649,502	2.00%	12,649,502	2.02%	12,649,502	2.04%
Existing LTC Shareholders(3)	550,000,000	85.54%	550,000,000	86.27%	550,000,000	87.01%	550,000,000	87.77%	550,000,000	88.54%
Jingkai Fund(4)	35,982,175	5.60%	35,982,175	5.64%	35,982,175	5.69%	35,982,175	5.74%	35,982,175	5.79%
Momenta(5)	1,107,144	0.17%	1,107,144	0.17%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%
Merger Financing Investors(6)	11,903,579	1.85%	11,903,579	1.87%	11,903,579	1.88%	11,903,579	1.90%	11,903,579	1.91%
Per Share Pro Forma Equity Value of LTC Ordinary Shares outstanding at Closing(7)	$10.00		$10.00		$10.00		$10.00		$10.00

(1)
Includes 9,550,291 LTC ADSs underlying the LCAA Public Warrants (as converted into LTC Warrants).

(2)
Includes 5,486,784 LTC ADSs underlying the LCAA Private Warrants (as converted into LTC Warrants).

(3)
Includes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LTC Options are granted under the 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of ordinary shares of LTC that may be issued under the 2022 Share Incentive Plan is 34,095,687, calculated after taking into account the Recapitalization.

(4)
Representing the aggregate of approximately 35,982,175 LTC Ordinary Shares to be issued to the Jingkai Fund at US$10.00 per share for an aggregate investment amount of RMB 2,600,000,000 (calculated using an exchange rate of 1 U.S. dollar = 7.2258) substantially concurrently with the Closing, which is invested in LTC after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(5)
Representing the aggregate of approximately 1,148,666 LTC Ordinary Shares underlying the Momenta Note, which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the date that is one year following the issue date of the Momenta Note, at a conversion price of $10.00. Under the Momenta Note, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note during a specified period. For purpose of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(6)
Representing (a) approximately 9,603,579 LTC Ordinary Shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, and (b) approximately 2,300,000 LTC Ordinary Shares underlying the Notes to be issued to the CB Investors pursuant to the Convertible Note Purchase Agreements, which Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares if the Closing occurs prior to the Maturity Date, at a conversion price of $10.00. See “Agreements Entered into in Connection with the Business Combination — PIPE Financing” and “Agreements Entered into in Connection with the Business Combination —  Convertible Note Purchase Agreements” for additional details.

(7)
In each redemption scenario, the per share pro forma equity of LTC Ordinary Shares will be US$10.00 at the Closing in accordance with the terms of the Merger Agreement.

This information should be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
What is the effective underwriting fee that will be received by the underwriter for the IPO?

A:
Credit Suisse Securities (USA) LLC (“CS”) acted as the underwriter in LCAA’s IPO consummated on March 15, 2021. In connection with the IPO, LCAA paid an initial underwriting discount of $5,000,000 and an additional underwriting discount of $730,175 pursuant to CS’s exercise of its over-allotment option. Additionally, CS was entitled to receive deferred underwriting commissions upon consummation of the Business Combination in an amount equal to the greater of (a) $5,000,000 and (b) 3.5% of the cash amounts in the Trust Account immediately prior to the Closing after deducting the SPAC Shareholder Redemption Amount. Pursuant to a termination letter agreement, entered into by CS and LCAA on October 16, 2023 (the “CMA Termination Letter”), CS resigned from, and ceased to act in, its capacity as exclusive equity capital markets advisor to LCAA in connection with the Business Combination and proposed PIPE Financing and also waived its claim to the deferred underwriting commission it would have been entitled to receive without any financial consideration from LCAA. CS confirmed in the CMA Termination Letter that the waiver of its entitlement to the deferred underwriting commissions is not the result of any dispute or disagreement with LCAA or LTC, or any matter relating to LCAA’s or LTC’s respective operations, prospects, policies, procedures and practices. For more information, see the section titled “Proposal Two-The Business Combination Proposal — Termination of CS’s Engagements and Waiver of Deferred Underwriting Commission.”

Q:
What are the potential impacts on the Business Combination resulting from the resignations of CS and waiver of the deferred underwriting commission by CS?

A:
Effective as of October 12, 2023, CS resigned from, and ceased to act in, its capacity as a joint placement agent to LTC in connection with the proposed PIPE Financing. In connection with CS’s resignation from its capacity as a joint placement agent, CS waived its right to any fees (payable only upon closing of any private placement introduced by the placement agents) for its services as a joint placement agent to LTC.Effective as of October 16, 2023, pursuant to the CMA Termination Letter, CS also resigned from, and ceased to act in, its capacity as the exclusive equity capital markets advisor to LCAA in connection with the Business Combination and proposed PIPE Financing. Pursuant to the terms of CS’s engagement letter as LCAA’s exclusive equity capital markets advisor, CS would not have received any fees or expense reimbursements. CS did not communicate to LTC or LCAA, and neither LTC nor LCAA is aware, that the resignations were the result of any dispute or disagreement with LTC or LCAA, including any disagreement relating to the disclosure in this proxy statement/prospectus, the scope of its engagements or its ability to complete such engagements, or any matter relating to LTC’s or LCAA’s operations, prospects, policies, procedures or practices. CS confirmed in its resignation letters that its resignation as a joint placement agent to LTC and as the exclusive equity capital markets advisor to LCAA is not the result of any dispute or disagreement with LTC or LCAA or any matter relating to LTC’s or LCAA’s operations, prospects, policies, procedures or practices.
The services provided by CS as a joint placement agent to LTC and the exclusive equity capital markets advisor to LCAA in connection with the proposed PIPE Financing and the Business Combination consisted primarily of (a) monitoring and providing views on the SPAC market, broader equity capital market conditions and relevant market trends and investor sentiment, (b) using its institutional platform and other publicly available industry and market data to provide benchmarking and structuring guidance, (c) reaching out to existing shareholders of LCAA and new investors in connection with the proposed PIPE Financing and Business Combination and collecting investor feedback, and (d) assisting in the preparation of investor presentation and other materials for investors. Other than the foregoing, CS was not involved in the preparation or review of any materials reviewed by the LTC Board or the LCAA Board or the management of LTC and LCAA as part of their services to LTC or LCAA or in the preparation of any disclosure that is included in this proxy statement/prospectus or any material underlying disclosure in this proxy statement/prospectus. CS has also withdrawn its association from this proxy statement/prospectus and the investor presentation and other materials presented to and reviewed by investors. As of the date of CS’s termination of engagement as a joint placement agent to LTC, no investor introduced by the joint placement agents had participated in any PIPE Financing as described in this proxy statement/prospectus. Accordingly, none of the PIPE investors were informed of CS’s resignation. In addition, the PIPE Financing is not contingent upon any continued involvement of CS in the transaction.
LTC and LCAA determined that there was no reason to discount the work or advice provided by CS in its capacity as a joint placement agent to LTC and the exclusive equity capital markets advisor to LCAA on the basis that (a) such work and advice primarily related to compiling publicly available information on publicly-traded companies selected by the management or representatives of LTC and LCAA on the basis of their professional judgment, providing benchmarking and structuring guidance based on such publicly available information, and providing views on the SPAC PIPE market, broader equity capital market conditions and relevant market trends in general; (b) such work and advice were prepared by CS with due care and with the view that they could be relied upon; and (c) when such work and advice were prepared and delivered, CS had not indicated any intention to terminate its engagements or withdraw any association with such work or advice. Neither LTC nor LCAA believes the termination of CS’s engagement as a joint placement agent to LTC will adversely affect the Business Combination in any manner because: (i) LTC did not expect that CS, or any of its affiliates, would facilitate additional financings before the Closing or play a role in the closing process; and (ii) the availability of the PIPE Financing and any contemplated post-transaction financing arrangements is not impacted by the termination.
In its capacity as the underwriter in LCAA’s IPO, CS was entitled to receive deferred underwriting commissions upon consummation of the Business Combination in an amount equal to the greater of (a) $5,000,000 and (b) 3.5% of the cash amounts in the Trust Account immediately prior to the Closing after deducting the SPAC Shareholder Redemption Amount. Pursuant to the CMA Termination Letter, CS also waived its claim to the deferred underwriting commission it would have been entitled to receive without any financial consideration from LCAA. CS confirmed in the CMA Termination Letter that the waiver of its entitlement to the deferred underwriting commissions is not the result of any dispute or disagreement with LCAA or LTC, or any matter relating to LCAA’s or LTC’s respective operations, prospects, policies, procedures and practices.
CS claims no remaining role in the Business Combination and has disclaimed any responsibility for any portion of this proxy statement/prospectus and any communication or prospectus filed by LCAA, LTC or their respective affiliates pursuant to Rule 425 under the Securities Act. Accordingly, shareholders should not place any reliance on the fact that CS was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus or any communication or prospectus filed by LCAA, LTC or their respective affiliates pursuant to Rule 425 under the Securities Act. Neither LTC nor LCAA believes that CS’s resignations and waiver of fees (including waiver of the deferred underwriting commission) will impact the consummation of the Business Combination. Nonetheless, it is possible that CS’s resignations and waiver of fees (including waiver of the deferred underwriting commission) may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of shareholders of LCAA may vote against the Business Combination or seek to redeem their LCAA Public Shares for cash, which could potentially impact LCAA’s ability to consummate the Business Combination.
CS has disclaimed any responsibility for any portion of this proxy statement/prospectus and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. LTC and LCAA have asked CS to confirm whether it agrees with the disclosure regarding the termination of the engagements, but CS has declined to do so. Accordingly, there can be no assurances that CS agrees with such disclosure, and no inference can be drawn to this effect.
For more information, see the section titled “Proposal Two-The Business Combination Proposal — Termination of CS’s Engagements and Waiver of Deferred Underwriting Commission.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the LCAA extraordinary general meeting, which is set for          , 2023; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement.”

Q:
What do I need to do now?

A:
LCAA urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of LCAA. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
When and where will the extraordinary general meeting take place?

A:
The extraordinary general meeting will be held on           , 2023, at            a.m., Eastern Time, at             and virtually over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://               . We encourage shareholders to attend the extraordinary general meeting virtually via the live webcast.

Q:
How do I vote?

A:
If you are a holder of record of LCAA Shares at the close of business on the record date, you may vote by (a) attending the extraordinary general meeting and voting in person, including virtually over the Internet by joining the live audio webcast and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast or (b) by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). By signing the proxy card and returning it, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting virtually, and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The NTA Proposal, the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.
Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders of record may send a later-dated, signed proxy card to LCAA’s transfer agent at the address set forth below so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and voting electronically during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to LCAA’s secretary, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

If you hold your shares in “street name” and wish to virtually attend the extraordinary general meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.
Q:
What constitutes a quorum for the extraordinary general meeting?

A:
A quorum is the minimum number of LCAA Shares that must be present to hold a valid meeting. A quorum will be present at the LCAA extraordinary general meeting if one or more shareholders holding a majority of the issued and outstanding LCAA Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q:
What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

A:    •
NTA Proposal — The approval of the NTA Proposal will require a special resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

•
Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon, at the extraordinary general meeting.

The LCAA Public Shares and LCAA Founder Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. Shareholders will have one vote for each LCAA Share owned at the close of business on the record date.
Brokers are not entitled to vote on the NTA Proposal, the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and fail to redeem your LCAA Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the LCAA shareholders and consummated, you will become a shareholder of LTC.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of LCAA, as applicable, and LCAA will continue to search for another target business with which to complete an initial business combination. If LCAA does not complete an initial business combination by the Business Combination Deadline, LCAA must cease all operations except for the purpose of winding up, redeem 100% of the outstanding LCAA Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to US$100,000 of interest to pay dissolution expenses) divided by the number of then-outstanding LCAA Public Shares, and as promptly as reasonably possible following such redemption, subject to the approval of LCAA’s remaining shareholders and its board of directors, dissolve and liquidate.
Q:
What should I do with my share certificates?

A:
Shareholders who do not elect to have their LCAA Shares redeemed for a pro rata share of the Trust Account should wait for instructions from LCAA’s transfer agent regarding what to do with their certificates.

LCAA Public Shareholders who elect to exercise their redemption rights must either tender their share certificates (if any) to LCAA’s transfer agent or deliver their LCAA Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case no later than two (2) business days prior to the extraordinary general meeting as described above.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your LCAA Shares.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact LCAA’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200 (banks and brokers can call collect at (203) 658-9400)
Email: LCAA.info@investor.morrowsodali.com
You may also obtain additional information about LCAA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are an LCAA Public Shareholder and you intend to seek redemption of your shares, you will need to either tender your share certificates (if any) to LCAA’s transfer agent at the address below or deliver your LCAA Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case at least two business days prior to the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption request, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: spacredemption@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the principal legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal Two — The Business Combination Proposal — The Merger Agreement and Related Agreements.”
The Parties to the Business Combination
Lotus Tech
Lotus Tech is a pioneering luxury battery electric vehicle (BEV) maker that designs, develops, and sells luxury lifestyle vehicles (non-sports car vehicles for daily usage) under the iconic British brand “Lotus.” With over seven decades of racing heritage and proven leadership in the automotive industry, the Lotus brand symbolizes the market-leading standards in performance, design and engineering. Fusing proprietary next-generation technology built on world class research and development capabilities and an asset-light model empowered by Geely Holding, Lotus Tech is breaking new grounds in electrification, digitization and intelligence.
The mailing address of Lotus Tech’s principal executive office is No. 800 Century Avenue, Pudong District, Shanghai, People’s Republic of China, and its phone number is +86 21 5466-6258. Lotus Tech’s corporate website address is www.group-lotus.com. Lotus Tech’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
LCAA
LCAA is a blank check company incorporated on January 5, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Based on its business activities, LCAA is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.
Before the completion of an initial business combination, any vacancy on LCAA Board may be filled by a nominee chosen by holders of a majority of its Founder Shares. In addition, before the completion of an initial business combination, holders of a majority of the Founder Shares may remove a member of LCAA Board for any reason.
On March 15, 2021, LCAA consummated its IPO of 25,000,000 Units, at $10.00 per unit, and a concurrent private placement with the Sponsor of 5,000,000 LCAA Private Warrants at a price of $1.50 per warrant. Each Unit consists of one LCAA Public Share and one-third of one LCAA Public Warrant. On March 24, 2021, LCAA consummated the closing of its sale of an additional 3,650,874 Units pursuant to the partial exercise by the underwriters of their over-allotment option and a concurrent private placement with the Sponsor of 486,784 LCAA Private Warrants. As a result, an amount equal to $286,508,740 of the net proceeds was placed in the trust account, and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
In connection with the Extension EGM, holders of 6,867,252 LCAA Public Shares (representing 23.97% of the then outstanding LCAA Public Shares) exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $70,200,754 (approximately $10.22 per LCAA Public Share) was removed from the Trust Account to pay such redeeming holders and approximately

$222,683,933.01 remained in the Trust Account. Following such redemptions, there are 21,783,622 LCAA Public Shares outstanding.
Pursuant to the LCAA Articles, except with respect to interest earned on the funds held in the Trust Account that may be released to LCAA to pay its income taxes, if any, the proceeds from the IPO and the sale of the LCAA Private Warrants held in the Trust Account will not be released from the Trust Account (i) to LCAA, until the completion of the initial business combination, or (ii) to the LCAA Public Shareholders, until the earliest of (a) the completion of the initial business combination, and then only in connection with those LCAA’s Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any LCAA Public Shares properly tendered in connection with a shareholder vote to amend the LCAA Articles (A) to modify the substance or timing of LCAA’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the LCAA Public Shares if LCAA does not complete its initial Business Combination prior to the Business Combination Deadline (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the LCAA’s Class A ordinary shares, and (c) the redemption of the LCAA Public Shares if LCAA has not consummated its Business Combination with the Combination Period, subject to applicable law. LCAA Public Shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if LCAA has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed.
LCAA’s Units, the LCAA Public Shares and LCAA Public Warrants are each traded on Nasdaq under the symbols “LCAAU,” “LCAAA” and “LCAAW,” respectively.
LCAA’s registered office is located at 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman, KY1-1108, Cayman Islands, and its telephone number is +65 6672-7600.
Merger Sub 1
Lotus Temp Limited (“Merger Sub 1”) is a newly formed Cayman Islands exempted company and a wholly-owned subsidiary of LTC. Merger Sub 1 was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub 1’s principal executive offices are the same as those for LTC.
Merger Sub 2
Lotus EV Limited (“Merger Sub 2”) is a newly formed Cayman Islands exempted company and a wholly-owned subsidiary of LTC. Merger Sub 2 was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub 2’s principal executive offices are the same as those for LTC.
Corporate History and Structure of Lotus Tech
Lotus Tech’s Lotus BEV business, founded in 2018, was carried out by Wuhan Lotus Cars Co., Ltd. (“Wuhan Lotus Cars”) and the Lotus BEV business unit of Ningbo Geely Automobile Research & Development Co., Ltd. (“Ningbo Geely R&D”) incorporated in the People’s Republic of China, Lotus Tech Creative Centre Limited (“Lotus Tech UK”) incorporated in United Kingdom and Lotus Tech Innovation Centre GmbH (“Lotus GmbH”) incorporated in Germany.
On August 9, 2021, Lotus Technology Inc (“LTC”) was incorporated as a limited liability company in the Cayman Islands.
Through a series of contemplated reorganization steps (the “Reorganization”), including transferring the assets and employees in the Lotus BEV business unit of Ningbo Geely R&D into Wuhan Lotus Cars and transferring the equity of Wuhan Lotus Cars to the WFOE, the Company gained control over WFOE through

Lotus HK on December 15, 2021. The equity interests of Lotus Tech UK and Lotus GmbH were transferred to Lotus Tech on December 29, 2021 and June 24, 2022, respectively.
On November 4, 2021, Lotus Tech entered into trademark licenses agreements with a related party, Group Lotus Limited, a wholly-owned subsidiary of Lotus Group International Limited (“LGIL”), pursuant to which, Lotus Tech received the “Lotus” trademark licenses as long as Lotus Tech conducts the business in relation to lifestyle vehicles (excluding sports car). Lotus Tech issued 216,700,000 ordinary shares as consideration for such trademark. The above Reorganization was completed on June 24, 2022.
On November 12, 2021, the former VIE and a third-party established Ningbo Robotics Co., Ltd. (“Ningbo Robotics”), in which the former VIE held 60% equity interest. In March 2022, the former VIE transferred its 60% legal equity interest of Ningbo Robotic to its then wholly-owned subsidiary, Sanya Lotus Venture Capital Co., Ltd.
On March 15, 2022, LTC declared a 10-for-1 stock split in the form of a stock dividend and such stock dividend is distributed to all the shareholders of LTC in proportion to their respective shareholdings in LTC. Before the stock dividend, LTC has 216,700,000 ordinary shares and 2,407,778 Series Pre-A Preferred Shares issued and outstanding with a par value of US$0.00001 per share. After the stock dividend, LTC has 2,167,000,000 ordinary shares and 24,077,780 Series Pre-A Preferred Shares issued and outstanding.
Since early 2023, LTC has been implementing a series of transactions to restructure its organization and business operations (the “Restructuring”). As of the date of this proxy statement/prospectus, LTC’s operations in mainland China are conducted by its mainland China subsidiaries and LTC does not have any VIE structure.
The following diagram illustrates Lotus Tech’s corporate structure, including its principal and other subsidiaries as of the date of this proxy statement/prospectus:
Lotus Tech’s Holding Company Structure
LTC is not an operating company but a Cayman Islands holding company. LTC conducts its operations through its subsidiaries in China and Europe, and for the periods ended prior to the Restructuring, also through Wuhan Lotus E-Commerce Co., Ltd., the former VIE and its subsidiaries based in mainland China. Following the Restructuring, Lotus Tech’s operations in mainland China are currently conducted by its mainland China subsidiaries. The securities registered herein are securities of LTC, not those of its operating subsidiaries. Therefore, investors in LTC are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company.
LTC conducts its operations through its subsidiaries in China and Europe and its operations in mainland China are currently conducted by its mainland China subsidiaries. Historically, LTC relied on contractual arrangements among the WFOE, the former VIE and its nominee shareholders to direct the business operations of the former VIE and its subsidiaries. As a result, for the periods ended prior to the Restructuring, the former VIE’s financial results are consolidated in Lotus Tech’s consolidated and combined financial statements under the U.S. GAAP for accounting purposes.

In connection with the Restructuring, the WFOE, the former VIE, and nominee shareholders of the former VIE entered into VIE Restructuring Agreements in early 2023, pursuant to which, (i) WFOE acquired 100% equity interest in Sanya Lotus Venture Capital Co., Ltd. and Hangzhou Lotus Technology Service Co., Ltd., subsidiaries of the former VIE; (ii) except for the ICP license, all of the former VIE’s assets and liabilities, including its business contracts, intellectual properties and employees, will be transferred to the WFOE or subsidiaries of the WFOE at nil consideration; and (iii) the VIE Agreements were terminated. As of the date of this proxy statement/prospectus, LTC’s operations in mainland China are conducted by its mainland China subsidiaries and LTC does not have any VIE structure. LTC believes that the Restructuring will not have any material impact on its operations and financial results.
Risks and Uncertainties Relating to Doing Business in China
Lotus Tech faces various risks and uncertainties related to doing business in mainland China. Lotus Tech’s business operations are primarily conducted in mainland China, and it is subject to complex and evolving laws and regulations in mainland China. For example, it faces risks associated with regulatory approvals on offshore offerings, antimonopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact its ability to conduct certain businesses, accept foreign investments, or list on a United States stock exchange. These risks could result in a material adverse change in its operations and the value of Lotus Tech’s securities, significantly limit or completely hinder its ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks related to doing business in China, please refer to risks disclosed under “Risk Factors — Risks Relating to Doing Business in China.”
PRC government has significant authority in regulating Lotus Tech’s operations and may influence its operations. It may exert more oversight and control over offerings conducted overseas by, and/or foreign investment in, China-based issuers, which could significantly limit or completely hinder Lotus Tech’s ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline. For more details, see “Risk Factors — Risks Relating to Doing Business in China — Failure to meet the PRC government’s complex regulatory requirements on and significant oversight over our business operation could result in a material adverse change in our operations and the value of our securities.”
Risks and uncertainties arising from the legal system of mainland China, including risks and uncertainties regarding the interpretation and enforcement of laws and quickly evolving rules and regulations in mainland China, could result in a material adverse change in Lotus Tech’s operations and the value of its securities. For more details, see “Risk Factors — Risks Relating to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in regulations of mainland China on automotive as well as internet-related businesses and companies.”
The Holding Foreign Companies Accountable Act
Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including Lotus Tech’s auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and Lotus Tech continues to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the Securities and Exchange Commission, Lotus Tech would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that Lotus Tech would not be identified as a Commission-Identified Issuer for any future fiscal year, and if Lotus Tech were so identified for two consecutive years, it would become subject to the prohibition on trading under the HFCAA. For more details, see “Risk Factors — Risks Related to Our Business — The PCAOB had historically been unable to inspect our auditor in relation to their audit work.”
Permissions Required from the PRC Authorities for Lotus Tech’s Operations
Lotus Tech conducts its business in mainland China primarily through its PRC subsidiaries. Its operations in mainland China are governed by laws and regulations of mainland China. As of the date of this proxy statement/prospectus, its PRC subsidiaries have obtained the necessary licenses and permits from the PRC government authorities.
If (i) Lotus Tech does not receive or maintain any required permissions or approvals, (ii) Lotus Tech inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations or interpretations thereof change and Lotus Tech becomes subject to the requirement of additional permissions or approvals in the future, there is no assurance that Lotus Tech will be able to obtain such permissions or approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject Lotus Tech to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and Lotus Tech’s business, financial condition and results of operations may be materially and adversely affected. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in regulations of mainland China on automotive as well as internet-related businesses and companies.”
In addition, the PRC government has recently sought to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China. However, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to offering, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities.”
Cash and Asset Flows through Lotus Tech’s Organization
Lotus Technology Inc. is a holding company with no operations of its own. LTC currently conducts its operations through its subsidiaries in China and Europe. As a result, although other means are available for Lotus Tech to obtain financing at the holding company level, Lotus Technology Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by its subsidiaries. If any of its subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Lotus Technology Inc. In addition, its PRC subsidiaries are permitted to pay dividends to Lotus Technology Inc. only out of their accumulated after-tax-profits upon satisfaction of relevant statutory conditions and procedures, if any, as determined in accordance with PRC accounting standards and regulations. Further, its PRC subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, US$1.7 million, US$3.3 million and nil of service fees were paid by the former VIE and its subsidiaries to the subsidiaries of LTC.
LTC’s board of directors has complete discretion on whether to distribute dividends subject to its memorandum and articles of association and certain restrictions under Cayman Islands law. In addition, LTC’s shareholders may, by ordinary resolution, declare dividends, but no dividend shall exceed the amount recommended by LTC’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or its share premium account, provided that in no circumstances may a dividend be paid out of the share premium account if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. The decision to distribute dividends is based on several factors, including LTC’s financial performance, growth prospects, and liquidity requirements. To date, other than the 10-for-1 stock split in the form of a stock dividend declared on March 15, 2022, LTC has not declared or paid any dividend to its shareholders. It is expected that LTC will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that LTC will pay any cash dividends in the foreseeable future.
As a Cayman Islands exempted company and offshore holding company, LTC is permitted under laws and regulations of mainland China to provide funding to its wholly foreign-owned subsidiaries in mainland China only through loans or capital contributions, subject to the applicable governmental registration and approval requirements. In addition, LTC’s wholly foreign-owned subsidiaries in mainland China may provide RMB funding to their respective subsidiaries only through capital contributions and inter-company loans.
Under laws and regulations of mainland China, Lotus Tech’s PRC subsidiaries are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to Lotus Tech. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by State Administration of Foreign Exchange, or SAFE. The amounts restricted include the paid-in capital and the statutory reserve funds of its PRC subsidiaries. Furthermore, cash transfers from Lotus Tech’s PRC subsidiaries to entities outside of mainland China are subject to PRC governmental control on currency conversion. As a result, the funds in its PRC subsidiaries in mainland China may not be available to fund operations or for other use outside of mainland China due to interventions in, or the imposition of restrictions and limitations on, the ability of the holding company, or its subsidiaries by the PRC government on such currency conversion. see “Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors — Risks Relating to Doing Business in China — Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” and “Risk Factors — Risks Relating to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively.”
Under laws of mainland China, Lotus Technology Inc. may provide funding to its PRC subsidiaries only through capital contributions or loans, subject to satisfaction of applicable government registration that Lotus Technology Inc. is not able to make direct capital contribution.
Lotus Tech has established cash management policies to direct how funds are transferred among LTC and its subsidiaries to ensure the efficient and compliant handling of funds. These policies dictate that each cash transfer shall (i) go through approval processes, ensuring that only authorized personnel are involved in the transaction, (ii) be properly recorded, facilitating audits and financial reviews, and (iii) be in compliance with all applicable laws and regulations, including anti-money laundering (AML) and know-your-customer (KYC) requirements.
For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, LTC provided loans with principal amount of US$214.6 million, US$5.9 million and nil to its subsidiaries, and made capital contribution of US$109.3 million, US$94.7 million and nil to its subsidiaries.
For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, the WFOE provided loans with principal amount of US$165.5 million, US$49.6 million and nil to its subsidiaries, and made capital contribution of US$21.6 million, US$137.2 million and US$108.9 million to its subsidiaries.
For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, the WFOE paid advances of nil, nil and US$11.1 million to the former VIE. For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, the WFOE collected advances of nil, US$10.6 million and nil from the former VIE.
For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, the other subsidiaries provided loans with principal amount of US$90.4 million, nil and nil to the WFOE, repaid loans of US$11.0 million, nil and nil to the LTC, repaid loans of US$54.7 million, nil and nil to the WFOE, and made capital contribution of US$19.9 million, nil and nil to the WFOE.

Permission, Review and Filing Required from the Authorities in Mainland China Relating to the Transactions
The PRC government has recently sought to exert more control and impose more restrictions on China-based companies raising capital offshore and such efforts may continue or intensify in the future. On July 6, 2021, the relevant PRC authorities promulgated the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, which emphasized the need to strengthen the supervision over overseas listings by mainland China-based companies. Effective measures, such as promoting the establishment of relevant regulatory systems, are to be taken to deal with the risks and incidents of mainland China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. The revised Measures for Cybersecurity Review issued by Cyberspace Administration of China (the “CAC”) and several other administrations on December 28, 2021 (which took effect on February 15, 2022) also requires that, in addition to critical information infrastructure operators purchasing network products or services that affect or may affect national security, any “online platform operator” carrying out data processing activities that affect or may affect national security should also be subject to a cybersecurity review, and any “online platform operator” possessing personal information of more than one million users must apply for a cybersecurity review before its listing overseas. In the event a member of the cybersecurity review working mechanism is in the opinion that any network product or service or any data processing activity affects or may affect national security, the Office of Cybersecurity Review shall report the same to the Central Cyberspace Affairs Commission for its approval under applicable procedures and then conduct cybersecurity review in accordance with the revised Measures for Cybersecurity Review. In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (Draft for Comments), which clarified that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data, and if a data processor that processes personal data of more than one million users intends to list overseas, it must apply for a cybersecurity review. In addition, data processors that are listed overseas must carry out an annual data security assessment. Nonetheless, there remain substantial uncertainties with respect to the interpretation and implementation of these rules and regulations.
Further, according to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, issued by the China Securities Regulatory Commission, or the “CSRC,” on February 17, 2023, collectively the Overseas Listing Filing Rules, if a PRC domestic company intends to complete a direct or indirect overseas (i) initial public offering and listing, or (ii) listing of its assets through a single or multiple acquisitions, share swaps, shares transfers or other means, the issuer (if the issuer is a PRC domestic company) or its designated major PRC domestic operating entity (if the issuer is an offshore holding company), in each applicable event, the reporting entity, shall complete the filing procedures with the CSRC within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). According to the Overseas Listing Filing Rules and a set of Q&A published on the CSRC’s official website in connection with the release of the Overseas Listing Filing Rules, if it is explicitly required (in the form of institutional rules) by any regulatory authority having jurisdiction over the relevant industry and field that regulatory procedures should be performed prior to the overseas listing of a PRC domestic company, such company must obtain the regulatory opinion, approval and other documents from and complete any required filing with such competent authority before submitting a CSRC filing. The reporting entity shall make a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs after obtaining its CSRC filing and before the completion of the offering and/or listing: (i) any material change to principal business, licenses or qualifications of the issuer; (ii) a change of control of the issuer or any material change to equity structure of the issuer; and (iii) any material change to the offering and listing plan. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter.

The Overseas Listing Filing Rules has recently been promulgated and came into effect on March 31, 2023 and there remain substantial uncertainties with respect to its interpretation and implementation. Based on the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies published by the CSRC on February 17, 2023, or the Notice on the Overseas Listing Filing, and the set of Q&A published on the CSRC’s official website, which are in connection with the release of the Overseas Listing Filing Rules, the CSRC clarifies that (i) on or prior to the effective date of the Overseas Listing Filing Rules, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (ii) a transition period until September 30, 2023 will be granted to domestic companies which have already obtained the approval from overseas regulatory authorities or stock exchanges but have not completed the indirect overseas listing prior to the effective date of the Overseas Listing Filing Rules; if domestic companies fail to complete the overseas listing prior to September 30, 2023, they shall file with the CSRC according to the requirements. Based on the Overseas Listing Filing Rules, the Notice on the Overseas Listing Filing and the set of Q&A published on the CSRC’s official website, Lotus Tech is required to complete the filing procedures with the CSRC in connection with this Business Combination as required by the Overseas Listing Filing Rules prior to the listing of its securities on Nasdaq. Lotus Tech has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, Lotus Tech has not completed the filing procedures with the CSRC.
As of the date of this proxy statement/prospectus, Lotus Tech has not been involved in any investigations on cybersecurity review initiated by the CAC and Lotus Tech has not received any official inquiry, notice, warning, or sanctions regarding cybersecurity and overseas listing from the CAC, CSRC or any other PRC authorities. Based on the opinion of our mainland China legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect mainland China laws and regulations, Lotus Tech believes that, as of the date of this proxy statement/prospectus, the completion of the Transactions does not require the application or completion of any cybersecurity review from PRC governmental authorities, including the CAC. However, given (i) the uncertainties with respect to the enactment, implementation, and interpretation of the Overseas Listing Filing Rules and laws and regulations relating to data security, privacy, and cybersecurity; and (ii) that the PRC government authorities have significant discretion in interpreting and implementing statutory provisions in general, it cannot be assured that the relevant PRC government authorities will not take a contrary position or adopt different interpretations, or that there will not be changes in the regulatory landscape. In other words, the application and completion of a cybersecurity review, may be required in connection with the Transactions. In connection with this Business Combination and our listing, we are required to make a filing with the CSRC and to comply with other requirements pursuant to the Overseas Listing Filing Rules. However, given that the Overseas Listing Filing Rules were recently promulgated, there remains substantial uncertainty as to their interpretation, application, and enforcement and how they will affect our operations and our future financing.
If (i) Lotus Tech does not receive or maintain any required permission, or fails to complete any required review or filing, (ii) Lotus Tech inadvertently conclude that such permission, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for Lotus Tech to obtain any permission, review or filing in the future, Lotus Tech may have to expend significant time and costs to comply with these requirements. If Lotus Tech is unable to do so, on commercially reasonable terms, in a timely manner or otherwise, it may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and Lotus Tech’s ability to conduct its business, invest into China as foreign investments or accept foreign investments, complete the Transactions, or list on a U.S. or other overseas exchange may be restricted, and its business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, Lotus Tech’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of Lotus Tech’s securities may significantly decline. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — We may be adversely affected by the complexity, uncertainties and changes in regulations of mainland China on automotive as well as internet-related businesses and companies,” and “— The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China. However, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to offering, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities.”
The Business Combination Proposal
The Merger Agreement
On October 11, 2023, LCAA, LTC, Merger Sub 1 and Merger Sub 2 entered into the Merger Agreement, which restated and amended the Original Merger Agreement, dated as of January 31, 2023. Pursuant to the Merger Agreement, (i) Merger Sub 1 will merge with and into LCAA, with LCAA being the surviving company and becoming a wholly-owned subsidiary of LTC and the shareholders of LCAA becoming shareholders of LTC, and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving company and remaining a wholly-owned subsidiary of LTC. The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the principal legal document that governs the Business Combination.
Pro Forma Capitalization
LTC is valued at US$5.5 billion on a pre-money equity value basis (before taking into account the values of LTC Ordinary Shares issued to merger financing investors, including the Jingkai Fund, in any Pre-Closing Financing or PIPE Financing). It is estimated that, immediately after the Closing, (x) under the no redemption scenario, (i) the existing shareholders of LTC will own 87.44% of the issued and outstanding LTC Ordinary Shares, (ii) LCAA Public Shareholders will own 3.51% of the issued and outstanding LTC Ordinary Shares, and (iii) the Founder Shareholders will own 1.15% of the issued and outstanding LTC Ordinary Shares, and (y) under the maximum redemption scenario, (i) the existing shareholders of LTC will own 90.62% of the issued and outstanding LTC Ordinary Shares, (ii) LCAA Public Shareholders will not own any issued and outstanding LTC Ordinary Shares, and (iii) the Founder Shareholders will own 1.20% of the issued and outstanding LTC Ordinary Shares. The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different.
Merger Consideration
Pursuant to the Merger Agreement, on the Closing Date and immediately prior to the First Effective Time, the following actions shall take place or be effected (in the order set forth hereinafter): (i) each preferred share of LTC that is issued and outstanding immediately prior to such time shall be converted into one LTC Ordinary Share on a one-for-one basis, by re-designation and re-classification, in accordance with the LTC Articles, (ii) the Amended LTC Articles shall be adopted and become effective; (iii) immediately following the Preferred Share Conversion but immediately prior to the Recapitalization, 500,000,000 authorized but unissued ordinary shares of LTC shall be re-designated as shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles, such that the authorized share capital of LTC shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 ordinary shares of a par value of US$0.00001 each, and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles; (iv) immediately following the Re-designation and prior to the First Effective Time, each issued LTC Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of LTC Ordinary Shares equal to the Recapitalization Factor (i.e., one such LTC Ordinary Share multiplied by the Recapitalization Factor), such that each LTC Ordinary Share will have a value of US$10.00 per share after giving effect to the Recapitalization; and (v) each of the issued and outstanding LTC Options shall be adjusted to give effect to the foregoing.
Pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each LCAA Class B Ordinary Shares will be automatically converted into one LCAA Class A Ordinary Shares in accordance with the LCAA Articles, and each LCAA Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled, and each former holder of LCAA Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares, (ii) at the First Effective Time, each Unit issued by LCAA in its IPO or the exercise of the underwriter’s overallotment option, each consisting of one LCAA Class A Ordinary Share and one-third of an LCAA Warrant issued by LCAA to acquire LCAA Class A Ordinary Share, outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one LCAA Class A Ordinary Share and one-third of an LCAA Warrant in accordance with the terms of the applicable Unit; provided that no fractional LCAA Warrant will be issued in connection with the Unit Separation such that if a holder of Units would be entitled to receive a fractional LCAA Warrant upon the Unit Separation, the number of LCAA Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of LCAA Warrants, (iii) immediately following the Unit Separation, each LCAA Class A Ordinary Share (which, for the avoidance of doubt, includes the LCAA Class A Ordinary Shares (A) issued in connection with the LCAA Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any LCAA Shares that are owned by LCAA as treasury shares, any Redeeming LCAA Shares, Dissenting LCAA Shares, or any LCAA Shares held by the Founder Shareholders) shall automatically be cancelled and cease to exist in exchange for the right to receive one LTC ADS, and each LCAA Share issued and outstanding immediately prior to the First Effective Time held by the Founder Shareholders shall automatically be cancelled and cease to exist in exchange for the right to receive one LTC Ordinary Share and, as of the First Effective Time, each LCAA shareholder shall cease to have any other rights in and to such LCAA Shares, except as expressly provided in the Merger Agreement, and (iv) each LCAA Warrant (which, for the avoidance of doubt, includes the LCAA Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to LCAA Public Shares and be assumed by LTC and converted into an LTC Warrant. Each LTC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such LCAA Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.
In addition, pursuant to the Merger Agreement, (i) at the First Effective Time, each ordinary share, par value US$0.00001 per share, of Merger Sub 1, that is issued and outstanding immediately prior to the First Effective Time shall continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger, and (ii) at the Second Effective Time, each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor, and each ordinary share, par value US$0.00001 per share, of Merger Sub 2 immediately prior to the Second Effective Time shall remain outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger.
Related Agreements
Sponsor Support Agreement
Concurrently with the execution of the Original Merger Agreement, LCAA, on January 31, 2023, the Founder Shareholders and LTC entered into the Sponsor Support Agreement, pursuant to which each Founder Shareholder has agreed, among other things and subject to the terms and conditions set forth therein: (i) to vote in favor of the Transactions or the Extension Proposal, (ii) during the interim period, not to transfer any LCAA Shares or LCAA Warrants (including any LCAA Shares or LCAA Warrants or any securities convertible into or exercisable or exchangeable for any LCAA Shares or LCAA Warrants), subject to certain exceptions, and (iii) not to transfer any LTC Ordinary Shares or LTC Warrants (including any LTC Ordinary Shares underlying such LTC Warrants) held by such Founder Shareholder immediately after the First Effective Time, if any, for a period of six (6) months after the Closing, subject to certain exceptions. The Sponsor also agreed to use commercially reasonable efforts to (i) cause certain affiliates of the Sponsor as may be approved by LTC from time to time to participate in the PIPE Financing, and (ii) facilitate discussions between LTC and entities holding brands that may be approved by LTC from time to time (each, a “Cooperating Entity”), with respect to potential collaborations between Lotus Tech and a Cooperating Entity in connection with the following activities of LTC: product development, marketing, customer engagement, retail space, and technology infrastructure development. In connection with (i), for every one dollar committed by such affiliates of the Sponsor as may be approved by LTC from time to time in the PIPE financing, one LTC Warrant held by the Sponsor immediately after the First Effective Time will not be subject to the lock-up restrictions under the Sponsor Support Agreement following the Closing.
Some of the LCAA Class B Ordinary Shares held by the Sponsor as of the date of the Sponsor Support Agreement (the “Sponsor Shares”) will be subject to forfeiture and earn-out restrictions pursuant to the Sponsor Support Agreement. In addition, at the request of LTC, the Sponsor will on the Closing Date transfer, directly or indirectly, to one or more shareholders of LCAA up to 5% of the Sponsor Shares as consideration to induce such shareholder(s) of LCAA to waive its redemption rights (including by having such LCAA shareholder enter into, execute and deliver a non-redemption agreement) in connection with LCAA shareholders’ approval of the Transaction Proposals (as defined in the Merger Agreement) or approval of both the Extension Proposal (as defined in the Merger Agreement) and the Transaction Proposals, as may be mutually determined by LTC and LCAA.
LTC Shareholder Support Agreement
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LCAA, LTC and certain of the shareholders of LTC entered into the LTC Shareholder Support Agreement, pursuant to which certain shareholders holding sufficient number, type and classes of the issued and outstanding shares of LTC to approve the Transactions have each agreed, among other things and subject to the terms and conditions set forth therein: (i) to vote in favor of the Transactions, and (ii) during the interim period and for a period following the Closing, not to transfer any LTC Ordinary Shares held by such shareholder, subject to certain exceptions. See “Agreements Entered Into in Connection with the Business Combination —  LTC Shareholder Support Agreement.”
Distribution Agreement
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LTIL entered into the distribution agreement (the “Distribution Agreement”) with Lotus Cars Limited, the entity carrying out the sportscar manufacturing operations of Lotus Group International Limited and its subsidiaries (collectively, “Lotus UK”), pursuant to which LTIL is appointed as the exclusive global distributor (excluding the United States, where LTIL will act as the head distributor with the existing regional distributor continuing its functions) for Lotus Cars Limited to distribute vehicles, parts and certain tools, and to provide after sale services and brand, marketing and public relations for such vehicles, part and tools distributed by it on the terms and conditions of the Distribution Agreement. See “Agreements Entered Into in Connection with the Business Combination —  Distribution Agreement.”
Put Option Agreements
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LTC entered into a Put Option Agreement with each of Geely and Etika, pursuant to which each of Geely and Etika is granted the right to require LTC to purchase all of the equity interests held by each of Geely and Etika in Lotus Advance Technologies Sdn Bhd, the parent company of Lotus UK, at a pre-agreed price which will be calculated based on the total revenue of Lotus Group International Limited for the year of 2024 adjusted to exclude net debt, at a future date during the period from April 1, 2025 to June 30, 2025 and contingent upon satisfaction of certain pre-agreed condition. See “Agreements Entered Into in Connection with the Business Combination —  Put Option Agreements.”
PIPE Financing
In connection with the Business Combination and following the execution of the Original Merger Agreement, LTC entered into certain Subscription Agreements (the “PIPE Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to subscribe for and purchase LTC Ordinary Shares at $10.00 per share. As of the date of this proxy statement/prospectus, the aggregate amount of the PIPE Investment was approximately $99,149,958. Pursuant to the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all material respects, (iii) material compliance with covenants, and (iv) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with the PIPE Investor’s outbound direct investment in LTC shall have been duly obtained and completed. Under the PIPE Subscription Agreements, LTC agreed to file with the SEC, within 30 to 45 days after the Closing Date, a registration statement registering the resale of such LTC Ordinary Shares to be issued to the PIPE Investors and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. For more information, see the section titled “Agreements Entered Into in Connection with the Business Combination — PIPE Financing.”
Convertible Note Purchase Agreements
In connection with the Business Combination and following the execution of the Original Merger Agreement, LTC entered into certain Convertible Note Purchase Agreements (the “Convertible Note Purchase Agreements”) with certain investors (the “CB Investors”). Pursuant to the Convertible Note Purchase Agreements, LTC agreed to issue $23 million aggregate principal amount of unsecured convertible note (collectively, the “Notes” and each a “Note”) due to mature on the date that is one year following the issue date (as may be extended by the CB Investors for an additional six months, the “Maturity Date”). As of the date of this proxy statement/prospectus, not all Notes have been issued and it is expected that all of the Notes will be issued prior to the Closing. The Notes bear interest at a rate of 8% per annum. If the consummation of the Business Combination occurs prior to the Maturity Date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon consummation of the Business Combination at a conversion price equal to the lesser of (A) $10.00, and (B) the lowest per share price at which any LTC Ordinary Shares are issued in connection with any PIPE Investment. For more information, see the section titled “Agreements Entered Into in Connection with the Business Combination — Convertible Note Purchase Agreements.”
Restructuring of Existing Investments in LTC
In connection with the Business Combination and following the execution of the Original Merger Agreement, on April 28, 2023, LTC entered into a convertible note purchase agreement with Momenta (the “Momenta Note Purchase Agreement”), pursuant to which LTC agreed to issue to Momenta a convertible note in the principal amount of RMB 80,000,000 (the “Momenta Note”) due to mature on May 30, 2024. The Momenta Note is issued by LTC on May 30, 2023 following Lotus Tech’s acquisition of Momenta’s 40% equity interest in Ningbo Robotics, the joint venture formed by Lotus Tech and Momenta, for a cash consideration of RMB 80,000,000 pursuant to Momenta’s exit right under the joint venture agreement of Ningbo Robotics. The Momenta Note bears (a) a simple interest computed at a rate of 8% per annum, if the consummation of the Business Combination fails to occur on or prior to November 12, 2023 due to reasons not attributable to Momenta, or (b) no interest, under any other circumstance. According to the terms of the Momenta Note, if the consummation of the Business Combination occurs on or prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Momenta Note shall be automatically converted into such number of fully paid and non-assessable LTC Ordinary Shares, at a conversion price equal to the lesser of (A) US$10.00 and (B) the lowest per share price at which any ordinary shares of the Company are issued in any PIPE Investment. If the consummation of the Business Combination fails to occur on or prior to the maturity date, Momenta shall be entitled to request redemption of the then outstanding amount of the Momenta Note and LTC shall make payment of the redemption price in an amount equal to the outstanding principal amount and the accrued interest (as applicable) to Momenta promptly (and in any event within two Business Days after the maturity date). In addition, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB40,000,000 of the Momenta Note at any time during the period beginning from July 1, 2023 and ending on the date on which the Momenta Note has been fully converted into LTC Ordinary Shares, at a redemption price that is equal to RMB40,000,000 plus any accrued but unpaid interest (as applicable) (the “Partial Redemption Price”) by providing written notice to the other party, and LTC shall make payment of the Partial Redemption Price to

Momenta within 10 business days following delivery or receipt of such written notice, as the case may be. As of the date of this proxy statement/prospectus, neither LTC nor Momenta has exercised such voluntary redemption right.
In connection with the Business Combination and following the execution of the Original Merger Agreement, on April 27, 2023, LTC entered into a PIPE subscription agreement with Jingkai Fund (the “Jingkai Subscription Agreement”), pursuant to which Jingkai Fund has committed to subscribe for and purchase LTC Ordinary Shares for US$10.00 per share, for an investment amount of RMB2,600,000,000. Jingkai Fund’s investment in LTC will be made after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. Pursuant the Jingkai Subscription Agreement, the obligations of the parties to consummate the investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all material respects, (iii) material compliance with covenants, and (iv) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with Jingkai Fund’s outbound direct investment in LTC shall have been duly obtained and completed. For more information, see the section titled “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC.”
Lock-Up Agreements
In connection with and following the execution of the Original Merger Agreement, LCAA and LTC entered into lock-up agreements (each a “Lock-Up Agreement”) with each of the shareholders of LTC that are not parties to the LTC Shareholder Support Agreement, pursuant to which, among other things, each such LTC shareholder agrees not to transfer, for a period of six (6) months following the Closing, certain LTC Ordinary Shares such LTC shareholder will hold following the Closing, on the terms and subject to the conditions set forth in the Lock-Up Agreements.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, LTC, the Founder Shareholders and certain shareholders of LTC will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), which provides for the customary registration rights of the Sponsor and other parties thereto, including certain shareholders of LTC. See “Agreements Entered Into in Connection with the Business Combination — Registration Rights Agreement.”
Assignment, Assumption and Amendment Agreement
The Merger Agreement contemplates that, at the Closing, LTC, LCAA, Continental Stock Transfer & Trust Company (“Continental”) and Equiniti Trust Company, LLC (‘‘Equiniti”) will enter into the Assignment, Assumption and Amendment Agreement, pursuant to which, effective upon the Closing LCAA Warrants will be assumed by LTC, Equiniti will be engaged as the warrant agent under the Warrant Agreement, and Continental, as the warrant agent for LCAA, shall assign to Equiniti all of its rights, interests and obligations in and under the Warrant Agreement. See “Agreements Entered Into in Connection with the Business Combination — Assignment, Assumption and Amendment Agreement.”
The NTA Proposal
The shareholders of LCAA will vote on a separate proposal to approve and authorize the NTA Amendment, which, if approved, shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the LCAA Articles the prohibition on redemptions of LCAA Public Shares in an amount that cause LCAA’s net tangible assets (“NTA”) to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, by way of a special resolution. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Please see “Proposal One — The NTA Proposal.”

The Merger Proposal
The shareholders of LCAA will vote on a separate proposal to authorize the First Plan of Merger by way of a special resolution. Please see “The Merger Proposal.”
The Adjournment Proposal
If, based on the tabulated vote, there are insufficient votes at the time of the Extraordinary General Meeting to authorize LCAA to consummate the First Merger or the Business Combination or if holders of LCAA Public Shares have elected to redeem an amount of LCAA Public Shares such that the minimum available cash condition or the net tangible assets condition contained in the Merger Agreement would not be satisfied, the chairman of the meeting may (and LCAA is required under the Merger Agreement to) submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see “The Adjournment Proposal.”
Date, Time and Place of Extraordinary General Meeting of LCAA shareholders
The Extraordinary General Meeting of the shareholders of LCAA shall be held at   AM/PM    time, on         , 2023 at            and virtually over the Internet via live audio webcast at      to consider and vote upon the NTA Proposal, the Business Combination Proposal, the Merger Proposal and if necessary, the Adjournment Proposal.
Voting Power; Record Date
Shareholders shall be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned LCAA Shares at the close of business on         , 2023, which is the record date for the Extraordinary General Meeting. Voting at the Extraordinary General Meeting will take place by poll voting and, accordingly, shareholders shall have one vote for each LCAA Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were         LCAA Public Shares and         Founder Shares outstanding.
Quorum and Vote of LCAA shareholders
A quorum of LCAA shareholders is necessary to hold a valid meeting. A quorum shall be present at the Extraordinary General Meeting if one or more shareholders holding at least a majority of the total issued LCAA Shares entitled to vote at the Extraordinary General Meeting are present in person or by proxy. As of the record date,          LCAA Shares would be required to achieve a quorum. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. The proposals presented at the Extraordinary General Meeting shall require the following votes:
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NTA Proposal — The approval of the NTA Proposal will require a special resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

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Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

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Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

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Adjournment Proposal — The approval of the Adjournment Proposal, if presented, will require an ordinary resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.
Redemption Rights
Pursuant to the LCAA Articles, in connection with the completion of the Business Combination, LCAA Public Shareholders may elect to have their LCAA Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the LCAA Articles. For illustrative purposes, as of            , 2023, this redemption amount would have amounted to approximately $       per share. In this proxy statement/prospectus, these rights to demand redemption of the LCAA Public Shares are sometimes referred to as “redemption rights.” LCAA Public Shareholders may elect to exercise such redemption rights, regardless of whether they vote or, if they do vote, irrespective of whether they vote for or against the Business Combination Proposal or the Merger Proposal.
If you are an LCAA Public Shareholder and wish to exercise your right to have your LCAA Public Shares redeemed, you must:
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submit a written request to Continental, LCAA’s transfer agent, in which you (i) request that LCAA redeem all or a portion of your LCAA Public Shares for cash, and (ii) identify yourself as the beneficial holder of the LCAA Public Shares and provide your legal name, phone number and address; and

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either tender your share certificates (if any) to Continental, LCAA’s transfer agent, or deliver your LCAA Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System.

LCAA Public Shareholders must complete the procedures for electing to redeem their LCAA Public Shares in the manner described above prior to       on         , 2023 (two business days prior to the vote at the Extraordinary General Meeting) in order for their LCAA Public Shares to be redeemed.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
If you hold the LCAA Public Shares in “street name,” you will have to coordinate with your broker or bank to have the LCAA Public Shares you beneficially own certificated and delivered electronically.
Holders of Units must elect to separate the Units into the underlying LCAA Public Shares and LCAA Warrants prior to exercising redemption rights with respect to the LCAA Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying LCAA Public Shares and LCAA Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, LCAA’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its LCAA Public Shares.
If the Business Combination is not consummated, the LCAA Public Shares will not be redeemed and instead will be returned to the respective holder, broker or bank. In such case, LCAA shareholders may only share in the assets of the trust account upon the liquidation of LCAA. This may result in LCAA shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.
If an LCAA Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the LCAA Public Shares he, she or it holds and the Business Combination is consummated, LCAA will redeem such LCAA Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to LCAA to pay income taxes. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of LCAA’s creditors, if any, which would have priority over the claims of LCAA shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to LCAA Public Shareholders electing to redeem their LCAA Public Shares shall be distributed promptly after the consummation of the Business Combination.
Notwithstanding the foregoing, an LCAA Public Shareholder, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate LCAA Public Shares redeemed. Additionally, the LCAA Articles contain a prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, which prohibition will apply in connection with the Business Combination Proposal unless the LCAA Articles are amended to remove such prohibition (whether pursuant to the NTA Amendment or otherwise).
Any request for redemption, once made by an LCAA Public Shareholder, may be withdrawn at any time up to two business days prior to the vote at Extraordinary General Meeting. After this time, a request for redemption may not be withdrawn once unless LCAA Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Such a request must be made by contacting Continental, LCAA’s transfer agent, at the phone number or address set out elsewhere in this proxy statement/prospectus.
No request for redemption shall be honored unless the holder’s share certificates (if any) or shares have been delivered (either physically or electronically) to Continental, LCAA’s transfer agent, in the manner described above, at least two business days prior to the vote at the Extraordinary General Meeting.
If you exercise your redemption rights, then you shall be exchanging your LCAA Public Shares for cash and shall not be entitled to receive any LTC Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.
If you are a holder of LCAA Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any LCAA Warrants that you may hold.
The closing price of LCAA Public Shares on the record date was $      . The cash held in the trust account on such date was approximately $      million (approximately $      per LCAA Public Share). Prior to exercising redemption rights, LCAA Public Shareholders should verify the market price of LCAA Public Shares as they may receive higher proceeds from the sale of their LCAA Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. LCAA cannot assure its shareholders that they shall be able to sell their LCAA Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of LCAA Public Shares or LCAA Warrants in connection with the Business Combination Proposal. However, in respect of the special resolution to approve the Merger Proposal, under section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. In this proxy statement/prospectus, these dissenters’ rights are sometimes referred to as “Dissent Rights.”
The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Cayman Islands Companies Act may not be available.

The Merger Agreement provides that, if any LCAA shareholder exercises Dissent Rights then, unless LCAA and LTC elect by agreement in writing otherwise, the First Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Islands Companies Act. LCAA believes that such fair value would equal the amount that LCAA shareholders would obtain if they exercised their redemption rights as described herein. An LCAA shareholder which elects to exercise Dissent Rights must do so in respect of all of the LCAA Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of LCAA Shareholders — Appraisal Rights.”
LCAA shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. LCAA has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its LCAA Shares at the Extraordinary General Meeting by attending the Extraordinary General Meeting virtually by visiting                 , entering the control number on its proxy card and voting via the web portal during the Extraordinary General Meeting webcast. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of LCAA shareholders — Revoking Your Proxy.”
LCAA Board’s Reasons for the Approval of the Business Combination
In evaluating the Business Combination, LCAA and members of the LCAA Board consulted with its legal counsel and financial, accounting and other advisors, as well as members of Lotus Tech management. In determining that the terms and conditions of the Merger Agreement and the transactions contemplated thereby are in LCAA’s best interests, the LCAA Board considered and evaluated a number of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, the LCAA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the LCAA Board considered in reaching its determination and supporting its decision. The LCAA Board viewed its decision as being based on all of the information available and the factors presented to and considered by the LCAA Board. In addition, individual directors may have given different weight to different factors. The LCAA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of the LCAA Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “— Forward-Looking Statements.” The members of the LCAA Board are well qualified to evaluate the Business Combination. The LCAA Board and LCAA’s management collectively have extensive transactional experience, particularly in the consumer technology sectors.
The LCAA Board considered a wide variety of factors pertaining to the Merger Agreement and the transactions contemplated thereby. Before reaching its decision to approve the Business Combination, the LCAA Board also considered the results of due diligence conducted by LCAA’s management and by LCAA’s legal, financial and other advisors, the different interests of LCAA’s officers and directors in the Business Combination, and a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.
The LCAA Board concluded that the potential benefits it expected LCAA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the LCAA Board unanimously determined that the Merger Agreement and the Business Combination were advisable, fair and in the best interests of LCAA and its shareholders. See the section of this proxy statement/prospectus titled “The Business Combination — LCAA Board of Directors’ Reasons for the Business Combination.”

Interests of LCAA’s Directors and Officers in the Business Combination
In considering the recommendation of LCAA’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and LCAA’s directors and officers have interests in such proposals that might be different from, or in addition to, those of LCAA’s shareholders generally. If LCAA does not complete the Business Combination with LTC or another business combination by the Business Combination Deadline, LCAA must redeem 100% of the outstanding LCAA Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to US$100,000 of interest to pay dissolution expenses) divided by the number of outstanding LCAA Public Shares and, following such redemption, LCAA will liquidate and dissolve. As a result, and given the Sponsor’s interests in the Business Combination, the Sponsor may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to LCAA Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve LCAA. In particular:
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If the Business Combination with LTC or another business combination is not consummated by the Business Combination Deadline, LCAA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding LCAA Public Shares for cash and, subject to the approval of its remaining shareholders and LCAA’s board of directors, dissolving and liquidating. In such event, the LCAA Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of US$25,000 prior to the IPO and a portion of which were transferred to the independent directors of LCAA as consideration for their service, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding LCAA Founder Share will be converted into one LTC Ordinary Share, subject to adjustment described herein.

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If LCAA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LCAA for services rendered to, contracted for or for products sold to LCAA. If LCAA consummates a business combination, on the other hand, LCAA will be liable for all such claims.

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The Sponsor acquired the LCAA Founder Shares, which will be converted into LTC Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of US$25,000 prior to the IPO and a portion of the LCAA Founder Shares were transferred to the independent directors of LCAA as consideration for their service. If unrestricted and freely tradeable, the 7,162,718 LCAA Founder Shares would have had an aggregate market value of US$       based on the closing price of US$       per share of LCAA Public Shares on Nasdaq on            , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of US$       based on the closing price of US$       per share of LCAA Public Shares on Nasdaq on            , 2023, the record date. Alternatively, at the implied price per share of US$10 reflected in the Merger Agreement, the approximate dollar value of the LCAA Founder Shares would be US$71,627,180.

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The Sponsor acquired the LCAA Private Warrants, which will be converted into LTC Warrants in connection with the Business Combination, for an aggregate purchase price of US$7.5 million. Based on the closing price of LCAA’s Public Warrants of US$          on Nasdaq on        , the record date for the extraordinary general meeting, the LCAA Private Warrants would be valued at US$             .

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Given (i) the differential in the purchase price that the Sponsor paid for the LCAA Founder Shares as compared to the price of the LCAA Public Shares, (ii) the differential in the purchase price that the Sponsor paid for the LCAA Private Warrants as compared to the price of the LCAA Public Warrants, and (iii) the substantial number of LTC Ordinary Shares that the Sponsor will receive upon conversion of the LCAA Founder Shares and/or LCAA Private Warrants, the Sponsor and the other Founder Shareholders may earn a positive rate of return on their investment even if LTC Ordinary Shares trade below the price initially paid for the LCAA Units in the IPO and the LCAA Public Shareholders experience a negative rate of return following the completion of the Business Combination.
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The Sponsor and LCAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LCAA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LCAA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, LCAA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Business Combination Deadline.

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LCAA has provisions in the LCAA Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that LCAA’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to LCAA. While the provisions in the LCAA Articles waiving the corporate opportunities doctrine may have resulted in a potential conflict of interest as between the fiduciary duties or contractual obligations of LCAA’s officers and directors and the interests of LCAA and its shareholders, in practice it did not impact LCAA’s search for an initial business combination target, including LTC.

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The Sponsor, as well as LCAA’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the LCAA Founder Shares if LCAA fails to complete an initial business combination by the Business Combination Deadline.

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The Founder Shareholders have agreed to waive their rights to conversion price adjustments with respect to any LCAA Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the LCAA Founder Shares will convert on a one-for-one basis into LTC Ordinary Shares at the Closing. None of the Founder Shareholders received any additional consideration for their waiver of the rights to liquidating distributions from the Trust Account or to conversion price adjustments with respect to any LCAA Founder Shares.

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The Merger Agreement provides for the continued indemnification of LCAA’s current directors and officers and the continuation of directors and officers liability insurance covering LCAA’s current directors and officers.

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LCAA’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to LCAA to fund certain capital requirements. On January 11, 2021, the Sponsor agreed to loan LCAA an aggregate of up to US$300,000 to cover expenses related to the IPO pursuant to a promissory note. LCAA has not drawn down any amounts under the promissory note. In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of LCAA’s officers and directors, may, but are not obligated to, loan LCAA funds as may be required (the “Working Capital Loans”). Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to LCAA outside of the Trust Account.

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LCAA entered into an agreement, commencing on the date its securities were first listed on Nasdaq and up to the earlier of the consummation of a business combination or its liquidation, to pay the Sponsor a monthly fee of US$10,000 for office space, secretarial and administrative support.

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The Sponsor and the other Founder Shareholders have agreed to, among other things, vote all of their LCAA Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive their redemption rights with respect to their LCAA Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and the other Founder Shareholders own, collectively, approximately 24.74% of the issued and outstanding LCAA Shares.

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Pursuant to the Merger Agreement, LCAA has the right to designate one director to the LTC Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the LTC Board determines to pay to its directors. LCAA has designated Anish Melwani to be a director on the LTC Board post-Closing. For more information regarding Anish Melwani, see the section titled “Management Following the Business Combination.”
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The Founder Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights of the Founder Shareholders following consummation of the Business Combination.

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Pursuant to the Sponsor Support Agreement, 20% of the Sponsor Shares will be forfeited unless certain affiliates of Sponsor as may be approved by LTC from time to time participate in the PIPE Financing, and another 10% of the Sponsor Shares will remain unvested at the Closing and become vested upon the commencement or official announcement of the Business Collaboration. In connection with LCAA’s designation of Anish Melwani to serve as a director on the LTC Board post-Closing, the parties agreed that a Business Collaboration would occur upon the effectiveness of such appointment and as a result 10% of the Sponsor Shares will become vested immediately following the Closing.

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In connection with the Extension Proposal, on March 22, 2023, the Sponsor deposited $990,000 into the Trust Account for the three-month extension of the Business Combination Deadline from March 15, 2023 to June 15, 2023 and to the extent a business combination is not consummated by LCAA by June 15, 2023, the Sponsor will deposit $330,000 for each subsequent one-month extension of the Business Combination Deadline from June 15, 2023 to March 15, 2024.

Recommendation to LCAA Shareholders
LCAA Board believes that each of the proposals to be presented at the Extraordinary General Meeting is fair to, and in the best interests of, LCAA and unanimously recommends that its shareholders vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
Emerging Growth Company
Each of LCAA and LTC is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.
The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, the combined company has elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, the combined company’s operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.
The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which LTC has total annual gross revenue of at least US$1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
LTC is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, LTC is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, LTC is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. As a result, LTC’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, LTC is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.
Controlled Company
By virtue of being a controlled company under Nasdaq listing rules, LTC may elect not to comply with certain Nasdaq corporate governance requirements, including that:
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a majority of board of directors must be independent directors;

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the compensation and nominating committees composed solely of independent directors;

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the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and

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director nominees selected or recommended to the board of directors for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

LTC intends to rely on all of the foregoing exemptions available to a “controlled company.” As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
Material U.S. Federal Income Tax Considerations
For a description of material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of LCAA Public Shares and the ownership and disposition of LTC Ordinary Shares, please see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.”
Anticipated Accounting Treatment
LTC has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist LTC with the refinancing and recapitalization of its business. LTC is the larger of the two entities and is the operating company within the combining companies. LTC will have control of the board as it will hold a majority of the seats on the board of directors with LCAA only taking one seat in the board members after the Mergers. LTC’s senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing LTC’s shareholders.
As LTC was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of LCAA is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of LTC issuing shares and warrants for the net monetary assets of LCAA.
Risk Factor Summary
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 78 of this proxy statement/prospectus. Such risks include, but are not limited to:
Risks Relating to Our Business and Industry
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The automotive market is highly competitive, and we may not be successful in competing in this industry.

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Our reliance on a variety of arrangements with Geely Holding, including agreements related to research and development, procurement, manufacturing, and engineering, could subject us to risks.

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We may not succeed in continuing to maintain and strengthen our brand, and our brand and reputation could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners, or our industry in general.

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We have a limited operating history and our ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving.

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We have not been profitable and had negative net cash flows from operations. If we do not effectively manage our cash and other liquid financial assets, execute our plan to increase profitability and obtain additional financing, we may not be able to continue as a going concern.

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Forecasts and projections of our operating and financial results relies in large part upon assumptions and analyses developed by our management. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from those forecasted or projected.

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We have received a limited number of orders for Eletre, some of which may be cancelled by customers despite their deposit payment and online confirmation.

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We currently depend on revenues generated from a limited number of vehicle models.

Risks Relating to Doing Business in China
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The PRC government has significant oversight over our business and authority to influence and intervene our operations as the government deems appropriate to advance regulatory and societal goals and policy positions. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline. For more details, see “Risk Factors — Risks Related to Doing Business in China — Failure to meet the PRC government’s complex regulatory requirements on and significant oversight over our business operation could result in a material adverse change in our operations and the value of our securities.”

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We may be adversely affected by the complexity, uncertainties and changes in regulations of mainland China on automotive as well as internet-related businesses and companies.

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The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China. However, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to offering, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities.

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The PCAOB had historically been unable to inspect our auditor in relation to their audit work.

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Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.

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Risks and uncertainties arising from the legal system of mainland China, including risks and uncertainties regarding the interpretation and enforcement of laws and quickly evolving rules and regulations in mainland China, could result in a material adverse change in our operations and the value of its securities. For more details, see “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the legal system and changes in laws and regulations in mainland China could adversely affect us.”
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We are subject to laws and regulations of mainland China restricting capital flows which may affect our liquidity. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “— Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Risks Relating to Intellectual Property and Legal Proceedings
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We may need to defend ourselves against intellectual property right infringement, misappropriation, or other claims, which may be time-consuming and would cause us to incur substantial costs.

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We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

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As our patents may expire and may not be extended, our patent applications may not be granted, and our patent rights may be contested, circumvented, invalidated, or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations.

For additional detail on these and other risks, see “Risk Factors” starting on page 78 of this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF LOTUS TECH
The following tables present the selected consolidated and combined financial data of Lotus Tech. Lotus Tech prepares its consolidated and combined financial statements in accordance with U.S. GAAP. The selected consolidated and combined statements of comprehensive loss data for the six months ended June 30, 2023 and 2022, the selected consolidated balance sheet data as of June 30, 2023 and the selected consolidated and combined statements of cash flows data for the six months ended June 30, 2023 and 2022 are derived from our unaudited condensed consolidated and combined financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated and combined statements of comprehensive loss data for the years ended December 31, 2022 and 2021, the selected consolidated and combined balance sheets data as of December 31, 2022 and 2021, and the selected consolidated and combined statements of cash flows data for the years ended December 31, 2022 and 2021 have been derived from Lotus Tech’s audited consolidated and combined financial statements for the years ended December 31, 2022 and 2021, which are included elsewhere in this proxy statement/prospectus. Lotus Tech’s historical results for any prior period are not necessarily indicative of results expected in any future period.
The financial data set forth below should be read in conjunction with, and is qualified by reference to “Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and notes thereto included elsewhere in this proxy statement/prospectus.
Selected Consolidated and Combined Statements of Comprehensive Loss Data
	For the Six Months Ended June 30,				For the Year Ended December 31,
	2023		2022		2022		2021
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except percentages)
Revenues
Sales of goods	124,854	96.0	549	22.7	1,186	12.4	369	10.0
Service revenues	5,181	4.0	1,870	77.3	8,371	87.6	3,318	90.0
Total revenues	130,035	100.0	2,419	100.0	9,557	100.0	3,687	100.0
Cost of revenues
Cost of goods sold	(119,557)	(91.9)	(466)	(19.3)	(948)	(9.9)	(331)	(9.0)
Cost of services	(4,351)	(3.3)	(1,342)	(55.5)	(6,302)	(65.9)	(2,799)	(75.9)
Total cost of revenues	(123,908)	(95.3)	(1,808)	(74.7)	(7,250)	(75.9)	(3,130)	(84.9)
Gross profit	6,127	4.7	611	25.3	2,307	24.1	557	15.1
Operating expenses
Research and development expenses	(152,548)	(117.3)	(126,881)	(5,245.2)	(445,844)	(4,665.1)	(511,364)	(13,869.4)
Selling and marketing expenses	(118,236)	(90.9)	(45,153)	(1,866.6)	(151,331)	(1,583.5)	(38,066)	(1,032.4)
General and administrative expenses	(80,417)	(61.8)	(70,113)	(2,898.4)	(148,369)	(1,552.5)	(54,763)	(1,485.3)
Government grants	662	0.5	57,194	2,364.4	55,824	584.1	490,694	13,308.8
Total operating expenses	(350,539)	(269.6)	(184,953)	(7,645.8)	(689,720)	(7,216.9)	(113,499)	(3,078.3)
Operating loss	(344,412)	(264.9)	(184,342)	(7,620.6)	(687,413)	(7,192.8)	(112,942)	(3,063.2)
Interest expenses	(3,470)	(2.7)	(5,507)	(227.7)	(8,542)	(89.4)	(3,615)	(98.0)
Interest income	5,848	4.5	5,948	245.9	12,188	127.5	6,219	168.7
Investment income (loss), net	2,770	2.1	(2,653)	(109.7)	(3,246)	(34.0)	2,229	60.5
Share of results of equity method investments	(626)	(0.5)	(115)	(4.8)	(2,762)	(28.9)	—	—
Foreign currency exchange (losses) gains, net	(3,619)	(2.8)	(6,270)	(259.2)	(11,505)	(120.4)	798	21.6
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk.	(12,758)	(9.8)	(13,249)	(547.7)	(22,991)	(240.6)	(1,367)	(37.2)

	For the Six Months Ended June 30,				For the Year Ended December 31,
	2023		2022		2022		2021
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except percentages)
Changes in fair values of put option liabilities	3,307	2.5	—	—	—	—	—	—
Loss before income taxes	(352,960)	(271.4)	(206,188)	(8,523.7)	(724,271)	(7,578.4)	(108,678)	(2,947.6)
Income tax benefit (expense)	18	0.0	(104)	(4.3)	(292)	(3.1)	(1,853)	(50.3)
Net loss	(352,942)	(271.4)	(206,292)	(8,528.0)	(724,563)	(7,581.5)	(110,531)	(2,997.9)

Selected Consolidated and Combined Balance Sheets Data
	As of June 30,	As of December 31,
	2023	2022	2021
	US$ (in thousands)
Total current assets	907,390	823,463	1,025,573
Total non-current assets	687,776	548,489	291,738
Total assets	1,595,166	1,371,952	1,317,311
Total current liabilities	1,456,501	932,879	731,734
Total non-current liabilities	548,449	523,679	390,256
Total liabilities	2,004,950	1,456,558	1,121,990
Selected Consolidated and Combined Statements of Cash Flows Data
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	US$	US$	US$	US$
	(in thousands)
Net cash used in operating activities	(303,700)	(132,736)	(351,419)	(126,505)
Net cash (used in) provided by investing activities	(103,733)	(116,865)	(149,414)	244,476
Net cash provided by financing activities	415,283	353,992	758,131	364,853
Effect of exchange rate changes on cash and restricted cash	(18,356)	(27,068)	(49,217)	2,943
Net (decrease) increase in cash and restricted cash	(10,506)	77,323	208,081	485,767
Cash and restricted cash at the beginning of the period/year	739,533	531,452	531,452	45,685
Cash and restricted cash at the end of the period/year	729,027	608,775	739,533	531,452
The following tables present Lotus Tech’s condensed consolidating schedule depicting the consolidated and combined statements of comprehensive loss for the six months ended June 30, 2023 and for the fiscal years ended December 31, 2022 and 2021 of LTC, the WFOE, the former VIE, other subsidiaries, and corresponding eliminating adjustments separately.

	Six Months Ended June 30, 2023
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated

Revenues	—	106,569	—	131,968	(108,502)(1)	130,035
Cost of revenues	—	(13,617)	—	(125,754)	15,463(1)	(123,908)
Gross profit	—	92,952	—	6,214	(93,039)	6,127
Total operating expenses	(1,961)	(48,959)	(15,396)	(377,262)	93,039(1)	(350,539)
Operating (loss) income	(1,961)	43,993	(15,396)	(371,048)	—	(344,412)
Interest expenses	—	(1,290)	(30)	(6,472)	4,322(2)	(3,470)
Interest income	4,501	3,470	551	1,648	(4,322)(2)	5,848
Investment (loss) income, net	(1,084)	—	(1,010)	4,864	—	2,770
Share of results of equity method investments	—	(1)	—	(625)	—	(626)
Foreign currency exchange gains (losses), net	(3,072)	(25)	1	(523)	—	(3,619)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument- specific credit risk	(137)	(3,144)	(1,497)	(7,980)	—	(12,758)
Changes in fair values of put options liabilities	3,307	—	—	—	—	3,307
(Loss)/gain on the Restructuring	—	—	(56,752)	56,752	—(1)	—
Share of losses from consolidated entities	(348,717)	—	—	—	348,717(3)	—
(Loss) income before income taxes	(347,163)	43,003	(74,133)	(323,384)	348,717	(352,960)
Income tax benefit (expense)	—	—	(4)	22	—	18
Net (loss) income	(347,163)	43,003	(74,137)	(323,362)	348,717	(352,942)
Less: Net loss attributable to noncontrolling interests	—	—	(2,401)	(3,378)	—	(5,779)
Net (loss) income attributable to ordinary shareholders	(347,163)	43,003	(71,736)	(319,984)	348,717	(347,163)
Net (loss) income	(347,163)	43,003	(74,137)	(323,362)	348,717	(352,942)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	(1,559)	(651)	—	(908)	1,559(3)	(1,559)
Foreign currency translation adjustment, net of nil income taxes	34,373	5,346	1,173	22,013	(28,342)(3)	34,563
Total other comprehensive income	32,814	4,695	1,173	21,105	(26,783)	33,004
Less: Total comprehensive loss attributable to noncontrolling interests	—	—	(2,297)	(3,292)	—	(5,589)
Total comprehensive (loss) income attributable to ordinary shareholders	(314,349)	47,698	(70,667)	(298,965)	321,934	(314,349)

	Year Ended December 31, 2022
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Revenues	—	44,517	—	13,876	(48,836)(1)	9,557
Cost of revenues	—	(24,645)	—	(11,010)	28,405(1)	(7,250)
Gross profit	—	19,872	—	2,866	(20,431)	2,307
Total operating expenses	(11,127)	(131,238)	(42,609)	(525,177)	20,431(1)	(689,720)
Operating loss	(11,127)	(111,366)	(42,609)	(522,311)	—	(687,413)
Interest expenses	—	(8,135)	—	(730)	323(2)	(8,542)
Interest income	2,839	6,977	1,006	1,689	(323)(2)	12,188
Investment income (loss), net	(4,242)	—	996	—	—	(3,246)
Share of results of equity method investments	—	—	(1,821)	(941)	—	(2,762)
Foreign currency exchange gains (losses), net	(13,068)	(511)	(101)	2,175	—	(11,505)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	—	(13,162)	(9,829)	—	—	(22,991)
Share of losses from consolidated entities	(698,323)	—	—	—	698,323(3)	—
Loss before income taxes	(723,921)	(126,197)	(52,358)	(520,118)	698,323	(724,271)
Income tax expense	—	—	(73)	(219)	—	(292)
Net loss	(723,921)	(126,197)	(52,431)	(520,337)	698,323	(724,563)
Less: Net loss attributable to noncontrolling interests	—	—	(642)	—	—	(642)
Net loss attributable to ordinary shareholders	(723,921)	(126,197)	(51,789)	(520,337)	698,323	(723,921)
Net loss	(723,921)	(126,197)	(52,431)	(520,337)	698,323	(724,563)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	(893)	(33)	(860)	—	893(3)	(893)
Foreign currency translation adjustment, net of nil income taxes	18,669	(1,668)	(943)	2,221	390(3)	18,669
Total other comprehensive income (loss)	17,776	(1,701)	(1,803)	2,221	1,283	17,776
Less: Total comprehensive loss attributable to noncontrolling interests	—	—	(642)	—	—	(642)
Total comprehensive loss attributable to ordinary shareholders	(706,145)	(127,898)	(53,592)	(518,116)	699,606	(706,145)

	Year Ended December 31, 2021
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Revenues	—	15,720	—	4,623	(16,656)(1)	3,687
Cost of revenues	—	(14,739)	—	(4,221)	15,830(1)	(3,130)
Gross profit	—	981	—	402	(826)	557
Total operating expenses	(263)	(56,892)	(7,914)	(49,256)	826(1)	(113,499)
Operating loss	(263)	(55,911)	(7,914)	(48,854)	—	(112,942)
Interest expenses	—	(3,391)	—	(224)	—	(3,615)
Interest income	—	4,497	330	1,392	—	6,219
Investment income	—	2,229	—	—	—	2,229
Foreign currency exchange gains (losses), net	2,124	(1,328)	—	2	—	798
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk.	—	(1,065)	(302)	—	—	(1,367)
Share of losses of combined entities	(112,392)	—	—	—	112,392(3)	—
Loss before income taxes	(110,531)	(54,969)	(7,886)	(47,684)	112,392	(108,678)
Income tax expense	—	—	(851)	(1,002)	—	(1,853)
Net loss	(110,531)	(54,969)	(8,737)	(48,686)	112,392	(110,531)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	119	132	(13)	—	(119)(3)	119
Foreign currency translation adjustment, net of nil income taxes	(843)	1,090	833	(1,579)	(344)(3)	(843)
Total other comprehensive income (loss)	(724)	1,222	820	(1,579)	(463)	(724)
Total comprehensive loss	(111,255)	(53,747)	(7,917)	(50,265)	111,929	(111,255)

Notes:
(1)
Represents the elimination of the intercompany transactions and service charges at the consolidation level.

(2)
Represents the elimination of interest expenses and interest income on intercompany loans at the consolidation level.

(3)
Represents the elimination on share of comprehensive loss that the LTC picked up from its consolidated and combined entities.

The following tables present Lotus Tech’s condensed consolidating schedule depicting the consolidated and combined balance sheets as of June 30, 2023 and December 31, 2022 and 2021 of LTC, the WFOE, the former VIE, other subsidiaries, and corresponding eliminating adjustments separately.
	As of June 30, 2023
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
ASSETS
Current assets
Cash	74,415	216,316	—	257,555	—	548,286
Restricted cash	—	284	—	179,765	—	180,049
Accounts receivable – related parties, net	—	760	—	12,815	—	13,575
Inventories	—	—	—	125,634	—	125,634
Prepayments and other current assets – third parties, net	—	1,034	—	24,901	—	25,935
Prepayments and other current assets – related parties, net	—	126	—	13,785	—	13,911
Amounts due from intercompanies	206,359	289,237	—	88,516	(584,112)(1)	—
Total current assets	280,774	507,757	—	702,971	(584,112)	907,390
Non-current assets
Restricted cash	—	—	—	692	—	692
Investment securities – related parties	7,326	—	—	—	—	7,326
Property, equipment and software, net	—	96,021	—	198,550	—	294,571
Intangible assets	—	40	—	116,312	—	116,352
Operating lease right-of-use assets	—	78,960	—	83,709	—	162,669
Other non-current assets – third parties	—	8,817	—	94,807	—	103,624
Other non-current assets – related parties	—	—	—	2,542	—	2,542
Investments in consolidated entities	—	272,437	—	136,274	(408,711)(2)	—
Total non-current assets	7,326	456,275	—	632,886	(408,711)	687,776
Total assets	288,100	964,032	—	1,335,857	(992,823)	1,595,166
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings – third parties	—	146,067	—	234,774	—	380,841
Accounts payable – third parties	—	—	—	3,549	—	3,549
Accounts payable – related parties	—	—	—	152,725	—	152,725
Contract liabilities – third parties	—	—	—	29,875	—	29,875
Operating lease liabilities – third parties	—	5,278	—	11,744	—	17,022

	As of June 30, 2023
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Accrued expenses and other current liabilities – third parties	1,320	55,683	—	218,566	—	275,569
Accrued expenses and other current liabilities – related parties	—	6,077	—	222,313	—	228,390
Exchangeable notes	—	346,115	—	—	—	346,115
Convertible notes	22,415	—	—	—	—	22,415
Amounts due to intercompanies	—	92,819	—	491,293	(584,112)(1)	—
Total current liabilities	23,735	652,039	—	1,364,839	(584,112)	1,456,501
Non-current liabilities
Contract liabilities – third parties	—	—	—	3,592	—	3,592
Operating lease liabilities – third parties	—	42,378	—	49,751	—	92,129
Exchangeable notes	—	—	—	72,628	—	72,628
Convertible notes	—	—	—	77,364	—	77,364
Put option liabilities	6,069	—	—	—	—	6,069
Deferred tax liabilities	—	—	—	373	—	373
Deferred income	—	262,948	—	—	—	262,948
Other non-current liabilities – third parties	—	—	—	31,636	—	31,636
Other non-current liabilities – related parties	—	174	—	1,536	—	1,710
Share of losses in excess of investments in consolidated entities	661,849	—	—	—	(661,849)(2)	—
Total non-current liabilities	667,918	305,500	—	236,880	(661,849)	548,449
Total liabilities	691,653	957,539	—	1,601,719	(1,245,961)	2,004,950
Total mezzanine equity	368,667	—	—	—	—	368,667
SHAREHOLDERS’ DEFICIT
Ordinary shares	21	104,898	—	251,376	(356,274)(2)	21
Additional paid-in capital	371,173	36,447	—	498,824	(535,271)(2)	371,173
Accumulated other comprehensive income	50,521	4,204	—	22,845	(27,049)(2)	50,521
Accumulated deficit	(1,193,935)	(139,056)	—	(1,032,676)	1,171,732(2)	(1,193,935)
Total shareholders’ deficit attributable to ordinary shareholders	(772,220)	6,493	—	(259,631)	253,138	(772,220)
Noncontrolling interests	—	—	—	(6,231)	—	(6,231)
Total shareholders’ deficit	(772,220)	6,493	—	(265,862)	253,138	(778,451)
Total liabilities, mezzanine equity and shareholders’ deficit	288,100	964,032	—	1,335,857	(992,823)	1,595,166

	As of December 31, 2022
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
ASSETS
Current assets
Cash	353,107	148,949	156,571	77,978	—	736,605
Restricted cash	—	1,955	—	437	—	2,392
Accounts receivable – related parties, net of nil allowance for doubtful accounts	—	788	—	7,757	—	8,545
Inventories	—	—	108	22,595	—	22,703
Prepayments and other current assets – third parties	—	7,598	2,313	34,575	—	44,486
Prepayments and other current assets – related parties	—	69	—	8,663	—	8,732
Amounts due from inter-companies	6,089	112,833	—	5,387	(124,309)(1)	—
Total current assets	359,196	272,192	158,992	157,392	(124,309)	823,463
Non-current assets
Restricted cash	—	—	—	536	—	536
Investment securities – related parties	8,411	—	—	—	—	8,411
Property, equipment and software, net	—	100,876	14,189	138,406	—	253,471
Intangible assets	—	42	—	116,322	—	116,364
Operating lease right-of-use assets	—	84,972	12,388	61,364	—	158,724
Other non-current assets	—	1,484	1,122	8,377	—	10,983
Investments in consolidated entities	—	230,015	—	116,385	(346,400)(2)	—
Total non-current assets	8,411	417,389	27,699	441,390	(346,400)	548,489
Total assets	367,607	689,581	186,691	598,782	(470,709)	1,371,952
LIABILITIES
Current Liabilities
Short-term borrowings – third parties	—	—	—	28,748	—	28,748
Accounts payable – third parties	—	—	—	1,466	—	1,466
Accounts payable – related parties	—	—	—	5,770	—	5,770
Contract liabilities – third parties	—	—	—	7,843	—	7,843
Operating lease liabilities – third parties	—	4,848	716	10,251	—	15,815
Accrued expenses and other current liabilities – third parties	—	65,886	35,254	222,159	—	323,299
Accrued expenses and other current liabilities – related parties	—	8,098	801	174,338	—	183,237
Exchangeable notes	—	355,320	—	—	—	355,320
Mandatorily redeemable noncontrolling interest	—	—	11,381	—	—	11,381
Amounts due to inter-companies	—	2,415	10,551	111,343	(124,309)(1)	—
Total current liabilities	—	436,567	58,703	561,918	(124,309)	932,879

	As of December 31, 2022
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Non-current liabilities
Operating lease liabilities – third parties	—	46,391	1,662	50,910	—	98,963
Exchangeable notes	—	—	71,792	—	—	71,792
Convertible notes	—	—	76,770	—	—	76,770
Deferred tax liabilities	—	—	—	126	—	126
Deferred income	—	258,450	—	—	—	258,450
Other non-current liabilities – third parties	—	—	—	15,824	—	15,824
Other non-current liabilities – related parties	—	170	—	1,584	—	1,754
Share of losses in excess of investments in consolidated entities	451,571	—	—	—	(451,571)(2)	—
Total non-current liabilities	451,571	305,011	150,224	68,444	(451,571)	523,679
Total liabilities	451,571	741,578	208,927	630,362	(575,880)	1,456,558
Total mezzanine equity	368,409	—	—	—	—	368,409
SHAREHOLDERS’ EQUITY (DEFICIT)
Ordinary shares	21	85,009	155	233,149	(318,313)(2)	21
Additional paid-in capital	403,103	45,547	39,951	313,752	(399,250)(2)	403,103
Receivable from shareholders	(26,447)	—	—	—	—	(26,447)
Accumulated other comprehensive income (loss)	17,707	(491)	(1,173)	1,930	(266)(2)	17,707
Accumulated deficit	(846,757)	(182,062)	(60,527)	(580,411)	823,000(2)	(846,757)
Total shareholders’ deficit attributable to ordinary shareholders	(452,373)	(51,997)	(21,594)	(31,580)	105,171	(452,373)
Noncontrolling interests	—	—	(642)	—	—	(642)
Total shareholders’ deficit	(452,373)	(51,997)	(22,236)	(31,580)	105,171	(453,015)
Total liabilities, mezzanine equity and shareholders’ deficit	367,607	689,581	186,691	598,782	(470,709)	1,371,952

	As of December 31, 2021
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
ASSETS
Current assets
Cash	81,749	308,350	49,094	92,259	—	531,452
Derivative asset	—	2,256	—	—	—	2,256
Accounts receivable – related parties, net of nil allowance for doubtful accounts	—	471	—	5,409	—	5,880
Inventories	—	—	—	1,983	—	1,983
Prepayments and other current assets – third parties	—	1,555	389	47,431	—	49,375
Prepayments and other current assets – related parties	—	—	—	434,627	—	434,627
Amounts due from inter-companies	—	27,325	—	2,667	(29,992)(1)	—
Total current assets	81,749	339,957	49,483	584,376	(29,992)	1,025,573
Non-current assets
Property, equipment and software, net	—	23,787	—	35,410		59,197
Intangible assets	—	—	—	116,121	—	116,121
Operating lease right-of-use assets	—	42,253	11,995	53,985	—	108,233
Other non-current assets	—	401	81	7,705	—	8,187
Investments in combined entities	137,017	111,858	—	116,385	(365,260)(2)	—
Total non-current assets	137,017	178,299	12,076	329,606	(365,260)	291,738
Total assets	218,766	518,256	61,559	913,982	(395,252)	1,317,311
LIABILITIES
Current Liabilities
Short-term borrowings – related parties	—	—	—	11,269	—	11,269
Contract liabilities – third parties	—	—	—	6	—	6
Operating lease liabilities – third parties	—	1,744	242	7,514	—	9,500
Accrued expenses and other current liabilities – third parties	—	35,469	11,304	64,940	—	111,713
Accrued expenses and other current liabilities – related parties	—	4,276	—	438,512		442,788
Exchangeable notes	—	126,420	—	—	—	126,420
Convertible notes	23,445	—	—	—	—	23,445
Mandatorily redeemable noncontrolling interest	—	—	6,593	—	—	6,593
Amounts due to inter-companies	—	1,262	12,158	16,572	(29,992)(1)	—
Total current liabilities	23,445	169,171	30,297	538,813	(29,992)	731,734

	As of December 31, 2021
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Non-current liabilities
Contract liabilities – third parties	—	—	—	1,930	—	1,930
Operating lease liabilities – third parties	—	1,986	773	44,879	—	47,638
Deferred tax liabilities	—	—	—	141	—	141
Deferred income	—	282,322	—	57,974	—	340,296
Other non-current liabilities – third parties	—	—	—	251	—	251
Total non-current liabilities	—	284,308	773	105,175	—	390,256
Total liabilities	23,445	453,479	31,070	643,988	(29,992)	1,121,990
SHAREHOLDERS’ EQUITY
Ordinary shares	22	85,009	155	111,521	(196,685)(2)	22
Additional paid-in capital	424,414	34,423	38,442	218,838	(291,703)(2)	424,414
Receivable from shareholders	(106,210)	—	—	—	—	(106,210)
Accumulated other comprehensive income (loss)	(69)	1,210	630	(291)	(1,549)(2)	(69)
Accumulated deficit	(122,836)	(55,865)	(8,738)	(60,074)	124,677(2)	(122,836)
Total shareholders’ equity	195,321	64,777	30,489	269,994	(365,260)	195,321
Total liabilities and shareholders’ equity	218,766	518,256	61,559	913,982	(395,252)	1,317,311

Notes:
(1)
Represents the elimination of intercompany balances among the LTC, the WFOE, the former VIE and its subsidiaries and other subsidiaries.

(2)
Represents the elimination of investments among the LTC, the WFOE, the former VIE and its subsidiaries and other subsidiaries.

The following tables present Lotus Tech’s condensed consolidating schedule depicting the consolidated and combined statements of cash flows for the six months ended June 30, 2023 and for the fiscal years ended December 31, 2022 and 2021 of LTC, the WFOE, the former VIE, other subsidiaries, and corresponding eliminating adjustments separately.
	Six Months Ended June 30, 2023
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Operating activities:
Net cash generated from (used in) operating activities	4,418	(18,933)	(8,281)	(280,904)	—	(303,700)
Investing activities:
Payments for purchases of property, equipment and software and intangible assets	—	(28,504)	—	(84,703)	—	(113,207)
Proceeds from disposal of property, equipment and software	—	(347)	—	659	—	312
Receipt of government grant related to assets	—	14,533	—	—	—	14,533
Payments for purchases of short-term investments	—	—	(38,254)	—	—	(38,254)
Proceeds from sales of short-term investments	—	—	—	37,428	—	37,428
Proceeds from disposal of a subsidiary, net of cash disposed	—	—	—	1,379	—	1,379
Payments for investments in equity investees	—	(2)	(146)	(4,911)	—	(5,059)
Loans to related parties	—	—	—	(865)	—	(865)
Loans to intercompanies	(214,583)	(165,541)	—	(90,444)	470,568(1)	—
Proceeds from collection of loans from intercompanies	11,000	54,668	—	—	(65,668)(4)	—
Cash contribution to consolidated entities	(109,327)	(21,641)	—	(19,888)	150,856(3)	—
Net cash used in investing activities	(312,910)	(146,834)	(38,400)	(161,345)	555,756	(103,733)
Financing activities:
Proceeds from settlement of receivable from shareholders	7,514	—	18,625	—	—	26,139
Proceeds from issuance of convertible notes	22,297	—	—	—	—	22,297
Receipt of refundable deposits in connection with the issuance of Private Investment in Public Equity (“PIPE”) investments and convertible notes	1,000	10,000	—	—	—	11,000
Payment for redemption of mandatorily redeemable noncontrolling interest	—	—	—	(11,554)	—	(11,554)
Payment to a noncontrolling interest in the liquidation of a subsidiary	—	—	(148)	—	—	(148)

	Six Months Ended June 30, 2023
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Proceeds from bank loans	—	163,488	—	215,203	—	378,691
Repayments for bank loans	—	(11,142)	—	—	—	(11,142)
Proceeds from loans borrowed from intercompanies	—	90,444	—	380,124	(470,568))(1)	—
Repayments for loans borrowed from intercompanies	—	—	—	(65,668)	65,668(4)	—
Cash contributed by the respective parent companies	—	19,889	—	130,967	(150,856)(3)	—
Cash transfer due to the Restructuring	—	(32,715)	(125,794)	158,509	—(5)	—
Net cash provided by (used in) financing activities	30,811	239,964	(107,317)	807,581	(555,756)	415,283
Effect of exchange rate changes on cash and restricted cash	(1,011)	(8,501)	(2,573)	(6,271)	—	(18,356)
Net (decrease) increase in cash and restricted cash	(278,692)	65,696	(156,571)	359,061	—	(10,506)
Cash and restricted cash at beginning of the period	353,107	150,904	156,571	78,951	—	739,533
Cash and restricted cash at end of the period	74,415	216,600	—	438,012	—	729,027

	Year Ended December 31, 2022
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Operating activities:
Net cash generated from (used in) operating activities	2,682	(144,423)	(8,869)	(200,809)	—	(351,419)
Investing activities:
Payments for purchases of property, equipment and software and intangible assets	—	(71,839)	(2,635)	(58,871)	—	(133,345)
Proceeds from disposal of property, equipment and software	—	33	—	1,038	—	1,071
Payments for purchases of short-term investments	(10,000)	—	(290,662)	—	—	(300,662)
Proceeds from sales of short-term investments	—	—	289,587	—	—	289,587
Payment upon settlement of derivative instruments	(2,652)	2,011	—	—	—	(641)
Payments for investments in equity investees	—	—	(1,920)	(1,194)	—	(3,114)
Loans to related parties	—	—	—	(2,310)	—	(2,310)
Loans to intercompanies	(5,876)	(49,602)	—	—	55,478(1)	—
Proceeds from collection of advances from an intercompany	—	10,611	—	—	(10,611)(2)	—
Cash contribution to consolidated entities	(94,688)	(137,200)	—	—	231,888(3)	—
Net cash used in investing activities	(113,216)	(245,986)	(5,630)	(61,337)	276,755	(149,414)
Financing activities:
Proceeds from settlement of receivable from shareholders	74,638	—	1,509	—	—	76,147
Proceeds from issuance of Series Pre-A Preferred Shares	129,681	—	—	—	—	129,681
Proceeds from issuance of Series A Preferred Shares	187,734	—	—	—	—	187,734
Repayment of exchangeable notes for issuance of Series A Preferred Shares	—	(57,430)	—	—	—	(57,430)
Proceeds from issuance of convertible notes	—	—	75,037	—	—	75,037
Proceeds from issuance of exchangeable notes	—	307,172	71,792	—	—	378,964
Receipt of refundable deposits in connection with the issuance of Series A Preferred Shares	—	28,945	—	—	—	28,945
Repayment of refundable deposits in connection with the issuance of Series A Preferred Shares	—	(28,628)	—	—	—	(28,628)
Consideration payment in connection with reorganization	—	—	—	(50,794)	—	(50,794)

	Year Ended December 31, 2022
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Capital contribution by noncontrolling interests	—	—	149	—	—	149
Repayment of loans from a related party	—	—	—	(9,844)	—	(9,844)
Proceeds from bank loans	—	—	—	28,170	—	28,170
Proceeds from loans borrowed from intercompanies	—	—	—	55,478	(55,478)(1)	—
Repayment of advances from an intercompany	—	—	(10,611)	—	10,611(2)	—
Cash contributed by the respective parent companies	—	—	—	231,888	(231,888)(3)	—
Net cash provided by financing activities	392,053	250,059	137,876	254,898	(276,755)	758,131
Effect of exchange rate changes on cash and restricted cash	(10,161)	(17,008)	(15,900)	(6,148)	—	(49,217)
Net increase (decrease) in cash and restricted cash	271,358	(157,358)	107,477	(13,396)	—	208,081
Cash and restricted cash at the beginning of the year	81,749	308,350	49,094	92,259	—	531,452
Cash and restricted cash at the end of the year	353,107	150,992	156,571	78,863	—	739,533

	Year Ended December 31, 2021
	(in thousands)
	LTC	WFOE	The former VIE and its subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Operating activities:
Net cash used in operating activities	(997)	(77,377)	(7,993)	(40,138)	—	(126,505)
Investing activities:
Payments for purchases of property, equipment and software and intangible assets	—	(13,845)	—	(20,745)	—	(34,590)
Proceeds from disposal of property, equipment and software	—	14	—	—	—	14
Receipt of government grant related to assets	—	279,052	—	—	—	279,052
Advances to an intercompany	—	(11,055)	—	—	11,055(2)	—
Cash contribution to consolidated entities	—	(108,898)	—	—	108,898(3)	—
Net cash provided by (used in) investing activities	—	145,268	—	(20,745)	119,953	244,476
Financing activities:
Proceeds from issuance of ordinary shares	58,631	100,690	38,597	—	—	197,918
Proceeds from issuance of convertible notes	23,445	—	—	—	—	23,445
Proceeds from issuance of exchangeable notes	—	125,039	—	—	—	125,039
Proceeds from issuance of mandatorily redeemable noncontrolling interest	—	—	6,299	—	—	6,299
Capital contribution from shareholders	—	15,695	—	—	—	15,695
Dividends paid to a shareholder	—	—	—	(1,880)	—	(1,880)
Consideration payment in connection with reorganization	—	(1,663)	—	—	—	(1,663)
Proceeds from advances from an intercompany	—	—	11,055	—	(11,055)(2)	—
Cash contributed by the respective parent company	—	—	—	108,898	(108,898)(3)	—
Net cash provided by financing activities	82,076	239,761	55,951	107,018	(119,953)	364,853
Effect of exchange rate changes on cash	670	698	1,136	439	—	2,943
Net increase in cash	81,749	308,350	49,094	46,574	—	485,767
Cash at the beginning of the year	—	—	—	45,685	—	45,685
Cash at the end of the year	81,749	308,350	49,094	92,259	—	531,452

Notes:
(1)
For the year ended December 31, 2022, the LTC provided loans in the amount of US$5.9 million to its subsidiary, Lotus Tech UK, and the WFOE provided loans in the amount of US$49.6 million to its subsidiary, Wuhan Lotus Cars. For the six months ended June 30, 2023, the LTC provided loans in the amount of US$214.6 million to its subsidiaries, the WFOE provided loans in the amount of US$165.5 million to its subsidiaries and the other subsidiaries provided loans in the amount of US$90.4 million to WFOE. These transactions were eliminated upon consolidation.

(2)
For the year ended December 31, 2021, the WFOE paid advances of US$11.1 million to the former VIE. For the year ended December 31, 2022, the WFOE collected the advances of US$10.6 million from the former VIE. These transactions were eliminated upon consolidation.

(3)
For the year ended December 31, 2021, the WFOE made capital contribution of US$108.9 million to its consolidated entities. For the year ended December 31, 2022, the LTC made capital contribution of US$94.7 million to its consolidated entities, and the WFOE made capital contribution of US$137.2 million to its consolidated entities. For the six months ended June 30, 2023, the LTC made capital contribution of US$109.3 million to its consolidated entities, the WOFE made capital contribution of US$21.6 million to its consolidated entities, and the other subsidiaries made capital contribution of US$19.9 million to its consolidated entities. The cash transfer were eliminated upon consolidation.

(4)
For the six months ended June 30, 2023, the other subsidiaries repaid loans borrowed from the LTC and the WFOE in the amounts of US$11.0 million and US$54.7 million, respectively. These transactions were eliminated upon consolidation.

(5)
For the six months ended June 30, 2023, the Group has implemented the Restructuring. In connection with the Restructuring, the WFOE paid US$32.7 million to acquire 100% equity interest in subsidiaries of the former VIE, and the former VIE transferred all of its cash of US$158.5 million to a subsidiary of the WFOE.

Non-GAAP Financial Measures
Lotus Tech uses adjusted net loss and adjusted EBITDA in evaluating its operating results and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, and such adjustment has no impact on income tax. Lotus Tech defines adjusted EBITDA as net income excluding interest income, income tax expenses, depreciation of property, equipment and software, and share-based compensation expenses.
Lotus Tech presents these non-GAAP financial measures because they are used by Lotus Tech’s management to evaluate its operating performance and formulate business plans. Lotus Tech believes that adjusted net loss and adjusted EBITDA help identify underlying trends in Lotus Tech’s business that could otherwise be distorted by the effect of certain expenses that are included in net loss. Lotus Tech also believes that the use of the non-GAAP measures facilitates investors’ assessment of its operating performance. Lotus Tech believes that adjusted net loss and adjusted EBITDA provide useful information about its operating results, enhance the overall understanding of its past performance and future prospects and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision making.
Adjusted net loss and adjusted EBITDA should not be considered in isolation or construed as alternatives to net loss or any other measures of performance or as indicators of Lotus Tech’s operating performance. Investors are encouraged to compare Lotus Tech’s historical adjusted net loss and adjusted EBITDA to the most directly comparable GAAP measure, net loss. Adjusted net loss and adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to Lotus Tech’s data. Lotus Tech encourages investors and others to review its financial information in its entirety and not rely on a single financial measure.
The table below sets forth a reconciliation of Lotus Tech’s net loss to adjusted net loss and adjusted EBITDA for the periods/years indicated:
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	US$	US$	US$	US$
	(in thousands)
Net loss	(352,942)	(206,292)	(724,563)	(110,531)
Share-based compensation expenses	—	10,625	10,625	—
Adjusted net loss	(352,942)	(195,667)	(713,938)	(110,531)
Net Loss	(352,942)	(206,292)	(724,563)	(110,531)
Interest expenses	3,470	5,507	8,542	3,615
Interest income	(5,848)	(5,948)	(12,188)	(6,219)
Income tax expense (benefit)	(18)	104	292	1,853
Share-based compensation expenses	—	10,625	10,625	—
Depreciation	22,641	2,233	12,790	2,056
Adjusted EBITDA	(332,697)	(193,771)	(704,502)	(109,226)

SELECTED HISTORICAL FINANCIAL DATA OF LCAA
LCAA is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. LCAA’s balance sheet data as of June 30, 2023, December 31, 2022 and 2021 along with the statements of operations data for the six months ended June 30, 2023, for the year ended December 31, 2022 and for the period from January 5, 2021 (inception) through December 31, 2021 are derived from LCAA’s financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with LCAA’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LCAA” contained elsewhere in this proxy statement/prospectus. LCAA’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	June 30, 2023	December 31, 2022	December 31, 2021
ASSETS:
Current assets
Cash	$4,523	$4,523	591,197
Prepaid expenses	119,080	73,008	428,051
Total Current Assets	123,603	77,531	1,019,248
Prepaid expense – noncurrent	—	—	80,919
Marketable securities held in Trust Account	227,333,868	290,664,460	286,531,700
TOTAL ASSETS	$227,457,471	$290,741,991	$287,631,867
Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$4,105,953	$1,779,602	$309,736
Due to related party	4,659,040	2,108,356	30,000
Total Current Liabilities	8,764,993	3,887,958	339,736
Deferred underwriting fee	7,956,685	10,027,806	10,027,806
Warrant liability	4,245,221	601,483	11,879,289
Total Liabilities	20,966,899	14,517,247	22,246,831
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption, 21,783,622, 28,650,874 and 28,650,874 shares at June 30, 2023, December 31, 2022 and December 31, 2021, respectively	227,333,867	290,664,459	286,531,700
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 21,783,622, 28,650,874 and 28,650,874 shares subject to possible redemption) at June 30, 2023, December 31, 2022 and December 31, 2021, respectively	—	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,162,718 shares issued and outstanding at June 30, 2023, December 31, 2022 and December 31, 2021	717	717	717
Additional paid-in capital	—	—	—
Accumulated deficit	(20,844,012)	(14,440,432)	(21,147,381)
Total Shareholders’ Deficit	(20,843,295)	(14,439,715)	(21,146,664)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$227,457,471	$290,741,991	$287,631,867

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022	For the Year Ended December 31, 2022	For the Period from January 5, 2021 (Inception) through December 31, 2021
Operating costs	$3,510,963	$1,518,579	$4,570,857	$1,054,672
Loss from operations	(3,510,963)	(1,518,579)	(4,570,857)	(1,054,672)
Other (expense) income:
Interest earned on marketable securities held in Trust Account	5,550,162	415,648	4,132,759	22,958
Reduction in deferred underwriter fees	87,471	—	—	(695,493)
Change in fair value of warrant liability	(3,643,738)	10,320,713	11,277,806	7,215,278
Total other income, net	1,993,895	10,736,361	15,410,565	6,542,743
Net (loss) income	$(1,517,068)	$(9,217,782)	$10,839,708	$5,488,071
Weighted average shares outstanding, Class A ordinary shares	24,363,584	28,650,874	28,650,874	23,083,649
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.05)	$0.26	$0.30	$0.18
Weighted average shares outstanding, Class B ordinary shares	7,162,718	7,162,718	7,162,718	6,844,319
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.05)	$0.26	$0.30	$0.18

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) of LCAA and LTC, gives effect to the transactions contemplated by the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed combined financial statements are based on the LCAA historical financial statements and LTC historical financial statements as adjusted to give effect to the Business Combination and related transactions (collectively, the “Transactions”). The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022, the beginning of the earliest period presented.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of LCAA and LTC for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company’s following the reverse recapitalization.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of LCAA ordinary shares:
•
Scenario 1 — Assuming No Redemptions: This presentation assumes that no LCAA Public Shareholder exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in LCAA’s Trust Account.

•
Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that LCAA Public Shareholders holding 21,783,622 LCAA Public Shares will exercise their redemption rights for US$228,323,868 of funds in the Trust Account (as of immediately following the redemptions in connection with the Extension EGM). The obligations of LCAA and LTC to consummate the Business Combination under the Merger Agreement are subject to certain customary closing conditions, including the Minimum Available Cash Condition and the Net Tangible Assets Condition. The maximum redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all LCAA Public Shareholders exercise their redemption rights with respect to the LCAA Public Shares. Unless the NTA Proposal is approved and adopted and the parties to the Merger Agreement elect to waive the Net Tangible Assets Condition, and, to the extent that the cash proceeds that will be funded to LTC in connection with the PIPE Financing and the Pre-Closing Financing are in the aggregate less than $100,000,000, unless LTC elects to waive the Minimum Available Cash Condition, the maximum redemption scenario cannot occur. As of the date of this proxy statement / prospectus, the Minimum Available Cash Condition is expected to be satisfied based on the anticipated proceeds from the PIPE Financing and the Pre-Closing Financing, and the parties have not waived the Net Tangible Assets Condition.

(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June 30, 2023
Total revenue	$130,035	$130,035
Net Loss attributable to ordinary shareholders	$(369,409)	$(374,959)
Weighted average shares outstanding – basic and diluted	$620,636,824	$598,853,202
Loss per ordinary shares – basic and diluted	$(0.60)	$(0.63)
(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2022
Total revenue	$9,557	$9,557
Net Loss attributable to ordinary shareholders	$(720,046)	(724,179)
Weighted average shares outstanding – basic and diluted	$622,206,585	$600,422,963
Loss per ordinary shares – basic and diluted	$(1.16)	$(1.21)
(In thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2023
Total assets	$1,905,726	$1,680,359
Total liabilities	$1,628,135	$1,628,135
Total stockholders’ equity (deficit) attributable to ordinary shareholders	$283,822	$58,455

COMPARATIVE PER SHARE INFORMATION
The following table sets forth the per share data of each of LCAA and LTC on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended June 30, 2023 and after giving effect to the Business Combination, prepare using the assumptions below:
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Scenario 1 — Assuming No Redemptions: This presentation assumes that no LCAA Public Shareholder exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in LCAA’s Trust Account.

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Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that LCAA Public Shareholders holding 21,783,622 LCAA Public Shares will exercise their redemption rights for US$228,323,868 of funds in the Trust Account (as of immediately following the redemptions in connection with the Extension EGM). The obligations of LCAA and LTC to consummate the Business Combination under the Merger Agreement are subject to certain customary closing conditions, including the Minimum Available Cash Condition and the Net Tangible Assets Condition. The maximum redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all LCAA Public Shareholders exercise their redemption rights with respect to the LCAA Public Shares. Unless the NTA Proposal is approved and adopted and the parties to the Merger Agreement elect to waive the Net Tangible Assets Condition, and, to the extent that the cash proceeds that will be funded to LTC in connection with the PIPE Financing and the Pre-Closing Financing are in the aggregate less than $100,000,000, unless LTC elects to waive the Minimum Available Cash Condition, the maximum redemption scenario cannot occur. As of the date of this proxy statement / prospectus, the Minimum Available Cash Condition is expected to be satisfied based on the anticipated proceeds from the PIPE Financing and the Pre-Closing Financing, and the parties have not waived the Net Tangible Assets Condition.

In this case, the per share data assumes that the Recapitalization (as defined herein) is effective on January 1, 2022.
You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of LCAA and LTC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited LCAA and LTC pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro forma Condensed Combined Financial Information.”
The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of LCAA and LTC would have been had the companies been combined during the periods presented.

(In thousands US$, except share and per share data, or otherwise noted)
			Pro Forma Combined
	LTC	LCAA	No Redemptions	Maximum Contractual Redemptions
Six Months Ended June 30, 2023
Basic and diluted loss per ordinary share	(0.16)		(0.60)	(0.63)
Weighted average number of ordinary shares	2,142,922,222		620,636,824	598,853,202
Basic and diluted income per LTC	—
Class A ordinary shares		(0.05)
Class B ordinary shares		(0.05)
Weighted Average number of LCAA	—	—	—	—
Class A ordinary shares		24,363,584
Class B ordinary shares	—	7,162,718	—	—
Year Ended December 31, 2022
Basic and diluted loss per ordinary share	(0.34)		(1.16)	(1.21)
Weighted average number of ordinary shares	2,148,265,510		622,206,585	600,422,963
Basic and diluted income per LTC	—
Class A ordinary shares		0.30
Class B ordinary shares		0.30
Weighted Average number of LCAA	—	—	—	—
Class A ordinary shares		28,650,874
Class B ordinary shares	—	7,162,718	—	—

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes statements that express LCAA’s and Lotus Tech’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements include all matters that are not historical facts and can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “is/are likely to,” “potential,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding LCAA’s and Lotus Tech’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which Lotus Tech operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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Lotus Tech’s unproven ability to compete in the highly competitive automotive market;

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Lotus Tech’s reliance on a variety of arrangements with Geely Holding;

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Lotus Tech’s unproven ability to maintain and strengthen the “Lotus” brand;

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Lotus Tech’s limited operating history and unproven ability to develop, manufacture, and deliver high quality automobiles;

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Lotus Tech’s historical negative net cash flows from operations and its unproven ability to adequately control the costs;

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Lotus Tech’s limited number of orders for Eletre and its vehicle models;

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potential delays in the manufacturing and launch of Lotus Tech’s vehicles;

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the complexity, uncertainties and changes in global regulations on automotive as well as internet-related businesses and companies, including regulations on homologations, safety, data protection and privacy, automated driving, environmental protection, recall, distribution, government incentives, batteries regulations, and end-of-life regulations;

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Lotus Tech’s dependence on consumer’s demand and willingness to adopt luxury electric vehicles;

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the rapidly evolving technology in automotive industry, and ongoing development and safety of intelligent driving technology;

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cost increases, disruptions or shortage in supply of raw materials, semiconductor chips or other components, and Lotus Tech’s dependence on suppliers;

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Lotus Tech’s unproven ability to expand physical sales network cost-efficiently;

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Lotus Tech’s unproven ability to perform in line with customer expectations;

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challenges in providing charging solutions;

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business, regulatory, political, operational and financial risk in jurisdictions Lotus Tech operate;

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the number and percentage of LCAA shareholders voting against the Business Combination Proposal, the Merger Proposal and/or seeking redemption, the risk that the Business Combination may not be completed in a timely manner or at all, and the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

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failure to realize the anticipated benefits of the Business Combination; and

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other matters described in the section entitled “Risk Factors,” and “Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

LCAA and Lotus Tech caution you against placing undue reliance on forward-looking statements, which reflect current expectations and beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. LCAA and Lotus Tech will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In the event that any forward-looking statement is updated, no inference should be made that LCAA or Lotus Tech will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in LCAA’s public filings with the SEC or, upon and following the consummation of the Business Combination, in LTC’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”
In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Lotus Tech.
Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and market potential, is based on the good faith estimates of Lotus Tech’s management, which in turn are based upon Lotus Tech’s management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Lotus Tech is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus.

RISK FACTORS
If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Lotus Tech following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by LCAA and Lotus Tech, which later may prove to be incorrect or incomplete. LCAA and Lotus Tech may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party or on the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of LTC ADSs or, if the Business Combination is not consummated, LCAA Public Shares, could decline, and you may lose part or all of the value of any LTC ADSs or LCAA Public Shares that you hold.
In this section, “Lotus Tech,” “we,” “us” or “our” refer to LTC and its subsidiaries, and, in the context of describing our operations and consolidated and combined financial information, also include the former VIE and its subsidiaries for the periods ended prior to the Restructuring.
Risks Relating to Our Business and Industry
The automotive market is highly competitive, and we may not be successful in competing in this industry.
The global automotive market is highly competitive and has historically been associated with significant barriers to entry, including large capital requirements for and investment costs of developing, designing, manufacturing and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales and service locations. We have strategically entered into the sustainable luxury BEV market, and we face a variety of added challenges that a traditional automobile manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional gasoline engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, and the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric vehicles. We expect the sustainable luxury BEV market segment to become even more competitive in the future as additional players enter into this segment. We compete with competitors all around the world. Our vehicles also compete with ICE vehicles as well as new energy vehicles.
Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing, and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products.
We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include, among others, local protectionism, brand recognition product quality and performance, technological innovation, product design and styling, pricing, safety, and customer service. Increased competition may lead to lower vehicle unit sales and increased inventory, which may adversely affect our business, financial condition, operating results, and prospects. Our ability to successfully overcome the industry barriers of and compete in our market will be fundamental to our future success in existing and new markets and our market share. There can be no assurance that we will be able to successfully overcome the industry barriers of and compete in our markets. If our competitors introduce new cars or services that successfully compete with or surpass the quality or performance of our cars or services at more competitive prices, we may be unable to satisfy existing customers or attract new customers at such prices and levels and our business, financial condition, results of operations, and prospects will be affected.
Our reliance on a variety of arrangements with Geely Holding, including agreements related to research and development, procurement, manufacturing, and engineering, could subject us to risks.
We have entered into a variety of agreements, including agreements related to research and development, procurement, manufacturing, and engineering with our strategic partner, Geely Holding. Our reliance on these agreements subjects us to a number of significant risks, including the risk of being unable to operate as a standalone business, launch new vehicles, reach our development and production targets or focus our efforts on core areas of differentiation.
Of particular importance for our operations are the related party agreements with Geely Holding and its affiliate entities. These related party agreements include the Technology License Agreement, the Manufacture Cooperation Agreement, and the Supply of Framework Agreement, amongst other areas. These agreements are described in more detail in this proxy statement/prospectus under “— Certain Relationships and Related Person Transactions — Lotus Tech Relationships and Related Party Transactions.” These partnerships permit us to benefit from Geely Holding’s decades of experience investing in established auto-manufacturers while focusing our efforts on core areas of differentiation, such as design, research and development, performance, and rapid adoption of the latest technologies and sustainability solutions. We intend to continue to rely on our partnership with Geely Holding as part of our strategy.
Collaboration with Geely Holding for research and development, procurement, manufacturing, and engineering is subject to risks with respect to operations that are outside of our control. We currently rely and expect to continue to rely on our strategic partner, Geely Holding, in terms of research and development, procurement, manufacturing, and engineering with regard to our vehicles. We cannot provide any assurance as to whether our strategic partner will be able to develop efficient, automated, low-cost production capabilities and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design, and production standards, as well as the production volumes, required to successfully commercialize our vehicles. Even if our strategic partner is successful in developing high volume production capabilities and processes and reliably source its component supplies, no assurance can be given as to whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its and our control, such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules or to satisfy the requirements of existing and potential customers. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material and adverse effect on our business, results of operations, financial condition and prospects. There is risk of potential disputes with our strategic partner, and we could be affected by adverse publicity related to our strategic partner whether or not such publicity is related to their collaboration with us. Our ability to successfully build a luxury lifestyle vehicle brand could also be adversely affected by perceptions about the quality of our strategic partner’s vehicles. In addition, although we are involved in each step of the supply chain and manufacturing process, given that we also rely on our strategic partner to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.
If we are unable to maintain collaboration and partnership with Geely Holding, we may be unable to enter into new agreements with new third-party manufacturing partners on terms and conditions acceptable to us or at all, our ability to operate as a standalone business, produce vehicles, reach our development and production targets or focus our efforts on core areas of differentiation could be materially and adversely affected. Besides, we generated a portion of revenue from automotive design and development services provided to Geely Holding. If we are unable to maintain collaboration with Geely Holding, our financial performance would be directly and adversely affected. There can be no assurance that in such event we would be able to partner with other third parties to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new third party partners comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition, and prospects.

Furthermore, our supply chain efficiency also relies heavily on Geely Holding, largely attributable to its bargaining power derived from its volume and reputation. Failure to maintain agreements or partnership with Geely Holding could adversely affect our relationships with suppliers and there is no assurance that in such event we would be able to maintain relationships with current suppliers or to secure new suppliers to meet our needs on comparable and acceptable terms. If neither we nor Geely Holding enters into longer-term supplier agreements with guaranteed pricing for our parts or components, we may be exposed to fluctuations in prices of components, materials and equipment. For more details, see “Risks Relating to Our Business and Industry — We are dependent on our suppliers, many of whom are our single source suppliers for the components they supply” and “Risks Relating to Our Business and Industry — We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.”
We may not succeed in continuing to maintain and strengthen our brand, and our brand and reputation could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners, or our industry in general.
Our business and prospects will heavily depend on our ability to maintain and strengthen the “Lotus” brand associated with design, sustainability, and technological excellence. We obtained licenses from Group Lotus Limited to use the trademarks in the “Lotus” brand on lifestyle vehicles, parts and components. There is no assurance that Lotus Tech’s BEV lifestyle vehicles will maintain and strengthen a reputation comparable to that of Lotus’ ICE sports vehicle segment. If we fail to do so we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality vehicles and services and engage with our customers as intended, and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain, and strengthen the brand will depend heavily on the success of our branding efforts. We market our brand through media, word-of-mouth, events, and advertising. Such efforts may not achieve the desired results. If we do not maintain and strengthen a strong brand, our business, financial condition, results of operations, and prospects will be materially and adversely affected.
The trademark licenses granted to us to use the “Lotus” brand are on a royalty-free and worldwide basis and are for use of the trademarks (i) exclusively (subject to any existing licenses already granted) for lifestyle vehicles and parts and components in relation thereto that we design, develop, manufacture, assemble, distribute and sell; (ii) non-exclusively for our business of providing related after-sale services for the lifestyle vehicles; (iii) non-exclusively on related products (excluding anything relating to sports cars); and (iv) any other occasions in relation to the business as duly approved by its board (excluding anything relating to sports cars). Due to certain of the licenses being non-exclusive, third parties may also be able to use the trademarks in the “Lotus” brand for similar purposes. The trademark licenses will terminate upon (1) a material breach of any terms of the license agreement of any party and non-remedy of such breach within 30 days after being notified in writing of the breach; (2) a takeover, liquidation, or arrangement with a party’s creditors or a party ceasing or threatening to cease to carry on its business; (3) a loss of power of the licensor’s majority shareholders as a whole to directly or indirectly instruct and control the management of the licensor; or (4) a material breach of any terms of the Shareholders’ Agreement and non-remedy of such breach within 30 days after being notified in writing of the breach.
Since we are not the owners of the trademarks in the “Lotus” brand, we depend on the ability of Group Lotus Limited to obtain, maintain and enforce such trademarks in the “Lotus” brand. While we are able to request that Group Lotus Limited file additional, similar trademark applications to those that are currently licensed, Group Lotus Limited may determine not to pursue such applications. Furthermore, Group Lotus Limited may determine not to adequately protect or pursue litigation against other companies or may pursue such litigation less aggressively than we would. Additionally, Group Lotus Limited may allege that we have breached our license agreement with them, and accordingly seek to terminate the license, which could adversely affect our competitive business position and harm our business prospects.
Licensing of trademarks involves complex legal and business issues. Disputes may arise regarding trademarks subject to such licensing agreement, including (i) the scope of rights granted under such license agreement and other interpretation-related issues; and (ii) our diligence obligations under the license agreement and what activities satisfy those diligence obligations. If disputes over trademarks that we have or may in the future license prevent or impair our ability to maintain our current or future licensing arrangements on acceptable terms, we may be unable to successfully commercialize the affected products. We are generally also subject to all of the same risks with respect to protection of trademarks that we may license as we are for trademarks that we own. If we or any of our current or future licensors fail to adequately protect these trademarks, our ability to commercialize our products could suffer.
Our reputation and brand are vulnerable to many threats that can be difficult or impossible to predict, control, and costly or impossible to remediate. For example, from time to time, our vehicles are reviewed by media or other third parties. Any negative reviews or reviews that compare us unfavorably to competitors could adversely affect consumer perception about our vehicles. Negative publicity about us, such as alleged misconduct, unethical business practices, or other improper activities, or rumors relating to our business, directors, officers, employees, or shareholders, can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. Such allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal or administrative actions against us by regulatory or government authorities as well as private parties. Any regulatory inquiries or investigations and lawsuits against us, perceptions of inappropriate business conduct by us or perceived wrongdoing by any member of our management team, among other things, could substantially damage our reputation, and cause us to incur significant costs to defend ourselves. Any negative market perception or publicity regarding our suppliers or other business partners that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brand and reputation, or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about the auto industry, especially the EV industry, or product or service quality problems of other automakers in the industry in which we operate, including our competitors, may also negatively impact our reputation and brand. In particular, given the popularity of social media, any negative publicity, whether true or not, such as road accidents, vehicle self-ignition, or other perceived or actual safety issues, could quickly proliferate and harm customer perceptions of, and confidence in, our brand. Perceived or actual concerns about battery deterioration that are often associated with EVs could also negatively impact customer confidence in BEVs in general and our vehicles in particular. If we are unable to maintain and strengthen our reputation or further strengthen our brand recognition, our ability to attract and retain customers, third-party partners, and key employees could be harmed and, as a result, our business, financial position, and results of operations could be materially and adversely affected.
We have a limited operating history and our ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving.
Our EV business was founded in 2018. Our first vehicle model, Eletre, was launched in 2022. There is limited historical basis for making judgments on the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our profitability in the future. It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business.
The sustainability of our business depends, in large part, on our ability to timely execute our plan to develop, manufacture, and deliver on a large scale automobiles of high quality and appeal to customers. We have entered into an agreement with Geely Holding to manufacture our new lifestyle BEV models for the global market using the Wuhan manufacturing facility. We expect the Wuhan manufacturing facility will continue to produce the Eletre model and, with additional investment in necessary tooling and fixture upgrades, our planned Sedan, SUV and Sports BEVs. To date, we have limited automobile manufacturing experience, and therefore cannot assure you that we will be able to achieve our targeted production volume of commercially viable vehicles on a timely basis, or at all.
Our continued development, manufacturing, and delivery of high quality automobiles to achieve our targeted production volume are and will be subject to risks, including with respect to:
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delays in our EV technology development;

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lack of necessary funding;

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delays or disruptions in our supply chain;

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quality control deficiencies;

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inability to adapt to changing market conditions and manage growth effectively;

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incompliance with environmental, workplace safety, and relevant regulations; and

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cost overruns.

Historically, automakers are expected to periodically introduce new and improved models to stay abreast of the market. To remain competitive, we may be required to introduce new vehicle models and perform facelifts on existing vehicle models earlier or more frequently than originally planned, which would require us to invest to a larger extent in research and development. We cannot assure you that facelifts on Eletre or any future models we launch will appeal to our customers as we expect, or that any introduction of new models or facelifts will not adversely affect the sales of existing models.
Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any difficulties in providing us with or developing necessary components, we could experience delays in delivering vehicles. See also “— Risks Relating to our Business and Industry — We are dependent on suppliers, many of whom are our single source suppliers for the components they supply.” Any delay in the development, manufacturing, and delivery of Eletre or future models, or in performing facelifts to existing models, could subject us to customer complaints and materially and adversely affect our reputation, demand for our vehicles, and our growth prospects.
Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.
We have not been profitable and had negative net cash flows from operations. If we do not effectively manage our cash and other liquid financial assets, execute our plan to increase profitability and obtain additional financing, we may not be able to continue as a going concern.
We have not been profitable since our inception. We incurred net loss of US$352.9 million, US$206.3 million, US$724.6 million and US$110.5 million in the six months ended June 30, 2023 and 2022 and in 2022 and 2021, respectively. In addition, we had negative net cash flows from operating activities of US$303.7 million, US$132.7 million, US$351.4 million and US$126.5 million in the six months ended June 30, 2023 and 2022 and in 2022 and 2021, respectively. As of June 30, 2023 and December 31, 2022 and 2021, our accumulated deficit was US$1,193.9 million, US$846.8 million and US$122.8 million, respectively. We incurred capital expenditures of US$113.2 million, US$44.8 million, US$133.3 million and US$34.6 million in the six months ended June 30, 2023 and 2022 and in 2022 and 2021, respectively. Historically, we relied principally on proceeds from the issuance of exchangeable notes, convertible notes and related party borrowings to finance our operations and business expansion. We will require additional liquidity to continue our operations over the next 12 months. We are evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to: (a) external financing in conjunction with the Business Combination, obtaining additional loans from banks or related parties, and issuance of redeemable convertible preferred shares and convertible notes or exchangeable notes to new and existing investors and renewal of existing convertible notes and exchangeable notes when they are due, though there is no assurance that we will be successful in obtaining such additional liquidity on terms acceptable to us, if at all; or failing that, (b) a business plan to increase revenue and control operating costs and expenses to generate positive operating cash flows and optimize operational efficiency to improve our cash flow from operation. The feasibility of such plan is contingent upon many factors out of our control, and is highly uncertain and difficult to predict. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all, and there could be potential significant negative impact on our ability to continue its operations. Although the PIPE Investors have committed to subscribe for and purchase LTC Ordinary Shares substantially concurrently with the consummation of the Business Combination pursuant to the PIPE Subscription Agreements, the consummation of the PIPE Investments are subject to the satisfaction or waiver of closing conditions that LTC cannot control, including, among others, all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with the PIPE Investors’ outbound direct investment in LTC shall have been duly obtained and completed. There are no assurances that all conditions to consummate the PIPE Investments will be satisfied or that such conditions will be satisfied in the time frame expected. If the conditions to consummate the PIPE Investments are not met or that there is any delay in satisfying such conditions, the PIPE Investments may not be consummated or take longer to consummate than LTC expects, which could negatively impact our ability to continue operations.
The pressure on us to generate positive cash flow may be further exacerbated by our contractual obligations, including capital commitments, operating lease commitments, borrowings, and debts. We expect to continue to invest in the production ramp-up of Eletre, expansion of sales and servicing network, design and testing of new models, and research and development to further expand our business. These investments may not result in revenue increases or positive net cash flow on a timely basis, or at all. If we were not able to continue as a going concern, or if there were continued doubt about our ability to do so, additional financing may not be available to us on reasonable terms or at all. These factors give rise to substantial doubt over our ability to continue as a going concern. See “Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.
We may not generate sufficient revenues and may incur substantial losses for a number of reasons, including lack of demand for our vehicles, increasing competition, and other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications, or delays in deriving revenues or achieving profitability.
Forecasts and projections of our operating and financial results relies in large part upon assumptions and analyses developed by our management. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from those forecasted or projected.
Our operating results forecast relies in large part upon assumptions and analyses developed by our management and reflects current estimates of future performance, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from those forecasted or projected. We believe that the assumptions in the forecasts and projections were reasonable at the time such information was prepared, given the information we had at the time. In particular, the prospective financial information was prepared by our management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Lotus Tech, which do not take into account any circumstances or events occurring thereafter . This prospective financial information incorporates certain financial and operational assumptions, including, but not limited to, future industry performance, general business, economic, market and financial conditions, and matters specific to our business. In addition, such projections incorporate assumptions relating to (a) sales volumes, average selling prices and revenues, which could be significantly impacted by economic events and consumer demand for our vehicles; (b) our expectation to sell vehicles internationally, which could be impacted by trade policies, regulatory constraints and other factors; (c) our ability to maintain the strength of our brand; (d) our ability to manage costs of raw material and certain components and the associated manufacturing costs of our products and services; (e) projected growth in the luxury BEV market; and (e) our ability to satisfy delivery of our electric vehicles, and introduce new models, on the timeline and at the quantities planned.
However, the assumptions that underlie the prospective financial information are preliminary and there can be no assurance that our actual results will be in line with our expectations. The prospective financial information covers multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in the forecast depends on a number of factors, many of which are outside our control, including, but not limited to those stated elsewhere in this “Risk Factors” section and the following:
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whether we can obtain sufficient capital to sustain and grow our business;

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our ability to manage growth;

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whether we can manage relationships with key suppliers;

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our ability to obtain necessary regulatory approvals;

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market demand for our vehicles;

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the timing and cost of new and existing marketing and promotional efforts;

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competition, including established and future competitors;

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our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

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the overall economy strength and stability globally and in jurisdictions we operate;

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regulatory, legislative, and political changes; and

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consumer spending habits.

The forecasts and projections also reflect assumptions as to certain business decisions that are subject to change. The forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to the forecasts and projections, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Lotus Tech. However, such information is not historical fact, should not be seen as guidance or relied upon as being necessarily indicative of future results.
The projections and forecasts were prepared based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management. Specifically, our results forecast is based on projected purchase prices, unit costs for materials, manufacturing, packaging and logistics, warranty, sales, marketing and service, and our projected number of orders for the vehicles with factors such as industry cost benchmarks taken into consideration. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections and forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasts and projections.
Unfavorable changes in any of these or other factors, most of which are beyond our control, could turn out to be different than those anticipated, materially and adversely affect our business, prospects, financial results, and results of operations, and have an adverse impact on the market price of LTC ADSs or the financial position of the post-Business Combination entity.
We have received a limited number of orders for Eletre, some of which may be cancelled by customers despite their deposit payment and online confirmation.
Our customers may cancel their orders for many reasons outside of our control, and we have experienced cancellation of orders in the past. In addition, customers may terminate their orders even after such orders are deemed automatically confirmed on the expiry of two days after a customer has paid his or her deposit and has not cancelled the order during such period. As of June 30, 2023, less than 0.3% of our cumulative confirmed orders of Eletre with non-refundable deposits had been cancelled. The time lag between reservation to delivery could also impact customer decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments, and other factors. If we encounter delays in the deliveries of Eletre or future vehicle models, or if the finalized design and specifications do not match the prototypes we developed, a significant number of orders may be cancelled. As a result, we cannot assure you that orders will not be cancelled or that such orders will ultimately result in the final purchase, delivery, and sale of the vehicles. Such cancellations could harm our business, brand image, financial condition, results of operations, and prospects.
We currently depend on revenues generated from a limited number of vehicle models.
Our business will initially depend substantially on the sales and distribution of Eletre, Emira and Evija until the delivery of Emeya (Type 133), which is currently expected in 2024. Customers tend to expect OEMs to offer a wide range of product portfolio and continue to upgrade their existing products. To better meet our customers’ demand, we plan to introduce two future new BEV models respectively in 2024 and 2025, and plan to upgrade our existing models on an ongoing basis. To the extent our product variety and cycle does not meet consumer expectations, or we cannot achieve our projected timelines and cost and volume targets, our future sales may be adversely affected. Given that, for the foreseeable future, our business will depend on a single or limited number of vehicle models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected, which, in turn, could materially and adversely affect our business, financial condition, and results of operations.
Any delays in the manufacturing and launch of the commercial production vehicles in our pipeline could have a material adverse effect on our business.
We launched the Eletre in 2022 and commenced deliveries of the Eletre in China and Europe in 2023. In addition, we expect to launch new vehicle models in the near future as we ramp up our business. Automobile manufacturers often experience delays in the design, manufacture, and commercial release of new vehicle models. We plan to target a broader market with our future vehicles, and to the extent we need to delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines. Any delay in the manufacture and launch of the Eletre or our future models due to any factors, or in refreshing or performing facelifts to existing models, could subject us to customer complaints and materially and adversely affect our reputation, demand for our vehicles, results of operations, and growth prospects.
Our vehicles are subject to homologations and motor vehicle safety standards and the failure to acquire homologations or satisfy mandated safety standards in jurisdictions we operate would materially and adversely affect our business and results of operations.
All vehicles sold must comply with various standards governing the market in which the vehicles are sold. In particular, our vehicles must meet or exceed all mandated safety standards to be certified under applicable regulations in jurisdictions we plan to sell our vehicles. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving these standards. We have incurred, and expect to continue to incur, significant costs in complying with these regulations.
In the European Union, vehicles must be type-approved under EU Regulation 2018/858 (the Whole Vehicle Type Approval — “WVTA”), and must comply with vehicles safety standard under EU Regulation 2019/2144 (the “General Safety Regulation”). In United Kingdom, vehicles must be type-approved under the GB Type Approval Scheme from February 1, 2024 or under the Provisional GB Type Approval Scheme up until February 1, 2024, and must conform with the EU Regulation 661/2009 which was adopted as retained EU law by virtue of the European Union (Withdrawal) Act 2018 and implemented by the Road Vehicles (Approval) Regulations 2020. In the United States, vehicles must be to certified to meet all applicable Federal Motor Vehicle Safety Standards (“FMVSS”), federal bumper standards, and federal anti-theft standards issued and administered by the National Highway Traffic Safety Administration (“NHTSA”). In addition, each state in the United States may impose additional vehicle safety requirements with respect to vehicle equipment or components that are not regulated by a federal standard. For more discussion, see “Information About Lotus Tech — Global Government Regulations — Regulations on Type Approval” and “Information About Lotus Tech — Global Government Regulations — Regulations on Safety.” As of the date of this proxy statement/prospectus, our Eletre has received type-approval in the European Union and the United Kingdom while it has not received type-approval in United States.
In China, each vehicle model must pass various tests and undergo a certification process and be affixed with the China Compulsory Certification, or CCC, before we receive delivery of vehicles from the factory, import or sell such vehicles, or use such vehicles for commercial activities, and such certification is also subject to periodic renewal. Although we have obtained the CCC for Eletre, there is no guarantee that we will be able to renew such certification upon expiry in the future. We are in the process of obtaining the CCC certifications for our future vehicles and we are not allowed to deliver such future vehicles in China before we acquire such certifications. To the extent that it takes us longer to acquire or we eventually fail to acquire the CCC certification for any of our future vehicles or we are unable to renew the CCC certification for Eletre, we could experience delays in delivering or fail to deliver at all, which would have a material and adverse effect on our reputation, business, financial condition, and results of operations. Furthermore, the PRC government and issuing agencies of such certification may carry out supervisory activities on certified vehicles, including routine and unscheduled, and impromptu inspections. In the event that a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of certified vehicles to comply with certification requirements is discovered during follow-up inspections, the certification could be revoked. With effect from the date of revocation or during suspension of the certification, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, imported, or used in other commercial activities.
These laws and standards are subject to change from time to time, and we could become subject to additional safety regulations in jurisdictions we operate in the future, which would increase the effort and expense of compliance. To the extent that it takes us longer to acquire or we eventually fail to acquire or renew safety standard certification in jurisdictions we plan to sell Eletre or any of our future vehicles, we could experience delays in delivering or fail to deliver at all, which would have a material and adverse effect on our reputation, business, financial condition, and results of operations.
Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt luxury electric vehicles, which is associated with consumers’ demand for automobile and luxury vehicles, and adoption of new energy vehicles.
Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects, and operating results. A weak or uncertain macroeconomic environment, high or increasing inflation (including in relation to energy prices) and interest rates, stagnant or declining wages and restrictive lending policies may reduce consumers’ net purchasing power and lead existing and potential customers to refrain from purchasing a new vehicle. Demand for our vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, and cost of fuel and governmental regulations, including tariffs, import regulation, and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.
Our future growth also depend on consumers’ demand for luxury vehicles. The economic environment and macroeconomic conditions influence levels of disposable income and consumer spending, thereby impacting demand for luxury vehicles, and defer a purchase further or to purchase a more affordable model with fewer optional features at a lower price. Further, a weak or uncertain economic environment, especially when combined with low consumer confidence, may disproportionately reduce demand for luxury vehicles, due to the discretionary nature of such purchases. A decrease in potential customers’ disposable income or their financial flexibility, an increase in the overall cost of financing or consumer concerns about the social perception of purchasing luxury products will therefore generally have a negative impact on demand for the our vehicles.
Demand for our luxury BEVs will also highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, price and other competition, evolving government regulation and industry standards, and changing consumer demands and behaviors. Other factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:
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perceptions about electric vehicle quality, safety, design, performance, and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by us or other manufacturers;

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perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including electric vehicle and regenerative braking systems;

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the limited range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

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the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

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concerns about electric grid capacity and reliability;

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the availability of new energy vehicles;

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improvements in the fuel economy of traditional internal combustion engine;

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the availability of service for electric vehicles;

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the environmental consciousness of consumers;

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access to charging stations, standardization of electric vehicle charging systems, and consumers’ perceptions about convenience and cost to charge an electric vehicle;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

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perceptions about and the actual cost of alternative fuel; and

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macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our luxury electric vehicles and use our services. If the market for luxury electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results will be affected.
Our sales depend in part on our ability to establish and maintain confidence in our business prospects among consumers, analysts and others within our industry.
Consumers may be less likely to purchase our vehicles if they do not believe that our business will succeed or that our operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to our liquidity and business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including our limited operating history, others’ unfamiliarity with our vehicles, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and our production and sales performance compared with market expectations. Many of these factors are largely outside of our control, and any negative perceptions about our business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future. In addition, a significant number of new electric vehicle companies have recently entered the automotive industry. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including us, and further challenging customer, supplier and analyst confidence in our business prospects.
Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in electric vehicle technology may materially and adversely affect the demand for our electric vehicles.
We operate in the electric vehicle market, which is rapidly evolving and may not develop as we anticipate. The regulatory framework governing the industry in various countries is currently uncertain and may remain uncertain for the foreseeable future. As our industry and our business develop, we may need to modify our business model or change our services and solutions. Such changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.
Furthermore, we may be unable to keep up with changes in electric vehicle technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models in order to equip our vehicles with the latest technology, in particular battery cell technology. Such upgrades could involve substantial costs and lower our return on investment for existing vehicles. There can be no assurance that we will be able to compete effectively with alternative vehicles or source and integrate the latest technology into our vehicles, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, our prior models could become obsolete more quickly than expected, potentially reducing our return on investment.
Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, compressed natural gas may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.
We are subject to risks associated with intelligent driving technology and uncertain and evolving regulations pertaining intelligent driving in jurisdictions we operate.
Eletre is expected to be equipped with Level 2 intelligent driving features realized through ADAS in 2023. We rely on third-party suppliers for certain technologies and components used in our ADAS, and any defects in or quality issues with those technologies and components could result in actual or perceived quality issues with our vehicles. We plan to enhance and expand the intelligent driving capabilities of our vehicles through ongoing research and development. However, we cannot guarantee that our vehicles will achieve its targeted assisted or intelligent driving functionality within its projected timeframe, or ever. In addition, intelligent driving as an evolving and complex technology is subject to risks, and from time to time there have been accidents associated with such technology. The safety of such technology depends in part on user interaction and users may not be accustomed to using such technology. To the extent accidents associated with our future intelligent driving technology occur, we could be subject to liability, government scrutiny, and further regulation. Any of the foregoing could materially and adversely affect our brand image, financial condition, results of operations, and growth prospects.
In addition, ADAS technology is subject to considerable international regulatory uncertainty as the laws in different jurisdictions we operate evolve to catch up with the rapidly evolving nature of the technology itself, all of which is beyond our control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles. For example, in the European Union, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. In United Kingdom, The Automated and Electric Vehicles Act 2018 provides a framework for ADAS regulations in the UK. In the United States, there are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. See “Information About Lotus Tech — Global Government Regulations — Regulations on Automated Driving/Advanced Driver Assistance System (“AD/ADAS”).” For discussion on regulations on ADAS technology in China, see “Information About Lotus Tech — PRC Government Regulations — Regulations on Intelligent Connected Vehicles and Autonomous Driving.”
Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions globally, which increases the likelihood of a patchwork of complex or conflicting regulations that may delay products or restrict self-driving features and availability, which could adversely affect our business. Our vehicles may not achieve the requisite level of autonomy that may be required in some countries or jurisdictions for certification and rollout to consumers or may not satisfy changing regulatory requirements which could require us to redesign, modify or update our ADAS hard-ware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm our competitive position, which could adversely affect our business, prospects, results of operations and financial condition.
We are dependent on suppliers, many of whom are our single source suppliers for the components they supply.
Our success depends upon our and our manufacturing partner’s ability to enter into new supplier agreements and maintain our relationships with suppliers who are critical and necessary to the output and production of our vehicles. We rely on suppliers to provide key components and technology for our vehicles.

Many of our suppliers are currently single source suppliers for components of Eletre, and we expect that this to be similar for any other future vehicle we may produce. While we try to obtain components from multiple sources whenever possible, similar to other automobile providers, many of the components used in our vehicles are purchased from a single source, which exposes us to multiple potential sources of delivery failure or component shortages. To date, we have no qualified alternative sources for most of the single sourced components used in our vehicles and we generally do not maintain long-term agreements with our single source suppliers. Agreements for the purchase of battery cells and other components contain or are likely to contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment, whether due to supply chain or logistics issues or due to inflation, would increase our operating costs and could reduce our margins if it cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our customers or potential customers and could adversely affect our business, prospects, financial condition, and results of operations. Furthermore, qualifying alternate suppliers or developing our own replacements for certain highly customized components of the Eletre or our future vehicles may be time consuming and costly. A recent supply chain disruption related to certain EV components is expected to cause a delay in our vehicle deliveries in 2023 and could continue to expose us to delayed deliveries and component shortages in 2024. There can be no assurance that our business, financial condition, and results of operations will not be materially and adversely affected by future supply chain disruptions. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is fully qualified by us or is otherwise able to supply us the required material. There can be no assurance that we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms or at all. Changes in business conditions, force majeure, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition, and prospects.
The supplier agreements for our current or future vehicles may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If the suppliers and strategic partners become unable to provide, or experience delays in, providing components or technology, or if the supplier agreements we have in place are terminated, it may be difficult to find replacement components and technology. Changes in business conditions, pandemics, governmental changes, and other factors beyond our control or that we do not presently anticipate could affect our ability to receive components or technology from our suppliers.
Further, we rely on Geely Holding’s bargaining power derived from its volume and reputation in negotiating supply agreements for the production of our vehicles and we may be at a disadvantage due to our limited operating history as a standalone business. There is the possibility that finalizing the supply agreements for the parts and components of our vehicles will cause significant disruption to our operations, or such supply agreements could be priced in manners that make it difficult for us to operate profitably.
We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.
Significant costs are incurred related to procuring raw materials required to manufacture and assemble our vehicles. Various raw materials are used in our vehicles including aluminum, steel, carbon fiber, non-ferrous metals such as copper, lithium, nickel as well as cobalt. The prices for these raw materials fluctuate depending on factors beyond our control, including market conditions and global demand for these materials, and could adversely affect our business and operating results. Our business also depends on the continued supply of battery cells for our vehicles. Battery cell manufacturers may refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. We are exposed to multiple risks relating to availability and pricing of quality lithium-ion battery cells. These risks include:
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the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

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disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

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an increase in the cost of raw materials, such as lithium, nickel, and cobalt, used in lithium-ion cells.

We do not control our suppliers or their business practices. Accordingly, we cannot guarantee that the quality of the components manufactured by them will be consistent and maintained to a high standard. Any defects of or quality issues with these components or any noncompliance incidents associated with these third-party suppliers could result in quality issues with our vehicles and hence compromise our brand image and results of operations.
Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us or impact our prospects.
The global shortage in the supply of semiconductor chips may disrupt our operations and adversely affect our business, results of operations, and financial condition.
Since October 2020, the supply of semiconductor chips used for automotive manufacturing has experienced a global shortage following the disruption to semiconductor manufacturers due to, among other factors, the COVID-19 pandemic, an increase in global demand for personal computers for work-from-home economies, and controls and restrictions on the import or export of semiconductor chips imposed or intended to be imposed by the United States and various foreign governments. We cannot assure you that we will be able to continue to obtain sufficient quantity of chips or other semiconductor components at a reasonable cost. In addition, similar to other components, many of the semiconductor components used in our vehicles are purchased from limited sources although we reserve the flexibility to obtain the components from multiple sources. If the suppliers of the semiconductor components become unable to meet our demand on acceptable terms, or at all, we may be required to switch to other suppliers, which could be time consuming and costly. If we fail to find alternative suppliers in time, or at all, our production and deliveries could be materially disrupted, which may materially and adversely affect our business, results of operations, and financial condition.
We plan to expand our business and operations internationally to various jurisdictions in which we do not currently operate and where we have limited operating experience, all of which exposes us to business, regulatory, political, operational and financial risk.
We conduct our business worldwide. For example, Lotus Technology Innovative Limited and Lotus Tech Creative Center operate in United Kingdom, Lotus Tech Innovation Center GmbH operates in Germany, and Lotus Cars Europe B.V. operates in Netherlands. One of our key business strategies is to pursue international expansion of our business operations and market our products in multiple jurisdictions, and the global nature of our business could have a material adverse effect on our business, financial condition, and results of operations. As a result, our business is and we expect that our business will be subject to a variety of risks and challenges associated with doing business internationally and entering into new markets, including an increase in our expenses and diversion of the management’s attention from other aspects of our business. Accordingly, our business and financial results in the future could be adversely affected due to a variety of factors, including:
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changes in, or impositions of, legislative or regulatory requirements on automotive industry and supply chain management;

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exporting or importing issues related to export or import restrictions, including deemed export restrictions, tariffs, quotas, and other trade barriers and restrictions, as well as overseas shipment schedules and custom clearance requirements and processes;

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international economic and political conditions, and other political tensions between countries in which we do business;

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burdens of conforming our vehicles to various international regulatory requirements where our vehicles are sold, and unexpected changes in such regulatory requirements and enforcement, in connection with type approval, safety, data protection and privacy, automated driving, environmental protection, recall, distribution, government incentives, batteries regulations, and end-of-life regulations, among others. See “Information About Lotus Tech — Global Government Regulations;”
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complexities and difficulties in obtaining intellectual property protection and reduced protection for intellectual property rights in some countries;

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difficulties in staffing and managing global operations and the increased travel, infrastructure and le-gal compliance costs associated with multiple international locations and subsidiaries;

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conforming to foreign labor laws, regulations and restrictions;

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local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the Foreign Corrupt Practices Act and other anticorruption laws and regulations;

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establishing localized supply chains and managing international supply chain and logistics costs;

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establishing sufficient charging points for our customers in those jurisdictions, via partnerships or, if necessary, via development of our own charging networks;

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difficulties attracting customers in new jurisdictions;

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higher levels of credit risk and payment fraud;

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changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

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disruptions of capital and trading markets and currency fluctuations;

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management of tax consequences and compliance;

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increased costs due to imposition of climate change regulations, such as carbon taxes, fuel or energy taxes, and pollution limits; and

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other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions.

If our sales are delayed or cancelled because of any of the above factors, our revenue may be adversely affected. In addition, we may be subject to increased regulatory risks and local competition in various jurisdictions where we plan to expand operations but has limited operating experience. Such increased regulatory burden and competition may limit the available market for our products and services and increase the costs associated with marketing the products and services where we are able to offer our products. We may also face local protectionism in some of our target markets that could hinder our ability to execute our business strategies and put us at a competitive disadvantage relative to domestic automotive manufacturer. For example, in September 2023, the European Commission announced that an investigation will be launched on whether to impose punitive tariffs to protect European Union producers against cheaper Chinese electric vehicle imports it says are benefiting from state subsidies. If there are any adverse findings during or upon the conclusion of such investigation, the European Commission may impose countervailing duties or punitive tariffs, which may in turn negatively affect our operations and planned future expansion in Europe. For example, we may be required to increase the price of our products in Europe, which may decrease our sales. If we are unable to manage the complexity of global operations successfully, or fail to comply with any of the regulations in other jurisdictions, our financial performance and operating results could suffer.
We may be unable to adequately control the costs associated with our operations.
We have devoted significant capital to developing and growing our business, including developing our first model, Eletre, expanding our sales and servicing network and building our headquarters in Wuhan. In addition, we plan to introduce three future new BEV models respectively in 2023, 2024, and 2025. We expect to further incur significant costs that will impact our profitability, including research and development expenses as we roll out new models and improve existing models, additional operating costs and expenses for production ramp-up, selling and distribution expenses as we continue to build our brand and market our vehicles, and additional costs associated with being a public company. Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. In addition, we may also face increased costs in connection with the services we provide, including after-sale services. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services but also to control our costs. If we are unable to design, develop, market, sell, and service our vehicles and provide services, or if the manufacturing of our vehicles could not be conducted in a cost-efficient manner, our margins, profitability, and prospects would be materially and adversely affected.
If we fail to manage our growth effectively, we may not be able to market and sell our vehicles successfully.
We have expanded our operations, and as we ramp up our production, significant expansion will be required, especially in connection with potential increases in sales, providing our customers with high-quality servicing, expansion of our retail, delivery, and servicing center network, and managing different models of vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:
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managing our supply chain to support fast business growth;

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maintaining our strategic partnership with Geely Holding to manufacture our vehicles;

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managing a larger organization with a greater number of employees in different divisions;

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controlling expenses and investments in anticipation of expanded operations;

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establishing or expanding design, sales, and service facilities;

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implementing and enhancing administrative infrastructure, systems, and processes; and

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addressing new markets and potentially unforeseen challenges as they arise.

Any failure to manage our growth effectively could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our business plans require a significant amount of capital. In addition, our future capital needs may require us to obtain additional equity or debt financing that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.
We will need significant capital to, among other things, conduct research and development, expand our production capacity, and roll out our sales network, and delivery and servicing centers. As we ramp up our production capacity and operations we may also require significant capital to maintain our property, plant, and equipment and such costs may be greater than what we currently anticipate. We expect that our level of capital expenditures will be significantly affected by consumer demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be significantly different from what we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition, and prospects may be materially and adversely affected.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we may need to significantly reduce our spending, delay or cancel our planned investment or expansion activities, or substantially change our corporate structure. We might not be able to obtain any funding or service any of the debts we incurred, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
We have entered into a put option agreement with each of Geely International (Hong Kong) Limited (“Geely”) and Etika, pursuant to which each of Geely and Etika will have an option to require us to purchase at a pre-agreed price, the equity interests held by Geely and Etika in Lotus Advance Technologies Sdn Bhd. The put options are exercisable during the period from April 1, 2025 to June 30, 2025 upon satisfaction of the condition that the total number of vehicles sold by Lotus Advance Technologies Sdn Bhd and its subsidiaries exceeds 5,000 in 2024 (with the exercise of such options by Geely and Etika not cross-conditioned on one another). The exercise of the put options to require us to purchase the equity interests held by Geely and Etika in Lotus Advance Technologies Sdn Bhd may represent a significant financial obligation that could have a material adverse impact on our liquidity, results of operations, and financial condition.
In addition, our future capital needs and other business reasons could require us to issue additional equity or debt securities or obtain a credit facility. The issuance of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in an increase in debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.
If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.
Our core values, which include developing high quality electric vehicles while operating with integrity, are an important component of our brand image, which makes our reputation sensitive to allegations of unethical business practices. We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.
Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our electric vehicles. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, results of operations, and financial condition.
We may not be able to expand our physical sales network cost-efficiently. Our distribution model is different from the currently predominant distribution model for automakers, and its long-term viability is unproven.
Our distribution model is not common in the automotive industry today. In particular, in China, our vehicles are sold either directly to users (rather than through dealerships) or through city partners that act as our sales agents and collect sales commissions on such sales. As of September 30, 2023, we had 206 stores in our global distribution network. We plan to further expand our physical sales network through a balanced combination of self-operated stores and partner stores. This planned expansion may not have the desired effect of increasing sales and enhancing our brand recognition in a cost-efficient manner. We may need to invest significant capital and management resources to operate existing self-operated stores and open new ones, and there can be no assurance that we will be able to improve the operational efficiency of our self-operated stores. Besides, we are in the process of integrating some stores from Lotus UK into our retail network pursuant to the Distribution Agreement, and there can be no assurance that the process will be smooth and on time.
Our direct-to-consumer approach to vehicle distribution is relatively new and its long-term effectiveness is unproven, especially in China. It thus subjects us to substantial risks as it requires, in the aggregate, significant expenditures and provides for slower expansion of our distribution and sales systems as compared to the traditional dealership system. For example, we will not be able to utilize long established sales channels developed through a dealership system to increase our sales volume. Moreover, we will be competing with automakers with well established distribution channels and we may not be able to satisfy customer expectations.
We also leverage our network of city partners as a pipeline of potential sales partners. However, we may not be able to identify, attract, and retain a sufficient number of city partners with the requisite experience and resources to operate our partner stores. Our city partners are responsible for the day-to-day operation of their stores. Although we offer the same training and implement the same service standards for staff from both self-operated stores and partner stores, we have limited control over how our city partners’ businesses are run. If our city partners fail to deliver high quality customer service and resolve customer complaints in a timely manner, or if any of their misconduct damages our brand image and reputation, our business could be adversely affected. Furthermore, we may experience disagreements or disputes in the course of our relationship with our city partners or upon termination of our relationships with city partners, which may lead to financial costs, disruptions, and reputational harm.
Our vehicles may not perform in line with customer expectations and may contain defects.
Our vehicles, including Eletre, may not perform in line with customer expectations. Any product defect or any other failure of our vehicles to perform or operate as expected could harm our reputation and result in negative publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand, significant expenses including warranty claims, and other consequences that could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our vehicles may have design and manufacturing defects. The design and manufacturing of our vehicles are complex and could have latent defects and errors, which may cause our vehicles not to perform or operate as expected or even result in property damage or personal injury. Furthermore, our vehicles use a substantial amount of third-party and in-house software code and complex hardware to operate. Advanced technologies are inherently complex, and defects and errors may only be revealed over time. Our control over the long-term consistent performance of third-party services and systems is limited. While we have performed extensive internal testing on Eletre’s software and hardware systems and we plan to do so on our future models, we have a limited frame of reference by which to assess the long-term performance of our systems and vehicles. We cannot assure you that we will be able to detect and fix any defects in the vehicles we design and produce on a timely basis, or at all.
In addition, we have limited operating history in testing, delivering, and servicing our vehicles. Although we have established rigorous protocols for each manual operational process, such as testing, vehicle delivery, and servicing of our vehicles, there may be instances of, operational mistakes, negligence, failures to follow protocols or other human errors by our employees or third-party service providers. Such human error could result in failure of our vehicles to perform or operate as expected. We cannot assure you that we will be able to completely prevent human errors.
In addition, if any of our vehicles fail to perform or operate as expected, whether as a result of human error or otherwise, we may need to delay deliveries, initiate product recalls, provide servicing or updates under warranty at our expense, and face potential lawsuits, which could adversely affect our brand, business, financial condition, and results of operations.
Our vehicles currently make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs that we produce make use of lithium-ion cells, which we purchase from third-party suppliers. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. We have implemented a battery management system that automatically monitors temperature, power output, and other status of the battery pack, including a thermal management system that keeps the temperature of the battery pack within an ideal range. However, our vehicles or their battery packs may still experience failure, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. In addition, negative public perceptions regarding the suitability of lithium-ion cells for automotive use or any future incident involving lithium-ion cells such as a vehicle or other fire, even if not involving our vehicles, could seriously harm our business.
In addition, any mishandling of battery cells may cause disruption to our business operations. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could result in damage or injury, which could further lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, financial condition, results of operations, and prospects.

We may face challenges providing our charging solutions.
Demand for our vehicles will also depend in part on the availability of charging infrastructure. Customers may charge through super charging stations provided by us or third-party charging piles. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase an electric vehicle because of the lack of a more widespread service network or charging infrastructure at the time of sale.
We have very limited experience in the actual provision of our charging solutions to users and providing these services is subject to challenges, which include the logistics of rolling out our network and teams in appropriate areas, inadequate capacity or over capacity in certain areas, security risks or risk of damage to vehicles during our charging services, and the potential for lack of user acceptance of our services. In addition, although the PRC government has supported the roll-out of a public charging network, the current charging facility infrastructure is generally considered to be insufficient. We face significant challenges as we roll out our charging solution, including access to sufficient charging infrastructure, obtaining any required permits, land use rights and filings, and, to a certain extent, such roll out is subject to the risk that the government support may discontinue.
In addition, given our limited experience in providing charging solutions, there could be unanticipated challenges which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our charging solutions, our ability to generate customer loyalty and grow our business could be impaired by a lack of satisfactory access to charging infrastructure, demand for our vehicles may suffer, and our reputation and business may be materially and adversely affected.
Our services, including those provided through third parties, may not be generally accepted by our customers. If we are unable to provide or arrange adequate services for our customers, our brand, business and reputation may be materially and adversely affected.
We cannot assure you that our services or our efforts to engage with our customers using both our online and offline channels, will be successful, which could affect our revenues as well as our customer satisfaction and marketing. Moreover, we are unable to ensure the availability or quality of services provided by third parties, such as road assistance, vehicle logistics, and automobile financing and insurance. If any of the services provided by third parties becomes unavailable or inadequate, our customers’ experience may be adversely affected, which in turn may materially and adversely affect our business and reputation.
In addition to our delivery and servicing centers, some of our after-sales services are carried out by third-party service providers. Some of these third-party service providers have limited experience in servicing EVs. We cannot assure you that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our authorized body and paint shops will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we deliver increases.
In addition, if we are unable to roll out and establish a widespread service network through a combination of our delivery and servicing centers and authorized body and paint shops, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our sales, results of operations, and prospects.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims, which could harm our business, financial condition, results of operations, and prospects. The automotive industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in property damage, personal injury, or death. Our risks in this area are particularly pronounced given we have limited field experience in the operation of our vehicles. A successful product liability claim against us could require us to pay substantial monetary compensation. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicles, which would materially and adversely affect our brand, business, prospects, and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may materially and adversely affect our reputation, business, financial condition, and results of operations.
We may be compelled to undertake product recalls or other actions, which could adversely affect our brand image, financial condition, results of operations, and growth prospects.
As of June 30, 2023, no vehicles sold or distributed by us have been recalled. If our vehicles are subject to recalls in the future, we may be subject to adverse publicity, damage to our brand, and liability for costs. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our vehicles, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, financial condition, results of operations, and growth prospects.
Our warranty reserves may be insufficient to cover future warranty claims and repair needs, which could adversely affect our financial condition and results of operations.
We currently provide a 5-year or 150,000-kilometer limited warranty and an 8-year or 200,000-kilometer limited warranty for battery packs, electric motors, and electric motor controllers for Eletre and we provide a 3-year or 60,000-kilometer limited warranty for Emira. We believe our warranty program is similar to other automakers’ warranty programs and is intended to cover all parts and labor to repair defects in material or workmanship in the body, chassis, suspension, interior, electric systems, battery, powertrain, and brake system. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we just commenced initial deliveries of Eletre in March 2023, we have little experience with warranty claims regarding our vehicles or with estimating warranty reserves. We cannot assure you that our warranty reserves will be sufficient to cover future warranty claims. We could, in the future, become subject to a significant and unexpected warranty claims, resulting in significant expenses, which would in turn materially and adversely affect our financial condition, results of operations, and prospects.
If our vehicle owners modify our vehicles regardless of whether third-party aftermarket products are used, the vehicle may not operate properly, which may create negative publicity and could harm our business.
Automobile enthusiasts may seek to modify our vehicles, including using third-party aftermarket products, to alter their appearance or change their performance, which could jeopardize vehicle safety systems. We do not test, nor do we endorse, such modifications or third-party products. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity which would adversely affect our brand and harm our business, financial condition, results of operations, and prospects.
Any unauthorized control or manipulation of our vehicle systems could result in loss of confidence in us and our vehicles and harm our business.
Our vehicles contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates from us to improve or update the functionality of our vehicles. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our vehicles, and their systems. However, hackers may attempt in the future, to gain unauthorized access to modify, alter, and use our networks, vehicles, and systems to gain control of, or to change, our vehicles’ functionality, user interface, and performance characteristics, or to gain access to data stored in or generated by the vehicles. Vulnerabilities could be identified in the future and our remediation efforts may not be successful. Any unauthorized access to or control of our vehicles or their systems or any loss of data could result in legal claims or proceedings against us. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, their systems, or data, as well as other factors that may result in the perception that our vehicles, their systems, or data are capable of being “hacked,” could negatively affect our brand and harm our business, financial condition, results of operations, and prospects.

We retain certain information about our customers, which may subject us to complex and evolving laws and regulations regarding cybersecurity, privacy, data protection and information security in various jurisdictions we operate.
We use our vehicles’ electronic systems to log, with necessary permission, certain information about each vehicle’s use in order to aid us in vehicle diagnostics and repair and maintenance, as well as to help us optimize the driving and riding experiences. Our customers may object to the use of this data, which may harm our business. We have adopted strict information security policies and deployed advanced security measures to comply with these requirements and to prevent data loss and other security breaches, including, among others, advanced encryption technologies. Further, such security measures of our contractors, consultants, and collaborators are also vulnerable to breakdown or other damage or interruption from such attacks.
Nonetheless, information stored on our systems may be targeted in cyber-attacks, including computer viruses, worms, phishing attacks, malicious software programs, and other information security breaches, which could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of such information. If cybercriminals are able to circumvent our security measures, or if we are unable to detect and prevent an intrusion into our systems, data stored with us may be compromised and susceptible to unauthorized access, use, disclosure, disruption, modification, or destruction, which could subject us to liabilities, fines and other penalties. Additionally, if any of our employees accesses, converts, or misuses any sensitive information, we could be liable for damages, and our business reputation could be materially damaged. Because the techniques used to obtain unauthorized access or to sabotage systems change frequently, we may not be able to anticipate these techniques and implement adequate preventative or protective measures.
Due to our data collection practices, products, services and technologies, we are subject to or affected by a number of laws and regulations in jurisdictions we operate, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and other third parties with whom we conducts business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.
The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018. United Kingdom adopted the GDPR as retained EU law at the end of the Brexit transition period, and a UK-specific General Data Protection Regulation (“UK GDPR”) which is based on the EU GDPR came into force from January 1, 2021. In the United States, there is no overarching generally applicable federal law in the US that governs personal data. Instead, more narrow and specific federal laws apply to the processing or other use or treatment of certain types of personal data, and US Federal Trade Commission may bring enforcement actions against companies that engage in processing of personal data in a manner that constitutes an unfair or deceptive trade practice. In addition, the overwhelming majority of states have enacted laws related to data privacy. For instance, California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. Other jurisdictions have begun to propose similar laws. Failure to comply with applicable cybersecurity, privacy, data protection and information security laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits. For more risks relating to laws and regulations of mainland China regarding cybersecurity, privacy, data protection and information security, see “— Risks Relating to Doing Business in China — We are subject to regulations of mainland China regarding cybersecurity, privacy, data protection and information security. Any privacy or data security breach or any failure to comply with these laws and regulations could damage our reputation and brand, result in negative publicity, legal proceedings, increased cost of operations, warnings, fines, service or business suspension, confiscation of illegal gains, revocation of business permits or licenses, or otherwise harm our business and results of operations.”

Compliance with applicable cybersecurity, privacy, data protection and information security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In addition, changes in existing laws or regulations or adoption of new laws and regulations in these fields, particularly any new or amended laws or regulations that require enhanced protection for certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase our cost in providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.
We generally comply with industry standards and are subject to the terms of our own privacy policies. We have incurred, and will continue to incur, significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by laws, regulations, and industry standards in jurisdictions we operate, or contractual obligations. Nonetheless, certain emerging laws and regulations in these fields are still subject to a high degree of uncertainty as to their interpretation and application.
Despite our efforts to comply with applicable laws, regulations and other obligations relating to cybersecurity, privacy, data protection and information security, it is possible that our practices, offerings, services or platform could fail to meet all of the requirements imposed on us by such laws, regulations or obligations, which may in turn result in the suspension of our app and thus restrict our use of such information, and hinder our ability to acquire new customers or market to existing customers.
We cannot assure you that we will or will be able to comply with such laws and regulations regarding cybersecurity, privacy, data protection and information security in all respects and any failure or perceived failure to comply with the same may result in inquiries or other proceedings being instituted against, or other actions, decisions or sanctions being imposed on us by governmental authorities, users, consumers or other parties, including warnings, fines, penalties, directions for rectifications, service suspension or removal of our application from application stores, as well as in negative publicity on us and damage to our reputation, any of which could cause us to lose users and business partners and have a material adverse effect on our operations, revenues and profits.
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results, and prospects.
Our growth depends significantly on the availability and extent of government subsidies, economic incentives, and government policies that support the growth of new energy vehicles.
Our vehicles benefit from government incentives for electric vehicles in the European Union, United Kingdom, and United State, see “Information About Lotus Tech — Global Government Regulations — Regulations on Incentives.” In China, we also benefit from favorable government incentives and subsidies, including one-time government subsidies, exemption from vehicle purchase tax, exemption from license plate restrictions in certain cities, preferential utility rates for charging facilities and more. Changes in government subsidies, economic incentives, and government policies to support electric vehicles in any jurisdictions we operate could adversely affect the results of our operations. For example, China’s central government no longer provides subsidies for purchasers of certain NEVs after December 31, 2022. In addition, local subsidies for NEVs were required to be canceled after June 25, 2019. If government incentives for electric vehicles gradually phase out in any jurisdictions we operate, there is no assurance that the alternative fuel vehicle industry generally or our electric vehicles in particular could maintain their competitiveness as compared to ICE vehicles.
Our vehicles sales may also be impacted by government policies such as tariffs on imported vehicles and foreign investment restrictions in the industry. The tariff in China on imported passenger vehicles (other than those originating in the United States of America) was reduced to 15% starting from July 1, 2018. As a result, pricing advantage of domestically manufactured vehicles could be diminished. Historically, there had been a certain limit on foreign ownership of automakers in China, but for automakers of NEVs, such limit was lifted in 2018. Further, pursuant to the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or 2021 Negative List, most recently jointly promulgated by the Ministry of Commerce of the PRC, or the MOFCOM, and the National Development and Reform Commission of the PRC, or the NDRC, on December 27, 2021 and became effective on January 1, 2022, the limit on foreign ownership of automakers for ICE passenger vehicles was also lifted. As a result, foreign NEV competitors could build wholly-owned facilities in China without the need for a domestic joint venture partner. These changes could affect the competitive landscape of the NEV industry and reduce our pricing advantage, which may adversely affect our business, results of operations, and financial condition.
Apart from vehicle purchase subsidies, China’s central government has adopted an NEV credit scheme that incentivizes OEMs to increase the production and sale of NEVs. Excess positive NEV credits (“automotive regulatory credits”) are tradable and may be sold to other enterprises through a credit trading scheme established by the Ministry of Industry and Information Technology of the PRC, or the MIIT. For further information relating to automotive regulatory credits, please refer to “Information About Lotus Tech — PRC Government Regulations — Favorable Government Policies Relating to New Energy Vehicles in mainland China — Corporate Average Fuel Consumption and New Energy Vehicle Credit Schemes for Vehicle Manufacturers and Importers.” Any changes in government policies to restrict or eliminate such automotive regulatory credits trading could adversely affect our business, financial condition, and results of operations.
Such negative influence could continue. Furthermore, China’s central government provides certain local governments with funds and subsidies to support the roll-out of charging infrastructure. See “Information About Lotus Tech — PRC Government Regulations — Favorable Government Policies Relating to New Energy Vehicles in mainland China.” These policies are subject to change and beyond our control. We cannot assure you that any changes would be favorable to our business. Furthermore, any reduction, elimination, delayed payment or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other factors may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular.
Any of the foregoing could materially and adversely affect our business, results of operations, financial condition and prospects.
Our results of operations may vary significantly from period to period due to the seasonality of our business and fluctuations in our operating costs.
Our results of operations may vary significantly from period to period due to many factors, including seasonal factors that may affect the demand for our vehicles. Automotive manufacturers typically experience seasonality with comparatively low sales in the first quarter, and comparatively high in fourth quarter of the calendar year. Our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. Also, any unusually severe weather conditions in certain regions may impact demand for our vehicles. Our results of operations could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.
We also expect our period-to-period results of operations to vary based on our operating costs, which we anticipate will increase significantly in future periods as we, among other things, design and develop our BEVs and new models and have them manufactured, build and equip new manufacturing facilities to produce such components, open new retail stores and delivery centers, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations.
As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our results of operations may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our securities could fall substantially either suddenly or over time.
Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our production, delivery, and operations, which could materially and adversely affect our business, financial condition, and results of operations.
Global pandemics, epidemics in any jurisdictions we operate, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), COVID-19, Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of materials and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.
Beginning in 2020, outbreaks of COVID-19 resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across China. Normal economic life throughout China was sharply curtailed. The population in most of the major cities was locked down to a greater or lesser extent at various times and opportunities for discretionary consumption were extremely limited. China began to modify its zero-COVID policy at the end of 2022, and most of the travel restrictions and quarantine requirements were lifted in December 2022. There were surges of cases in many cities during this time which caused disruption to our and our suppliers’ operations, and there remains uncertainty as to the future impact of the virus, especially in light of this change in policy. The extent to which the pandemic impacts our results of operations going forward will depend on future developments which are highly uncertain and unpredictable, including the frequency, duration and extent of outbreaks of COVID-19, the appearance of new variants with different characteristics, the effectiveness of efforts to contain or treat cases, and future actions that may be taken in response to these developments. China may experience lower domestic consumption, higher unemployment, severe disruptions to exporting of goods to other countries and greater economic uncertainty, which may impact our business in a negative way. Consequently, the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations in the current and future years.
We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our business, financial condition, and results of operations.
We have limited insurance coverage, which could expose us to significant costs and business disruption.
While we carry commercial insurance, including employee benefit insurance, employer’s liability insurance, household property insurance, medical insurance, test drive insurance, overseas business trip insurance, and property insurance (including property all risks, public liability insurance, and cargo transportation insurance). Such liability insurance coverage for our products and business operations is limited. A successful liability claim against us, regardless of whether due to injuries suffered by our customers could materially and adversely affect our financial condition, results of operations, and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.
We are or may be subject to risks associated with strategic alliances or acquisitions.
We have entered into and may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. For example, we entered into the Distribution Agreement, pursuant to which we are the exclusive distributor to distribute the vehicles manufactured by Lotus UK within China, among other territories. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by third parties, and increases in expenses in integrating and realizing synergies, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these third parties suffers negative publicity or harm to their reputation from events relating to their businesses, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, if appropriate opportunities arise, we may acquire additional assets, products, technologies, or businesses that are complementary to our existing business. In addition to possible shareholder approval, we may have to obtain approvals and clearances from relevant government authorities for such acquisitions in order to comply with any applicable laws and regulations of mainland China, which could result in increasing delay and costs, and may derail our business strategy if we fail to do so. Moreover, the costs of identifying and consummating acquisitions may be significant. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the synergies or financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Any acquired business may be involved in legal proceedings originating from historical periods prior to the acquisition, and we may not be fully indemnified, or at all, for any damage to us resulting from such legal proceedings, which could materially and adversely affect our financial position and results of operations.
If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our securities may be adversely affected.
Prior to the consummation of the Business Combination, we had been a private company with limited accounting personnel and other resources with which to address our internal controls over financial reporting. In connection with the issuance of our audited consolidated and combined financial statements as of and for the year ended December 31, 2021, we and our independent registered public accounting firm identified the following two material weaknesses in our internal control over financial reporting: (i) our Company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC required to formalize, design, implement and operate key controls over financial reporting processes to comply with U.S. GAAP and SEC financial reporting requirements; and (ii) our Company’s lack of period end financial closing policies and procedures to formalize, design, implement and operate key controls over period end financial closing process for the preparation of consolidated and combined financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements. In connection with the issuance of our audited consolidated and combined financial statements as of and for the year ended December 31, 2022, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting relate to our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by SEC to formalize, design, implement and operate key controls over financial reporting process to properly address complex U.S. GAAP accounting issues and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. Following the identification of the material weakness, we have taken measures and plan to continue to take measures to remedy this material weakness. See “Lotus Tech’s management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.” However, we cannot assure you that the implementation of these measures will be sufficient to remediate our material weakness, or that material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to correct this material weakness or our failure to discover and address any other material weaknesses or significant deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
Upon completion of the consummation of the Business Combination, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.
Interruption or failure of our information technology and communications systems could affect our ability to effectively provide our services.
Our in-car technology system, and other digitalized sales, service, customer relationship, internal information and knowledge management systems depend on the continued operation of our information technology and communications systems. These systems are vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks, or other attempts to harm our systems. The occurrence of any of the foregoing events could result in damage to or failure of our systems. These risks may be heightened for operations at facilities outside of our direct control. Any network interruption or inadequacy that causes interruptions to our products or the access to our product operating systems, or failure to maintain the network and server or solve such problems in a timely manner, could reduce our user satisfaction, which, in turn, will adversely affect our reputation, user base and future operations, and financial condition. Our data centers are also subject to break-ins, sabotage, hackings, malfunctions, loss or corruption of data, software, hardware or other computer equipment, the intentional or inadvertent transmission of computer viruses, software errors, malware, security attacks, fraud, and intentional or accidental human actions or omissions, and to potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our products and services are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our services or the failure of our systems.
The construction and operation of our headquarters in Wuhan is subject to regulatory approvals and may be subject to delays, cost overruns or may not produce expected benefits.
We are currently building, and expect to continue to develop, our headquarters in Wuhan, on land over which we have acquired land use right certificates. Major construction projects, such as the construction of our headquarters in Wuhan, require significant capital, and are subject to numerous risks and uncertainties, including, delays, cost overruns, disputes with builders and contractors, construction quality issues, safety considerations, which are factors that we cannot control. Any failure to complete these projects on schedule and within budget could adversely impact our financial condition and results of operations. Under laws of mainland China, construction projects are subject to broad and strict government supervision and approval procedures, including but not limited to project approvals and filings, construction land and project planning approvals, environment protection approvals, the pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. The construction projects being or to be carried out by us are undergoing necessary approval procedures as required by law. As a result, the relevant entities operating such construction projects may be subject to administrative uncertainty construction projects in question within a specified time frame, fines or the suspension of use of such projects. Any of the foregoing could have a material adverse impact on our operations.
We and our manufacturing partner, Geely Holding, are subject to various environmental laws and regulations in jurisdictions we operate that could impose substantial costs upon us.
As an automobile developer, the operations of ours and our strategic partner, Geely Holding, are subject to various environmental laws and regulations in jurisdictions we operate, including laws relating to the use, handling, storage, and disposal of, and human exposure to, hazardous materials, fuel economy and emissions, and with respect to constructing, expanding and maintaining manufacturing facilities among other things. Environmental laws and regulations can be complex, and the business and operations of ours and our strategic partner, Geely Holding, may be affected by future amendments to such laws or other new environmental laws which may require us to change our operations, potentially resulting in a material adverse effect on our business.
These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.
We are subject to laws, regulations and regulatory agencies regarding environmental protection like EU Regulation 715/2007 in the European Union and United Kingdom, federal level requirements of the Clean Air Act and laws and regulations administered by the NHTSA and the Environmental Protection Agency (“EPA”) and other state level regulations in the United State, and the Provisions on the Administration of Investments in the Automotive Industry in China. The costs of compliance to environmental laws and regulations, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining environmental permits and approvals required by such laws in connection with the manufacturing and sale of our vehicles, which would hinder our ability to conduct our operations. Such costs and delays may adversely impact our business prospects and results of operations. Furthermore, any violations of these environmental laws and regulations may result in litigation, substantial fines and penalties, remediation costs, third party damages or a suspension or cessation of our operations.
We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of such proceedings are adverse to us, it could have a material adverse effect on our business, results of operations, and financial condition.
We may be subject to legal proceedings from time to time in the ordinary course of our business, which could have a material adverse effect on our business, results of operations, and financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by our customers, our competitors, governmental entities in civil or criminal investigations and proceedings, or other entities. These claims could be asserted under a variety of laws, including but not limited to product liability laws, consumer protection laws, intellectual property laws, labor and employment laws, securities laws, tort laws, contract laws, property laws, data compliance laws, and employee benefit laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. Even if we are successful in our attempt to defend ourselves in legal and administrative actions or to assert our rights under various laws, enforcing our rights against the various parties involved may be expensive, time-consuming, and ultimately futile. Such actions could also expose us to negative publicity and to substantial monetary damages and legal defense costs, injunctive relief, and criminal, civil, and administrative fines and penalties.
Our revenues and financial results may be adversely affected by economic slowdown globally and in any jurisdictions we operate.
The success of our business ultimately depends on consumer spending. Our revenues and financial results are impacted to a significant extent by economic conditions globally and in any jurisdictions we operate. The global macroeconomic environment is facing numerous challenges. Any slowdown could significantly reduce domestic commerce in jurisdictions we operate, including through the automobile market generally and through us. In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The conflicts in Ukraine and the imposition of broad economic sanctions on Russia could raise energy prices and disrupt global markets. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations, and tariffs. In addition, the COVID-19 pandemic had negatively impacted the economies of China, the United States, and numerous other countries around the world, and is expected to result in a severe global recession. Economic conditions in jurisdictions we operate may be sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in specific jurisdiction. Any severe or prolonged economic slowdown globally and in any jurisdictions we operate may materially and adversely affect our business, results of operations, and financial condition.
Heightened tensions in international relations may adversely impact our business, financial condition, and results of operations.
Recently there have been heightened tensions in international relations, particularly between the United States and China and the conflict between Russia and Ukraine. These tensions have affected both diplomatic and economic ties. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities among major economies. Sanctions may create supply constraints and drive inflation. The existing tensions and any further deterioration in international relations may have a negative impact on the general, economic, political, and social conditions and adversely impact our business, financial condition, and results of operations.
The U.S. government has made statements and taken certain actions that may lead to changes in U.S. and international trade policies towards China. In January 2020, the “Phase One” agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the United States, tax policy related to international commerce, or other trade matters. Any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact the competitive position of our products or prevent us from selling products in certain countries. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to recent U.S.-China trade tensions, such changes could have an adverse effect on our business, financial condition and results of operations.
In addition, we have been closely monitoring domestic policies in the United States designed to restrict certain Chinese companies from supplying or operating in the U.S. market. These policies include the Clean Network project initiated by the U.S. Department of State in August 2020 and new authorities granted to the Department of Commerce to prohibit or restrict the use of information and communications technology and services, or ICTS. While a substantial majority of our business is conducted in China, policies like these may deter U.S. users from accessing and/or using our apps, products and services, which could adversely impact our user experience and reputation.
Likewise, we are monitoring policies in the United States that are aimed at restricting U.S. persons from investing in or supplying certain Chinese companies. The United States and various foreign governments have imposed controls, license requirements and restrictions on the import or export of technologies and products (or voiced the intention to do so). For instance, in October 2022, the U.S. Commerce Department’s Bureau of Industry and Security issued rules aimed at restricting China’s ability to obtain advanced computing chips, develop and maintain supercomputers, and manufacture advanced semiconductors. In addition, the U.S. government may potentially impose a ban prohibiting U.S. persons from making investments in or engaging in transactions with certain Chinese companies. In August 2023, the President of the United States issued an executive order which prohibits certain new U.S. investment in China in sensitive technologies, such as computer chips and requires government notification in other technology sectors. Measures such as these could deter suppliers in the United States and/or other countries that impose export controls and other restrictions from providing technologies and products to, making investments in, or otherwise engaging in transactions with Chinese companies. As a result, Chinese companies would have to identify and secure alterative supplies or sources of financing, while they may not be able to do so in a timely manner and at commercially acceptable terms, or at all. In addition, Chinese companies may have to limit and reduce their research and development and other business activities, or cease conducting transactions with parties, in the United States and other countries that impose export controls or other restrictions. Like other Chinese companies, our business, financial condition and results of operations could be adversely affected as a result.
The conflict between Russia and Ukraine has, and is likely to continue to, generate uncertain geopolitical conditions, sanctions, and other potential impacts on the global economic activities. While we do not have substantial operations in these areas or any direct suppliers (i.e., Tier 1 supplier) from these areas, there is no guarantee that these geopolitical tensions will not cause reduce levels of trade, investments and technological exchanges, or result in disruption to our global economic activities and supply chains, which in turn may have an adverse impact on our business and results of operations.
Unexpected termination of leases, failure to renew the lease of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.
We lease premises for research and development, self-operated stores, delivery and servicing centers and offices. We cannot assure you that we would be able to renew the relevant lease agreements without substantial additional costs or increases in the rental cost payable by us. If a lease agreement is renewed at a rent substantially higher than the current rate, or currently existing favorable terms granted by the lessor are not extended, our business and results of operations may be adversely affected.
We have granted, and may continue to grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.
We adopted a share incentive plan in September 2022 (the “2022 Share Incentive Plan”), for the purpose of attracting and retaining the best available personnel, providing additional incentives to employees, directors and consultants, and promoting the success of Lotus Tech’s business. Under the 2022 Share Incentive Plan, we are authorized to grant options. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2022 Share Incentive Plan is 232,751,852. As of June 30, 2023, a total of awards to purchase 46,387,767 ordinary shares have been granted under the 2022 Share Incentive Plan and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates. See “Management Following The Business Combination — Share Incentive Plans.” The plan administrator determines the exercise price for each award.
We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we may continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.
Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.
Our business depends substantially on the continued efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.
Our success depends substantially on the continued efforts of our executive officers and key employees with expertise in various areas. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we may not be able to replace them easily in a timely manner, or at all. As we build up our brand awareness and become more well-known, the risk that competitors or other companies may poach our talent increases.

Our industry is characterized by high demand and intense competition for talent, in particular with respect to qualified talent in the areas of automotive intelligence technologies, and therefore, we cannot assure you that we will be able to continue to attract or retain qualified staff or other highly skilled employees. In addition, because we are operating in a new and challenging industry that requires continuous innovations of technologies and solutions, we may not be able to hire qualified individuals with sufficient training in a timely manner, and we may need to spend significant time and resources training the employees we hire. We also require sufficient talent in areas such as software development. Furthermore, as our company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and our results of operations.
If any of our executive officers and key employees terminates his or her services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train, and retain qualified personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, know-how, and key professionals and staff members. While each of our executive officers and key employees has entered into an employment agreement with non-compete clauses with us, if any dispute arises between our executive officers or key employees and us, the relevant non-competition provisions may not be enforceable, especially under laws of mainland China, on the ground that we have not provided adequate compensation to them for their non-competition obligations.
Our management team has limited experience managing a public company.
Most of the members of our management team have limited experience in managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws and regulations pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and may divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.
We may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws, and noncompliance with such laws can subject us to administrative, civil, and criminal penalties, collateral consequences, remedial measures, and legal expenses, all of which could adversely affect our business, results of operations, financial condition, and reputation.
We may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees, and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing, or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records, and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, reputation, financial condition, and results of operations.
We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We also have business collaborations with government agencies and state-owned affiliated entities. These interactions subject us to an increasing level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, consultants, agents, and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, consultants, agents, and business partners could engage in improper conduct for which we may be held accountable.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures, and legal expenses, all of which could materially and adversely affect our business, reputation, financial condition, and results of operations.
Risks Relating to Doing Business in China
Failure to meet the PRC government’s complex regulatory requirements on and significant oversight over our business operation could result in a material adverse change in our operations and the value of our securities.
A major part of our operations is located in China. The PRC government has significant authority to influence and intervene in the China operations of an offshore holding company, such as LTC, at any time. Accordingly, our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally.
The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures to underscore the importance of the utilization of market forces for economic reform, the divestment of state ownership in productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through strategically allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to selected industries or companies. Furthermore, PRC government’s certain administrative measures in regulating (i) our operations and (ii) offerings conducted overseas by, and foreign investment in, China-based issuers, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.
While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among different sectors of the economy. The PRC government has implemented various measures to generate economic growth and strategically allocate resources. Some of these measures may benefit the Chinese economy overall, but may have a negative effect on us. Any slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.
We may be adversely affected by the complexity, uncertainties and changes in regulations of mainland China on automotive as well as internet-related businesses and companies.
We operate in highly regulated industries. In particular, our vehicle manufacturing is subject to extensive regulations in China, including but not limited to regulations relating to manufacturing passenger vehicles, regulations on compulsory product certification, regulations on intelligent connected vehicles and autonomous driving, regulations on automobile sales, regulations on the recall of defective automobiles, regulation on import and export of goods, regulations on product liability and consumer protection, and regulations relating to battery recycling for electric vehicles, see “Information about Lotus Tech — PRC Government Regulations.” Several PRC regulatory authorities, such as the State Administration for Market Regulation, or the SAMR, the NDRC, the MIIT, and the MOFCOM, oversee different aspects of our operations, including but not limited to:
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assessment of vehicle manufacturing enterprises;

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market admission of NEVs;

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compulsory product certification;

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direct sales model;

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product liabilities;

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sales of vehicle;

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environmental protection system; and

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work safety and occupational health requirements.

We are required to obtain a wide range of government approvals, licenses, permits, and registrations in connection with our operations as well as to follow multiple mandatory standards or technical norms in our manufacturing and our vehicles. However, the interpretation of these regulations may change and new regulations may come into effect, which could disrupt or restrict our operations, reduce our competitiveness, or result in substantial compliance costs. For example, pursuant to the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products which was promulgated by the MIIT on January 6, 2017, last amended on July 24, 2020 and became effective from September 1, 2020, our vehicles must meet the requirements set forth in the New Energy Vehicle Products Special Examination Project and Standards stipulated and amended by the MIIT from time to time based on the development of the NEV industry and relevant standards. In addition, certain filings must be made by automobile dealers through the information system for the national automobile circulation operated by the relevant commerce department within 90 days after the receipt of a business license and the information must be updated within 30 days after the change of basic information recorded. Moreover, our direct sales model is relatively new and uncommon in the automotive industry, and there can be no assurance that this model will not be subject to further regulations. As we are expanding our sales and distribution network and setting up additional retail stores in China, we cannot assure you that we will be able to complete such filings in a timely manner. If any of our current or future sales subsidiaries or branches fail to make the necessary filings, such sales subsidiaries or branches may be subject to orders to promptly rectify the non-compliance or fines up to RMB10,000. Furthermore, the NEV industry is relatively new in China, and the PRC government has not adopted a clear regulatory framework to regulate the industry yet. As some of the laws, rules, and regulations that we may be subject to were primarily enacted with a view toward application to ICE vehicles, or are relatively new, there are significant uncertainties regarding their interpretation and application with respect to our business. We cannot assure you that we have satisfied or will continue to satisfy all of the laws, rules, and regulations in a timely manner or at all.
In addition, the PRC regulatory authorities’ interpretation of such laws, rules, and regulations may change, which could materially and adversely affect the validity of the approvals, qualifications, licenses, permits, and registrations we obtained or completed. Any failure to comply may result in fines, restrictions, and limits on our operations, as well as suspension or revocation of certain certificates, approvals, permits, licenses, or filings we have already obtained or made.
In addition, the PRC government imposes foreign ownership restriction and the licensing and permit requirements for companies in the internet industry. See “Information about Lotus Tech — PRC Government Regulations — Regulations on Foreign Investment in China” and “PRC Government Regulations — Regulations on Value-added Telecommunications Services.” These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.
The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China. However, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to offering, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities.
The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six different PRC regulatory authorities in 2006 and amended in 2009, purports to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain an approval of the China Securities Regulatory Commission, or the CSRC prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and our offshore offerings may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether we are able to and how long it will take for us to obtain such approval, and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or any delay in obtaining CSRC approval for our listing, or a rescission of such approval may subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.
Furthermore, the PRC government has recently sought to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers. The Opinions, among others, emphasizes the need to strengthen cross-border regulatory cooperation and the administration and supervision of China-based issuers, and to establish a comprehensive regulatory system for the application of PRC capital market laws and regulations outside China. On February 17, 2023, the CSRC promulgated the Overseas Listing Filing Rules, which became effective on March 31, 2023. According to the Overseas Listing Filing Rules, the offering or listing of shares, depository receipts, convertible corporate bonds, or other equity-like securities by a PRC domestic company in an overseas stock market, whether directly or indirectly through an offshore holding company, should be filed with the CSRC. If a PRC domestic company intends to complete a direct or indirect overseas (i) initial public offering and listing, or (ii) listing of shares in the name of an overseas enterprise on the basis of the equity, assets, income or other similar rights of the relevant PRC domestic company through a single or multiple acquisitions, share swaps, shares transfers or other means, the issuer (if the issuer is a PRC domestic company) or its designated major PRC domestic operating entity (if the issuer is an offshore holding company), in each applicable event, the reporting entity, shall complete the filing procedures with the CSRC within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The determination of whether any offering or listing is “indirect” will be made on a “substance over form” basis. An offering or listing of an issuer will be considered as an overseas indirect offering or listing by PRC domestic companies if both of the following conditions are met with respect to such issuer: (i) the revenues, profit, total assets, or net assets of PRC domestic companies in the most recent fiscal year constitute more than 50% of the relevant line item in the issuer’s audited consolidated and combined financial statements for that year; and (ii) the majority of the senior management personnel responsible for its business operations and management are PRC citizens or have their ordinary residence in China, or if its main place of business is in China or if its business operation is primarily conducted in China. In addition, according to the Overseas Listing Filing Rules and a set of Q&A published on the CSRC’s official website in connection with the release of the Overseas Listing Filing Rules, if it is explicitly required (in the form of institutional rules) by any regulatory authority having jurisdiction over the relevant industry and field that regulatory procedures should be performed prior to the overseas listing of a PRC domestic company, such company must obtain the regulatory opinion, approval and other documents from and complete any required filing with such competent authority before submitting a CSRC filing. The reporting entity shall make a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs after obtaining its CSRC filing and before the completion of the offering and/or listing: (i) any material change to principal business, licenses or qualifications of the issuer; (ii) a change of control of the issuer or any material change to equity structure of the issuer; and (iii) any material change to the offering and listing plan. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter. Failure to comply with the applicable filing requirements may result in fines being imposed on the relevant PRC domestic companies and their controlling shareholders and other responsible person. For more details of the Opinions and the Overseas Listing Filing Rules, see “Information about Lotus Tech — PRC Government Regulations — Regulations on Mergers and Acquisitions and Overseas Listing.”

Based on the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies published by the CSRC on February 17, 2023, or the Notice on the Overseas Listing Filing, and the set of Q&A which are in connection with the release of the Overseas Listing Filing Rules, the CSRC clarifies that (i) on or prior to the effective date of the Overseas Listing Filing Rules, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (ii) a transition period until September 30, 2023 will be granted to domestic companies which have already obtained the approval from overseas regulatory authorities or stock exchanges but have not completed the indirect overseas listing prior to the effective date of the Overseas Listing Filing Rules; if domestic companies fail to complete the overseas listing prior to September 30, 2023, they shall file with the CSRC according to the requirements. Based on the Overseas Listing Filing Rules, the Notice on the Overseas Listing Filing and the set of Q&A published on the CSRC’s official website, Lotus Tech is required to complete the filing procedures with the CSRC in connection with this Business Combination as required by the Overseas Listing Filing Rules prior to the listing of its securities on Nasdaq. Lotus Tech has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, Lotus Tech has not completed the filing procedures with the CSRC. We cannot assure you that we can complete the filing procedures in a timely manner or at all.
In addition, on December 28, 2021, the Cyberspace Administration of China, or the CAC and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the Revised Review Measures, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the CAC in connection with the issuance of the Revised Review Measures, an official of the CAC indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. After the receipt of all required application materials, the authorities must determine, within ten business days thereafter, whether a cybersecurity review will be initiated, and issue a written notice to the relevant applicant of its determination. If a review is initiated and the authorities conclude after such review that the listing will affect national security, the listing of the relevant applicant will be prohibited. Given the recency of the issuance of the Revised Review Measures, there is a general lack of guidance and substantial uncertainties exist with respect to its interpretation and implementation.
Additionally, the PRC Cybersecurity Law requires companies to implement certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cybersecurity Law provides that China adopts a multi-level protection scheme (“MLPS”), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cybersecurity. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.
On November 14, 2021, the CAC released the Regulations on Network Data Security Management (draft for public comments), which provide that if a data processor that processes personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Pending the finalization, adoption, enforcement and interpretation of these new measures and regulations, we cannot rule out the possibility that the measures and regulations may be enacted, interpreted or implemented in ways that will negatively affect us.
On February 24, 2023, the CSRC and several other administrations jointly released the revised Provisions on Strengthening Confidentiality and Archiving Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which came into effect on March 31, 2023. The Archives

Rules apply to both overseas direct offerings and overseas indirect offerings. The Archives Rules provides that, among other things, (i) in relation to the overseas listing activities of PRC domestic enterprises, the PRC domestic enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to discharge their confidentiality and archives management responsibilities; (ii) if a PRC domestic enterprise is required to publicly disclose or provide to any securities companies or other securities service providers or overseas regulators or individuals, any materials that contain state secrets or government work secrets (where there is ambiguity or dispute on whether it is state secret or government work secret, a request shall be submitted to the competent government authority for determination), during the course of its overseas offering or listing, the PRC domestic enterprise shall apply for approval from competent authorities and file with the secrecy administrative department at the same level; and (iii) working papers produced in China by securities companies and other securities service institutions, who provide such PRC domestic enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and the transmission of any such working papers to recipients outside China must be approved following the applicable PRC regulations.
As of the date of this proxy statement/prospectus, we had not been involved in any investigations on cybersecurity review initiated by the CAC and Lotus has not received any official inquiry, notice, warning, or sanctions regarding cybersecurity and overseas listing from the CAC, CSRC or any other PRC authorities. Based on the opinion of our PRC legal counsel, Han Kun Law Offices, we believe that, as of the date of this proxy statement/prospectus and based on laws of mainland China that are currently in effect, the completion of the Transactions does not require the application or completion of any cybersecurity review from PRC governmental authorities, including the CAC. However, given (i) the uncertainties with respect to the enactment, implementation, and interpretation of the Overseas Listing Filing Rules and laws and regulations relating to data security, privacy, and cybersecurity; and (ii) that the PRC government authorities have significant discretion in interpreting and implementing statutory provisions in general, it cannot be assured that the relevant PRC government authorities will not take a contrary position or adopt different interpretations, or that there will not be changes in the regulatory landscape. In other words, the application and completion of a cybersecurity review, may be required in connection with the Transactions. This Business Combination and our listing is required to make a filing with the CSRC and to comply with other requirements pursuant to the Overseas Listing Filing Rules. However, given that the Overseas Listing Filing Rules were recently promulgated, there remains substantial uncertainties as to their interpretation, application, and enforcement and how they will affect our operations and our future financing.
If (i) we do not receive or maintain any required permission, or fail to complete any required review or filing, (ii) Lotus inadvertently conclude that such permission, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for Lotus to obtain any permission, review or filing in the future, Lotus may have to expend significant time and costs to comply with these requirements. If Lotus is unable to do so, on commercially reasonable terms, in a timely manner or otherwise, it may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and Lotus Tech’s ability to conduct its business, invest into China as foreign investments or accept foreign investments, complete the Transactions, or list on a U.S. or other overseas exchange may be restricted, and its business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, Lotus Tech’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of LTC’s securities may significantly decline.
It is uncertain whether we can, or how long it will take us to, obtain such approval or complete such filing procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining clearance of such approval or completing such filing procedures for this Business Combination or our listing, or a rescission of any such approval if obtained by us, would subject us to regulatory actions or other sanctions by the CSRC, CAC or other PRC regulatory authorities for failure to seek required governmental authorization in respect of the same. These governmental authorities may impose fines, restrictions and penalties on our operations in China, such as suspension of our apps, revocation of our licenses, or shutting down part or all of our operations, limit our ability to pay dividends outside of China, limit our operating privileges in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The PRC governmental authorities may also take actions requiring us, or making it advisable for us, to suspend this Business Combination or our listing before settlement and delivery. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.
All of these could have a material adverse effect on the trading price of our securities and could significantly limit or completely hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities.
The PCAOB had historically been unable to inspect our auditor in relation to their audit work.
Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. The auditor is located in mainland China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we and investors in our securities would be deprived of the benefits of such PCAOB inspections, which could cause investors and potential investors in the securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.
Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States.
On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.
Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our securities are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.
Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.
On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.
China’s M&A Rules and certain other regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
A number of laws and regulations of mainland China have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the M&A Rules, the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011, and the Measures for the Security Review of Foreign Investment promulgated by the NDRC and the MOFCOM in December 2020 which came into force on January 18, 2021. These laws and regulations impose requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, pursuant to relevant anti-monopoly laws and regulations, the SAMR should be notified in advance of any concentration of undertaking if certain thresholds are triggered, and SAMR clearance is required to be obtained before completion of such transactions. In light of the uncertainties relating to the interpretation, implementation and enforcement of the anti-monopoly laws and regulations of the PRC, we cannot assure you that the anti-monopoly law enforcement agency will not deem our future acquisitions or investments to have triggered filing requirement for anti-monopoly review. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by NDRC and the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.
In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including clearance from the SAMR and approval from the MOFCOM or other PRC government authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted 2019 PRC Foreign Investment Law and its Implementation Rules.
On March 15, 2019, the PRC National People’s Congress approved the 2019 PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. The 2019 PRC Foreign Investment Law and its Implementation Rules embody a regulatory trend in China that aims to bring its foreign investment regulatory regime in line with prevailing international practices, and represent the legislative endeavors to unify corporate legal requirements applicable to foreign and domestic investments. However, since the 2019 PRC Foreign Investment Law and its Implementation Rules are relatively new, substantial uncertainties exist with respect to their interpretations and implementations.
The 2019 PRC Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” to be issued by or approved to be issued by the State Council. A foreign invested enterprise would not be allowed to make investments in prohibited industries set out in the “negative list” while a foreign invested enterprise must satisfy certain conditions stipulated in the “negative list” for investment in restricted industries. Except for value-added telecommunications business activities presently conducted by Wuhan Quanqing Information Technology Co., Ltd., none of LTC’s other PRC subsidiaries or affiliates are currently subject to foreign investment restrictions as set forth in the presently effective Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the 2021 Negative List. It is uncertain whether any of our business operations will be subject to foreign investment restrictions or prohibitions set forth in any subsequent or future “negative list.” If any part of our business operations falls within the scope of the “negative list” or if the interpretation and implementation of the 2019 PRC Foreign Investment Law and any future “negative list” mandates further actions, such as market entry clearance granted by the PRC Ministry of Commerce, we face uncertainties as to whether such clearance can be obtained in a timely manner, or at all. We cannot assure you that the relevant governmental authorities will not interpret or implement the 2019 PRC Foreign Investment Law in the future in a way that will materially impact the viability of our current corporate governance and business operations.
Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
We are an offshore holding company conducting our operations in China primarily through our PRC subsidiaries. We may make additional capital contributions or loans to our PRC subsidiaries, which are treated as foreign invested enterprises under laws of mainland China. Any loans by us to our PRC subsidiaries are subject to regulations and foreign exchange loan registrations in mainland China. For example, with respect to the registration, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the relevant local counterpart of the State Administration of Foreign Exchange of the PRC, or SAFE, or filed with SAFE in its information system; with respect to the outstanding amounts of loans, (i) if the relevant PRC subsidiaries adopt the traditional foreign exchange administration mechanism, the outstanding amount of loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries; and (ii) if the relevant PRC subsidiaries adopt the relatively new foreign debt mechanism, the risk-weighted outstanding amount of loans shall not exceed 200% of the net asset of the relevant PRC subsidiaries. We may also finance our PRC subsidiaries by means of capital contributions. These capital contributions must be registered with the SAMR or its local counterparts, and shall be concurrently reported to the MOFCOM through its information reporting and submission system.
Pursuant to the Circular on the Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015 and was last amended on December 30, 2019, and the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which was promulgated in June 2016, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or choose to follow the “conversion-at-will” system for foreign currency settlement. SAFE Circular 19 and SAFE Circular 16, therefore, have substantially lifted the restrictions on the use by a foreign-invested enterprise of its RMB registered capital, foreign debt and repatriated funds raised through overseas listing converted from foreign currencies. Nevertheless, SAFE Circular 19 and SAFE Circular 16 reiterate the principle that RMB converted from the foreign currency-denominated capital of a foreign invested company may not be directly or indirectly used for purposes beyond its business scope and prohibit foreign-invested companies from using such RMB fund to provide loans to persons other than affiliates unless otherwise permitted under their business scopes.
Under laws and regulations of mainland China, we are permitted to utilize the proceeds from this Business Combination or our listing to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. These laws and regulations of mainland China may significantly limit our ability to use RMB converted from the net proceeds of any financing outside China to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.
We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.
We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current regulations of mainland China permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reached 50% of its registered capital. For a detailed discussion of applicable regulations of mainland China governing distribution of dividends, see “Information about Lotus Tech — PRC Government Regulations — Regulation on Dividend Distribution.”
Additionally, if our PRC subsidiaries incur debt in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. In addition, the incurrence of indebtedness by our PRC subsidiaries could result in operating and financing covenants and undertakings to creditors that would restrict the ability of our PRC subsidiaries to pay dividends to us.
Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “— If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”
Uncertainties with respect to the legal system and changes in laws and regulations in mainland China could adversely affect us.
We conduct our business primarily through our mainland China subsidiaries. Our operations in mainland China are governed by laws and regulations of mainland China. Our mainland China subsidiaries are subject to laws and regulations applicable to foreign investment in mainland China. The legal system of mainland China is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.
The laws and regulations of mainland China have significantly enhanced the protections afforded to various forms of foreign investments in mainland China for the past decades. However, because certain recently enacted laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.
Furthermore, the legal system of mainland China is based in part on government policies, some of which are not published or not published on a timely basis, and can change quickly with little advance notice. As a result, we may not be aware of our potential violation of such policies and rules.
PRC government has complex regulatory requirements on the conduct of our business and it has recently promulgated certain regulations and rules to exert more oversight over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers. Such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.
China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to those who pay for our products and services, our profitability and results of operations may be materially and adversely affected.
In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees, limitation with respect to utilization of labor dispatching, applying for foreigner work permits, labor protection and labor condition and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to strict requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.
Companies registered and operating in China are required under the PRC Social Insurance Law (latest amended in 2018) and the Regulations on the Administration of Housing Funds (latest amended in 2019) to, apply for social insurance registration and housing fund deposit registration within 30 days of their establishment, and to pay for their employees different social insurances including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, and housing provident funds to the extent required by law.
As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes, government investigations, and imposition of sanctions. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make full social insurance payments and contribute to the housing provident funds. If we are found to have violated applicable labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be adversely affected.
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.
We are an exempted company incorporated under the laws of the Cayman Islands. We conduct a substantial portion of our operations in China, and a substantial portion of our assets are located in China. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, mainland China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in mainland China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.
Fluctuations in exchange rates could have a material and adverse effect on our results of operations.
The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a more flexible currency policy. Any significant appreciation or depreciation of RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our securities in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into RMB to pay our operating expenses, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities.
Very limited hedging options are available in mainland China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by exchange control regulations in mainland China that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.
Moreover, certain monetary amounts described in this proxy statement/prospectus have been expressed in U.S. dollars for convenience only and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.
Governmental control of currency conversion may limit our ability to utilize our revenues effectively.
The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing foreign exchange regulations in mainland China, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where RMB is to be converted into a foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. See “Information about Lotus Tech — PRC Government Regulations — Regulations on Foreign Exchange.”
Since 2016, the PRC government has tightened its foreign exchange policies again and stepped up scrutiny of major outbound capital movement. More restrictions and a substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also restrict access in the future to foreign currencies for current account transactions, at its discretion. We receive a portion of our revenues in RMB. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholder.
Regulations of mainland China relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under laws of mainland China.
SAFE requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events. See “Information about Lotus Tech — PRC Government Regulations — Regulations on Foreign Exchange — Offshore Investment by PRC Residents.”
If our direct or indirect stakeholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under laws of mainland China for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make, obtain, and update any applicable registrations or obtain any approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.
Any failure to comply with regulations of mainland China regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Under SAFE regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. See “Information about Lotus Tech — PRC Government Regulations — Regulations on Employment and Social Welfare — Employee Stock Incentive Plan.” We and our PRC resident employees who participate in our share incentive plans are subject to these regulations since we became a public company listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers, and employees under laws of mainland China.
Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.
Our PRC subsidiaries have received various financial subsidies from PRC local government authorities. In 2021 and 2022, we recorded government grants of US$490.7 million and US$55.8 million, respectively. The financial subsidies result from discretionary incentives and policies adopted by PRC local government authorities. Local governments may decide to change or discontinue such financial subsidies at any time, or require us to repay part or all of the financial subsidies we previously received. The discontinuation, reduction, or repayment of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.
If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a PRC resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. The State Administration of Taxation, or the SAT, issued a circular in April 2009 and amended it in January 2014, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our shareholders that are non-PRC resident enterprises. In addition, non-PRC resident enterprise shareholders may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, interest or dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such holders may be subject to PRC tax at a rate of 20% (which, in the case of interest or dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.
We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.
We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, which became effective in January 2020, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Information about Lotus Tech — PRC Government Regulations — Regulations on Taxation.”
In the future, we intend to re-invest all earnings, if any, generated from our PRC subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. Our determination regarding our qualification to enjoy the preferential tax treatment could be challenged by the relevant tax authority and we may not be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.
We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.
In February 2015, the State Administration of Taxation, or the SAT, issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. SAT Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, SAT Circular 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer.

Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, the SAT issued Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or Circular 37, which came into effect on December 1, 2017 and was amended on June 15, 2018. Circular 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.
We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-PRC resident enterprises with respect to a filing or the transferees with respect to withholding obligations, and request our PRC subsidiaries to assist in the filing. As a result, we and non-PRC resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Circular 7 and Circular 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-PRC resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.
If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.
Under laws of mainland China, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.
Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative acts in a manner contrary to the interests of any of our PRC subsidiaries, or obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries, we or our PRC subsidiaries would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the legal representative and acts in good faith.
Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause significant disruption to our business.
Under laws of mainland China, all lease agreements are required to be registered with the local housing authorities. We presently lease several premises in China, some of which have not completed the registration of the ownership rights or the registration of our leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.

Some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. Meanwhile, registered mortgage of property right exists over certain leased properties before such properties are leased to some of our PRC subsidiaries. In addition, some registered addresses of PRC subsidiaries are inconsistent with the actual operating addresses, and since the ownership certificates of certain leased properties have not been provided to us by the relevant lessors, we cannot make sure whether the actual uses of such lands leased to some of our PRC subsidiaries are inconsistent with the planned use indicated on the ownership certificates of such lands. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. In addition, we may not be able to renew our existing lease agreements before their expiration dates, in which case we may be required to vacate the properties. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.
We are subject to regulations of mainland China regarding cybersecurity, privacy, data protection and information security. Any privacy or data security breach or any failure to comply with these laws and regulations could damage our reputation and brand, result in negative publicity, legal proceedings, increased cost of operations, warnings, fines, service or business suspension, confiscation of illegal gains, revocation of business permits or licenses, or otherwise harm our business and results of operations.
Our operations in China are subject to a variety of laws and regulations of mainland China covering cybersecurity, privacy, data protection and information security and the PRC governmental authorities have recently heightened their supervision on the protection of data security by initiating investigations on certain PRC companies regarding their cybersecurity and use of personal information and data, and enacted and implemented laws and regulations and proposed additional regulatory agenda concerning data protection and privacy, under which internet service providers and other network operators are required to, amongst others, clearly indicate the purposes, methods and scope of any information collection and usage, to obtain appropriate user consent, to establish user information protection systems with appropriate remedial measures and to address national security concerns. For a comprehensive discussion on the aforementioned laws and regulations, see “Information about Lotus Tech — PRC Government Regulations — Regulations on Cyber Security and Privacy Protection.”
We expect that PRC operations in the areas referenced above will receive greater public scrutiny and attention from regulators and more frequent and rigid investigation or review by regulators, which will increase our compliance costs and subject us to heightened risks. We are closely monitoring the development in the regulatory landscape and we are constantly in the process of evaluating the potential impact of the PRC Cybersecurity Law, the Civil Code, the Data Security Law, the Personal Information Protection Law and other relevant laws and regulations on our current business practices. It also remains uncertain whether any future regulatory changes would impose additional restrictions on companies like Lotus Tech. If further changes to our business practices are required under the evolving regulatory framework governing cybersecurity, information security, privacy and data protection in China, our business, financial condition and results of operations may be adversely affected.
As of the date of this proxy statement/prospectus, we had not been informed that we are a critical information infrastructure operator or a “data handler” carrying out data processing activities that affect or may affect national security by any governmental authorities, and it is uncertain whether we would be categorized as such under laws of mainland China. As of the date of this proxy statement/prospectus, we had not been involved in any investigations on cybersecurity review made by the CAC and we have not received any official inquiry, notice, warning, or sanctions in this respect. We cannot rule out the possibility that the foregoing measures may be enacted, interpreted or implemented in ways that will negatively affect us. There is also no assurance that we would be able to accomplish any review (including the cybersecurity review), obtain any approval, complete any procedures, or comply with any other requirements applicable to us in a timely manner, or at all, if we are subject to the same. In the event of non-compliance, we may be subject to government investigations and enforcement actions, fines, penalties, and suspension of our noncompliant operations, among other sanctions, which could materially and adversely affect our business and results of operations.
Our business may be negatively affected by the potential obligations if we fail to comply with social insurance and housing provident fund related laws and regulations.
We are required by PRC labor laws and regulations to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, to designated government agencies for the benefit of our employees and associates. In October 2010, the SCNPC promulgated the Social Insurance Law of PRC, effective on July 1, 2011 and amended on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Provident Fund, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Social Insurance Law of PRC and the Regulations on the Administration of Housing Provident Fund to apply for social insurance registration and housing provident fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We could be subject to orders by competent labor authorities for rectification if we fail to comply with such social insurance and housing provident fund related laws and regulations, and failure to comply with the orders may further subject us to administrative fines. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. If the relevant PRC authorities determine that we shall make supplemental social insurance and housing provident fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing provident fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected.
Risks Relating to Intellectual Property and Legal Proceedings
We may need to defend ourselves against intellectual property right infringement, misappropriation, or other claims, which may be time-consuming and would cause us to incur substantial costs.
Entities or individuals, including our competitors, may hold or obtain patents, copyrights, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, services, or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive communications from intellectual property right holders regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement, misappropriation, or other violation of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of intellectual property relating to our design, software, or technologies could be found to infringe upon, misappropriate or otherwise violate existing intellectual property rights. If we are determined to have infringed upon, misappropriated or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease selling or incorporating certain components into our products or services, or offering products or services that incorporate or use the challenged intellectual property;

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pay substantial damages;

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seek a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all;

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redesign our products; or

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establish and maintain alternative branding for our products and services.

We may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we are able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us and could require us to pay significant royalties and other fees. In the event of a successful claim of infringement, misappropriation or other violation of intellectual property rights against us and our subsequent failure or inability to obtain a license for such technology or other intellectual property right, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In addition, parties making such claims may also obtain an injunction that can prevent us from selling our products or using technology that contains contents that allegedly violate their intellectual property rights. Any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
We regard our trademarks, service marks, patents, copyrights, domain names, trade secrets, proprietary technologies, and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection, and confidentiality and license agreements with our employees and others to protect our proprietary rights. We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.
Implementation and enforcement of laws relating to intellectual property have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other developed countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of patent, copyright, trademark, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.
We may not be able to adequately obtain or maintain our proprietary and intellectual property rights in our data or technology.
We cannot guarantee our employees, consultants, or other parties will comply with confidentiality, non-disclosure, or invention assignment agreements or that such agreements will otherwise be effective in controlling access to and distribution of our products and services, or certain aspects of our products and services, and proprietary information. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, claims alleging that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. We rely on work-for-hire provisions to effectuate our ownership of intellectual property created by our employees; however, certain types of intellectual property could require separate documentation to validly assign ownership to us.
As our patents may expire and may not be extended, our patent applications may not be granted, and our patent rights may be contested, circumvented, invalidated, or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations.
As of June 30, 2023, we had 260 registered patents and 489 pending patent applications in various jurisdictions such as mainland China, United States, Japan, and United Kingdom, etc. We also had 222 registered trademarks, registered copyrights to 22 software programs, and 93 registered domain names as of June 30, 2023. Even if our patent applications are granted and we are issued patents accordingly, it is still uncertain whether these patents will be contested, circumvented, or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. The claims under any patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting our patents. Numerous patents and pending patent applications owned by others exist in the fields where we have developed and are developing our technologies. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Our success depends in part on our ability to obtain, maintain, expand, enforce, and defend the scope of our intellectual property. The patent prosecution process is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents or patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our proprietary rights at all. Any failure to obtain or maintain patent and other intellectual property protection with respect to our products could harm our business, financial condition, and results of operations.
In addition to patented technologies, we rely on our unpatented proprietary technologies, trade secrets, processes, and know-how.
We rely on proprietary information, such as trade secrets, know-how, and confidential information, to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors, and third parties. However, we cannot guarantee that we have entered into such agreements with every party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed, whether lawfully or otherwise, to or independently developed by a competitor or other third party, it could have a material adverse effect on our business, operating results, and financial condition.
We also rely on physical and electronic security measures to protect our proprietary information, but we cannot guarantee that these security measures provide adequate protection for such proprietary information or will never be breached. There is a risk that third parties may obtain unauthorized access to and improperly utilize or disclose our proprietary information, which would harm our competitive advantages. We may not be able to detect or prevent the unauthorized access to or use of our information by third parties, and we may not be able to take appropriate and timely steps to mitigate the damages, or the damages may not be capable of being mitigated or remedied.
Furthermore, others may independently discover our trade secrets and proprietary information. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing, misappropriating, or violating other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in the markets of interest. During trademark registration proceedings, we may receive rejections of our applications. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. In addition, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. Some trademarks in the “Lotus” brand which are used elsewhere in the world are not registered in China. If we inadvertently use these trademarks in China, we might be subject to litigation or claims, which could result in substantial costs, negative publicity, and diversion of resources and management attention.
We may not be able to obtain, protect or enforce our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, misappropriation, dilution, or other claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Our efforts to obtain, enforce or protect our proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations, and prospects.
We depend on information technology to conduct our business. Any significant disruptions to our information technology systems or facilities, or those of third parties with which we do business, such as disruptions caused by cyber-attacks, could adversely impact our business.
Our ability to keep our business operating effectively depends on the functional and efficient operation of information technology systems and facilities, both internally and externally. We rely on these systems to, among other things, make a variety of day-to-day business decisions as well as to record and process transactions, billings, payments, inventory, and other data, in many currencies, on a daily basis, and across numerous and diverse markets and jurisdictions. Our systems, as well as those of our customers, suppliers, partners, and service providers, also contain sensitive confidential information or intellectual property and are susceptible to interruptions, including those caused by systems failures, cyber-attacks, and other natural or man-made incidents or disasters, which may be prolonged or go undetected. Cyber-attacks, both domestically and abroad, are increasing in their frequency, sophistication, and intensity, and have become increasingly difficult to detect. Although we have and continue to take precautions to prevent, detect, and mitigate such events, a significant or large-scale interruption of our information technology systems or facilities could adversely affect our ability to manage and keep our operations running efficiently and effectively, and could result in significant costs, fines or litigation. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. While we strive to maintain reasonable preventative and data security controls, it is not possible to prevent all cybersecurity threats to our information technology systems and information and those of our third-party service providers, over which we exert less control. An incident that results in a wider or sustained disruption to our business or products could have a material adverse effect on our business, financial condition, and results of operations.
Additionally, certain of our products contain complex information technology systems designed to support today’s increasingly connected vehicles, and could be susceptible to similar interruptions, including the possibility of unauthorized access. Further, as we transition to offering more cloud-based solutions which are dependent on the Internet or other networks to operate, we may increasingly be the target of cyber threats, including computer viruses or breaches due to misconduct of employees, contractors, or others who have access to our networks and systems, or those of third parties with which we do business. Although we have designed and implemented security measures to prevent and detect such unauthorized access or cyber threats from occurring, we cannot assure you that vulnerabilities will not be identified in the future, or that our security efforts will be successful. Any unauthorized access to our components could adversely affect our brand and harm our business, prospects, financial condition, and operating results. Further, maintaining and updating these systems may require significant costs and often involves implementation, integration, and security risks, including risks that we may not adequately anticipate the market or technological trends or that we may experience unexpected challenges that could cause financial, reputational, and operational harm. However, failing to properly respond to and invest in information technology advancements may limit our ability to attract and retain customers, prevent us from offering similar products and services as those offered by our competitors or inhibit our ability to meet regulatory or other requirements.
To date, we have not experienced a system failure, cyber-attack or security breach that has resulted in a material interruption in our operations or material adverse effect on our financial condition. While we continuously seek to expand and improve our information technology systems and maintain adequate disclosure controls and procedures, we cannot assure you that such measures will prevent interruptions or security breaches that could adversely affect our business.
We use open source software, which may pose particular risks to our proprietary software and source code. We may face claims from open source licensors claiming ownership of, or demanding the release of, the intellectual property that we developed using or derived from such open source software.
We use open source software in our proprietary software and will use open source software in the future. Companies that incorporate open source software into their proprietary software and products have, from time to time, faced claims challenging the use of open source software and compliance with open source license terms. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses to third parties at no cost, if we combine our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our software, that our developers have not incorporated open source software into our proprietary software, or that they will not do so in the future. In addition, companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their proprietary software. If an author or other third party that distributes such open source software were to allege that we have not complied with the conditions of an open source license, we could incur significant legal costs defending ourselves against such allegations. In the event such claims were successful, we could be subject to significant damages or be enjoined from the distribution of our proprietary software. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software to others on unfavorable license terms.
As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our proprietary software, discontinue making our proprietary software available in the event re-engineering cannot be accomplished on a timely basis or take other remedial action. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Further, in addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations.
Risks Relating to LCAA and the Business Combination
LCAA’s current directors’ and executive officers’ affiliates own LCAA Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.
If the Business Combination or another business combination is not consummated by the Business Combination Deadline, LCAA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding LCAA Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 7,162,718 LCAA Founder Shares held by the Sponsor and certain LCAA’s directors, which were acquired prior to the IPO for an aggregate purchase price of US$25,000, and the 5,486,784 LCAA Private Warrants held by the Sponsor, which were acquired concurrently with the IPO for an aggregate purchase price of US$8,230,176, would be worthless because the holders of the LCAA Founder Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the LCAA Private Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each outstanding LCAA Founder Share outstanding immediately prior to the Business Combination will convert into one LTC Ordinary Share, subject to adjustment described herein, at the closing, and each LCAA Warrant will be converted into an LTC Warrant. If unrestricted and freely tradeable, the 7,162,718 LCAA Founder Shares would have had an aggregate market value of US$       based on the closing price of US$        per share of LCAA Public Shares on Nasdaq on           , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of US$        based on the closing price of US$        per share of LCAA Public Shares on Nasdaq on           , 2023, the record date. Alternatively, at the implied price per share of US$10 reflected in the Merger Agreement, the approximate dollar value of the LCAA Founder Shares would be US$71,627,180. Given (i) the differential in the purchase price that the Sponsor paid for the LCAA Founder Shares as compared to the price of the LCAA Public Shares, (ii) the differential in the purchase price that the Sponsor paid for the LCAA Private Warrants as compared to the price of the LCAA Public Warrants, and (iii) the substantial number of LTC Ordinary Shares that the Sponsor will receive upon conversion of the LCAA Founder Shares and/or LCAA Private Warrants, the Sponsor and the other Founder Shareholders may earn a positive rate of return on their investment even if LTC ADSs trade below the price initially paid for the LCAA Units in the IPO and the LCAA Public Shareholders experience a negative rate of return following the completion of the Business Combination.
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through a traditional initial public offering and may create risks for LCAA’s investors.
A traditional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omission in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a SPAC does not involve any underwriters and may therefore result in less careful vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company, the SPAC and, if any, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a

SPAC business combination may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Merger Agreement and the Closing.
In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after-market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for LTC’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of LTC’s securities.
LCAA’s current directors and officers and their affiliates have interests that are different than, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interests exist in recommending that shareholders vote in favor of approval of the Business Combination. Such conflicts of interests include that the Sponsor as well as LCAA’s directors and officers are expected to lose their entire investment in LCAA if the Business Combination is not completed.
When considering LCAA Board’s recommendation to vote in favor of approving the Business Combination Proposal and the Merger Proposal, LCAA shareholders should keep in mind that the Sponsor and LCAA’s directors and officers have interests in such proposals that are different from, or in addition to (and which may conflict with), those of LCAA shareholders and warrant holders generally. See “The Business Combination Proposal — Interests of LCAA’s Directors and Officers in the Business Combination” for additional information.
The personal and financial interests of LCAA’s directors and officers may have influenced their motivation in identifying and selecting LTC as a business combination target, completing an initial business combination with LTC and influencing the operation of the business following the initial business combination. In considering the recommendations of LCAA Board to vote for the Business Combination and other proposals, you should consider these interests.
The exercise of LCAA directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interests when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in LCAA’s best interest.
In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require LCAA to agree to amend the Merger Agreement, to consent to certain actions taken by LTC or to waive rights that LCAA is entitled to under the Merger Agreement. Such events could arise because of the changes in the course of LTC’s business, a request by LTC to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on LTC’s business or could entitle LCAA to terminate the Merger Agreement. In any of such circumstances, it would be at LCAA’s discretion, acting through LCAA Board, to grant its consent or waive those rights; provided that under the terms of the Merger Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors may result in conflicts of interests on the part of such director(s) between what he, she or they may believe is the best for LCAA and what he, she or they may believe is the best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, LCAA does not believe there will be any changes or waivers that LCAA’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal and the Merger Proposal has been obtained. While certain changes could be made without further shareholder approval, LCAA will circulate a new or amended proxy statement/prospectus and resolicit LCAA shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal and the Merger Proposal. As a matter of Cayman Islands law, the directors of LCAA are under a fiduciary duty to act in the best interest of LCAA.
LCAA may be forced to close the Business Combination even if LCAA determines it is no longer in LCAA shareholders’ best interest.
LCAA Public Shareholders are protected from a material adverse event of LTC arising between the date of the Merger Agreement and the date of the Extraordinary General

Meeting, primarily by the right to redeem their LCAA Public Shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the Business Combination. If a material adverse event was to occur after approval of the Business Combination Proposal and the Merger Proposal at the Extraordinary General Meeting, LCAA may be forced to close the Business Combination even if it determines it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on LCAA’s business, financial condition or results of operations.
The Committee on Foreign Investment in the United States (“CFIUS”) may delay, prevent, or impose conditions on the Business Combination.
The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require certain foreign investors to make mandatory filings and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’s jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that (1) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (2) owns or operates certain “critical infrastructure”; and/or (3) maintains or collects “sensitive personal data.”
The Sponsor is a “foreign person” under CFIUS’s regulations. The Sponsor is organized under the laws of the Cayman Islands and is owned (1) 80% by L Catterton Asia 3, a Cayman Islands exempted limited partnership, managed by L Catterton Asia Advisors, a Mauritius corporate entity, and (2) 20% by nine L Catterton Management Limited employees, including five non-U.S. persons who collectively own approximately 9% and four U.S. persons who collectively own approximately 11%. The Sponsor is controlled by, and has substantial ties with, non-U.S. persons.
LCAA is a Cayman Islands exempted company. All of the LCAA’s officers and directors except for Chinta Bhagat are U.S. persons
The Sponsor currently holds 7,162,718 Class B ordinary shares of LCAA or approximately 24% of the ordinary shares of LCAA. Prior to LCAA’s initial business combination, only holders of its Founder Shares have the right to vote on the appointment of directors. Holders of LCAA Public Shares are not entitled to vote on the appointment of directors during such time. It is expected that upon the Closing, the Sponsor and the current independent directors of LCAA will collectively hold between 1.15% and 1.20% of the LTC Ordinary Shares. Pursuant to the Merger Agreement, subject to the terms and conditions of the Amended LTC Articles, LTC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the LTC Board shall consist of       directors, which shall       include directors determined by LTC and one director designated by LCAA (the “LCAA designee”). Neither LCAA nor the Sponsor will have any right to further designate any directors, and following the Closing the LCAA designee will stand for re-election to LTC Board Holdings as any other independent director beginning with the LTC’ first annual shareholder meeting following the Closing.
LTC is not an operating company but a Cayman Islands holding company. LTC conducts its operations through its subsidiaries, and its operations in mainland China are currently conducted by its mainland China subsidiaries and the former VIE. Currently LTC has no U.S. subsidiaries. Substantially all of LTC’s assets are located outside the U.S.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request the parties to submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination. And, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or if the Closing has occurred, recommend that the President of the United States order one or more foreign persons to divest all or a portion of the LTC ADSs or LTC Ordinary Shares that they acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any parties to the Business Combination were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater, on the parties it determines were subject to a mandatory filing requirement.
The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring within the applicable time period required under the LCAA Articles, even if an extension is approved. These risks may limit the attractiveness of, and/or delay or prevent LCAA from pursuing, the Business Combination or, another proposed business combination should the Business Combination not be completed with certain target companies that LCAA believes would otherwise be attractive to its and its shareholders.
If LCAA is unable to consummate the Business Combination within the applicable time period required under the LCAA Articles, LCAA will be required to wind up, redeem and liquidate. In such event, LCAA’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to LCAA Warrants, which will expire worthless in the event of LCAA’s winding up.
In addition, depending on LTC’s ultimate share ownership following the Business Combination and other factors, post-Closing LTC may be deemed to be a foreign person under CFIUS’s regulations. If a future particular proposed investment by LTC in a U.S. business falls within CFIUS’s jurisdiction, LTC may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis, or, if a filing is not mandatory, LTC may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.
The Founder Shareholders agreed to vote in favor of the Business Combination, regardless of how LCAA Public Shareholders vote.
The Founder Shareholders have agreed to vote all of their Founder Shares in favor of all the proposals being presented at the Extraordinary General Meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the First Merger). In addition, the Sponsor and each LCAA director or officer also may from time to time purchase LCAA Public Shares before the Business Combination. The LCAA Articles provide that LCAA will complete the Business Combination only if it obtains the requisite votes as described under “Extraordinary General Meeting of LCAA Shareholders.” As a result, in addition to the Founder Shares, LCAA would need more than 7,310,452, or 33.56% (assuming all issued and outstanding LCAA Shares are voted), of the 21,783,622 LCAA Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved and more than 12,134,842, or 55.71% (assuming all issued and outstanding LCAA Shares are voted), of the 21,783,622 LCAA Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved. Accordingly, the agreement by the Founder Shareholders to vote in favor of the Business Combination Proposal and the Merger Proposal will increase the likelihood that LCAA will receive the requisite shareholder approval for such proposals.
LCAA is dependent upon its directors and officers and their loss could adversely affect LCAA’s ability to complete the Business Combination.
LCAA’s operations are dependent upon a relatively small group of individuals and, in particular, its directors and officers. LCAA’s ability to complete its Business Combination depends on the continued service of its directors and officers. LCAA does not have an employment agreement with, or key-person insurance on the life of, any of its officers or directors.
The unexpected loss of the services of one or more of its directors or officers could have a detrimental effect on LCAA’s ability to consummate the Business Combination.
LCAA’s directors and officers will allocate their time to other businesses, thereby causing conflicts of interests in their determination as to how much time to devote to LCAA’s affairs. This conflict of interests could have a negative impact on LCAA’s ability to complete the Business Combination.
LCAA’s directors and officers are not required to, and do not and will not, commit their full time to its affairs, which may result in a conflict of interests in allocating their time between LCAA’s operations and the closing of the Business Combination and their other business endeavors. Each of LCAA’s directors and officers is engaged in other businesses for which he or she may be entitled to significant compensation. Furthermore, LCAA’s directors and officers are not obligated to contribute any specific number of hours per week to LCAA’s affairs and may also serve as officers or board members for other entities. If its officer’s and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on LCAA’s ability to complete the Business Combination.
Past performance by management of LCAA or entities affiliated with LCAA or the Sponsor, including its management team, may not be indicative of future performance of an investment in LTC.
Past performance by management of LCAA or entities affiliated with LCAA or the Sponsor (“LCAA Affiliated Persons”) is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of LCAA Affiliated Persons as indicative of the future performance of an investment in LTC or the returns LTC will, or is likely to, generate going forward.
The Sponsor, LCAA’s directors, officers and their affiliates may elect to purchase shares and/or warrants from LCAA Public Shareholders, which may influence a vote on the Business Combination and reduce LCAA’s public “float.”
The Sponsor, LCAA’s directors, officers or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares from LCAA Public Shareholders, vote their shares in favor of the Business Combination Proposal and the Merger Proposal or not redeem such shares. The purpose of any such transaction could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination and/or decrease the number of redemptions. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of LCAA Shares or rights owned by the Founder Shareholders for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to pay for such transactions.
Entering into any such arrangements may have a depressive effect on LCAA Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase LCAA Public Shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary General Meeting.
LCAA did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price LCAA is paying in connection with the Business Combination is fair to LCAA from a financial point of view.
LCAA is not required to obtain an opinion from an independent investment banking or accounting firm that the price LCAA is paying in connection with the Business Combination is fair to LCAA from a financial point of view. LCAA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of LCAA Board in valuing LTC’s business, and assuming the risk that LCAA Board may not have properly valued the Business Combination.
Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact business, operating results and financial condition.
LCAA may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect LCAA’s ability to complete the proposed Business Combination. LCAA could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to LCAA’s directors. Consequently, if a plaintiff was to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting LCAA’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination. In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities. Given the ongoing and dynamic nature of the COVID-19 pandemic all around the world, it is difficult to predict the impact on the business of LCAA and LTC, and there is no guarantee that efforts by LCAA and LTC to address the adverse impact of the COVID-19 pandemic will be effective. If LCAA or LTC is unable to recover from a business disruption on a timely basis, the Business Combination and LTC’s business and financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic and become more costly. Each of LCAA and LTC may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, LCAA expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that LCAA expects to achieve from the Business Combination.
LCAA may not have sufficient funds to consummate the Business Combination.
As of June 30, 2023, LCAA had approximately $4,523 of cash held outside the trust account. If LCAA is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officers, their affiliates or other third parties to operate or may be forced to liquidate. LCAA believes that the funds available to it outside of the trust account, together with funds available from loans from the Sponsor, its affiliates or members of LCAA’s management team will be sufficient to allow it to operate for at least the period ending on the Business Combination Deadline; however, LCAA cannot assure you that its estimate is accurate, and the Sponsor, directors, officers and their affiliates are under no obligation to advance funds to LCAA in such circumstances.
If LCAA is unable to complete this Business Combination, or another business combination, within the prescribed time frame, LCAA would cease all operations except for the purpose of winding up and redeem all the LCAA Public Shares and liquidate.
LCAA must complete its initial Business Combination by the Business Combination Deadline. If LCAA has not completed this Business Combination, or another business combination, within such time period,

LCAA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the LCAA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less up to US$100,000 of interest to pay dissolution expenses) but excluding the annual income tax that the LCAA is entitled to withdraw from the Trust Account interest under the terms of the Investment Management Agreement, dated March 10, 2021, divided by the number of the then-outstanding LCAA Public Shares, which redemption will completely extinguish LCAA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LCAA’s remaining shareholders and LCAA Board, liquidate and dissolve, subject in each case to LCAA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The LCAA Articles provide that, if LCAA voluntarily winds up for any other reason prior to the consummation of its initial Business Combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, LCAA Public Shareholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and LCAA Warrants will expire worthless.
If, before distributing the proceeds in the trust account to LCAA Public Shareholders, LCAA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders, even for funds in the trust account and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the trust account to LCAA Public Shareholders, LCAA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in LCAA’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, the per-share amount that would otherwise be received by shareholders in connection with LCAA’s liquidation may be reduced.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, LCAA Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
LCAA Board is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the Minimum Available Cash Condition or the Net Tangible Assets Condition contained in the Merger Agreement would not be satisfied. If the Adjournment Proposal is not approved, LCAA Board will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.
If third parties bring claims against LCAA, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.
LCAA’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of LCAA Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against LCAA’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, LCAA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial than any alternative.
Examples of possible instances where LCAA may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with LCAA and will not seek recourse against the trust account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, LCAA will be required to provide for payment of claims of creditors that were not waived that may be brought against LCAA within the ten years following redemption. Accordingly, the per-share redemption amount received by LCAA Public Shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. Pursuant to a letter agreement between the Sponsor, LCAA, and its directors and officers, the Sponsor has agreed that it will be liable to LCAA if and to the extent any claims by a third party (other than its independent auditors) for services rendered or products sold to it, reduce the amounts in the trust account to below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations; provided, that, such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under LCAA’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
However, LCAA has not asked the Sponsor to reserve for such indemnification obligations, nor has LCAA independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and LCAA believes that the Sponsor’s only assets are securities of LCAA. Therefore, LCAA cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per share. In such event, LCAA may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your LCAA Public Shares. None of LCAA’s officers or directors will indemnify LCAA for claims by third parties including claims by vendors and prospective target businesses.
If LCAA were deemed to be an investment company for purposes of the Investment Company Act, LCAA may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate and dissolve itself. To avoid that result, LCAA liquidated the securities held in the trust account and instead holds all funds in the trust account in cash. As a result, following such liquidation, LCAA may receive less interest on the funds held in the trust account, which would reduce the dollar amount that LCAA’s public shareholders would receive upon any redemption or dissolution of LCAA.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to circumstances in which SPACs such as LCAA could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a SPAC to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement relating to the SPAC’s initial public offering. Such SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement relating to its initial public offering.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like LCAA, that has not entered into a definitive agreement within 18 months after the effective date of the registration statement relating to its initial public offering or that does not complete its initial business combination within 24 months after such date. LCAA did not enter into a definitive business combination agreement within 18 months after the effective date of the registration statement relating to its IPO, and did not complete its initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that LCAA has been operating as an unregistered investment company. If LCAA were deemed to be an investment company for purposes of the Investment Company Act, LCAA might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate and dissolve. If LCAA is required to liquidate and dissolve, its investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of LCAA’s stock following such a transaction.
The funds in LCAA’s trust account, after LCAA’s IPO, were held only in U.S. government treasury securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. However, to mitigate the risk of LCAA being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, as amended), LCAA instructed Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government securities and money market funds held in the trust account and thereafter to hold all funds in the trust account in an interest-bearing demand deposit account at a bank until the earlier of consummation of LCAA’s initial business combination or its dissolution. Interest on such demand deposit accounts is variable, and LCAA cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, LCAA may receive less interest on the funds held in the trust account, which would reduce the dollar amount the LCAA’s public shareholders would receive upon any redemption or liquidation of the LCAA.
If, after LCAA distributes the proceeds in the trust account to LCAA Public Shareholders, LCAA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of LCAA Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and LCAA to claims of punitive damages.
If LCAA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by LCAA shareholders. In addition, LCAA Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and LCAA to claims of punitive damages, by paying LCAA Public Shareholders from the trust account prior to addressing the claims of creditors.
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either LCAA or LTC can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on LTC, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):
(a)
any change in applicable laws or U.S. GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Merger Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Merger Agreement), acts of nature or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)
any failure in and of itself of LTC and any of its subsidiaries to meet any projections or forecasts (provided, however that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect as defined in the Merger Agreement);

(g)
any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which LTC or any of its subsidiaries operate;

(h)
action taken by, or at the written request of, LCAA;

(i)
the announcement of the Merger Agreement or the consummation of the Transactions.

Furthermore, LCAA or LTC may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, the price for LTC ADSs may suffer.
Subsequent to the completion of the Business Combination, LTC may be required to subsequently take write-downs or write-offs, restructure its operations, or incur unanticipated losses, impairment or other charges or liabilities that could have a significant negative effect on its financial condition, results of operations and the price of LTC Securities, which could cause LCAA shareholders to lose some or all of their investment.
Although LCAA has conducted due diligence on LTC, LCAA cannot assure you that this diligence identified all material issues that may be present with the business of LTC. LCAA cannot rule out that factors outside of the target business and outside of its control will not later arise. As a result of these factors, LTC may be forced to later write down or write off assets, restructure its operations, or incur unanticipated losses impairment or other charges or liabilities that could result in it reporting losses. Even if LCAA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with LCAA’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on LTC’s liquidity, the fact that LTC reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause LTC to be unable to obtain future financing on favorable terms or at all.
During the interim period, LCAA is prohibited from entering into certain transactions that might otherwise be beneficial to LCAA or its shareholders.
Until the earlier of consummation of the Business Combination or termination of the Merger Agreement, LCAA is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than LTC, as summarized under the “The Business Combination Proposal — The Merger Agreement — Covenants of the Parties.” The limitations on LCAA’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
The Business Combination remains subject to conditions that LCAA cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.
The Business Combination is subject to a number of conditions. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either LCAA or LTC may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement or amend the Termination Date. See “The Business Combination Proposal.”
A shareholder who has exercised Dissent Rights and followed the dissent procedure prescribed by the Cayman Islands Companies Act may subsequently lose their Dissent Rights following the Extraordinary General Meeting, including where completion of the First Merger is delayed in order to invoke the exemption under Section 239 of the Cayman Islands Companies Act, in which event such dissenting shareholder would not receive cash for their LCAA Shares and instead would only be entitled to receive the merger consideration and would become a shareholder of LTC upon consummation of the Business Combination.
Holders of record of LCAA Shares wishing to exercise Dissent Rights and make a demand for payment of the fair value for his, her or its LCAA Shares must give written objection to the First Merger to LCAA prior to the shareholder vote at the Extraordinary General Meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Islands Companies Act. However, the Merger Agreement provides that, if any LCAA shareholder exercises Dissent Rights then, unless LCAA and LTC elect by agreement in writing otherwise, the completion of the First Merger shall be delayed in order to invoke the exemption under Section 239 of the Cayman Islands Companies Act. Section 239 of the Cayman Islands Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where completion of the First Merger shall be delayed and the limitation under Section 239 of the Cayman Islands Companies Act is invoked, no Dissent Rights would be available to LCAA shareholders, including those LCAA shareholders who previously delivered a written objection to the First Merger prior to the Extraordinary General Meeting and followed the procedures set out in Section 238 of the Cayman Islands Companies Act in full up to such date, and such holder’s former LCAA Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the merger consideration comprising the number of newly issued LTC ADSs equal to the agreed exchange ratio for each LCAA Share. Accordingly, LCAA shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their LCAA Shares and the certainty provided by the redemption process may be preferable for LCAA Public Shareholders wishing to exchange their LCAA Public Shares for cash. See “Appraisal Rights” for additional information.
LCAA shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because LCAA is incorporated under the laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited
Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by LCAA’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that the proxy/registration statement relating to the Business Combination contained an actionable material misstatement or material omission.
LCAA is exempted companies incorporated under the laws of the Cayman Islands. LCAA’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, LCAA, as applicable, will be the proper plaintiff in any claim based on a breach of duty owed to LCAA, as applicable, and a claim against (for example) LCAA’s officers or directors usually may not be brought by a shareholder. However, based on both Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
1.
a company is acting, or proposing to act, illegally or beyond the scope of its authority;

2.
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

3.
those who control the company are perpetrating a “fraud on the minority.”

In addition to the foregoing exceptions, a shareholder may have a direct right of action against LCAA where the individual rights of that shareholder have been infringed or are about to be infringed by such company.
LCAA Warrants are accounted for as liabilities and the changes in value of LCAA Warrants could have a material effect on LCAA’s financial results.
LCAA accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. As a result of the recurring fair value measurement, LCAA’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, LCAA expects that it will recognize non-cash gains or losses on LCAA Warrants each reporting period and that the amount of such gains or losses could be material.
There will be material differences between your current rights as a holder of LCAA Public Shares and the rights you will have as a holder of LTC ADSs, some of which may adversely affect you.
Upon completion of the Business Combination, LCAA Public Shareholders (other than LCAA Public Shareholders that validly exercise their redemption rights with respect to their LCAA Public Shares and Dissenting LCAA Shareholders) will no longer be shareholders of LCAA, but will become holders of LTC ADSs. There will be material differences between the current rights of LCAA shareholders and the rights you will have as a holder of the LTC ADSs, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of LCAA shareholders and the LTC shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”
Upon completion of the Business Combination, LCAA Public Shareholders will become LTC shareholders, LCAA warrantholders will become holders of LTC Warrants and the market price for the LTC ADSs and LTC Warrants may be affected by factors different from those that historically have affected LCAA.
Upon completion of the Business Combination, LCAA Public Shareholders (other than LCAA Public Shareholders that validly exercise their redemption rights with respect to their LCAA Public Shares and Dissenting LCAA Shareholders) will become holders of LTC ADSs and LCAA warrantholders will become holders of LTC Warrants, which may be exercised to acquire LTC Ordinary Shares in the form of LTC ADSs. Lotus Tech’s business differs from that of LCAA’s, and, accordingly, the results of operations of Lotus Tech will be affected by some factors that are different from those currently affecting the results of operations of LCAA. LCAA is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. LTC is a holding company incorporated in the Cayman Islands and, after the consummation of the Business Combination, will continue to offer automotive intelligence technology platforms and solutions through its consolidated subsidiaries. Lotus Tech’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which LCAA was not exposed. For a discussion of the business that is currently conducted and proposed to be conducted by Lotus Tech, see the section of this proxy statement/prospectus titled “Information about Lotus Tech.”.
The share price of $10.00 per share used in the Business Combination is based on a convention for transactions involving special purpose acquisition companies and not on any intrinsic value.
In certain places in this proxy statement/prospectus, there are references to a share price of $10.00 per share for LTC Ordinary Shares. That price was used by LCAA and Lotus Tech for various purposes in connection with the Business Combination, but it was based on a convention for transactions involving special purpose acquisition companies and not on any intrinsic value. Therefore, it should not be taken as reflecting the market’s view of the per share value of the post-Closing company, or in any way a prediction or any sort of assurance as to the market price of the LTC Ordinary Shares.
Lotus Tech and LCAA can give no assurance that the market price of LTC Ordinary Shares will trade at or above the $10.00 price referenced and indeed the trading price may be materially lower than $10.00 per share.
LTC Warrants will become exercisable for LTC Ordinary Shares in the form of LTC ADSs, which would increase the number of LTC shares eligible for future resale in the public market and result in dilution to LTC shareholders.
LTC Warrants to purchase an aggregate of 15,037,075 LTC Ordinary Shares in the form of LTC ADSs will become exercisable in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement governing those securities. Assuming the Business Combination closes, the LTC Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of the LTC Warrants will be US$11.50 per share, subject to adjustment. To the extent such LTC Warrants are exercised, additional LTC Ordinary Shares in the form of LTC ADSs will be issued, which will result in dilution to the existing holders of LTC Ordinary Shares and increase the number of LTC shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such LTC Warrants may be exercised could adversely affect the market price of LTC ADSs However, there is no guarantee that the LTC Warrants will ever be in the money prior to their expiration, and as such, the LTC Warrants may expire worthless.
We may redeem your unexpired LTC Warrants held by holders other than the Sponsor or its permitted transferees prior to their exercise at a time that is disadvantageous to you, thereby making your LTC Warrants worthless.
The LCAA Private Warrants (including the LCAA Class A Ordinary Shares issuable upon exercise of the LCAA Private Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to LCAA’s officers and directors and other persons or entities affiliated with the Sponsor), and they will not be redeemable (except as described) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, have the option to exercise the LCAA Private Warrants for cash or on a “cashless” basis. Otherwise, the LCAA Private Warrants have terms and provisions that are identical to those of the LCAA Public Warrants, including as to exercise price, exercisability and exercise period. If the LCAA Private Warrants are held by holders other than the Sponsor or its permitted transferees, the LCAA Private Warrants will be redeemable by LCAA (or LTC after the consummation of the Business Combination) in all redemption scenarios and exercisable by the holders on the same basis as the LCAA Public Warrants.
Upon the consummation of the Business Combination, each LCAA Warrant outstanding immediately prior will cease to be a warrant with respect to LCAA Shares and be assumed by LTC and converted into a LTC Warrant entitling the holder thereof to purchase such number of LTC Ordinary Share in the form of LTC ADSs on a one-on-one basis. Each LTC Warrant will otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such LCAA Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).
After the consummation of the Business Combination, we may redeem public LTC Warrants prior to their exercise at a time that is disadvantageous to the holders of such LTC Warrants, thereby making such warrants worthless. More specifically
(i) we will have the ability to redeem outstanding LTC Warrants (except as described herein with respect to the private placement warrants) at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, provided that the last reported sales price of LTC Ordinary Shares equals or exceeds US$18.00 per share (subject to adjustment) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met.

(ii) we will also have the ability to redeem outstanding LTC Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.10 per warrant, provided that the last reported sales price of LTC Ordinary Shares equals or exceeds US$10.00 per share (subject to adjustment) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If the last reported sales price of LTC Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which LTC sends the notice of redemption to the warrant holders is less than $18.00 per share (subject to adjustment), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above. In each case, LTC may only call the LTC Warrants for redemption upon a minimum of 30 days’ prior notice of redemption.
Redemption of the outstanding LTC Warrants could force you (i) to exercise your LTC Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your LTC Warrants at the then-current market price when you might otherwise wish to hold your LTC Warrants, or (iii) to accept the nominal redemption price, which, at the time the outstanding LTC Warrants are called for redemption, is likely to be substantially less than the market value of your LTC Warrants.
LCAA’s Existing Warrant Agreement, which is being assigned to LTC pursuant to the Assignment, Assumption and Amendment Agreement upon the Closing of the Business Combination and under which one LCAA Warrant will become one LTC Warrant upon such Closing, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with LTC in connection with such warrants.
Under the terms of the Assignment, Assumption and Amendment Agreement, LCAA’s Existing Warrant Agreement is being assigned by LCAA to LTC at the Closing of the Business Combination. In connection with this assignment, each LCAA Warrant will convert into an LTC Warrant at such time and all of the terms of the Existing Warrant Agreement not amended by the Assignment, Assumption and Amendment Agreement will remain in effect and applicable to each warrant holder and to LTC after such Closing.
The Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against LCAA arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) LCAA irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of LCAA and LTC has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Existing Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Existing Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Existing Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
Since the provisions of the Existing Warrant Agreement will continue to apply unless amended by the Assignment, Assumption and Amendment Agreement after the Closing of the Business Combination and the conversion of each warrant from an LCAA Warrant into an LTC Warrant, and since the choice-of-forum and related provisions have not been amended by the Assignment, Assumption and Amendment Agreement, the choice-of-forum provision may limit a warrant holder’s ability after the Closing of the Business Combination to bring a claim in a judicial forum that it finds favorable for disputes with LTC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Lotus Tech may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of Lotus Tech’s management and board of directors.
CS’s engagements as a joint placement agent to LTC and capital markets advisor to LCAA have been mutually terminated, and CS has waived its deferred underwriting commissions without any financial consideration from LCAA. CS is unwilling to be associated with the disclosure in this prospectus/proxy statement or the underlying business or financial analysis related to the Business Combination, and there can be no assurances that CS agrees with such disclosure or analysis and no inference can be drawn to this effect
Effective as of October 12, 2023, CS resigned from, and ceased to act in, its capacity as a joint placement agent to LTC in connection with the proposed PIPE Financing. In connection with CS’s resignation from its capacity as a joint placement agent, CS waived its right to any fees (payable only upon closing of any private placement introduced by the placement agents) for its services as a joint placement agent to LTC. Effective as of October 16, 2023, pursuant to the CMA Termination Letter, CS also resigned from, and ceased to act in, its capacity as the exclusive equity capital markets advisor to LCAA in connection with the Business Combination and proposed PIPE Financing. Pursuant to the terms of CS’s engagement letter as LCAA’s exclusive equity capital markets advisor, CS would not have received any fees or expense reimbursements. CS did not communicate to LTC or LCAA, and neither LTC nor LCAA is aware, that the resignations were the result of any dispute or disagreement with LTC or LCAA, including any disagreement relating to the disclosure in this proxy statement/prospectus, the scope of its engagements or its ability to complete such engagements, or any matter relating to LTC’s or LCAA’s operations, prospects, policies, procedures or practices. CS confirmed in its resignation letters that its resignation as a joint placement agent to LTC and as the exclusive equity capital markets advisor to LCAA is not the result of any dispute or disagreement with LTC or LCAA or any matter relating to LTC’s or LCAA’s operations, prospects, policies, procedures or practices.
The services provided by CS as a joint placement agent to LTC and the exclusive equity capital markets advisor to LCAA in connection with the proposed PIPE Financing and the Business Combination consisted primarily of (a) monitoring and providing views on the SPAC market, broader equity capital market conditions and relevant market trends and investor sentiment, (b) using its institutional platform and other publicly available industry and market data to provide benchmarking and structuring guidance, (c) reaching out to existing shareholders of LCAA and new investors in connection with the proposed PIPE Financing and Business Combination and collecting investor feedback, and (d) assisting in the preparation of investor presentation and other materials for investors. Other than the foregoing, CS was not involved in the preparation or review of any materials reviewed by the LTC Board or the LCAA Board or the management of LTC and LCAA as part of their services to LTC or LCAA or in the preparation of any disclosure that is included in this proxy statement/prospectus or any material underlying disclosure in this proxy statement/prospectus. CS has also withdrawn its association from the investor presentation and other materials presented to and reviewed by investors. As of the date of CS’s termination of engagement as a joint placement agent to LTC, no investor introduced by the joint placement agents had participated in any PIPE Financing as described in this proxy statement/prospectus. Accordingly, none of the PIPE investors were informed of CS’s resignation. In addition, the PIPE Financing is not contingent upon any continued involvement of CS in the transaction.
LTC and LCAA determined that there was no reason to discount the work or advice provided by CS in its capacity as a joint placement agent to LTC and the exclusive equity capital markets advisor to LCAA on the basis that (a) such work and advice primarily related to compiling publicly available information on publicly-traded companies selected by the management or representatives of LTC and LCAA on the basis of their professional judgment, providing benchmarking and structuring guidance based on such publicly available information, and providing views on the SPAC PIPE market, broader equity capital market conditions and relevant market trends in general; (b) such work and advice were prepared by CS with due care and with the view that they could be relied upon; and (c) when such work and advice were prepared and delivered, CS had not indicated any intention to terminate its engagements or withdraw any association with such work or advice. Neither LTC nor LCAA believes the termination of CS’s engagement as a joint placement agent to LTC will adversely affect the Business Combination in any manner because: (i) LTC did not expect that CS, or any of its affiliates, would facilitate additional financings before the Closing or play a role in the closing process; and (ii) the availability of the PIPE Financing and any contemplated post-transaction financing arrangements is not impacted by the termination.
In its capacity as the underwriter in LCAA’s IPO, CS was entitled to receive deferred underwriting commissions upon consummation of the Business Combination in an amount equal to the greater of (a) $5,000,000 and (b) 3.5% of the cash amounts in the Trust Account immediately prior to the Closing after deducting the SPAC Shareholder Redemption Amount. Pursuant to the CMA Termination Letter, CS also waived its claim to the deferred underwriting commission it would have been entitled to receive without any financial consideration from LCAA. CS confirmed in the CMA Termination Letter that the waiver of its entitlement to the deferred underwriting commissions is not the result of any dispute or disagreement with LCAA or LTC, or any matter relating to LCAA’s or LTC’s respective operations, prospects, policies, procedures and practices.
CS claims no remaining role in the Business Combination and disclaimed any responsibility for any portion of this proxy statement/prospectus. Accordingly, shareholders should not place any reliance on the fact that CS was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus. Neither LTC nor LCAA believes that CS’s resignations and waiver of fees (including waiver of the deferred underwriting commission) will impact the consummation of the Business Combination. Nonetheless, it is possible that CS’s resignations and waiver of fees (including waiver of the deferred underwriting commission) may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of shareholders of LCAA may vote against the Business Combination or seek to redeem their LCAA Public Shares for cash, which could potentially impact LCAA’s ability to consummate the Business Combination.
CS has disclaimed any responsibility for any portion of this proxy statement/prospectus and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. LTC and LCAA have asked CS to confirm whether it agrees with the disclosure regarding the termination of the engagements, but CS has declined to do so. Accordingly, there can be no assurances that CS agrees with such disclosure, and no inference can be drawn to this effect.
For more information, see the section titled “Proposal Two-The Business Combination Proposal — Termination of CS’s Engagements and Waiver of Deferred Underwriting Commission.”
Risks Relating to LTC ADSs
If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Lotus Tech, the price for LTC ADSs and the trading volume could decline significantly.
The trading market for LTC ADSs will depend, in part, on the research and reports that securities or industry analysts publish about Lotus Tech or its business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of Lotus Tech, or if these securities or industry analysts are not widely respected within the general investment community, the demand for LTC ADSs could decrease, which might cause the price for LTC ADSs and the trading volume to decline significantly. In the event that Lotus Tech obtains securities or industry analyst coverage, if one or more of the analysts who cover Lotus Tech downgrade their assessment of Lotus Tech or publish inaccurate or unfavorable research about our business, the market price and liquidity for LTC ADSs and LTC Warrants could be negatively impacted.
Future resales of LTC ADSs issued to LTC shareholders and other significant shareholders may cause the market price of the LTC ADSs to drop significantly, even if Lotus Tech’s business is doing well.
Pursuant to the LTC Shareholder Support Agreement and Sponsor Support Agreement, the Sponsor and certain LTC shareholders will be restricted, subject to certain exceptions, from selling any of the LTC ADSs that they receive as a result of the share exchange, which restrictions will expire, and therefore additional LTC ADSs will be eligible for resale six months after the consummation of the Business Combination.
Subject to the LTC Shareholder Support Agreement, certain LTC shareholders party thereto may sell LTC Securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement LTC files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, certain other shareholders of LTC may sell large amounts of LTC Securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the price of LTC ADSs or putting significant downward pressure on the price of the LTC ADSs.
A market for LTC ADSs may not develop, which would adversely affect the liquidity and price of LTC ADSs.
An active trading market for LTC ADSs may never develop or, if developed, may not be sustained. You may be unable to sell your LTC ADSs unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of LCAA Public Shares in connection with the Closing of the Business Combination.
The trading prices of LTC ADSs and LTC Warrants may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in our projected operating and financial results;

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changes in laws and regulations affecting our business, our customers, suppliers, or our industry;

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announcements of new services and expansions by us or our competitors;

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our ability to continue to innovate and bring products to market in a timely manner;

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our involvement in actual or potential litigation or regulatory investigations;

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negative publicity about us, our products or our industry;

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changes in our senior management or key personnel;

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announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

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sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;

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general economic, political, regulatory, industry, and market conditions; and

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natural disasters or major catastrophic events.

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other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics or responses to these events.

These and other factors may cause the market price and demand for LTC ADSs and LTC Warrants to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of LTC ADSs and LTC Warrants. Fluctuations may be even more pronounced in the trading market for LTC ADSs or LTC Warrants shortly following the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of LTC ADSs and LTC Warrants, LTC may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.
Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plans. We intends to raise capital through equity financings shortly after the consummation of the Business Combination and in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per ADS value of LTC ADSs to decline.
Holders of the LTC ADSs may not have the same voting rights as LTC’s registered shareholders and might not receive voting materials in time to be able to exercise their right to vote.
Except as described in this proxy statement/prospectus and in the deposit agreement, holders of the LTC ADSs will not be able to exercise voting rights attaching to the underlying LTC Ordinary Shares evidenced by the ADSs on an individual basis. Under the deposit agreement, holders of LTC ADSs must vote by giving voting instructions to the depositary, including instructions to give a discretionary proxy to a person designated by LTC. Upon receipt of such holder’s voting instructions, the depositary will vote the underlying LTC Ordinary Shares in accordance with these instructions. Holders of LTC ADSs will not be able to directly exercise their right to vote with respect to the underlying LTC Ordinary Shares unless they withdraw the underlying LTC Ordinary Shares. Holders of LTC ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that holders of LTC ADSs, or persons who hold their LTC ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise their right to vote.
The voting rights of holders of LTC ADSs are limited by the terms of the deposit agreement, and holders of LTC ADSs may not be able to exercise rights to direct how the LTC Ordinary Shares represented by LTC ADSs are voted.
A holder of the LTC ADSs may only exercise the voting rights with respect to the underlying LTC Ordinary Shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions of a holder of LTC ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying LTC Ordinary Shares in accordance with these instructions. When a general meeting is convened, holders of LTC ADSs may not receive sufficient notice of a shareholders’meeting to permit them to withdraw the LTC Ordinary Shares underlying the LTC ADSs to allow them to cast their votes with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of LTC ADSs or carry out their voting instructions in a timely manner. LTC will make all reasonable efforts to cause the depositary to extend voting rights to holders of LTC ADSs in a timely manner, but LTC cannot assure such holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. Furthermore, the depositary will not vote on any matter for which voting is conducted on a show of hands basis in accordance with LTC’s Amended and Restated Memorandum and Articles of Association and will not have an obligation to demand voting on a poll basis. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of LTC ADSs may not be able to exercise their right to vote and may lack recourse if their equity shares are not voted as requested.
LTC and the depository are entitled to amend the deposit agreement and to change the rights of LTC ADS holders under the terms of such agreement, and LTC may terminate the deposit agreement, without the prior consent of the LTC ADS holders.
LTC and the depository are entitled to amend the deposit agreement and to change the rights of the LTC ADS holders under the terms of such agreement, without the prior consent of the LTC ADS holders. LTC and the depositary may agree to amend the deposit agreement in any way it decides is necessary or advantageous to it. Amendments may reflect, among other things, operational changes in the LTC ADS program, legal developments affecting LTC ADSs or changes in the terms of LTC’s business relationship with the depositary. In the event that the terms of an amendment impose or increase fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and/or other governmental charges, delivery and other such expenses) or that would otherwise prejudice any substantial existing right of the ADS holders, such amendment will not become effective as to outstanding ADSs until the expiration of 30 days after notice of that amendment has been disseminated to LTC ADS holders, and no prior consent of the LTC ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when LTC decides to list its ordinary shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when LTC becomes the subject of a takeover or a going-private transaction. If the ADS facility will terminate, LTC ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that LTC decides to make an amendment to the deposit agreement that is disadvantageous to LTC ADS holders or terminate the deposit agreement, the LTC ADS holders may choose to sell their LTC ADSs or surrender their LTC ADSs and become direct holders of the underlying LTC Ordinary Shares, but will have no right to any compensation whatsoever.
Holders of LTC ADSs may be subject to limitations on transfer of their ADSs.
LTC ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of LTC ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. In addition, the depositary may refuse to deliver, transfer or register transfers of LTC ADSs generally when LTC’s books or the books of the depositary are closed, or at any time if LTC or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.
Holders of LTC ADSs might not receive distributions on LTC’s equity shares, or any value for them at all, if it is unlawful or impracticable for LTC to make them available to such holders.
The depositary of the LTC ADSs has agreed to pay holders of LTC ADSs the cash dividends or other distributions it or the custodian for the LTC ADSs receives on LTC Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the deposit agreement. Holders of LTC ADSs will receive these distributions in proportion to the number of the underlying LTC Ordinary Shares that their LTC ADSs represent. However, the depositary is not responsible if it is unlawful or impracticable to make a distribution available to any holders of LTC ADSs. For example, it would be unlawful to make a distribution to a holder of LTC ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of LTC ADSs if any government approval or registration is required for such distribution. LTC has no obligation to take any other action to permit the distribution of the LTC ADSs, equity shares, rights or anything else to holders of the LTC ADSs. This means that holders of LTC ADSs might not receive the distributions that LTC makes on its LTC Ordinary Shares or any value for them at all if it is unlawful or impracticable for LTC to make them available to you.
The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.
We will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, we will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase our post-Business Combination costs and expenses.
Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs after the

Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.
Many members of our management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of its board of directors, particularly to serve on our audit committee, and qualified executive officers.
As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.
We will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make LTC ADSs less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.
Upon consummation of the Business Combination, we will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least US$1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of LTC shares held by non-affiliates exceeds US$700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were a non-foreign private issuer. We cannot predict if investors will find LTC ADSs less attractive because we rely on these exemptions. If some investors find LTC ADSs less attractive as a result, there may be a less active trading market and price for LTC ADSs may be more volatile.
We will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold our securities, you may receive less or different information about us than you currently receive about LCAA or that you would receive about a U.S. domestic public company.
We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
As a company incorporated in the Cayman Islands and a “controlled company” within the meaning of the Nasdaq corporate governance rules, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies or rely on exemptions that are available to a “controlled company”; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.
We are an exempted company incorporated in the Cayman Islands, and, after the consummation of the Business Combination, will be listed on Nasdaq as a foreign private issuer. Nasdaq listing rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies.
Upon consummation of the Business Combination, LTC will become a “controlled company” as defined under the Nasdaq rules because it is expected that Mr. Shufu Li, will own more than 50% of our total voting power. For so long as LTC remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from Nasdaq corporate governance rules.
As a foreign private issuer and a “controlled company”, LTC is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that director nominees must be selected or recommended solely by independent directors; (iii) an exemption from the rule that the compensation committee must be comprised solely of independent directors and (iv) an exemption from the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A). LTC intends to rely on all of the foregoing exemptions available to foreign private issuers and “controlled company.”
As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to companies that are subject to these corporate governance requirements.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, and we conduct a substantial portion of our operations, and a majority of our directors and executive officers reside, outside of the United States.
We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and, following the Business Combination, will conduct a majority of our operations through our consolidated subsidiaries in China. A substantial portion of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or to enforce judgments obtained in the United States courts against our directors or officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liability.”
Our corporate affairs will be governed by the sixth amended and restated memorandum and articles of association of LTC, or the Amended LTC Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by minority LTC shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States and some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions, and the register of mortgages and charges, of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Comparison of Corporate Governance and Shareholder Rights.”
It is not expected that we will pay dividends in the foreseeable future after the Business Combination.
It is expected that we will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.
Following completion of the Business Combination, our board of directors will have discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. Accordingly, you may need to rely on sales of LTC ADSs after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that the LTC ADSs will appreciate in value after the Business Combination or that the market price of the LTC ADSs will not decline.
If LTC ADSs or the LTC Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the LTC ADSs or the LTC Warrants may be disrupted.
The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. We expect that LTC ADSs and the LTC Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the LTC ADSs and the LTC Warrants. We expect these actions, among others, will result in DTC agreeing to accept the LTC ADSs and the LTC Warrants for deposit and clearing within its facilities.
DTC is not obligated to accept LTC ADSs or the LTC Warrants for deposit and clearing within its facilities in connection with the listing, and even if DTC does initially accept LTC ADSs or the LTC Warrants, it will generally have discretion to cease to act as a depository and clearing agency for LTC ADSs or the LTC Warrants.
If DTC determines prior to the consummation of the Business Combination that LTC ADSs or the LTC Warrants are not eligible for clearance within the DTC system, then we would not expect to consummate the Business Combination or the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the transactions and the listing that LTC ADSs or the LTC Warrants were not eligible for continued deposit and clearance within its facilities, then we believe that LTC ADSs or LTC Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the securities or warrants would be disrupted. While we would pursue alternative arrangements to preserve its listing and maintain trading of its securities, any such disruption could have a material adverse effect on the market price of LTC ADSs and the LTC Warrants.
Risks Relating to Taxation
If the Mergers do not qualify as a reorganization under Section 368(a) of the Code, then the Mergers will generally be taxable to U.S. Holders.
There are significant factual and legal uncertainties as to whether the Mergers will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, an acquiring corporation must continue, directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance as to how the foregoing requirement applies in the case of an acquisition of a blank check corporation with assets consisting almost entirely of investment-type assets, such as LCAA. Due to such absence of guidance, the qualification of the Mergers as a reorganization is subject to significant uncertainty and tax counsel is therefore unable to opine on whether the Mergers so qualify. The Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Neither us nor LCAA intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Mergers. Accordingly, there can be no assurance that the IRS will not challenge the Mergers’ qualification as a reorganization or that a court will not sustain such position.
If, at the Effective Time, any requirement of Section 368(a) of the Code is not met, then a U.S. Holder (as defined in the section of this proxy statement/prospectus entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations”) will generally recognize gain or loss in an amount equal to the difference between the fair market value (as of the closing date of the Merger) of LTC ADSs and LTC Warrants received in the Mergers, over such holder’s aggregate adjusted tax basis in the corresponding LCAA Class A Ordinary Shares and LCAA Public Warrants surrendered by such holder in the Mergers.
The tax consequences of the Mergers are complex and will depend on the particular circumstances of LCAA Shareholders. For a more detailed discussion of the U.S. federal income tax considerations of the Mergers for U.S. Holders, see the section of this proxy statement/prospectus entitled “Material Tax Considerations — U.S. Federal Income Tax Considerations — Effects of the Merger.” U.S. Holders whose LCAA Class A Ordinary Shares or LCAA Public Warrants are being exchanged in the Mergers should consult their tax advisors to determine the tax consequences thereof.
There can be no assurance that we will not be a passive foreign investment company for any taxable year, which could subject U.S. Holders to significant adverse U.S. federal income tax consequences.
If we are or become a PFIC within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder holds LTC ADSs or LTC Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. A non-U.S. corporation will generally be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if, in any taxable year, either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.
Based on the anticipated assets and income of the combined company, LTC is not expected to be a PFIC for its current taxable year ending December 31, 2023 or subsequent taxable years. However, LTC’s PFIC status for any taxable year is an annual factual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which is generally determined in large part by reference to the market price of the LTC ADSs from time to time, which could be volatile); accordingly, there can be no assurance regarding LTC’s PFIC status for its current taxable year or any future taxable year.
If we were to be treated as a PFIC, a U.S. Holder of LTC ADSs or LTC Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred and additional reporting requirements. See “Material Tax Considerations — U.S. Federal Income Tax Considerations — Ownership and disposition of LTC Securities — PFIC Considerations.”
Risks Relating to Redemption of LCAA Public Shares
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
LCAA Public Shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) LCAA’s completion of an initial business combination, and then only in connection with LCAA Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the LCAA Articles (A) to modify the substance or timing of LCAA’s obligation to provide holders of

LCAA Public Shares the right to have their shares redeemed in connection with LCAA’s initial business combination or to redeem 100% of LCAA Public Shares if LCAA does not complete LCAA’s initial business combination prior to the Final Redemption Date or (B) with respect to any other provision relating to the rights of holders of LCAA’s Class A ordinary shares, and (iii) the redemption of LCAA Public Shares if LCAA has not consummated an initial business prior to the Final Redemption Date, subject to applicable law and as further described herein. LCAA Public Shareholders who redeem their LCAA Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if LCAA has not consummated an initial business combination prior to the Final Redemption Date, with respect to such LCAA Public Shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of LCAA Warrants also will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
LCAA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for LCAA to complete its initial business combination with which a substantial majority of LCAA’s shareholders do not agree.
The LCAA Articles do not provide a specified maximum redemption threshold, except that, the LCAA Articles contain a prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, which prohibition will apply in connection with the Business Combination Proposal unless the LCAA Articles are amended to remove such prohibition (whether pursuant to the NTA Amendment or otherwise). As a result, LCAA may be able to complete its initial business combination even though a substantial majority of its public shareholders do not agree with the transaction and have redeemed their shares or, if LCAA seeks shareholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, has entered into privately negotiated agreements to sell their shares to LCAA’s Sponsor, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration LCAA would be required to pay for all LCAA Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions (to the extent not waived) pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to LCAA, LCAA will not complete the business combination or redeem any shares, all LCAA Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and LCAA instead may search for an alternate business combination.
If the NTA Proposal is approved, LTC’s failure to meet the initial listing requirements of NYSE or Nasdaq could result in an inability to list LTC ADSs on Nasdaq and require LTC to comply with the “penny stock” rules and could affect LTC’s cash position following the Business Combination.
The LCAA Articles limits LCAA’s ability to redeem LCAA Public Shares in connection with an initial business combination, if such redemptions would cause LCAA to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the LCAA Class A Ordinary Shares are not deemed to be “penny stocks” pursuant to Rule 3a51-1 under the Exchange Act since by complying with an exclusion to the “penny stock” rules for companies that have net tangible assets of at least $5,000,001 LCAA would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act. However, LCAA believes that it may rely on another exclusion even if it fails to have net tangible assets of at least $5,000,001 based upon its being listed on Nasdaq. If the NTA Proposal is approved, LTC’s failure to meet the initial listing requirements of NYSE or Nasdaq could result in an inability of LTC to list its Ordinary Shares on NYSE or Nasdaq and being subject to the obligation to comply with the penny stock trading rules. See “The NTA Proposal.”
If LTC is not able to list its ADSs on NYSE or Nasdaq, LTC ADSs would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If LTC ADSs were to trade on the over-the-counter market, selling LTC ADSs could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for LTC ADSs; reduced liquidity with respect to LTC ADSs; a determination that LTC ADSs are

“penny stocks,” which will require brokers trading in LTC ADSs to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for LTC ADSs; a reduced amount of news and analyst coverage for LTC; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for LTC ADSs and would substantially impair LTC’s ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for LTC. We do not expect the approval of the NTA Proposal to have a material adverse effect on LTC’s cash position following the closing of the Business Combination.
The grant and future exercise of registration rights may adversely affect the market price of LTC Class A Ordinary Shares upon consummation of the Business Combination.
Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, LTC, LCAA, the Sponsor, and certain other persons identified therein can each demand that LTC register their registrable securities and assist in underwritten takedown of such securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that LTC undertakes. In addition, following the consummation of the Business Combination, LTC is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of LTC.
The registration of these securities will permit the public sale of such securities subject to any contractual lock-up any such shareholder may have signed. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of LTC Class A Ordinary Shares post-Business Combination.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the LCAA Public Shares issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the LCAA Public Shares issued in the IPO.
Pursuant to the LCAA Articles, an LCAA Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which LCAA refers to as the “Excess Shares.” However, LCAA would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over LCAA’s ability to complete the Business Combination and you could suffer a material loss on your investment in LCAA if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if LCAA completes an initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
There is no guarantee that a shareholder’s decision whether to redeem its LCAA Public Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
There is no assurance as to the price at which an LCAA shareholder may be able to sell its LCAA Public Shares (or LTC Class A Ordinary Shares received in exchange therefor) in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than an LCAA Public Shareholder might realize in the future had the shareholder not redeemed its LCAA Public Shares. Similarly, if an LCAA Public Shareholder does not redeem its LCAA Public Shares, the shareholder will bear the risk of ownership of the LTC Class A Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A LCAA shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

EXTRAORDINARY GENERAL MEETING OF LCAA SHAREHOLDERS
General
LCAA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of the LCAA shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.
Date, Time and Place of Extraordinary General Meeting of LCAA Shareholder
The extraordinary general meeting will be held on              , 2023, at             a.m., Eastern Time, at               and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at            and following the instructions set forth on your proxy card.
Purpose of the LCAA Extraordinary General Meeting
At the extraordinary general meeting, LCAA is asking its shareholders:
Proposal No. 1 — The NTA Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the NTA Amendment, as set forth in Annex D to this proxy statement/prospectus;
Proposal No. 2 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination;
Proposal No. 3 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Plan of Merger; and
Proposal No. 4 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting or if holders of LCAA Public Shares have elected to redeem an amount of LCAA Public Shares such that the Minimum Available Cash Condition or the Net Tangible Assets Condition contained in the Merger Agreement would not be satisfied.
Notwithstanding the order in which the proposals are set out herein, LCAA Board may put the above proposals in such order as it may determine at the meeting.
Record Date; Persons Entitled to Vote
LCAA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned LCAA Shares at the close of business on               , 2023, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each LCAA Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were               LCAA Shares outstanding, of which                 are Public Shares.
Quorum
A quorum is the minimum number of LCAA Shares that must be present to hold a valid meeting. A quorum will be present at the LCAA extraordinary general meeting if holders of a majority of the issued and outstanding LCAA Shares entitled to vote at the extraordinary general meeting are present in person or are represented at the extraordinary general meeting by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The LCAA Public Shares and the LCAA Founder Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting.
Vote Required
The proposals to be presented at the extraordinary general meeting will require the following votes:
NTA Proposal — The approval of the NTA Amendments will require a special resolution under Cayman Islands law, being the affirmative vote of at least two thirds of the votes of the LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
Merger Proposal — The approval of the First Plan of Merger will require a special resolution under Cayman Islands law, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting, vote at the extraordinary general meeting.
Brokers are not entitled to vote on the NTA Proposal, the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Voting Your Shares
If you are a holder of record of LCAA Shares, there are two ways to vote your LCAA Shares at the extraordinary general meeting:
By Mail.   You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of LCAA Board. Proxy cards received after a matter has been voted upon at the extraordinary general meeting will not be counted.
In Person.   You may attend the extraordinary general meeting in person or by webcast and vote electronically using the ballot provided to you at the extraordinary general meeting or during the webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at             and following the instructions set forth on your proxy card.
Revoking Your Proxy
If you are a holder of record of LCAA Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another signed proxy card to LCAA’s secretary with a later date so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general in person or by live webcast of the extraordinary general meeting and vote electronically;

•
you may notify LCAA’s secretary in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

•
you may attend the live webcast of the extraordinary general meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your LCAA Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.
Who Can Answer Your Questions About Voting Your Shares
If you are an LCAA shareholder and have any questions about how to vote or direct a vote in respect of your LCAA Shares, you may contact LCAA’s proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200 (banks and brokers can call collect at (203) 658-9400)
Email: LCAA.info@investor.morrowsodali.com
Redemption Rights
LCAA Public Shareholders, excluding the Sponsor and LCAA’s officers and directors, may seek to redeem their LCAA Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any LCAA Public Shareholder may demand that LCAA redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was US$      per share as of               , 2023, the extraordinary general meeting record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, LCAA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, an LCAA Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the LCAA Public Shares. Accordingly, an LCAA Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the LCAA Public Shares.
Holders of the LCAA Founder Shares will not have redemption rights with respect to such shares.
Holders of the LCAA Public Shares may demand redemption by delivering their share certificates (if any) and other redemption forms, either physically or electronically using Depository Trust Company’s DWAC System, to LCAA’s transfer agent prior to the vote at the extraordinary general meeting. If you hold the shares in “street name,” you will have to coordinate with your broker, bank or nominee to have your shares certificated and delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker US$80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
LCAA’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: spacredemption@continentalstock.com
Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the vote on the Business Combination Proposal (unless otherwise agreed to by LCAA). Furthermore, if an LCAA Public Shareholder delivered its share certificate and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then LCAA Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, LCAA will promptly return any shares tendered for redemption by LCAA Public Shareholders.
The closing price of the LCAA Public Shares on                 , 2023, the extraordinary general meeting record date, was US$      . The cash held in the Trust Account on such date was US$      million ($      per LCAA Public Share). Prior to exercising redemption rights, shareholders should verify the market price of the LCAA Public Shares as they may receive higher proceeds from the sale of their LCAA Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. LCAA cannot assure its shareholders that they will be able to sell their LCAA Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If an LCAA Public Shareholder exercises his, her or its redemption rights, then he, she or it will be exchanging its LCAA Public Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your share certificate (if any) and other redemption forms (either physically or electronically) to LCAA’s transfer agent prior to the vote at the extraordinary general meeting, and the Business Combination consummated.
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you should consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
If LCAA shareholders fail to take any action with respect to the extraordinary general meeting and fail to redeem their Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the LCAA shareholders and consummated, such LCAA shareholders will become shareholders of LTC.
The following table presents the anticipated share ownership of various holders of LTC ADSs and LTC Ordinary Shares after the completion of the Business Combination, based on the assumption that no additional equity securities of LTC will be issued at or prior to Closing and that there are no Dissenting LCAA shareholders, under the following redemption scenarios:
•
Assuming No Redemption:   This presentation assumes that no LCAA shareholder exercises redemption rights with respect to their LCAA Public Shares.

•
Assuming 25% Redemption:   This presentation assumes that LCAA Public Shareholders holding 5,445,906 LCAA Public Shares will exercise their redemption rights.

•
Assuming 50% Redemption:   This presentation assumes that LCAA Public Shareholders holding 10,891,811 LCAA Public Shares will exercise their redemption rights.

•
Assuming 75% Redemption:   This presentation assumes that LCAA Public Shareholders holding 16,337,717 LCAA Public Shares will exercise their redemption rights.

•
Assuming Maximum Redemption:   This presentation assumes that LCAA Public Shareholders holding 21,783,622 LCAA Public Shares will exercise their redemption rights. This presentation does not take into account the Minimum Available Cash Condition or the Net Tangible Assets Condition.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%
Holders of LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Not Reflecting Potential Sources of Dilution
Existing LCAA Shareholders (excluding the Founding Shareholders)(1)	21,783,622	3.51%	16,337,717	2.66%	10,891,811	1.79%	5,445,906	0.90%	—	0.00%
The Founder Shareholders(2)	7,162,718	1.15%	7,162,718	1.16%	7,162,718	1.18%	7,162,718	1.19%	7,162,718	1.20%
Existing LTC Shareholders(3)	542,697,586	87.44%	542,697,586	88.22%	542,697,586	89.00%	542,697,586	89.81%	542,697,586	90.62%
Jingkai Fund(4)	35,982,175	5.80%	35,982,175	5.85%	35,982,175	5.90%	35,982,175	5.95%	35,982,175	6.01%
Momenta(5)	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%
Merger Financing Investors(6)	11,903,579	1.92%	11,903,579	1.93%	11,903,579	1.95%	11,903,579	1.97%	11,903,579	1.99%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing	620,636,824	100.00%	615,190,919	100.00%	609,745,013	100.00%	604,299,108	100.00%	598,853,202	100.00%

(1)
Does not include LCAA Public Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter to acquire LTC Ordinary Shares in the form of LTC ADSs.

(2)
Does not include LCAA Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter to acquire LTC Ordinary Shares in the form of LTC ADSs.

(3)
Excludes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LTC Options are granted under the 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of ordinary shares of LTC that may be issued under the 2022 Share Incentive Plan is 34,095,687, calculated after taking into account the Recapitalization.

(4)
Representing the aggregate of approximately 35,982,175 LTC Ordinary Shares to be issued to the Jingkai Fund at US$10.00 per share for an aggregate investment amount of RMB 2,600,000,000 (calculated using an exchange rate of 1 U.S. dollar = 7.2258 RMB) substantially concurrently with the Closing, which is invested in LTC after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(5)
Representing the aggregate of approximately 1,107,144 LTC Ordinary Shares underlying the Momenta Note, which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the date that is one year following the issue date of the Momenta Note, at a conversion price of $10.00. Under the Momenta Note, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note during a specified period. For purpose of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(6)
Representing (a) approximately 9,603,579 LTC Ordinary Shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, and (b) approximately 2,300,000 LTC Ordinary Shares underlying the Notes to be issued to the CB Investors pursuant to the Convertible Note Purchase Agreements, which Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares if the Closing occurs prior to the Maturity Date, at a conversion price of $10.00. See “Agreements Entered into in Connection with the Business Combination — PIPE Financing” and “Agreements Entered into in Connection with the Business Combination — Convertible Note Purchase Agreements” for additional details.

LCAA shareholders would experience dilution to the extent LTC issues additional shares after Closing. In addition, the table above excludes certain potential sources of dilution, namely, 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023 (calculated after taking into account the Recapitalization and using the treasury stock method of accounting) and the LTC ADSs underlying the LCAA Public Warrants and the LCAA Private Warrants (as converted into the LTC Warrants). The following table presents the anticipated share ownership of various holders of LTC ADSs and LTC Ordinary Shares after the completion of the Business Combination after the Recapitalization assuming (i) the issuance of 7,302,414 LTC Ordinary Shares for the LTC Options issued and outstanding as of June 30, 2023 (calculated after taking into account the Recapitalization and using the treasury stock method of accounting), and the exercise of all LTC Warrants, under the various redemption scenarios. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined after giving effect to redemptions in connection with the Extension EGM and have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the share amounts and percentage ownership numbers will be different.
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming Maximum Redemption
	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%	Ownership in shares	Equity%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing Not Reflecting Potential Sources of Dilution	620,636,824	96.52%	615,190,919	96.50%	609,745,013	96.47%	604,299,108	96.44%	598,853,202	96.40%
Potential Sources of Dilution
Shares underlying LCAA Public Warrants	9,550,291	1.49%	9,550,291	1.50%	9,550,291	1.51%	9,550,291	1.52%	9,550,291	1.54%
Shares underlying LCAA Private Warrants	5,486,784	0.85%	5,486,784	0.86%	5,486,784	0.87%	5,486,784	0.88%	5,486,784	0.88%
Shares underlying Granted LTC Options	7,302,414	1.14%	7,302,414	1.14%	7,302,414	1.15%	7,302,414	1.16%	7,302,414	1.18%
Total LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Outstanding at Closing (including LTC ADSs underlying LCAA Public Warrants, LCAA Private Warrants and LTC Ordinary Shares granted LTC Options)	642,976,313	100.00%	637,530,408	100.00%	632,084,502	100.00%	626,638,597	100.00%	621,192,691	100.00%
Holders of LTC Ordinary Shares (including LTC Ordinary Shares represented by LTC ADSs) Reflecting Potential Sources of Dilution
Existing LCAA Shareholders (excluding the Founder Shareholders)(1)	31,333,913	4.87%	25,888,008	4.06%	20,442,102	3.24%	14,996,197	2.39%	9,550,291	1.54%
The Founder Shareholders(2)	12,649,502	1.97%	12,649,502	1.99%	12,649,502	2.00%	12,649,502	2.02%	12,649,502	2.04%
Existing LTC Shareholders(3)	550,000,000	85.54%	550,000,000	86.27%	550,000,000	87.01%	550,000,000	87.77%	550,000,000	88.54%
Jingkai Fund(4)	35,982,175	5.60%	35,982,175	5.64%	35,982,175	5.69%	35,982,175	5.74%	35,982,175	5.79%
Momenta(5)	1,107,144	0.17%	1,107,144	0.17%	1,107,144	0.18%	1,107,144	0.18%	1,107,144	0.18%
Merger Financing Investors(6)	11,903,579	1.85%	11,903,579	1.87%	11,903,579	1.88%	11,903,579	1.90%	11,903,579	1.92%
Per Share Pro Forma Equity Value of LTC Ordinary Shares outstanding at Closing(7)	$10.00		$10.00		$10.00		$10.00		$10.00

(1)
Includes 9,550,291 LTC ADSs underlying the LCAA Public Warrants (as converted into LTC Warrants).

(2)
Includes 5,486,784 LTC ADSs underlying the LCAA Private Warrants (as converted into LTC Warrants).

(3)
Includes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LTC Options are granted under the 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of ordinary shares of LTC that may be issued under the 2022 Share Incentive Plan is 34,095,687, calculated after taking into account the Recapitalization.

(4)
Representing the aggregate of approximately 35,982,175 LTC Ordinary Shares to be issued to the Jingkai Fund at US$10.00 per share for an aggregate investment amount of RMB 2,600,000,000 (calculated using an exchange rate of 1 U.S. dollar = 7.2258 RMB) substantially concurrently with the Closing, which is invested in LTC after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(5)
Representing the aggregate of approximately 1,107,144 LTC Ordinary Shares underlying the Momenta Note, which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the date that is one year following the issue date of the Momenta Note, at a conversion price of $10.00. Under the Momenta Note, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note during a specified period. For purpose of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right. See “Agreements Entered into in Connection with the Business Combination — Restructuring of Existing Investments in LTC” for additional details.

(6)
Representing (a) approximately 9,603,579 LTC Ordinary Shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, and (b) approximately 2,300,000 LTC Ordinary Shares underlying the Notes to be issued to the CB Investors pursuant to the Convertible Note Purchase Agreements, which Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares if the Closing occurs prior to the Maturity Date, at a conversion price of $10.00. See

“Agreements Entered into in Connection with the Business Combination — PIPE Financing” and “Agreements Entered into in Connection with the Business Combination — Convertible Note Purchase Agreements” for additional details.
(7)
In each redemption scenario, the per share pro forma equity of LTC Ordinary Shares will be US$10.00 at the Closing in accordance with the terms of the Merger Agreement.

This information should be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Appraisal Rights
The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and LCAA Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.
Holders of LCAA Shares have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act. LCAA Public Shareholders are entitled to give notice to LCAA prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its LCAA Shares if they follow the procedures set out in the Cayman Islands Companies Act.
In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.
LCAA Public Shareholders who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.
Proxy Solicitation Costs
LCAA is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. LCAA and its directors, officers and employees may also solicit proxies online. LCAA will bear the cost of the solicitation.
LCAA has hired Morrow Sodali LLC to assist in the proxy solicitation process. LCAA will pay to Morrow Sodali LLC a fee of US$32,500, plus disbursements.
LCAA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LCAA will reimburse them for their reasonable expenses.

Other Matters
As of the date of this proxy statement/prospectus, LCAA Board does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.
Purchases of LCAA Shares
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding LCAA or its securities, the Sponsor, LCAA’s officers and directors, LTC, LTC shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LCAA Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and, with LTC’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on LCAA Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, LCAA officers and directors, LTC, LTC shareholders or any of their respective affiliates. LCAA will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure letters referred to therein which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Merger Agreement rather than for the purpose of establishing matters as facts. LCAA and LTC do not believe that the disclosure letters contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about LCAA or LTC or any other matter. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Merger Agreement.
Overview of the Transactions Contemplated by the Merger Agreement
On January 31, 2023, LCAA, LTC, Merger Sub 1 and Merger Sub 2 entered into the Agreement and Plan of Merger (the “Original Merger Agreement”). On October 11, 2023, the parties to the Original Merger Agreement entered into the First Amended and Restated Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) to amend and restate the Original Merger Agreement in its entirety to provide that, among other things, each applicable LCAA Public Shareholder immediately prior to the First Effective Time shall receive the equivalent number of LTC ADSs in lieu of LTC Ordinary Shares in the First Merger. Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that (i) Merger Sub 1 will merge with and into LCAA, with LCAA being the surviving company and becoming a wholly-owned subsidiary of LTC and the shareholders of LCAA becoming shareholders of LTC, and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving company and remaining a wholly-owned subsidiary of LTC. We refer to the Mergers along with the other transactions contemplated by the Merger Agreement as the “Transactions.”
Closing of the Business Combination
The Closing will take place on the date that is three business days after the first date on which all conditions set forth in the Merger Agreement that are required thereunder to be satisfied on or prior to the Closing have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or in such other manner as shall be agreed upon by LTC and LCAA in writing. See “— Conditions to Closing” for a more detailed description of the conditions that must be satisfied prior to Closing.
Effects of Mergers on Securities of LTC, LCAA, Merger Sub 1 and Merger Sub 2
Pre-Closing Transactions of LTC
On the Closing Date and immediately prior to the First Effective Time, the following actions shall take place or be effected (in the order set forth below):

(a)
Preferred Share Conversion.   Each preferred share of LTC that is issued and outstanding immediately prior to such time shall be converted into one ordinary share on a one-for-one basis, by re-designation and re-classification, in accordance with the LTC Articles (the “Preferred Share Conversion”);

(b)
Organizational Documents of LTC.   The Amended LTC Articles shall be adopted and become effective.

(c)
Re-designation.   Immediately following the Preferred Share Conversion and immediately prior to the Recapitalization, 500,000,000 authorized but unissued ordinary shares of LTC shall be re-designated as shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles (the “Re-designation”), such that the authorized share capital of LTC shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 ordinary shares of a par value of US$0.00001 each, and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles.

(d)
Recapitalization.   Immediately following the Re-designation and prior to the First Effective Time, (i) each issued LTC Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of LTC Ordinary Shares equal to the Recapitalization Factor (i.e., one such LTC Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization”); provided that no fraction of an LTC Ordinary Share will be issued by virtue of the Recapitalization, and each shareholder that would otherwise be so entitled to a fraction of an LTC Ordinary Share (after aggregating all fractional LTC Ordinary Shares that otherwise would be received by such shareholder) shall instead be entitled to receive such number of LTC Ordinary Shares to which such shareholder would otherwise be entitled, rounded down to the nearest whole number, (ii) any LTC Options issued and outstanding immediately prior to the Recapitalization shall be adjusted to give effect to the foregoing transactions, such that (a) each LTC Option shall be exercisable for that number of LTC Ordinary Shares equal to the product of (x) the number of ordinary shares of LTC subject to such LTC Option immediately prior to the Recapitalization multiplied by (y) the Recapitalization Factor, such number of LTC Ordinary Shares to be rounded down to the nearest whole number; and (b) the per share exercise price for each LTC Ordinary Share, as the case may be, issuable upon exercise of the LTC Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price for each ordinary share of LTC subject to such LTC Option immediately prior to the First Effective Time by (y) the Recapitalization Factor (together with the adoption of the Amended LTC Articles, Preferred Share Conversion, the Re-designation and the Recapitalization, the “Capital Restructuring”). The Recapitalization Factor shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into shares of LTC), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to shares of LTC occurring on or after the date of the Merger Agreement and prior to the Closing Date.

Effect of Mergers on Securities of LCAA
Pursuant to the Merger Agreement, at the Closing, the following will occur:
(a)
Immediately prior to the First Effective Time, each LCAA Class B Ordinary Shares will be automatically converted into one LCAA Class A Ordinary Shares in accordance with the terms of the LCAA Articles (such automatic conversion, the “LCAA Class B Conversion”), and each LCAA Class B Ordinary Shares shall no longer be issued and outstanding and shall be cancelled, and each former holder of LCAA Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

(b)
At the First Effective Time, each Unit outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one LCAA Class A

Ordinary Share and one-third of an LCAA Warrant in accordance with the terms of the applicable Unit (the “Unit Separation”); provided that no fractional LCAA Warrant will be issued in connection with the Unit Separation such that if a holder of Units would be entitled to receive a fractional LCAA Warrant upon the Unit Separation, the number of LCAA Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of LCAA Warrants.
(c)
Immediately following the Unit Separation, each LCAA Class A Ordinary Share (which, for the avoidance of doubt, includes the LCAA Class A Ordinary Shares (A) issued in connection with the LCAA Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any LCAA Shares that are owned by LCAA as treasury shares or any LCAA Shares owned by any direct or indirect subsidiary of LCAA immediately prior to the First Effective Time, Redeeming LCAA Shares, Dissenting LCAA Shares, or any LCAA Shares held by the Founder Shareholders) shall automatically be cancelled and cease to exist in exchange for the right to receive one LTC ADS, and each LCAA Share issued and outstanding immediately prior to the First Effective Time held by the Founder Shareholders shall automatically be cancelled and cease to exist in exchange for the right to receive one LTC Ordinary Share. As of the First Effective Time, each LCAA shareholder shall cease to have any other rights in and to such LCAA Shares, except as expressly provided in the Merger Agreement.

(d)
Each LCAA Warrant (which, for the avoidance of doubt, includes the LCAA Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to LCAA Public Shares and be assumed by LTC and converted into an LTC Warrant to purchase one LTC Ordinary Shares in the form of LTC ADS. Each LTC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such LCAA Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

The sum of all LTC ADSs and LTC Ordinary Shares receivable by LCAA shareholders is referred to as the “Merger Consideration.”
Prior to the First Effective Time, LTC shall cause a sponsored American depositary share facility for the LTC Ordinary Shares to be established with a reputable depositary bank reasonably acceptable to LCAA (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the LTC ADSs. As soon as practicable upon receipt of the notification from LCAA of the number of the Redeeming LCAA Shares and in any event prior to the First Effective Time, LTC shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian) such number of LTC Ordinary Shares equal to the aggregate number of LTC ADSs to be issued to the holders of LCAA Shares (such holders, the “LCAA ADS Recipients”), and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such LTC Ordinary Shares representing the aggregate number of such LTC ADSs to be issued for the benefit of the LCAA ADS Recipients, and (iii) the Depositary Bank shall be authorized to issue and distribute the LTC ADSs representing such LTC Ordinary Shares to the LCAA ADS Recipients in accordance with the Merger Agreement, the deposit agreement to be entered into by and between LTC and the Depositary Bank and an instruction provided by LTC. After the First Effective Time, upon any exercise of the LTC Warrants by the holders thereof, LTC shall promptly (i) allot and issue, or cause to be allotted and issued, and deposit with the Depositary Bank (or its custodian) such number of LTC Ordinary Shares underlying such exercised LTC Warrants, and (ii) instruct the Depositary Bank to issue, register and distribute a number of LTC ADSs equal to such LTC Ordinary Shares underlying such exercised LTC Warrants to the holders of such exercised LTC Warrants.
Effect of Mergers on Securities of Merger Sub 1
At the First Effective Time, each ordinary share, par value $0.00001 per share, of Merger Sub 1, issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger.

Effect of Mergers on Securities of Merger Sub 2
At the Second Effective Time, (i) each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor, and (ii) each ordinary share, par value $0.00001 per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger.
LCAA Dissenting Shares
If any LCAA shareholder gives to LCAA, before the vote of LCAA shareholders required to approve the Transaction Proposals, as determined in accordance with applicable law and the LCAA Articles (the “LCAA Shareholders’ Approval”) is obtained at the meeting of the LCAA shareholders, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Islands Companies Act, (i) LCAA shall, in accordance with Section 238(4) of the Cayman Islands Companies Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such LCAA shareholder who has made a Written Objection, and (ii) unless LCAA and LTC elect by agreement in writing to waive the Authorization Notice, no party shall be obligated to commence the Closing, and the First Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands until at least twenty days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Islands Companies Act, as referred to in Section 239(1) of the Cayman Islands Companies Act), but in any event subject to the satisfaction or waiver of all of the applicable conditions set forth in the Merger Agreement.
Subject to the paragraph above, to the extent available under the Cayman Islands Companies Act, the Dissenting LCAA Shares shall not be converted into, and such Dissenting LCAA Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting LCAA Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Islands Companies Act. The LCAA Shares owned by any LCAA shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall cease to be Dissenting LCAA Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon.
Prior to the Closing, LCAA shall give LTC (i) prompt written notice of any demands for dissenters’ rights received by LCAA from LCAA shareholders and any withdrawals of such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Islands Companies Act. LCAA shall not, except with the prior written consent of LTC, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by an LCAA shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
Representations and Warranties
The Merger Agreement contains representations and warranties of LTC, its subsidiaries, including Merger Sub 1 and Merger Sub 2, and LCAA, relating to, among other things, their ability to enter into the Merger Agreement and their outstanding capitalization. In the Merger Agreement, LTC also made certain other customary representations and warranties to LCAA, including among others, representations and warranties related to the following: compliance with laws; tax matters; financial statements; absence of changes; actions; undisclosed liabilities; material contracts and commitments; title and properties; intellectual property rights and data protection; labor and employee matters; environmental matters; insurance; related parties; and products.
The representations and warranties are, in certain cases, subject to specified exceptions and materiality, “Company Material Adverse Effect” and “SPAC Material Adverse Effect” (see “— Material Adverse Effect”

below), knowledge and other qualifications contained in the Merger Agreement and may be further modified and limited by the disclosure letters to the Merger Agreement.
Material Adverse Effect
With respect to LTC, “Company Material Adverse Effect” as used in the Merger Agreement means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of LTC and its subsidiaries, taken as a whole or (ii) the ability of LTC, any of its subsidiaries or either Merger Sub 1 or Merger Sub 2 to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or U.S. GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of LTC and any of its subsidiaries to meet any projections or forecasts, provided, however, that the exception in (f) shall not prevent or otherwise affect a determination that any event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such event is within the scope of any other exception within this definition, (g) any events generally applicable to the industries or markets in which LTC or any of its subsidiaries operate, (h) any action taken by LCAA, or taken at the written request of LCAA, or (i) the announcement of the Merger Agreement or the consummation of the Transactions; provided, however, that in the case of each of (b), (d), (e) and (g), any such event to the extent it disproportionately affects LTC or any of its subsidiaries relative to other similarly situated participants in the industries and geographies in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on LTC and its subsidiaries, taken as a whole, relative to such similarly situated participants.
With respect to LCAA, “SPAC Material Adverse Effect” as used in the Merger Agreement means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of LCAA or (ii) the ability of LCAA to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “SPAC Material Adverse Effect”: (a) any change in applicable laws or U.S. GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any action taken by LTC, or taken at the written request of LTC, (g) the announcement of the Merger Agreement or the consummation of the Transactions, or (h) any change in the trading price or volume of the Units, LCAA Public Shares or LCAA Warrants (provided that any underlying event of such changes referred to in (h) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such event is within the scope of any other exception within this definition); provided, however, that in the case of each of (b), (d) and (e), any such event to the extent it disproportionately affects LCAA relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on LCAA relative to such other special purpose acquisition companies.

Notwithstanding the foregoing, with respect to LCAA, the number of LCAA shareholders who exercise their redemption right or the failure to obtain the LCAA Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect.
Covenants of the Parties
Covenants of LTC
LTC made certain covenants under the Merger Agreement (subject to the terms and conditions set forth therein), including, among others, the following:
(a)
From the signing date of the Merger Agreement through the earlier of the Closing or valid termination of the Merger Agreement (the “Interim Period”), subject to certain exceptions, LTC (i) shall use commercially reasonable efforts to operate the business of Lotus Tech in all material respects in the ordinary course, (ii) shall use commercially reasonable efforts to preserve Lotus Tech’s business and operational relationships in all material respects with the suppliers, customers and others having business relationships with Lotus Tech that are material to Lotus Tech taken as a whole, in each case where commercially reasonable to do so, and (iii) shall not, and shall cause its subsidiaries not to:

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(i) amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise), except in the case of any of the LTC’s subsidiaries only, for any such amendment which is not material to the business of LTC and its subsidiaries, taken as a whole; or (ii) liquidate, dissolve, reorganize or otherwise wind up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant subsidiary);

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incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, with certain exceptions;

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transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the equity securities of LTC or its subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of LTC or any of its subsidiaries to purchase or obtain any equity securities of LTC or any of its subsidiaries to a third party, other than (A) the grant of awards in accordance with the terms of the 2022 Share Incentive Plan, (B) the issuance of LTC shares upon the exercise of LTC Options in accordance with the terms of the 2022 Share Incentive Plan, (C) the issuance of equity securities of LTC or its subsidiaries in connection with any investments to be made by certain governmental authorities pursuant to certain agreements, or (D) the issuance of equity securities by a subsidiary of LTC (x) to LTC or a wholly-owned subsidiary of LTC or (y) on a pro rata basis to all shareholders of such subsidiary.

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sell, lease, sublease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than intellectual property), in any single transaction or series of related transactions, except for (i) transactions pursuant to contracts entered into in the ordinary course, or (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $2,000,000 individually and $5,000,000 in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of LTC or its subsidiaries in the ordinary course;

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sell, assign, transfer, license, sublicense, grant other rights (including covenant not to sue) under, abandon, permit to lapse, or otherwise dispose of, or subject to any encumbrance, any material intellectual property or business data of LTC (other than non-exclusive licenses granted by LTC or its subsidiaries in the ordinary course);

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disclose any material trade secrets or personal data to any person (other than in the ordinary course in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

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make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $35,000,000 individually and $70,000,000 in the aggregate;

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settle charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding by any government authority, or any other third-party material to the business of Lotus Tech taken as a whole, in excess of $1,000,000 individually and $5,000,000 in the aggregate;

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(i) subdivide, split, consolidate, combine or reclassify its equity securities, except for any such transaction by a wholly-owned subsidiary of LTC that remains a wholly-owned subsidiary of LTC after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, except for the redemption of equity securities issued under the 2022 Share Incentive Plan or as disclosed in LTC’s disclosure letter, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any subsidiary of LTC on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding equity securities;

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authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, except in the ordinary course or other than any capital expenditures or obligations or liabilities in an amount not to exceed $10,000,000 in the aggregate;

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enter into any material contract, or amend any such material contract in any material respect, or extend, transfer, terminate or waive any right or entitlement of material value under any material contract, in each case in a manner that is adverse to Lotus Tech, taken as a whole, except in the ordinary course; provided, however, that to the extent that the Merger Agreement would permit the entry into of a material contract in a higher dollar threshold than in the definition of “material contract” in the Merger Agreement, then the entry into of such material contract in such higher dollar threshold shall not be prevented;

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except as required under the terms of any employee benefit plan as in effect on the date of the Merger Agreement or as otherwise required by law, (w) increase the compensation or benefits payable or provided, or to become payable or provided to, any employees, directors, officers or other individual service providers of LTC or any subsidiary, whose total annual compensation opportunity exceeds $1,000,000, except for immaterial increases in base salary (and any corresponding annual target bonus that is determined based on the employee’s base salary rate) in the ordinary course, (x) grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any employees, directors, officers, or consultants of the LTC or any subsidiary, except for any annual bonus granted in the ordinary course or the grant of awards in accordance with the terms of the 2022 Share Incentive Plan, (y) accelerate the time of payment, vesting or funding of any compensation or increase in the benefits or compensation provided under any employee benefit plan or otherwise due to any current or former employees, directors, officers or other individual service providers of the LTC or any subsidiary, or (z) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of LTC or any subsidiary whose annual base compensation exceeds $1,000,000;

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except as required under the terms of any employee benefit plan as in effect on the date of the Merger Agreement or as otherwise required by law, materially amend, materially modify, or terminate any employee benefit plan or, adopt, enter into or establish a new employee benefit plan (or any plan, policy program, agreement or other arrangement that would be an employee benefit plan if in effect as of the date of the Merger Agreement);

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waive or release any noncompetition or non-solicitation obligation of any current or former employees, directors, officers or other individual service providers of LTC or any subsidiary;

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voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any material permit except in the ordinary course or as would not be material to the business of Lotus Tech taken as a whole;

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make any material change in its accounting principles or methods unless required by U.S. GAAP or applicable laws;

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except in the ordinary course, (i) make, change or revoke any material tax election; (ii) change or revoke any material accounting method with respect to taxes; or (iii) enter into any material closing agreement or other binding written agreement with any governmental authority with respect to any material tax;

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except as contemplated by the Merger Agreement, the Transaction Documents, or the Transactions, take any action (or knowingly fail to take any action) where such action or inaction would reasonably be expected to prevent, impair or impede the intended tax treatment; or

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enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing).

(b)
LTC will use its commercially reasonable efforts to cause, (i) LTC’s initial listing application with NYSE or Nasdaq in connection with the Transactions to be approved, (ii) immediately following the Closing, LTC to satisfy any applicable initial and continuing listing requirements of NYSE or Nasdaq, and (iii) LTC ADSs and LTC Warrants to be issued in connection with the Transactions to be approved for listing on NYSE or Nasdaq, subject to official notice of issuance.

(c)
During the Interim Period, LTC shall not and shall cause its controlled affiliates and its and their respective representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any publicly traded special purpose acquisition company other than LCAA) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any publicly traded special purpose acquisition company other than LCAA) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including any publicly traded special purpose acquisition company other than LCAA) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with any public offering of any equity securities of LTC, any of its subsidiaries, or a newly-formed holding company of LTC or such subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

(d)
From and after the Closing, Lotus Tech and Surviving Entity 2 shall jointly and severally indemnify and hold harmless each present and former directors and officers of LCAA as provided in LCAA’s organizational documents, which indemnification will survive the Closing and will continue in full force and effect for a period of not less than six years from the Closing.

(e)
For a period of six years from the Closing, LTC shall, at its cost and expense, maintain in effect directors’ and officers’ liability insurances covering those persons who are currently covered by directors’ and officers’ liability insurance policies of LCAA (including, in any event, each present and former director and officer, as the case may be, of LCAA) on terms not less favorable than the terms of such current insurance coverage.

(f)
Subject to the terms and conditions of the Amended LTC Articles, LTC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the board of directors of LTC (i) shall include one director designated by LCAA pursuant to a written notice to be delivered to LTC sufficiently in advance of the date on which the Proxy/Registration Statement is declared effective under the Securities Act, subject to such person being reasonably acceptable to LTC and passing customary background checks and (ii) shall have reconstituted its applicable committees to consist of the directors designated by LTC prior to the Closing Date; provided, however, that any such directors designated by LTC in accordance with (ii) as members of the audit committee shall qualify as “independent” under the listing rules of NYSE or Nasdaq, as applicable.

(g)
Prior to the Closing, LTC (i) agrees to use its reasonable best efforts to procure the parties to the Distribution Agreement to take such actions as may be necessary for the performance of such parties’ respective obligations thereunder, and (ii) shall procure that the parties to the Distribution Agreement and each of the Put Option Agreements not to amend or modify, or waive (in whole or in part) of any provision or remedy under, or make any replacements of, the Distribution Agreement or the Put Option Agreements, in each case, without the prior written consent of LCAA (such consent not to be unreasonably withheld, conditioned or delayed).

(h)
During the Interim Period, LTC shall, and shall cause its subsidiaries to, use their respective commercially reasonable efforts to undertake certain additional pre-closing actions.

(i)
Prior to the Closing, LTC shall (i) deliver, or cause to be delivered to LCAA lock-up agreements executed by certain shareholders of LTC, and (ii) use its commercially reasonable efforts to deliver, or cause to be delivered, to LCAA lock-up agreements executed by other LTC shareholders who are not parties to the LTC Shareholder Support Agreement, each of which shall be effective as of the Closing. LTC shall not, without the prior written consent of LCAA, permit any amendment or modification to, or any waiver (in whole or in part) of any provision under, any of the lock-up agreements (or in the case of any amendment or modification, the form of the lock-up agreement).

(j)
LTC shall (i) require, as a condition to any Pre-Closing Financing Investor receiving any equity securities of LTC (other than any convertible notes of LTC) in connection with the Pre-Closing Financing, that such Pre-Closing Financing Investor enter into a lock-up Agreement, prior to such Person receiving any equity securities from LTC; provided that a Pre-Closing Financing Investor shall not be required to enter into any lock-up agreement to the extent such Pre-Closing Financing Investor is only issued convertible notes of LTC in connection with any Pre-Closing Financing, and any LTC Ordinary Shares that are issued to such Pre-Closing Financing Investor upon conversion of such convertible notes of LTC issued to such Pre-Closing Financing Investor in connection with any Pre-Closing Financing shall not be subject to any lock-up restrictions and (ii) procure some or all of the Pre-Closing Financing Investors to enter into a shareholder support agreement, substantially in the form of the LTC Shareholder Support Agreement, in the event that the LTC Shareholders who are parties to the LTC Shareholder Support Agreement collectively hold less than two-thirds (2/3) of the issued and outstanding LTC Shares after taking account of the Pre-Closing Financing.

Covenants of LCAA
LCAA made certain covenants under the Merger Agreement (subject to the terms and conditions set forth therein), including, among others, the following:
(a)
During the Interim Period, subject to certain exceptions, LCAA shall operate its business in the ordinary course and shall not:

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(i) seek any approval from LCAA shareholders to change, modify or amend the Investment Management Trust Agreement, dated as of March 10, 2021, between LCAA and Continental Stock Transfer & Trust Company, as trustee or the LCAA Articles, except as contemplated by the Merger Agreement or (ii) change, modify or amend the Investment Management Trust Agreement or its organizational documents, except as expressly contemplated by the Merger Agreement;

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(i) subdivide, consolidate, reclassify or amend any terms of its equity securities, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, other than a redemption of LCAA Class A Ordinary Shares in connection with the exercise of any LCAA Shareholder Redemption Right by any LCAA shareholder or upon conversion of LCAA Class B Ordinary Shares in accordance with the LCAA Articles, or (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital

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merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) or make any advance or loan to or investment in any other person or be acquired by any other person;

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except in the ordinary course, (i) make, change or revoke any material tax election; (ii) change or revoke any material accounting method with respect to taxes; or (iii) enter into any material closing agreement or other binding written agreement with any governmental authority with respect to any material tax;

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except as contemplated by the Merger Agreement, the Transaction Documents, or the Transactions, take any action (or knowingly fail to take any action) where such action or inaction would reasonably be expected to prevent, impair or impede the intended tax treatment;

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(i) enter into, renew or amend in any material respect, any transaction or material contract of LCAA, except for material contracts entered into in the ordinary course; provided, however, that notwithstanding anything to the contrary contained in the Merger Agreement, even if done in the ordinary course, LCAA shall not enter into, renew or amend in any respect, any transaction or contract involving any related party of LCAA, except as expressly provided in the Transaction Documents (other than certain working capital loans that LCAA may obtain in the ordinary course);

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incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount, as applicable, exceeding $500,000 in the aggregate, with certain exceptions;

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make any change in accounting principles or methods unless required by U.S. GAAP or applicable laws;

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(i) issue any equity securities, other than (A) the issuance of LCAA Class A Ordinary Shares upon conversion of LCAA Class B Ordinary Shares in accordance with the LCAA Articles, or (B) the issuance of LCAA Warrants pursuant to any working capital loans, or (ii) grant any options, warrants or other equity-based awards;

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settle or agree to settle any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding before any government authority or any other third party or that imposes injunctive or other non-monetary relief on LCAA;

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form any subsidiary;

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liquidate, dissolve, reorganize or otherwise wind-up the business and operations of LCAA or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of LCAA; or

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enter into any agreement or otherwise make any commitment to do any action prohibited under any of the foregoing.

(b)
During the Interim Period, LCAA will not and will cause its affiliates and its and their respective Representatives not to directly or indirectly (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing

(c)
From the date of the Merger Agreement through the Closing, LCAA shall use reasonable best efforts to ensure LCAA remains listed as a public company on Nasdaq.

(d)
From the date of the Merger Agreement through the Closing, LCAA will accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

(e)
Prior to the Closing Date, LCAA shall take all such steps (to the extent permitted under applicable law) as are reasonably necessary to cause any acquisition or disposition of LCAA Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to LTC, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)
Prior to February 15, 2023, LCAA shall (a) use its reasonable best efforts to cause LCAA Board as promptly as practicable following the date of the Merger Agreement to approve such amendment to the LCAA Articles to provide that (x) the date by which LCAA must consummate a business combination in accordance with the LCAA Articles is extended from March 15, 2023 to June 15, 2023, and (y) LCAA Board may, in its discretion and without any action on the part of the LCAA shareholders, if requested by the Sponsor, extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after the extension described (x), upon five (5) days prior written notice from the Sponsor prior to the applicable Business Combination Deadline, until March 15, 2024, unless the Transactions shall have been consummated and resolve to recommend that the LCAA shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from LCAA shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of LTC, (y) a statement that the Merger Agreement and other Transaction Documents have been entered into, and (z) additional economic incentives for LCAA shareholders that approve the Extension Proposal. LCAA shall (a) comply in all material respects with all applicable laws, any applicable rules and regulations of Nasdaq, the LCAA Articles and the Merger Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of LCAA shareholders to consider, vote on and approve the Extension Proposal (the “LCAA Shareholder Extension Approval”), exercise of the LCAA Shareholder Redemption Right related thereto and making any necessary filings with the Registrar of Companies of the Cayman Islands, and (ii) respond to any comments or other communications, whether written or oral, that LCAA or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. LCAA or the Sponsor shall be responsible for funding any expenses LCAA incurred in connection with extending its deadline to consummate an initial business combination (the “Extension Expenses”) prior to the Closing Date.

Joint Covenants
The Merger Agreement also contains certain other covenants and agreements including, among other, that each of LTC, LCAA, Merger Sub 1 and Merger Sub 2 shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:
(a)
use their commercially reasonable efforts to cooperate in good faith with any government authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions, and to use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of the Merger Agreement;

(b)
with respect to each of the Regulatory Approvals and any other requests, inquiries, actions or other proceedings by or from governmental authorities, diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable laws prescribed or enforceable by any government authority for the Transactions and to resolve any objections as may be asserted by any government authority with respect to the Transactions, and cooperate fully with each other in the defense of such matters;

(c)
make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals, and jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any government authority concerning the Transactions; and

(d)
LTC and LCAA shall each be responsible for and pay one-half of the filing fees payable to the government authorities and the Exchange Agent in connection with the Transactions, subject to the terms of the Merger Agreement.

(e)
LTC shall use commercially reasonable efforts to obtain pre-closing financing with terms reasonably acceptable to LCAA and LTC (the “Pre-Closing Financing”), and LTC and LCAA shall use commercially reasonable efforts to cooperate for obtaining private investments in public equity in the form of LTC Ordinary Shares pursuant to a subscription or similar agreement executed by certain investors and LTC after the date hereof (the “PIPE Financing”).

Further, the Merger Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:
(a)
access to information, properties and personnel;

(b)
preparing, filing and distributing this proxy statement/prospectus on Form F-4 (including any amendments or supplements thereto);

(c)
preparing and delivering certain accounts and financial statements;

(d)
approval of shareholders of LCAA and shareholders of LTC;

(e)
support of the Transactions;

(f)
tax matters, including with respect to the intended tax treatment;

(g)
shareholder litigation matters with respect to the Transactions; and

(h)
written notice (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any government authority which is reasonably likely to have a material adverse effect on the ability of the parties to the Merger Agreement to consummate the Transactions or to materially delay the timing thereof.

Conditions to Closing
The obligations of LCAA, LTC, Merger Sub 1 and Merger Sub 2 to effect the Mergers and the other Transactions are each subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by the party or parties whose obligations are conditioned thereupon):
(a)
the Capital Restructuring shall have been completed;

(b)
receipt and remaining in effect of the approval of the LCAA shareholders and approval and consent of the transactions contemplated thereby by LTC shareholders;

(c)
effectiveness of the Proxy/Registration Statement under the Securities Act and the absence of any stop order issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)
(i) LTC’s initial listing application with NYSE or Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, LTC shall satisfy any applicable initial and continuing listing requirements of NYSE or Nasdaq, as applicable, and LTC shall not have received any notice of non-compliance therewith, and (ii) the LTC ADSs representing the Merger Consideration to be issued in connection with the Mergers shall have been conditionally approved for listing on NYSE or Nasdaq, subject to official notice of issuance;
(e)
after deducting the LCAA Shareholder Redemption Amount, LCAA shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(f)
the absence of any law or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prohibits the consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Unless waived by LCAA in writing, the obligations of LCAA to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each of the following conditions:
(a)
the accuracy of the representations and warranties of LTC, Merger Sub 1 and Merger Sub 2 (subject to certain materiality standards set forth in the Merger Agreement);

(b)
(i) the Distribution Agreement and each of the Put Option Agreements shall continue to be in full force and effect, (ii) neither LTC nor any of its subsidiaries that is a party thereto shall be in material breach thereof or shall have failed to perform its obligations thereunder in any material respect, and (iii) no party thereto shall have delivered written notice that it intends to terminate the Distribution Agreement; and

(c)
material compliance by LTC with its pre-closing covenants.

Unless waived by LTC in writing, the obligations of LTC, Merger Sub 1 and Merger Sub 2 to consummate, or cause to be consummated, the Transactions to occur at the Closing are also subject to the satisfaction of each the following conditions:
(a)
the accuracy of the representations and warranties of LCAA (subject to certain materiality standards set forth in the Merger Agreement);

(b)
material compliance by LCAA with its pre-closing covenants; and

(c)
(i) all amounts in the trust account established for the purpose of holding the net proceeds of LCAA’s initial public offering as of immediately prior to the Closing (after deducting the LCAA Shareholder Redemption Amount), plus (ii) cash proceeds that will be funded prior to, concurrently with, or immediately after, the Closing to LTC in connection with any PIPE Financing, plus (iii) cash proceeds that will be funded to LTC in connection with any pre-Closing equity financing, in the aggregate equaling no less than US$100,000,000, prior to payment of any unpaid or contingent liabilities, deferred underwriting fees of LCAA or transaction expenses of LTC or LCAA.

Termination
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the First Effective Time:
(a)
by mutual written consent of LTC and LCAA;

(d)
by written notice from LTC or LCAA to the other if any government authority shall have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise prohibiting consummation of the Transactions;

(e)
by written notice from LTC to LCAA if LCAA Board or any committee thereof shall have withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the recommendation of LCAA Board that the LCAA shareholders vote in favor of the Transaction Proposals at the meeting of LCAA shareholders held for the purpose of voting on the Transaction Proposals and obtaining the LCAA Shareholders’ Approval (the “LCAA Shareholders’ Meeting”).

(f)
by written notice the LTC to LCAA if LCAA fails to obtain the LCAA Shareholder Extension Approval upon vote taken thereon at a duly convened meeting of the LCAA shareholders (or at a meeting of LCAA shareholders following any adjournment or postponement thereof);

(g)
by written notice from LTC or LCAA to the other if the LCAA Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the LCAA Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with the Merger Agreement;

(h)
by written notice from LCAA to LTC if there is any breach of any representation, warranty, covenant or agreement on the part of LTC set forth in the Merger Agreement, such that the conditions to LCAA’s obligations to consummate the Transactions would not be satisfied at the relevant Closing Date, except that, if such breach is curable by LTC then, for a period of up to 30 days after receipt by LTC of written notice from LCAA of such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such 30-day period; provided that LCAA shall not have the right to terminate the Merger Agreement pursuant to this paragraph if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

(i)
by written notice from LCAA to LTC if the required approval of LTC shareholders shall not have been obtained by reason of the failure to obtain the required vote (whether at the LTC shareholders’ meeting or by unanimous written resolutions) duly convened therefor or at any adjournment or postponement thereof taken in accordance with the Merger Agreement;

(j)
by written notice from LTC to LCAA if there is any breach of any representation, warranty, covenant or agreement on the part of LCAA set forth in the Merger Agreement, such that the conditions to LTC’s obligation to consummate the Transactions would not be satisfied at the Closing Date, except that if any such breach is curable by LCAA then, for a period of up to 30 days after receipt by LCAA of written notice from LTC of such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such 30-day period; provided that LTC shall not have the right to terminate the Merger Agreement pursuant to this paragraph if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement; or

(k)
by written notice from LCAA or LTC to the other, if the transactions contemplated by the Merger Agreement shall not have been consummated on or prior to March 15, 2024 (and as may be extended to a later date by mutual written consent of the LTC and LCAA, the “Termination Date”); provided that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose breach of any provision of the Merger Agreement primarily caused or resulted in the failure of the transactions contemplated by the Merger Agreement to be consummated by the Termination Date.

In the event of termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of any party for any willful and material breach of the Merger Agreement by such party prior to such termination; provided that obligations under the NDA and certain other provisions required under the Merger Agreement (including the miscellaneous provisions thereof, which include, among others, provisions regarding trust account waiver, waiver, notice, assignment, no third-party rights, expenses, headings and counterparts, disclosure letters, entire agreement, amendments, publicity, confidentiality, severability and conflicts and privilege) shall, in each case, survive any termination of the Merger Agreement.
LTC is required to pay to LCAA the Extension Expenses if the Merger Agreement is terminated due to breach of any representations, warranties, covenants or agreements on the part of LTC, failure of LTC to obtain the approval of its shareholders, or if the Merger Agreement is terminated solely due to LTC’s unwillingness to unconditionally waive the non-satisfaction of the Minimum Available Cash Condition. LCAA will be solely responsible for the Extension Expenses if the Merger Agreement is terminated due to breach of any representations, warranties, covenants or agreements on the part of LCAA, or due to a change of recommendation by LCAA Board. Under any other circumstance in which the Merger Agreement is terminated, LTC and LCAA will each be responsible for 50% of the Extension Expenses.

Enforcement
Each party is entitled under the Merger Agreement to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific enforcement of the terms and provisions of the Merger Agreement, in addition to any other remedy to which any party is entitled at law or in equity.
Non-Recourse
All claims or causes of action that are based upon, arising out of, or related to the Merger Agreement or the Transactions contemplated therein may only be brought against the entities expressly named as parties to the Merger Agreement. Further, unless a named party to the Merger Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Merger Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or other representative of a named party to the Merger Agreement and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or other representative of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties to the Merger Agreement for any claim based on, arising out of, or related to the Merger Agreement or the Transactions contemplated thereby.
Non-Survival of Representations, Warranties and Covenants
Except, in the event of termination of the Merger Agreement, for obligations under the NDA, certain obligations related to the trust account, and certain other provisions of the Merger Agreement, none of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement, or in any certificate (including confirmations therein), statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing except for (i) those covenants and agreements contained therein that expressly by their terms expressly apply either in part or in whole after the Closing and (ii) the miscellaneous provisions thereof, which include, among others, provisions regarding trust account waiver, waiver, notice, assignment, no third-party rights, expenses, headings and counterparts, disclosure letters, entire agreement, amendments, publicity, confidentiality, severability and conflicts and privilege.
Governing Law and Jurisdiction
The Merger Agreement is governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the LTC Board and LCAA Board, the Mergers and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands). Any action based upon, arising out of or related to the Merger Agreement or the Transactions contemplated thereby shall be brought in federal and state courts located in the New York County, State of New York (or any appellate courts therefrom). Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Merger Agreement or the Transactions contemplated thereby.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.
Sponsor Support Agreement
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LCAA, the Sponsor, certain shareholders of LCAA (together with the Sponsor, collectively, the “Founder Shareholders”) and LTC entered into the Sponsor Support Agreement, pursuant to which each Founder Shareholder has agreed, among other things and subject to the terms and conditions set forth therein: (i) to appear at the extraordinary general meeting for purposes of constituting a quorum, (ii) to vote in favor of the Transactions or the Extension Proposal; (iii) to vote against any proposals that would materially impede the Transactions; (iv) to appoint LTC as the Founder Shareholders’ proxy and attorney-in-fact with respect to approval of the Transactions; (v) to waive, and agree not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Islands Companies Act and any other similar statute in connection with the Transactions and the Merger Agreement, (vi) to waive anti-dilution rights it held in respect of LCAA Class B Shares under the LCAA Articles, (vii) not to redeem any LCAA Shares held by such Founder Shareholder, (viii) not to amend that certain letter agreement between LCAA, the Sponsor and certain other parties thereto, dated as of March 10, 2021, (ix) during the interim period and for a period of six (6) months following the Closing, not to transfer any LCAA Shares or LCAA Warrants (including any LCAA Shares or LCAA Warrants or any securities convertible into or exercisable or exchangeable for any LCAA Shares or LCAA Warrants) acquired by such Founder Shareholder, subject to certain exceptions, including the early-release of LCAA Warrants from post-Closing lock-up as discussed below, and (x) not to transfer any LTC Ordinary Shares or LTC Warrants held by such Founder Shareholder immediately after the First Effective Time, or any LTC Ordinary Shares received upon the exercise of any LCAA Warrants or LTC Warrants, if any, for a period of six (6) months from and after the Closing, subject to certain exceptions.
The Sponsor also agreed to use commercially reasonable efforts to (i) cause certain affiliates of the Sponsor as may be approved by LTC from time to time to participate in the PIPE Financing, and (ii) facilitate discussions between LTC and entities holding brands that may be approved by LTC from time to time (each, a “Cooperating Entity”) (including, without limitation, in connection with product development, marketing, customer engagement, retail space, and technology infrastructure development). In connection with (i), for every one dollar committed by such affiliates of the Sponsor as may be approved by LTC from time to time in the PIPE Financing, one LTC Warrant held by the Sponsor immediately after the First Effective Time will not be subject to the lock-up restrictions under the Sponsor Support Agreement following the Closing.
Some of the LCAA Class B Ordinary Shares held by the Sponsor as of the date of the Sponsor Support Agreement will be subject to forfeiture and earn-out restrictions pursuant to the Sponsor Support Agreement. Specifically, 20% of the LCAA Class B Ordinary Shares held by the Sponsor will be forfeited unless certain affiliates of the Sponsor as may be approved by LTC from time to time participate in the PIPE Financing, and another 10% of the LCAA Class B Ordinary Shares held by the Sponsor will remain unvested at the Closing and become vested upon the commencement or official announcement of any business collaborations facilitated by the Sponsor or the Sponsor’s affiliates between LTC or its applicable affiliates, on the one hand, and any Cooperating Entity, on the other hand (the “Business Collaboration”). In connection with LCAA’s designation of Anish Melwani to serve as a director on the LTC Board post-Closing, the parties agreed that a Business Collaboration would occur upon the effectiveness of such appointment and as a result 10% of the LCAA Class B Ordinary Shares held by the Sponsor will become vested immediately following the Closing.
In addition, at the request of LTC, the Sponsor will on the Closing Date transfer, directly or indirectly, to one or more shareholders of LCAA up to 5% of the LCAA Class B Ordinary Shares held by the Sponsor as consideration to induce such shareholder(s) of LCAA to waive its redemption rights (including by having such LCAA shareholder enter into, execute and deliver a non-redemption agreement) in connection with LCAA shareholders’ approval of the Transaction Proposals or approval of both the Extension Proposal and the Transaction Proposals, as may be mutually determined by the LTC and LCAA.
LTC Shareholder Support Agreement
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LCAA, LTC and certain of the shareholders of LTC entered into a Shareholder Support Agreement (the “LTC Shareholder

Support Agreement”), pursuant to which certain shareholders holding sufficient number, type and classes of the issued and outstanding shares of LTC to approve the Transactions have each agreed, among other things and subject to the terms and conditions set forth therein: (i) to vote in favor of the Transactions; (ii) to appear at the shareholders’ meeting of LTC in person or by proxy for purposes of counting towards a quorum; (iii) to vote against any proposals that would or would be reasonably likely to in any material respect impede the Transactions; (iv) to appoint LTC as such shareholder’s proxy and attorney-in-fact with respect to approval of the Transactions; and (v) during the interim period and for a period following the Closing, not to transfer any LTC Ordinary Shares held by such shareholder, subject to certain exceptions.
Distribution Agreement
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LTIL entered into the Distribution Agreement with Lotus Cars Limited, the entity carrying out Lotus UK’s sportscar manufacturing operations, pursuant to which LTIL is appointed as the exclusive global distributor (excluding the United States, where LTIL will act as the head distributor with the existing regional distributor continuing its functions) for Lotus Cars Limited to distribute vehicles, parts and certain tools, and to provide after sale services and brand, marketing and public relations for such vehicles, part and tools distributed by it on the terms and conditions of the Distribution Agreement. The Distribution Agreement shall remain in force for an indefinite period of time, unless the parties agree to terminate in writing. Each party may immediately terminate the Distribution Agreement upon written notice to the other party in the event of the other party’s material breach of the agreement, receivership, liquidation, sale of substantial part of its business or assets, intentional fraud or misrepresentation on the products, among other things.
Put Option Agreements
Concurrently with the execution of the Original Merger Agreement, on January 31, 2023, LTC entered into the Put Option Agreement with each of Geely and Etika, pursuant to which each of Geely and Etika is granted the right, but not the obligation, to require LTC to purchase all of the equity interests held by each of Geely and Etika in Lotus Advance Technologies Sdn Bhd, the parent company of Lotus UK, at a pre-agreed price which will be calculated based on Lotus Group International Limited’s total revenue for the year of 2024 adjusted to exclude net debt. Each of the put options granted to Geely and Etika may only be exercised during the period from April 1 to June 30, 2025, and contingent upon satisfaction of the condition that the total number of vehicles sold by Lotus Advance Technologies Sdn Bhd and its subsidiaries exceeds 5,000 in 2024. The put options granted to Geely and Etika can be exercised independently from each other and the exercise of each put option is not conditioned upon the exercise of the other.
PIPE Financing
In connection with and following the execution of the Original Merger Agreement, LTC and the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase LTC Ordinary Shares for US$10.00 per share (the “PIPE Investment”). As of the date of this proxy statement/prospectus, the aggregate amount of the PIPE Investment was approximately $99,149,958. Pursuant the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all material respects, (iii) material compliance with covenants, and (iv) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with the PIPE Investor’s outbound direct investment in LTC shall have been duly obtained and completed. Solely with respect to certain PIPE Investors, the applicable PIPE Subscription Agreements provide that the PIPE Investor will pay an interest-bearing deposit to the WFOE in approximately the same amount as the investment amount following the date of such PIPE Subscription Agreements, which deposit will be returned to the PIPE Investors before the PIPE Investors wire their applicable investment amount to the escrow account designated by LTC shortly prior to the Closing.
The LTC Ordinary Shares to be issued in connection with the PIPE Investment have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The PIPE Subscription Agreements provide that LTC will, within 30 to 45 days after the Closing Date, file with the SEC a registration statement registering the resale of the LTC Ordinary Shares subscribed by the PIPE Investors and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
Convertible Note Purchase Agreements
In connection with and following the execution of the Original Merger Agreement, LTC entered into Convertible Note Purchase Agreements with the CB Investors. Pursuant to the Convertible Note Purchase Agreements, LTC agreed to issue $23 million aggregate principal amount of Notes with Maturity Date being the date that is one year following the issue date, which can be extended by the CB Investors for an additional six months. As of the date of this proxy statement/prospectus, not all Notes have been issued and it is expected that all of the Notes will be issued prior to the Closing. The Notes bear interest at a rate of 8% per annum. Pursuant to the terms of the Convertible Note Purchase Agreements, if the consummation of the Business Combination occurs prior the Maturity Date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon consummation of the Business Combination at a conversion price equal to the lesser of (A) US$10.00, and (B) the lowest per share price at which any LTC Ordinary Shares are issued in connection with any PIPE Investment.
Each holder of the Note has the right but not the obligation to require LTC to redeem for cash all outstanding principal amount of the Note prior to the applicable Maturity Date, upon occurrence of an Event of Default or a Fundamental Change, at a redemption price equal to (i) the outstanding principal amount of the Note, plus (ii) accrued and unpaid interest thereon. An “Event of Default” means the occurrence of any of a breach of LTC’s conversion obligations, cross default by any Group Company with respect to any indebtedness in a total amount in excess of US$100,000,000, bankruptcy or involuntary proceedings. A “Fundamental Change” means the occurrence of any change of control (excluding the Business Combination), any sale, lease or other transfer of all or substantially all of the consolidated assets of LTC and its subsidiaries, taken as a whole, to any person other than a subsidiary, the approval by the shareholders of LTC of any plan or proposal for the liquidation or dissolution of LTC, any change in or amendment to the PRC laws or any administrative order issued by any governmental authority that prohibits the listing of LTC.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, LTC, LCAA, the Founder Shareholders and potentially certain shareholders of LTC will enter into the Registration Rights Agreement, pursuant to which, among other things, LTC will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Founder Shareholders and potentially certain shareholders of LTC will be granted customary demand and piggyback registration rights.
The Registration Rights Agreement also provides that LTC will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to their LTC Securities.
Lock-Up Agreements
In connection with and following the execution of the Original Merger Agreement, on May 17, 2023, LCAA and LTC entered into Lock-Up Agreements with each of the shareholders of LTC that are not parties to the LTC Shareholder Support Agreement, pursuant to which, among other things, each such LTC shareholder agrees not to transfer, for a period of six (6) months following the Closing, certain LTC Ordinary Shares such LTC shareholder will hold following the Closing, on the terms and subject to the conditions set forth in the Lock-Up Agreement.
Assignment, Assumption and Amendment Agreement
The Merger Agreement contemplates that, at the Closing, LCAA, LTC, Continental and Equiniti will enter into the Assignment, Assumption and Amendment Agreement, pursuant to which, among other things, effective upon the Closing, (i) LCAA will assign all of its rights, interests and obligations in and under the Warrant Agreement to LTC, (ii) Continental, as the warrant agent for LCAA, will assign to Equiniti all of its rights, interests and obligations in and under the Warrant Agreement, (iii) Equiniti will be engaged as the warrant agent for LTC effective upon the Closing, and (iv) the Warrant Agreement will be amended to change all references to LCAA to LTC and to reflect that each LTC Warrant will represent the right to receive one whole LTC Ordinary Share in the form of LTC ADS.
Restructuring of Existing Investments in LTC
In connection with the Business Combination and following the execution of the Original Merger Agreement, on April 28, 2023, LTC entered into a convertible note purchase agreement with Momenta (the “Momenta Note Purchase Agreement”), pursuant to which LTC agreed to issue to Momenta a convertible note in the principal amount of RMB 80,000,000 (the “Momenta Note”) due to mature on May 30, 2024. The Momenta Note is issued by LTC on May 30, 2023 following Lotus Tech’s acquisition of Momenta’s 40% equity interest in Ningbo Robotics, the joint venture formed by Lotus Tech and Momenta, for a cash consideration of RMB 80,000,000 pursuant to Momenta’s exit right under the joint venture agreement of Ningbo Robotics. The Momenta Note bears (a) a simple interest computed at a rate of 8% per annum, if the consummation of the Business Combination fails to occur on or prior to November 12, 2023 due to reasons not attributable to Momenta, or (b) no interest, under any other circumstance. According to the terms of the Momenta Note, if the consummation of the Business Combination occurs on or prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Momenta Note shall be automatically converted into such number of fully paid and non-assessable LTC Ordinary Shares, at a conversion price equal to the lesser of (A) US$10.00 and (B) the lowest per share price at which any ordinary shares of the Company are issued in any PIPE Investment. If the consummation of the Business Combination fails to occur on or prior to the maturity date, Momenta shall be entitled to request redemption of the then outstanding amount of the Momenta Note and LTC shall make payment of the redemption price in an amount equal to the outstanding principal amount and the accrued interest (as applicable) to Momenta promptly (and in any event within two Business Days after the maturity date).
Momenta has the right but not the obligation to require LTC to redeem for cash all outstanding principal amount of the Momenta Note prior to the maturity date, upon occurrence of an Event of Default or a Fundamental Change, at a redemption price equal to (i) the outstanding principal amount of the Momenta Note, plus (ii) accrued and unpaid interest thereon (if applicable). An “Event of Default” means the occurrence of any of a breach of LTC’s conversion obligations, cross default by any Group Company with respect to any indebtedness in a total amount in excess of US$100,000,000, bankruptcy or involuntary proceedings. A “Fundamental Change” means the occurrence of any change of control (excluding the Business Combination), any sale, lease or other transfer of all or substantially all of the consolidated assets of LTC and its subsidiaries, taken as a whole, to any person other than a subsidiary, the approval by the shareholders of LTC of any plan or proposal for the liquidation or dissolution of LTC, any change in or amendment to the PRC laws or any administrative order issued by any governmental authority that prohibits the listing of LTC. In addition, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note at any time during the period beginning from July 1, 2023 and ending on the date on which the Momenta Note has been fully converted into LTC Ordinary Shares, at a redemption price that is equal to RMB40,000,000 plus any accrued but unpaid interest (as applicable) (the “Partial Redemption Price”) by providing written notice to the other party, and LTC shall make payment of the Partial Redemption Price to Momenta within 10 business days following delivery or receipt of such written notice, as the case may be.
In connection with the Business Combination and following the execution of the Original Merger Agreement, on April 27, 2023, LTC entered into a PIPE subscription agreement with Jingkai Fund (the “Jingkai Subscription Agreement”), pursuant to which Jingkai Fund has committed to subscribe for and purchase LTC Ordinary Shares for US$10.00 per share, for an investment amount of RMB 2,600,000,000. Jingkai Fund’s investment in LTC will be made after the outstanding principal amount of the convertible loan owed to Jingkai Fund by the WFOE is returned to Jingkai Fund. Pursuant the Jingkai Subscription Agreement, the obligations of the parties to consummate the investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all material respects, (iii) material compliance with covenants, and (iv) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with Jingkai Fund’s outbound direct investment in LTC shall have been duly obtained and completed. The Jingkai Subscription Agreement shall terminate upon the earlier to occur of (a) termination of the Merger Agreement, and (b) March 15, 2024, or such later Termination Date of the Merger Agreement as agreed among the parties thereto, among other things.

Subject to the terms and conditions in the Momenta Note Purchase Agreement and Jingkai Subscription Agreement, LTC has agreed to file with the SEC a registration statement registering the resale of such LTC Ordinary Shares issuable upon conversion of the Momenta Note and such LTC Ordinary Shares to be issued to Jingkai Fund, within 30 to 45 days after the Closing Date, and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.

PROPOSAL ONE — THE NTA PROPOSAL
The NTA Proposal, if approved, will approve the NTA Amendment to the LCAA Articles.
If the NTA Proposal is approved, LTC’s failure to meet the initial listing requirements of NYSE or Nasdaq could result in an inability to list LTC ADSs on NYSE or Nasdaq and require LTC to comply with the “penny stock” rules and could affect LTC’s cash position following the Business Combination. For more details, see “Risk Factors — Risks Relating to Redemption of LCAA Public Shares  — If the NTA Proposal is approved, LTC’s failure to meet the initial listing requirements of NYSE or Nasdaq could result in an inability to list LTC ADSs on NYSE or Nasdaq and require LTC to comply with the “penny stock” rules and could affect LTC’s cash position following the Business Combination.”
The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Accordingly, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by LCAA shareholders.
The NTA Amendment to the LCAA Articles is set forth in Annex D to this proxy statement/prospectus.
Required Vote
The approval of the NTA Proposal will require a special resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
Brokers are not entitled to vote on the NTA Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Reasons for the NTA Proposal
LCAA shareholders are being asked to adopt the proposed amendments to the LCAA Articles prior to the Closing, which, in the judgment of the LCAA Board, may facilitate the consummation of the Business Combination. The LCAA Articles limits LCAA’s ability to redeem LCAA Public Shares in connection with an initial business combination, if such redemptions would cause LCAA to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that the LCAA Class A Ordinary Shares are not deemed to be “penny stocks” pursuant to Rule 3a51-1 under the Exchange Act. Because the LCAA Class A Ordinary Shares and the LTC ADSs would not be deemed to be “penny stocks” as such securities are or will be listed on a national securities exchange, LCAA is presenting the NTA Proposal to facilitate the consummation of the Business Combination. The prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets to be less than $5,000,001 in connection with any vote held to approve a proposed business combination will apply in connection with the Business Combination Proposal unless the LCAA Articles are amended to remove such prohibition (whether pursuant to the NTA Amendment or otherwise). If the Business Combination is consummated, then the LCAA Articles, as amended by the NTA Amendment if the NTA Proposal is approved, will be further amended and restated in their entirety in connection with the Closing of the Business Combination. If the NTA Proposal is approved, all of the references in this proxy statement/prospectus to the “LCAA Articles” shall be deemed to mean the LCAA Articles as amended by the NTA Amendment.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the amendment to the second amended and restated memorandum and articles of association of LCAA (the “LCAA Articles”) set forth in Annex D of this proxy statement/prospectus, which amendment (the “NTA Amendment”) shall become effective immediately prior to the consummation of the proposed Business Combination, to remove from the LCAA Articles the prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets (“NTA”) to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, be and is hereby approved and adopted with effect from the time immediately prior to the consummation of the proposed Business Combination.”
Recommendation
LCAA BOARD UNANIMOUSLY RECOMMENDS THAT LCAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL TWO — THE BUSINESS COMBINATION PROPOSAL
General
Holders of LCAA Shares are being asked to adopt the Merger Agreement, approve the terms thereof and approve the transactions contemplated thereby, including the Business Combination. LCAA shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Merger Agreement” above, for additional information and a summary of key terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
LCAA may consummate the Business Combination only if the Business Combination Proposal is approved by an ordinary resolution, requiring the affirmative vote of the holders of a majority of the issued and outstanding LCAA Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting, and the Merger Proposal is approved by a special resolution, requiring the affirmative vote of the holders of at least two-thirds of the issued and outstanding LCAA Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
The Merger Agreement and Related Agreements
Please see sections entitled “The Merger Agreement” and “Agreements Entered Into in Connection with the Business Combination” for additional information and a summary of key terms of the Merger Agreement and the related agreements. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Pro Forma Capitalization
LTC is valued at US$5.5 billion on a pre-money equity value basis (before taking into account the values of LTC Ordinary Shares issued to merger financing investors, including the Jingkai Fund, in any Pre-Closing Financing or PIPE Financing).
It is estimated that, immediately after the Closing, under the no redemption scenario, (i) the existing shareholders of LTC will own 87.44% of the issued and outstanding LTC Ordinary Shares, (ii) LCAA Public Shareholders will own 3.51% of the outstanding LTC Ordinary Shares, and (iii) the Founder Shareholders will own 1.15% of the outstanding LTC Ordinary Shares in each case, including LTC Ordinary Shares represented by LTC ADSs.
Assuming alternatively the maximum redemption by LCAA Public Shareholders and the waiver of Minimum Cash Condition, it is anticipated that the existing shareholders of LTC will own 90.62% of the issued and outstanding LTC Ordinary Shares, LCAA Public Shareholders will not own any issued and outstanding LTC Ordinary Shares, and the Founder Shareholders will own 1.20% of the issued and outstanding LTC Ordinary Shares in each case, including LTC Ordinary Shares represented by LTC ADSs, immediately after the Closing.
The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “Frequently Used Terms and Basis of Presentation.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different.
Background of the Business Combination
The terms of the Merger Agreement and related Transaction Documents are the result of extensive negotiations between LTC, LCAA and their respective representatives. The following is a brief description of LCAA’s formation, LCAA’s previous engagements with business combination targets other than LTC, and its negotiations with, and evaluation of, LTC. Other than as described below, there have been no material contacts between LCAA and LTC in the past two years. All dates and times referred to in the following chronology are local time in Beijing, China unless otherwise indicated. References to “representatives of LCAA” for purposes of this section also includes personnel affiliated with L Catterton.

LCAA is a blank check company incorporated in the Cayman Islands on January 5, 2021 and formed by affiliates of L Catterton, a leading global consumer-focused investment firm, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On March 15, 2021, LCAA consummated its IPO of 25,000,000 Units at a price of $10.00 per Unit, generating gross proceeds to LCAA of $250,000,000. Each Unit consists of one LCAA Class A Ordinary Share and one-third of one LCAA Public Warrant. Concurrent to the closing of the initial public offering, LCAA consummated a private placement of 5,000,000 LCAA Private Warrants with the Sponsor at a price of $1.50 per LCAA Private Warrant, generating gross proceeds of $7,500,000 (the “Private Placement”). On March 24, 2021, the underwriters partially exercised their over-allotment option, according to which LCAA consummated the sale of an additional 3,650,874 Units, at $10.00 per Unit, and the sale of an additional 486,784 LCAA Private Warrants, at $1.50 per LCAA Private Warrant. Following the closing of the over-allotment option, LCAA generated total gross proceeds of $294,738,916 from the IPO and the Private Placement, of which $286,508,740 was raised in the IPO, $8,230,176 was raised in the Private Placement, and $286,508,740 was placed in a trust account established for the benefit of LCAA’s public shareholders. LCAA paid a total of $5,730,175 underwriting discounts and commissions and $709,897 for other costs and expenses related to the IPO. In addition, the underwriter in the IPO will receive deferred underwriting compensation from LCAA if a business combination is completed.
Prior to the consummation of the IPO, LCAA did not select any specific business combination target and did not (nor did anyone on behalf of LCAA) initiate any substantive discussion, directly or indirectly, with any business combination target.
After the consummation of the IPO, representatives of LCAA, the Sponsor and L Catterton on behalf of LCAA commenced an active search for prospective businesses with which LCAA might consummate a business combination transaction. In evaluating a prospective target business, consistent with its business strategy, LCAA specifically focused on target businesses with strong business fundamentals and the following characteristics: (i) a strong, seasoned executive leadership team with a distinguished track record of generating attractive returns and shareholder value; (ii) the potential to disrupt large incumbent industries or create an entirely new category; (iii) a large market opportunity relative to current company size; (iv) best-in-class growth metrics and a clear pathway to generating significant, long-term cash flow; (v) an attractive financial profile and stable free cash flow (or the potential to generate stable and sustainable free cash flow in the near future); (vi) a strong liquidity position; (vii) readiness for the scrutiny of public markets, with corporate governance and reporting policies in place; and (viii) potential to benefit from the guidance and advice from the management team of LCAA and L Catterton in developing a clear message describing the business model and investment opportunity to public investors.
The LCAA Articles contains a waiver of the corporate opportunity doctrine, which provides that LCAA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is offered to any director or officer of LCAA in their capacity as such and the opportunity is one that LCAA is permitted to complete on a reasonable basis. LCAA does not believe that this provision impacted LCAA’s search for prospective business combination targets.
As part of its regular evaluation of potential acquisition targets, the LCAA Board and LCAA’s management team generally discussed, on a regular basis, the status of discussions with various acquisition targets. These updates generally addressed the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when LCAA was evaluating various acquisition targets.
Other Potential Targets
Following the IPO, LCAA’s management, representatives of LCAA, the Sponsor and L Catterton considered and conducted an analysis of approximately 80 potential acquisition targets (other than LTC) (the “Other Potential Targets”) and entered into non-disclosure agreements with twenty-four Other Potential Targets on customary terms, which did not contain standstill provisions. Among the Other Potential Targets that LCAA entered into non-disclosure agreements with, LCAA submitted letters of intent (or similar preliminary transaction documents) describing the proposed structure and principal terms of potential business combinations to seven such Other Potential Targets, following preliminary due diligence and discussions with the management and/or shareholders of such Other Potential Targets.
The seven Other Potential Targets to which LCAA submitted letters of intent (or similar preliminary transaction documents) included: (i) an eCommerce platform (“Company A”); (ii) a sports media platform (“Company B”); (iii) an AI driven fintech and enterprise business (“Company C”); (iv) a retail SaaS platform (“Company D”); (v) a mobile-based classifieds platform (“Company E”); (vi) an esports gaming company (“Company F”); and (vii) a luxury boat manufacturer (“Company G”).
LCAA entered into a non-disclosure agreement with Company A in the second half of March 2021. LCAA decided to not pursue an opportunity with Company A because Company A sought to explore other strategic options, including a direct listing.
LCAA entered into a non-disclosure agreement with Company B in the first half of April 2021. LCAA decided to not pursue an opportunity with Company B because parties were unable to reach an agreement on preliminary principal terms, including, but not limited to, the valuation of Company B.
LCAA entered into a non-disclosure agreement with Company C in the first half of May 2021. LCAA decided to not pursue an opportunity with Company C because the management team of LCAA determined that, based on their preliminary due diligence and evaluation, Company C did not meet LCAA’s key criteria for a business combination transaction (as described above).
LCAA entered into a non-disclosure agreement with Company D in the second half of May 2021. LCAA decided to not pursue an opportunity with Company D because parties were unable to reach an agreement on preliminary principal terms, including, but not limited to, the valuation of Company D.
LCAA entered into a non-disclosure agreement with Company E in the second half of July 2021. LCAA decided to not pursue an opportunity with Company E because parties were unable to reach an agreement on preliminary principal terms, including, but not limited to, the valuation of Company E.
LCAA entered into a non-disclosure agreement with Company F in the second half of October 2021. LCAA decided to not pursue an opportunity with Company F because Company F sought to explore other strategic options, including an acquisition by another company.
LCAA entered into a non-disclosure agreement with Company G on in the second half of July 2022. LCAA decided to not pursue an opportunity with Company G because of downward revision in Company G’s financial projections driven by supply chain constraints for certain key components.
Proposed Business Combination with LTC
Mr. Alexious Kuen Long Lee, the Chief Financial Officer of LTC, was first introduced to Mr. Jimmy Jin of L Catterton on February 18, 2022 at an in-person meeting through introduction by a mutual contact associated with L Catterton. During this meeting, Mr. Lee and Mr. Jin exchanged their views on consumer investing and the electric vehicle market, and discussed the business plan of Lotus Tech, as well as potential collaboration opportunities between L Catterton and Lotus Tech.
Following this introductory meeting, beginning from late February 2022, representatives of L Catterton conducted preliminary due diligence on the business of LTC, including attending management sessions and reviewing preliminary information made available by Louts Tech.
On March 15, 2022, Mr. Jin along with other representatives of L Catterton met with Mr. Qingfeng Feng, the Chief Executive Officer of LTC, in person and discussed LTC’s future strategy and business plan. Following these preliminary discussions, representatives of L Catterton and LTC met numerous times to further explore a potential transaction and on April 28, 2022, Mr. Jin of L Catterton introduced LCAA to Mr. Lee of LTC, and proposed that LCAA and LTC further explore pursuing the potential business combination transaction involving LCAA and LTC (the “Proposed Business Combination”). Throughout the period from April 28, 2022 to September 1, 2022, representatives of LCAA conducted additional due diligence on LTC and Lotus Group International Limited (“LGIL”), including by attending management presentations and reviewing LTC’s and LGIL’s business plans, with such due diligence primarily focusing on their business and financial performance. In anticipation of the upcoming discussions with LTC on valuation, representatives of LCAA consistently monitored the fluctuations in the relevant capital markets, particularly the stock prices and implied trading multiples of key public comparable companies, including, among others, Tesla, Lucid, Nio and Polestar. During this period, representatives of LCAA also engaged in regular discussions with representatives of LTC regarding the valuation of LTC in the Proposed Business Combination.
On June 8, 2022, Mr. Jin of LCAA and Mr. Lee of LTC had a call about valuation. During the call, Mr. Lee of LTC proposed an enterprise value of $12 billion for LTC, in response to which Mr. Jin of LCAA indicated that an enterprise value of $10 billion was the highest that LCAA could accept at that time based on LCAA’s preliminary due diligence of LTC and overall market conditions.
On June 16, 2022, the LCAA Board held a teleconference meeting, during which, LTC, among various other potential targets, was first introduced to the LCAA Board. The LCAA Board did not engage in any detailed discussion about a potential transaction with LTC at this time.
On June 27, 2022, Mr. Lee of LTC communicated with Mr. Jin of LCAA regarding potential interest of the board of directors of LTC in the Proposed Business Combination.
During the period from June 27, 2022 to September 1, 2022, representatives of LCAA conducted additional due diligence on LTC, primarily focusing on business and financial due diligence, performed valuation analysis based on a preliminary business plan and public trading comparables, and engaged in regular discussions with LTC regarding the valuation of LTC and transaction structure in the Proposed Business Combination.
On July 5, 2022, Mr. Jin of LCAA and Mr. Lee of LTC had a call, during which Mr. Jin and Mr. Lee shared updates about the status of internal discussions of LCAA and LTC and their evaluation of the Proposed Business Combination.
On August 4, 2022, Mr. Jin of LCAA and Mr. Lee of LTC had a call and agreed during the call that parties would move forward with the Proposed Business Combination with an agreed range in valuation instead of a precise value, with the understanding that the final valuation would be determined at a later stage based on results of due diligence, market conditions and investor feedback.
On September 1, 2022, representatives of LCAA submitted an initial draft of a non-binding letter of intent (the “LOI”) to LTC, proposing an enterprise value of LTC at $10 billion to $12 billion (conditioned upon the completion of a merger between LTC and LGIL prior to the closing of the Proposed Business Combination). In the following weeks, LTC and LCAA continued to discuss and revise the proposed terms of the LOI, including, among other things, the proposed enterprise valuation of LTC and proposed restructuring plan involving LTC and LGIL.
From September 1 to October 27, 2022, representatives of LCAA and representatives of LTC engaged in multiple discussions regarding the terms of the Proposed Business Combination and exchanged multiple drafts of the LOI.
On October 5, 2022, Mr. Jin of LCAA and Mr. Lee of LTC had a call, during which Mr. Jin proposed an enterprise value of $7 billion to $10 billion for LTC due to growing concerns around volatility of global capital markets and the general economic outlook.
On October 27, 2022, LCAA and LTC substantially finalized the draft LOI, which was presented to the LCAA Board on November 3, 2022. Due to the recent decrease in the overall value of financial instruments in the relevant capital markets, particularly with respect to the electronic vehicle sector, and a deteriorating macro-economic environment which had led to eroding confidence among investors and other market participants, LCAA and LTC agreed on, and the LOI contemplated, an implied enterprise value of $7 billion to $10 billion for LTC, subject to certain assumptions specified in the LOI. Other terms in the LOI included that (i) the global distribution functions of LGIL would be combined with LTC in connection with the Proposed Business Combination, (ii) the parties would agree upon a capitalization solution to LGIL’s remaining businesses (such as manufacturing and R&D) (the “Capitalization Plan”), (iii) all existing shareholders of LTC would be subject to a six-month lock-up period following the Closing, (iv) representatives of LCAA would join the board of the combined company in proportion to its shareholding, and (v) the parties would seek to secure additional financing through a round of financing prior to entry into the Merger Agreement and through additional PIPE financing.

Pursuant to the LOI, each of LCAA and LTC would also agree to be subject to an exclusivity period from the date of the LOI to the earlier of (i) the date of termination of the LOI, and (ii) three months following the date of the LOI (which may be extended on an ongoing basis for additional one-month periods as the parties may mutually agree) (the “Exclusivity Period”).
During the Exclusivity Period, LTC would agree not to, and would agree to direct its representatives not to, directly or indirectly, (i) solicit or initiate any inquiry, indication of interest, proposal or offer from any third party that would result in LTC and such third party engaging in a business combination or an initial public offering (each, a “Competing Transaction”), including engaging investment banks for preparation of any initial public offering, (ii) participate in any discussions or negotiations with any third party regarding, or furnish or make available to any third party any information relating to LTC with respect to, any Competing Transaction, other than to make such third party aware of the exclusivity provisions, or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with a third party relating to any Competing Transaction.
During the Exclusivity Period, LCAA would agree not to, and would agree to direct its representative not to, directly or indirectly, (i) solicit, initiate or continue any inquiry, indication of interest, proposal or offer from any third party relating to a potential business combination with LCAA, or (ii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with a third party that would prevent LCAA’s execution of the Business Combination.
LCAA agreed with LTC that the LOI would be non-binding and subject to execution of a definitive agreement signed by all parties with respect to the Business Combination, except for provisions relating to mutual exclusivity and waiver of claims against LCAA’s trust account.
On November 3, 2022, the LCAA Board held a teleconference meeting, which was also attended by management of LCAA, representatives of L Catterton, representatives of Kirkland & Ellis (“K&E”), international legal counsel to LCAA, and representatives of Mourant Secretaries (Cayman) Limited. Before engaging in any discussion regarding the Proposed Business Combination with LTC, representatives of K&E provided the LCAA Board with an introduction of the fiduciary duties of the directors under the laws of the Cayman Islands. Each director of LCAA also confirmed that, other than those directors affiliated with L Catterton who hold interests in the Sponsor entity and the independent directors who hold LCAA Founder Shares, to the directors’ knowledge, the directors did not have any other interest in the Proposed Business Combination with LTC. During the meeting, representatives of L Catterton updated the LCAA Board on initial discussions and proposed entry into the LOI with LTC with respect to the Proposed Business Combination. The LCAA Board then discussed the terms of the LOI, including the range in valuation included in the LOI, and the underlying business of LTC. Following confirmation by representatives of L Catterton that the valuation would be further determined once the due diligence process was complete, the LCAA Board approved LCAA’s entry into the LOI.
On November 9, 2022, LCAA and LTC executed the LOI in the same form as approved by the LCAA Board. Following execution of LOI, representatives of LCAA worked with its advisors and developed the plans for comprehensive due diligence on LTC in various areas, including commercial, financial, legal, and environmental, social and governance (ESG).
On November 14, 2022, L Catterton Asia Advisors, an affiliate of the Sponsor, and LTC executed a customary non-disclosure agreement so that representatives of LCAA could commence due diligence on LTC.
On November 16, 2022, Mr. Chinta Bhagat, Co-Chief Executive Officer of LCAA, Mr. Scott Chen, Co-Chief Executive Officer of LCAA, Mr. Jin of LCAA, Mr. Daniel Donghui Li, chairman of LTC and CEO of Geely Holding, as well as Mr. Feng and Mr. Lee of LTC, held an in-person meeting and discussed key terms for the Proposed Business Combination, as well as potential business collaboration opportunities between LTC and other affiliates of L Catterton.
On November 16, 2022, representatives of LCAA and LTC, as well as representatives of their advisors, including, among others, K&E, Skadden, Arps, Slate, Meagher & Flom (“Skadden”), international legal counsel to LTC, Credit Suisse Securities (USA) LLC (“CS”), LCAA’s exclusive capital markets advisor, Deutsche Bank AG, Hong Kong Branch (“DB”), Lotus Tech’s financial advisor, held an all-parties kick-off teleconference meeting and discussed the proposed transaction timetable, key transaction documentation work allocation and general process management matters.
On the same day, representatives of Fangda Partners (“Fangda”), LCAA’s PRC counsel, circulated an initial legal due diligence request list to representatives of LTC.
Following the initial kick-off meeting and consistent with the proposed terms in the LOI that the global distribution functions of LGIL would be combined with LTC in connection with the Proposed Business Combination, beginning from the second half of November 2022, representatives of LCAA and LTC and their respective advisors also engaged in multiple discussions and exchanged correspondences about the proposed terms of the Distribution Agreement pursuant to which LTIL, a wholly-owned subsidiary of LTC, would be appointed as the global distributor for Lotus Cars Limited (the entity carrying out Lotus’s sportscar manufacturing operations and an indirect wholly-owned subsidiary of LGIL) for vehicles, parts and certain tools, and, in connection with its role as global distributor, would provide after sale services for the vehicles, parts and tools distributed, with the most significant exchanges summarized in further detail below.
On November 17, 2022, LTC began providing confidential information to representatives and advisors of LCAA regarding LTC’s business and operations through a virtual data room. During the period from November 17, 2022 to the parties’ entry into the Original Merger Agreement on January 31, 2023, LCAA and its representatives and advisors conducted extensive due diligence on LTC. The due diligence process involved (i) a comprehensive review of the materials provided by LTC in the virtual data room, including materials from LTC in response to requests of LCAA’s advisors for follow-up data and information, as well as LTC’s responses to due diligence questions provided by way of emails and teleconferences; (ii) multiple meetings and calls with LTC regarding LTC’s business and operations, projections and technical diligence matters, as well as financial, tax and legal matters, including those related to intellectual property and information technology matters, regulatory matters, litigation matters, corporate matters (including material contracts, capitalization and other customary corporate matters), and labor and employment matters, and (iii) summaries provided to LCAA by its advisors of key findings with respect to business, operational, legal and financial due diligence. Certain key milestones in the due diligence process are summarized in further detail below.
On November 21, 2022, representatives of CS circulated a consolidated questionnaire for management interview sessions to representatives of LTC and DB. From November 21, 2022 to December 7, 2022, representatives of LCAA and its advisors (including, among others, K&E, Fangda and CS) held 17 management interview sessions with members of LTC management. Topics covered during the management interview sessions included, among others, (i) LTC’s corporate history and its strategy for future growth, (ii) overview of LTC’s research and development and manufacturing capability, (iii) introduction to the battery electric vehicle industry, development in the intelligent driving technologies, and potential competition faced by LTC, (iv) LTC’s general corporate governance structure, compliance policies and other legal and compliance matters, (v) LTC’s global public relations management, and marketing and branding strategies, and (vi) LTC’s human resources policies and other HR matters.
On November 22, 2022, representatives of Shearman & Sterling, legal counsel to CS (in its capacity as joint placement agent to LTC and as exclusive capital markets advisor to LCAA) and DB (in its capacity as joint placement agent to LTC), circulated a supplemental due diligence request list, reflecting comments by representatives of Fangda and K&E, regarding compliance matters to representatives of LTC.
On November 23, 2022, representatives of K&E, Skadden, LTC and LGIL held a teleconference to further discuss the proposed Distribution Agreement. Following the teleconference, representatives of LGIL provided materials related to LGIL’s existing distribution arrangements through the virtual data room.
On the same day, representatives of DB and CS, together with representatives and advisors of LTC and LCAA began the preparation of the investor presentation with respect to a proposed PIPE Financing.
On November 24, 2022, representatives of Fangda circulated a supplemental legal due diligence request list to representatives of LTC.
On November 25, 2022, Mr. Bhagat visited the facilities of LGIL in Hethel, UK and had in-person meetings with the management team of LGIL. Mr. Bhagat also did a test drive of the Emira model during his visit.

On November 28, 2022, representatives of LTC circulated an initial draft of the Distribution Agreement to representatives of LCAA and K&E. Subsequently and up until the execution of the Distribution Agreement on January 31, 2023, multiple drafts of the Distribution Agreement were circulated to representatives of LCAA and advisors, reflecting the results of internal discussions at LGIL, as well as discussions with, and feedback from, representatives of LCAA and LTC’s and LCAA’s respective advisors.
On the same day, LTC’s advisors circulated the financial model of LTC to representatives of LCAA reflecting LTC management’s views on LTC’s business plan and financial forecasts. Over the following weeks, the financial model and its underlying assumptions were updated to reflect the latest terms of the Distribution Agreement and the other Transaction Documents, as well as the results of other relevant commercial negotiations.
On November 30, 2022, representatives of Skadden circulated a draft work allocation table to representatives and advisors of LCAA and LTC to align on the drafting responsibilities of the Merger Agreement and the other Transaction Documents. On the same day, representatives of LTC provided additional due diligence materials through the virtual data room in response to the due diligence request lists circulated by LCAA’s advisors. From this date onwards, LTC continued to update the virtual data room with materials in response to follow-on due diligence requests.
On December 2, 2022, representatives of LGIL circulated analysis prepared by LGIL’s U.S. and U.K. regulatory counsel with specialty in dealership and automobile distribution regulations in connection with the Distribution Agreement. Representatives of LCAA also discussed the proposed global distribution framework with representatives of PricewaterhouseCoopers Consultants (Shenzhen) Limited (“PwC”), financial, tax, and IT due diligence advisor to LCAA, and K&E later that day. Subsequent to such discussions, representatives of LCAA, PwC and LTC met several times to discuss potential accounting issues in connection with the proposed distribution framework.
Beginning from December 2, 2022, LCAA and LTC commenced discussions with their respective legal and tax advisors in connection with the proposed transaction structure of the Business Combination.
On December 8, 2022, the LCAA Board held a teleconference meeting, which was also attended by management of LCAA, representatives of L Catterton, representatives of K&E and representatives of Mourant Secretaries (Cayman) Limited. During the meeting, members of LCAA management and the LCAA Board further discussed the business of LTC and the status of negotiations related to the Original Merger Agreement and related arrangements, including the Distribution Agreement, potential arrangement for the Capitalization Plan and potential PIPE Financing. The LCAA Board also discussed plans for effecting an extension of the deadline by which LCAA is required to consummate an initial business combination pursuant to the LCAA Articles in connection with the Proposed Business Combination.
On the same day, following extensive email correspondences between the parties discussing the potential arrangement for the Capitalization Plan, representatives of LCAA sent preliminary proposed terms of the Capitalization Plan to representatives of LTC and Skadden via email. Such proposed terms included, among other things, that (i) LTC be granted with a call option to acquire the equity interests in Lotus Advance Technology Sdn Bhd (or such other entity holding the equity interests in LGIL at the time when the call options are exercised) from Geely and Etika , (ii) the exercise price would be based upon revenues of LGIL for the year ended December 31, 2024 and (iii) the call option would be exercisable from April 1, 2025 to June 30, 2025.
On December 9, 2022, representatives of Skadden provided an initial draft of the Original Merger Agreement to representatives of K&E. The initial draft of the Original Merger Agreement did not specify an equity value.
Subsequently and up until the execution of the Original Merger Agreement and the other Transaction Documents on January 31, 2023, Skadden and K&E exchanged multiple drafts of the Original Merger Agreement and other Transaction Documents, with the most significant exchanges summarized in further detail below. In connection with these exchanged drafts and discussions, representatives of K&E and Skadden also held a number of teleconferences regarding the Original Merger Agreement and the other Transaction Documents, as well as having regular contact with their respective clients during this period to keep them informed of the status of the Original Merger Agreement and the other Transaction Documents and solicit their feedback in connection with these documents. The principal terms of the Original Merger Agreement being negotiated during such time related to, among other things, (i) the valuation of LTC, (ii) the scope of representations, warranties and covenants of LTC and LCAA, (iii) the applicable conditions and approvals required to consummate the Proposed Business Combination, including a minimum cash condition, (iv) PIPE Financing, the Pre-Closing Financing (as defined below), and potential backstop arrangements, (v) scope of transaction expenses incurred by SPAC to be paid out of SPAC’s trust account and expense allocation in connection with termination of the Merger Agreement, and (vi) corporate governance of the combined company following the Proposed Business Combination.
On December 14, 2022, representatives of Skadden and K&E discussed and generally aligned on the proposed transaction structure of the Business Combination.
On December 13, 2022, representatives of K&E circulated an initial draft of the Sponsor Support Agreement to representatives of Skadden, which proposed, among other things, that (i) subject to certain exceptions, any LTC Ordinary Shares held by each Founder Shareholder following the Closing (but not including any LTC Warrants held by the Founder Shareholders following the Closing or any LTC Ordinary Shares underlying such LTC Warrants) would be subject to lock-up for a period of six months following the Closing, and (ii) a most-favored-nation provision (the “Lock-Up MFN”) pursuant to which, if any LTC shareholder entered into or was or became subject to an agreement relating to the lock-up of LTC Ordinary Shares in connection with the Mergers on terms and conditions less restrictive than those in the Sponsor Support Agreement then such less restrictive terms and conditions would apply to each Founder Shareholder.
On December 16, 2022, representatives of K&E circulated a revised draft of the Original Merger Agreement to representatives of Skadden. The revised draft of the Original Merger Agreement reflected, among other things, (i) revised representations and warranties for both parties (including, in particular, representations and warranties relating to material contracts, intellectual property and data privacy), (ii) revised interim operating covenants for both parties, (iii) the deletion of any backstop arrangement by the Sponsor, (iv) the deletion of a minimum cash condition, (v) that LCAA would be entitled to designate one director to the board of the combined company, (vi) expanded scope of SPAC Transaction Expenses that would not be subject to a cap, and (vii) reimbursement of expenses incurred in connection with the Extension (the “Extension Expenses”) upon termination of the Merger Agreement.
On the same day, representatives of Skadden circulated a revised draft of the Sponsor Support Agreement to representatives of K&E, which reflected, among other things, (i) a narrower scope of exceptions to the lock-up restrictions, (ii) that any LTC Warrants held by the Founder Shareholders following the Closing (or any LTC Ordinary Shares underlying such LTC Warrants) would also be subject to lock-up for a period of six months following the Closing, and (iii) deletion of the Lock-Up MFN.
On December 19, 2022, representatives of Skadden circulated an initial draft of the LTC Shareholder Support Agreement to representatives of K&E, the relevant terms of which substantially mirrored the terms applicable to the Founder Shareholders in the Sponsor Support Agreement.
On December 20, 2022, representatives of K&E circulated a revised draft of the LTC Shareholder Support Agreement to representatives of Skadden, proposing that all LTC shareholders would enter into the LTC Shareholder Support Agreement concurrently with the parties’ entry into the Original Merger Agreement, such that all LTC shareholders would be subject to a six-month lock-up period consistent with the terms of the LOI.
On December 22, 2022, representatives of LCAA and LTC, following their review of recent movements in the relevant capital markets, the global economic climate, and the pricing of recent IPO and deSPAC transactions in the automobile sector, discussed the parameters for the valuation of LTC in the Proposed Business Combination, and in such discussion representatives of LCAA proposed for the first time that the pre-money equity value of LTC be reduced to $5.5 billion to $6 billion.
On December 24, 2022, representatives of Skadden circulated a further revised draft of the LTC Shareholder Support Agreement to representatives of K&E, reflecting that only LTC shareholders holding sufficient votes to approve the Proposed Business Combination enter into the LTC Shareholder Support Agreement. On the same day, representatives of Skadden circulated initial drafts of the transaction documents for the Capitalization Plan to representatives of LCAA and K&E.

On December 26, 2022, representatives of Skadden circulated a further revised draft of the Original Merger Agreement to representatives of K&E, noting that the key commercial terms, including any backstop agreement, the inclusion and amount of a minimum cash condition, expense reimbursement and the composition of the board of the combined company, were subject to further discussion between LCAA and LTC. The revised draft of the Original Merger Agreement also narrowed the scope of representations and warranties for LTC (including, in particular, representations and warranties relating to material contracts, intellectual property and data privacy).
On December 28, 2022, representatives of K&E circulated a further revised draft of the Original Merger Agreement to representatives of Skadden, which primarily expanded the scope of representations and warranties of LTC and contemplated additional closing conditions related to the Distribution Agreement. In response to LTC’s proposal that only selected LTC shareholders would enter into the LTC Shareholder Support Agreement, the revised draft of the Original Merger Agreement also included a covenant that LTC would enter into (with respect to certain LTC shareholders, subject to a commercially reasonable efforts standard) separate lock-up agreements with any LTC shareholders that was not party to the LTC Shareholder Support Agreement. On the same day, representatives of K&E also circulated revised drafts of the transaction documents for the Capitalization Plan to representatives of Skadden.
On January 3, 2023, representatives of K&E circulated further revised drafts of the Sponsor Support Agreement and LTC Shareholder Support Agreement to representatives of Skadden, which reflected, among other things, (i) expanded scope of several exceptions to the lock-up restrictions, (ii) exclusion of any LTC Warrants or LTC Ordinary Shares underlying such LTC Warrants from the scope of securities subject to lock-up, and (iii) conforming changes with respect to certain provisions in the two support agreements. The revised drafts also noted that certain commercial terms, including the Lock-Up MFN and the lock-up period for LTC Warrants, were subject to further discussion between LCAA and LTC.
On January 6, 2023, representatives of Skadden circulated a further revised draft of the Original Merger Agreement to representatives of K&E, which reflected, among other things, (i) a narrower scope of certain representations and warranties of LTC, (ii) a narrower scope of SPAC Transaction Expenses, to be subjected to an unspecified cap, (iii) rejection of closing conditions related to the Distribution Agreement, (iv) a counter-proposal that LTC would reimburse LCAA for the Extension Expenses under a more limited set of circumstances in which the Merger Agreement was terminated and (v) LTC’s expectation that additional funding would be raised through financing substantially concurrently with the parties’ entry into the Original Merger Agreement. The draft specified that additional commercial terms remained subject to further discussion between LTC and LCAA.
On January 9, 2023, the LTC Board held a meeting to present to the board members proposals related to the Merger Agreement and other Transaction Documents.
On January 10, 2023, Mr. Howard Steyn, President of LCAA, had an in-person meeting with Mr. Lee from LTC in London to discuss the general status and proposed terms of the potential transactions.
On January 11, 2023, representatives of Skadden circulated a further revised draft of the Sponsor Support Agreement to representatives of K&E, which reflected both the Lock-Up MFN and that any LTC Warrants held by the Founder Shareholders following the Closing (or any LTC Ordinary Shares underlying such LTC Warrants) would all be subject to lock-up for a period of six months following the Closing.
On January 13, 2023, representatives of LCAA circulated to representatives of LTC and Skadden an issues list summarizing the key commercial issues pertaining to the Original Merger Agreement and the other Transaction Documents. The issues list discussed, among other topics, (i) the potential backstop arrangement, (ii) the specifics of a minimum cash condition, (iii) LCAA’s right to nominate director(s) to the board of the combined company , (iv) closing conditions related to the Distribution Agreement, (v) the Lock-Up MFN and the lock-up period for LTC Warrants, (vi) the treatment of SPAC Transaction Expenses, and (vii) reimbursement of Extension Expenses in certain circumstances.
On January 14 and January 15, 2023, representatives of LCAA and LTC held teleconferences (with representatives of K&E and Skadden joining the teleconference on January 14, 2023) to discuss the key commercial issues included on the issues list circulated by representatives of LCAA on January 13, 2023. During such discussions, representatives of LCAA again proposed a pre-money equity valuation of

$5.5 billion to $6 billion due to the ongoing decline in the relevant capital markets and public company valuations, as well as the persistent uncertainty surrounding the global economic landscape, in response to which LTC indicated it was receptive of such valuation range since it should be better received by the market. Additionally, representatives of LCAA and LTC agreed during the teleconferences that LCAA would be entitled to appoint one director to the board of the combined company.
Following the parties’ discussion on January 15, 2023, representatives of K&E circulated an updated issues list to representatives of LTC and Skadden, which reflected proposals from LCAA that, among other things, (i) LTC would use commercially reasonable efforts to secure additional financing (the “Pre-Closing Financing”) following the parties’ entry into the Original Merger Agreement, in addition to PIPE Financing; (ii) minimum cash required as a closing condition to the Transactions would be subject to downward adjustment based upon the SPAC Shareholder Redemption Amount; and (iii) that each of LCAA and LTC would share the responsibility for the Extension Expenses if the Merger Agreement was terminated under certain circumstances (including circumstances that are caused by neither LCAA’s nor LTC’s fault).
From January 15 to January 18, 2023, representatives of LTC proposed to representatives of LCAA, and representatives of LTC and LCAA discussed, that (i) following the Closing, representatives of the Sponsor use commercially reasonable efforts to facilitate business collaboration between LTC and entities holding brands that may be approved by LTC from time to time (the “Business Collaboration”); and (ii) a portion of the SPAC Class B Ordinary Shares held by Sponsor as of the date of the Original Merger Agreement (the “Sponsor Shares”) be subject to forfeiture or earn-out (the “Sponsor Shares Forfeiture/Earn-out”) in connection with the Business Collaboration and participation in the PIPE Financing by affiliates of Sponsor that may be approved by LTC from time to time (the “Sponsor Affiliate PIPE Investment”).
On January 18, 2023, the LCAA Board held a teleconference to provide the board members with an update on the Proposed Business Combination, which was also attended by management of LCAA, representatives of L Catterton, representatives of K&E and representatives of Mourant Secretaries (Cayman) Limited. The LCAA Board received an update from representatives of L Catterton and K&E regarding, and discussed, the status of negotiation of the Original Merger Agreement and related Transaction Documents, including the request from LTC regarding the Sponsor Shares Forfeiture/Earn-out. The LCAA Board also reviewed and discussed the investor presentation prepared by the parties’ advisors that LCAA and LTC proposed to use in connection with the PIPE Financing and the financial projections of LTC and assumptions underlying the valuation of LTC reflected in the Original Merger Agreement. For further details on the financial projections and the valuation of LTC reviewed by the LCAA Board in connection with their evaluation of the Proposed Business Combination, see the section in this proxy statement/prospectus entitled “Summary of LCAA’s Financial and Valuation Analysis.”
On the same day, Mr. Chen, Mr. Bhagat, Mr. Jin, together with other representatives of LCAA, further discussed outstanding commercial issues under the Original Merger Agreement with Mr. Feng, Mr. Lee and other representatives of LTC, through teleconferences and in-person meetings. The parties agreed on, among other things, (i) a pre-money equity valuation of $5.5 billion, (ii) the inclusion of a covenant for Pre-Closing Financing, (iii) the minimum cash condition as proposed by LCAA (with any downward adjustments connected to the SPAC Shareholder Redemption Amount subject to further discussions), (iv) not including a backstop agreement, and (v) not including closing conditions related to the Distribution Agreement. Later the same day, representatives of K&E circulated language for a draft covenant regarding Business Collaboration for inclusion in the Sponsor Support Agreement to representatives of LTC and Skadden.
On January 19, 2023, representatives of LCAA and LTC further discussed open commercial terms along with terms related to the potential Sponsor Shares Forfeiture/Earn-out. During these discussions, the parties agreed, among other things, (i) that the minimum cash condition would not be subject to downward adjustment in connection with the SPAC Shareholder Redemption Amount, (ii) that any LTC Warrants held by the Founder Shareholders following the Closing (or any LTC Ordinary Shares underlying such LTC Warrants) would be subject to a six-month lock-up period, subject to certain exceptions, (iii) that the Sponsor Shares Forfeiture/Earn-out will be included in the Sponsor Support Agreement and tied to conditions related to the Business Collaboration or the Sponsor Affiliate PIPE Financing, with the specific terms (including the amount of the Sponsor Shares subject to such arrangement) of such forfeiture or earn-out to be determined, and (vi) on the reimbursement of the Extension Expenses. Representatives of K&E circulated a revised draft of the Original Merger Agreement on the same day, and on January 20, 2023, circulated a revised draft of the Sponsor Support Agreement, to representatives of Skadden reflecting these terms.
On the same day, representatives of Skadden circulated further revised drafts of the transaction documents for the Capitalization Plan to representatives of LCAA and K&E, reflecting feedback from representatives of Geely and Etika, which included, among other things: (i) that the proposed price for acquisition of the equity interests in Lotus Advance Technologies Sdn Bhd from Geely and Etika by LTC be increased by 115%, and (ii) the use of the per share listing price of LTC shares to determine the number of shares to be issued to Geely and Etika in exchange for their equity interests in Lotus Advance Technologies Sdn Bhd.
On January 23, 2023, representatives of K&E circulated a further revised draft of the Original Merger Agreement to representatives of Skadden reflecting the removal of a cap from SPAC Transaction Expenses. During the period from January 23, 2023 to January 31, 2023, representatives of K&E and Skadden exchanged multiple drafts of and finalized the Original Merger Agreement, the Sponsor Support Agreement and the other Transaction Documents.
On January 27, 2023, following discussions between LTC with Geely and Etika, respectively, regarding the proposed call option arrangement for the Capitalization Plan, representatives of LTC proposed to representatives of LCAA that, rather than granting LTC a call option, each of Geely and Etika be granted a put option to sell their equity interests in Lotus Advance Technology Sdn Bhd (or such other entity holding the equity interests in LGIL at the time when the call options are exercised) to LTC. The exercise of the put option would be subject to the condition that the total number of vehicles sold by the LGIL group in 2024 exceeds 5,000. Following additional communications that same day, LCAA agreed to the change from the call option arrangement to the put option arrangement. On the same day, representatives of Skadden circulated drafts of the Put Option Agreements to representatives of LCAA and K&E, reflecting the foregoing change in option arrangement. Subsequently and up until the execution of the Put Option Agreements on January 31, 2023, some final comments were exchanged between representatives of Skadden and K&E.
Also on January 27, 2023, Mr. Feng and Mr. Lee from LTC and Mr. Bhagat and Mr. Jin from LCAA discussed the next steps for the Proposed Business Combination and set January 31, 2023 as the target signing date.
On January 30, 2023, CS and LCAA entered into an engagement letter, pursuant to which LCAA engaged CS as its exclusive capital markets advisor.
On January 31, 2023, DB and Lotus Tech entered into an engagement letter, pursuant to which Lotus Tech engaged DB as its financial advisor.
On January 31, 2023, CS and LCAA entered into a letter agreement to amend the Underwriting Agreement, dated March 10, 2021, between LCAA and CS to reduce the deferred underwriting fee payable to CS to an amount equal to the greater of (i) $5,000,000 and (ii) 3.5% of the cash amounts in the trust account immediately prior to the Closing after deducting the SPAC Shareholder Redemption Amount.
On January 31, 2023 (after the stock market closed in the United States on January 30, 2023), the LCAA Board held a meeting telephonically in which representatives of L Catterton and K&E were also in attendance. Representatives of K&E reviewed with the LCAA Board the structure and terms of the Proposed Business Combination, including the terms of the Original Merger Agreement, the Distribution Agreement, the Put Option Agreements and other definitive agreements. The LCAA Board also discussed potential issues and the relative likelihood of risks that may arise with respect to potential Business Combination. The LCAA Board concluded that the Proposed Business Combination with LTC was the best potential business combination for LCAA based on its evaluation of LTC and Other Potential Targets. In reaching this conclusion, the LCAA Board took into account the criteria utilized by LCAA to evaluate acquisition opportunities, and determined that the potential business combination met such criteria and was being accomplished under terms attractive to LCAA and its shareholders. After discussion, the LCAA Board unanimously resolved that, among other things, LCAA’s entry into the Original Merger Agreement, the other Transaction Documents and the transactions contemplated thereby be approved. On the same day, the LTC Board approved LTC’s entry into the Original Merger Agreement and the related documents and agreements, and the respective board of Merger Sub 1 and Merger Sub 2 approved their respective entry into the Original Merger Agreement.

Subsequently on January 31, 2023, the parties executed the Original Merger Agreement, the Sponsor Support Agreement, the LTC Shareholder Support Agreement, the Distribution Agreement and the Put Option Agreements.
Following the execution of the Original Merger Agreement, before the stock market opened in the United States on January 31, 2023, LCAA and LTC issued a joint press release announcing the parties’ entry into the Proposed Business Combination. On the same day after the stock market closed in the United States, LCAA filed with the SEC a Current Report on Form 8-K announcing the parties’ entry into the Original Merger Agreement, the Sponsor Support Agreement, the LTC Shareholder Support Agreement, the Distribution Agreement and the Put Option Agreements, attaching as exhibits the Original Merger Agreement, the other applicable Transaction Documents, the joint press release and the investor presentation prepared by members of the LCAA and LTC management teams and their respective representatives and advisors.
On February 19, 2023, CS, DB and Lotus Tech entered into an engagement letter, pursuant to which Lotus Tech engaged CS and DB to act as its joint placement agents in connection with the proposed PIPE Financing, and DB to act as its capital markets advisor in connection with the proposed Business Combination.
On March 10, 2023, LCAA held the Extension EGM, at which the LCAA shareholders approved the Extension Proposal to amend LCAA’s Amended and Restated Memorandum and Articles of Association to extend the date by which LCAA must (a) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination and (c) redeem all of the LCAA Public Shares if it fails to complete such initial business combination, from March 15, 2023 to June 15, 2023 and to allow the LCAA Board, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after June 15, 2023 up to nine times, by an additional month each time, upon five days’ advance written notice prior to the applicable deadline, up to March 15, 2024 or such earlier date as determined by the Board in its sole discretion. In connection with the Extension EGM, holders of 6,867,252 LCAA Public Shares (representing 23.97% of the then outstanding LCAA Public Shares) exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $70,200,753.82 (approximately $10.22 per LCAA Public Share) was removed from the Trust Account to pay such redeeming holders and approximately $222,683,933.01 remained in the Trust Account. Following such redemptions, there are 21,783,622 LCAA Public Shares outstanding. On June 5, 2023, the LCAA Board approved the extension of June 15, 2023 for one additional month to July 15, 2023, authorized the establishment of the extension committee as a committee of the LCAA Board (the “Extension Committee”) and delegated the power to approve further extensions for up to eight additional one-month periods, from July 15, 2023 to March 15, 2024, to the Extension Committee, which was noticed to shareholders on June 9, 2023. In connection with the extension from June 15, 2023 to July 15, 2023, the Sponsor deposited into the trust account $330,000 on June 15, 2023. Subsequently, the Extension Committee has approved four additional one-month extensions of the Termination Date, the latest of which has extended the Termination Date to November 15, 2023. In connection with each such additional one-month extension of the Termination Date, the Sponsor or its designee or affiliate deposited (or, with respect to the latest extension of the Termination Date to November 15, 2023, expects to deposit) $330,000 within 5 business days of the beginning of each one-month extended period.
On October 11, 2023, the parties to the Original Merger Agreement entered into the First Amended and Restated Agreement and Plan of Merger to amend and restate the Original Merger Agreement in its entirety to provide that, among other things, each applicable LCAA Public Shareholder immediately prior to the First Effective Time shall receive the equivalent number of LTC ADSs in lieu of LTC Ordinary Shares in the First Merger.
Termination of CS’s Engagements and Waiver of Deferred Underwriting Commission
Termination of CS’s Engagement as Joint Placement Agent to LTC
On and effective as of October 12, 2023, CS resigned from, and ceased to act in its capacity as a joint placement agent to LTC in connection with the proposed PIPE Financing and terminated, as to CS only, the engagement letter for placement agents entered into on February 19, 2023 by and among LTC, CS and DB, by delivering a resignation letter via e-mail to Mr. Alexious Kuen Long Lee, the Chief Financial Officer of LTC. CS confirmed in its resignation letter that its resignation as a joint placement agent to LTC is not the result of any dispute or disagreement with LTC or LCAA or any matter relating to LTC’s or LCAA’s operations, policies, procedures or practices.
In connection with CS’s resignation from its capacity as a joint placement agent, (a) CS waived its right to any fees (payable only upon closing of any private placement introduced by the placement agents) for its services as a joint placement agent to LTC and (b) notwithstanding the termination, provisions contained in the engagement letter for placement agents relating to the use of information, expense reimbursement and indemnification will remain operative and in full force and effect.
As of the date of CS’s termination of engagement as a joint placement agent to LTC, no investor introduced by the joint placement agents had participated in any PIPE Financing as described in this proxy statement/prospectus. Accordingly, none of the PIPE investors were informed of CS’s resignation. In addition, the PIPE Financing is not contingent upon any continued involvement of CS in the transaction.
Termination of CS’s Engagement as Exclusive Equity Capital Markets Advisor to LCAA and Waiver of Deferred Underwriting Commission
Following a teleconference on October 12, 2023 between representatives of CS and LCAA where representatives of CS raised the possibility of resigning, on October 13, 2023, a representative of CS sent representatives of LCAA an email indicating that CS was resigning from its engagement as the exclusive equity capital markets advisor to LCAA.
At no time prior to or after its termination did CS indicate that they had any specific concerns with the Business Combination, and they did not advise LCAA that they were in any dispute or disagreement with LTC or LCAA, any matter relating to the operations, policies, procedures or practices of LTC or LCAA or the contents of this proxy statement/prospectus or the registration statement of which it forms a part. CS confirmed in its resignation letter that its resignation as the exclusive equity capital markets advisor to LCAA is not the result of any dispute or disagreement with LTC or LCAA or any matter relating to LTC’s or LCAA’s operations, prospects, policies, procedures or practices.
On October 16, 2023, LCAA and CS entered into the CMA Termination Letter, pursuant to which, effective as of the same day, (a) CS ceased to act and no longer acts in any capacity, role or relationship as contemplated under its engagement letter as the exclusive equity capital markets advisor to LCAA and in any other capacity, role or relationship in connection with the Business Combination; (b) CS will not be responsible for any portion of any Form F-4 registration statement filed with the SEC in connection with or relating to the Business Combination, including any amendments thereto, any preliminary prospectus or any amendment or supplement thereto, any communication or prospectus filed by LCAA, LTC or their respective affiliates pursuant to Rule 425 under the Securities Act, or the final prospectus or any amendment or supplement thereto, or any other disclosure filed with a regulatory authority, including the SEC, or otherwise made in connection with the Business Combination; and (c) notwithstanding the termination, provisions on the use of information and indemnification under CS’s engagement letter as the exclusive equity capital markets advisor to LCAA will remain operative and in full force and effect. Pursuant to the terms of CS’s engagement letter as LCAA’s exclusive equity capital markets advisor, CS would not have received any fees or expense reimbursements.
CS also acted as the underwriter in LCAA’s IPO consummated on March 15, 2021. In connection with the IPO, LCAA paid an initial underwriting discount of $5,000,000 and an additional underwriting discount of $730,175 pursuant to CS’s exercise of its over-allotment option. Additionally, CS was entitled to receive deferred underwriting commissions upon consummation of the Business Combination in an amount equal to the greater of (a) $5,000,000 and (b) 3.5% of the cash amounts in the Trust Account immediately prior to the Closing after deducting the SPAC Shareholder Redemption Amount. Pursuant to the CMA Termination Letter, CS also waived its claim to the deferred underwriting commission it would have been entitled to receive without any financial consideration from LCAA. CS confirmed in the CMA Termination Letter that the waiver of its entitlement to the deferred underwriting commissions is not the result of any dispute or disagreement with LCAA or LTC, or any matter relating to LCAA’s or LTC’s respective operations, prospects, policies, procedures and practices.

Effects of Termination of CS’s Engagements and Waiver of Deferred Underwriting Commission
The services provided by CS as a joint placement agent to LTC and the exclusive equity capital markets advisor to LCAA in connection with the proposed PIPE Financing and the Business Combination consisted primarily of (a) monitoring and providing views on the SPAC market, broader equity capital market conditions and relevant market trends and investor sentiment, (b) using its institutional platform and other publicly available industry and market data to provide benchmarking and structuring guidance, (c) reaching out to existing shareholders of LCAA and new investors in connection with the Business Combination and collecting investor feedback, and (d) assisting in the preparation of investor presentation and other materials for potential investors. Other than the foregoing, CS was not involved in the preparation or review of any materials reviewed by the LCAA Board or management as part of their services to LCAA or in the preparation of any disclosure that is included in this proxy statement/prospectus or any material underlying disclosure in this proxy statement/prospectus. CS has also withdrawn its association from this proxy statement/prospectus and the investor presentation and other materials presented to and reviewed by investors.
LTC and LCAA determined that there was no reason to discount the work or advice provided by CS in its capacity as a joint placement agent to LTC and the exclusive equity capital markets advisor to LCAA on the basis that (a) such work and advice primarily related to compiling publicly available information on publicly-traded companies selected by the management or representatives of LTC and LCAA on the basis of their professional judgment, providing benchmarking and structuring guidance based on such publicly available information, and providing views on the SPAC PIPE market, broader equity capital market conditions and relevant market trends in general; (b) such work and advice were prepared by CS with due care and with the view that they could be relied upon; and (c) when such work and advice were prepared and delivered, CS had not indicated any intention to terminate its engagements or withdraw any association with such work or advice. Neither LTC nor LCAA believes the termination of CS’s engagement as a joint placement agent to LTC will adversely affect the Business Combination in any manner because: (i) LTC did not expect that CS, or any of its affiliates, would facilitate additional financings before the Closing or play a role in the closing process; and (ii) the availability of the PIPE Financing and any contemplated post-transaction financing arrangements is not impacted by the termination.
CS claims no remaining role in the Business Combination and has disclaimed any responsibility for any portion of this proxy statement/prospectus and any communication or prospectus filed by LCAA, LTC or their respective affiliates pursuant to Rule 425 under the Securities Act. Accordingly, shareholders should not place any reliance on the fact that CS was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus or any communication or prospectus filed by LCAA, LTC or their respective affiliates pursuant to Rule 425 under the Securities Act. Neither LTC nor LCAA believes that CS’s resignations and waiver of fees (including waiver of the deferred underwriting commission) will impact the consummation of the Business Combination. Nonetheless, it is possible that CS’s resignations and waiver of fees (including waiver of the deferred underwriting commission) may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of shareholders of LCAA may vote against the Business Combination or seek to redeem their LCAA Public Shares for cash, which could potentially impact LCAA’s ability to consummate the Business Combination.
CS has disclaimed any responsibility for any portion of this proxy statement/prospectus and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. LTC and LCAA have asked CS to confirm whether it agrees with the disclosure regarding the termination of the engagements, but CS has declined to do so. Accordingly, there can be no assurances that CS agrees with such disclosure, and no inference can be drawn to this effect.
LCAA Board of Directors’ Reasons for the Business Combination
After careful consideration, the LCAA Board, at a meeting held on January 31, 2023, unanimously determined that the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, are in the best interests of LCAA, adopted and approved the Merger Agreement and the transactions contemplated thereby, determined to recommend to LCAA’s shareholders that they approve and adopt the Merger Agreement and approve the Business Combination and the other matters proposed in this proxy statement/prospectus and determined that the foregoing be submitted for consideration by LCAA’s shareholders at the meeting. When you consider the recommendation of the LCAA Board, you should be aware that LCAA’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of LCAA’s shareholders generally. These interests are described in the section entitled “— Interests of LCAA’s directors and officers in the Business Combination.”
The LCAA Board unanimously recommends that shareholders vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” an Adjournment Proposal if an Adjournment Proposal is presented to the meeting.
In evaluating the Business Combination, LCAA and members of the LCAA Board consulted with its legal counsel and financial, accounting and other advisors, as well as members of Lotus Tech management. In determining that the terms and conditions of the Merger Agreement and the transactions contemplated thereby are in LCAA’s best interests, the LCAA Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, the LCAA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the LCAA Board considered in reaching its determination and supporting its decision. The LCAA Board viewed its decision as being based on all of the information available and the factors presented to and considered by the LCAA Board. In addition, individual directors may have given different weight to different factors. The LCAA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of the LCAA Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “— Forward-Looking Statements.” The members of the LCAA Board are well qualified to evaluate the Business Combination. The LCAA Board and LCAA’s management collectively have extensive transactional experience, particularly in the consumer technology sectors. A detailed description of the experience of LCAA’s directors and officers is included in the section of this proxy statement/prospectus entitled “Information about LCAA.”
The LCAA Board considered a wide variety of factors pertaining to the Merger Agreement and the transactions contemplated thereby. Before reaching its decision to approve the Business Combination, the LCAA Board considered the results of due diligence conducted by LCAA’s management and by LCAA’s legal, financial and other advisors, which included, among other things:
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extensive meetings with Lotus Tech’s management team and representatives regarding operations, regulatory compliance and financial prospects, among other customary due diligence matters;

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research on the markets of battery electric vehicles (BEV), including review of industry-related financial information and consultation with industry experts;

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review of Lotus Tech’s business model and historical audited and unaudited financial statements, among other financial information;

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assessment of Lotus Tech’s business strategies and outlook;

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review of financial projections provided by Lotus Tech’s management and the assumptions underlying those projections;

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review of Lotus Tech’s business relationships and material contracts, including material contracts related to previous rounds of financing, strategic cooperation, intellectual property and information technology;

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assessment of Lotus Tech’s readiness to operate as a publicly-traded company; and

•
review of reports related to tax, financial, legal and business diligence prepared by external advisors.

In reaching its unanimous resolutions as described above, the LCAA Board considered a variety of factors, including, but not limited to, the following:
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Commercial Rationale.

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Early Mover in the Modern Sustainable Luxury BEV Market.   Lotus Tech targets the most attractive price segment and key regions within the global luxury BEV market and is well positioned to capitalize on the rapid growth of the global luxury BEV market and address market white space by offering a portfolio of BEV models.
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Iconic Brand with Racing Heritage.   “Lotus” is a leading sports car brand signifying innovation, driving performance and engineering prowess.

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Proprietary Next-Generation Technology Built on World-Class R&D Capabilities.   Lotus has consistently been a technological pioneer in the automotive industry over the past seven decades. Leveraging on this experience, Lotus Tech’s pioneering powertrain, design and software technologies are best placed to support its BEV transformation.

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Asset-light Business Model Supported by Geely Ecosystem.   Lotus Tech adopts an asset light business model, which has been proved by Geely’s successful track record of seeding multiple BEV brands with attractive financial profiles.

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Unrivalled Focus on Sustainability Targeting Fully-Electric Product Portfolio.   Being at the forefront of electrification and decarbonization, Lotus Tech leads the electrification transformation of luxury car segment. It targets to achieve carbon-neutrality by 2038.

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Luxury Retailing Experience and Digital-First, Omni-Channel Sales Model.   Lotus Tech operates premium stores in high-footfall locations combined with omni-channel sales model to provide personalized and exclusive service.

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Global, Experienced and Visionary Leadership.   Lotus Tech has a pioneering, tech-forward and design-led executive team.

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Synergies from Business Collaboration with LCatterton.   The potential for Lotus Tech to benefit from L Catterton’s consumer insights and brand building expertise, as well as for Lotus Tech and L Catterton to explore brand collaboration opportunities.

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Financial Condition.   Lotus Tech’s historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the BEV industry, and certain relevant publicly available information, which indicated that Lotus Tech is well-positioned in its industry for strong potential future growth.

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Experienced and Proven Management Team.   Lotus Tech’s management team, with their deep technology, operations and EV experience and proven track record, is expected to remain with the Combined Company following the Closing, and accordingly the diversified and complementary skill sets and expertise of the Lotus Tech management team will continue to support Lotus Tech’s strategic growth.

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Public Company Readiness.   The readiness of Lotus Tech to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place.

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Results of Due Diligence.   Extensive due diligence review and interviews with Lotus Tech’s management and financial, legal and other advisors were conducted by LCAA, including relating to Lotus Tech’s business, industry dynamics, financial results, projected growth, material contracts and regulatory compliance.

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Reasonable Valuation.   Lotus Tech’s implied valuation and growth potential following the Business Combination relative to certain selected publicly-traded companies in the same sector was favorable to LCAA.

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Negotiated Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement were fair, advisable and in the best interests of LCAA and LCAA’s shareholders and were the product of arm’s-length negotiations between the parties.

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Shareholder Approval.   In connection with the Business Combination, LCAA’s shareholders have the option to (i) become shareholders of the Combined Company, (ii) sell their shares in the open market, or (iii) with the exception of certain shareholders who have agreed not to exercise their redemption rights, redeem their shares for the per share amount held in the trust account of LCAA.

•
Certainty of Closing of the Business Combination.   On the basis that (i) the closing of the Business Combination is not subject to regulatory review, report or pre-approval pursuant to the applicable anti-trust or competition laws in effect as of the date hereof in the jurisdictions where Lotus Tech has business operations, which reduces the uncertainty and regulatory risks in connection with completing the Business Combination; and (ii) shareholders holding 78.59% of the issued and outstanding shares of Lotus Tech as of the date of the Merger Agreement have entered into the LTC Shareholder Support Agreement agreeing to vote in favor of the transactions contemplated by the Merger Agreement, the Business Combination is expected be consummated pursuant to the terms and conditions of the Merger Agreement.
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Value to LCAA Shareholders.   The final transaction terms, as reflected in the Merger Agreement, adjusted the pre-money equity valuation of Lotus Tech from the $7-10 billion range included in the letter of intent entered into by Lotus Tech and LCAA to $5.5 billion, reflecting a strategic decision to drive long-term value creation for all LCAA’s shareholders, who would as a result own a larger portion of the Combined Company.

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Substantial Post-Closing Economic Interest in the Combined Company.   If the Business Combination is consummated, LCAA’s shareholders (other than LCAA’s shareholders that sought redemption of their shares) would have a substantial economic interests in the Combined Company, and as a result would have a continuing opportunity to benefit from the success of the Combined Company following the consummation of the Business Combination.

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Lock-Up.   Certain significant shareholders of Lotus Tech have agreed to be subject to lock-up restrictions for six months with respect to the shares they will hold in the Combined Company.

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Support of Key LTC Shareholders.   Shareholders holding 78.59% of the issued and outstanding shares of Lotus Tech as of the date of the Merger Agreement entered into the LTC Shareholder Support Agreement, demonstrating such LTC shareholders’ support of the Business Combination. See the section of this proxy statement/prospectus entitled “— Agreements Entered into in Connection with the Business Combination — LTC Shareholder Support Agreement” for additional information.

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Independent Director Role.   The LCAA Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, LCAA’s independent directors, Mr. Sanford Martin Litvack, Mr. Frank N. Newman and Mr. Anish Melwani, actively considered the proposed terms of the Business Combination, including the Merger Agreement and the other Transaction Documents, and unanimously approved, as members of the LCAA Board, the Merger Agreement and the Business Combination.

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Other Alternatives.   After a review of other business combination opportunities reasonably available to LCAA, as more fully described in the section of this proxy statement/prospectus entitled “—Background of the Business Combination,” the proposed Business Combination represents the best potential business combination for LCAA based on its evaluation of Lotus Tech and other potential acquisition targets, and the process utilized to evaluate and assess other potential acquisition targets has not presented a better alternative.

The LCAA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Future Financial Performance.   The risk that future financial performance may not meet expectations due to factors within or out of Lotus Tech’s control, including due to economic cycles and macroeconomic factors.

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Profitability.   Lotus Tech has not been profitable since its inception and additional investment by Lotus Tech in production ramp-up of Eletre, expansion of sales and servicing network, design and testing of new models, and research and development to further expand its business may not result in revenue increases or positive net cash flow on a timely basis, or at all.

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Competition.   Competition in the luxury BEV industry is intense, which may cause reductions in the price Lotus Tech can charge or the demand Lotus Tech can generate for its products, thereby potentially lowering Lotus Tech’s profits.

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Loss of Key Personnel.   Key personnel in the BEV industry are vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to Lotus Tech’s operations.

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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on Lotus Tech’s revenues.

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Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Shareholder Vote.   The risk that the LCAA’s shareholders may fail to provide the votes necessary to approve the Business Combination.

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Termination Date.   The risk that the Business Combination may not be consummated by March 15, 2024, on which date the Merger Agreement may be terminated.

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Liquidation of LCAA.   The risks and costs to LCAA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in LCAA being unable to effect a business combination by the Extended Business Combination Deadline, and force it to liquidate and the LCAA Warrants to expire worthless.

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Fees and Expenses.   The significant fees and expenses associated with completing the Business Combination, and the substantial time and effort of the respective management teams of LCAA and Lotus Tech required to complete the Business Combination.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Exclusivity.   The fact that the Merger Agreement includes an exclusivity provision that prohibits LCAA from soliciting other business combination proposals, which restricts LCAA’s ability to consider other potential business combinations prior to the termination of the Merger Agreement by its terms.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Lotus Tech.   The risk that LCAA will not have any surviving remedies against Lotus Tech after the Closing to recover for losses as a result of any inaccuracies or breaches of Lotus Tech’s representations, warranties or covenants set forth in the Merger Agreement. As a result, LCAA’s shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Lotus Tech prior to the Closing without any ability to recover for the amount of any damages, even though this structure was appropriate and customary in light of the fact that similar transactions include similar terms.

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Financing.   No Pre-Closing Financing or PIPE Financing has been committed as of the date of the Merger Agreement.

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No Fairness Opinion.   The LCAA Board did not obtain a fairness opinion from a bank stating that the consideration to be paid in the Business Combination was fair to LCAA shareholders from a financial point of view.

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Redemption Risk.   The risk that a significant number of LCAA’s shareholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the LCAA Articles, which may potentially make the Business Combination more difficult to complete, or result in the failure to satisfy certain conditions to the consummation of the Business Combination.

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LCAA Shareholders Holding Minority Position in the Combined Company.   The risk that existing LCAA’s shareholders will hold a minority position in the Combined Company following consummation of the Business Combination, which will limit existing LCAA’s shareholders’ ability to influence the outcome of important transactions, including a change in control.

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Closing Uncertainty.   The risk that the Business Combination might not be consummated in a timely manner or at all, despite LCAA’s efforts, given that the consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within LCAA’s control.

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Listing Risks.   The challenges associated with preparing Lotus Tech, a privately held entity, for the applicable disclosure, controls and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq.

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Risks Related to the Global Distribution Platform.   The risk that the global distribution functions of LGIL might not be successfully combined with Lotus Tech pursuant to the Distribution Agreement in connection with the proposed Business Combination.

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Risks Related to the Put Option Agreements.   The risk that the exercise of the put option which requires Lotus Tech to purchase the equity interests held by affiliates of Geely and Etika in Lotus Advance Technologies Sdn Bhd may represent a significant financial obligation for the Combined Company.

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Risks Related to Lotus Tech’s Strategic Partnerships and Lotus Tech’s Business in China.   The risks associated with Lotus Tech’s reliance on manufacturing facilities that are based in China and owned by Geely, and Lotus Tech’s strategy to target China as a key market, as well as the risks associated with Lotus Tech being unable to maintain its strategic partnership with Geely.

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Other Risks.   Various other risks associated with Lotus Tech business, as described in the section entitled “— Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the LCAA Board also considered that:
•
Interests of Certain Persons.   Some of LCAA’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of LCAA’s shareholders (see “— Interests of LCAA’s Directors and Officers in the Business Combination”).

The LCAA Board concluded that the potential benefits it expected LCAA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the LCAA Board unanimously determined that the Merger Agreement and the Business Combination were advisable, fair and in the best interests of LCAA and its shareholders.
Summary of LCAA’s Financial and Valuation Analysis
The following is a summary of the material financial and valuation analyses presented to and considered by the LCAA Board in connection with the valuation of Lotus Tech in the Business Combination. The summary set forth below does not purport to be a complete description of the financial and valuation analyses reviewed or factors considered by LCAA’s management, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the LCAA Board. LCAA may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables specified below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying LCAA’s financial analyses and the recommendation of the LCAA Board.
The valuation analyses considered by the LCAA Board were conducted based upon numerous material assumptions with respect to, among other things, the market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of LCAA, Lotus Tech or any other parties to the Business Combination. None of LCAA, Lotus Tech or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Lotus Tech do not purport to be appraisals or reflect the prices at which shares of Lotus Tech may actually be valued or traded at in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
Comparable Company Analysis
For the valuation analyses, the LCAA Board considered two comparable company sets: (a) BEV companies and (b) luxury OEMs.

The table below sets forth the comparable companies selected as part of the financial analyses of Lotus Tech.
Comparable Company	Description
BEV companies
Tesla Inc. (“Tesla”)
Tesla engages in the design, development, manufacture, and sale of fully electric vehicles and energy generation and storage systems. Tesla’s passenger car portfolio includes Model S, Model 3, Model X and Model Y.

Lucid Group, Inc. (“Lucid”)
Lucid is a technology and automotive company that designs, engineers and builds electric vehicles, EV powertrains and battery systems. Lucid started the delivery of its EV model, Lucid Air, in October 2021.

Polestar Automotive Holding UK Plc (“Polestar”)	Polestar is a premium electric performance car brand headquartered in Sweden and established by Volvo Cars and Geely in 2017. Polestar’s product portfolio includes Polestar 1 and Polestar 2.
NIO Inc. (“NIO”)	NIO designs, jointly manufactures, and sells premium electric vehicles. NIO’s passenger car product portfolio includes ET7, ET5, ES8, ES7, ES6, EC7 and EC6.
Luxury OEMs
Ferrari N.V. (“Ferrari”)
Ferrari engages in the design, engineering, production and sale of luxury performance sports cars. Ferrari’s product portfolio includes the F12 Berlinetta, 488 GTB, 488 Spider, 458 Speciale, LaFerrari, etc.

Porsche AG (“Porsche”)	Porsche is a luxury automotive designer and manufacturer whose product portfolio includes the 911, the Taycan, the Macan, the Cayenne, the Panamera and the 718.
Aston Martin Lagonda Global Holdings Plc (“Aston Martin”)	Aston Martin design and produces luxury sports models including the Vantage, DB11, DBS, DBX, Valkyrie, etc.
The LCAA Board considered the following selection criteria to determine the comparable companies of Lotus Tech: (i) the nature of products offered, including body type, power system, configuration, and price segment, (ii) the existing product portfolio coverage and launch schedule of future products, (iii) the business model / revenue stream similarity, (iv) heritage and brand influence, (v) growth profile, and (vi) profitability profile. These companies have a high degree of similarity to Lotus Tech with respect to the above factors and are therefore included in the list of comparable companies. These companies were further categorized into two groups based on detailed intra-similarities as summarized below:
BEV companies:   companies in this group share similarities with Lotus Tech mainly from the following perspectives:
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Focusing on BEV Products.   These companies are all focused on the production and sale of BEVs, with the goal of promoting sustainability. Although Lotus Tech is currently still selling ICE models designed and manufactured by LGIL, its future revenue is expected to be mostly generated from BEV sales. Additionally, Lotus Tech is expected to achieve 100% BEV production by 2027.

•
Advanced Technology.   The vehicle models of each of these companies are equipped with cutting- edge technologies, including advanced battery systems, charging infrastructure, and intelligent driving capabilities.

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Growth Profile.   Each of the companies are expected to experience significant growth in the next few years, supported by production expansion, entry into new markets as well as launch of new models.

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Profitability Profile.   These companies are all considered to be new entrants in the automotive market compared with the luxury OEMs. Lucid, Polestar and NIO, in particular, are currently loss-making, similar to Lotus Tech.

Luxury OEMs:   companies in this group share similarities with Lotus Tech mainly from the following perspectives:
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Heritage.   These companies all have a long and rich history of producing high-quality sports cars, with Ferrari and Porsche being established in the 1940s and Aston Martin in the early 1900s.

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Featured High-Performance Products.   These companies are known for producing high-performance sports cars that are capable of delivering exceptional speed, agility, and handling.

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Strong and Well Recognised Brand.   All these brands are considered to be among the most recognizable and desirable luxury car brands in the world with high customer loyalty.

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Pricing.   These companies all operate under luxury brands, and as such, their vehicles are priced accordingly. They are generally considered to be the suppliers of some of the most expensive sports cars available in the market.

Operational Benchmarking
The LCAA Board considered the estimated revenue growth rate, gross margin and EBITDA margin of Lotus Tech compared against each of the comparable companies in the two comparable company groups. These were based on Wall Street analyst consensus forecasts for 2023, 2024, and 2025 calendar years, respectively. All of these calculations were performed and based on publicly available information as of January 30, 2023. The estimated revenue growth rate, gross margin and EBITDA margin are summarized in the table below:
Comparable Company	Revenue CAGR 2023E – 2025E	Gross Margin 2024E	Gross Margin 2025E	EBITDA margin 2025E
Lotus Tech (based on the Initial Projections (as defined below)).	~150.0%	~18.0 – 20.0%	~21.0 – 23.0%	>5.0%
Tesla	28.4%	21.5%	23.2%	21%
Lucid	125.7%	(15.4)%	8.1%	(10.2)%
Polestar	79.8%	8.3%	14.7%	0.8%
NIO	39.3%	15%	17.2%	1.6%
Ferrari	8.5%	51.2%	51.9%	39.2%
Porsche	6.5%	28.3%	28.1%	25.7%
Aston Martin	12.4%	36.2%	38.7%	24.5%
Valuation Benchmarking
The LCAA Board considered the estimated total enterprise value/sales multiples of Lotus Tech compared against each of the comparable companies in the two comparable company groups. These were based on Wall Street analyst consensus forecasts for 2024 and 2025 calendar years, respectively. All of these calculations where performed and based on publicly available information as of January 30, 2023. The estimated total enterprise value/sales multiples are summarized in the table below:

Comparable Company	Enterprise value / 2024E sales	Enterprise value / 2025E sales
Lotus Tech (based on the Initial Projections (as defined below))	~0.9x	~0.7x
Tesla	7.2x	5.6x
Lucid	5.0x	2.5x
Polestar	1.7x	0.9x
NIO	1.3x	1.0x
Ferrari	8.4x	7.7x
Porsche	2.5x	2.4x
Aston Martin	1.9x	1.7x
Based on the data above and LCAA’s view of the opportunities and challenges faced by Lotus Tech, the LCAA Board considered that Lotus Tech’s enterprise value as multiples of estimated 2024 and 2025 revenue represented an attractive valuation, as both multiples are significantly lower than the enterprise value as multiples of estimated 2024 and 2025 revenue of the two sets of comparable companies. The results of the above-referenced analyses supported the LCAA Board’s determination that, based on a number of factors, it was fair, advisable and in the best interests of LCAA and LCAA’s shareholders to enter into the Merger Agreement and the other applicable Transaction Documents, and to consummate the Transactions.
Certain Prospective Operational and Financial Information
Lotus Tech provided LCAA with certain internally prepared forecasts on November 28, 2022, including estimates for revenue and gross profit for calendar years 2023 to 2025, and EBITDA margin for calendar year 2025 (the “Initial Projections”). The Initial Projections were provided by Lotus Tech to LCAA prior to the LCAA Board’s approval of the Business Combination and the execution of the Original Merger Agreement and related agreements, and were provided at the request of LCAA for management materials as part of its due diligence and evaluation process.
As described below, in June 2023 and October 2023, respectively, Lotus Tech’s management prepared and shared with LCAA updated versions of its internally prepared forecasts (respectively, the “June Updated Projections” and “October Updated Projections,” and collectively with the Initial Projections, the “Financial Projections”).
The Financial Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP with respect to forward looking financial information. As a private company, Lotus Tech does not, as a matter of course, make public projections as to future performance, revenues, earnings, or other results of operations, nor does it expect or undertake to do so in the future. The Financial Projections were previously prepared and solely for internal reference, capital budgeting and other management purposes. The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual occurrence and business developments, and were not intended for third-party use, including by investors or equity or debt holders.
This summary of the Financial Projections is being provided here solely to disclose information that was provided to LCAA in connection with its evaluation of Lotus Tech and is not being included in this proxy statement/ prospectus to influence your decision whether to vote in favor of any proposal. None of Lotus Tech, LCAA or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Financial Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date the Financial Projections were generated, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be erroneous, in each case, except as may be required under applicable law.
While presented with numerical specificity, these Financial Projections were based on numerous variables and assumptions known to Lotus Tech at the time of preparation, many of which are inherently uncertain and beyond the control of Lotus Tech. Lotus Tech believes that the assumptions relating to the Financial Projections were reasonable at the time the Financial Projection were prepared, given the information Lotus Tech had at the time. However, important factors may affect actual results and cause the Financial Projections to not be achieved. Such factors include, but are not limited to, risks and uncertainties relating to the businesses of Lotus Tech (including, among other things, its ability to achieve strategic goals, objectives and targets, its ability to execute product development and delivery plans, its ability to maintain and strengthen its brand, in each case, over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The Financial Projections also reflect assumptions as to certain business strategies or plans that are subject to change. Assumptions underlying the Financial Projections may prove to not have been, or may no longer be, accurate. As a result, the inclusion of the Financial Projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise indicative or predictive of actual future events. The Financial Projections may not be realized, and actual results may be significantly higher or lower than projected in the Financial Projections or otherwise differ materially from the Financial Projections. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.
EBITDA margin is a non-GAAP financial measure that should not be considered in isolation from, as a substitute for, or superior to, financial information presented in compliance with US GAAP. Lotus Tech believes EBITDA margin in the Financial Projections facilitates better understanding of Lotus Tech’s operating results and provide Lotus Tech’s management with a better capability to plan and forecast future periods. EBITDA margin as used by LCAA and Lotus Tech may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a US GAAP financial measure. Accordingly, Lotus Tech is not providing a reconciliation of EBITDA margin for the full year 2025 to the most directly comparable financial measure prepared in accordance with US GAAP because Lotus Tech is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized.
The Financial Projections, including revenue, gross profit and EBITDA are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Lotus Tech’s control. Lotus Tech has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including LCAA. Neither Lotus Tech’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Lotus Tech compared to the information contained in the Financial Projections. The combined company will not refer back to the Financial Projections in future periodic reports filed under the Exchange Act following the Business Combination.
The prospective financial information included in this document, including the Financial Projections, has been prepared by, and is the responsibility of, Lotus Tech’s management. Neither Lotus Tech’s independent registered public accounting firm, KPMG Huazhen LLP, nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein, including the Financial Projections. Accordingly, KPMG Huazhen LLP does not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
Lotus Tech prepared its Financial Projections based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants, and management’s experience in the automotive and technology sectors. Lotus Tech has a limited operating history and the Financial Projections do not reflect historic operating trends. In general, the Financial Projections reflect numerous assumptions, including assumptions with respect to the general business, economic, market and regulatory environment in which it operates and various other factors, all of which are difficult to predict and many of which are beyond

Lotus Tech’s control as discussed in “Risk Factors,” “Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “— Cautionary Note Regarding Forward-Looking Statements.” See “Risk Factors — Risks Relating to Our Business and Industry — We have a limited operating history and our ability to develop, manufacture, and deliver automobiles of high quality and appeal to customers, on schedule, and on a large scale is unproven and still evolving,” and “— Forecasts and projections of our operating and financial results relies in large part upon assumptions and analyses developed by our management. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from those forecasted or projected.” You are cautioned that the Financial Projections may be materially different than actual results. There will be differences between actual and projected results should certain of the assumptions mentioned below prove to be wrong, particularly if there are delays in the launch schedule of Lotus Tech’s vehicle models, if Lotus Tech sells fewer vehicles than expected, if Lotus Tech could not continuously develop and promote its Electric Performance Architecture and other advanced technologies, if benefits linked to economies of scale are less than expected.
The following tables set forth a summary of the Financial Projections regarding Lotus Tech for the years 2023, 2024 and 2025:
Initial Projections
Year Ended December 31,
	2023E	2024E	2025E
(US$, in billions, except otherwise stated)
Revenues	~2.2 – 2.5	~6.2 – 6.6	~8.5 – 8.9
Gross Profit	~0.3 – 0.4	~1.1 – 1.3	~1.8 – 2.0
Gross Margin	~14.0% – 16.0%	~18.0% – 20.0%	~21.0% – 23.0%
In addition, the Initial Projections included the prospective financial information that Lotus Tech was expected to achieve positive EBITDA margin of over 5% in 2025.
Lotus Tech cautions investors that amounts presented in accordance with the definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA in the same manner. EBITDA should not be considered as an alternative to net profit or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Lotus Tech’s liquidity.
The assumptions and estimates that Lotus Tech’s management believed to be material to the Initial Projections were as follows:
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Revenue:   Projected total revenues included in the Initial Projections were based on numerous assumptions specifically considered for Lotus Tech’s different revenue streams, namely vehicle related revenue, technology related revenue and ecosystem related revenue.

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Vehicle related revenue captured revenue generated from sales of Lotus Tech’s BEV models and sale of the sports car models developed and manufactured by Lotus UK, as well as other vehicle related revenue such as aftersales services, sale of used vehicles and sale of NEV credit. The projected vehicle related revenue were based on:

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Expected delivery volume.   Lotus Tech’s total vehicle sales volume was expected to reach over 76,000 units by 2025, representing 88% CAGR from 2023 to 2025 and contributed by the sales of the following four vehicle models: 1) Eletre, Lotus Tech’s first lifestyle BEV model launched in 2022 with expected delivery in the first quarter of 2023; 2) Type 133, Lotus Tech’s second lifestyle BEV model currently under development and planned for launch in 2023 with expected delivery in 2024; 3) Emira, an ICE sports car developed and manufactured by Lotus UK; and 4) Evija, a BEV sports car developed and manufactured by Lotus UK. The delivery volume estimates did not include Lotus Tech’s expected sales from Type 134 and Type 135 which were expected to be delivered from 2026 and 2027 respectively.

Lotus Tech’s assumptions with respect to the sales volumes during the period from 2023 to 2025 that were used to prepare the Initial Projections reflected management’s anticipated launch and delivery schedule of its respective vehicle models, the total addressable market of the global luxury BEV segment as well as Lotus Tech’s sales and distribution network in various geographics regions. The sales volume for ICE cars was based on the assumption that Lotus Tech and Lotus UK would complete the buildup of the Global Commercial Platform pursuant to the Distribution Agreement in the second half of 2023, and therefore reflected estimated transition time for transfer of dealers from Lotus UK to Lotus Tech in certain regions where Lotus Tech did not previously manage the dealer relationships; as a result, only 50% of sports car sales and profits in these regions in 2023 would be consolidated by Lotus Tech. It also reflected management’s view on, among others, Lotus Tech’s brand awareness, car performance, price range, etc. comparing with its competitors. The projected delivery volumes that were used to prepare the Initial Projections is summarized as follows:
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Lotus Tech anticipated sales of approximately 21,500 vehicles in 2023, including approximately 18,000 units of Eletre and approximately 3,500 units of sports car models, Emira and Evija. It was also anticipated that in 2023, China, UK, EU and US would contribute approximately 46%, 22%, 28% and 1% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 2% of the total sales volume).

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Lotus Tech anticipated sales of approximately 55,500 vehicles in 2024, including approximately 28,000 units of Eletre, approximately 22,000 units of Type 133, and approximately 5,500 units of sports car models. It was also anticipated that in 2024, China, UK, EU and US would contribute approximately 43%, 18%, 23%, and 9% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 6% of the total sales volume).

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Lotus Tech anticipated sales of over 76,000 vehicles in 2025, including approximately 41,000 units of Eletre, 29,000 units of Type 133 and approximately 6,000 units of sports car models. It was also anticipated that in 2025, China, UK, EU and US would contribute approximately 43%, 16%, 20% and 12% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 9% of the total sales volume).

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Expected average selling prices, which were anticipated to vary across markets. The series of assumptions included, among other things, the selling prices of each vehicle models reflecting Lotus Tech’s pricing strategy as well as its analysis of regional consumer preferences, competitive landscape, the sales and distribution arrangements in respective markets, the configurations of different models as well as the price of future models.

In addition to vehicle sales revenue, Lotus Tech also expected to generate revenue from vehicle aftersales services and NEV credit sales, which were directly linked to the projected vehicle sales revenue. Furthermore, it also expected to generate revenue from sale of used vehicles.
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Technology related revenue captured the revenue generated from sale of Lotus Tech’s autonomous driving software, and fees earned from licensing its Electric Performance Architecture (EPA) platform and other advanced technologies. Revenue generated from sale of Lotus Tech’s autonomous driving software was primarily driven by the anticipated cumulative delivery of its lifestyle BEV vehicle and external subscription base as well as the expected take rate in respective regions. Revenue generated from licensing of its EPA platform and other advanced technologies reflected the management expectation on both penetration rate of potential key customers and the total addressable market of electric architecture technology. The growth of technology related revenue was primarily driven by the increase in software sales and licensing of its EPA platform.

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Ecosystem related revenue captured the revenue generated from other various services including the charging service provided by Lotus Tech and the sales of Lotus peripheral product. The revenue forecast for charging service was based on the expected number of Lotus charging stations, capacity utilization rate, and the number of vehicles served per annum per charging station. The revenue generated from the sales of Lotus peripheral product was based on the sales estimation of each peripheral product to be sold under Lotus brand. The growth of ecosystem related revenue was mainly driven by the increased installment and utilization in charging equipment as well as increases in sales of Lotus Life related products. It also reflected management’s view that, as Lotus acquired more customers, a community would be formed and the demand for ecosystem products would also increase accordingly.
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Projected gross profit was based on a variety of operational assumptions, including, among others, average selling prices of different products and services, procurement costs of raw materials and certain components, and the associated manufacturing costs of such products and services that Lotus Tech offers. From 2023 to 2025, gross margin is expected to increase from ~14% – 16% in 2023 to ~21% – 23% in 2025, reflecting Lotus Tech’s increase in operational efficiency and economies of scale as well as higher revenue contribution from Technology-related revenue with higher projected gross profit margin.

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Projected EBITDA was based on a variety of operational assumptions further to the assumptions applied to revenue and gross profit estimation, including, among others, assumptions regarding research and development expenses, general and administrative expenses, selling and marketing expenses, and others. The research and development expense forecast reflected the expenses incurred for electrical architecture development, new model development and design, forward-looking technology projects, intelligent cockpit projects, and autonomous driving project. The selling and marketing expense forecast reflected Lotus Tech’s advertising and marketing strategy, Lotus Tech’s expansion plan of sales and distribution network in the global markets, commissions to Lotus partners, etc. Lotus Tech was expected to achieve positive EBITDA margin of over 5% in 2025, driven by the increase in gross profit margin and the decrease of operating expenses as percentage of revenue.

June Updated Projections
Year Ended December 31,
	2023E	2024E	2025E
(US$, in billions, except otherwise stated)
Revenues	~1.2 – 1.5	~5.8 – 6.2	~8.2 – 8.6
Gross Profit	~0.2 – 0.3	~1.0 – 1.2	~1.7 – 1.9
Gross Margin	~14.0% – 16.0%	~18.0% – 20.0%	~21.0% – 23.0%
The June Updated Projections reflected Lotus Tech’s management’s comprehensive assessment of the status of recent supply chain disruption related to certain EV components, which is expected to cause a delay in vehicle deliveries, and the current robust demand supported by a cumulative orderbook of approximately 7,000 Eletre orders globally as of June 30, 2023, among other considerations. The updated assumptions and estimates that Lotus Tech’s management believed to be material to the June Updated Projections were as follows:
•
Projected vehicle related revenue:

•
Expected delivery volume.   Lotus Tech’s total vehicle sales volume was expected to reach over 73,000 units by 2025, representing 147% CAGR from 2023 to 2025 and contributed by the sales of Eletre, Emeya (Type 133), Emira and Evija.

Lotus Tech’s assumptions with respect to the sales volumes during the period from 2023 to 2025 that were used to prepare the June Updated Projections reflected the anticipated launch and delivery schedule of Lotus Tech’s respective vehicle models as of the time the June Updated Projections were prepared, the total addressable market of the global luxury BEV segment as well as Lotus Tech’s sales and distribution network in various geographics regions. The projected delivery volumes that were used to prepare the June Updated Projections are summarized as follows:
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Lotus Tech anticipated sales of approximately 12,000 vehicles in 2023, including approximately 8,000 units of Eletre and approximately 4,000 units of sports car models,

Emira and Evija. It was also anticipated that in 2023, China, Europe and US would contribute approximately 41%, 36% and 4% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 18% of the total sales volume).
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Lotus Tech anticipated sales of approximately 54,000 vehicles in 2024, including approximately 32,500 units of Eletre, approximately 15,500 units of Emeya, and approximately 6,000 units of sports car models. It was also anticipated that in 2024, China, Europe and US would contribute approximately 34%,35% and 21% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 10% of the total sales volume).

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Lotus Tech anticipated sales of over 73,000 vehicles in 2025, including approximately 42,300 units of Eletre, 24,700 units of Emeya and approximately 6,000 units of sports car models. It was also anticipated that in 2025, China, Europe and US would contribute approximately 31%, 32% and 26% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 11% of the total sales volume).

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Projected gross profit:   From 2023 to 2025, gross margin was expected to increase from ~14% – 16% in 2023 to ~21% – 23% in 2025, reflecting higher-than-expected volume mix of Eletre R model which has higher gross margin, in addition to other assumptions and estimates previously used for the Initial Projections.

•
The other assumptions and estimates underlying the June Updated Projections had not materially changed from those underlying the Initial Projections.

October Updated Projections
Year Ended December 31,
	2023E	2024E	2025E
(US$, in billions, except otherwise stated)
Revenues	~0.9 – 1.2	~4.8 – 5.2	~8.2 – 8.6
Gross Profit	~0.1 – 0.2	~0.8 – 1.0	~1.7 – 1.9
Gross Margin	~8.0% – 10.0%	~17.0% – 19.0%	~21.0% – 23.0%
In addition, the October Updated Projections included the prospective financial information that Lotus Tech was expected to achieve positive EBITDA margin of over 4% in 2025.
The October Updated Projections reflected Lotus Tech’s management’s comprehensive assessment of the latest status of overseas vehicle shipment schedule and prolonged custom clearance process in several overseas markets, which are expected to cause further delays in vehicle deliveries, as well as the potential impact from the recent anti-subsidy investigation into the imports of BEV from China by the European Commission, among other considerations. The updated assumptions and estimates that Lotus Tech’s management believed to be material to the October Updated Projections were as follows:
•
Projected vehicle related revenue:

•
Expected delivery volume.   Lotus Tech’s total vehicle sales volume was expected to reach over 73,000 units by 2025, representing 185% CAGR from 2023 to 2025 and contributed by the sales of Eletre, Emeya, Emira and Evija.

Lotus Tech’s assumptions with respect to the sales volumes during the period from 2023 to 2025 that were used to prepare the October Updated Projections reflected the anticipated launch and delivery schedule of Lotus Tech’s respective vehicle models as of the time the October Updated Projections were prepared, the total addressable market of the global luxury BEV segment as well as Lotus Tech’s sales and distribution network in various geographics regions. The projected delivery volumes that were used to prepare the October Updated Projections are summarized as follows:

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Lotus Tech anticipated sales of approximately 9,000 vehicles in 2023, including approximately 6,000 units of Eletre and approximately 3,000 units of sports car models, Emira and Evija. It was also anticipated that in 2023, China, Europe and US would contribute approximately 55%, 30% and 3% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 12% of the total sales volume).

•
Lotus Tech anticipated sales of approximately 47,000 vehicles in 2024, including approximately 29,500 units of Eletre, approximately 11,500 units of Emeya, and approximately 6,000 units of sports car models. It was also anticipated that in 2024, China, Europe and US would contribute approximately 38%, 32% and 19% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 11% of the total sales volume).

•
Lotus Tech anticipated sales of over 73,000 vehicles in 2025, including approximately 42,300 units of Eletre, 24,700 units of Emeya and approximately 6,000 units of sports car models. It was also anticipated that in 2025, China, Europe and US would contribute approximately 32%, 28% and 28% of the total sales volume respectively (with the rest of the world, including Asia (other than China), Australia, certain parts of the Middle East and South America, contributing approximately 12% of the total sales volume).

•
Expected average selling prices.   Due to the recently-announced anti-subsidy investigation into the imports of BEVs from China by the European Commission, which could potentially result in an increase in tariffs, Lotus Tech was expected to increase the selling prices of Eletre and Emeya in Europe in 2024 and 2025.

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Projected gross profit:   Expected gross margin in 2023 was adjusted from ~14 – 16% as included in the June Updated Projections to ~8% – 10% as included in the October Updated Projections, reflecting higher-than-expected raw materials cost as well as reduced cost efficiency as a result of anticipated volume decrease in the October Updated Projections. From 2023 to 2025, gross margin was expected to increase from ~8% – 10% in 2023 to ~21% – 23% in 2025, reflecting the assumptions and estimates previously used for the June Updated Projections and the Initial Projections.

•
Projected EBITDA:   Lotus Tech was expected to achieve positive EBITDA margin of over 4% in 2025, driven by the increase in gross profit margin and the decrease in operating expenses as a percentage of revenue. Projected EBITDA margin in 2025 was adjusted downwards from over 5% as included in the June Updated Projections and the Initial Projections to over 4% as included in the October Updated Projections due to slight decrease in expected gross margin in 2025.

•
The other assumptions and estimates underlying the October Updated Projections had not materially changed from those underlying the June Updated Projections and the Initial Projections.

The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that Lotus Tech, LCAA or any other recipient of this information considered or is currently considering the Financial Projections to be a reliable prediction of future events, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on these Financial Projections or any single financial measure. You should read the prospective financial information, including the Financial Projections, together with the Lotus Tech’s financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus and the trends discussed in “— Lotus Tech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
THE PROSPECTIVE FINANCIAL INFORMATION, INCLUDING THE FINANCIAL PROJECTIONS, IS NOT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IN ORDER TO INDUCE ANY LCAA SHAREHOLDERS TO VOTE IN FAVOR OF ANY OF THE PROPOSALS AT THE SPECIAL MEETING.
NONE OF LCAA, LOTUS TECH AND ANY OF THEIR RESPECTIVE AFFILIATES INTENDS TO, AND, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, EACH EXPRESSLY DISCLAIMS ANY OBLIGATION TO, UPDATE, REVISE OR CORRECT THE FINANCIAL

PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE SUCH FINANCIAL PROJECTIONS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE INAPPROPRIATE OR ANY OF THE PROSPECTIVE FINANCIAL INFORMATION OTHERWISE WOULD NOT BE REALIZED.
Satisfaction of 80% Test
LCAA’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in its trust account (excluding the amount of deferred underwriting commissions held in the trust account and taxes payable on the interest earned on the trust account) at the time of signing the definitive agreement to enter into a business combination. LCAA Board determined that this test was met in connection with the proposed Business Combination. In determining whether the 80% requirement was met, rather than relying on any one factor, LCAA Board concluded that it was appropriate to base such valuation on all of the qualitative factors described in this section and the section of this proxy statement entitled “— LCAA Board of Directors’ Reasons for the Business Combination” as well as quantitative factors, such as the anticipated implied equity value of the combined company. LCAA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% net asset requirement.
Interests of LCAA’s Directors and Officers in the Business Combination
When considering LCAA Board’s recommendation to vote in favor of approving the Business Combination Proposal and the Merger Proposal, LCAA shareholders should keep in mind that the Sponsor and LCAA’s directors and officers have interests in such proposals that are different from, or in addition to (and which may conflict with), those of LCAA shareholders and warrantholders generally. These interests include, among other things, the interests listed below:
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If the Business Combination with LTC or another business combination is not consummated by the Business Combination Deadline, LCAA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding LCAA Public Shares for cash and, subject to the approval of its remaining shareholders and LCAA Board, dissolving and liquidating. In such event, the Founder Shares, which were acquired by the Sponsor for an aggregate purchase price of US$25,000 prior to the IPO and a portion of which were transferred to the independent directors of LCAA as consideration for their service, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Founder Share (after taking account of any applicable forfeiture mechanism pursuant to the Sponsor Support Agreement) will be converted into one LTC Ordinary Shares, subject to adjustment described herein.

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If LCAA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LCAA for services rendered to, contracted for or for products sold to LCAA. If LCAA consummates a business combination, on the other hand, LCAA will be liable for all such claims.

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The Sponsor acquired the Founder Shares, which will be converted into LTC Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of US$25,000 prior to the IPO and a portion of the LCAA Founder Shares were transferred to the independent directors of LCAA as consideration for their service. If unrestricted and freely tradeable, the 7,162,718 LCAA Founder Shares would have had an aggregate market value of US$       based on the closing price of US$       per share of LCAA Public Shares on Nasdaq on            , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, and an aggregate market value of US$       based on the closing price of US$       per share of LCAA Public Shares on Nasdaq on            , 2023, the record date. Alternatively, at the implied price per share of US$10 reflected in the Merger Agreement, the approximate dollar value of the LCAA Founder Shares would be US$71,627,180.

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The Sponsor acquired the LCAA Private Warrants, which will be converted into LTC Warrants in connection with the Business Combination, for an aggregate purchase price of US$7.5 million. Based on the closing price of LCAA’s Public Warrants of US$      on Nasdaq on          , the record date for the extraordinary general meeting, the LCAA Private Warrants would be valued at US$      .

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Given (i) the differential in the purchase price that the Sponsor paid for the LCAA Founder Shares as compared to the price of the LCAA Public Shares, (ii) the differential in the purchase price that the Sponsor paid for the LCAA Private Warrants as compared to the price of the LCAA Public Warrants, and (iii) the substantial number of LTC Ordinary Shares and/or LTC ADSs that the Sponsor will receive upon conversion of the LCAA Founder Shares and/or LCAA Private Warrants, the Sponsor and the other Founder Shareholders may earn a positive rate of return on their investment even if LTC ADSs trade below the price initially paid for the LCAA Units in the IPO and the LCAA Public Shareholders experience a negative rate of return following the completion of the Business Combination.

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The Sponsor and LCAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LCAA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LCAA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, LCAA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Business Combination Deadline.

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LCAA has provisions in the LCAA Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that LCAA’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to LCAA. While the provisions in the LCAA Articles waiving the corporate opportunities doctrine may have resulted in a potential conflict of interest as between the fiduciary duties or contractual obligations of LCAA’s officers and directors and the interests of LCAA and its shareholders, in practice it did not impact LCAA’s search for an initial business combination target, including LTC. The Sponsor, as well as LCAA’s directors and officers, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if LCAA fails to complete an initial business combination by the Business Combination Deadline.

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The Founder Shareholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares (after taking account of any applicable forfeiture mechanism) will convert on a one-for-one basis into LTC Ordinary Shares at the Closing. None of the Founder Shareholders received any additional consideration for their waiver of the rights to liquidating distributions from the Trust Account or to conversion price adjustments with respect to any LCAA Founder Shares.

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The Merger Agreement provides for the continued indemnification of LCAA’s current directors and officers and the continuation of directors and officers liability insurance covering LCAA’s current directors and officers.

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The Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to LCAA to fund certain capital requirements. On January 11, 2021, the Sponsor agreed to loan LCAA an aggregate of up to US$300,000 to cover expenses related to the IPO pursuant to a promissory note. The Company has not drawn down any amounts under the promissory note. In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of LCAA’s officers and directors, may, but are not obligated to, loan LCAA funds as may be required (the “Working Capital Loans”). Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to LCAA outside of the Trust Account.

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LCAA entered into an agreement, commencing on the date its securities were first listed on Nasdaq and up to the earlier of the consummation of a business combination or its liquidation, to pay the Sponsor a monthly fee of US$10,000 for office space, secretarial and administrative support.

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The Sponsor and the other Founder Shareholders have agreed to, among other things, vote all of their LCAA Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive their redemption rights with respect to their LCAA Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and the other Founder Shareholders own, collectively, approximately 24.74% of the issued and outstanding LCAA Shares.

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Pursuant to the Merger Agreement, LCAA has the right to designate one director to the LTC Board post-Closing. Such director, in the future, may receive any cash fees, stock options or stock awards that the LTC Board determines to pay to its directors. LCAA has designated Anish Melwani to be a director on the LTC Board post-Closing. For more information regarding Anish Melwani, see the section titled “Management Following the Business Combination.”

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The Founder Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights of the Sponsor and certain other shareholders following consummation of the Business Combination.

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Pursuant to the Sponsor Support Agreement, 20% of the Sponsor Shares will be forfeited unless certain affiliates of the Sponsor as may be approved by LTC from time to time participate in the PIPE Financing, and another 10% of the Sponsor Shares will remain unvested at the Closing and become vested upon the commencement or official announcement of the Business Collaboration. In connection with LCAA’s designation of Anish Melwani to serve as a director on the LTC Board post-Closing, the parties agreed that a Business Collaboration would occur upon the effectiveness of such appointment and as a result 10% of the Sponsor Shares will become vested immediately following the Closing.

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In connection with the Extension Proposal, on March 22, 2023, the Sponsor deposited $990,000 into the Trust Account for the three-month extension of the Business Combination Deadline from March 15, 2023 to June 15, 2023 and to the extent a business combination is not consummated by LCAA by June 15, 2023, the Sponsor will deposit $330,000 for each subsequent one-month extension of the Business Combination Deadline from June 15, 2023 to March 15, 2024.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding LCAA or its securities, the Sponsor, LTC, and/or LCAA’s or LTC’s directors, officers, or respective affiliates may purchase LCAA Public Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LCAA Public Shares or vote their LCAA Public Shares in favor of the Business Combination Proposal or Merger Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of LCAA Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
If the Sponsor, LTC, and/or LCAA’s or LTC’s directors, officers, or respective affiliates purchase LCAA Public Shares in privately negotiated transactions from LCAA Public Shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their LCAA Public Shares. The Sponsor, LTC, and/or LCAA’s or LTC’s directors, officers, or respective affiliates may also purchase LCAA Public Shares from institutional and other investors who indicate an intention to redeem LCAA Public Shares, or, if the price per share of LCAA Public Shares falls below US$10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of the Closing. The purpose of such share purchases and other transactions would be to increase the likelihood that the following requirements are satisfied: (i) the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding LCAA Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting; (ii) the Merger Proposal is approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding LCAA Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting; (iii) otherwise limit the number of LCAA Public Shares electing to redeem; and (iv) LTC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least US$5,000,001 after giving effect to the transactions contemplated by the Merger Agreement. The Sponsor, LTC and/or LCAA’s or LTC’s directors, officers, or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the LCAA Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase LCAA Public Shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or they own, either at or before the Business Combination.
If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. LCAA will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of LCAA’s directors and officers results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of LCAA and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals.
Anticipated Accounting Treatment
LTC has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist LTC with the refinancing and recapitalization of its business. LTC is the larger of the two entities and is the operating company within the combining companies. LTC will have control of the board as it will hold a majority of the seats on the board of directors with LCAA only taking one seat in the board members after the Mergers. LTC’s senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing LTC’s shareholders.
As LTC was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of LCAA is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of LTC issuing shares and warrants for the net monetary assets of LCAA.
Certain Engagements in Connection with the Business Combination and Related Transactions
CS acted as LCAA’s exclusive capital markets advisor in connection with the Business Combination and proposed PIPE Financing prior to the termination of its engagement on October 16, 2023. In addition, CS acted as LTC’s joint placement agent in connection with the proposed PIPE Financing prior to the termination of its engagement on October 12, 2023. See the section titled “Proposal Two-The Business Combination Proposal — Termination of CS’s Engagements and Waiver of Deferred Underwriting Commission” for more details.
Pursuant to the terms of CS’s engagement letter as LCAA’s exclusive equity capital markets advisor, CS would not have received any fees and expense reimbursements. In connection with CS’s resignation from its capacity as a joint placement agent, CS waived its right to any fees (payable only upon closing of any private placement introduced by the placement agents) for its services as a joint placement agent to LTC.
CS also acted as the sole book-runner and underwriter in connection with LCAA’s IPO consummated on March 15, 2021. In connection with the IPO, LCAA paid an initial underwriting discount of $5,000,000 and an additional underwriting discount of $730,175 pursuant to CS’s exercise of its over-allotment option. Additionally, CS was entitled to receive deferred underwriting commissions upon consummation of the

Business Combination in an amount equal to the greater of (a) $5,000,000 and (b) 3.5% of the cash amounts in the Trust Account immediately prior to the Closing after deducting the SPAC Shareholder Redemption Amount. Pursuant to the CMA Termination Letter, CS also waived its claim to the deferred underwriting commission it would have been entitled to receive without any financial consideration from LCAA.
DB was engaged by LTC as its financial advisor in connection with the Business Combination on January 31, 2023. In addition, DB was engaged by LTC as its joint placement agent and capital markets advisor in connection with the Business Combination and the proposed PIPE Financing on February 19, 2023. The aggregate fee payable to DB (in addition to any expense reimbursements) for its roles as financial advisor and capital markets advisor in connection with the Business Combination and placement agent in connection with the proposed PIPE Financing, upon the closing of the Business Combination is         . In connection with such engagements, the fees and expense reimbursements received by DB (or its affiliates) are subject to the terms and conditions of its engagement letters with LTC.
DB (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, DB (and its affiliates) may provide investment banking and other commercial dealings to LTC, LCAA and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, DB (and its affiliates, officers, directors and employees) may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of LTC, LCAA or their respective affiliates.
DB (and its affiliates) may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
In considering the recommendation of the LCAA Board to vote in favor of approval of the Business Combination, shareholders should keep in mind that LCAA’s advisors and respective entities affiliated with these advisors have interests in such proposals that are different from, and may conflict with, those of the LCAA shareholders generally, including those discussed above.
Regulatory Matters
The revised Measures for Cybersecurity Review issued by CAC and several other administrations on December 28, 2021 (which took effect on February 15, 2022) requires that, in addition to critical information infrastructure operators purchasing network products or services that affect or may affect national security, any “online platform operator” carrying out data processing activities that affect or may affect national security should also be subject to a cybersecurity review, and any “online platform operator” possessing personal information of more than one million users must apply for a cybersecurity review before its listing in a foreign country. In the event a member of the cybersecurity review working mechanism is in the opinion that any network product or service or any data processing activity affects or may affect national security, the Office of Cybersecurity Review shall report the same to the Central Cyberspace Affairs Commission for its approval under applicable procedures and then conduct cybersecurity review in accordance with the revised Measures for Cybersecurity Review. In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security Management (Draft for Public Comments), which clarified that data handlers refer to individuals or organizations that autonomously determine the purpose and the manner of processing data, and if a data handlers that processes personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. In addition, data handlers that are listed overseas must carry out an annual data security assessment. Nonetheless, there remain substantial uncertainties with respect to the interpretation and implementation of these rules and regulations.
According to the Overseas Listing Filing Rules, if a PRC domestic company intends to complete a direct or indirect overseas (i) initial public offering and listing, or (ii) listing of its assets through a single or multiple acquisitions, share swaps, shares transfers or other means, the issuer (if the issuer is a PRC domestic company) or its designated major PRC domestic operating entity (if the issuer is an offshore holding company), in each applicable event, the reporting entity, shall complete the filing procedures with the CSRC within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). According to the Overseas Listing Filing Rules and a set of Q&A published on the CSRC’s official website in connection with the release of the Overseas Listing Filing Rules, if it is explicitly required (in the form of institutional rules) by any regulatory authority having jurisdiction over the relevant industry and field that regulatory procedures should be performed prior to the overseas listing of a PRC domestic company, such company must obtain the regulatory opinion, approval and other documents from and complete any required filing with such competent authority before submitting a CSRC filing. The reporting entity shall make a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs after obtaining its CSRC filing and before the completion of the offering and/or listing: (i) any material change to principal business, licenses or qualifications of the issuer; (ii) a change of control of the issuer or any material change to equity structure of the issuer; and (iii) any material change to the offering and listing plan. The reporting entity shall also submit a report to the CSRC after the completion of the initial public offering and listing. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; and (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter.
The Overseas Listing Filing Rules has recently been promulgated and became effective on March 31, 2023 and there remain substantial uncertainties with respect to its interpretation and implementation. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China. However, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to offering, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities.”
Resolution To Be Voted On
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that LCAA’s entry into the Agreement and Plan of Merger, dated as of January 31, 2023 (as amended and restated by the First Amended and Restated Agreement and Plan of Merger, dated as October 11, 2023, the “Merger Agreement”), by and among LCAA, Lotus Technology Inc., a Cayman Islands exempted company (“LTC”), Lotus Temp Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of LTC (“Merger Sub 1”), and Lotus EV Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of LTC (“Merger Sub 2”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the First Merger, “Surviving Entity 1”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the Second Merger, “Surviving Entity 2”), in accordance with the terms and subject to the conditions of the Merger Agreement, and the transactions contemplated by the Merger Agreement be and are hereby authorized, approved, ratified and confirmed in all respects.”

Votes Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the LCAA shareholders for a vote.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.
Recommendation of LCAA Board
LCAA BOARD UNANIMOUSLY RECOMMENDS THAT THE LCAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
Appraisal Rights under the Cayman Islands Companies Act
Holders of record of LCAA Shares may have appraisal rights in connection with the Business Combination to dissent from the First Merger and receive payment of the fair value of their LCAA Shares under the Cayman Islands Companies Act (“Dissent Rights”). This is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act. If you are contemplating the possibility of dissenting from the First Merger, you should follow the procedures set out in Section 238 of the Cayman Islands Companies Act required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.
Holders of record of LCAA Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its LCAA Shares must give written notice to LCAA prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Islands Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of LCAA Public Shareholder to demand that their LCAA Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the trust account in accordance with the LCAA Articles. It is possible that if an LCAA shareholder exercises appraisal rights, the fair value of the LCAA Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than such holder would obtain they exercised their redemption rights as described herein. LCAA believes that such fair value would equal the amount that LCAA Public Shareholders would obtain if they exercise their redemption rights as described herein.
LCAA shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise Dissent Rights. A LCAA shareholder which elects to exercise Dissent Rights must do so in respect of all of the LCAA Shares that person holds and will lose their right to exercise their redemption rights as described herein.
At the First Effective Time, the LCAA Dissenting Shares shall automatically be cancelled by virtue of the First Merger, and each LCAA Dissenting Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Islands Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or withdraws or shall have otherwise lost his, her or its rights under Section 238 of the Cayman Islands Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Islands Companies Act, then the right of such holder to be paid the fair value of such holder’s LCAA Dissenting Shares under Section 238 of the Cayman Islands Companies Act will cease, the shares will no longer be considered LCAA Dissenting Shares and such holder’s former LCAA Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of First Effective Time, the right to receive the merger consideration comprising one LTC ADS for each LCAA Share, without any interest thereon. As a result, such LCAA shareholder would not receive any cash for their LCAA Shares and would become a holder of LTC ADS.
Resale of LTC ADSs
The LTC ADSs to be issued to LCAA shareholders in connection with the Mergers will be freely transferable under the Securities Act except for (i) certain shares subject to lock-up or other transfer restrictions in connection with the Transactions, and (ii) shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of LCAA immediately prior to the First Effective Time or an “affiliate” of LTC following the consummation of the Mergers. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, LTC or LCAA (as appropriate) and may include the executive officers, directors and significant shareholders of LTC or LCAA (as appropriate).
Stock Exchange Listing of LTC ADSs and LTC Warrants
LTC will use its commercially reasonable efforts to cause, (i) LTC’s initial listing application with the Nasdaq in connection with the Transactions to be approved, (ii) immediately following the Closing, LTC to satisfy any applicable initial and continuing listing requirements of the Nasdaq, and (iii) LTC Ordinary Shares and LTC Warrants to be issued in connection with the Transactions to be approved for listing on the Nasdaq, subject to official notice of issuance. Under the Merger Agreement, the conditional approval of the listing on the Nasdaq (subject to official notice of issuance) of LTC ADSs representing the Merger Consideration is a condition to the obligation to consummate the Mergers of each party thereto.
Delisting and Deregistration of LCAA Ordinary Shares
If the Mergers are completed, LCAA Class A Ordinary Shares and LCAA Public Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act.
Combined Company Status as a Foreign Private Issuer under the Exchange Act
As of the date hereof, LTC expects to qualify as a “foreign private issuer” (under SEC rules) following the completion of the Business Combination. Consequently, upon consummation of the Mergers, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Based on its foreign private issuer status, the combined company will not be required to file periodic reports or financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. For so long as the combined company qualifies as a foreign private issuer, it is also exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.
Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications
As of the date hereof, LTC is, and following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, it is expected that the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.
In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company is expected to elect not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which the combined company’s has total annual gross revenue of at least US$1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds US$700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL THREE — THE MERGER PROPOSAL
The Merger Proposal, if approved, will authorize the First Merger and the First Plan of Merger.
Under the Merger Agreement, the approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.
A copy of the First Plan of Merger is attached to this proxy statement/prospectus as Annex C.
Required Vote
The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of at least two thirds of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the First Plan of Merger, substantially in the form attached to the accompanying proxy statement/prospectus as Annex C (the “First Plan of Merger”), and the merger of Merger Sub 1 with and into LCAA with LCAA surviving the merger as a wholly-owned subsidiary of LTC be and are hereby authorized, approved and confirmed in all respects and that LCAA be and is hereby authorized to enter into the First Plan of Merger.”
Recommendation
LCAA BOARD UNANIMOUSLY RECOMMENDS THAT LCAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL FOUR — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will LCAA solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under the LCAA Articles and the law of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “Proposal Two — The Business Combination Proposal — Interests of LCAA’s Directors and Officers in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, LCAA Board may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Business Combination would not be completed.
Required Vote
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the LCAA Articles, being the affirmative vote of a majority of the votes of LCAA shareholders entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.
Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Resolution to be Voted On
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting or if holders of LCAA Public Shares, have elected to redeem an amount of LCAA Public Shares such that the minimum available cash condition or the net tangible assets condition contained in the Merger Agreement would not be satisfied, be and is hereby approved.”
Recommendation
LCAA BOARD UNANIMOUSLY RECOMMENDS THAT LCAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT LCAA
Unless the context otherwise requires, all references in this section to the “Company,” “LCAA,” “L Catterton,” “we,” “us” or “our” refer to L Catterton Asia Acquisition Corp prior to the consummation of the Business Combination.
Introduction
We are a blank check company incorporated on January 5, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Original Merger Agreement on January 31, 2023, which is amended and restated in its entirety by the First Amended and Restated Merger Agreement on October 11, 2023. We intend to effectuate the Business Combination using cash from the proceeds of our IPO, the sale of the LCAA Private Warrants and proceeds from the PIPE financing, if any. Based our business activities, LCAA is a “shell company,” as defined under the Exchange Act, because we have no operations and nominal assets consisting almost entirely of cash.
We are led by Mr. Chinta Bhagat (Co-CEO), and Mr. Scott Chen (Co-CEO), both of whom are Managing Partners of L Catterton Asia, a wholly-owned fund platform of L Catterton and an important member of the L Catterton family of funds. L Catterton is one of the largest and most experienced consumer-focused investment firms in the world, with approximately $34 billion in equity capital under management. The Sponsor, LCA Acquisition Sponsor, LP, is controlled directly or indirectly by L Catterton Asia 3, the third Asia-focused growth fund raised by L Catterton Asia. Launched in 2009, L Catterton Asia is the largest Pan-Asian consumer-focused private equity firm that operates within a global firm.
On March 15, 2021, LCAA consummated its IPO of 25,000,000 Units, at $10.00 per unit, and a concurrent private placement with the Sponsor of 5,000,000 LCAA Private Warrants at a price of $1.50 per warrant. Each Unit consists of one LCAA Public Share and one-third of one LCAA Public Warrant. On March 24, 2021, LCAA consummated the closing of its sale of an additional 3,650,874 Units pursuant to the partial exercise by the underwriters of their over-allotment option and a concurrent private placement with the Sponsor of 486,784 LCAA Private Warrants. As a result, an amount equal to $286,508,741 of the net proceeds was placed in the trust account, and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
On March 10, 2023, LCAA held the Extension EGM, at which the LCAA shareholders approved a proposal to amend LCAA’s Amended and Restated Memorandum and Articles of Association to extend the date by which LCAA must (a) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (b) cease its operations except for the purpose of winding up if it fails to complete such initial business combination and (c) redeem all of the LCAA Public Shares if it fails to complete such initial business combination, from March 15, 2023 to June 15, 2023 and to allow the LCAA Board, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after June 15, 2023 up to nine times, by an additional month each time, upon five days’ advance written notice prior to the applicable deadline, up to March 15, 2024 or such earlier date as determined by the Board in its sole discretion.
In connection with the Extension EGM, holders of 6,867,252 LCAA Public Shares (representing 23.97% of the then outstanding LCAA Public Shares) exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $70,200,753.82 (approximately $10.22 per LCAA Public Share) was removed from the Trust Account to pay such redeeming holders and approximately $222,683,933.01 remained in the Trust Account. Following such redemptions, there are 21,783,622 LCAA Public Shares outstanding.
On June 5, 2023, the LCAA Board approved the extension of June 15, 2023 for one additional month to July 15, 2023, authorized the establishment of the extension committee as a committee of the LCAA Board (the “Extension Committee”) and delegated the power to approve further extensions for up to eight additional one-month periods, from July 15, 2023 to March 15, 2024, to the Extension Committee, which was noticed to shareholders on June 9, 2023. In connection with the extension from June 15, 2023 to July 15, 2023, the Sponsor deposited into the trust account $330,000 on June 15, 2023. Subsequently, the Extension Committee has approved four additional one-month extensions of the Termination Date, the latest of which has extended the Termination Date to November 15, 2023. In connection with each such additional one-month extension of the Termination Date, the Sponsor or its designee or affiliate deposited (or, with respect to the latest extension of the Termination Date to November 15, 2023, expects to deposit) $330,000 within 5 business days of the beginning of each one-month extended period.
Pursuant to the LCAA Articles, except with respect to interest earned on the funds held in the trust account that may be released to LCAA to pay its income taxes, if any, the proceeds from the IPO and the sale of the LCAA Private Warrants held in the trust account will not be released from the trust account (i) to LCAA, until the completion of the initial Business Combination, or (ii) to the LCAA Public Shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those LCAA’s Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any LCAA Public Shares properly tendered in connection with a shareholder vote to amend the LCAA Articles (A) to modify the substance or timing of LCAA’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the LCAA Public Shares if LCAA does not complete its initial Business Combination prior to the Business Combination Deadline or (B) with respect to any other provision relating to the rights of holders of the LCAA’s Class A ordinary shares, and (c) the redemption of the LCAA Public Shares if LCAA has not consummated its Business Combination with the Combination Period, subject to applicable law. LCAA Public Shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial Business Combination or liquidation if LCAA has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed.
Effecting Our Business Combination
Fair Market Value of Lotus Tech’s Business
Our initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our trust account (excluding the amount of deferred underwriting commissions held in the trust account and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement to enter into a business combination. LCAA will not complete a business combination unless the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
Sponsor Consent Right
In connection with our IPO, we agreed that it would not enter into a definitive agreement regarding an initial business combination without the prior written consent of the Sponsor. The Sponsor has consented to our entry into the Merger Agreement.
Voting Restrictions in Connection with Extraordinary General Meeting
Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how LCAA Public Shareholders vote.
Permitted Purchases and Other Transactions with Respect to Our Securities
Our Sponsor, directors, executive officers, advisors or their affiliates may purchase public shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. Additionally, at any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsor, directors, executive officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of our initial business combination or not redeem their public shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase public shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our initial business combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.
The purpose of any such transaction could be to (i) vote in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination, (ii) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination or (iii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A ordinary shares or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated transactions by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of LCAA Public Shares) following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such shareholder has already submitted a proxy with respect to our initial business combination but only if such shares have not already been voted at the general meeting related to our initial business combination. Our Sponsor, executive officers, directors, advisors or their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.
Redemption Rights for LCAA Public Shareholders upon Completion of the Business Combination
Our Public Shareholders may redeem all or a portion of their LCAA Public Shares upon our initial business combination’s completion at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days before the closing of the initial business combination, including interest and other income earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of then-outstanding LCAA Public Shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be US$10.00 per LCAA Public Share. The per share amount we will distribute to investors who properly redeem their LCAA Public Shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our IPO. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its LCAA Public Shares. There will be no redemption rights upon the completion of our initial business combination with respect to LCAA Warrants. Further, we will not proceed with redeeming LCAA Public Shares, even if an LCAA Public Shareholder has properly elected to redeem its LCAA Public Shares, if a business combination does not close. See “Extraordinary General Meeting of LCAA Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your LCAA Public Shares for cash.
Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the LCAA Articles (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination prior to the Business Combination Deadline or (B) with respect to any other provision relating to the rights of holders of our public shares.
Limitations on Redemption Rights
Unless of the NTA Amendment to the LCAA Articles is adopted pursuant to the NTA Proposal, (i) the LCAA Articles provide that in no event will we redeem LCAA Public Shares in an amount that would cause our net tangible assets to be less than US$5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules), and (ii) in the event the aggregate cash consideration we would be required to pay for all LCAA Public Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions (to the extent not waived) pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all LCAA Public Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
Redemption of Public Shares and Liquidation if No Business Combination
The LCAA Articles provide that it will need to consummate an initial business combination prior to the Business Combination Deadline. If we have not consummated an initial business combination by this date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the LCAA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest and other income earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding LCAA Public Shares, which redemption will completely extinguish LCAA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to LCAA Warrants, which will expire worthless if we fail to consummate an initial business combination prior to the Business Combination Deadline. The LCAA Articles provide that, if LCAA winds up for any other reason prior to the consummation of its initial Business Combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Our Sponsor, directors and officers have each entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to consummate an initial business combination prior to the Business Combination Deadline (although they will be entitled to liquidating distributions from the trust account with respect to any LCAA Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).
Our Sponsor, directors and officers have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the LCAA Articles (A) that would modify the substance or timing of our obligation to provide holders of LCAA Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the LCAA Public Shares if we do not complete our initial business combination prior to the Business Combination Deadline or (B) with respect to any other provision relating to the rights of holders of LCAA Public Shares, unless we provide LCAA Public Shareholders with the opportunity to redeem their LCAA Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest and other income earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding LCAA Public Shares. Additionally, the LCAA Articles contain a prohibition on redemptions of LCAA Public Shares in an amount that would cause LCAA’s net tangible assets to be less than $5,000,001 in connection with any vote held to approve a proposed business combination, which prohibition will apply in connection with the Business Combination Proposal unless the LCAA Articles are amended to remove such prohibition (whether pursuant to the NTA Amendment or otherwise). If this optional redemption right is exercised with respect to an excessive number of LCAA Public Shares such that we cannot satisfy the net tangible asset requirement (other than following any amendment of the LCAA Articles to remove the net tangible asset requirement), we may not proceed with the amendment or the related redemption of the LCAA Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any officer or director, or any other person. Our board of directors may propose such an amendment if it determines that additional time is necessary to complete our initial business combination. In such event, we will conduct a proxy solicitation and distribute proxy materials pursuant to Regulation 14A of the Exchange Act seeking shareholder approval of such proposal and, in connection therewith, provide LCAA Public Shareholders with the redemption rights described above upon shareholder approval of such amendment.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the trust account plus up to US$100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
The proceeds deposited in the trust account could become subject to the claims of our creditors, which would have higher priority than the claims of LCAA Public Shareholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of LCAA Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Credit Suisse Securities (USA) LLC. will not execute an agreement with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that any such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) US$10.00 per LCAA Public Share and (ii) the actual amount per LCAA Public Share held in the trust account as of the date of the liquidation of the trust account if less than US$10.00 per LCAA Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations; provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of (i) US$10.00 per LCAA Public Share and (ii) the actual amount per LCAA Public Share held in the trust account as of the date of the liquidation of the trust account if less than US$10.00 per LCAA Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest that may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than US$10.00 per LCAA Public Share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. At the IPO closing date, we had access to up to US$2,148,484 to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately US$100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our trust account received by any such shareholder.
If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return US$10.00 per LCAA Public Share to LCAA Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying LCAA Public Shareholders from the trust account before addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
LCAA Public Shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of LCAA Public Shares if we do not complete our initial business combination prior to the Business Combination Deadline, (ii) in connection with a shareholder vote to amend the LCAA Articles (A) to modify the substance or timing of our obligation to provide holders of LCAA Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of LCAA Public Shares if we do not complete our initial business combination prior to the Business Combination Deadline (B) with respect to any other provision relating to the rights of holders of LCAA Public Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. LCAA Public Shareholders who redeem their LCAA Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination prior to the Business Combination Deadline, with respect to such LCAA Public Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, such as in connection with the Business Combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of the LCAA Articles, like all provisions of LCAA Articles, may be amended with a shareholder vote.
See “Risk Factors — Risks Relating to Redemption of LCAA Public Shares” and “Risk Factors — Risks Relating to LCAA and the Business Combination.”
Directors, Executive Officers and Corporate Governance
Our officers and directors are as follows:
Name	Age	Position
Chinta Bhagat	55	Co-Chief Executive Officer and Chairman
Scott Chen	47	Co-Chief Executive Officer and Director
Howard Steyn	49	President
Sanford Litvack	88	Independent Director
Frank N. Newman	82	Independent Director
Anish Melwani	46	Independent Director
Chinta Bhagat is our Co-Chief Executive Officer and chairman of the board of directors. Mr. Bhagat is Managing Partner, co-head and Chief Executive Officer at L Catterton Asia, which manages approximately $3.3 billion across three funds. Mr. Bhagat joined L Catterton in August 2019, and has been responsible for the end-to-end integration of the Asian franchise into the global firm, underpinned by a recruiting and restructuring program to top-grade the investment, portfolio management, and firm operations functions. He has also overseen investment and divestment of approximately $750 million in this period of time, including leading the firm’s investment into Jio Platforms in mid-2020. Prior to joining L Catterton, Mr. Bhagat was Head of Private Markets for South Asia and concurrently head of the global healthcare portfolio at Khazanah Nasional, overseeing a total of approximately $5 billion across a range of private and public market assets. After joining Khazanah Nasional in May 2015, Mr. Bhagat was involved in several consumer technology and healthcare deals across the Asian region, including Khazanah’s significant investment in Fractal (subsequently acquired by Apax Partners), and Ping An Healthcare & Technology (subsequently listed on the HKSE). Mr. Bhagat was previously Managing Partner of McKinsey & Company’s Singapore office, where he spent a total of 14 years, working extensively with principal investors to develop strategies, execute transactions, manage risk, and implement board governance initiatives.
Mr. Bhagat holds a degree in Architecture from the University of Mumbai and an M.B.A. in International Business from INSEAD.
Scott Chen is our Co-Chief Executive Officer and director. Mr. Chen is Managing Partner, co-head and Chief Investment Officer at L Catterton Asia, which manages approximately $3.3 billion across three funds. After joining L Catterton in second half 2020, Mr. Chen now chairs L Catterton Asia’s Investment Committee and is focused on rejuvenating the firm’s investment program and refreshing its investment strategy that best matches Asia Pacific market opportunities, team’s capabilities and L Catterton’s global expertise. Prior to joining L Catterton, Mr. Chen spent nearly 20 years at TPG investing across the broad consumer and healthcare landscape throughout Asia Pacific, most recently serving as Partner and Managing Director. Over the past decade at TPG, Mr. Chen drove the expansion of TPG’s China franchise and led or co-led TPG’s investments in Greater China including APM Monaco, DuXiaoman, Novotech PPC, Kangji Medical, United Family Healthcare and Li Ning. Prior to joining TPG, Mr. Chen worked in the Technology Mergers & Acquisitions Group of Lehman Brothers in New York. Mr. Chen’s current non-profit activities include China Senior Advisor to Bill and Melinda Gates Foundation’s Strategic Investment Fund, Chairman and Founder of Hope Matters Foundation and China Fellow and member of the Aspen Global Leadership Network of the Aspen Institute.
Mr. Chen received a B.S. in Business Administration with honors from University of Colorado.
Howard Steyn is our President. Mr. Steyn is a Partner at L Catterton who leads the firm’s global initiatives, driving cross-geography investments and portfolio company expansion. Mr. Steyn, who has been a senior investment professional at L Catterton since September 2007, was previously a Partner at L Catterton Growth. Mr. Steyn has worked on numerous investments during his tenure at the firm and served on the boards of a variety of portfolio companies including Zarbee’s, Nature’s Variety, and Lily’s Kitchen. Prior to joining L Catterton, Mr. Steyn was a Principal in Bain Capital’s venture capital and growth equity funds. During his eight years with Bain Capital, he led investments and worked with management teams to maximize performance in a range of companies from early-stage and growth equity through leveraged buyouts. Prior to Bain Capital, Mr. Steyn worked at McKinsey & Company.
Mr. Steyn earned an A.B. magna cum laude in Social Studies from Harvard College, and received his M.B.A. with honors from The Wharton School of The University of Pennsylvania.
Sanford Litvack is our independent director. Mr. Litvack has more than six decades of commercial litigation and corporate operations experience in both the private and public sectors. Mr. Litvack is currently a partner of leading boutique trial and arbitration law firm Chaffetz Lindsey as well as a fellow of the American College of Trial Lawyers. Formerly, Mr. Litvack was senior counsel in the litigation department at global law firm Hogan Lovells and an assistant attorney general in charge of the Department of Justice’s antitrust division. Mr. Litvack previously also served as the chief of corporate operations and the vice chairman of the Board of Directors at Disney, where he spearheaded its acquisitions of ABC and ESPN. His boardroom experience also includes a prior directorship at technology company Hewlett Packard.
Mr. Livack earned his B.A. at The University of Connecticut, and received LL.B. degree from Georgetown University Law Center.
Frank N. Newman is our independent director. Mr. Newman has invented an advanced cybersecurity design, holds five patents on its technology, and has been the Chief Executive Officer and Co-founder of PathGuard, Inc. (or its predecessors), the company he established to implement the system, since 2015. From 2011 until December 2018, Mr. Newman served as Chairman of Promontory Financial Group China Ltd., an advisory group for financial institutions and corporations in China. From 2005 to 2010, Mr. Newman served as Chairman and Chief Executive Officer of Shenzhen Development Bank, a national bank in China. Prior to 2005, Mr. Newman served as Chairman, President, and Chief Executive Officer of Bankers Trust and Chief Financial Officer of Bank of America and Wells Fargo Bank. Mr. Newman served as Deputy Secretary of the U.S. Treasury from 1994 to 1995 and as Under Secretary for Domestic Finance from 1993 to 1994. Mr. Newman has authored two books and several articles on economic matters, published in the U.S., mainland China, and Hong Kong. Mr. Newman has served as a director for major public companies, including Bankers Trust Company, Dow Jones, GUS (Great Universal Stores, in the UK), Korea First Bank, and Shenzhen Development Bank. Mr. Newman has also served as a member of the Board of Trustees of Carnegie Hall. Mr. Newman is currently on the board of directors and the audit committee of ParkerVision, Inc and the board of directors of Steiner Leisure Limited.
Mr. Newman earned his B.A. magna cum laude in Economics at Harvard University.
Anish Melwani is our independent director. Mr. Melwani is the Chairman and Chief Executive Officer of LVMH for North America. In this role, he oversees and coordinates the activities of the LVMH Group across more than 75 Maisons. Mr. Melwani is a member of the board of directors for Fresh Cosmetics, Inc., Marc Jacobs Holdings LLC, Colgin Cellars LLC, Starboard Cruise Services, Inc., Tiffany & Co. Prior to joining LVMH in 2015, Mr. Melwani was a Senior Partner in the New York office of McKinsey and Company where he co-led the Global Strategy & Corporate Finance practice and supported clients across industries. At McKinsey since 1999, Mr. Melwani counseled senior executives of leading global companies on issues related to corporate strategy, M&A, alliances, portfolio management and organization. Mr. Melwani worked in McKinsey’s Singapore and Hong Kong offices and was then relocated to the New York office, where he advised leaders of public sector institutions in New York City. Mr. Melwani is a member of the Council on Foreign Relations, the Board of the United Way of New York City where he serves on the Marketing Committee, and the National Retail Federation’s Board of Directors.
Mr. Melwani holds a B.A. in Economics from Harvard University.
Number and Terms of Office of Officers and Directors
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.
Pursuant to an agreement to be entered into on or prior to the closing of the initial public offering, our Sponsor, upon and following the consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our currently effective amended and restated memorandum and articles of association as it deems appropriate. Our currently effective amended and restated memorandum and articles of association provides that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each committee operate under a charter that has been approved by our board and has the composition and responsibilities described below.
Audit Committee
We established an audit committee of the board of directors. Messrs. Litvack, Newman and Melwani serve as members of our audit committee. Our board of directors has determined that each of Messrs. Litvack Newman and Melwani is independent under the Nasdaq listing standards and applicable SEC rules. Mr. Newman serves as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Newman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the initial public offering; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
We established a nominating committee of our board of directors. The members of our nominating committee are Messrs. Litvack, Newman and Melwani, and Mr. Litvack serves as chairman of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Messrs. Litvack, Newman and Melwani is independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Compensation Committee
We established a compensation committee of our board of directors. The members of our compensation committee are Messrs. Litvack, Newman and Melwani, and Mr. Melwani serves as chairman of the compensation committee.
Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Messrs. Litvack, Newman and Melwani is independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
L Catterton manages a significant number of funds. L Catterton and its affiliates, including L Catterton Asia, may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within L Catterton may be suitable for both us and for current or future L Catterton funds and may be directed to such L Catterton Funds rather than to us. Neither L Catterton nor members of our management team who are also employed by L Catterton have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. L Catterton and our management, in their capacities as employees of L Catterton or in their other endeavors, may be required to present potential business combinations to other entities, before they present such opportunities to us.
In addition, L Catterton or its affiliates, including L Catterton Asia, may sponsor other blank check companies similar to ours during the period in which we are seeking an initial business combination, and members of our management team may participate in such blank check companies. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams.
Notwithstanding the foregoing, we may pursue an Affiliated Joint Acquisition opportunity one or more affiliates of L Catterton and/or one or more investors (who may or may not be investors in L Catterton). Such entities may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.
Under Cayman Islands law, officers and directors owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in our currently effective amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Certain of our officers or directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our currently effective amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other unless such opportunity is expressly offered to such person in their capacity as a director or officer of our company and the opportunity is one that our company is permitted to complete on a reasonable basis.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:
Individual	Entity	Entity’s Business	Affiliation
Chinta Bhagat	L Catterton Asia	Investment	Managing Partner, co-head and Chief Executive Officer
Scott Chen	L Catterton Asia	Investment	Managing Partner, co-head and Chief Investment Officer
Howard Steyn	L Catterton	Investment	Partner
Sanford Litvack	Chaffetz Lindsey LLP	Law Firm	Partner
Frank Newman	PathGuard, Inc.	Security	Chief Executive Officer and co-founder
Anish Melwani	LVMH of North America	Luxury retail	Chairman and Chief Executive Officer
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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Our Sponsor subscribed for Founder Shares prior to the date of this Report and will purchase private placement warrants in a transaction that will close simultaneously with the closing of the initial public offering.

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Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our currently effective amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination prior to the Business Combination Deadline or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed timeframe. If we do not complete our initial business combination within the prescribed timeframe, the private placement warrants will expire worthless. Except as described herein, our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

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The LCAA Articles contains a waiver of the corporate opportunity doctrine, which provides that LCAA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is offered to any director or officer of LCAA in their capacity as such and the opportunity is one that LCAA is permitted to complete on a reasonable basis. The purpose for the surrender of corporate opportunities is to allow officers or directors with multiple business affiliations to continue to serve as a director or officer of LCAA. LCAA’s directors and officers may from time to time be presented with opportunities that could benefit both another business affiliation and LCAA. In the absence of the “corporate opportunity” waiver in the LCAA Articles, certain candidates would not be able to serve as a director or officer. LCAA believes LCAA substantially benefits from having representatives who bring significant, relevant and valuable experience to LCAA’s management, and, as a result, the “corporate opportunity” waiver in the LCAA Articles provides LCAA with greater flexibility to attract and retain the directors and officers that LCAA feels are the best candidates. LCAA does not believe that this provision impacted LCAA’s search for prospective business combination targets.

Subject to obtaining the necessary approvals from the advisory board of L Catterton Asia 3, we are not prohibited from pursuing an initial business combination with a company that is affiliated with L Catterton, our Sponsor, officers or directors. In addition, in the event we seek to complete our initial business combination with a company that is affiliated with L Catterton, our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.
Furthermore, in no event will our Sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on the Nasdaq, we will also reimburse an affiliate of our Sponsor for office space, secretarial and administrative services incurred on our behalf in the amount of $10,000 per month.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.
Executive Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on the Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will reimburse an affiliate of our Sponsor for office space, secretarial and administrative services incurred on our behalf in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Director Independence
The rules of Nasdaq require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in Nasdaq rules and applicable SEC rules. Our board of directors has determined that Sanford Livack, Frank N. Newman and Anish Melwani are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or our officers or directors.
Properties
We currently maintain our executive offices at 8 Marina View, Asia Square Tower 1 #41-03, Singapore. The cost for our use of this space is included in the $10,000 per month fee we will reimburse an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Competition
If we succeed in effecting the Business Combination with LTC, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.
Periodic Reporting and Financial Information
We have registered our Units, LCAA Public Shares and LCAA Public Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.
We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials, as applicable, sent to shareholders. These financial statements may be required to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed timeframe. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.
Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2021. Only in the event we are deemed to be a large, accelerated filer or an accelerated filer will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least US$1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of the LCAA Public Shares that are held by non-affiliates equals or exceeds US$700 million as of the prior June 30, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds US$250 million as of the end of that year’s second fiscal quarter or (ii) our annual revenues exceeded US$100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds US$700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

LCAA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
The following discussion and analysis of LCAA’s financial condition and results of operations should be read in conjunction with LCAA’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. LCAA’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the “Company,” “LCAA,” “we,” “us” or “our” refer to L Catterton Asia Acquisition Corp prior to the consummation of the Business Combination.
Overview
LCAA is a blank check company incorporated on January 5, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. LCAA reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Original Merger Agreement on January 31, 2023, which is amended and restated in its entirety by the First Amended and Restated Merger Agreement on October 11, 2023, as further described in the section entitled “The Business Combination Proposal” in this proxy statement/prospectus. LCAA intends to effectuate the Business Combination using cash from the proceeds of its IPO, the sale of the LCAA Private Warrants and proceeds from the PIPE financing, if any.
Results of Operations
Our business activities from inception to June 30, 2023 consisted primarily of our formation and completing our IPO, and since the offering, our activity has been limited to identifying and evaluating prospective acquisition targets for a Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income and dividends on investments held in Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the six months ended June 30, 2023, we had a net loss of approximately $1.5 million, which included a loss from the change in fair value of warrant liabilities of approximately $3.6 million and operating expenses of approximately $3.5 million, offset by the change in deferred underwriter fees of approximately $87,000 and interest income earned on investments held in Trust Account of approximately $5.6 million.
For the year ended December 31, 2022, we had a net income of approximately $10.84 million, which included a gain from the change in fair value of warrant liabilities of $11.28 million, interest income earned on investments held in Trust Account of $4.13 million offset by formation and operating expenses of $4.57 million.
For the period from January 5, 2021 (inception) through December 31, 2021, we had a net income of approximately $5.49 million, which included a gain from the change in fair value of warrant liabilities of $7.22 million, offset by a loss from formation and operating expenses of $1.05 million, interest earned on investments held in Trust Account of $0.02 million and offering cost expense allocated to warrants of $0.70 million.
Our business activities from inception to March 31, 2021 consisted primarily of our formation and completing our IPO, and since the offering through June 30, 2023, our activity has been limited to identifying and evaluating prospective acquisition targets for a Business Combination.

Liquidity and Going Concern
On March 15, 2021, the Company consummated the IPO of 25,000,000 units (the “Units” and, with respect to ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, the Company consummated the issuance and sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,500,000. Transaction costs amounted to $16,467,878 consisting of $5,730,175 of underwriting discount, $10,027,806 of deferred underwriting discount, and $709,897 of other offering costs.
As of June 30, 2023, the Company had $4,523 in its operating bank account. As of June 30, 2023, the Company had a working capital deficit of $8,641,390.
The Company’s liquidity needs up to its IPO were satisfied through a capital contribution from the Sponsor of $25,000 for the founder shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000. Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of June 30, 2023, there were no amounts outstanding under any working capital loan.
The Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying, and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution described in Note 1, should the Company be unable to complete an initial business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until September 15, 2023 to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by the specified period. If an initial business combination is not consummated by September 15, 2023, there will be a mandatory liquidation and subsequent dissolution. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The Company intends to complete an initial business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by September 15, 2023. See “Proposal Two —  The Business Combination Proposal — Background of the Business Combination — Proposed Business Combination with LTC” and “Risk Factors — Risks Relating to LCAA and the Business Combination — If LCAA were deemed to be an investment company for purposes of the Investment Company Act, LCAA may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate and dissolve itself. To avoid that result, LCAA has liquidated the securities held in the trust account and instead holds all funds in the trust account in cash. As a result, following such liquidation, LCAA is likely to receive minimal interest, if any, on the funds held in the trust account, which would reduce the dollar amount that LCAA’s public shareholders would receive upon any redemption or dissolution of LCAA.”
Contractual Obligations
As of June 30, 2023, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities other than deferred underwriters’ discount and amounts owed to the Sponsor under the administrative services agreement.

Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
There have been no significant changes in our critical accounting policies as discussed in the Annual Report on Form 10-K filed by us with the SEC on March 31, 2023.
Warrants Liability
We evaluated the Warrants in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity,” and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary share subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary share subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary share (including ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified in temporary equity. At all other times, ordinary share is classified as shareholders’ equity. Our Class A ordinary share feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, 21,783,622 and 28,650,874, respectively, of Class A ordinary share is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary share to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary share are affected by charges against additional paid in capital and accumulated deficit.
Net Income (Loss) Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has two classes of shares, Class A Ordinary Shares and Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 15,037,074 ordinary shares in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income per ordinary share for the period presented. The Company’s statement of operations applies the two-class method in calculating net income per share. Basic and diluted net income (loss) per ordinary share for Class A ordinary share and Class B ordinary share is calculated by dividing net income (loss) attributable to the Company by the weighted average number of shares of Class A ordinary share and Class B ordinary share outstanding, allocated proportionally to each class of ordinary share.
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have an impact on its financial statements.
The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.
Off-Balance Sheet Arrangements
As of June 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

INFORMATION ABOUT LOTUS TECH
Unless the context otherwise requires, all references in this section to “Lotus Tech,” “we,” “us” or “our” refer to LTC and its subsidiaries.
Our business
We are a pioneering luxury battery electric vehicle (BEV) maker that designs, develops, and sells luxury lifestyle vehicles (non-sports car vehicles for daily usage) under the iconic British brand “Lotus.” With over seven decades of racing heritage and proven leadership in the automotive industry, the Lotus brand symbolizes the market-leading standards in performance, design and engineering. Fusing proprietary next-generation technology built on world class research and development capabilities and an asset-light model empowered by Geely Holding, we are breaking new grounds in electrification, digitization and intelligence.
The Lotus brand was founded in the U.K. in 1948 and has since established itself as a high-performance sports car brand with innovative engineering and cutting-edge technologies, renowned for its superior aerodynamics and lightweight design. The Lotus brand was born out of legendary success on the racetrack including 13 FIA Formula 1 world titles and many other championship honors. In 2017, Geely Holding acquired a 51% stake in Lotus UK and further set us up as a luxury lifestyle BEV maker. Geely Holding, a global mobility technology group with a proven track record in seeding BEV brands, has successfully incubated and revitalized a series of world-renowned brands with attractive financial profiles including Volvo, Polestar, LYNK&CO., and Zeekr. Positioned as the only Geely Holding-affiliated brand with sports car DNA, we have received comprehensive support from Geely Holding in manufacturing, supply chain, R&D, logistics infrastructure, and human capital, and are in the process of transforming from a British sports car company to a global pioneer of high-performance electric vehicles to bridge the gap between the traditional sports car and a new generation of electric vehicles. The proposed business combination with LCAA, a SPAC affiliated with L Catterton, which has a strategic relationship with LVMH, is expected to provide significant support in consumer insights and brand collaboration that will enable us to effectively raise our brand awareness globally. L Catterton has an exclusive relationship for consumer-focused private equity with LVMH and Financière Agache, the main investment company of Bernard Arnault, LVMH’s chairman and chief executive officer, and his family. This relationship provides L Catterton with direct access to LVMH’s most senior executives, global consumer insights, industry network and contacts, differentiated investment deal flow and collaboration on operating best practices. L Catterton retains sole discretion over all investment and portfolio management decisions related to the L Catterton funds. As of the date of this proxy statement/prospectus, we have not entered into any agreements with LVMH.
According to Oliver Wyman, the global luxury BEV market, as defined by BEVs with MSRP of over US$80,000, is expected to grow rapidly at a CAGR of 35% over 2021-2031 and reach a market size of nearly 1.9 million units by 2031. However, the global luxury BEV market is currently underserved, with only approximately 10 existing luxury BEV models, as compared to over 100 internal combustion engine (ICE) luxury models, leaving consumers with limited choices. As an early mover in the global luxury BEV market, we are leading the electrification transformation of this fast-growing luxury car segment, launching our E-segment BEV model years ahead of our competitors and targeting to become the first traditional luxury auto brand to achieve 100% BEV product portfolio by 2027. We launched our first fully electric Hyper-SUV, Eletre, in 2022. Beginning with Eletre, our new car roll outs will all be BEV models. We expect to take up market share and realize our first mover advantages by addressing unfilled demands in the current market.
Eletre is a luxury lifestyle E-segment SUV powered by our 800-volt Electrical Performance Architecture (“EPA”), which is a newly debuted self-developed BEV platform initially based on the same foundation of Sustainable Experience Architecture (“SEA”), the world’s first open-source BEV architecture. Combining its technologically advanced platform with cutting-edge design, Eletre delivers leading performance in acceleration, driving range and charging speed. We have three different versions of Eletre, namely, Eletre, Eletre S and Eletre R, to satisfy the various demands of customers. Eletre R, in particular, generates a maximum 905 horsepower (hp) and can accelerate from 0 to 100 km/h in 2.95s. Its 112-kWh battery pack offers a maximum WLTP range of 490 km and can be recharged from 10% to 80% in less than 20 minutes. While offering unrivaled performance, Eletre comes at a better value-for-money proposition — with average manufacturer’s suggested retail price (“MSRP”) higher than US$100,000 — compared to traditional luxury OEMs. Eletre had a cumulative global orderbook of over 8,600 units as of September 30, 2023 and vehicle deliveries commenced in China and Europe in 2023. Planning is underway for deliveries to the U.S. and rest of the world. Our second lifestyle production vehicle, Emeya, was launched in September 2023. Production of Emeya is expected to commence in 2024. In addition to Eletre and Emeya, we plan to launch two additional fully-electric vehicles over the next two years, including a D-segment SUV in 2024 and a BEV sports car in 2025.
We believe that our R&D capability is one of our key competitive strengths. Drawn from Lotus brand sports car design heritage, deep automotive expertise and next-generation technologies, our proprietary 800-volt EPA is a high-performance platform for luxury electric vehicles, which was developed over five years of R&D efforts. It features super charging capabilities, high energy conservation, and high-speed data transmission, with high adaptability that can accommodate varying battery sizes, motors, and component layouts across vehicle classes. Such superior design enables us to quickly roll out new models and ramp up production with competitive performance attributes and achieve economies of scale. Aside from the EPA, we have developed a leading ADAS with fully-embedded L4-ready hardware capabilities enabled by the world’s first deployable LiDAR system and proprietary software system. Our five wholly-owned R&D facilities spanning the U.K., Germany and China demonstrate a seamless collaboration among highly experienced and dedicated Lotus teams to support our world-class R&D capabilities.
We manufacture all BEV models through a contract manufacturing partnership with Geely Holding, utilizing Geely Holding’s newly-constructed, state-of-the-art manufacturing facilities dedicated for EVs in Wuhan, China, with a production capacity of 150,000 units annually. Leveraging Geely Holding’s readily available production capacity, we believe we can execute our business plan with higher scalability and flexibility while limiting our upfront capital commitments, compared to most other OEMs. Besides, leveraging Geely Holding’s global supply-chain network, strong bargaining power in procurement and stable relationships established with reputable suppliers such as NVIDIA, Qualcomm, CATL, and Momenta, we can secure high-quality components at more competitive prices, which we believe would allow us to better manage any supply-chain disruption risk more effectively compared to other OEMs.
We bring customers a luxury retailing experience through a digital-first, omni-channel sales model to establish and develop direct relationship with customers and covers the entire spectrum of customer experience, both physically and virtually. We operate premium stores in high-footfall locations, providing personalized and exclusive services to create a luxurious purchasing experience for our customers. Our global sales digital platform provides a full suite of luxury retailing experience, including, a virtual showroom of our brand and products, an enquiry, order, purchasing and customization platform, and a reservation system for test driving, product delivery, aftersales services, among others. Our customers can choose their versions of Eletre and are offered a wide range of options for customization, including exterior, interior, and other functions and features. In addition to the fully digitalized online retail model supported by the Lotus App, we adopt a direct sales model and have established co-partnership programs with some of the leading automotive dealers across all regions, in order to expand our presence rapidly in an asset-light manner. As part of the Lotus brand’s philosophy of “born British and raised globally,” we have developed a global sales and distribution network. We and Lotus UK have entered into a Distribution Agreement pursuant to which a subsidiary of ours will be appointed as the global distributor for Lotus UK. As such, we have established a Global Commercial Platform (“GCP”) to distribute Lotus branded vehicles models, including Eletre, Emeya and our future BEV models, as well as the sports car models developed and manufactured by Lotus UK, namely Evija (BEV sports car), Emira (ICE sports car) and another BEV sports car to be launched by Lotus UK in 2025. We believe this is the most efficient approach to market Lotus cars and promote the Lotus brand globally. As of September 30, 2023, we had 206 stores in our global distribution network, and we plan to expand our retail network to over 300 stores by 2025.
As of September 30, 2023, we had shipped a total of over 4,800 vehicles, which consisted of our Eletre model and Emira model distributed through LTIL. As of September 30, 2023, we had a cumulative global orderbook of over 19,000 units of Eletre and Emira.
Our Strategy
The growth of the global luxury car segment is expected to outpace that of the overall car market, growing at a CAGR of 10% from 2021-2031, according to Oliver Wyman. Additionally, driven by regulatory tailwinds and increasing sustainability awareness, the total global BEV market is expected to grow rapidly at a CAGR of

24% from 2021 to 2031. Within the global BEV market, the luxury BEV segment is expected to outgrow the mass market BEV segment, growing at a CAGR of 35% and is expected to reach a total market size of 1.9 million units by 2025. We are well positioned to capitalize on the growth momentum of the global luxury BEV segment by leveraging the following strategies.
Invest in brand equity and fully transform the brand.   Leveraging Lotus brand’s racing heritage and proven leadership, we intend to further elevate the brand by continuing to deliver a portfolio of fully electric and high-performance vehicles which satisfy customers’ expectations and broaden our customer base, in particular high net worth individuals and the tech-savvy younger generations who value our Brand’s DNA. Additionally, the proposed business combination with LCAA is expected to provide significant support in consumer insights and brand collaboration as we expand globally, transforming the Lotus brand from a British sports car company to a global pioneer of high-performance electric vehicles that is well recognized and accessible by global premium customers.
Scale up and expand geographical presence.   We intend to deepen our penetration across all regions. Our Lotus brand is closely associated with “customer engagement” and “community building” and in order to provide our customers a luxurious customer experience, we have adopted a direct-to-consumer global sales and distribution strategy that focuses on establishing and developing direct relationship with customer, especially in selected regions including China, Europe and the U.S., which represent some of the key regions that drive fast growth in the global BEV markets. By offering a luxurious purchasing experience and superior customer service, we expect to further deepen our penetration in the global market and target to establish a total of over 300 stores globally by 2025.
Develop next-generation electric vehicle technologies while monetizing Lotus’s R&D prowess.   We intend to continuously develop and enhance proprietary cutting-edge technologies, including our 800-volt EPA architecture and hardware, algorithm, and software systems to enhance the competitiveness of our vehicles, supported by continuous R&D investment. All of our proprietary technologies are built with the principle of “For the Drivers”, while inheriting our unique design language and philosophy. We are in the process of transforming from a British sports car company to a global pioneer of high-performance lifestyle electric vehicles and have set high quality and safety standards for and make continuous improvements on our vehicles and technologies, including our sensory hardware and ADAS software. We also plan to monetize our R&D capabilities by licensing our IPs to other luxury auto brands and providing ADAS software subscriptions to our customers.
Continue to launch new models and upgrade existing models.   The successful launches of new models are critical for us to continue capturing market share in the luxury BEV market and strengthening our leadership position. We plan to launch a well-balanced portfolio of new models with exceptional performance in the coming years to broaden our customer base, in particular high net worth individuals and the tech-savvy younger generations, and expand our product breadth. We plan to launch two additional fully-electric vehicles over the next two years, including a D-segment SUV in 2024 and a BEV sports car in 2025. We also intend to upgrade our models to equip our vehicles with innovative technology and design.
Focus on sustainability and lead in electrification.   As a leader of the electrification transformation of the luxury car segment, we have launched our E-segment BEV model years ahead of our competitors and plan to continue launching our other BEV models. We also target to become the first traditional luxury auto brand to achieve 100% BEV product portfolio by 2027. As part of the sustainability commitment, we aim to achieve carbon neutrality by 2038, with the green factory, which is owned and operated by Geely Holding, to achieve 100% green power by 2025. We expect to continue to focus on sustainability leadership by waste reduction, and ongoing adoption of renewable energy and recyclable materials.
Our Strengths
We believe we benefit from a number of competitive advantages:
Early mover in the luxury BEV market.   We are well positioned to capitalize on the rapid growth of the global luxury BEV market and address unmet demand by offering a portfolio of BEV models. The global luxury BEV market is expected to grow rapidly at a CAGR of 35% over 2021 to 2031 and reach 1.9 million units by 2031, according to Oliver Wyman. We operate at the “sweet-spot” within the luxury BEV segment by providing vehicles with a target price range between US$80,000 to US$149,000, which represents the largest volume contributor to the luxury BEV segment. Additionally, the global luxury BEV market is underserved due to limited availability of models. As an early mover in the luxury BEV market, we have launched our E-segment BEV model years ahead of our competitors and expect to continue launching our BEV models and target to become the first traditional luxury auto brand to achieve 100% BEV product portfolio by 2027, expecting to create significant early mover advantages in terms of electrification progress compared to other brands.
Iconic brand with racing heritage.   The core principles and Lotus DNA at the heart of our company come from more than 70 years of sports car design and engineering. The concepts of aerodynamics and lightweight sports car design are highly distinguished and have been the essential part of the Lotus brand’s ethos. Since inception, Team Lotus has won multiple Formula 1 championships, including 6 “FIA Formula 1 Drivers’ World Championships,” 7 “FIA Formula 1 Constructors’ World Champions,” and 81 “FIA Formula 1 Grand Prix Wins.” The Lotus brand was also awarded “Luxury brand of the year” at the prestigious “Luxury Briefing Awards 2019” while Evija received a “2020 MUSE Global Design Award.”
Proprietary next generation technology built on world class R&D capabilities.   Lotus Group has consistently been a technological pioneer in the automotive industry over the past seven decades. Our exceptional technologies are demonstrated by our proprietary 800-volt EPA architecture entailing super-charging capabilities, high energy conservation, and high-speed data transmission, with high adaptability that can accommodate varying battery sizes, motors, and component layouts across vehicle classes. Additionally, we possess leading ADAS technology with fully embedded L4-ready hardware capability, enabled by the world’s first deployable LiDAR system, five 360° perception coverage, and self-developed software system for cognition, decision making, design and control algorithm. Our operating system, Lotus Hyper OS, utilizes technology to create real-time 3D content for passengers. By maintaining a strong focus on R&D and innovation, we expect to enjoy significant competitive advantages over other automotive brands in vehicle performance and driving experience.
Asset-light business model supported by Geely Holding ecosystem.   We adopt an asset-light business model that leverages Geely Holding’s extensive resources in manufacturing, supply chain, R&D, logistics infrastructure, and human capital. We benefit from Geely Holding’s newly-constructed, state-of-the-art manufacturing facilities dedicated for EVs in Wuhan, China, with a production capacity of 150,000 units annually, to manufacture our BEV models, which allows us to operate under a highly scalable model that can efficiently execute our business plan with limited upfront capital commitment. Leveraging Geely Holding’s global supply-chain, we can quickly establish and maintain relationships with top-tier global suppliers to secure stable supplies of critical components, particularly components such as battery and automotive chips, which are susceptible to price volatility and supply disruption. We believe the strong support from Geely Holding significantly enhances our ability to expand our global operations more quickly, efficiently, and cost-effectively than other OEMs.
Focus on sustainability targeting fully electric product portfolio.   Being at the forefront of electrification and decarbonization, we lead the electrification transformation of luxury car segment and adhere to the highest international ESG standards with an ESG rating of A- by SynTao Green Finance, which awarded A- and above ranking to only 7% of listed companies in its radar. All future new models of Lotus Group will be fully electric, and Eletre marks our transition to a full line-up of BEVs. In addition, Geely Holding has established a photovoltaic power generation system for its green factory with an expected capacity of over 16 million kWh in 2023. We believe our commitment to sustainability will resonate with customers who share the same value and vision.
Luxury retailing experience and omni-channel sales model.   We adopt a digital-first, omni-channel sales model that uses digital channels and physical retail service to provide a seamless and unified experience to our customers. The Lotus App offers customizable services on our digital platform, providing great flexibility and scalability in response to market and customer requirements. In addition, we adopt a direct sales model and have established co-partnership programs with leading automotive dealers across all regions. We believe such arrangements can help it expand quickly, while maintaining customer intimacy.
Global, experienced, and visionary leadership.   We have a pioneering, tech-forward and design-led management team with expertise in automotive, technology and innovation. Led by Mr. Qingfeng Feng, an industry veteran and a visionary leader who has served at Geely Holding for more than 20 years. Our management team is made up of seasoned professionals with diversified backgrounds in R&D, technology, automotive design spaces, and with extensive industry experience at other leading auto firms, such as Geely Holding, Volvo, Mercedes Benz, BMW, Porsche, Maserati, Aston Martin, Ferrari and Bugatti.
Our Vehicles
We are a luxury BEV maker that designs, develops, and sells luxury lifestyle vehicles under the iconic British brand “Lotus.” With over seven decades of heritage and proven leadership on racetrack and road cars, the Lotus brand symbolizes the market-leading standards in performance, design and engineering. Our first lifestyle production vehicle, Eletre, is a new breed of pure electric SUV powered by Lotus’s proprietary 800-volt EPA. Eletre had a cumulative global orderbook of over 8,600 units as of September 30, 2023. Vehicle deliveries commenced in China and Europe in 2023. Planning is underway for deliveries to the U.S. and rest of the world. Our second lifestyle production vehicle, Emeya, was launched in September 2023. Production of Emeya is expected to commence in 2024. In addition to Eletre and Emeya, we plan to launch two additional fully-electric vehicles over the next two years, including a D-segment SUV in 2024 and a BEV sports car in 2025. We also plan to upgrade our models on an ongoing basis.
Eletre
Eletre is the first of our new breed of pure electric SUV. It is our first lifestyle vehicle, which aims to set the standard for our future lifestyle vehicles. The five-seater (four-seater as optional) is 5,103 millimeters long with a 3,019-millimeter wheelbase, providing customers a spacious and comfortable riding experience. Eletre comes with standard five drive modes, switchable through adjusting the front and rear wheel steering, damper settings, chassis controls system, propulsion strategies, and accelerator pedal response.
Three different versions of Eletre are available for pre-order, namely, Eletre, Eletre S and Eletre R, with the choice of two powertrains. These versions are designed to satisfy the various demands of customers — Eletre R is tailored for customers who seek speed and control while Eletre S provides longer range and more comfort. With average MSRP higher than US$100,000, Eletre and Eletre S feature the 450 kilowatts single-speed version, with a maximum miles per full charge (WLTP) of 600 kilometers (km). Eletre and Eletre S can deliver a top speed of 258 km per hour and an acceleration from zero to 100 km per hour in 4.5 seconds and from 80 to 120 km per hour in less than 2.2 seconds, with a maximum of 710 Newton-meter (Nm) of torque. With average MSRP higher than US$130,000, Eletre R comes with the flagship 675 kilowatts dual-speed system, with a maximum WLTP of 490 km and dual-speed version on rear engine. Eletre R can deliver a top speed of 265 km per hour and an acceleration from zero to 100 km per hour in just around 2.95 seconds and from 80 to 120 km per hour in less than around 1.9 seconds, with a maximum of 985 Nm of torque. In addition to standard five drive modes, Eletre R also comes with another track mode. All three versions come with a 112-kilowatt-hour battery pack, with a fast charging time of less than 20 minutes from 10% to 80% capacity using a rapid charger. We offer slightly different Eletre S and R models (namely, Eletre S+ and R+) tailored to the China market.
Efficient aerodynamics have historically been at the heart of the Lotus brand. A significant element of the exterior design of Eletre is porosity, which essentially allows air to flow through the vehicle as opposed to being pushed around it, reducing air resistance and delivering a more efficient journey in terms of improved vehicle range, speed, performance and design aesthetics. Eletre’s interior brings a comfortable and luxurious feeling to passengers, configuring highly durable materials and an immersive infotainment system. Eletre is equipped with a 15.1-inch high definition OLED screen which works in tandem with the digital passenger display and provides access to its advanced infotainment system. Information is displayed to the driver via a head-up display (HUD) featuring augmented reality (AR) technology. Voice control is enabled through advanced speech recognition technology.
Lotus Hyper OS is an operating system powering our advanced digital cockpit cabin installed in Eletre, enabling us to create next-generation real-time 3D digital mapping and graphing experiences. Lotus Hyper OS includes two Qualcomm 8155 System-on-chips to provide accelerated graphic rendering and higher data transmission speeds. Eletre will also debut a next-generation digital head unit, which is expected to provide fully customizable displays, hosted on an advanced driver information module.
Eletre is equipped with the latest connectivity technology, including 5G compatibility, which enables the relevant performance and features of the vehicle to be continuously updated and enhanced via over-the-air (OTA) updates. Eletre owners can connect to the car via a smartphone app, and access driving logs, vehicle and charge status, remote features, location services and other functionalities. Eletre also comes with navigation services, including EV routing, EV range assistant, and predictive routing, and provides a series of safety functions. In addition to standard safety features, Eletre features collision mitigation support (front and rear), traffic sign information, front and rear cross traffic alert, children presence detection, lane departure warning, and emergency rescue call.
As of September 30, 2023, Eletre had a cumulative global orderbook of over 8,600 units. While customers may be able to cancel their orders, the deposit payment is typically non-refundable, except under specific conditions. See “Risk Factors — Risks Relating to Our Business and Industry — We have received a limited number of orders for Eletre, some of which may be cancelled by customers despite their deposit payment and online confirmation.” Annual sales volume of Eletre is expected to be between 40,000 to 50,000 units starting from 2026.
Emeya
Emeya (Type 133), a four-door luxury and performance vehicle, is our second lifestyle vehicle and first hyper grand tourer (hyper-GT) vehicle. It is also one of the world’s most advanced electric hyper-GT vehicles.

Emeya is being developed based on the same advanced EPA architecture and adopting the same strong aerodynamics and intelligent driving system as Eletre. Powered by our high-power dual motor, Emeya can deliver an acceleration from zero to 100 km per hour in 2.8 seconds, making it one of the fastest electric GTs in the world. Equipped with our supercharging feature, Emeya can reach 150 km range with five minutes of charging time and boost up to 80% capacity within 18 minutes of charging time using a 350 kW direct current fast charger. In addition, Emeya has been meticulously designed with the latest sustainable materials to reduce the carbon footprint of its production.
We expect to start production of Emeya in 2024. The average MSRP will be higher than US$100,000. The annual sales volume of Emeya is expected to be between 30,000 and 40,000 units starting from 2027.
Future Models
Type 134
Type 134 is a D-segment BEV SUV planned for launch in 2024 with expected delivery in 2026. With average MSRP higher than US$70,000, Type 134 will be an SUV targeting younger demographics. Annual sales volume of Type 134 is expected to be between 80,000 and 90,000 units starting from 2027.
Type 135
Type 135 is a BEV sports car planned for launch in 2025 with expected delivery in 2027. With average MSRP higher than US$95,000, Type 135 will be our first all-electric sports car, built upon Lotus’s unique sports car platform. Expected annual sales volume of Type 135 is expected to be between 10,000 and 15,000 units starting from 2029.
Our Global Commercial Platform
We have developed a Global Commercial Platform, or GCP, for the sales and distribution of our vehicles and sports cars made by Lotus UK. As of September 30, 2023, we had 206 stores in our global distribution network.
Luxury Retailing Experience for Customers
Aiming to provide a future-proof, luxurious customer experience, we adopt a digital-first, omni-channel sales model for Eletre and future BEV models to establish and develop direct relationship with customers, covering the entire spectrum of customer experience, both physically and virtually.

Our global sales digital platform provides a full suite of luxury retailing experience, including, a virtual showroom of our brand and products, an enquiry, order, purchasing and customization platform, and a reservation system for test drive, product delivery, aftersales services, among others. We also create online forums in various geographic markets for customers to engage, search, communicate and interact. Our customers can choose their versions of Eletre and are offered a wide range of options for customization, including exterior, interior, and other functions and features. Our customers can also reserve test-driving sessions and have access to our digital payment system and aftersales services and software updates.
Master Distribution Agreement with Lotus UK
Pursuant to the Distribution Agreement entered into by and between Lotus Cars Limited, the entity carrying out Lotus UK’s sportscar manufacturing operations, and Lotus Technology Innovative Limited (LTIL), our subsidiary, we are the exclusive global distributor (excluding the United States, where LTIL will act as the head distributor with the existing regional distributor continuing its functions) for Lotus Cars Limited to distribute vehicles, parts, and certain tools, and to provide aftersales services, branding, marketing, and public relations for such vehicles, parts, and tools distributed by it. The Distribution Agreement also provides that each year we and Lotus UK will prepare business plans and annual targets taking into account historical sales figures, forecast demand, national, regional, and local trends, and Lotus UK’s production capacity for the vehicles. Additionally, pursuant to the Distribution Agreement, existing stores and dealers of Lotus UK are transferred to Lotus Tech. As of September 30, 2023, we had 206 stores in our global distribution network. In addition to our Eletre and future BEV models, major vehicle models under the Distribution Agreement include Evija (BEV sports car) and Emira (ICE sports car), both developed and manufactured by Lotus UK, and another BEV sports car expected to be launched by Lotus UK in 2025.
Emira
Launched in 2021 with delivery in 2022, Emira is built on a new Lotus sports car architecture. It uses the pioneering Lotus bonded extruded aluminum chassis technology. Emira is 4,412 millimeters long with a 2,575-millimeter wheelbase. It comes with a power output of 298 kilowatts. Emira can deliver a top speed of 290 km per hour and an acceleration from zero to 100 km per hour in 4.5 seconds, with a maximum of 420 Nm of torque. With average MSRP higher than US$85,000, annual sales volume of Emira is expected to be between 5,000 to 6,000 units starting from 2024.
Evija
Launched in 2019 with expected delivery in 2023, Evija, the world’s first pure electric British hyper car and a 2020 MUSE Global Design Awards winner, is the first Lotus road car to feature a one-piece ultra-lightweight carbon fiber monocoque chassis. It is 4,459 millimeters long and weighs only 1,887 kilograms. Evija comes with 1,500 kilowatts power system, with a WLTP maximum range of 402 km. Evijia can deliver a top speed of 320 km per hour and an acceleration from zero to 300 km per hour in 9.1 seconds, with a maximum of 1,700 Nm of torque. Evija is equipped with a 93-kilowatt-hour battery pack, with a fast charging time of around 18 minutes to 100% capacity. With average MSRP higher than US$2.2 million, annual sales volume of Evija is expected to be around 25 units starting from 2023.
Distribution of vehicles and other products
We are responsible for establishing and maintaining a distribution network and an aftersales service network either selling directly, through Lotus UK’s subsidiaries, or by appointing sub-distributors. We are responsible for making sure that the sub-distributors will meet all the standards and abide by the guidelines as stipulated in the Distribution Agreement and achieve the minimum criteria for sales and aftersales service provisions, each as set out in the annual business plan. We are also responsible for providing branding, marketing, and public relations services in relation to Lotus-branded products.
Under the Distribution Agreement, we are generally responsible for procuring licenses and permits and fulfilling other procedures and formalities required to import the vehicles, while Lotus UK is responsible for obtaining homologation, also referred to as vehicle approval or type approval, of new sports car vehicle models.

Aftersales services
We also provide service and repair for vehicles manufactured or supplied by Lotus UK, in accordance with the applicable aftersales services and warranty services protocol. To provide customers with convenient and hassle-free aftersales experience, we pay close attention to customer requests and carry out testing and inspection that may be necessary to identify defects and ensure satisfactory functioning of vehicles.
Charging Solutions
We are dedicated to offering our customers a convenient and efficient charging experience and provide multiple solutions including home charging, flash charging through our self-owned charging network, and on the go charging which is provided by our designated partners.
In Europe, we expect to partner with a leading platform which is expected to provide our customers with extensive charger network that covers across Europe. We also plan to offer home charging solutions for owners of Eletre and future models.
In China, we provide home charging solutions and partner with leading suppliers that have charging network across the country. Partnering with local charging solutions developers, we operate self-owned charging network that provides 480 kW flash charging for our featured 800-volt EPA in core commercial areas of metropolises such as Beijing and Shanghai, among others. As of September 30, 2023, we had launched 64 flash charging stations.
In the U.S. and other global markets, we plan to provide comprehensive charging solutions tailored for local market conditions and customer demands.
Technology
We have taken a decisive path in developing EV-related technologies to achieve a fully-electric product portfolio. We will further establish our strong technology identity, which will be reflected in future electrified models. Bearing the mentality of an outright technology EV brand, we are leading in vehicle intelligence and digitalization, such as having a smarter ADAS and a more immersive infotainment system. We believe the combination of intelligence, digitalization, and quality will enable us to achieve technological advantages.
Pioneering Architecture and Chassis Platform
Eletre is built on an all-new proprietary 800-volt EPA architecture with integrated, high-voltage power distribution system. This architecture uses aluminum and high tensile steel for optimal structural rigidity. The EPA’s battery system enables intelligent heat management operating system for maximum energy conservation. Equipped with all-wheel drive and electric motor, Eletre can deliver a top speed of 265 km per hour with a maximum of 985 Nm of torque and it can reach up to 905 hp.
The EPA adopts a highly adaptable design and inherits our light-weight philosophy. The high energy density of the battery pack provides the optimal balance between performance and driving range. There are two electric motors, one driving the front wheels and another driving the rear wheels. Its three-in-one electric drive system integrates each motor with an inverter and a transmitter, an efficient design that makes the unit smaller and lighter. Our EPA enables drivers to enjoy stability, precision, and flexibility:
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Stability.   Our EPA system is equipped with active stabilizer bar systems to dynamically adjust stabilizer bars under various driving conditions, and deliver sports car-like experience and premium agility, cornering stability and controllability. The active suspension control system adjusts the height and damping rate of the suspension system to provide an optimal balance between comfort and handling performance.

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Precision.   The active kinematics control available in EPA implemented by a rear-wheel steering system will optimize the cornering control and agility at all speeds. The active kinematics control technology adjusts the turning radius at various speeds and enhances the maneuverability at low speeds and agility at high speeds.

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Flexibility.   Lotus intelligent dynamic control system (LIDC) improves the flexibility of vehicles in complex road conditions, such as curved road conditions, therefore improving the overall stability. The one-box brake system is another highlight which increases vehicle flexibility where a de-coupled system design enables a sports car-like brake pedal feel in combination with improved energy regeneration during braking maneuvers.

Intelligent Driving
Lotus Intelligent Driving research and development commenced as early as 2018. We are committed to building the best platform for advanced intelligent driving technologies and have strong self-development abilities, which includes cognition, decision, planning and control. We support end-to-end intelligent driving technologies with expertise in best-in-class hardware, advanced software and algorithms, and powerful cloud solutions. Our intelligent driving R&D teams in Germany and China have extensive experience in homologation and deep understanding of the behaviors and preferences of local customers. In addition, in 2021, we collaborated with Momenta, a leading intelligent driving technology company, who provided us with insights of perception level technologies.
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Top-class intelligent driving hardware.   We have invested significant resources into the development of hardware and we have L4-ready hardware embedded in our vehicles. Our deployable LiDAR technology is capable of all-around perception coverage with seven HD cameras of eight-megapixel, six long/short-range millimeter-wave radars among which the front and rear are image radars, four 128-line LiDARs, 12 ultrasonic radars, one in-car camera, and four around-view cameras of two-megapixel. By combining radars and LiDARs with camera sensors, Eletre can capture the speed and other information on the road to support high-level intelligent driving functions. In addition, Eletre is also powered and supported by dual Orin-X chips with 500 to 1,000 TOPS computing power to process complex data and image. The L4-ready hardware on Eletre is capable of capturing significant amounts of high-quality information, which in turn could be used to optimize our key intelligent driving algorithms, thereby helping us remain as a leader in the development of such technology. We believe this top-class driving hardware distinguishes Eletre from our competitors’ vehicles and enables Eletre to evolve with the development of intelligent driving technology throughout its life-cycle.

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Advanced software capabilities.   Our intelligent driving R&D team has developed key intelligent driving algorithms including cognition, decision, planning, and control. Our intelligent driving-related testing and simulation tools are also being developed to test and train algorithms and build a foundation of our cloud-based services. Our advanced intelligent driving software and algorithms take into account of various scenarios, including high-way, urban, and tunnels. Our self-developed intelligent driving algorithms was ranked in the top three in motion forecasting competition by Argoverse. Eletre will come with L2 intelligent driving solutions such as driving assistance, parking assistance, and active safety system, upon delivery. On top of these functions, we are developing end-to-end solutions for scenarios such as high-way, urban, and parking, which we expect to integrate into Eletre as premium functions through OTA.

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Powerful cloud services.   We constructed a powerful cloud infrastructure to support cloud-based services to customers. Our cloud services fully empower intelligent driving in data compliance, model training, process optimization, and improve computing power and digital operation capabilities.

We have integrated these hardware, software and cloud capabilities to develop a full stack of advanced intelligent driving technologies, which enable our vehicles to perceive and intelligently react to their surroundings and thereby enhancing their driving experience. By combining our powerful algorithms, HD cameras, radars and high-precision mapping capabilities, our vehicles are able to precisely perceive their surroundings in stereoscopic display. Our vehicles then dynamically react to their perceived surroundings by leveraging our customized planning and control algorithms. Taken together, our intelligent driving solution offers smooth and intelligent driving experience to drivers, even under extreme road conditions.
Advanced E-mobility Platform
We have developed a well-established electrical, instrumentation and control (EIC) system, which enhances the efficiency and performance of BEV models. With the EIC system, we are pioneering the release of 800-volt architecture and incorporating high-power motors into the e-mobility system. In addition, our supercharging design features significant charging efficiency to ensure the consistently strong performance of its e-mobility system.
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Pioneering 800-volt architecture.   We have launched an 800-volt electric platform by doubling the voltage to meet customers’ high-power demand in BEV. This pioneering design can increase the efficiency of energy utilization and reduce the overall weight of vehicles.

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High-power motors.   Eletre comes with two electric motors, one driving front wheels and another driving the rear wheels. The high-power motor driving the rear wheels is self-developed by us with a maximum of 450 kw hp. Those motor also incorporates an 800-volt-SiC inverter and two-speed gearboxes to realize an acceleration from zero to 100 km per hour within three seconds and to maintain strong vehicle power performance at the highest speed of 265 km per hour.

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Supercharging feature.   Underpinned by our self-developed 800-volt architecture and high-power motors, we have developed a 420 kw supercharging solution. The supercharging feature can electrify the battery level from 10% to 80% within 20 minutes and reach 120 km range with five minutes of charging time. We are improving the performance of our supercharging solutions to further reduce the charging time.

Digitalized Cabin and Connectivity
Adhering to our driver-centric design philosophy, we digitalized our cabin design and implemented connectivity features to meet the drivers’ expectations in vehicle digitalization and connectivity. By combining configuration and software systems together, we provide optimized intelligent cabin experiences in driving, entertainment, and interactions for our customers.
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Top cabin configuration.   The cabin of Eletre is equipped with the best-in-class hardware including latest chips and HUD screen technologies. We have onboarded dual Qualcomm 8155 chips to provide accelerated graphic rendering and higher data transmission speeds. Our multi-screens cabin setup provides customers convenient and immersive control over infotainment system.

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Leading cabin operation system.   Apart from top hardware configuration, we also develop our own Hyper OS cabin operating system with the “UNREAL Engine” to support real-time rendering and optimize 3D content and experiences. The operating system enables the screens to achieve a stable 60 frames per second refresh rate on screens and smooth switches among different cabin functions.

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Vehicle Connectivity.   The connectivity features are built for multi-vehicle connection scenarios, allowing for high-speed transmission of data among vehicles and with third parties. To enhance the connectivity functions within the vehicle, we onboarded 5G high-speed mobile networks for external downloads and gigabit ethernet for efficient internal connections among vehicle modules. The Bluetooth 5.2 and ultra-wideband digital keys are serving as critical supplements to vehicle connectivity functions for high-quality data transfer.

Sophisticated Engineering Design
The lightweight vehicle design and vehicle aerodynamics are the most noteworthy engineering features of our BEV models design. We also provide engineering design consultancy services to external OEMs.
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Aerodynamic efficiency.   We have self-developed and patented technologies related to aerodynamics, including wedge-shaped car designs, air intakes, and airfoils, and our electric vehicle portfolio inherits the aerodynamics design heritage. For example, the unique porosity design can reduce the low drag coefficient of Eletre to 0.26, making it easier to pass through the surrounding air. In addition, the active rear spoiler and active air intake grille designs enable Eletre to reach a considerable vehicle downforce for optimal stability at high speeds.

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Lightweight vehicle design.   The “lightweight” design philosophy is key to our heritage and we keep innovating in the use of materials and in designing new processes to reduce vehicle’s weight. For example, we have designed 17 kinds of welding processes to realize lightweight vehicle mass production. The lightweight design enables BEV models to have faster straight-line acceleration, increased range, and extraordinary handling.

Worldwide Research and Development Footprint
We have a dedicated global team to support our R&D activities with a sizable scale and comprehensive functionalities, covering all major technological perspectives. Our approach to innovation demonstrates an inter-connected global collaboration among highly experienced and dedicated Lotus teams in the UK, Germany and China, each with different technological focuses. Centered around our global headquarters in Wuhan, China, which focuses on cloud computing and online data processing, we operate a software center in Shanghai focusing on global system integration and network security and a research institute in Ningbo focusing on electric architecture, charging and power system, and intelligent driving. We have established two R&D centers on engineering and product design, including Lotus Technology Creative Centre (LTCC) located in the heart of the British car industry in Coventry, UK, with a focus on automotive design and design strategy, product and brand communication and sustainable material science, and Lotus Technology Innovative Centre (LTIC) located in Frankfurt, Germany, with a focus on behavioral science, innovative vehicle technologies, dynamic attribute development, user interface and regional tuning and application.
Our research and development efforts are focusing on the development of key EV technologies while benefiting from the technological support from the Geely Holding ecosystem. We intend to continuously develop cutting-edge technologies, including our 800-volt EPA architecture and hardware, algorithms, and software system to enhance the competitiveness of our vehicles. We also plan to monetize our R&D capabilities by licensing its IPs and software via subscriptions to other luxury auto brands.
Guided by industry-iconic R&D leaders, our global research and development team has extensive experience in automotive and technology industries. As of June 30, 2023, our R&D team consisted of 1,804 professionals with extensive knowledge in automotive, engineering, software, AI as well as diversified working experiences from leading vehicle manufacturers globally. Such composition ensures solid technology development capabilities, especially in intelligence and digitalization. The diversified cultural and professional background promotes the exchange of ideas from different perspectives and ensures the generation of innovations.
United Kingdom
LTCC is a world-class automotive design facility mainly responsible for the design of our performance lifestyle vehicles and future vehicle design strategy. LTCC delivers a complete range of creative disciplines that go beyond traditional automotive styling. The studio has dedicated teams working in, design strategy, exterior and interior design to user and customer experience, studio engineering, color, materials, and finish. The studio takes a brand first approach to ensure these disciplines are brought together cohesively.
Germany
LTIC is a world-class engineering facility in electric mobility. As a part of our international research and development network, LTIC develops new products and solutions for a new era of premium performance driving, and participates in the development of our high-end technology, such as regional development for ADAS, EPA, new architecture, digital vehicle dynamics, vehicle hardware, and intelligent cabin.
As of June 30, 2023, LTIC had approximately 180 full-time employees. LTIC adopts an agile organizational structure where its members can work in different working teams based on the focuses of various phases of the project. LTIC works in three main areas:
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The global development oversees global products, including, among others, digital chassis and digital vehicle dynamics. This team has assisted with component integration, durability testing, certification and homologation, as well as EV management systems.

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The regional development and delivery collaborates with our UK and China teams and is responsible for global R&D platform deployment and specification development, catering to regional customer needs. This team is also responsible for the compliance of our products of legal and regulatory requirements, including, among others, analyzing local legislation, managing data center, and dealing with cybersecurity matters.

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The innovation and new platform development is responsible for creating new concepts and new architectures for our future product pipeline. This team studies new technologies and pioneers in digital vehicle dynamics. In addition, LTIC adopts an agile organization setup approach and engineers can work in different working teams during different phases of the project.
China
Our R&D teams in China are based in Wuhan, Shanghai and Ningbo. We focus our research and development efforts in China on our core technology innovation related to the development of electric architecture, charging and power system, cloud computing, online data processing, global system integration and network security, batteries and energy management, electric motors, electronic control systems, intelligent driving, intelligent manufacturing and more.
We established Lotus Robotics in China, the arm of our in-house intelligent driving competence. Lotus Robotics has built up comprehensive and well-rounded technological capabilities. Its key capabilities include vehicle product development, functional software development, algorithm software development, sensor development, cloud and data, test and validation, computing platform, project management, and marketing and strategies.
Intellectual Property
We regard our patents, trademarks, copyrights, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success. Our IP portfolio consists of intellectual property rights in, among others, vehicle architecture, intelligent cabin, intelligent driving, and fast charging.
As of June 30, 2023, we had 260 registered patents and 489 pending patent applications in various jurisdictions such as mainland China, United States, Japan, and United Kingdom, etc., including patents for our vehicle architecture, intelligent cabin, intelligent driving, and fast charging related technologies. We also had 222 registered trademarks, including “ELETRE” and “EMEYA,” registered copyrights to 22 software programs developed by us relating to various aspects of our operations, as well as 93 registered domain names as of June 30, 2023.
Manufacturing, Supply Chain, and Quality Control
We view the manufacturers and suppliers we work with as key partners through our vehicle development process. We aim to leverage our partners’ industry expertise to ensure that each vehicle we produce meets our strict quality standards.
Our Collaboration with Geely Holding
We have established a strategic collaborative relationship with Geely Holding and our asset-light business model is supported by Geely Holding ecosystem partners. We expect our partnership with Geely Holding to allow us to bring our vehicles to the market at an accelerated pace by leveraging Geely Holding’s manufacturing capacity, bargaining power in procurement and supply chain, capital investment, and operational support.
We entered into a manufacturing arrangement with Geely Holding, for the manufacture of Eletre and our future models for 10 years starting from 2022. Pursuant to the manufacturing agreement, we commissioned Geely Holding for the production of Eletre and future models and we agreed to authorize Geely Holding to access our technologies for the production of such models. We are mainly responsible for the design and development of the models, designation of suppliers, product announcement, and ensuring consistency with global standards of the Lotus brand. We also provide Geely Holding with the necessary intellectual properties for the manufacture of Eletre and future models. Geely Holding is mainly responsible for the ordering and inspection of raw materials, production planning, production quality control, logistics and transportation of manufactured vehicles, and construction and operation of the manufacturing plant. Particularly, quality control is carried out in accordance with our quality assurance framework and approved by Geely Holding. In addition, Geely Holding is responsible for obtaining certificates for the manufactured vehicles.
Manufacturing Plant
Eletre is being manufactured in the BEV manufacturing facility in Wuhan, China, which is owned and operated by Geely Holding. This manufacturing plant is purpose-built for EVs with advanced manufacturing technologies. Covering an area of over one million square meters, the plant has the capacity to produce up to 150,000 vehicles per year. The plant has been constructed to be a brand-new, world-class plant to produce Eletre and other electric vehicles. The plant has the capability of conducting stamping, welding, painting, and assembly, and is equipped with testing tracks, a quality inspection center and a utility power and sewage treatment center. It features an advanced system whereby vehicles can be transported into workshops using intelligent driving technology without any human intervention. The plant is also facilitated with an approximately three km-length track for quality inspection. Customers can experience driving experience such as racing, drifting and off-road on the track. It has nine left turns and seven right turns and can accommodate vehicles driving at speeds up to 230 km per hour through straight line.
Our Suppliers
We seek to partner with reputable suppliers. We leverage the Geely Holding ecosystem for the order of basic auto parts. For our future models, we intend to use most of the same core suppliers as those used for Eletre.
We have developed close relationships with key suppliers. These include NVIDIA, a global leader in AI computing, which provides its chips for the ADAS used in Eletre; Qualcomm, a world’s leading developer of semiconductor technologies, which provides 8155 smart cockpit chips; and CATL, a world’s leading manufacturer of lithium-ion battery, which provides batteries for our BEVs. Most of these suppliers are key partners in the Geely Holding ecosystem with years of strong partnership with Geely Holding.
Similar to other global major automobile manufacturers, we follow our internal process to select suppliers taking into account quality, cost, and timing. We have a part quality management team which is responsible for managing and ensuring that supplies meet quality standards. Our method for selecting suppliers depends on the nature of the supplies needed. For general parts which are widely available, we examine proposals from multiple suppliers and choose based on quality and price competitiveness, among other factors. For parts requiring special designs, we review design proposals and choose largely based on design-related factors. However, in certain cases we have limited choices given our scale, such as battery cell packages, so in such circumstances we typically partner with suppliers that we believe to be well-positioned to meet our needs. In addition, when part suppliers are selected, we have established certain environmental guidelines in accordance with our ESG strategies and goals.
Quality Assurance
We aim to deliver high-quality products and services to our customers in line with our core values and commitments. We believe that quality assurance is key to ensuring the delivery of high-quality products and services, and to minimize waste and to maximize efficiency. Quality management has been strongly emphasized across all business functions including product development, manufacturing, supplier quality management, procurement, charging solutions, customer experience, servicing, and logistics. Our quality management groups are responsible for our overall quality strategy, quality systems and processes, quality culture, and general quality management implementation. During the product development, several phases of testing have been implemented to verify our design and production quality. For example, over 400 testing vehicles were built in order to conduct a wide range of function and durability tests, and our tests has run for approximately 1,300,000 kilometers. Our quality standards are guided by industry standards, including ISO9001, R155 CSMS, R156 SUMS, Aspice L2, ISO26262 and ISO/SAE 21434.
Our first volume-manufactured vehicle, Eletre, is manufactured at a new plant which is operated by Geely Holding with quality standards. All lines including stamping, welding, painting, and general assembly are developed in accordance with industry standards with a higher degree of automation. We apply more than 4,000 standards across all phases of product development and supplier quality management. Through the plant automated system, the manufacturing process parameters and parts information are monitored for process control and traceability.
Our Environmental, Social and Governance Charter
Guided by the same principle of the Lotus brand and in collaboration with Lotus UK, our new Environmental, Social and Governance (ESG) Charter formalizes the activities that we have been carrying out. As we transform rapidly to become a global pioneer of electric performance vehicles, we recognize our responsibility to do so in ways that lead our industry in minimizing its impact on the environment, benefitting society and the planet as a whole.
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All electric.   The first of our core ESG commitments is that, throughout the Lotus product line, all future new mainstream vehicles from us and from Lotus UK will be fully electric. Eletre, the latest of our new generation of vehicles, marks our transition to a full line-up of electric vehicles.

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Carbon-neutral sustainable development.   We plan to achieve our goal to become a carbon-neutral company through sustainability in the design of products. Manufacturing sustainability is of high importance to us. Minimizing environmental impacts is one of the most important targets of the manufacturing plant from the very beginning. We have worked with Geely Holding to carry out a series of energy-saving and emission reduction measures at Geely Holding’s manufacturing plant, including adopting the design of dry box spray room, the establishment of photovoltaic power generation, waste gas incineration, rainwater collection, water reuse, waste heat utilization, and other green facilities. The photovoltaic power generation system at Geely Holding’s manufacturing plant is with an expected capacity of over 16 million kWh in 2023 and is expected to achieve 100% green power by 2025. We also target to achieve carbon neutrality (Scope 1, 2 and 3) by 2038. Scope 1 and 2 refer to emissions that are owned or controlled by us whereas Scope 3 emissions are those occur from sources not owned or controlled by us but as a consequence of our activities. The driving change commitment includes significant reduction in carbon emissions throughout the business, substantial elimination of waste, driving efficient and sustainable use of resources in both operations and supply chains, and protecting and preserving natural environments. Geely Holding’s manufacturing plant adopted a water reuse system that replenishes the water volume of Lotus Lake by recycling roof rainwater. The lake water will be treated and used for greening, flushing, and landscaping.

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Inspiring the next generation.   To help engage the next generation of Lotus colleagues, we leverage Lotus’s unique global appeal and stimulate the ambitions of next generation, especially in the creative science, technology, engineering, art, and mathematics subjects. We help carry out educational outreach programs and work with our communities outside the core business to provide support and stability within its environments. We also adopt and align our strategy to external frameworks including the UN Global Compact, including commitments to transparent, responsible, and ethical business management.

Branding and Marketing
By building up on our iconic sportscar reputation, together with the ambition to invest in a lifestyle business, we have established a strong commercial organizational competence. Our marketing activities include branding, global marketing campaigns, public relations, digital marketing, creative product marketing, communications, social media, and other marketing programs. We aim to create demand and expand our customer base globally.
We plan to build a network of around 300 retail stores globally by the end of 2025. We believe that one of the most effective forms of marketing is to continually improve our customers’ experience. Our omni-channel sales model is customer-oriented, where our customers can both access our online platform to customize their vehicles, make payments, and order for aftersales services, and come visit us in person, consult our sales team, and reserve for test-driving sessions.
Our marketing department is responsible for building our brand and corporate image, promoting products, facilitating best-in-class customer experience, and providing information regarding our products, strategies, and technology through our omni-channel sales model. In December 2022, we hosted Eletre Hyper Track test drive event at the Shanghai International Circuit where Lotus Eletre R+ (an enhanced version of Eletre R in China) made its first media test drive on a Formula One track. On March 29, 2023, as we successfully completed the first delivery of Eletre, we hosted a delivery ceremony at the Shanghai International Circuit Formula One track to celebrate the occasion, in conjunction with the 75th anniversary of the Lotus brand. We hosted media test drives of Eletre in different countries and regions. In September 2023, we debut Emeya, our first electric hyper-GT, globally in New York.

Furthermore, central functional leadership is in place to help achieve synergies and collaboration at the Lotus Group level. We and Lotus UK are leading the way to build up lifestyle and sportscar businesses respectively under the Lotus brand, ensuring both flexibility and operational uniformity. Customer satisfaction-related performance trackers are incorporated into performance management system as one of the innovative initiatives taken by us to enhance marketing efficiencies.
Cybersecurity and Privacy
We prioritize the trust of our customers and employees and place great emphasis on systems and product security, cybersecurity, and privacy. To protect our systems, products, and data, we apply a variety of technical and organizational security policies, procedures, technical controls and protocols. We have a dedicated team of professionals that focus on application, network, system and product security based upon a clearly defined organizational operating model. We have obtained the ISO/IEC 27001 certifications (GB/T 22080-2016), and R155/R156 certifications. We have also commenced a corporate-wide data privacy policies and controls with dedicated cross-functional resources.
We implement enterprise vulnerability management processes that include periodic scans designed to identify security vulnerabilities and implement a remediation. In addition, we conduct internal and external penetration tests, receive threat intelligence, follow incident response procedures, and remediate vulnerabilities according to severity and risk. Further, seeking to implement effective management, control, and protection, we have established a centralized, organization-wide view of information assets.
We have instituted cybersecurity risk monitor policies to detect threats and cybersecurity risks of our enterprise information assets and products, we have implemented cybersecurity monitoring capabilities that collect and analyze telemetries from a wide range of sources and takes proactive actions to ensure the security risk visualization of our systems and products.
Our cloud security policies seek to enable secure cloud architecture deployments and extend security capabilities. Utilizing signed certificates, encryption keys, message authentication codes, and cryptography algorithms, we adopt authentication and encryption to secure our products, software, vehicles and their components, and OTA updates. Additionally, we utilize pre-condition checks, sequence and dependency execution, and failure recovery when performing updates during the OTA process.
Our vehicle development involves a significant degree of automation and technology. With that level of complexity and interconnectivity in mind, we are building cybersecurity by TARA process into our vehicle development process itself, with the intent of enabling the business to remain resilient to any potential attacks at our vehicle development.
The objective of our privacy policies is to facilitate beneficial uses of data to improve our products and services while preserving our customers’ privacy expectations and complying with applicable law. Global privacy laws and practices will guide the operational design, controls, procedures, and policies for our program. Our strategy accounts for increased risk as our business scales by addressing appropriate security and access controls for customer and employee information. A core tenet of our privacy measures is to implement privacy-by-design principles in both software and hardware development throughout our organization. Our privacy measures will continue to evolve and adapt, utilizing best practices and tailored risk management frameworks, to allow for close collaboration across the organization, particularly between our information technology and legal functions, which is critical for effective privacy measures.
We also work to increase cybersecurity and privacy awareness throughout the organization through education and training. Our cloud security policies seek to enable secure cloud architecture deployments and extend security capabilities. Utilizing signed certificates, encryption keys, message authentication codes, and cryptography algorithms, we have deployed authentication and encryption as part of our efforts to secure our products, software, vehicles and their components, and OTA updates. Additionally, we utilize pre-condition checks, sequence and dependency execution, failure detection, and rollback and recovery when performing updates during the OTA process.
Competition
We face competition from both traditional luxury automotive developers and an increasing number of newer companies focused on electric and other alternative fuel vehicles.

We believe the primary competitive factors on which we compete with our peers include, but are not limited to:
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brand recognition, prestige, and heritage;

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design, styling, and luxury;

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technological innovation;

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driver experience;

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product quality and performance;

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product reliability and safety;

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battery range, efficiency, and charging speeds;

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customer service and customer experience, such as access to charging options and availability and terms of aftersales services;

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product price;

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management team experience at bringing electric vehicles and other disruptive technologies to market;

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manufacturing efficiency;

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environmental impact and perception; and

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the degree and sophistication of related vehicle software.

We believe that we are favorably positioned to compete on the basis of these factors. However, many of our current and potential competitors have substantially greater financial, technical, manufacturing, marketing, and other resources than us. Our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing, and support of their products. Additionally, many of our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships, and other tangible and intangible resources that exceed ours. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing, and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions in the electric vehicle and luxury automotive markets may result in even more resources being concentrated in our competitors.
We believe our brand and history, our focus on design and experience, our advanced technologies, our relationship with Geely Holding and therefore the benefits we can obtain during vehicle development phase, and our future-proof approach give us a competitive edge and allow us to formulate highly differentiated go-to-market strategy. We also have a scalable asset-light business model that we believe generates significant competitive advantages, allowing us to incur less upfront capital expenditure and focus on R&D and technologies.
Employees
As of June 30, 2023, we had 3,174 full-time employees globally, including in China and Europe. The following table sets forth the numbers of our employees categorized by function as of June 30, 2023.
	As of June 30, 2023
	Number	%
Functions:
Research and development	1,804	56.9
Marketing and sales	655	20.6
Supply chain	234	7.4
Functional support	481	15.1
Total	3,174	100.0

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.
As required by applicable regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance, and housing insurance. We are required under applicable laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses, and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business. We have granted, and plan to continue to grant, share-based incentive awards to our employees to incentivize their contributions to our growth and development.
We enter into standard labor contracts and confidentiality agreements with our employees. To date, we have not experienced any significant labor disputes.
Properties and Facilities
We have established offices in various cities in China and Europe. As of June 30, 2023, we had leased premises as summarized below and under operating lease agreements from independent third parties. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.
Location	Approximate Size (Building) in Square Meters	Primary Use	Lease Term (years)
Shanghai, China	23,857	Office, Lotus center, experience store	1 to 10 years
Wuhan, China	18,423	Office, Lotus center, experience store	1 to over 10 years
Ningbo, China	9,389	Office	5 years
Hangzhou, China	4,468	Office, VIP room	2 to 3 years
Beijing, China	4,803	Lotus center, experience store	2.5 to 8.5 years
London, UK	150	Office	Less than 1 year
Coventry, UK	2,700	Office	5 years
Paris, France	2,596	Experience store, Lotus center, office	6 to 10 years
Amsterdam, Netherlands	2,795	Office	6.5 to 15 years
Houten, Netherlands	802	Lotus center, office	5 to 10 years
Oslo, Norway	455	Experience store	5 to 8 years
Munich, Germany	315	Office, experience store	Less than 1 year to 2 years
Frankfurt, Germany	7,551	Office, workshop	10 to 12 years
Gothenburg, Sweden	40	Office	Less than 1 year
Milan, Italy	40	Office	Less than 1 year
Insurance
We maintain various insurance policies to safeguard ourselves against risks and unexpected events. We maintain property insurance, public liability insurance, commercial general liability insurance, employer’s liability insurance, driver’s liability insurance, and inland transit insurance. In addition to providing social security insurance for our employees as required by applicable laws, we also provide supplemental commercial medical insurance for our employees. We do not maintain business interruption insurance or key-man insurance. We believe that our insurance coverage is adequate to cover our key assets, facilities, and liabilities.

Legal Proceedings
We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.
Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.
PRC Government Regulations
This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.
Regulations on Foreign Investment in China
Guidance Catalog of Industries for Foreign Investment
Investments in China by foreign investors and foreign-invested enterprises are regulated by (i) the Special Management Measures (Negative List) for the Access of Foreign Investment (2021 Version), or the 2021 Negative List, which was jointly promulgated by the MOFCOM and the NDRC on December 27, 2021 and took effect on January 1, 2022, and (ii) the Catalog of Industries for Encouraged Foreign Investment (2022 Version), or the 2022 Encouraged Catalog, which was jointly promulgated by the MOFCOM and the NDRC on October 26, 2022 and took effect on January 1, 2023. The 2022 Encouraged Catalog and the 2021 Negative List set out the industries and economic activities in which foreign investment in China is encouraged, restricted, or prohibited. Pursuant to the 2022 Encouraged Catalog, the research and development and manufacture of automobiles, the research and development and manufacture of key parts and components of intelligent vehicles, and the research and development and manufacture of key parts and components of intelligent vehicles of new energy vehicles fall within the encouraged category. However, the 2021 Negative List provides that foreign investors shall hold no more than 50% of the equity interest in a service provider operating certain value-added telecommunications services (other than for e-commerce, domestic multi-parties communications, storage and forwarding categories, call centers).
Foreign Investment Law
On March 15, 2019, the PRC National People’s Congress promulgated the Foreign Investment Law, or the 2019 PRC Foreign Investment Law, which came into effect on January 1, 2020. The 2019 Foreign Investment Law embodies an expected regulatory trend in mainland China to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic-invested enterprises in China. The 2019 Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection, and administration of foreign investments in view of investment protection and fair competition. Furthermore, the 2019 PRC Foreign Investment Law stipulates that foreign-invested enterprises established according to the previously existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementation of the 2019 PRC Foreign Investment Law.
The 2019 Foreign Investment Law stipulates that foreign-invested enterprises operating in “restricted” or “prohibited” industries in the Negative List will be required to obtain market-entry clearance and other approvals from relevant PRC government authorities.
On December 26, 2019, the State Council approved the Implementation Regulations of Foreign Investment Law, which took effect on January 1, 2020, and further requires equal treatment of PRC domestic companies and foreign-invested enterprises in terms of policy making and implementation. On December 26, 2019, the PRC Supreme People’s Court issued an Interpretation on the Application of Foreign Investment Law, which took effect on January 1, 2020. This interpretation applies to all contractual disputes arising from the acquisition of the relevant rights and interests by a foreign investor by way of gift, division of property, merger of enterprises, or division of enterprises.

Regulations Relating to Manufacturing Passenger Vehicles
Pursuant to the Provisions on Administration of Investment in Automotive Industry, which was promulgated by the NDRC and became effective on January 10, 2019, enterprises are encouraged to, through equity investment and production capacity cooperation, facilitate mergers and restructuring, enter into strategic alliances, carry out joint research and development of products, organize joint manufacturing, and increase industrial integration. The leading resources in production, education, research, application, and other areas are encouraged to be integrated, and core enterprises in the automotive industry are encouraged to form industrial alliance and industrial consortium.
Pursuant to the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products, last amended on July 24, 2020 and effective from September 1, 2020, to be included in the Vehicle Manufacturers and Products Announcement, our vehicles must satisfy certain conditions, including, among others, meeting certain standards set out therein, meeting other safety and technical requirements specified by the MIIT, and passing inspections conducted by a state-recognized inspection institution. After these conditions are met and the application has been approved by the MIIT, the qualified vehicles will be included in the Vehicle Manufacturers and Products Announcement by the MIIT. If a passenger vehicle manufacturer manufactures or sells any model of a passenger vehicle without prior approval of the competent authorities, including the inclusion in the Vehicle Manufacturers and Products Announcement by the MIIT, it may be subject to penalties, including fines, forfeiture of any illegally manufactured and sold vehicles and spare parts, and revocation of its business licenses.
Regulations on Compulsory Product Certification
Pursuant to the Regulations on Certification and Accreditation last amended on November 29, 2020, certification and accreditation activities in mainland China shall comply with these regulations. Under the Administrative Regulations on Compulsory Product Certification, which took effect on November 1, 2022, the List of the First Batch of Products Subject to Compulsory Product Certification, which took effect on May 1, 2002, and the Compulsory Product Certification Catalogue Description and Definition Form, which was last amended on April 21, 2020, the SAMR is responsible for the regulation and quality certification, and vehicle wireless terminal and vehicle wireless module cannot be delivered, sold, imported, or used in operating activities until certified by designated PRC certification authorities as qualified products and granted certification marks, otherwise the violator shall be ordered to make correction and be imposed with a fine ranging from RMB50,000 to RMB200,000 and the illegal income shall be confiscated.
Regulations on Intelligent Connected Vehicles and Autonomous Driving
On March 24, 2021, the Ministry of Public Security, or the MPC issued the Draft Proposed Amendments of the Road Traffic Safety Law (Proposed Amendments). The Proposed Amendments clarify the requirements related to road testing of, and access by, vehicles equipped with autonomous driving functions, as well as regulating how liability for traffic violations and accidents will be allocated. The Proposed Amendments stipulate that vehicles equipped with autonomous driving functions should first pass tests in closed roads and venues and obtain temporary license plates before embarking on road testing. Further, such road testing should be conducted at designated times, areas and routes in accordance with the law. After passing the road test, vehicles equipped with autonomous driving functions can be manufactured, imported and sold in accordance with the relevant laws and regulations, and those needing access to the road must apply for motor vehicle number plates. The Proposed Amendments provide that when vehicles equipped with autonomous driving functions and human driving modes are involved in road traffic violations or accidents, the responsibility of the driver or the autonomous driving system developer shall be determined in accordance with laws, as well as the liability for damage. For vehicles on the road that are equipped with autonomous driving functions without human driving modes, this liability issue should be separately dealt with by relevant departments of the State Council. As of the date of this proxy statement/prospectus, the aforementioned provision has not been officially promulgated or implemented.
On July 27, 2021, the MIIT, the MPC and the Ministry of Transport, or the MOT, jointly issued the Good Practices for the Administration of Road Test and Demonstration Application of Intelligent Connected Vehicles (for Trial Implementation), or Circular 97, which became effective on September 1, 2021, and is the primary regulation governing road tests and demonstrations of intelligent connected vehicles in China.

Pursuant to Circular 97, any entity intending to conduct a road testing of autonomous driving vehicles must obtain a road-testing certificate and a temporary license plate for each tested vehicle. To qualify for above testing certificate and temporary license plate, an applicant entity must satisfy, among others, the following requirements: (1) it must be an independent legal person registered in PRC with the capacity to conduct intelligent connected vehicles-related businesses such as manufacturing, technological research and testing of vehicles and vehicle parts, which has established protocol to test and assess the performance of autonomous driving system and is capable of conducting real-time remote monitor of the road tested vehicles, and with the ability of event recording, analysis and reproduction of the vehicles under road testing and ensuring the network security of the vehicles under road testing and the remote monitor platforms; (2) the vehicle under road testing must be equipped with a driving system that can switch between autonomous pilot mode and human operating mode in a safe, quick and simple manner and allows human driver to take control of the vehicle any time immediately when necessary; (3) the tested vehicle must be equipped with the functions of recording, storing and real-time monitoring the condition of the vehicle and is able to transmit real-time data of the vehicle, such as the driving mode, location and speed; (4) the applicant entity must sign an employment contract or a labor service contract with the driver of the tested vehicle, who must be a licensed driver with more than three years’ driving experience and a track record of safe driving and is familiar with the testing protocol for autonomous driving system and proficient in operating the system; (5) the applicant entity must insure each tested vehicle for at least RMB5 million against car accidents or provide a letter of guarantee covering the same. In addition, during testing, the testing entity should post a noticeable identification logo for autonomous driving test on each tested car and should not use autonomous driving mode unless in the permitted testing areas specified in the road-testing certificate. If the testing entity intends to conduct road testing in the region beyond the administrative territory of the certificate issuing authority, it must apply for a separate road-testing certificate and a separate temporary license plate from the relevant authority supervising the road-testing of autonomous cars in that region. In addition, the testing entity is required to submit to the road-testing certificate issuing authority a periodical testing report every six months and a final testing report within one month after completion of the road testing. In the case of a car accident causing severe injury or death of personnel or vehicle damage, the testing entity must report the accident to the road-testing certificate issuing authority within 24 hours and submit a comprehensive analysis report in writing covering cause analysis, final liability allocation results, etc. within five working days after the traffic enforcement agency determines the liability for the accident.
Under the Opinions of the MIIT on Strengthening the Administration of Intelligent Connected Vehicle Manufacturers and Access of Products, which was issued by the MIIT and implemented on July 30, 2021, the primary opinion that enterprises producing auto products with autonomous driving function shall ensure that the auto products at least satisfy the following requirements: (i) it is capable of automatically identify the failure of the autonomous driving system and whether the designed operating conditions are continuously met, and take risk mitigation measures to achieve the minimum risk level; (ii) it is equipped with human-machine interaction function displaying the operating condition of the autonomous driving system; (iii) it has an event data recording system and autonomous driving data recording system to meet relevant functions, performance and safety requirements for accident reconstruction, liability determination and cause analysis, etc.; (iv) it must satisfy the safety requirements to ensure functional safety, expected functional safety, network safety and other process safety, as well as testing requirements such as simulation nature, closed area, actual road, network safety, software upgrade, data recording, to avoid foreseeable and preventable accidents under the designed operating conditions of the tested vehicles.
Pursuant to the Notice of the MIIT on Strengthening Network Safety and Data Safety Work of Vehicle Connectivity issued by the MIIT and implemented on September 15, 2021, enterprises engaged in vehicle connectivity shall strengthen the prevention and protection of intelligent connected vehicles safety, vehicle connectivity’s network safety, vehicle connectivity’s service platform safety and data safety, and improve the safety standard system, for network safety and data safety.
According to the Notice on Promoting the Development of Intelligent Connected Vehicles and Maintaining the Security of Surveying and Mapping Geographic Information issued by the Ministry of Natural Resources on August 25, 2022, if an intelligent connected vehicle is equipped with or integrated with certain sensors, the collection, storage, transmission and processing of surveying and mapping geographic information and data, including spatial coordinates, images, point clouds and their attribute information, of vehicles and surrounding road facilities in the process of road test, will be considered surveying and mapping activities. Persons who collect, store, transmit and process such surveying and mapping geographic information and data, will be the main actors of surveying and mapping activities. Additionally, if any vehicle manufacturer, service provider or smart driving software provider that is a foreign-invested enterprise needs to engage in the collection, storage, transmission and processing of surveying and mapping geographic information and data, it shall entrust an agency with surveying and mapping qualification to carry out the intended activities, and the entrusted agency shall undertake the collection, storage, transmission and processing of the relevant spatial coordinates, images, point clouds and their attribute information and other businesses, and provide geographic information service and support.
Regulations on Automobile Sales
According to the Administrative Measures on Automobile Sales promulgated by the MOFCOM on April 5, 2017 and effective from July 1, 2017, automobile suppliers and dealers, after receiving a business license, are required to file the basic information through the information management system for the national automobile circulation operated by the competent commerce department of the State Council within 90 days; and such automobile suppliers and dealers must update any change to their filed information within 30 days upon such change in information.
Regulations on the Recall of Defective Automobiles
According to the Administrative Provisions on Defective Automotive Product Recalls, amended on March 2, 2019, the product quality supervision department of the State Council is in charge of the supervision and administration of recalls of defective automobile products nationwide. If an automobile producer is informed of any possible defect in its automobile products, it shall immediately organize an investigation and analysis and truthfully report the results of the investigation and analysis to the product quality supervision department of the State Council. If an automobile producer confirms the existence of a defect in its automobile products, it shall immediately cease the production, sale or import of the defective automobile products and recall all such defective products, and at the same time, it shall formulate a recall plan and file it with the product quality supervision and management department of the State Council. Any recall plan previously filed shall be filed again if there is any change to it. If the producer fails to implement the recall, the product quality supervision department of the State Council shall order the recall. If any automobile producer conceals a defect, refuses to recall by order or fails to stop producing or selling or importing the defective automobile products, it will be ordered to make a correction and subject to fines. Any illegal income will be confiscated, and in severe cases, the relevant permit will be revoked by the licensing authority.
According to the Implementation Rules on the Administrative Provisions on Defective Automotive Product Recalls amended on October 23, 2020, the SAMR is responsible for the supervision and administration of recalls of defective automobile products nationwide. To implement a recall, the producer shall formulate a recall plan and file it with the SAMR and notify its operators in an effective manner. If a producer modifies a recall plan that is previously filed, it shall file it again with the SAMR and submit explanatory materials. The producer shall release the information of the defective automobile products and the information related to the implementation of a recall in ways that are convenient for the public to receive such information, such as through newspapers, websites, radio and television, and inform owners of the automobile products of such defects, emergency treatment to avoid damage and the producer’s measures to eliminate the defects.
According to the Circular on Further Improving the Regulation of Recall of Automobile with OTA Technology promulgated by the SAMR on November 23, 2020 and effective from the same date, automobile producers that provide technical services through OTA, in respect of the vehicles sold, are required to complete filing with the SAMR. If a producer adopts the OTA method to eliminate defects in automobile products and implements a recall, it shall formulate a recall plan and file it with the SAMR. If the OTA method fails to effectively eliminate defects or cause new defects, the producer shall take recall measures again.
According to the Notice on the Filing of Online Upgrade of Automotive Software promulgated and implemented by the MIIT Equipment Industry Development Center on April 15, 2022, filing shall be made for a vehicle manufacturer that has obtained the manufacturing permission license for road vehicles, the vehicle products with OTA upgrade function produced by it and the OTA upgrade activities conducted, with tiered filing based on the impact assessment of specific upgrading activities. In particular, it can be divided into three categories: (i) for upgrading activities not involving changes in product safety, environmental protection, energy saving, anti-theft and other technical performance, enterprises may directly conduct such upgrading activities after filing; (ii) for upgrading activities involving changes in product safety, environmental protection, energy saving, anti-theft and other technical performance, enterprises shall submit verification materials to ensure that the products comply with national laws and regulations, technical standards and specifications as well as other relevant requirements. Among them, for upgrading activities involving the change of technical parameters in the Notice, enterprises shall apply for product change or extension with the MIIT in accordance with the management requirements of the Notice before filing such upgrading activities, with such upgrade subject to the completion of product admission under the Notice according to the process, so as to ensure the consistency of vehicle product production; (iii) for upgrading activities involving vehicle autonomous driving functions (level 3 and above of driving automation classification), they should be approved by the MIIT.
According to the Guiding Opinions on Further Strengthening the Construction of Safety System for New Energy Vehicle Enterprises issued by the General Office of the MIIT, the General Office of the MPC, the General Office of the MOT, the General Office of the Ministry of Emergency Management and the SAMR on March 29, 2022, it proposed to comprehensively enhance the safety capabilities of enterprises in safety management mechanism, product quality, operation monitoring, after-sales service, accident response and handling, as well as network security, improve the safety of new energy vehicles, and promote the high-quality development of the new energy vehicle industry.
Regulation on Import and Export of Goods
Pursuant to PRC Foreign Trade Law promulgated on May 12, 1994 and last amended on December 30, 2022, foreign trade operators shall submit documents and material related to its foreign trade activities to the relevant authorities in accordance with the provisions promulgated by the foreign trade authorities of the State Council or other relevant State Council departments in accordance with the law.
According to the PRC Customs Law last amended on April 29, 2021, where a consignee or consignor of import or export goods goes through customs declaration procedures, it shall file for record with the customs, and in the event customs declaration business is engaged in without being filed with the customs, the customs shall impose a fine against the entity concerned. Under the Administrative Provisions of the Customs on Record-filing of Customs Declaration Entities, which took effect on January 1, 2022, customs declaration entities include consignees or consignors of import or export goods that have filed for record with customs in accordance with these provisions, and consignors or consignees of import or export goods that apply for record-filing shall have obtained market entity qualifications. Record-filing of customs declaration entities shall be valid permanently.
Regulations on Product Liability and Consumer Protection
On May 28, 2020, the National People’s Congress approved the PRC Civil Code, which took effect on January 1, 2021. According to the Civil Code, if defective products are identified after they have been put into circulation, their manufacturers or sellers must timely take remedial measures such as warning announcement and product recall. If damage arises from a defective product, the aggrieved party may seek compensation from either the manufacturer or the seller of the product. If the defect is caused by the seller, the manufacturer will be entitled to seek indemnification from the seller upon compensation of the aggrieved party. If the products are manufactured or sold with known defects causing deaths or severe health issues, punitive damages may be claimed in addition to compensatory damages.
Pursuant to the PRC Product Quality Law last amended on December 29, 2018, a manufacturer is prohibited from making or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may claim compensation against the manufacturer or the seller of the product. Manufacturers and sellers of non-compliant products may be ordered to cease the manufacture or sale of the products and could be subject to confiscation of the products or fines. Income from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, the business license may be revoked.

Our business is subject to a variety of consumer protection laws, including the PRC Consumer Rights and Interests Protection Law, which was amended in 2013 and took effect on March 15, 2014. This law imposes stringent requirements and obligations on business operators. For example, business operators should guarantee that the products and services they provide satisfy the requirements for personal or property safety, and provide consumers with authentic information about the quality, function, usage, and term of validity of the products or services. Failure to comply with these consumer protection laws could subject us to administrative sanctions, such as the issuance of a warning, confiscation of illegal income, imposition of fines, an order to cease business operations, or revocation of business licenses, as well as potential civil or criminal liabilities.
Regulations Relating to Battery Recycling for Electric Vehicles
The Interim Measures for the Administration of Recycling Traction Batteries of New Energy Vehicles, which was promulgated by the MIIT in conjunction with the Ministry of Science and Technology, or the MOST, the Ministry of Environmental Protection (or the MEE, later known as Ministry of Ecology and Environment), the MOT, the MOFCOM, the AQSIQ and the National Energy Administration of the PRC, or the NEA on January 26, 2018 and effective from August 1, 2018, implements the system of extended responsibility of producers, according to which the main responsibility for traction battery recycling is borne by automobile manufacturers, and relevant enterprises shall fulfil their corresponding responsibilities in all aspects of traction battery recycling and utilization to ensure the effective use and environmentally-friendly disposal of traction batteries.
According to the Interim Provisions on Traceability Management of Traction Battery Recycling for New Energy Vehicles, which was effective from August 1, 2018, the “Integrated Management Platform for National Monitoring of New Energy Vehicles and Traceability of Traction Battery Recycling and Utilization” shall be established to collect information on the whole lifecycle of traction battery production, sales, use, disposal, recycling and utilization, and to monitor the fulfilment of the responsibility of battery recycling and utilization by the subjects of each link. From the effective date of the Interim Provisions on Traceability Management of Traction Battery Recycling for New Energy Vehicles, the new energy vehicle products that have obtained the Announcement of Road Power-Driven Vehicle Manufacturing Enterprises and Products and the imported new energy vehicles that have obtained compulsory product certification are managed in a traceable manner. For the new energy vehicle products that have obtained access approval and the imported new energy vehicles that have obtained compulsory product certification before the effective date of the Interim Provisions on Traceability Management of Traction Battery Recycling for new energy vehicles, the implementation of traceability management will be delayed for 12 months. If, after the deadline, it is necessary to use traction batteries that are not coded according to national standards in the process of maintenance or other processes, an explanation shall be submitted.
According to Requirements of the Industry Standards for the Comprehensive Utilization of Wasted Power Storage Batteries of New Energy Vehicles and Interim Measures for the Administration of the Announcement of the Industry Standards for the Comprehensive Utilization of Wasted Power Storage Batteries of New Energy Vehicles promulgated by the MIIT on December 16, 2019 and became effective on the same date, enterprises that carry out echelon recovery or recycling recovery of wasted power storage batteries of New Energy Vehicles shall follow the principle of echelon recovery first, and then recycling recovery to improve the comprehensive utilization according to the national and industrial standards and technical information such as dismantling, disassembling and historical data of power storage batteries provided by new energy vehicle manufacturers and other manufacturers. Established new energy vehicle manufacturers and energy vehicle batteries manufacturers are encouraged to participate in new comprehensive utilization projects.
Favorable Government Policies Relating to New Energy Vehicles in mainland China
Government Subsidies for New Energy Vehicle Purchasers
According to the Notice by the Ministry of Finance of the PRC, or the MOF, the MOST, the MIIT and the NDRC of the Policies on Government Subsidies for Promotion and Application of New Energy Vehicles in 2016 – 2020 jointly promulgated by the MOF, the MOST, the MIIT and the NDRC on April 22, 2015 and

effective from the same date, those who purchase new energy vehicles included in the Catalog of Recommended New Energy Vehicle Models for Promotion and Application from 2016 to 2020 may obtain subsidies. The Notice specifies that the subject of the subsidies for new energy vehicles purchases are consumers, who shall receive the subsidy in the form of an amount settled between the new energy vehicle manufacturer and the consumer at the price after deducting the subsidy when selling the product, and then the subsidy advanced by the enterprise shall be paid by the central government to the new energy vehicle manufacturer in accordance with procedures. According to the Notice, the subsidy standard for other models (excluding fuel cell vehicles) for 2017 to 2020 is appropriately reduced, of which, the subsidy standard for 2017 to 2018 is reduced by 20% as compared to that of 2016, and for 2019 to 2020 by 40% as compared to that of 2016.
According to the Notice of Adjusting the Policies on Government Subsidies for Promotion and Application of New Energy Vehicles jointly promulgated by the MOF, the MOST, the MIIT and the NDRC on December 29, 2016 and effective from January 1, 2017, the threshold of the Catalog of Recommended Models for obtaining government subsidy was raised and the subsidy from local government shall not exceed 50% of the subsidy from the central government for every vehicle. Meanwhile, it specifies that the central and local subsidy standards and caps for other models (excluding fuel cell vehicles) from 2019 to 2020 shall be reduced by 20% as compared to the then existing subsidy standards.
According to the Notice of Adjusting and Improving the Policies on the Government Subsidies for Promotion and Application of New Energy Vehicles (or referred to as the “2018 Notice of the Polices on Government Subsidies for Vehicles”) and the Notice of Further Improving the Policies on Government Subsidies for Promotion and Application of New Energy Vehicles(or referred to as the “2019 Notice of the Polices on Government Subsidies for Vehicles”) jointly promulgated by the MOF, the MOST, the MIIT and the NDRC between 2018 and 2019, the aforementioned notices gradually adjusted the subsidy scheme for the promotion of new energy vehicles and the product technical specifications for new energy vehicles.
According to the Notice of Improving the Policies on Government Subsidies for Promotion and Application of New Energy Vehicles (or referred to as the “2020 Notice of the Policies on Government Subsidies for Vehicles”) jointly promulgated by the MOF, the MOST, the MIIT and the NDRC on April 23, 2020 and came into effect on the same day, the implementation period of the policies on government subsidies for new energy vehicles was extended to the end of 2022, and it confirms that the subsidy standards for 2020 to 2022 shall be in principle reduced by 10%, 20% and 30% respectively from a year earlier, and the subsidized vehicles shall be in principle capped at approximately 2 million units per year. The Notice stipulates that since 2020, new energy passenger vehicles and commercial vehicles enterprises shall make a single application for subsidy settlement of 10,000 and 1,000 units respectively, and new energy passenger vehicles must be sold for not more than RMB300,000 before the subsidy, except for the vehicles adopting battery-swapping technology. The abovementioned four departments jointly promulgated the Notice on Further Improving the Policies on Government Subsidies for Promotion and Application of New Energy Vehicles (or referred to as the “2021 Supplementary Notice of the Polices on Government Subsidies for Vehicles”) on December 31, 2020, which specifies that the subsidy standard for new energy vehicles in 2021 shall be reduced by 20% as compared to that of 2020. The abovementioned four departments further jointly promulgated the Notice of Improving the Policies on Government Subsidies for Promotion and Application of New Energy Vehicles in 2022 (or referred to as the “2022 Supplementary Notice of the Policies on Government Subsidies for Vehicles”) on December 31, 2021, which specifies that the subsidy standard for new energy vehicles in 2022 shall be reduced by 30% as compared to that of 2021 and it also specifies that the 2022 policies on government subsidies for new energy vehicles shall end on December 31, 2022.
Exemption of Vehicle Purchase Tax
On September 18, 2022, the MOF, the SAT and the MIIT promogulated the Announcement on Extension of the Policies for the Exemption of Vehicle Purchase Tax for New Energy Vehicles, which decides that for purchases of qualified new energy vehicles listed in the Catalog of New Energy Vehicle Models Exempted from Vehicle Purchase Tax jointly issued by MIIT and the SAT, the policy on vehicle purchase tax exemption will be extended until December 31, 2023.
Non-Imposition of Vehicle and Vessel Tax
According to the Notice of the Policies on Energy-saving and New-energy Vehicles Enjoying Vehicle and Vessel Tax Reduction and Exemption jointly promulgated by the MOF, the MOT, the SAT, and the MIIT on July 10, 2018 and effective from the same date, purely electric passenger vehicles are not subject to vehicle and vessel tax.

New Energy Vehicle License Plates
In recent years, in order to ease road traffic congestion and improve air quality, certain local governments have issued restrictions on the issuance of vehicle license plates. These restrictions generally do not apply to the issuance of license plates for new energy vehicles, which makes it easier for purchasers of new energy vehicles to obtain automobile license plates. For example, pursuant to the Implementation Measures on Encouraging Purchase and Use of New Energy Vehicles in Shanghai, effective from March 1, 2021, from the date of implementation to December 31, 2023, the special plate quota will be issued for free to qualified consumers who purchase new energy vehicles, while from January 1, 2023, the special license plate quota will no longer issued to consumers who purchase plug-in hybrid (including extended-range) vehicles.
Policies Relating to Incentives for Electric Vehicle Charging Infrastructure
According to the Guiding Opinions of the General Office of the State Council on Accelerating the Promotion and Application of New Energy Vehicles effective on July 14, 2014, the Guiding Opinions of the General Office of the State Council on Accelerating the Construction of Electric Vehicle Charging Infrastructure effective on September 29, 2015 and the Guidance on the Development of Electric Vehicle Charging Infrastructure (2015 – 2020) effective on October 9, 2015, the PRC government has actively promoted the construction of charging infrastructure and requires local governments to actively build urban public charging facilities and appropriately simplify relevant planning and construction approval, improve the policies on fiscal prices and gradually standardize the charging services pricing mechanism.
According to the Notice on Accelerating the Development of Electric Vehicle Charging Infrastructure in Residential Areas jointly promulgated by the NDRC, the NEA, the MIIT and the Ministry of Housing and Urban-Rural Development of the PRC, or the MOHURD on July 25, 2016, new residential areas shall unify the laying of power supply lines to dedicated fixed parking spaces with pre-reserved room for meter boxes, charging facility installation locations and electricity capacity, and develop the construction plans on power supply facilities for public parking spaces according to local conditions, facilitating the construction and installation of charging infrastructure, and local governments are encouraged to take the lead in developing a comprehensive pilot construction program for the construction and operation of charging infrastructure in residential areas and actively carrying out pilot demonstrations.
According to the Development Plan for the New Energy Vehicle Industry (2021 – 2035) promulgated by the General Office of State Council on October 20, 2020, China will accelerate construction of charging infrastructure, improve the level of charging infrastructure services, and encourage business model innovation.
Pursuant to the Notice on the Issuance of Financial Support to Facilitate Efforts in Reaching Peak Carbon Dioxide Emissions and Carbon Neutralization issued by the MOF on May 25, 2022, it proposes to vigorously support the development of new energy vehicles and improve the supporting policies for charging and replacement infrastructure.
Pursuant to the Opinions on Promoting Urbanization Construction with County Towns as an Important Carrier issued and implemented by the General Office of the CPC Central Committee and the General Office of the State Council on May 6, 2022, it emphasizes to improve municipal transportation facilities. One of the initiatives is to accelerate the construction of charging piles by optimizing the construction layout of public charging and replacement facilities.
According to the Implementation Plan for New-type Urbanization During the 14th Five-Year promulgated by the NDRC on June 21, 2022, it will optimize the construction layout of public charging facilities, improve the charging facilities of residential areas and public parking, and construct charging facilities or reserve installation conditions for all the reserved parking spaces of new residential areas.
According to the Implementation Plan for Reaching Peak Carbon Dioxide Emissions in Urban-Rural Development promulgated and implemented by the MOHURD and the NDRC on June 30, 2022, it encouraged the selection of new energy vehicles and promoted the construction of community charging and replacement facilities.

Corporate Average Fuel Consumption and New Energy Vehicle Credit Schemes for Vehicle Manufacturers and Importers
On September 27, 2017, the MIIT, the MOF, the MOFCOM, the General Administration of Customs of PRC and the SAMR jointly promulgated the Measure for the Parallel Administration of the Corporate Average Fuel Consumption and New Energy Vehicle Credits of Passenger Vehicle Enterprises (Parallel Credits Measure), which were most recently amended on June 15, 2020 and took effect on January 1, 2021. Under the Parallel Credits Measure, each of the vehicle manufacturers and vehicle importers above a certain scale is required to, among other things, maintain its new energy vehicles credits, or the new energy vehicle credits, and corporate average fuel consumption credits, above zero, regardless of whether new energy vehicles or vehicles powered by internal combustion engines, or the ICE vehicles are manufactured or imported by it, and new energy vehicle credits can be earned only by manufacturing or importing new energy vehicles. Therefore, new energy vehicle manufacturers will enjoy preferences in obtaining and calculating new energy vehicle credits.
New Energy vehicle credits are equal to the aggregate actual scores of a vehicle manufacturer or a vehicle importer minus its aggregate targeted scores. According to the Parallel Credits Measure, the actual scores shall be calculated by multiplying the score of each new energy vehicle model, which depends on various metrics such as the driving range, battery energy efficiency and the rated power of fuel cell systems, and is calculated based on formula published by MIIT (in the case of battery electric vehicle, the new energy vehicle credit of each vehicle is equal to (0.0056 x Vehicle Mileage + 0.4) x Mileage Adjustment Coefficient x Battery Energy Density Adjustment Coefficient x Electricity Consumption Coefficient), by the respective production or import volume, while the targeted scores shall be calculated by multiplying the annual production or import volume of traditional ICEs of a vehicle manufacturer or importer by the new energy vehicle credit ratio set by the MIIT. The new energy vehicle credit ratios are 14%, 16% and 18% for the year of 2021, 2022 and 2023, respectively, increasing from 10% and 12% for 2019 and 2020, respectively. Excess positive new energy vehicle credits are tradable and may be sold to other enterprises through a credit management system established by the MIIT while excess positive corporate average fuel consumption credits can only be carried forward or transferred among related parties. Negative new energy vehicle credits can be offset by purchasing excess positive new energy vehicle credits from other manufacturers or importers.
According to these measures, the requirements on the new energy vehicle credits shall be considered for the entry approval of passenger vehicle manufacturers and products by the regulators. If a passenger vehicle enterprise fails to offset its negative credits, its new products, if the fuel consumption of which does not reach the target fuel consumption value for a certain vehicle models as specified in the Evaluation Methods and Indicators for the Fuel Consumption of Passenger Vehicles, will not be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT, or will not be granted the compulsory product certification, and the vehicle enterprises may be subject to penalties according to the relevant rules and regulations.
Recent Policies to Promote New Energy Vehicle Consumption
Pursuant to the Guiding Opinions on Further Promoting Electric Energy as Replacement jointly issued by ten ministries and commissions including the NDRC and the MIIT on March 4, 2022, it proposes to further promote the electrification of the transportation sector. It suggests the acceleration of the electrification of urban public transport by prioritizing the use of new energy vehicles in sectors such as urban public transport, taxis, sanitation, postal services, logistics and distribution. Where vehicles and equipment need to be added and replaced in key areas of air pollution prevention and control such as ports and airports, those areas shall prioritize the use of new energy vehicles. Besides, it vigorously promotes household electric vehicles and speeds up the construction of infrastructure such as electric vehicle charging piles.
Pursuant to the Opinions on Further Unleashing Consumption Potential to Promote Sustained Recovery of Consumption issued and implemented by the General Office of the State Council on April 25, 2022, it emphasizes to break down the barriers of consumption restrictions. One of the initiatives is to steadily increase the consumption of automobiles and other consumption in bulk stocks and no additional vehicle purchase restriction measures shall be issued in all regions. In the regions where purchase restrictions have been implemented, it shall gradually increase the number of vehicle increment indicators, relax the eligibility criteria for vehicle purchasers, and gradually remove vehicle purchase restrictions based on local conditions; vigorously develop green consumption and continue to support the acceleration of development of new energy vehicles, as well as fully tap into the consumption potential in counties and townships, while emphasizing on guiding enterprises to carry out promotions in rural areas with the focus on automobiles and home appliances, encouraging eligible areas to introduce new energy vehicles and green smart home appliances to the countryside, and promoting the construction of charging piles (stations) and other supporting facilities, so as to fully explore consumption potentials from counties and villages.
Pursuant to the Notice of the State Council on Issuance of a Series of Policies and Measures to Consolidate and Stabilize the Economy issued by the State Council on May 31, 2022, it emphasizes to steadily increase the consumption of automobiles and other consumption in bulk stock, and no additional automobile purchase restrictions shall be issued in all regions. In the regions where purchase restrictions have been implemented, it shall gradually increase the number of vehicle increment indicators, relax the eligibility criteria for vehicle purchasers, and encourage the implementation of differentiated policies based on urban and rural indicators; optimize the investment, construction and operation models of new energy vehicle charging piles (stations), and gradually realize full coverage of charging facilities in all communities and operating parking lots, and accelerate the construction of charging piles (stations) in expressway service areas, passenger transport hubs and other areas.
According to the Notice on the Measures for Invigorating Automobile Circulation and Boosting Automobile Consumption issued by 17 departments including the MOFCOM on July 5, 2022, it provided to (i) support the purchase and use of new energy vehicles; (ii) accelerate the activation of the second-hand cars market; (iii) promote vehicle renewal consumption; (iv) promote the sustainable and healthy development of the parallel import of vehicles; (v) optimize the environment for vehicle use; (vi) enrich vehicle financing services.
In addition, various provinces and cities recently have also actively responded and introduced tailor-made domestics polices for promoting vehicle consumption. For example: (i) On April 27, 2022, the General Office of the Guangdong Province People’s Government issued the Notice on Several Measures for Further Promoting Consumption in Guangdong Province, which emphasizes to encourage vehicle consumption. Firstly, the special campaign for automobile “old for new” service will continue, and subsidies are granted to those who scrap or transfer out old vehicles with license plates registered in Guangdong under their names and buy new ones in their respective provinces with old-for-new promotion models and licensed in the province. Among which, subsidies for scraping old vehicles and purchasing new energy vehicles are RMB10,000 per unit and for scraping old vehicles and purchasing ICE vehicles are RMB5,000 per unit; subsidies for transferring out old cars and purchasing new energy vehicles are RMB8,000 per unit and for transferring out old cars and purchasing ICE vehicles are RMB3,000 per unit. Secondly, it encourages purchase of new energy vehicles. From May 1 to June 30, 2022, subsidies for individual consumers who purchase new energy vehicle models within the range of old-for-new promotion models in their respective provinces are RMB8,000 per unit. Thirdly, it optimizes car purchase management. It further revises and improves the regulations on car purchase qualifications, and increases the number of vehicle incremental indicators; (ii) On May 24, 2022, the People’s Government of Hubei Province issued the Notice of the General Office of the Provincial People’s Government on the Issuance of Certain Measures to Accelerate the Recovery and Boosting of Consumption to encourage automobile consumption, the key measures include: (x) the implementation of a special campaign to exchange old vehicles for new ones from June to December 2022, which provides subsidies to individual consumers who scrap or transfer out old vehicles with Hubei license plates under their names while purchasing new vehicles in Hubei Province and registering them in the province, with the required funds to be shared among the provincial government and municipalities at 50% respectively. Among which: subsidies for scrapping old vehicles and purchasing new energy vehicles are RMB8,000 per vehicle, and subsidies for scrapping old vehicles and purchasing ICE vehicles are RMB3,000 per vehicle; subsidies for transferring out old vehicles and purchasing new energy vehicles are RMB5,000 per vehicle, and subsidies for transferring out old vehicles and purchasing fuel vehicles are RMB2,000 per vehicle. The tax reduction policy of reducing the VAT on second-hand vehicle transactions from 2% to 0.5% will be fully implemented to reduce the costs of second-hand vehicle trading and improve circulation efficiency. Vehicle production will be encouraged and trading enterprises are encouraged to adopt various methods to benefit consumers; (y) the organization and implementation of a new round of new energy vehicle introduction to the countryside; and (z) carrying out new energy vehicle promotion activities and the implementation of the existing national promotion subsidy and exemption from vehicle purchase tax policy for consumers (including business units) who purchase new energy vehicles.

Regulations on Value-Added Telecommunications Services
In 2000, the PRC State Council promulgated the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, which was most recently amended on February 6, 2016 and provides a regulatory framework for telecommunications services providers in the PRC. The Telecommunications Regulations categorize all telecommunications businesses in China as either basic or value-added. Value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructure. Pursuant to the Classified Catalogue of Telecommunications Services, an attachment to the Telecommunications Regulations, which was most recently updated on June 6, 2019 by the MIIT, internet information services, or ICP services, are classified as value-added telecommunications services. Under the Telecommunications Regulations and relevant administrative measures, commercial operators of value-added telecommunications services must first obtain a license for conducting Internet content provision services, or an ICP license, from the MIIT or its provincial level counterparts. Otherwise, such operator might be subject to sanctions including corrective orders and warnings, imposition of fines and confiscation of illegal gains and, in the case of significant infringement, orders to close the website.
Pursuant to the Administrative Measures on Internet Information Services, promulgated by the State Council in September, 2000 and amended in January, 2011, “internet information services” refer to the provision of information through the internet to online users, and are divided into “commercial internet information services” and “non-commercial internet information services”. A commercial ICP service operator must obtain an ICP license before engaging in any commercial ICP services in China, while the ICP license is not required if the operator will only provide internet information on a non-commercial basis.
According to the Provisions on the Administration of Mobile Internet Applications Information Services amended by the CAC on June 14, 2022 and effective on August 1, 2022, the CAC is in charge of the law enforcement of supervision and administration of the information contents of mobile internet apps nationwide; providers rendering permitted internet information services via mobile internet applications shall also be subject to information security requirements; and mobile internet application providers shall sign a service agreement to clarify the rights and obligations of both parties.
Under the 2021 Negative List, the provision of value-added telecommunications services falls into the restricted category (other than for e-commerce, domestic multi-parties communications, storage and forwarding categories, call centers) and the foreign shareholding ratio shall not exceed 50%.
Regulations on Cyber Security and Privacy Protection
Internet Information and Automotive Data Security
Pursuant to the PRC Cybersecurity Law issued by the SCNPC on November 7, 2016 and implemented on June 1, 2017, the state shall implement the multi-level protection scheme for network cybersecurity. Network operators shall, according to the requirements of laws and requirements as well as the mandatory requirements of national and industry standard, develop internal security management mechanisms, take technical measures and other necessary measures to ensure network security and stable operation. Under the Cybersecurity Law of PRC, where network operators provide network access and domain registration services for users, handle network access formalities for fixed-line or mobile phone users, or provide users with information release services, instant messaging services and other services, they shall require users to provide true identity information, or otherwise, the network operators shall not provide them with relevant services. The PRC Cybersecurity Law also specifies that the network operators shall provide technical support and assistance to public security organs and state security organs for safeguarding national security and crime investigation activities. Network operators in violation of the provisions of this law may be subject to penalties, such as being ordered to make rectifications, given warnings or fines, confiscated of unlawful gains, ordered to a temporary suspension of operations, a suspension of business for corrections, closing down of websites, revocation of relevant operations permits, etc.
According to the PRC Data Security Law passed by the SCNPC on June 10, 2021 and implemented on September 1, 2021, the state establishes a classified and tiered system for data protection. When conducting data processing activities, one shall comply with laws and regulations, establish a sound, full-range data security and management system, organize and conduct data security education and training as well as take corresponding technical measures and other necessary measures to protect data safety. The use of the internet and other information networks to carry out data processing activities shall, on the basis of the multi-level protection scheme for network cybersecurity, fulfil the obligations of data security protection. The handlers of important data shall, in accordance with relevant provisions, carry out risk assessment on their data processing activities on a regular basis and submit risk assessment reports to the relevant competent authorities. Relevant organizations and individuals shall cooperate with public security departments or state security organs in obtaining data for the purpose of safeguarding state security or investigating crimes according to law. Those who fail to fulfil the obligations of data security protection and provide important data abroad in violation of the law will be ordered to correct, warned, fined, suspended with their business or suspended for rectification, or revoked of relevant business licenses.
According to the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, jointly issued by the General Office of the CPC Central Committee and the General Office of the State Council on July 6, 2021, China will strengthen the standard review in data security, cross-border data flow and confidential information management.
On December 8, 2022, the MIIT issued the Administrative Measures for Data Security in the Field of Industry and Information Technology, or the Data Security Measures in the IT Field, which took effect on January 1, 2023. Data Security Measures in the IT Field provide that all businesses which handle industrial and telecoms data in China are required to categorize such information into “general,” “important” and “core” and businesses processing “important” and “core” data shall comply with certain filing and reporting obligations. Industrial data refer to data produced and collected in the course of research and development design, manufacturing, operation and management, operating and maintenance, and platform operation in various sectors and fields of industry. Telecoms data refer to the data generated and collected in the course of telecommunications business operations. In accordance with the Data Security Measures in the IT Field, the industrial and telecommunication data handlers shall classify data firstly based on the data’s category and then based on its security level on a regular basis, to classify and identify data based on the industry requirements, business needs, data sources and purposes and other factors, and to make a data classification list. In addition, the industrial and telecommunication data handlers shall establish and improve a sound data classification management system, take measures to protect data based on the levels, carryout key protection of critical data, implement stricter management and protection of core data on the basis of critical data protection, and implement the protection with the highest level of requirement if different levels of data are processed at the same time. The Data Security Measures in the IT Field also impose certain obligations on industrial and telecommunication data handlers in relation to, among others, implementation of data security work system, administration of key management, data collection, data storage, data usage, data transmission, provision of data, publicity of data, data destruction, safety audit and emergency plans, etc.
The Administrative Provisions on Security Vulnerability of Network Products (Provisions) was jointly promulgated by the MIIT, the CAC and the MPC on July 12, 2021 and became effective on September 1, 2021. Network product providers, network operators as well as organizations or individuals engaging in the discovery, collection, release and other activities of network product security vulnerability are subject to the Provisions and shall establish channels to receive information of security vulnerability of their respective network products and shall examine and fix such security vulnerability in a timely manner. In response to the Cybersecurity Law, network product providers are required to report relevant information of security vulnerability of network products with the MIIT within two days and to provide technical support for network product users. Network operators shall take measures to examine and fix security vulnerability after discovering or acknowledging that their networks, information systems or equipment have security loopholes. According to the Provisions, the breaching parties may be subject to monetary fine as regulated in accordance with the Cybersecurity Law. Since the Provisions is relatively new, uncertainties still exist in relation to its interpretation and implementation.
According to the Several Provisions on the Management of Automobile Data Security (Trial Implementation) (Provisions on Automobile Data) jointly issued by the CAC, NDRC, MIIT, the MPC and the MOT on August 16, 2021 and implemented on October 1, 2021, automobile data handlers including automobile manufacturers, components and parts and software suppliers, dealers, maintenance organizations, and ride-hailing and sharing service enterprises shall process automobile data in a lawful, legitimate, specific and clear manner, and such data include personal information and important data involved during the design, production, sales, use, operation and maintenance, among others, of vehicles. Automobile data handlers are encouraged by the Provisions on Automobile Data to adhere to the following principles: the principle of in-vehicle processing, unless it is indeed necessary to transfer data out of the vehicle; the principle of non-collection by default; the principle of appropriate accuracy and coverage, and the principle of desensitization. Automobile data handlers shall obtain individual consent for processing personal information or rely on other legal bases in accordance with applicable laws and regulations. Where the automobile data handlers collect data containing images of people outside the vehicle and transmit the data out of the vehicle for the purpose of improving driving safety, and if it is not possible to obtain the consent of these people, such personal information shall be anonymized by means such as deleting the pictures containing identifiable natural persons, or partially contouring the facial information in the pictures. The Provisions on Automobile Data also provided that important data means the data that may endanger national security, public interests, or the lawful rights and interests of individuals or organizations once it has been tampered with, destroyed, leaked, or illegally obtained or used, including data of important sensitive areas, operating data of vehicle charging networks, personal information involving more than 100,000 personal information subjects, video and image data outside the vehicles that contain face information, license plate information, etc. Important data shall be stored domestically by laws. If such data need to be provided outside China due to business needs, it shall go through the safety assessment organized by the national cyberspace administration and relevant ministries of the State Council. To process important data, automobile data handlers shall conduct risk assessment in accordance with the regulations and submit risk assessment reports to related departments at provincial levels. As of the date of this proxy statement/prospectus, no implementing rule had been published in this regard. In addition, automotive data handler processing important data shall, by December 15 of each year, report to the related departments at provincial levels the information on automotive data security management. The implementation of such requirement on annual report is subject to the authority of related departments at provincial levels. Illegal automobile data handlers shall bear administrative punishment by laws and if a crime is committed, shall bear criminal liability.
According to the Regulations of Security Protection for Critical Information Infrastructure, or the CII Protection Regulations, issued by the State Council on July 30, 2021 and implemented on September 1, 2021, critical information infrastructure means network facilities and information systems in important industries and fields — such as public communication and information services, energy, transportation, irrigation, finance, public services, e-government, and science and technology industries for national defense — that may seriously endanger national security, national economy and people’s livelihood, and public interests in the event that they are damaged or lose their functions or their data are leaked. The Regulations emphasize that no individual or organization may engage in any activity of illegally hacking into, interfering with, or damaging any critical information infrastructure or endanger the critical information infrastructure security.
On April 13, 2020, the Measures for Cybersecurity Review was jointly promulgated by the CAC, the NDRC, the MIIT, the MPC, the Ministry of State Security, the MOF, the MOFCOM, the People’s Bank of China, or the PBOC, the SAMR, the National Radio and Television Administration, the National Administration of State Secrets Protection and the State Cryptography Administration, revised on December 28, 2021 by the aforementioned departments and the CSRC, and the Revised Measures for Cybersecurity Review was formally implemented on February 15, 2022. According to the Revised Measures for Cybersecurity Review, operators of online platforms with personal information of more than one million users must file a cybersecurity review with the Cybersecurity Review Office when they pursue listing in a foreign country. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.
On July 7, 2022, the CAC issued the Measures for the Security Assessment of Cross-border Data Transfer, effective and implemented on September 1, 2022. The Measures for the Security Assessment of Cross-border Data Transfer applies to the security assessment conducted by data handlers where they provide overseas parties with important data and personal information collected and generated during the operation in the PRC. Based on the Measures for the Security Assessment of Cross-border Data Transfer, data handlers shall apply for the security assessment of data cross-border transfer to the national cyberspace administration through the provincial cyberspace administration in the place where they operate if they provide data outside China and fall into one of the following conditions: a data handler shall apply to competent authorities for security assessment prior to transferring any data abroad if the transfer involves (i) important data; (ii) personal information transferred overseas by a CIIO and a data handler that has processed personal information of more than one million individuals; (iii) personal information transferred overseas by a data handler who has already provided personal information of 100,000 persons or sensitive personal information of 10,000 persons overseas since January 1 of the previous year; or (iv) other circumstances as requested by the CAC.
On November 14, 2021, the CAC issued the Regulations on Network Data Security Management (draft for public comments), data handlers who carry out the following activities, according to relevant regulations in China, shall apply for cybersecurity review: (i) the merger, reorganization or division of internet platform operators that have gathered a large amount of data resources related to national security, economic development and public interests, which affects or may affect national security; (ii) the data handlers who process personal information of at least one million users apply for listing in a foreign country; (iii) the data handlers’ listing in Hong Kong affects or may affect national security; (iv) other data processing activities that affect or may affect national security. Large internet platform operators who set up headquarters or operation centers or research and development centers overseas shall report to the national cyberspace administration and the competent authorities. As of the date of this proxy statement/prospectus, the Regulations have not been formally adopted.
Personal Privacy Protection
Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT on December 29, 2011 and effective on March 15, 2012, the Decision on Strengthening the Protection of Online Information issued by the SCNPC and implemented on December 28, 2012, the Order for the Protection of Telecommunications and Internet User Personal Information issued by the MIIT and implemented on July 16, 2013, and the Cybersecurity Law of the PRC issued by the SCNPC on November 7, 2016 and implemented on June 1, 2017, any collection and use of a user’s personal information must be legal, rational and necessary, and the user should be clearly notified the purposes, methods and scopes of collecting and using information, channels for enquiring and correcting information, and the consequence of refusal to provide information. An internet information service provider shall be prohibited from divulging, tampering or destroying any personal information, or selling or providing such information to other parties. Any violation of these laws and regulations may subject to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.
The Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information jointly promulgated and implemented by the CAC, the MIIT, the MPC and the SAMR on November 28, 2019 clarifies specific circumstances of illegal collection of information, including “failing to publish the rules on the collection and use of personal information”, “failing to explicitly explain the purposes, methods and scope of the collection and use of personal information”, “collecting and using personal information without the users’ consent”, “collecting personal information unrelated to the services it provides and beyond necessary principle”, “providing personal information to others without the users’ consent”, and “failing to provide the function of deleting or correcting the personal information according to the laws” or “failing to publish information such as ways of filing complaints and reports”.
Pursuant to the PRC Civil Code adopted by the National People’s Congress on May 28, 2020 and implemented on January 1, 2021, the personal information of natural persons is protected by law. Any organization or individual must legally obtain the relevant personal information of others and must ensure the security of the relevant information, and must not illegally collect, use, process or disseminate the personal information of others, nor illegally trade, provide or disclose the personal information of others.
According to the Provisions on Automobile Data, automobile data handlers (including automobile manufacturers, components and parts and software suppliers, dealers, maintenance organizations, and ride-hailing and sharing service enterprises) shall process automobile data (including personal information data and important data during the design, production, sales, use, operation and maintenance of vehicles) in a lawful, legitimate, specific and clear manner. When processing personal information, automobile data handlers shall obtain personal consent or comply with other circumstances stipulated by laws and administrative regulations. If the automobile data handlers collect data of subjects outside the vehicle for the purpose of ensuring driving safety, but are unable to obtain consent from such subjects, the automobile data handlers shall anonymize the data by means such as deleting the pictures containing identifiable natural persons, or partially contouring the facial information in the pictures.
According to the Personal Information Protection Law of the PRC adopted by the SCNPC on August 20, 2021 and implemented from November 1, 2021, the personal information of natural persons shall be protected by law. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court.
The SAMR issued the Standard of Information Security Technology Personal Information Security Specification (2017 edition), which took effect in May 2018, and the Standard of Information Security Technology Personal Information Security Specification (2020 edition), which took effect in October 2020. Pursuant to these standards, any entity or person who has the authority or right to determine the purposes for and methods of using or processing personal information are seen as a personal data controller. Such personal data controller is required to collect information in accordance with applicable laws, and prior to collecting such data, the information provider’s consent is required.
Regulations on Land and the Development of Construction Projects
Under the Interim Regulations on Assignment and Transfer of the Rights to the Use of the State-Owned Urban Land promulgated by the State Council on May 19, 1990, last amended on November 29, 2020 and implemented from the same date, China adopts a system of assignment and transfer of the right to use state-owned land. The assignment of land use rights may be carried out by agreement, bidding or auction. The land user shall pay the premium of the land use right to the State, and the State may assign such right to the user for an agreed term. The land user who has obtained the land use right may, within the term of land use, transfer, lease or mortgage the land use right or use it for other economic activities.
Pursuant to the regulations abovementioned and the PRC Urban Real Estate Administration Law promulgated by the SCNPC on July 5, 1994, last amended on August 26, 2019 and implemented from January 1, 2020, an assignment contract shall be signed between the regional land administration authority and land users for the assignment of land use rights. The land user is required to pay the land premium as provided in the assignment contract. After the full payment of the land premium, the land user must register with the land administration authority and obtain a land use rights certificate to acquire the land use rights. The land user shall develop, utilize and operate the land in accordance with the provisions of the assignment contract and the requirements of urban planning.
Pursuant to the Regulations on Planning Administration Regarding Assignment and Transfer of the Rights to Use of the State-Owned Land in Urban Area promulgated by the Ministry of Construction on December 4, 1992, amended on January 26, 2011 and implemented from the same date, the land assignee shall obtain a construction land planning permit from the municipal planning authority. Pursuant to the Urban and Rural Planning Law promulgated by the SCNPC on October 28, 2007 and last amended on April 23, 2019, a construction work planning permit must be obtained from the competent urban and rural planning government authority for the construction of any structure, fixture, road, pipeline, or other engineering project within an urban or rural planning area.
Pursuant to the Administrative Provisions on Construction Permit of Construction Projects issued by the Ministry of Construction (the predecessor of the MOHURD) on October 15, 1999, last amended on March 30, 2021 and implemented on the same date, for the construction, renovation and decoration of all kinds of buildings within the territory of China and the auxiliary facilities thereof, the installation of supporting lines, pipes and equipment, and the construction of municipal infrastructure projects in cities and towns, the construction unit shall, before starting construction, apply to the housing and urban-rural development administrative department of the people’s government at or above the county level where the project is located for a construction permit in accordance with the Provisions. For a construction project whose investment is less than RMB300,000 or whose construction area is less than 300 square meters, the construction unit may be allowed not to apply for a construction permit.
According to the Provisions on Acceptance Examination upon Completion of Buildings and Municipal Infrastructure promulgated by the MOHURD on December 2, 2013 and implemented on the same date, construction units of all types of buildings and municipal infrastructure projects that are newly built, expanded, or rebuilt within the territory of China shall file with the competent construction authority of the local people’s government at or above the county level where the project is located within 15 days from the date when the project is completed and accepted.
Regulations on Environmental Protection and Work Safety
Regulations on Environmental Protection
Pursuant to the PRC Environmental Protection Law promulgated by the SCNPC on December 26, 1989, last amended on April 24, 2014 and implemented from January 1, 2015, any entity which discharges or will discharge pollutants during the course of operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise, vibrations, electromagnetic radiation and other hazards produced during such activities.
Regulations on Work Safety
Vehicle and component manufacturers shall comply with relevant regulations related to environmental protection and work safety. In accordance with the Work Safety Law of the PRC promulgated on June 29, 2002 by the SCNPC, last amended on June 10, 2021 and implemented from September 1, 2021, a production and operation unit must develop a well-established work safety responsibility system and work safety rules and systems for all employees, meet the conditions for safe production as stipulated by laws and regulations, national standards or industry standards, and those who do not have such production conditions shall not engage in production and operation activities. The production and operation unit shall conduct safety production education and training for employees to ensure that they are equipped with necessary safety production knowledge and are familiar with relevant safety production rules and regulations and safety operation procedures.
Regulations on Fire Control
Pursuant to the Fire Safety Law of the PRC promulgated by the SCNPC in April 1998 and last amended and implemented on April 29, 2021, and the Interim Provisions on Administration of Fire Control Design Review and Acceptance of Construction Project promulgated by the MOHURD on April 1, 2020 and implemented from June 1, 2020, the construction unit of other construction projects must complete the fire protection filing of the fire protection completion acceptance within five working days after the completion acceptance of the construction project. If a construction project fails to pass the fire safety inspection before it is put into use, or does not meet the fire safety requirements after the inspection, it will be ordered to suspend the construction and use of such project, or suspend production and business, and be imposed a fine.
Regulations on Intellectual Property Rights
China is a party to several international treaties with respect to intellectual property right protection, including the Agreement on Trade-Related Aspects of Intellectual Property Rights, the Paris Convention for the Protection of Industrial Property, the Madrid Agreement Concerning the International Registration of Marks, and the Patent Cooperation Treaty.
Patents
According to the PRC Patent Law promulgated by the SCNPC on March 12, 1984 and currently effective from June 1, 2021, and the Implementation Rules of the PRC Patent Law promulgated by the State Council on June 15, 2001 and last amended on January 9, 2010, there are three types of patents in China: invention patents, utility model patents, and design patents. The protection period is 20 years for an invention patent and 10 years for a utility model patent and 15 years for a design patent (or 10 years for design patents filed prior to June 1, 2021), commencing from their respective application dates. The patent system of mainland China adopts a first-to-file principle, under which the person who files the patent application first is entitled to the patent if two or more persons file patent applications for the same subject. Any person or entity that utilizes a patent or conducts any other activities that infringe a patent without authorization of the patent holder must compensate the patent holder and is subject to a fine imposed by the relevant government authorities, and may be criminally liable in case of patent passing-off. In addition, any person or entity that files a patent application in a foreign country for an invention or utility model patent accomplished in China is required to report in advance to the State Council’s patent administrative authority for a confidentiality examination.
Copyrights
The PRC Copyright Law, which was last amended on November 11, 2020 and became effective on June 1, 2021, provides that Chinese citizens, legal persons, or other organizations will own copyright in their copyrightable works, including works of literature, art, natural science, social science, engineering technology, and computer software, regardless of whether published or not. Copyright owners enjoy certain legal rights, including the right of publication, the right of authorship, and the right of reproduction. The Copyright Law extends copyright protection to internet activities, products disseminated over the internet, and software products. In addition, the Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center. According to the Copyright Law, a copyright infringer will be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owner, and compensating for the loss of the copyright owner. Copyright infringers may also be subject to fines and administrative or criminal liabilities in severe situations.
Pursuant to the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001 and last amended on January 30, 2013, a software copyright owner may go through the registration procedures with a software registration authority recognized by the State Council’s copyright administrative authority. The software copyright owner may authorize others to exercise that copyright and is entitled to receive remuneration.
Trademarks
Trademarks are protected by the PRC Trademark Law last amended on April 23, 2019 and the Implementation Regulations of the PRC Trademark Law promulgated by the State Council last amended on April 29, 2014. The PRC Trademark Office grants a ten-year term to registered trademarks, and the term may be renewed for another ten-year period upon request by the trademark owner. Where the trademark owner fails to do so, a grace period of six months may be granted. In the absence of renewal upon expiry, the registered trademark will be canceled. A trademark owner may license its registered trademarks to another party by entering into trademark licenses agreements, which must be filed with the Trademark Office for its records. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark that is applied for is identical or similar to another trademark that has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark shall not infringe upon prior existing trademark rights of others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. Market regulatory departments have the authority to investigate any behavior that infringes the exclusive right under a registered trademark in accordance with the law. In case of a suspected criminal offense, the case will be timely referred to a judicial authority and decided according to the law.
Domain Names
The MIIT promulgated the Administrative Measures of Internet Domain Names on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. According to these measures, the MIIT is in charge of the administration of internet domain names in mainland China. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become holders of such domain names upon the completion of the registration procedure.
Trade Secrets
According to the PRC Anti-Unfair Competition Law promulgated by the SCNPC on September 2, 1993 and last amended on April 23, 2019, a “trade secret” refers to technical and business information that is unknown to the public, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the Anti-Unfair Competition Law, business operators are prohibited from infringing others’ trade secrets by: (i) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (ii) disclosing, using, or permitting others to use the trade secrets obtained illegally under item (i) above; (iii) disclosing, using, or permitting others to use the trade secrets in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets confidential; or (iv) instigating, inducing, or assisting others to violate a confidentiality obligation or to violate a rights holder’s requirements on keeping the confidentiality of trade secrets, disclosing, using, or permitting others to use the trade secrets of the rights holder. If a third party knows or should have known the above-mentioned illegal conduct but nevertheless obtains, uses, or discloses trade secrets of others, the third party may be deemed to have misappropriated the others’ trade secrets.
Business operators who violate the provisions of the Anti-Unfair Competition Law and cause others to suffer damages shall bear civil liability, and where the legitimate rights and interests of a business operator are harmed by unfair competition, the business operator may file a lawsuit with a People’s Court. The amount of compensation for a business operator who suffer damages due to unfair competition shall be determined on the basis of the actual losses suffered as a result of the infringement; where it is difficult to ascertain the actual losses, the amount of compensation shall be determined in accordance with the benefits gained by the infringing party from the infringement. If a business operator maliciously commits an act of infringing trade secrets and the case is serious, the amount of compensation may be determined at not less than one time and not more than five times the amount determined in accordance with the foregoing method. The amount of compensation shall also include reasonable expenses paid by the business operator to stop the infringement. If it is difficult to ascertain the actual losses suffered or benefits gained, the People’s Court shall, in consideration of the extent of the infringement, award compensation of less than RMB5,000,000 to the rights holder. Additionally, government authorities shall stop any illegal activities which infringe upon trade secrets and confiscate the illegal income from the infringing parties, and impose a fine between RMB100,000 to RMB1,000,000 (or where the circumstances are serious, between RMB500,000 to RMB5,000,000).
Pursuant to the PRC Criminal Law promulgated by the National People’s Congress on July 1, 1979 and last amended on December 26, 2020, anyone that commits any of the following acts of trade secrets infringement, if the circumstances are serious, shall be sentenced to a fixed-term imprisonment of not more than 3 years and/or shall be fined; if the circumstances are especially serious, the infringing party shall be sentenced to a fixed-term imprisonment of not less than 3 years but not more than 10 years and shall be subject to fines: (i) obtaining trade secrets from their legal owners or holders through unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (ii) disclosing, using, or permitting others to use trade secrets obtained illegally under item (i) above; (iii) disclosing, using, or permitting others to use trade secrets in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets confidential. Any person who has knowledge of the circumstances referred to above but nevertheless obtains, discloses, uses or allows others to use such trade secrets shall be deemed to have infringed upon trade secrets.
Regulations on Foreign Exchange
General Administration of Foreign Exchange
Under the PRC Foreign Exchange Administrative Regulations promulgated on January 29, 1996 and last amended on August 5, 2008, and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currencies outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires prior approval from the SAFE or its local branch.
Payments for transactions that take place in China must be made in Renminbi. Unless otherwise approved, PRC domestic companies may not repatriate payments denominated in foreign currencies received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign currencies under the current account with designated foreign exchange banks subject to a limit set by the SAFE or its local branch. Foreign currencies under the current account may be either retained or sold to a financial institution engaged in the settlement and sale of foreign currencies pursuant to the relevant SAFE rules and regulations. For foreign currencies under the capital account, approval by the SAFE is generally required for the retention or sale of such foreign currencies to a financial institution engaged in settlement and sale of foreign currencies.
Pursuant to the Circular on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment promulgated by the SAFE on November 19, 2012 and last amended on December 30, 2019, or the SAFE Circular 59, approval of the SAFE is not required for opening a foreign exchange account and depositing foreign currencies into the accounts relating to direct investments. The SAFE Circular 59 also simplifies foreign exchange-related registration required for foreign investors to acquire the equity interest in PRC domestic companies and further improves the administration of foreign exchange settlement for foreign-invested enterprises. The Circular on Further Simplifying and Improving the Foreign Exchange Administration Policies for Direct Investment promulgated by the SAFE and effective on June 1, 2015 and last amended on December 30, 2019, or the SAFE Circular 13, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment, and simplifies the procedure for foreign exchange-related registration. Pursuant to the SAFE Circular 13, investors must register with banks for direct domestic investment and direct overseas investment.
Pursuant to SAFE Circular 19 which became effective on June 1, 2015 and was last amended on December 30, 2019, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to SAFE Circular 19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capital on a discretionary basis; a foreign-invested enterprise must truthfully use its capital for its own operating purposes within the scope of business; and where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the foreign-invested enterprise must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement, pending payment with the foreign exchange administration or the bank at the place where it is registered.
The SAFE Circular 16, promulgated by the SAFE and effective on June 9, 2016, stipulates that PRC domestic companies may also convert their foreign debts denominated in foreign currencies into Renminbi on a self-discretionary basis. The SAFE Circular 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including foreign exchange capital and foreign debts) on a self-discretionary basis, which applies to all PRC domestic companies.
According to the PRC Market Entities Registration Administrative Regulations promulgated by the State Council on July 27, 2021 and effective on March 1, 2022, and other laws and regulations governing foreign-invested enterprises and company registrations, the establishment of a foreign-invested enterprise and any capital increase and other major changes in a foreign-invested enterprise must be registered with the SAMR or its local counterparts, and must be filed via the foreign investment comprehensive administrative system, if such foreign-invested enterprise does not involve special market-entry administrative measures prescribed by the PRC government.
On October 23, 2019, the SAFE issued the Circular on Further Promoting Cross-Border Trade and Investment Facilitation. This circular allows foreign-invested enterprises whose approved business scopes do not contain equity investment to use their capital obtained from foreign exchange settlement to make domestic equity investment as long as the investment is real and complies with the foreign investment-related laws and regulations. In addition, this circular stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt, and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. Payments for transactions that take place in China must be made in Renminbi. Income denominated in foreign currencies received by PRC domestic companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by the SAFE.
Pursuant to the SAFE Circular 13 and other foreign exchange laws and regulations, when setting up a new foreign-invested enterprise, the foreign-invested enterprise must register with a bank located at its place of registration after obtaining its business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including any increase in its registered capital or total investment, the foreign-invested enterprise must register such changes with the bank located at its place of registration after obtaining approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application.
Based on the foregoing, if we intend to fund our wholly foreign-owned subsidiaries through capital injection at or after their establishment, we must register the establishment of and any follow-on capital increase in our wholly foreign-owned subsidiaries with the SAMR or its local counterparts, file such via the foreign investment comprehensive administrative system, and register such with the local banks for the foreign exchange related matters.
Loans by the Foreign Companies to Their PRC Subsidiaries
A loan made by foreign investors as shareholders in an foreign-invested enterprise is considered foreign debt in China and is regulated by various laws and regulations, including the PRC Regulation on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debt Tentative Provisions, and the Administrative Measures for Registration of Foreign Debt. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen business days after the entering of the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of an foreign-invested enterprise cannot exceed the difference between the total investment and the registered capital of the foreign-invested enterprise.
On January 12, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, foreign-invested enterprises may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9 at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises is 200% of its net assets, or the Net Asset Limits. Enterprises must file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.
Offshore Investment by PRC Residents
Under the Circular on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-Trip Investment by Domestic Residents via Special Purpose Vehicles issued by the SAFE and effective on July 4, 2014, or SAFE Circular 37, PRC residents are required to register with local branches of the SAFE in connection with their direct or indirect offshore investment in overseas special purpose vehicles directly established or indirectly controlled by PRC residents for offshore investment and financing with their legally owned assets or interests in PRC domestic companies, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with the SAFE when there is a change to the basic information of the special purpose vehicles, such as changes of an individual PRC resident, the name or operating period of the special purpose vehicles, or when there is a significant change to the special purpose vehicles, such as changes of the individual PRC residents’ increase or decrease of the capital contribution in the special purpose vehicles, or any share transfer or exchange, merger, or division of the special purpose vehicles. At the same time, the SAFE issued the Operation Guidance for Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which took effect on July 4, 2014, as an attachment to the SAFE Circular 37.
Under the SAFE Circular 13, PRC residents may register with qualified banks instead of the SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas direct investment. The SAFE and its branches will implement indirect supervision over foreign exchange registration of direct investment via the banks.
Failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in restrictions on foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities, and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under foreign exchange administration regulations of mainland China.
Regulations on Outbound Direct Investment
On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments of Enterprises, or NDRC Order No. 11, which took effect on March 1, 2018. According to NDRC Order No. 11, non-sensitive overseas investment projects are required to make record filings with the NDRC or its local branch. On September 6, 2014, MOFCOM promulgated the Administrative Measures on Overseas Investments, which took effect on October 6, 2014. According to such regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries must make record filings with the MOFCOM or its local branch. The Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment was issued by SAFE on November 19, 2012 and last amended on December 30, 2019, under which PRC enterprises must register for overseas direct investment with local banks. The shareholders or beneficial owners who are PRC entities are required to be in compliance with the related overseas investment regulations. If they fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time.
Regulations on Dividend Distribution
The principal laws and regulations regulating the distribution of dividends by foreign-invested enterprises in mainland China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Regulations. According to the regulatory mechanism provided by the above-mentioned laws, a foreign-invested enterprise in mainland China may only pay dividends out of accumulated profits (if any) determined in accordance with PRC accounting standards and regulations. The PRC companies (including foreign-invested enterprises) are required to draw at least 10% of their after-tax profits into the statutory reserve fund until the relevant reserve fund reaches 50% of their registered capital, except as otherwise provided by the laws on foreign investment; and no profit shall be distributed before making up any loss in the previous fiscal year. Retained profits for previous fiscal years may be distributed together with distributable profits for the current fiscal year.
Regulations on Taxation
Enterprise Income Tax
According to the PRC Enterprise Income Tax Law promulgated by the SCNPC on March 16, 2007 and last amended on December 29, 2018 and the Implementation Rules of the PRC Enterprise Income Tax Law promulgated by the State Council on December 6, 2007 and amended on April 23, 2019, the income tax rate for both PRC domestic companies and foreign-invested enterprises is 25% unless otherwise provided for specifically. Enterprises are classified as either PRC resident enterprises or non-PRC resident enterprises. In addition, enterprises established outside China whose de facto management bodies are located in China are considered PRC resident enterprises and subject to the 25% enterprise income tax rate for their global income. An income tax rate of 10% applies to dividends declared to non-PRC resident enterprise investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.
Value-Added Tax
According to the PRC Provisional Regulations on Value-Added Tax last amended on November 19, 2017 and its implementation rules last amended on October 28, 2011, unless stipulated otherwise, taxpayers who sell goods, labor services, or tangible personal property leasing services, or import goods will be subject to a 17% tax rate; taxpayers who sell transport services, postal services, basic telecommunications services, construction services, or real property leasing services, sell real property or transfer land use rights will be subject to an 11% tax rate; and taxpayers who sell services or intangible assets will be subject to a 6% tax rate. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax, pursuant to which all enterprises and persons engaged in the sale of goods, provision of processing, repairing, and replacement services, sales of services, intangible assets, and real property, and the importation of goods into the territory of mainland China are VAT taxpayers.
According to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform effective on April 1, 2019, the generally applicable value-added tax rates are simplified as 13%, 9%, 6%, and 0%, and the value-added tax rate applicable to small-scale taxpayers is 3%.
Dividend Withholding Tax
The PRC Enterprise Income Tax Law stipulates that an income tax rate of 10% applies to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are derived from sources within China.
Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income and other applicable laws of mainland China, if a Hong Kong resident enterprise is determined by the competent tax authority to have satisfied the relevant conditions and requirements, the 10% withholding tax rate on the dividends received by the Hong Kong resident enterprise from a PRC resident enterprise may be reduced to 5%. According to the Circular on Several Questions Regarding the Beneficial Owner in Tax Treaties, which was issued by the SAT on February 3, 2018 and took effect on April 1, 2018, when determining an applicant’s status as the beneficial owner regarding tax treatments in connection with dividends, interest, or royalties in the tax treaties, several factors are considered, including whether the applicant is obligated to pay over 50% of the income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levies tax at an extremely low rate, and such factors will be analyzed according to the actual circumstances of the specific cases.
Tax on Indirect Transfer
Pursuant to the Circular 7 issued by the SAT on February 3, 2015 and last amended on December 29, 2017, an indirect transfer of assets, including equity interest in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a reasonable commercial purpose of the transaction arrangement, several factors are considered, including whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets, whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China, and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature that is evidenced by their actual function and risk exposure.

The Circular 7 does not apply to sales of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular 37, which was amended by the Announcement of the State Administration of Taxation on the Revision to Certain Taxation Regulatory Documents issued by the SAT on June 15, 2018. The Circular 37 further elaborates the relevant implementing rules regarding the calculation, reporting, and payment obligations of the withholding tax by non-PRC resident enterprises. Nevertheless, there remain uncertainties as to the interpretation and application of the Circular 7. The Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-PRC resident enterprises, being the transferors, were involved.
Regulations on Employment and Social Welfare
Labor Law and Labor Contract Law
Pursuant to the PRC Labor Law effective on January 1, 1995 and last amended on December 29, 2018 and its implementation rules, employers must establish and improve work safety and health systems, enforce relevant national standards, and carry out work safety and health education for employees. In addition, pursuant to the PRC Labor Contract Law effective on January 1, 2008 and amended on December 28, 2012 and its implementation rules, employers must execute written labor contracts with full-time employees and comply with local minimum wage standards. Violations of the Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.
Interim Provisions on Labor Dispatch
Pursuant to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, dispatched workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of employees.
Social Insurance and Housing Fund
According to the PRC Social Insurance Law promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018 and the Regulations on the Administration of Housing Funds promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers are required to contribute to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity insurance, and also to housing funds. Any employer who fails to make such contribution may be fined and ordered to make good the deficit within a stipulated time limit.
Employee Stock Incentive Plan
Pursuant to the Notice of Issues Relating to the Foreign Exchange Administration for Domestic Persons Participating in Stock Incentive Plan of Overseas Listed Company issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year are, subject to a few exceptions, required to register with the SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.
Regulations on Anti-Monopoly
Pursuant to the Anti-Monopoly Law of the PRC amended by the SCNPC on June 24, 2022 and implemented from August 1, 2022, prohibited monopolistic conducts include monopoly agreements, abuse of dominant market position and concentration of business operators that may have the effect of eliminating or restricting competition.

Monopoly Agreement
Competing operators shall not enter into monopoly agreements that exclude or restrict the effect of competition, such as boycotting transactions, fixing or altering commodity prices, restricting commodity production, or fixing commodity prices for resales to third parties, unless the agreement satisfies the exemption conditions stipulated in the Anti-Monopoly Law of the PRC (2022 revision), for example, where the operators can prove that they do not have the effect of excluding or restricting competition, or where the operators can prove that their shares in relevant market is lower than the standards set by the anti-monopoly law enforcement agency of the State Council and meets other conditions stipulated by it, or improving technology, enhancing the competitiveness of small and medium-sized operators, and maintaining legitimate rights and interests in cross-border economic and trade cooperation. Meanwhile, the operators shall not enter into monopoly agreements with other operators or provide substantial support to other operators to reach monopoly agreements. If the regulations are violated, the punishments include orders to cease the relevant acts, confiscation of illegal income, and a penalty of not less than 1% but not more than 10% of the sales volume in the previous year; if there is no sales volume in the previous year, a penalty of not more than RMB5,000,000 shall be imposed. Where the monopoly agreement reached has not been implemented, a penalty of less than RMB3,000,000 would be imposed. If relevant violation is critically serious, causing material adverse impact and severe consequences, the anti-monopoly law enforcement agency of the State Council may determine the specific amount of penalty not less than two times but not more than five times the amount of the aforementioned fine.
The Interim Provisions on the Prohibition of Monopoly Agreements promulgated by the SAMR and last amended on March 10, 2023 and implemented on April 15, 2023, further provided for the prevention and prohibition of monopoly agreement-related matters, and replaced some of anti-trust rules and regulations previously issued by the State Administration for Industry and Commerce.
Abuse of Dominant Market Position
A business operator with a dominant market position shall not abuse its dominant market position, such as selling commodities at an unfairly high price or purchasing commodities at an unfairly low price, selling commodities at prices below cost without justifiable reasons and rejecting to trade with trading counterparts. In case of violation of the prohibition on abuse of dominant market position, the punishments include orders to cease relevant acts, confiscation of illegal gains, and a penalty of not less than 1% but not more than 10% of the sales volume in the previous year. If relevant violation is critically serious, causing material adverse impact and severe consequences, the anti-monopoly law enforcement agency of the State Council may determine the specific amount of penalty not less than two times but not more than five times the amount of the aforementioned fine.
The Interim Provisions on Prohibition of Abuse of Dominant Market Position promulgated by the SAMR and last amended on March 10, 2023 and implemented on April 15, 2023, further prevented and curbed abuse of market dominance.
Concentration of Business Operators
Operators shall declare the concentration reaching the threshold of declaration prescribed by the State Council to the anti-monopoly law enforcement agency of the State Council before conducting concentration. Concentration of business operators refers to the following circumstances: (i) merger of business operators; (ii) a business operator acquires control over other business operators by acquiring their equities or assets; or (iii) a business operator acquires control over other business operators or is able to exert a decisive influence on other business operators by contract or any other means. Where a business operator fails to comply with the mandatory reporting requirements, and has or may have the effect of excluding or restricting competition, the anti-monopoly law enforcement agency of the State Council has the power to order to cease the implementation of the concentration, dispose of shares or assets and transfer the business within a time limit, and take other necessary measures to restore the state before the concentration, and impose a penalty of not more than 10% of the sales volume in the previous year; if the operators fail to conduct concentration according to regulations and do not have the effect of excluding or restricting competition, a penalty of not more than RMB5,000,000 would be imposed. If relevant violation is critically serious, causing material adverse impact and severe consequences, the anti-monopoly law enforcement agency of the State Council may determine the specific amount of penalty not less than two times but not more than five times the amount of the aforementioned fine.
The Interim Provisions on the Review of Business Operator Concentration promulgated by the SAMR and last amended on March 10, 2023 and implemented on April 15, 2023, further provided for matters such as the declaration and review of the concentration of business operators and the investigation of the illegal implementation of the concentration of business operators.
Regulations on Mergers and Acquisitions and Overseas Listing
On August 8, 2006, six PRC governmental and regulatory authorities, including MOFCOM and CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, effective as of September 8, 2006 and later revised on June 22, 2009, which governs the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC individuals or companies shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. After the 2019 PRC Foreign Investment Law and its Implementation Regulations became effective on January 1, 2020, the provisions of the M&A Rules remain effective to the extent they are not inconsistent with the 2019 PRC Foreign Investment Law and its Implementation Regulations.
On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, collectively the Overseas Listing Filing Rules, which became effective on March 31, 2023. According to the Overseas Listing Filing Rules, the offering or listing of shares, depository receipts, convertible corporate bonds, or other equity-like securities by a PRC domestic company in an overseas stock market, whether directly or indirectly through an offshore holding company, should be filed with the CSRC. The determination of whether any offering or listing is “indirect” will be made on a “substance over form” basis.
Under the Overseas Listing Filing Rules, the reporting entity shall submit filing materials including but not limited to a report to the CSRC within three business days after submitting listing applications to an overseas stock market. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter.
The CSRC also published the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies on February 17, 2023, or the Notice on the Overseas Listing Filing and the set of Q&A published on the CSRC’s official website, which are in connection with the release of the Overseas Listing Filing Rules. The CSRC clarifies that (i) on or prior to the effective date of the Overseas Listing Filing Rules, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (ii) a transition period will be granted to domestic companies until September 30, 2023, which, prior to the effective date of the Overseas Listing Filing Rules, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing prior to September 30, 2023, they shall file with the CSRC according to the requirements.

Based on the Overseas Listing Filing Rules, PRC domestic companies are primarily responsible for compliance with the rules. Violation of the Overseas Listing Filing Rules or the completion of an overseas listing in breach of the Overseas Listing Filing Rules may result in a warning and a fine ranging from RMB1,000,000 to RMB10,000,000. Furthermore, the directly responsible supervisors and other directly liable persons of the relevant PRC domestic companies may be subject to warning and a fine ranging from RMB500,000 to RMB5,000,000, and the controlling shareholders and actual controllers of the relevant PRC domestic companies may be subject to a fine ranging from RMB1,000,000 to RMB10,000,000.
On February 24, 2023, the CSRC issued Provisions on Strengthening Confidentiality and Archiving Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which became effective on March 31, 2023 and specify that during the overseas issuance of securities and listing activities of domestic enterprises, domestic enterprises and securities companies and securities service institutions that provide relevant securities services shall, by strictly abiding by the relevant laws and regulations of mainland China and the requirements therein, establish sound confidentiality and file work systems, take necessary measures to implement confidentiality and file management responsibilities, and shall not leak national secrets and undermine national and public interests. Files such as the work manuscripts generated in the PRC by securities companies and securities service institutions that provide relevant securities services for overseas issuance and listing of securities by domestic enterprises shall be kept in the PRC. The transmission of any such working papers to recipients outside China must be approved in accordance with the applicable PRC regulations. Where files or copies thereof need to be transferred outside of the PRC, it shall be subject to the approval procedures in accordance with relevant regulations of mainland China.
Global Government Regulations
This section sets forth a summary of the most significant rules and regulations that affect our business activities in the European Union, United Kingdom, and United States.
Regulations on Type Approval
EU
Manufacturers of passenger vehicles in the EU that wish to benefit from the EU single market are required to comply with EU Regulation 2018/858 (the Whole Vehicle Type Approval — “WVTA”), which requires that vehicles that are put on the market within the EU must first be type-approved to ensure that they meet all relevant environmental, safety and security standards. A vehicle that has been type-approved in one EU member state can thereafter be sold and registered in all member states without further tests. As of the date of this proxy/registration statement, we have not acquired EU type approval for our vehicles in compliance with the WVTA.
UK
The EU position is broadly the same in the UK, which adopted EU Regulation 2018/858 as retained EU law at the end of the Brexit transition period, and which was subsequently implemented / amended by the Road Vehicles (Approval) Regulations 2020. On December 31, 2022, the new GB Type Approval Scheme came into force. This scheme is based heavily on EU Regulation 2018/858, but applies solely to vehicles to be sold on the market in Great Britain. Compliance with the scheme involves ensuring that the vehicle meets GB performance standards and can be sold on the GB market. The GB Type Approval Scheme becomes mandatory for vehicles to be sold in GB from February 1, 2024. Up until February 1, 2024, manufacturers have the option of using the Provisional GB Type Approval Scheme to obtain approval in GB. Under the provisional scheme, manufacturers already in possession of an EU type approval under the WVTA referenced above can obtain type approval in the UK by providing the Vehicle Certification Agency with: (i) a list of type approvals for vehicle types they intend to place on the market in GB, and (ii) the corresponding EU type approval certificates. As of the date of this proxy/registration statement, we have not acquired UK type approval for our vehicles.
Regulations on Safety
EU
The EU overhauled its vehicle safety regulations in 2009 by adopting EU Regulation 661/2009, replacing more than fifty previously existing vehicle safety directives with one overarching safety regulation which included requirements on seat belts and child restraint systems for example. This regulation was in turn revised in 2019 by the adoption of EU Regulation 2019/2144 (the “General Safety Regulation”). The General Safety Regulation includes, for example, rules on cybersecurity and new guidelines regarding driver drowsiness and distraction, such as distractions caused by the use of a smartphone while driving, intelligent speed assistance, reversing safely with the aid of cameras or sensors, data recording in case of an accident (black box), lane-keeping assistance, advanced emergency braking, and crash-test improved safety.
UK
In the UK, EU Regulation 661/2009 was adopted as retained EU law by virtue of the European Union (Withdrawal) Act 2018 and implemented by the Road Vehicles (Approval) Regulations 2020.
The changes made by EU Regulation 2019/2144 were not adopted in the UK, as they were introduced after the UK had left the EU. Further legislation would be needed to transpose these into UK law, however there are no current plans to do so.
US
The US National Traffic and Motor Vehicle Safety Act requires manufacturers of vehicles sold in the US to certify that a vehicle meets all applicable Federal Motor Vehicle Safety Standards (“FMVSS”), federal bumper standards, and federal anti-theft standards, before that vehicle may be imported into or sold in the US. Those standards are issued and administered by the National Highway Traffic Safety Administration (“NHTSA”). Primary categories of FMVSS (federal safety standards) that apply to our vehicles include:
Crash Avoidance Standards. Safety standards intended to assist vehicles in avoiding collisions with other vehicles, objects, or road users. These standards prescribe minimum performance requirements for vehicle and equipment performance, including requirements for steering, braking, headlamps, tail lamps, and signal lights, controls and displays, warning signals, tires, stability control, and other vehicle equipment and functions.
Crash Worthiness and Occupant Protection Requirements. Standards designed to protect vehicle occupants and mitigate damage and injury in the event of a crash. These standards include minimum performance requirements for vehicle structure and equipment, as well as other occupant protection requirements such as passenger restraint systems (e.g., airbags, seatbelts), systems, and features to protect vehicle occupants.
Electric Vehicle Specific Requirements. In addition to the safety standards summarized above that apply to all motor vehicles, there are a limited number of additional standards that apply to electric vehicles and high-voltage batteries. Today, those standards are designed primarily to protect vehicle occupants from injury, and include requirements and crash tests designed to limit electrolyte spillage, battery retention, and avoid electric shock to vehicle occupants in the event of a crash. In addition, the US Departments of Energy and Transportation have indicated they may promulgate additional battery and EV safety and performance requirements, and we aim to comply with any such applicable standards if they are issued.
Manufacturer Self-Certification. Federal law requires motor vehicle manufacturers to certify that a vehicle complies with all applicable FMVSS, as well as NHTSA bumper and theft prevention standards, before that vehicle is sold or offered for sale in the US. Federal law provides significant monetary penalties and other sanctions for vehicle manufacturers that certify as FMVSS-compliant vehicles that are found to fail to comply with one or more of those standards. These requirements apply equally to vehicles that are manufactured in the US and vehicles that are imported for sale in the US.
Other US Department of Transportation/NHTSA Requirements. Our vehicles to be sold in US are also required to comply with (or obtain exemptions from) other requirements of federal laws administered by NHTSA, including corporate average fuel economy (“CAFE”) standards and consumer information and labeling requirements. Manufacturer of vehicles sold in the US are also subject to various reporting requirements, including Early Warning Reporting requirements regarding warranty claims, field reports, death and injury claims and foreign recall.
The Automobile Information and Disclosure Act. This law requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment, and pricing. In addition, the AIDA requires inclusion fuel economy ratings on a label (“sticker”) affixed to new vehicles offered for sale. The American Automobile Labeling Act also requires manufacturers of automobiles to state the percentage of our vehicle components that are manufactured in the US and in other countries, and the location of final vehicle assembly.
Each state may impose additional vehicle safety requirements with respect to vehicle equipment or components that are not regulated by a federal standard. Each state also has authority to regulate the operation of vehicles within its boundaries, including prescribing licensing and registration requirements and traffic laws. In some instances, a state’s power may extend to prohibiting the operation of certain types of vehicles on roads in that state.
Regulations on Data Protection and Privacy
EU
Since the entry into force on May 25, 2018, of the EU General Data Protection Regulation 2016/679 (the “GDPR”), processing of personal data of individuals located in the European Economic Area (the “EEA”), or done by any entity in the EEA, is subject to strict requirements centred around core principles and rights of such individuals to receive access to, to rectify or to delete their personal data. The GDPR obliges us, where applicable, to ensure adherence to the principles of lawfulness, fairness and transparency, and purpose limitation, data minimization, data accuracy, storage limitation and integrity and confidentiality. The GDPR also requires us to mitigate potential data breaches and to, unless the data breach leads to a low risk for the rights and freedoms of data subjects, report data breaches to the data protection supervisory authority within 72 hours.
On March 9, 2021, the European Data Protection Board adopted Guidelines 01/2020 on processing personal data in the context of connected vehicles and mobility related applications, which stated that much of the data that is generated by a connected vehicle relate to a natural person that is identified or identifiable and thus constitute personal data under the GDPR.
UK
The EU position is the same in the UK, which adopted the GDPR as retained EU law at the end of the Brexit transition period. From January 1, 2021, a UK-specific General Data Protection Regulation (“UK GDPR”) came into force. The UK GDPR is based on the EU GDPR, subject to minor amendments to make it more suited to its UK context.
The EU GDPR was originally implemented in the UK through the Data Protection Act 2018 (“DPA”). This instrument has since been amended to align with the UK GDPR. The DPA 2018 establishes the rights of individuals to access, remove, restrict and update their personal data, and sets out core data protection principles.
US
There is no overarching generally applicable federal law in the US that governs the collection, processing, storage, transmission, or use of personal data. More narrow and specific federal laws apply to the processing or other use or treatment of certain types of personal data (including information related to health, credit, telecommunications, and telemarketing), or to the processing or use of personal data by certain types of entities (e.g., financial institutions). Also, the Federal Trade Commission may bring enforcement actions against companies that engage in processing of personal data in a manner that constitutes an unfair or deceptive trade practice. In addition, the overwhelming majority of states have enacted laws related to data privacy. Perhaps the most stringent and comprehensive of those state laws is the California Consumer Privacy Act, as expanded and supplemented by the California Privacy Rights Act (effective January 1, 2023). To the extent state data privacy laws apply to us and our products or services, we aim to ensure compliance with the requirements of those laws.
Regulations on Automated Driving / Advanced Driver Assistance System (“AD/ADAS”)
We equip our vehicles with certain advanced driver assistance features. Generally, laws pertaining to driver assistance features and self-driving vehicles are evolving globally and, in some cases, may create restrictions on advanced driver assistance or self-driving features that we may develop. We aim to meet relevant requirements for each product, market, and time frame.
UK
The Automated and Electric Vehicles Act 2018 provides a framework for ADAS regulations in the UK. The Act allows for the creation of a new liability scheme for insurers in relation to automated vehicles, and the creation of regulations relating to electric vehicle charging infrastructure, including availability and reliability standards. In January 2022, the Law Commission published a report with recommendations for a new legal framework to support the safe deployment of automated vehicles. Its recommendations included writing the test for self-driving into law, and introducing a second stage in the type approval process to authorise vehicles for use as self-driving on Great Britain roads. These recommendations have been laid before Parliament and are being considered as part of the government’s broader plans to legislate on automated vehicles.
US
Currently, there are no mandatory federal laws specifically addressing safety requirements for AD/ADAS. US Department of Transportation and NHTSA have issued some voluntary guidance regarding the capabilities and performance of such systems, and there is a significant possibility that NHTSA may issue safety standards governing some ADAS in the next few years. In the absence of standards, NHTSA has “defect” authority to order a recall or take other enforcement action if it determines a vehicle’s ADAS poses an unreasonable risk to safety.
Regulations on Sustainability and Environmental Regulations
We operate in an industry that is subject to extensive sustainability and environmental related regulations, which have become more stringent over time, and are expected to become more extensive in the future. The laws and regulations to which we are or may become subject govern, among other things: water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; responsible mineral sourcing; due diligence transparency; environmental reporting; and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, state, provincial and local level is and will be an important aspect of our ability to continue operations.
Many countries have announced a requirement for the sale of zero-emission vehicles only within proscribed timeframes, some as early as 2035, and we as an electric vehicle developer aim to comply with these requirements across our entire coming product portfolio as we expand.
All vehicle manufacturers are required to comply with the applicable emission regulations in each jurisdiction in which they operate. Furthermore, since our electric vehicles have zero or limited emissions compared to internal combustion engine vehicles, we earn emission grams or credits that may be sold to and used by other manufacturers to cover or offset their emissions footprint. We aim to follow the development and opportunities connected to emission regulations in all geographic regions in which we operate. The ability to earn excess emission grams or credits are dependent on each jurisdictions’ regulations and the opportunity to get compensated by others depends on the demand from other manufacturers.
EU
Manufacturers of passenger vehicles in the EU are required to comply with EU Regulation 715/2007 — the Worldwide Harmonized Light Vehicles Test Procedure (“WLTP”) on Energy Consumption and Range, and Directive 2005/64/EC — Recyclability, Recoverability, Reusability.
Non-financial reporting forms part of the EU’s sustainability and environmental legislative framework. The EU Corporate Sustainability Reporting Directive 2022/2464 entered into force on January 5, 2023, and with effect from January 1, 2025, expands non-financial reporting obligations of EU-established entities and in certain cases overseas parent companies to cover all “large undertakings,” which can include non-EU based parent companies. The scope of what must be reported annually is significantly expanded. Where our entities are subject to this Directive, we must report according to European Sustainability Reporting Standards on issues such as environmental matters, social matters and treatment of employees, respect for human rights, anti-corruption and bribery, diversity on company boards (in terms of age, gender, educational and professional background). In addition, the EU is expected to finalise over the next 2 to 3 years the Corporate Sustainability Due Diligence Directive which will implement mandatory due diligence that certain large companies must undertake regarding human rights and environmental impacts along their supply chains.
UK
The WLTP applies in the UK, as EU Regulation 715/2007 was adopted in the UK as retained EU law following Brexit. EU Directive 2005/64/EC was also retained in the UK and implemented through the Motor Vehicles (EC Type Approval) (Amendment) Regulations 2007.
There are also separate national rules regulating CO2 emissions performance standards, for example the Road Vehicle Carbon Dioxide Emission Performance Standards (Cars and Vans) (Amendment) (EU Exit) Regulations 2020/1418 govern emissions from newly registered cars and vans in Great Britain.
Following a consultation last year, the UK government is currently in the process of developing a new UK road vehicle CO2 emissions regulatory framework. The proposed framework plans to introduce a zero emissions vehicles (ZEV) mandate that will require manufacturers to meet certain ZEV targets every year from 2024. There would also be continued regulation of new non-zero emissions cars and vans until all new sales are zero emission at the exhaust.
The UK introduced Streamlined Energy and Carbon Reporting (SECR) in 2019 in the Companies (Directors’ Report) and Limited Liability Partnerships (Energy and Carbon Report) Regulations 2018. SECR requires obligated companies to report on their energy consumption and associated greenhouse gas emissions within, if applicable, their financial reporting for Companies House.
US
We expect to offer our vehicles for sale in the US through dealers registered in the US. We and our dealers must obtain and comply with the terms and conditions of government permits, certificates, licenses, authorizations, approvals and satisfy other requirements under US laws, as well as state and local government laws.
Manufacturers of vehicles sold in the US are obligated to meet all applicable regulatory requirements in every US jurisdiction in which it operates, distributes, or sells its products. Some required permits, certifications, or licenses are costly and difficult to obtain. Violations of applicable environmental, health, or safety laws and regulations may result in significant sanctions, including civil and criminal fines, penalties orders to cease non-compliant operations or to conduct corrective actions, or suspension or revocation of permits, certificates, and licenses.
The vehicles we intend to offer for sale in the US must satisfy the applicable requirements of laws and regulations administered by the NHTSA and the Environmental Protection Agency (“EPA”) on a federal level. Similarly, those vehicles must satisfy the emissions standards of the California Air Resource Board (“CARB”) which is a major regulator on state level.
Under the Clean Air Act, our vehicles are required to obtain a Certificate of Conformity issued by the EPA and, for California and states that have received a waiver to utilize California’s light-duty vehicle standards, a California Executive Order issued by CARB. A Certificate of Conformity and/or CARB Executive Order is required for each model year for vehicles sold in the US. This regulatory process is designed to ensure that all vehicles comply with applicable emission standards for both criteria pollutants, such as nitrogen oxides and particulate matter, and greenhouse house gases (“GHGs”), such as carbon dioxide and nitrous oxide. This process also includes labelling requirements to provide consumer information such as miles per gallon or gas-equivalent ratings and maximum range on a single charge.
Our all-electric, battery-powered vehicles will generate regulatory compliance credits that can be monetized through sale to other OEMs. Under California’s Low-Emission Vehicle Program, and equivalent requirements that apply in the states that have adopted California’s standards, OEMs are required to produce an increasing percentage of battery electric vehicles (“BEVs”), fuel cell electric vehicles (“FCEVs”), or plug-in hybrid electric vehicles (“PHEVs”). CARB’s zero-emission vehicle (“ZEV”) program requires OEMs to produce a certain number BEVs, FCEVs or PHEVs each year, based on the total number of cars sold in California or the other states that have adopted the ZEV program, ranging from 4.5% in 2018 to 22% by 2025. Moreover, California has announced commitments to phase out sales of new internal combustion engine vehicles by 2035. As a developer of zero-emission vehicles, we may earn ZEV credits on each electric vehicle sold in California or other participating states, which may be sold to other OEMs without the need to offset any GHG or other pollutant emitting internal combustion engine vehicles.
In addition to state-level credits, the EPA and NHTSA require all OEMs to meet minimum GHG emission and CAFE standards applicable to light-duty vehicles. These federal regulations require that manufacturers of light-duty vehicles meet minimum threshold standards for GHG emissions and fuel economy based on a vehicle’s footprint or overall dimensions. We will also benefit from these regulations as a developer of zero-emission vehicles because each electric vehicle will generate GHG and CAFE credits which can be sold to other manufacturers. In December 2021, the EPA finalized revised GHG standards for model year 2023 – 2026 light-duty vehicles. In May 2022, NHTSA finalized revised CAFE standards for model year 2024 – 2026 light-duty vehicles. These standards require fleetwide increases in fuel economy and decreases in GHG emissions from internal combustion engine equipped vehicles produced by all manufacturers. Both EPA and NHTSA are expected to announce additional standards for at least model years 2027 – 2030 in the spring of 2023 that will require further fleetwide increases in fuel economy and decreases in GHG emissions. Moreover, the Biden Administration also announced a goal of 50% EV sales by 2030. With the more stringent CAFE and GHG emission standards expected, we may be positioned to monetize the credits we may earn for selling zero-emission vehicles in the US.
In December 2022, the EPA issued a proposed rulemaking that would authorize OEMs to generate marketable compliance credits associated with their BEVs and PHEVs sold in the US under the federal Renewable Fuel Standard (“RFS”) program. Under the proposal, beginning in 2024, OEMs would enter into agreements with producers of renewable electricity derived from biogas or renewable natural gas and would then be authorized to generate and sell compliance credits based on an equivalent quantity of electricity used to charge their BEV or PHEV fleet. Petroleum refiners and importers would be obligated to purchase these credits to meet their annual compliance credit obligations under the RFS program. If finalized, we may also be positioned to potentially monetize these credits based on the electricity charging demand of our zero-emission vehicles sold in the US.
Regulations on Recall activities
Manufacturers of vehicles sold in the US must recall such vehicles if they are found to have a safety defect or fail to comply with an applicable FMVSS. The primary recall obligations are to provide notice to owners of all affected vehicles, and to offer a remedy, free of charge, to all affected vehicle owners.
Regulations on Distribution
EU
The legal rules governing commercial agency relationships (agents who promote sales in the name of and on behalf of the principal) are to some extent harmonized under the European Commercial Agency Directive (86/653/EEC) (“CAD”). The CAD governs various aspects of the commercial agency relationship, including commission claims, minimum notice periods, compensation or indemnity claims upon termination of the agency contract and post-contractual non-compete obligations. The CAD is an EU Directive and as such, is not directly applicable in the EU Member States but needs to be transposed into the laws of each EU Member State. Individual national laws may provide for additional rules and national interpretations of the CAD.
The distribution of new vehicles is generally regulated via Art. 101 and 102 of the Treaty of the Functioning of the European Union (“TFEU”), the respective Block Exemption Regulations (EU Regulation 2022/720 of May 10, 2022 on the application of Article 101(3) of the TFEU to categories of vertical agreements and concerted practices and Regulation n°461/2010 relative to after sales activities) and Motor Vehicle Regulation No 461/2010 which came into force on June 1, 2010 and will expire on May 23, 2023. Under the Block Exemption Regulations, OEMs and principals must not prevent members of a selective distribution system from selling spare parts to independent repairers, prevent a supplier of spare parts from selling its goods to operators outside the network or to end users, or prevent a supplier of components from placing its trademark or logo on a component supplied for the initial assembly of a motor vehicle. Other than the Block Exemption Regulations, the rules governing distributorship relationships vary by EU member state.
UK
In the UK, the Commercial Agents (Council Directive) Regulations 1993 (SI 1993/3053) (“CAR”) implement the CAD. The CAR continue to have effect post-Brexit as EU-derived domestic legislation under Section 2 of the EU (Withdrawal) Act 2018. The CAR governs the relationship between agent and principal where goods are sold, and imposes mandatory obligations on both parties. For the principal, this includes a duty to act in good faith, to provide documentation relating to the goods, and to notify the agent where there will be a reduction in goods from the volume expected. The Regulations also cover other aspects of the relationship, including pay, commission, and a requirement to give notice where the contract is concluded without breach.
The applicable provisions under the TFEU and the associated Block Exemption Regulations will continue to apply where the principal has selling arrangements in other EEA countries in addition to the UK. It is only where the effects of the agency agreement would be felt purely in the UK that these provisions would not apply, and UK competition rules under the Competition Act 1998 would apply in their place. In any event, the provisions under the CA 1998 which target anti-competitive business are closely based on Articles 101 and 102 TFEU and contain similar exemptions.
US
Generally, the individual states have authority to regulate the distribution, sale, and service of vehicles within their state. A number of states have laws that either prohibit or impose limitations on “direct sale” of motor vehicles by a manufacturer to a retail customer. In states with a full prohibition, vehicle manufacturers are required to either sell vehicles in those states through automobile dealers or similar entity licensed to sell vehicles, or not sell vehicles in those states. Some state laws also prohibit a vehicle manufacturer from directly servicing vehicles it manufactured.
Regulations on Incentives
EU
Almost all EU Member States have adopted various measures to stimulate demand for BEVs, PHEVs and FCEVs. In addition, some member states of the European Union offer state-funded vehicle scrappage schemes that provide financial incentives for the replacement of old vehicles with new vehicles. There are also a number of government-funded research and development programs in the automotive industry within the European Union. Many of these programs focus on projects related to electric mobility and autonomous driving.
UK
In the UK, there are a number of tax benefits currently in place to stimulate demand for BEVs. For example, businesses using purely electric (i.e. not hybrid) company vehicles are entitled to 100% first year capital allowances so that the full cost of the vehicle can be deducted from profits before tax. Purely electric vehicles are also exempt from vehicle excise duty until 2025. Further, electric vehicles are exempt from congestion charges.
Under the EV Chargepoint Grant, people living in flats or rental accommodation are eligible for a grant that covers £350 or 75% of the cost to buy and instal a chargepoint, whichever is the lower. Similarly, the Workplace Charging Scheme means that businesses can claim up to £350 / 75% per socket of the cost of up to 40 sockets, as a way of encouraging employees to make the switch to electric.
Consumers used to be able to benefit from the Plug-in Car Grant (PICG), under which consumers could get a discount on the purchase price of plug-in cars, however this scheme was ended in 2022. However, other types of vehicle may still be eligible for the grant, including wheelchair accessible vehicles, motorcycles and mopeds, vans and taxis. For eligible vehicles, the plug-in grant enables the consumer to get a percentage discount on the upfront cost of the vehicle.
There are likely to be tax benefits — for example, Vehicle Excise Duty (VED) is calculated based on the size of the engine, year of first registration, and CO2 emissions — therefore most pure EV’s are zero rated for tax purposes (i.e. tax free). However, from April 2025, VED will start to apply to electric vehicles.
US
The federal Inflation Reduction Act of 2022 (“IRA”) provides Clean Vehicle tax credits of up to $7500 per vehicle to purchasers of some zero-emission vehicles. In order for the purchase of a zero-emission vehicle to qualify for such credits, the vehicle and the purchaser must satisfy certain requirements. Those eligibility requirements include, inter alia, that a specified percentage of the value of critical minerals contained in the vehicle’s battery be extracted or processed in the US; that the battery components in the vehicle be manufactured or assembled in the US; that the final assembly of the vehicle be conducted in the US; that the retail price of the vehicle not exceed a specified level; and that the eligible purchasers must have taxable incomes below a specified level. We will review forthcoming implementing regulations and guidance to be issued by the US Treasury, but it presently appears that our vehicles will not qualify for the new Clean Vehicle tax credits under the IRA.
In some cases, state and local governments may provide additional incentives for the purchase and sale of BEVs, PHEVs, or FCEVs.
Regulations on Producer Responsibility — Batteries
EU
Current Legislation. Directive 2006/66/EC on batteries and accumulators and waste batteries and accumulators sets out a number of targets and other requirements which aim to increase the collection and recycling of waste batteries of all types, thereby providing further environmental protection and helping to prevent heavy metal pollution which can be caused by some batteries if not dealt with correctly. All European member states were given until September 26, 2008 to transpose the detail of the Directive into each member’s local legislation. Costs associated with meeting the requirements of the Directive must be met by the producers of the batteries, and it must be free of charge for end users to place their waste batteries in the system that will ensure those batteries are recycled.
The new EU Batteries Regulation is a proposal to repeal, replace, and significantly extend the scope of the existing EU Batteries Directive 2006/66/EC with a new, enhanced batteries law in the form of a harmonized EU-wide regulation. The draft new law contains full life-cycle mandatory provisions relating to a far wider range of batteries placed on the EU market than the current EU Batteries Directive, including for the first time lithium batteries, and generally all commercial and industrial batteries (as well as automotive and electric vehicle batteries). In general, the obligations fall on “economic operators,” which include manufacturers, authorized representatives, importers, distributors, fulfilment service providers, and any other natural or legal person who is subject to obligations in relation to manufacturing batteries, preparing batteries for reuse, preparing batteries for repurpose, repurposing, or remanufacturing, of batteries, that first place batteries on the market (including online placing on the market) or put them into service. New duties that our entities may be required to adhere to include: Supply Chain Due Diligence, Durability/Right-to-Repair/Battery Conformity (there are proposed minimum values for electrochemical performance and durability of rechargeable industrial batteries), Labelling and Information Disclosure and Enhanced Producer Responsibility For End-of-Life Batteries.
UK
The UK transposed EU Directive 2006/66/EC into national law in 2008 and 2009 under the Batteries and Accumulators (Placing on the Market) Regulations 2008 and the Waste Batteries and Accumulators Regulations 2009. This legislation makes it compulsory to collect and recycle batteries and accumulators, prevents batteries and accumulators from being incinerated or dumped in landfills and restricts the substances used in batteries and accumulators. The UK government are considering following the EU in extending producer responsibility for batteries but such changes are some way off at present and so requirements will be more stringent in the EU going forward once the new EU Batteries Regulation comes in to force.
US
Battery packs are also subject to selected tests specified in the SAE J2464 and J2929 standards, as well as tests defined by other standards and regulatory bodies and our own internal tests. These tests evaluate battery function and performance as well as resilience to conditions including immersion, humidity, fire, and other potential hazards.
Regulations on End-of-Life Vehicles
EU
EU Directive 2000/53/EC provides specific regulatory requirements for the take-back of end-of-life vehicles, such as material coding, treatment obligation, collection system obligation, information and monitoring requirements. It also prohibits the use of hazardous substances when manufacturing new vehicles (especially lead, mercury, cadmium and hexavalent chromium) except in defined exemptions when there are no adequate alternatives. Through Directive 2000/53/EC, vehicle manufacturers have an obligation to provide free take-back for cars and light commercial vehicles.
UK
The End-of-life Vehicles Regulations 2003 and the End-of-life Vehicles (Producer Responsibility) Regulations 2005 are the underpinning legislation in the UK and reflect the contents of EU Directive 2000/ 53/EC. Vehicles are regulated to limit the environmental impact of their disposal, by reducing the amount of waste created when they are scrapped. Producers must provide a convenient network of authorised treatment facilities (ATFs), or make acceptable alternative arrangements, offering free take-back for their brands when they become ELVs. The producer — the manufacturer or importer — placing the vehicle or component on the UK market is responsible for compliance.
Additional Information
Our main website is www.group-lotus.com. Neither the information on our main website, nor the information on the websites of any of our brands and businesses, is incorporated by reference into this proxy statement/consent solicitation statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

LOTUS TECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “Lotus Tech,” “we,” “us” or “our” refer to LTC and its subsidiaries, and, in the context of describing its operations and consolidated and combined financial information, also include the former VIE and its subsidiaries for the periods ended prior to the Restructuring.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Information about Lotus Tech,” “Selected Historical Financial Data of Lotus Tech” and our consolidated and combined financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical consolidated and combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.
Overview
We are a pioneering luxury battery electric vehicle (BEV) maker that designs, develops, and sells luxury lifestyle vehicles (non-sports car vehicles for daily usage) under the iconic British brand “Lotus.” With over seven decades of racing heritage and proven leadership in the automotive industry, the Lotus brand symbolizes the market-leading standards in performance, design and engineering. Fusing proprietary next-generation technology built on world class research and development capabilities and an asset-light model empowered by Geely Holding, we are breaking new grounds in electrification, digitization and intelligence.
The Lotus brand was founded in the U.K. in 1948 and has since established itself as a high-performance sports car brand with innovative engineering and cutting-edge technologies, renowned for its superior aerodynamics and lightweight design. The Lotus brand was born out of legendary success on the racetrack including 13 FIA Formula 1 world titles and many other championship honors. In 2017, Geely Holding acquired a 51% stake in Lotus UK and further set us up as a luxury lifestyle BEV maker. Geely Holding, a global mobility technology group with a proven track record in seeding BEV brands, has successfully incubated and revitalized a series of world-renowned brands with attractive financial profiles including Volvo, Polestar, LYNK&CO., and Zeekr. Positioned as the only Geely Holding-affiliated brand with sports car DNA, we have received comprehensive support from Geely Holding in manufacturing, supply chain, R&D, logistics infrastructure, and human capital, and are in the process of transforming from a British sports car company to a global pioneer of high-performance electric vehicles to bridge the gap between the traditional sports car and a new generation of electric vehicles. The proposed business combination with LCAA, a SPAC affiliated with L Catterton, which has a strategic relationship with LVMH, is expected to provide significant support in consumer insights and brand collaboration that will enable us to effectively raise our brand awareness globally.
According to Oliver Wyman, the global luxury BEV market, as defined by BEVs with MSRP of over US$80,000, is expected to grow rapidly at a CAGR of 35% over 2021-2031 and reach a market size of nearly 1.9 million units by 2031. However, the global luxury BEV market is currently underserved, with only approximately 10 existing luxury BEV models, as compared to over 100 internal combustion engine (ICE) luxury models, leaving consumers with limited choices. As an early mover in the global luxury BEV market, we are leading the electrification transformation of this fast-growing luxury car segment, launching our E-segment BEV model years ahead of our competitors and targeting to become the first traditional luxury auto brand to achieve 100% BEV product portfolio by 2027. We launched our first fully electric Hyper-SUV, Eletre, in 2022. Beginning with Eletre, our new car roll outs will all be BEV models. We expect to take up market share and realize our first mover advantages by addressing unfilled demands in the current market.

Eletre is a luxury lifestyle E-segment SUV powered by our 800-volt Electrical Performance Architecture (“EPA”), which is a newly debuted self-developed BEV platform initially based on the same foundation of Sustainable Experience Architecture (“SEA”), the world’s first open-source BEV architecture. Combining its technologically advanced platform with cutting-edge design, Eletre delivers leading performance in acceleration, driving range and charging speed. We have three different versions of Eletre, namely, Eletre, Eletre S and Eletre R, to satisfy the various demands of customers. Eletre R, in particular, generates a maximum 905 horsepower (hp) and can accelerate from 0 to 100 km/h in 2.95s. Its 112-kWh battery pack offers a maximum WLTP range of 490 km and can be recharged from 10% to 80% in less than 20 minutes. While offering unrivaled performance, Eletre comes at a better value-for-money proposition — with average MSRP higher than US$100,000 — compared to traditional luxury OEMs. Eletre had a cumulative global orderbook of over 8,600 units as of September 30, 2023 and vehicle deliveries commenced in China and Europe in 2023. Planning is underway for deliveries to the U.S. and rest of the world. Our second lifestyle production vehicle, Emeya, was launched in September 2023. Production of Emeya is expected to commence in 2024. In addition to Eletre and Emeya, we plan to launch two additional fully-electric vehicles over the next two years, including a D-segment SUV in 2024 and a BEV sports car in 2025.
We believe that our R&D capability is one of our key competitive strengths. Drawn from Lotus brand sports car design heritage, deep automotive expertise and next-generation technologies, our proprietary 800-volt EPA is a high-performance platform for luxury electric vehicles, which was developed over five years of R&D efforts. It features super charging capabilities, high energy conservation, and high-speed data transmission, with high adaptability that can accommodate varying battery sizes, motors, and component layouts across vehicle classes. Such superior design enables us to quickly roll out new models and ramp up production with competitive performance attributes and achieve economies of scale. Aside from the EPA, we have developed a leading ADAS with fully-embedded L4-ready hardware capabilities enabled by the world’s first deployable LiDAR system and proprietary software system. Our five wholly-owned R&D facilities spanning the U.K., Germany and China demonstrate a seamless collaboration among highly experienced and dedicated Lotus teams to support our world-class R&D capabilities.
We manufacture all BEV models through a contract manufacturing partnership with Geely Holding, utilizing Geely Holding’s newly-constructed, state-of-the-art manufacturing facilities dedicated for EVs in Wuhan, China, with a production capacity of 150,000 units annually. Leveraging Geely Holding’s readily available production capacity, we believe we can execute our business plan with higher scalability and flexibility while limiting our upfront capital commitments, compared to most other OEMs. Besides, leveraging Geely Holding’s global supply-chain network, strong bargaining power in procurement and stable relationships established with reputable suppliers such as NVIDIA, Qualcomm, CATL, and Momenta, we can secure high-quality components at more competitive prices, which we believe would allow us to better manage any supply-chain disruption risk more effectively compared to other OEMs.
We bring customers a luxury retailing experience through a digital-first, omni-channel sales model to establish and develop direct relationship with customers and covers the entire spectrum of customer experience, both physically and virtually. We operate premium stores in high-footfall locations, providing personalized and exclusive services to create a luxurious purchasing experience for our customers. Our global sales digital platform provides a full suite of luxury retailing experience, including, a virtual showroom of our brand and products, an enquiry, order, purchasing and customization platform, and a reservation system for test driving, product delivery, aftersales services, among others. Our customers can choose their versions of Eletre and are offered a wide range of options for customization, including exterior, interior, and other functions and features. In addition to the fully digitalized online retail model supported by the Lotus App, we adopt a direct sales model and have established co-partnership programs with some of the leading automotive dealers across all regions, in order to expand our presence rapidly in an asset-light manner. As part of the Lotus brand’s philosophy of “born British and raised globally,” we have developed a global sales and distribution network. We and Lotus UK have entered into a Distribution Agreement pursuant to which a subsidiary of ours will be appointed as the global distributor for Lotus UK. As such, we have established a Global Commercial Platform (“GCP”) to distribute Lotus branded vehicles models, including Eletre, Emeya and our future BEV models, as well as the sports car models developed and manufactured by Lotus UK, namely Evija (BEV sports car), Emira (ICE sports car) and another BEV sports car to be launched by Lotus UK in 2025. We believe this is the most efficient approach to market Lotus cars and promote the Lotus brand globally. As of September 30, 2023, we had 206 stores in our global distribution network, and we plan to expand our retail network to over 300 stores by 2025.
As of September 30, 2023, we had shipped a total of over 4,800 vehicles, which consisted of our Eletre model and Emira model distributed through LTIL. As of September 30, 2023, we had a cumulative global orderbook of over 19,000 units of Eletre and Emira.
Key Factors Affecting Our Results of Operations
Our business and results of operations are affected by a number of general factors that impact the automotive industry, including, among others, overall economic growth, any increase in per capita disposable income, growth in consumer spending and consumption upgrade, raw material costs, and the competitive environment. They are also affected by a number of factors affecting the EV industry, including laws, regulations, and government policies, battery and other new energy technology developments, intelligent driving technology developments, charging infrastructure developments, and increasing awareness of the environmental impacts of tailpipe emissions. Unfavorable changes in any of these general factors could adversely affect demand for our vehicles and materially and adversely affect our results of operations.
While our business and results of operations are influenced by these general factors, they are more directly affected by the following company-specific factors.
Our ability to achieve delivery targets and maintain product quality
Our results of operations depend significantly on our ability to achieve our vehicle delivery targets, which impacts our vehicle sales revenue. It is critical for us to successfully manage production ramp-up and quality control, in cooperation with Geely Holding, so as to deliver vehicles to customers in targeted volume and of high quality. Currently, Eletre is manufactured in the BEV manufacturing facility in Wuhan, China, which is owned and operated by Geely Holding. The manufacturing plant has an annual production capacity of 150,000 vehicles, which laid a solid foundation for the Company’s future ramp-up of delivery volume. Additionally, we have strict quality control measures, with more than 4,000 standards across all phases of product development and supplier quality management.
Our ability to execute effective marketing and attract orders
Our results of operations depend significantly on our ability to execute effective marketing and attract orders from customers. Demand for our vehicles directly affects our sales volume, which in turn contributes to our revenue growth and our ability to achieve and maintain profitability. Vehicle orders may depend, in part, on whether prospective customers find it compelling to purchase our vehicles among competing vehicle models as their first, second, or replacement cars, which in turn depends on, among other factors, prospective customers’ perception of our brand. We guide our marketing channel selection and marketing expenditure by precisely analyzing the effectiveness of marketing channels based on our needs at various stages of sales and brand awareness. Effective marketing can help amplify our efforts in boosting vehicle sales with efficient costs.
Our ability to innovate automotive technologies and elevate design
We develop BEVs and technologies through cutting edge design, research and development, and sustainable choices. We have a dedicated global team in UK, Germany, and China to conduct our research and development activities, such as developing EPA, intelligent driving, aerodynamics, and cloud services, among others, supported by a strong portfolio of intellectual properties. Our major research and development efforts are centered on architecture and chassis platform, intelligent driving, e-mobility platform, cabin and connectivity, and engineering design. As of June 30, 2023, we had 1,804 research and development employees, which accounted for 56.9% of our total number of employees. We believe that continued investments in technologies are critical to establishing market share, attracting new customers, and becoming a profitable global BEV developer.
Our ability to control production and material costs and improve profitability
Our future profitability depends on our ability to develop our vehicles in a cost-effective manner. As part of the development process, our vehicles use a wide variety of components, raw materials, and other supplies.

We expect that our cost of sales will be affected primarily by our production volume. Our cost of sales will also be affected by fluctuations in certain raw material prices, although we typically seek to manage these costs and minimize their volatility through our supply of framework agreements with our suppliers. In addition, our results of operations are further affected by our ability to maintain and improve our operating efficiency, as measured by our total operating expenses as a percentage of our revenues. This is important to the success of our business and our prospect of gradually achieving profitability. As our business grows, we expect to further improve our operating efficiency and achieve economies of scale.
Our ability to maintain strategic partnership with Geely Holding
We believe that our close relationship with Geely Holding provides us with a unique competitive advantage in our ability to rapidly scale commercialization while maintaining an asset-light operating model with less upfront capital expenditure commitment than other OEMs. We have entered into a variety of agreements, including agreements related to technology license, manufacture cooperation, and supply of framework, among others, with Geely Holding. Our strategic partnership with Geely Holding allows us to effectively control supply chain-related risks and accelerate product development.
Our ability to successfully operate our Global Commercial Platform
Our ability to successfully operate our GCP will affect our ability to increase our revenues. We have taken steps to diversify our revenue sources, for example, by entering into a master distribution agreement with Lotus UK, pursuant to which we are the exclusive global distributor (excluding the United States, where LTIL will act as the head distributor with the existing regional distributor continuing its functions) for Lotus Cars Limited to distribute Lotus UK vehicles, parts, and certain tools, and to provide aftersales services, branding, marketing, and public relations for such vehicles, parts, and tools distributed by it. As of September 30, 2023, we had 206 stores in our global distribution network. In addition to Eletre and future BEV models, major vehicle models currently in our global sales and distribution network include Emira and Evija, both developed by Lotus UK, and another BEV sports car expected to be launched by Lotus UK in 2025.
Key Components of Results of Operations
Revenues
We generate revenues primarily through sales of goods and services.
Sales of goods.   We generate revenues by providing the following products:
•
BEVs developed by Lotus Tech;

•
Lotus-brand ICE sports cars developed by Lotus UK;

•
auto parts; and

•
peripheral products.

Services.   We generate revenues by providing automotive design and development services to OEM customers.
The following table sets forth a breakdown of revenues by type both in absolute amount and as a percentage of our revenues for the periods/years indicated.
	For the Six Months Ended June 30,				For the Year Ended December 31,
	2023		2022		2022		2021
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except percentages)
Revenues
Sales of goods	124,854	96.0	549	22.7	1,186	12.4	369	10.0
Services revenues	5,181	4.0	1,870	77.3	8,371	87.6	3,318	90.0
Total	130,035	100.0	2,419	100.0	9,557	100.0	3,687	100.0

Cost of revenues
Our cost of revenues can be categorized as cost of goods sold and cost of services, which are the costs that are directly related to providing our products and services to customers. These cost primarily include: (i) purchase costs of vehicles, depreciation of molds tooling equipment, warehousing and transportation costs and customs duties, (ii) labor costs, (iii) accrued warranty cost for vehicles sold, and (iv) rental expenses, consumed materials and depreciation of associated assets used for providing the automotive design and development services to OEM customers.
The following table sets forth a breakdown of our cost of revenues by nature both in absolute amount and as a percentage of our cost of revenues for the periods/years indicated.
	For the Six Months Ended June 30,				For the Year Ended December 31,
	2023		2022		2022		2021
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except percentages)
Cost of revenues
Cost of goods sold	(119,557)	96.5	(466)	25.8	(948)	13.1	(331)	10.6
Cost of services	(4,351)	3.5	(1,342)	74.2	(6,302)	86.9	(2,799)	89.4
Total	(123,908)	100.0	(1,808)	100.0	(7,250)	100.0	(3,130)	100.0
We expect that our cost of revenues will increase in absolute amounts in the foreseeable future as we continue to expand our business.
Gross Profit and Margin
The following table sets forth our gross profit for the periods/years indicated.
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	US$	US$	US$	US$
	(in thousands, except percentages)
Gross profit	6,127	611	2,307	557
Gross margin (%)	4.7	25.3	24.1	15.1
Operating expenses
Our operating expenses consist of (i) research and development expenses, (ii) selling and marketing expenses, (iii) general and administrative expenses, and (iv) government grants.
The following table sets forth a breakdown of our operating expenses both in absolute amount and as a percentage of total operating expenses for the periods/years indicated.
	For the Six Months Ended June 30,				For the Year Ended December 31,
	2023		2022		2022		2021
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except percentages)
Operating expenses
Research and development expenses	(152,548)	43.5	(126,881)	68.6	(445,844)	64.6	(511,364)	450.5
Selling and marketing expenses	(118,236)	33.7	(45,153)	24.4	(151,331)	22.0	(38,066)	33.5
General and administrative expenses	(80,417)	23.0	(70,113)	37.9	(148,369)	21.5	(54,763)	48.3
Government grants	662	(0.2)	57,194	(30.9)	55,824	(8.1)	490,694	(432.3)
Total	(350,539)	100.0	(184,953)	100.0	(689,720)	100.0	(113,499)	100.0

Our research and development expenses primarily consist of labor costs, depreciation, testing fees, subcontracting fees, costs of materials, rental expenses, license fees, and outsourced development expenses. We expect our research and development expenses to increase as we continue to improve our technologies and develop new vehicle models.
Our selling and marketing expenses primarily consist of labor costs, depreciation, advertising costs, and rental expenses. Advertising costs are expensed as incurred. We expect to continue to strategically incur selling and marketing expenses in strengthening our brand image and expanding sales and distribution channels.
General and administrative expenses primarily consist of labor costs, depreciation, costs of agency services, rental expenses, and other expenses. We expect our general and administrative expenses to increase in absolute amount in the foreseeable future, as we will incur additional expenses related to merger transaction expenses, share-based compensation expenses, the anticipated growth of our business and our operations as a public company after the completion of the Business Combination.
Government grants primarily consist of the amortization of deferred income relating to a subsidy relating to our R&D expenditures.
Taxation
Cayman Islands
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, capital gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on payments of dividends.
Hong Kong
Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on their taxable income generated from the operations in Hong Kong. Payments of dividends by the Hong Kong subsidiary to us is not subject to withholding tax in Hong Kong. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) while the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to elect only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong have no assessable profits for the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021.
The Inland Revenue (Amendment) (Taxation on Specified Foreign-sourced income) Bill 2022 (“the new FSIE regime”) has been enacted in Hong Kong on December 14, 2022 and will have effect from January 1, 2023 onwards. This is to address the European Union's inclusion of Hong Kong in the “grey list” in concern of any risk of double non-taxation arising from the tax exemption of offshore passive income for companies in Hong Kong without substantial economic substance. From January 1, 2023, offshore passive income (including interest income, dividend income or gain on disposal of equity interest (where applicable)), that is received or deemed to be received in Hong Kong (i.e., identical to the “received” concept in Singapore), would need to meet additional requirements, including, amongst others, the economic substance requirements (i.e. similar to offshore jurisdictions like Cayman Islands, BVI, etc.) in order to continue to be entitled to the offshore income tax exemption in Hong Kong. We will monitor the regulatory developments and continue to evaluate the impact on our financial statements, if any.
Mainland China
Under the PRC Enterprise Income Tax Law effective from January 1, 2008 and last amended on December 29, 2018, our subsidiaries and the consolidated VIE and its subsidiaries in mainland China are subject to the statutory rate of 25%, unless otherwise specified.

We are currently subject to Value Added Tax, or VAT, mainly at rates of 13% and 6%, respectively, on the products and services we provide, less any creditable Input VAT. We are also subject to surcharges on VAT payments in accordance with PRC tax regulations.
Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at a preferential rate of 5%. Effective from November 1, 2015, the above-mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file an application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on subsequent review of the application package by the relevant tax authority.
If our company in the Cayman Islands or any of our subsidiaries outside of China were deemed a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”
Under the PRC Enterprise Income Tax Law and the Implementation Rules of the PRC Enterprise Income Tax Law, research and development expenses that can enjoy super deduction refer to the expenditure incurred for developing new technologies, new products, and new processes. In case the intangible assets have not formed, and corresponding expenses are recognized in profit and loss account for the current period, the company can enjoy an additional deduction of 50% on the basis of actual expense deducted for CIT purpose when calculation the taxable income of the year. In case the intangible assets have been recognized, the company can amortize based on 150% of the cost of intangible assets. According to the Notice on Raising Proportion of Super-deduction of Research and Development Expenses published by the Ministry of Finance, the State Administration of Taxation, and the Ministry of Science and Technology in 2018, and the Announcement on Extension of the Implementation Period of Certain Preferential Tax Policies published by the Ministry of Finance and State Administration of Taxation in 2021, the beforementioned percentages have been raised to 75% and 175%, respectively, with effective period from January 1, 2018 to December 31, 2023. According to the Announcement on Further Improving the Policy on Extra Pre-tax Deduction of R&D Expenses published by the Ministry of Finance and the State Administration of Taxation in 2023, starting from January 1, 2023, the beforementioned percentages have been raised to 100% and 200%, respectively.
Other countries
Our subsidiaries in the UK, Netherlands, and Germany are subject to value added tax (VAT). Revenues from sales of products and provision of services are generally subject to VAT at the rate of 20% for the UK subsidiaries, 21% for Netherlands subsidiaries and 19% for Germany subsidiaries, respectively, and subsequently paid to respective tax authorities after netting input VAT on purchases.
Our subsidiaries in the UK, Netherlands, and Germany are also subject to income tax. The maximum applicable income tax rates in the UK are 25% for the six months ended June 30, 2023 and 19% for the years ended December 31, 2022 and 2021. The maximum applicable income tax rate in the Netherlands is 25.8% for the six months ended June 30, 2023, and years ended December 31, 2022 and 2021. In Germany, the maximum applicable income tax rate for corporation tax is 15.825% for the six months ended June 30, 2023 and in 2022 and 2021, while the maximum applicable income tax rate for trade tax is 14.35% for the six months ended June 30, 2023, 14.35% for 2022 and 13.825% for 2021. For Germany income tax, the corporate tax rate excludes trade tax, which rate depends on the municipality in which Lotus GmbH conducts its business.
Impact of COVID-19
The ongoing COVID-19 pandemic has severely impacted the world, and it has resulted in quarantines, travel restrictions, and the temporary closure of offices and facilities in China and many other countries. The potential downturn brought by and the duration of the ongoing COVID-19 pandemic may be difficult to assess or predict, and any associated negative impact on us will depend on many factors beyond our control, such as the availability and effectiveness of any vaccines and the emergence of new variants of the virus. The extent to which the COVID-19 pandemic impacts our long-term results remains uncertain, and we are closely monitoring its impact on us. See “Risk Factors — Risks Relating to Our Business and Industry — Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our production, delivery, and operations, which could materially and adversely affect our business, financial condition, and results of operations.”
Results of Operations
The following table sets forth our results of operations with line items in absolute amount for the periods/years indicated.
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	US$	US$	US$	US$
	(in thousands, except percentages)
Revenues
Sales of goods	124,854	549	1,186	369
Service revenues	5,181	1,870	8,371	3,318
Total revenues	130,035	2,419	9,557	3,687
Cost of revenues
Cost of goods sold	(119,557)	(466)	(948)	(331)
Cost of services	(4,351)	(1,342)	(6,302)	(2,799)
Total cost of revenues	(123,908)	(1,808)	(7,250)	(3,130)
Gross profit	6,127	611	2,307	557
Operating expenses:
Research and development expenses	(152,548)	(126,881)	(445,844)	(511,364)
Selling and marketing expenses	(118,236)	(45,153)	(151,331)	(38,066)
General and administrative expenses	(80,417)	(70,113)	(148,369)	(54,763)
Government grants	662	57,194	55,824	490,694
Total operating expenses	(350,539)	(184,953)	(689,720)	(113,499)
Operating loss	(344,412)	(184,342)	(687,413)	(112,942)
Interest expenses	(3,470)	(5,507)	(8,542)	(3,615)
Interest income	5,848	5,948	12,188	6,219
Investment income (loss), net	2,770	(2,653)	(3,246)	2,229
Share of results of equity method investments	(626)	(115)	(2,762)	—
Foreign currency exchange (losses) gains, net	(3,619)	(6,270)	(11,505)	798
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	(12,758)	(13,249)	(22,991)	(1,367)
Changes in fair values of put option liabilities	3,307	—	—	—
Loss before income taxes	(352,960)	(206,188)	(724,271)	(108,678)
Income tax benefit (expense)	18	(104)	(292)	(1,853)
Net loss	(352,942)	(206,292)	(724,563)	(110,531)

Non-GAAP Financial Measures
We use adjusted net loss and adjusted EBITDA in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, and such adjustment has no impact on income tax. We define adjusted EBITDA as net income excluding interest income, income tax expenses, depreciation of property, equipment and software, and share-based compensation expenses.
We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. We believe that adjusted net loss and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that are included in net loss. We also believe that the use of the non-GAAP measures facilitates investors’ assessment of our operating performance. We believe that adjusted net loss and adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision making.
Adjusted net loss and adjusted EBITDA should not be considered in isolation or construed as alternatives to net loss or any other measures of performance or as indicators of our operating performance. Investors are encouraged to compare our historical adjusted net loss and adjusted EBITDA to the most directly comparable GAAP measure, net loss. Adjusted net loss and adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.
The table below sets forth a reconciliation of our net loss to adjusted net loss and adjusted EBITDA for the periods/years indicated:
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	US$	US$	US$	US$
	(in thousands, except percentages)
Net loss	(352,942)	(206,292)	(724,563)	(110,531)
Share-based compensation expenses	—	10,625	10,625	—
Adjusted net loss	(352,942)	(195,667)	(713,938)	(110,531)
Net loss	(352,942)	(206,292)	(724,563)	(110,531)
Interest expenses	3,470	5,507	8,542	3,615
Interest income	(5,848)	(5,948)	(12,188)	(6,219)
Income tax benefit (expense)	(18)	104	292	1,853
Share-based compensation expenses	—	10,625	10,625	—
Depreciation	22,641	2,233	12,790	2,056
Adjusted EBITDA	(332,697)	(193,771)	(704,502)	(109,226)

Period Ended June 30, 2023 Compared to Period Ended June 30, 2022
Revenues
	For the Six Months Ended June 30,
	2023	2022	Change
	US$	US$	US$	%
	(in thousands, except percentages)
Sales of goods
BEVs	73,226	—	73,226	—
ICE sports cars	49,146	473	48,673	10,290.3
Others	2,482	76	2,406	3,165.8
Service revenues	5,181	1,870	3,311	177.1
Total Revenues	130,035	2,419	127,616	5,275.6
Our total revenues increased by US$127.6 million from US$2.4 million for the six months ended June 30, 2022 to US$130.0 million for the six months ended June 30, 2023, primarily due to the commencement of BEV sales and sales from the distribution of Lotus-brand ICE sports cars, auto parts, and peripheral products, as well as automotive design and development services provided to OEM customers.
Sales of goods.   Our sales of goods revenue increased by US$124.3 million from US$0.5 million for the six months ended June 30, 2022 to US$124.9 million for the six months ended June 30, 2023, due to the increase in sales from vehicle products of US$121.9 million, and auto parts and peripheral products of US$2.4 million.
Service revenues.   Our service revenue increased by US$3.3 million from US$1.9 million for the six months ended June 30, 2022 to US$5.2 million for the six months ended June 30, 2023, primarily due to increase in automotive design and development services provided to OEM customers.
Cost of revenues
	For the Six Months Ended June 30,
	2023	2022	Change
	US$	US$	US$	%
	(in thousands, except percentages)
Cost of revenues
Cost of goods sold	(119,557)	(466)	119,091	25,556.0
Cost of services	(4,351)	(1,342)	3,009	224.2
Total	(123,908)	(1,818)	122,100	6,753.3
Our cost of revenues increased by US$122.1 million from US$1.8 million for the six months ended June 30, 2022 to US$123.9 million for the six months ended June 30, 2023. The increase in cost of revenues was primarily due to the increased revenues. The increase was attributable to cost of sales from vehicle products of US$117.8 million, auto parts and peripheral products of US$1.3 million, and automotive design and development services provided to OEM customers of US$3.0 million.
Gross profit and gross margin
	For the Six Months Ended June 30,
	2023	2022	Change
	US$	US$	US$	%
	(in thousands, except percentages)
Gross profit	6,127	611	5,516	902.8
Gross margin (%)	4.7	25.3	—	—

As a result of the foregoing, our gross profits increased from US$0.6 million for the six months ended June 30, 2022 to US$6.1 million for the six months ended June 30, 2023 and our gross margins decreased from 25.3% for the six months ended June 30, 2022 to 4.7% for the six months ended June 30, 2023. The increased gross profit was primarily due to commencement of BEV sales and increased sales of Lotus-brand ICE sports cars. The decreased gross margin was primarily due to comparably high fixed cost/expense per vehicle sold.
Operating expenses
	For the Six Months Ended June 30,
	2023	2022	Change
	US$	US$	US$	%
	(in thousands, except percentages)
Operating expenses
Research and development expenses	(152,548)	(126,881)	25,667	20.2
Selling and marketing expenses	(118,236)	(45,153)	73,083	161.9
General and administrative expenses	(80,417)	(70,113)	10,304	14.7
Government grants	662	57,194	(56,532)	(98.8)
Total	(350,539)	(184,953)	165,586	89.5
Research and development expenses.   Our research and development expenses increased by US$25.7 million from US$126.9 million for the six months ended June 30, 2022 to US$152.5 million for the six months ended June 30, 2023 primarily due to new model development, increase in R&D labor costs of US$13.0 million, and R&D materials and testing fees of US$8.3 million.
Selling and marketing expenses.   Our selling and marketing expenses increased by US$73.1 million from US$45.2 million for the six months ended June 30, 2022 to US$118.2 million for the six months ended June 30, 2023, primarily due to increase in branding, advertising and marketing costs of US$29.8 million, and increase in distribution network expansion costs of US$25.6 million.
General and administrative expenses.   Our general and administrative expenses increased by US$10.3 million from US$70.1 million for the six months ended June 30, 2022 to US$80.4 million for the six months ended June 30, 2023, primarily due to increase in depreciation related to leased offices of US$9.6 million, and increase in IT and other professional services fees of US$10.7million, which is in line with our business growth, partially offset by the decrease in share-based compensation of US$10.6 million.
Government grants.   Our government grants income decreased by US$56.5 million from US$57.2 million for the six months ended June 30, 2022 to US$0.7 million for the six months ended June 30, 2023, primarily due to a decrease in amortization of deferred income relating to government grants of US$57.2 million, partially offset by the increase in government grants in the amount of US$0.7 million with no future related costs required. With respect to the decreased amortization of deferred income relating to government grants, in 2018, we received a specific subsidy of US$755.6 million relating to the our future incurred R&D expenditures. During the six months ended June 30, 2023 and 2022, we recognized government grants of nil and US$57.2 million, respectively, for the R&D expenses incurred under this subsidy.
Operating loss
As a result of the foregoing, we had a loss from operations of US$344.4 million for the six months ended June 30, 2023, in comparison with a loss from operations of US$184.3 million for the six months ended June 30, 2022.
Interest expenses
Our interest expenses decreased by US$2.0 million from US$5.5 million for the six months ended June 30, 2022 to US$3.5 million for the six months ended June 30, 2023, primarily due to financing costs of US$5.1 million relating to the issuance costs of exchangeable notes issued during the six months ended June 30, 2022.

No such expenses were incurred during the six months ended June 30, 2023. Exclusive of this impact, the interest expenses increased due to an increase in short-term borrowings.
Interest income
Our interest income decreased by US$0.1 million from US$5.9 million for the six months ended June 30, 2022 to US$5.8 million for the six months ended June 30, 2023, primarily due to decrease in interest income arising from bank deposits.
Investment income (loss), net
We recorded investment income of US$2.8 million for the six months ended June 30, 2023, compared to an investment loss of US$2.7 million for the six months ended June 30, 2022. The income during the six months ended June 30, 2023 was primarily due to the gain on the disposal of subsidiary of US$3.8 million and investment income of US$0.1 million from structured deposits, which were partially offset by the loss on investment in ECARX Holding Inc. of US$1.1 million. The loss during the six months ended June 30, 2022 was primarily due to the loss on fair value change of the foreign exchange forwards of US$2.7 million that were used to manage market risk associated with exposure to fluctuations in foreign currency rates.
Share of results of equity method investments
We recorded losses in share of results of equity method investments of US$0.6 million for the six months ended June 30, 2023, primarily due to losses of associate companies we invested during the six months ended June 30, 2023 and in 2022, calculated using the equity method.
Foreign currency exchange losses, net
We recorded foreign currency exchange losses of US$3.6 million for the six months ended June 30, 2023, compared to losses of US$6.3 million for the six months ended June 30, 2022. The net change in foreign currency exchange losses was primarily attributable to fluctuations in exchange rates between U.S. dollar and RMB.
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk
We recorded losses in changes in fair value of US$12.8 million for the six months ended June 30, 2023, primarily due to the recognition of losses from changes in fair value of mandatorily redeemable noncontrolling interest of US$0.1 million, exchangeable notes of US$6.3 million and convertible notes of US$6.4 million.
Changes in fair values of put option liabilities
We recorded gain in changes in fair values of put option liabilities of US$3.3 million for the six months ended June 30, 2023.
Loss before income taxes
As a result of the foregoing, our loss before income taxes for the six months ended June 30, 2023 was US$353.0 million, increased by US$146.8 million from US$206.2 million for the six months ended June 30, 2022.
Income tax benefit (expense)
The effective income tax rate for the six months ended June 30, 2023 and 2022 was 0.0% and negative 0.1%, respectively. The effective income tax rate for the six months ended June 30, 2023 and 2022 differs from the PRC statutory income tax rate of 25%, primarily due to the recognition of full valuation allowance for deferred income tax assets of loss-making entities.
Net loss
As a result of the foregoing, our net loss increased by US$146.7 million from US$206.3 million for the six months ended June 30, 2022 to US$352.9 million for the six months ended June 30, 2023.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021
Revenues
	For the Year Ended December 31,		Change
	2022	2021
	US$	US$	US$	%
	(in thousands, except percentages)
Sales of goods	1,186	369	817	221.4
Vehicles	828	369	459	124.4
Others	358	—	358	—
Service revenues	8,371	3,318	5,053	152.3
Total Revenues	9,557	3,687	5,870	159.2
Our total revenues increased by US$5.9 million from US$3.7 million for the year ended December 31, 2021 to US$9.6 million for the year ended December 31, 2022, primarily due to sales from the distribution of historical Lotus-brand ICE sports cars, auto parts, and peripheral products, automotive design and development services provided to Geely Holding.
Sales of goods.   Our sales of goods revenue increased by US$0.8 million from US$0.4 million for the year ended December 31, 2021 to US$1.2 million for the year ended December 31, 2022, primarily due to the increase in sales from the distribution of historical Lotus-brand ICE sports cars of US$0.4 million, and auto parts and peripheral products of US$0.4 million.
Service revenues.   Our service revenue increased by US$5.1 million from US$3.3 million for the year ended December 31, 2021 to US$8.4 million for the year ended December 31, 2022, primarily due to increase in automotive design and development services provided to Geely Holding.
Cost of revenues
	For the Year Ended December 31,		Change
	2022	2021
	US$	US$	US$	%
	(in thousands, except percentages)
Cost of revenues
Cost of goods sold	(948)	(331)	617	186.4
Cost of services	(6,302)	(2,799)	3,503	125.2
Total	(7,250)	(3,130)	4,120	131.6
Our cost of revenues increased by US$4.1 million from US$3.1 million for the year ended December 31, 2021 to US$7.3 million for the year ended December 31, 2022. The increase in cost of revenues was primarily due to the increased revenues. The increase was primarily attributable to cost of sales from the distribution of historical Lotus-brand ICE sports cars of US$0.4 million, auto parts and peripheral products of US$0.2 million, and automotive design and development services provided to Geely Holding of US$3.3 million.
Gross profit and gross margin
	For the Year Ended December 31,		Change
	2022	2021
	US$	US$	US$	%
	(in thousands, except percentages)
Gross profit	2,307	557	1,750	314.2
Gross margin (%)	24.1	15.1	—	—

As a result of the foregoing, our gross profits increased from US$0.6 million for the year ended December 31, 2021 to US$2.3 million for the year ended December 31, 2022 and our gross margins increased from 15.1% for the year ended December 31, 2021 to 24.1% for the year ended December 31, 2022. The increased gross profit and gross margin was primarily due to the increased design services revenue with higher gross profit margin.
Operating expenses
	For the Year Ended December 31,		Change
	2022	2021
	US$	US$	US$	%
	(in thousands, except percentages)
Operating expenses
Research and development expenses	(445,844)	(511,364)	(65,520)	(12.8)
Selling and marketing expenses	(151,331)	(38,066)	113,265	297.5
General and administrative expenses	(148,369)	(54,763)	93,606	170.9
Government grants	55,824	490,694	(434,870)	(88.6)
Total	(689,720)	(113,499)	576,221	507.7
Research and development expenses.   Our research and development expenses decreased by US$65.5 million from US$511.4 million for the year ended December 31, 2021 to US$445.8 million for the year ended December 31, 2022 primarily due to the fact that we incurred R&D expenses relating to the Geely License of US$288.9 million during the year ended December 31, 2021, and no such expenses were incurred during the year ended December 31, 2022. The impact was partially offset by the increase of outsourced R&D service costs of US$143.7 million, R&D materials of US$39.3 million, R&D labor costs of US$21.1 million and IT service fees of US$8.0 million.
Selling and marketing expenses.   Our selling and marketing expenses increased by US$113.3 million from US$38.1 million for the year ended December 31, 2021 to US$151.3 million for the year ended December 31, 2022, primarily due to increase in sales personnel and therefore the associated labor costs of US$16.9 million, increase in depreciation related to show cars and leased sales stores of US$12.3 million and increase in advertising costs of US$69.2 million related to the introduction of new vehicle models, such as Eletre.
General and administrative expenses.   Our general and administrative expenses increased by US$93.6 million from US$54.8 million for the year ended December 31, 2021 to US$148.4 million for the year ended December 31, 2022, primarily due to our enhanced business operation functionalities and their associated increase in labor costs of US$45.1 million, depreciation related to leased offices of US$10.2 million, increased IT service costs of US$7.4 million, outsourced labor service cost of US$8.4 million and professional services fees of US$4.5 million, which is in line with our business growth. In addition, we incurred share-based compensation of US$10.6 million for the year ended December 31, 2022.
Government grants.   Our government grants income decreased by US$434.9 million from US$490.7 million for the year ended December 31, 2021 to US$55.8 million for the year ended December 31, 2022, primarily due to the decreased amortization of deferred income relating to government grants of US$435.5 million, partially offset by the increase in government grants of US$0.6 million with no future related costs required. With respect to the decreased amortization of deferred income relating to government grants, in 2018, we received a specific subsidy of US$755.6 million relating to the our future incurred R&D expenditures. During the years ended December 31, 2022 and 2021, we recognized government grants of US$55.0 million and US$490.5 million, respectively, for the R&D expenses incurred under this subsidy.
Operating loss
As a result of the foregoing, we had a loss from operations of US$112.9 million for the year ended December 31, 2022, in comparison with a loss from operations of US$687.4 million for the year ended December 31, 2021.

Interest expenses
Our interest expenses increased by US$4.9 million from US$3.6 million for the year ended December 31, 2021 to US$8.5 million for the year ended December 31, 2022, primarily due to the increase of the fair value of the guarantees and additional features provided by Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) for the exchangeable notes of US$4.7 million, which was treated as debt issuance cost and charged to the interest expenses.
Interest income
Our interest income increased by US$6.0 million from US$6.2 million for the year ended December 31, 2021 to US$12.2 million for the year ended December 31, 2022, all due to increase in interest income arising from bank deposits.
Investment income (loss), net
We recorded investment income of US$2.2 million for the year ended December 31, 2021, compared to investment loss of US$3.2 million for the year ended December 31, 2022. The loss during the year ended December 31, 2022 was primarily due to the loss on fair value change of the foreign exchange forwards of US$2.7 million that were used to manage market risk associated with exposure to fluctuations in foreign currency rates and the loss on investment in ECARX Holding Inc. of US$1.5 million, which were partially offset by the investment income of US$1.0 million from structured deposits. During the year ended December 31, 2021, we incurred the gain on fair value change of the foreign exchange forwards of US$2.2 million that were used to manage market risk associated with exposure to fluctuations in foreign currency rates.
Share of results of equity method investments
We recorded losses in share of results of equity method investments of US$2.8 million for the year ended December 31, 2022, primarily due to losses of three associate companies we newly invested in 2022, calculated using the equity method.
Foreign currency exchange gains (losses), net
We recorded foreign currency exchange gains of US$0.8 million for the year ended December 31, 2021, compared to losses of US$11.5 million for the year ended December 31, 2022. The net change in foreign currency exchange losses was primarily attributable to fluctuations in exchange rates between U.S. dollar and RMB.
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk
We recorded losses in changes in fair value of US$23.0 million for the year ended December 31, 2022, primarily due to the recognition of losses from changes in fair value of mandatorily redeemable noncontrolling interest of US$5.6 million, exchangeable notes of US$13.2 million and convertible notes of US$4.3 million.
Loss before income taxes
Primarily as a result of the foregoing, our loss before income taxes for the year ended December 31, 2022 was US$724.3 million, increased by US$615.6 million from US$108.7  million for the year ended December 31, 2021.
Income tax expenses
The effective income tax rate for the years ended December 31, 2022 and 2021 was negative 0.04% and negative 1.71%, respectively. The effective income tax rate for the years ended December 31, 2022 and 2021 differs from the PRC statutory income tax rate of 25%, primarily due to the recognition of full valuation allowance for deferred income tax assets of loss-making entities.

Net loss
As a result of the foregoing, our net loss increased by US$614.1 million from US$110.5 million for the year ended December 31, 2021 to US$724.6 million for the year ended December 31, 2022.
Liquidity and Capital Resources
Cash flows and working capital
The following table sets forth a summary of our cash flows for the periods/years indicated.
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2023	2022	2022	2021
	US$	US$	US$	US$
	(in thousands)
Summary Consolidated and Combined Cash Flow Data
Net cash used in operating activities	(303,700)	(132,736)	(351,419)	(126,505)
Net cash (used in) provided by investing activities	(103,733)	(116,865)	(149,414)	244,476
Net cash provided by financing activities	415,283	353,992	758,131	364,853
Effect of exchange rate changes on cash and restricted cash	(18,356)	(27,068)	(49,217)	2,943
Net (decrease) increase in cash and restricted cash	(10,506)	77,323	208,081	485,767
Cash and restricted cash at the beginning of the period/year	739,533	531,452	531,452	45,685
Cash and restricted cash at the end of the period/year	729,027	608,775	739,533	531,452
To date, we have financed our operating and investing activities primarily through cash generated by historical debt and equity financing activities and capital contributions from our shareholders. We had cash and restricted cash of US$729.0 million, US$608.8 million, US$739.5 million and US$531.5 million as of June 30, 2023 and 2022 and December 31, 2022 and 2021, respectively. Cash and restricted cash from continuing operations comprise cash at bank and on hand and deposits made to banks to secure bank acceptance notes and deposits made to landlords for certain long-term leases.
Historically, we had relied on proceeds from the issuance of redeemable convertible preferred shares, exchangeable notes, convertible notes and related party borrowings to finance our operations and business expansion. The Company will require additional liquidity to continue its operations over the next 12 months. We are evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to: (a) external financing in conjunction with the Business Combination, obtaining additional loans from banks or related parties, and issuance of redeemable convertible preferred shares and convertible notes or exchangeable notes to new and existing investors and renewal of existing convertible notes and exchangeable notes when they are due, though there is no assurance that we will be successful in obtaining such additional liquidity on terms acceptable to us, if at all; or failing that, (b) a business plan to increase revenue and control operating costs and expenses to generate positive operating cash flows and optimize operational efficiency to improve our cash flow from operation. The feasibility of such plan is contingent upon many factors out of our control, and is highly uncertain and difficult to predict. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all. See “Risk Factors — Risks Relating to Our Business and Industry — We have not been profitable and had negative net cash flows from operations. If we do not effectively manage our cash and other liquid financial assets, execute our plan to increase profitability and obtain additional financing, we may not be able to continue as a going concern.”
In April 2023, we entered into a convertible note purchase agreement with Momenta Global Limited, pursuant to which we agreed to issue to Momenta Global Limited a convertible note. The note has been issued in May 2023 following our acquisition of Momenta’s 40% equity interest in Ningbo Robotics. Pursuant to the agreement, if the consummation of the Business Combination occurs on or prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the note shall be automatically converted into LTC Ordinary Shares. If the consummation of the Business Combination fails to occur on or prior to the maturity date, Momenta Global Limited shall be entitled to request redemption of the then outstanding amount of the note and we shall make payment of the redemption price in an amount equal to the outstanding principal amount and the accrued interest (as applicable) to Momenta Global Limited. In addition, each of us and Momenta Global Limited has a voluntary redemption right to partially redeem or request redemption of certain portion of the note between July 1, 2023 and the date on which the note has been fully converted into LTC Ordinary Shares.
During March to April 2023, we entered into convertible note purchase agreements with certain investors, pursuant to which we agreed to issue unsecured convertible notes, each with the maturity date being the date that is one year following the issue date, which can be extended by the respective investor for an additional six months. Pursuant to the terms of the agreements, if the consummation of the Business Combination occurs prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the notes will be automatically converted into LTC Ordinary Shares upon the consummation of the Business Combination.
In January 2023, we issued put options to each of Geely International (Hong Kong) Limited (“Geely HK”) and Etika at nil consideration. Pursuant to the put option agreements, each of Geely HK and Etika will have an option to require us to purchase the equity interests held by Geely HK and Etika in Lotus Advance Technologies Sdn Bhd, the immediate parent of LGIL, between April 1, 2025 and June 30, 2025, at a pre-agreed price. The exercise price will be settled with LTC Ordinary Shares.
In November 2022, the former VIE’s subsidiary, Hangzhou Lightning Speed Technology Co., Ltd. (“Lightning Speed”), entered into an exchangeable note agreement with an investor. Pursuant to the agreement, Lightning Speed is entitled to issue exchangeable notes to obtain financing from the investor. Each tranche of the exchangeable notes is scheduled to mature on the five-year anniversary date of issuance. With the consent of the investor, each tranche of the exchangeable notes is eligible for two extensions and each extension shall not exceed one year. Subject to further agreement by both parties, the investor is entitled to convert the whole or any portion of the outstanding principal amount of the exchangeable notes into the shares of Lightning Speed at the conversion date. In December 2022, Lightning Speed issued the first tranche of exchangeable notes with the principal amount of RMB500,000 to the investor.
In June 2022, our subsidiary, Ningbo Robotics, issued a seven-year convertible note to an investor, who is entitled to receive annual interest on June 30 every year until the expiration of the convertible note. This note is convertible into the equity interest of Ningbo Robotics.
In November 2021, we entered into one-year convertible notes with an investor, which was converted into redeemable convertible preferred shares in February 2022.
In September 2021, our WFOE entered into an exchangeable note agreement with an investor. Pursuant to the agreement, our WFOE is entitled to issue, from time to time, exchangeable notes to obtain financing from the investor. Each tranche of exchangeable notes is scheduled to mature on the one-year anniversary date of issuance. Also, upon the notification in writing by us, the investor is entitled to convert the whole or any portion of the outstanding principal amount of the exchangeable notes into the shares of the subsequent round of equity financing at the post-money equity valuation based on a fixed monetary amount. In April 2023, we entered into a subscription agreement with the investor, pursuant to which the investor has committed to subscribe for and purchase LTC Ordinary Shares, which will be settled by the then outstanding principal amount of the exchangeable notes, subject to the satisfaction or waiver of certain customary closing conditions of the respective parties. The maturity dates of the exchangeable notes were extended to the earlier of March 15, 2024 and termination of the Merger Agreement.

Part of our revenues have been, and we expect will likely to continue to be, denominated in RMB. Under existing foreign exchange regulations in mainland China, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.
Operating activities
For the six months ended June 30, 2023, net cash used in operating activities was US$303.7 million, which was attributable to a net loss of US$352.9 million for the same period from continuing operations adjusted for certain non-cash items, primarily consisting of (i) depreciation of US$22.6 million, and (ii) changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk of US$12.8 million, and changes in certain working capital accounts, primarily consisting of (i) increase in accounts payable due to related parties of US$151.2 million primarily attributable to the increase in purchase of BEVs and Lotus-brand ICE sports cars, (ii) increase in accrued expenses and other current liabilities due to related parties of US$40.4 million primarily attributable to the acquisition of the distribution right and the increase of outsourced R&D services, (iii) increase in contract liabilities due to third parties of US$26.1 million primarily attributable to the increased receipts in advance for selling vehicles and auto parts, and, (iv) increase in other non-current liabilities due to third parties of US$17.0 million primarily attributable to the conditional and refundable government grants received, partially offset by (i) increase in inventories of US$104.7 million primarily attributable to the increase of vehicles available for sale, (ii) increase in other non-current assets due from third parties of US$91.4 million primarily attributable to the increased deductible VAT, and (iii) decrease in accrued expenses and other current liabilities due to third parties of US$22.2 million primarily attributable to the settlement of R&D expenditures.
For the year ended December 31, 2022, net cash used in operating activities was US$351.4 million, which was primarily attributable to a net loss of US$724.6 million for the same year from continuing operations adjusted for certain non-cash items, primarily consisting of (i) amortization of deferred income relating to government grants of US$55.0 million, (ii) loss on changes in fair value of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk, of US$23.0 million, (iii) reduction in the carrying amount of operating lease right-of-use assets of US$15.4 million, (iv) depreciation of property, equipment and software of US$12.8 million, (v) share-based compensation expense of US$10.6 million related to our 24,077,778 ordinary shares redesignated as Series Pre-A Preferred Shares in March 2022, and (vi) net unrealized foreign currency exchange losses of US$10.2 million primarily attributable to fluctuations in exchange rates between U.S. dollar and RMB, and changes in certain working capital accounts that increase operating cash flows, primarily consisting of (i) decrease in prepayments and other current assets due from related parties of US$405.2 million primarily attributable to the refund of US$427.2 million from Zhejiang Liankong Technologies Co., Ltd, a subsidiary of Geely Holding, relating to the Geely License, (ii) increase in accrued expenses and other current liabilities due to third parties of US$145.9 million primarily attributable to the increased accrued payroll and payable for other operating expenditures in line with the expansion of our business, and (iii) increase in other non-current liabilities due to third parties of US$16.1 million attributable to long-term deposits from third party suppliers, partially offset by (i) decrease in accrued expenses and other current liabilities due to related parties of US$201.1 million primarily attributable to the settlement of payroll and consumable materials for R&D expenditures incurred in the Lotus BEV business unit of Ningbo Geely R&D and R&D support service fee due to Ningbo Geely R&D, (ii) increase in inventories of US$21.6 million primarily attributable to the increase of vehicles available for sale, and (iii) decrease in operating lease liabilities of US$14.6 million primarily attributable to the lease payments.
For the year ended December 31, 2021, net cash used in operating activities was US$126.5 million, which was primarily attributable to a net loss of US$110.5 million for the same year from continuing operations adjusted for certain non-cash items, primarily consisting of (i) amortization of deferred income relating to government grants of US$490.5 million, (ii) reduction in the carrying amount of operating lease right-of-use assets of US$5.6 million, (iii) non-cash interest expenses of US$3.6 million primarily attributable to the debt issuance cost relating to exchangeable notes, (iv) investment income of US$2.2 million arising from the change in fair value of a derivative instrument, and (v) depreciation of US$2.1 million primarily relating to our property, equipment and software, and changes in certain working capital accounts that increase operating cash flows, primarily consisting of (i) increase in accrued expenses and other current liabilities due to related parties of US$401.3 million primarily attributable to the increase in the payroll and consumable materials for R&D expenditures incurred in the Lotus BEV business unit of Ningbo Geely R&D and R&D support service fee due to Ningbo Geely R&D, (ii) increase in accrued expenses and other current liabilities due to third parties of US$84.7 million due to the increased accrued payroll and payable for other operating expenditures, and (iii) decrease in prepayments and other current assets due from related parties of US$83.2 million primarily attributable to the refund of R&D service fees from Ningbo Geely R&D, partially offset by (i) decrease in operating lease liabilities of US$55.4 million primarily attributable to prepaid land use rights, (ii) increase in prepayments and other current assets due from third parties of US$41.4 million primarily attributable to the increased deductible VAT, and (iii) increase on other non-current assets of US$8.0 million primarily attributable to the increased deductible VAT and long-term rental deposits.
Investing activities
For the six months ended June 30, 2023, net cash used in investing activities was US$103.7 million, which was mainly attributable to (i) payments for purchases of property, equipment and software and intangible assets of US$113.2 million, and (ii) payments for purchases of short-term investments of US$38.3 million, partially offset by (i) proceeds from sales of short-term investments of US$37.4 million, and (ii) receipt of government grant related to assets of US$14.5 million.
For the year ended December 31, 2022, net cash used in investing activities was US$149.4 million, which was mainly attributable to (i) payments for purchases of short-term investments of US$300.7 million, (ii) proceeds from sales of short-term investments of US$289.6 million, and (iii) payments for purchases of property, equipment and software and intangible assets of US$133.3 million.
For the year ended December 31, 2021, net cash provided by investing activities was US$244.5 million, which was mainly attributable to (i) receipt of government grant related to assets of US$279.1 million, and (ii) payments for purchases of property, equipment and software and intangible assets of US$34.6 million.
Financing activities
For the six months ended June 30, 2023, net cash provided by financing activities was US$415.3 million, which was mainly attributable to (i) proceeds from bank loans of US$378.7 million, (ii) proceeds from settlement of receivable from shareholders of US$26.1 million, (iii) proceeds from issuance of convertible notes of US$22.3 million, and (iv) receipt of refundable deposits in connection with the issuance of Private Investment in Public Equity (“PIPE”) investments and convertible notes of US$11.0 million, partially offset by (i) payment for redemption of mandatorily redeemable noncontrolling interest of US$11.6 million, and (ii) repayment of bank loans of US$11.1 million.
For the year ended December 31, 2022, net cash provided by financing activities was US$758.1 million, which primarily attributable to (i) proceeds from issuance of exchangeable notes of US$379.0 million, (ii) proceeds from issuance of Series A Preferred Shares of US$187.7 million, (iii) proceeds from issuance of Series Pre-A Preferred Shares of US$129.7 million, (iv) proceeds from issuance of ordinary shares of US$76.1 million, (v) proceeds from issuance of convertible notes of US$75.0 million, (vi) repayment of exchangeable notes for issuance of Series A Preferred Shares of US$57.4 million, and (vii) consideration payment in connection with reorganization of US$50.8 million.
For the year ended December 31, 2021, net cash provided by financing activities was US$364.9 million, which primarily attributable to (i) proceeds from issuance of ordinary shares of US$197.9 million, (ii) proceeds from issuance of exchangeable notes of US$125.0 million, (iii) proceeds from issuance of convertible notes of US$23.4 million, and (iv) capital contribution from shareholders of US$15.7 million.

Material cash requirements
Other than the ordinary cash requirements for our operations, our material cash requirements as of June 30, 2023 and any subsequent interim period primarily include our capital expenditures and purchase commitment.
Our capital expenditures are primarily incurred for purchase of property, equipment and software and intangible assets. Our total capital expenditures were US$113.2 million and US$44.8 million for the six months ended June 30, 2023 and 2022, respectively. We will continue to make capital expenditures to meet the needs of our business operations. As of June 30, 2023, our capital expenditure commitment was US$50.2 million.
Our purchase commitment primarily consists of future minimum purchase commitment related to the purchase of BEVs, ICE sports cars and research and development services. As of June 30, 2023, our purchase commitment was US$138.2 million.
Our operating lease obligation primarily consists of non-cancellable operating lease agreements for certain offices, warehouses, retail and service locations, equipment and vehicles worldwide. As of June 30, 2023, our operating lease obligation was US$141.3 million.
As of June 30, 2023, the outstanding balance of convertible notes payable was US$99.8 million.
As of June 30, 2023, the outstanding balance of exchangeable notes payable was US$418.7 million.
As of June 30, 2023, the outstanding balance of our put option liabilities was US$6.1 million.
We intend to fund our existing and future material cash requirements with our existing cash balance and other financing alternatives. We will continue to make cash commitments, including capital expenditures, to support the growth of our business.
The following table sets forth our contractual obligations as of June 30, 2023.
		Payment Due by Period
	Total	Within One Year	More Than One Year
	(US$ in thousands)
Capital expenditure commitment	50,157	42,052	8,105
Purchase commitment	138,165	138,165	—
Operating lease obligation	141,282	23,011	118,271
Convertible notes	99,779	22,415	77,364
Exchangeable notes	418,743	346,115	72,628
Put option liabilities	6,069	—	6,069
Total	854,195	571,758	282,437
Other than as shown above, we did not have any other significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2023.
Off-Balance Sheet Commitments and Arrangements
We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated and combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.
Critical Accounting Estimates
An accounting estimate is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain and requires significant judgment at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated and combined financial statements.
We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.
Impairment of trademark licenses with indefinite useful lives
Trademark licenses with indefinite useful lives is tested for impairment at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. We first perform a qualitative assessment to assess all relevant events and circumstances that could affect the significant inputs used to determine the fair value of the indefinite-lived trademark licenses. If after performing the qualitative assessment, we determine that it is more likely than not that the indefinite-lived trademark licenses are impaired, we calculate the fair value of the trademark licenses and perform a quantitative impairment test by comparing the fair value of the trademark licenses with the carrying amount. If the carrying amount of the indefinite-lived trademark licenses exceeds the fair value, we recognize an impairment loss in an amount equal to that excess.
We determined the estimated fair value of the trademark licenses based upon the relief from royalty method. Under this method, a royalty rate based on observed market royalties is applied to projected revenue supporting the trademark licenses and discounted to present value, using forecasted revenue growth rate projections and a discount rate, respectively, that required significant judgment by management.
Fair value of share-based compensation awards
We account for the compensation cost from share-based payment transactions with employees and non-employee service providers based on the grant-date fair value of the awards. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected volatility, actual and projected share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.
The fair value of the awards granted is estimated on the date of grant using the binomial option pricing model. Under the binomial option pricing model, we made a number of assumptions regarding the fair value of the share-based compensation awards, including:
•
Risk-free interest rate, which was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the awards in effect at the valuation date.

•
Expected volatility, which was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the awards.

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Expected dividend yield, which is zero as we do not anticipate any dividend payments in the foreseeable future.

•
Exercise multiple, which was estimated as the average ratio of the stock price to the exercise price of when employees or non employees would decide to voluntarily exercise their vested options. As we did not have sufficient information of past employees or non-employees exercise history, it was estimated by referencing to a widely-accepted academic research publication.

•
Expected terms, which is the contract life of the awards.

•
Fair value of underlying ordinary share. We determined the fair value of equity by using the income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a present value, and then allocated the equity value to the ordinary shares.

Holding Company Structure
Lotus Technology Inc. is a holding company with no material operations of its own. We conduct our operations through our subsidiaries in China, the UK, Germany, and Netherlands currently. As a result, although other means are available for us to obtain financing at the holding company level, our ability to pay dividends to the shareholders and to service any debt we may incur may depend upon dividends paid by our mainland China subsidiaries.
If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. In addition, our mainland China subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under the laws of mainland China, each of our mainland China subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiaries will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.
For the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, LTC provided loans with principal amount of US$214.6 million, US$5.9 million and nil to its subsidiaries, and made capital contribution of US$109.3 million, US$94.7 million and nil to its subsidiaries.
For the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, the WFOE provided loans with principal amount of US$165.5 million, US$49.6 million and nil to its subsidiaries, and made capital contribution of US$21.6 million, US$137.2 million and US$108.9 million to its subsidiaries.
For the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, the WFOE paid advances of nil, nil and US$11.1 million to the former VIE. For the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, the WFOE collected the advances of nil, US$10.6 million and nil from the former VIE.
For the six months ended June 30, 2023 and for the years ended December 31, 2022 and 2021, the other subsidiaries provided loans with principal amount of US$90.4 million, nil and nil to the WFOE, repaid loans of US$11.0 million, nil and nil to the LTC, repaid loans of US$54.7 million, nil and nil to the WFOE, and made capital contribution of US$19.9 million, nil and nil to the WFOE.
Inflation
To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent change in the consumer price index in June 2023 was increase of 0.0%. According to the same source, the year-over-year percent changes in the consumer price index for the years ended December 31, 2022 and 2021 were increases of 2.0% and 0.9%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected by higher rates of inflation in China in the future.
Quantitative and Qualitative Disclosure about Market Risk
Foreign exchange risk
The revenue and expenses of our entities in mainland China are generally denominated in RMB and their assets and liabilities are denominated in RMB. Our international revenues are denominated in foreign currencies and expose us to the risk of fluctuations in foreign currency exchange rates against the RMB. A significant portion of our cash and restricted cash and short-term investments are denominated in U.S. dollars, and fluctuations in exchange rates between U.S. dollars and RMB may result in foreign exchange gains or losses. We selectively use financial instruments to manage market risk associated with exposure to fluctuations in foreign currency rates with foreign exchange forwards, which are not qualified for hedge accounting, and are measured at fair value and recognized as either assets or liabilities on the consolidated and combined balance sheets. In addition, the value of your investment in our securities will be affected by the exchange rates between the U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our securities will be traded in U.S. dollars.
RMB is not freely convertible into foreign currencies. Remittances of foreign currencies into mainland China or remittances of RMB out of mainland China as well as exchange between RMB and foreign currencies require approval by foreign exchange administrative authorities with certain supporting documentation. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies.
The value of the RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rates between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rates between the RMB and the U.S. dollar in the future.
To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our securities or for other business purposes, appreciation of the U.S. dollars against the RMB would have a negative effect on the U.S. dollar amounts available to us.
As of June 30, 2023, we had RMB-denominated cash of RMB3.0 billion. A hypothetical 10% increase or decrease in the exchange rate of the RMB against the U.S. dollar would have resulted in an increase or decrease of US$41.9 million in the RMB-denominated cash as of June 30, 2023.
As of December 31, 2022, we had RMB-denominated cash of RMB3.8 billion. A hypothetical 10% increase or decrease in the exchange rate of the RMB against the U.S. dollar would have resulted in an increase or decrease of US$54.7 million in the RMB-denominated cash as of December 31, 2022.
As of December 31, 2021, we had RMB-denominated cash of RMB2.5 billion. A hypothetical 10% increase or decrease in the exchange rate of the RMB against the U.S. dollar would have resulted in an increase or decrease of US$38.9 million in the RMB-denominated cash as of December 31, 2021.
Interest rate risk
Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and wealth management products. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.
Investments in both fixed-rate and floating rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.
Credit risk
Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash, restricted cash, accounts receivable and prepayments and other current assets to related parties.

Substantial all of our cash at bank is held by third-party financial institutions located in the PRC. The bank deposits with financial institutions in the PRC are insured by the government authority for up to RMB500 thousand. We have not experienced any losses in uninsured bank deposits and do not believe that we are exposed to any significant risks on cash held in bank accounts. To limit exposure to credit risk, we primarily place bank deposits with large financial institutions in the PRC with acceptable credit rating.
Accounts receivable are unsecured and are primarily derived from revenue earned from automotive design and development services. Accounts receivable and other receivables included in prepayments and other current assets are unsecured. The risk is mitigated by credit evaluations performed on them.
Internal Control Over Financial Reporting
Prior to the consummation of the Business Combination, we had been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the issuance of our audited consolidated and combined financial statements as of and for the year ended December 31, 2022, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness identified relate to our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by SEC to formalize, design, implement and operate key controls over financial reporting process to properly address complex U.S. GAAP accounting issues and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.
Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.
We are in the process of implementing a number of measures to address the material weakness identified, including: (i) hiring additional accounting and financial reporting personnel with U.S. GAAP and SEC reporting experience, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations, (iii) establishing clear roles and responsibilities for our accounting staff and effective oversight to address accounting and financial reporting issues, and (iv) establishing controls to identify nonrecurring and complex transactions and assess the impact of the adoption of new accounting standards to ensure the accuracy and completeness of our consolidated financial statements and related disclosures.
The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. However, we cannot assure you that all of these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk Factors — Risks Relating to Our Business and Industry — If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our securities may be adversely affected.”
As a company with less than US$1.235 billion in revenues for fiscal year of 2022, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.
Recently Issued Accounting Pronouncements
A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 of our consolidated and combined financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination and the consummation of the Merger Financing, which are collectively referred to as the “Transactions.”
LCAA was incorporated as a Cayman Islands exempted company on January 5, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities. On March 10, 2021, the registration statement LCAA’s IPO was declared effective on March 10, 2021. On March 15, 2021, LCAA consummated its IPO of 25,000,000 units at $10.00 per Unit, generating gross proceeds of $250,000,000 which is held in the Trust Account. On March 10, 2023, in connection with the Extraordinary General Meeting, the holders of 6,867,252 of the Class A ordinary shares of the Company exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share for an aggregate redemption amount of approximately $70,200,754. As of June 30, 2023, the amount held in Trust Account subject to possible redemption was $227,333,868.
LTC is not an operating company but a Cayman Islands holding company. LTC conducts its operations through its subsidiaries in China and Europe, and for the periods ended prior to the Restructuring, also through Wuhan Lotus E-Commerce Co., Ltd., the former variable interest entity (“VIE”) and its subsidiaries based in mainland China.
Historically, LTC relied on contractual arrangements among Wuhan Lotus Technology Co., Ltd. (the “WFOE”), Wuhan Lotus E-commerce Co., Ltd., the former VIE and its nominee shareholders to direct the business operations of the former VIE and VIE’s subsidiaries. As a result, for the periods ended prior to the Restructuring, the former VIE’s financial results are consolidated in Lotus Tech’s combined and consolidated financial statements under the U.S. GAAP for accounting purposes.
During the six months period ended June 30, 2023, the Group has implemented a series of transactions to restructure its organization and business operations (the “Restructuring”). In connection with the Restructuring, the WFOE, the former VIE and nominee equity holders of the former VIE entered into a series of agreements (“VIE Restructuring Agreements”), pursuant to which, i) WFOE acquired 100% equity interest in Sanya Lotus Venture Capital Co., Ltd. (“Sanya Lotus”) and Hangzhou Lotus Technology Service Co., Ltd. (“Hangzhou Lotus”), subsidiaries of the former VIE, in February 2023; ii) all the former VIE’s assets and liabilities (excluding ICP license), business contracts, intellectual properties and employees were transferred to a subsidiary of WFOE at nil consideration; iii) the VIE Arrangements were terminated on June 30, 2023. As of the date of this proxy statement/prospectus, LTC’s operations in mainland China are conducted by its mainland China subsidiaries and LTC does not have any VIE structure. LTC believes that the Restructuring will not have any material impact on its operations and financial results.
The unaudited pro forma condensed combined financial statements are based on the LCAA historical financial statements and LTC historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Transactions as if they had occurred on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:
•
LCAA’s unaudited condensed balance sheet as of June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•
LTC’s unaudited condensed consolidated balance sheet as of June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 have been prepared using, and should be read in conjunction with, the following:
•
LCAA’s unaudited condensed statements of operations for the six months ended June 30, 2023 and audited statements of operations for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and

•
LTC’s unaudited condensed consolidated statements of operations for the six months ended June 30, 2023 and audited consolidated statements of operations for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

Description of the Business Combination
On January 31, 2023, LCAA, LTC, Merger Sub 1 and Merger Sub 2 entered into the Agreement and Plan of Merger (the “Original Merger Agreement”). On October 11, 2023, the parties to the Original Merger Agreement entered into the First Amended and Restated Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) to amend and restate the Original Merger Agreement in its entirety to provide that, among other things, each applicable LCAA Public Shareholder immediately prior to the First Effective Time shall receive the equivalent number of LTC Ordinary Shares in the form of LTC ADSs in the First Merger. Pursuant to the Merger Agreement, among other things, (i) Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of the Company (the surviving entity of the First Merger, “Surviving Entity 1”), and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of the Company.
Pursuant to the Merger Agreement, on the Closing Date and immediately prior to the First Effective Time, the following actions shall take place or be effected (in the order set forth hereinafter): (i) each preferred share of LTC that is issued and outstanding immediately prior to such time shall be converted into one LTC Ordinary Share on a one-for-one basis, by re-designation and re-classification, in accordance with the LTC Articles, (ii) the Amended LTC Articles shall be adopted and become effective; (iii) immediately following the Preferred Share Conversion but immediately prior to the Recapitalization, 500,000,000 authorized but unissued ordinary shares of LTC shall be re-designated as shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles, such that the authorized share capital of LTC shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 ordinary shares of a par value of US$0.00001 each, and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC Board may determine in accordance with the Amended LTC Articles; (iv) immediately following the Re-designation and prior to the First Effective Time, each issued LTC Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of LTC Ordinary Shares equal to the Recapitalization Factor (i.e., one such LTC Ordinary Share multiplied by the Recapitalization Factor), such that each LTC Ordinary Share will have a value of US$10.00 per share after giving effect to the Recapitalization; and (v) each of the issued and outstanding LTC Options shall be adjusted to give effect to the foregoing.
Pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each LCAA Class B Ordinary Shares will be automatically converted into one LCAA Class A Ordinary Shares in accordance with the LCAA Articles, and each LCAA Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled, and each former holder of LCAA Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares, (ii) at the First Effective Time, each Unit issued by LCAA in its IPO or the exercise of the underwriter’s overallotment option, each consisting of one LCAA Class A Ordinary Share and one-third of an LCAA Warrant issued by LCAA to acquire LCAA Class A Ordinary Share, outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one LCAA Class A Ordinary Share and one-third of an LCAA Warrant in accordance with the terms of the applicable Unit; provided that no fractional LCAA Warrant will be issued in connection with the Unit Separation such that if a holder of Units would be entitled to receive a fractional LCAA Warrant upon the Unit Separation, the number of LCAA Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of LCAA Warrants, (iii) immediately following the Unit Separation, each LCAA Class A Ordinary Share (which, for the avoidance of doubt, includes the LCAA Class A Ordinary Shares (A) issued in connection with the LCAA Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any LCAA Shares that are owned by LCAA as treasury shares, any Redeeming LCAA Shares, Dissenting LCAA Shares or any LCAA Shares held by the Founder Shareholders) shall automatically be cancelled and cease to exist in exchange for the right to receive one LTC ADS, and each LCAA Share issued and outstanding immediately prior to the First Effective Time held by the Founder Shareholders shall automatically be cancelled and cease to exist in exchange for the right to receive one LTC Ordinary Share. As of the First Effective Time, each LCAA shareholder shall cease to have any other rights in and to such LCAA Shares, except as expressly provided in the Merger Agreement, (iv) each LCAA Warrant (which, for the avoidance of doubt, includes the LCAA Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to LCAA Public Shares and be assumed by LTC and converted into an LTC Warrant. Each LTC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such LCAA Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.
In addition, pursuant to the Merger Agreement, (i) at the First Effective Time, each ordinary share, par value US$0.00001 per share, of Merger Sub 1, that is issued and outstanding immediately prior to the First Effective Time shall continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger, and (ii) at the Second Effective Time, each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor, and each ordinary share, par value US$0.00001 per share, of Merger Sub 2 immediately prior to the Second Effective Time shall remain outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger. Some of the LCAA Class B Ordinary Shares held by the Sponsor as of the date of the Sponsor Support Agreement will be subject to forfeiture and earn-out restrictions pursuant to the Sponsor Support Agreement. Specifically, 20% of the LCAA Class B Ordinary Shares held by the Sponsor will be forfeited unless certain affiliates of the Sponsor as may be approved by LTC from time to time participate in the PIPE Financing, and another 10% of the LCAA Class B Ordinary Shares held by the Sponsor will remain unvested at the Closing and become vested upon the commencement or official announcement of any business collaborations facilitated by the Sponsor or the Sponsor’s affiliates between LTC or its applicable affiliates, on the one hand, and any Cooperating Entity, on the other hand (the “Business Collaboration”). In addition, at the request of LTC, the Sponsor will on the Closing Date transfer, directly or indirectly, to one or more shareholders of LCAA up to 5% of the LCAA Class B Ordinary Shares held by the Sponsor as consideration to induce such shareholder(s) of LCAA to waive its redemption rights (including by having such LCAA shareholder enter into, execute and deliver a non-redemption agreement) in connection with LCAA shareholders’ approval of the Transaction Proposals or approval of both the Extension Proposal and the Transaction Proposals, as maybe mutually determined by the LTC and LCAA.

Unless otherwise specified, the voting and economic interests of the combined company’s shareholders set forth in this proxy statement/prospectus assume, 1) the applicable conditions specified in the Sponsor Support Agreement relating to the forfeiture of certain Sponsor Shares are satisfied as of the Closing, and as a result, no Sponsor Shares are forfeited at the Closing. The applicable conditions specified in the Sponsor Support Agreement relating to the earn-out of certain Sponsor Shares are satisfied immediately following the Closing, and as a result, all Sponsor Shares subject to earn-out are vested and no longer subject to any earnout arrangement immediately following the Closing, and 2) no Sponsor shares are transferred by the Sponsor as consideration to induce LCAA Shareholders to waive its redemption rights.
Accounting for the Business Combination
LTC has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist LTC with the refinancing and recapitalization of its business. LTC is the larger of the two entities and is the operating company within the combining companies. LTC will have control of the board of the directors of the combined companies as it will hold a majority of the seats on the board of directors with LCAA only taking one seat on the board of directors after the Mergers. LTC’s senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing LTC’s shareholders.
As LTC was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of LCAA is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of LTC issuing shares and warrants for the net monetary assets of LCAA.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of LCAA ordinary shares:
•
Scenario 1 — Assuming No Redemptions: This presentation assumes that no LCAA Public Shareholder exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in LCAA’s Trust Account.

•
Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that LCAA Public Shareholders holding 21,783,622 LCAA Public Shares will exercise their redemption rights for US$228,323,868 of funds in the Trust Account (as of immediately following the redemptions in connection with the Extension EGM). LCAA’s obligations under the Merger Agreement are subject to certain customary closing conditions, including the Minimum Available Cash Condition or the Net Tangible Assets Condition. The maximum redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all LCAA Public Shareholders exercise their redemption rights with respect to the LCAA Public Shares. Unless the NTA Proposal is approved and adopted and the parties elect to waive the Net Tangible Assets Condition, and, to the extent that the cash proceeds that will be funded to LTC in connection with the PIPE Financing and the Pre-Closing Financing are in the aggregate less than $100,000,000, unless LTC elects to waive the Minimum Available Cash Condition, the maximum redemption scenario cannot occur. As of the date of this proxy statement / prospectus, the Minimum Available Cash Condition is expected to be satisfied based on the anticipated proceeds from the PIPE Financing and the Pre-Closing Financing, and the parties have not waived the Net Tangible Assets Condition.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the Public Shareholders and the following assumptions:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
LCAA Ordinary Shareholders (including the founder)(A)	28,946,340	4.7%	7,162,718	1.2%
Merger Financing Investors	11,903,579	1.9%	11,903,579	2.0%
The holders of exchangeable note(B)	35,982,175	5.8%	35,982,175	6.0%
LTC Ordinary Shareholders(C)	542,697,586	87.4%	542,697,586	90.6%
Momenta Convertible Note(D)	1,107,144	0.2%	1,107,144	0.2%
Total	620,636,824	100.0%	598,853,202	100.0%

(A)
Includes 20% of the Sponsor Shares subject to forfeiture provisions, which is assumed to be satisfied as of the Closing and 10% of Sponsor Shares subject to the earn-out provisions under the Sponsor Support Agreement, which is assumed to be satisfied immediately following the Closing.

(B)
Reflects the aggregate of 35,982,175 LTC Ordinary Shares to be issued to WFOE Exchangeable Notes Holder at US$10.00 per share for an aggregate investment amount of $359,821 thousand substantially concurrently with the Business Combination, which is invested in the Company after current LTC exchangeable notes with fair value of $346,115 thousand and subsequent issuing additional notes with value of $27,679 thousand are returned to WFOE Exchangeable Notes Holder.

(C)
Excludes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting. The LTC Options are granted under the 2022 Share Incentive Plan, pursuant to which the maximum aggregate number of ordinary shares of LTC that may be issued under the 2022 Share Inventive Plan is 34,095,687, calculated after taking into account the Recapitalization.

(D)
Representing the aggregate of 1,107,144 LTC Ordinary Shares underlying the Momenta Note in a principal amount of RMB 80,000,000 (approximately $11,071 thousand, calculated using an exchange rate of 1 U.S. dollar = 7.2258 RMB) issued to Momenta on May 30, 2023 pursuant to the Convertible Note Purchase Agreement, which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the Maturity Date, at a conversion price equal to $10.00. In addition, each of LTC and Momenta has a voluntary redemption right to partially redeem or request redemption of RMB 40,000,000 of the Momenta Note during a specified period. For purposes of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right.

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all LCAA Warrants, which are exercisable for one share of LCAA Public Shares at a price of $11.50 per share. The following table illustrates estimated ownership levels in the Combined Company based on the two levels of redemptions by the Public Shareholders with all possible sources of dilution and the following assumptions:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
LCAA Ordinary Shareholders (including the founder)	28,946,340	4.5%	7,162,718	1.2%
Merger Financing Investors	11,903,579	1.9%	11,903,579	1.9%
The holders of exchangeable note	35,982,175	5.6%	35,982,175	5.8%
LTC Ordinary Shareholders	542,697,586	84.4%	542,697,586	87.3%

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
Shares underlying Public Warrants	9,550,291	1.5%	9,550,291	1.5%
Shares underlying Private Warrants	5,486,784	0.9%	5,486,784	0.9%
Momenta Convertible Note	1,107,144	0.2%	1,107,144	0.2%
Shares initially reserved for issuance under the Incentive Plan(A)	7,302,414	1.0%	7,302,414	1.2%
Total	642,976,313	100.0%	621,192,691	100.0%

(A)
Represents the LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
(All amounts in thousands, except for share and per share data)
	(1) LCAA				(2) LTC	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(Historical)	Transaction Accounting Adjustments	Note	(Pro Forma)	(Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets:
Current assets:
Cash	$5	$—		$5	$548,286	$97,529	(A)	$858,727	$(228,324)	(J)	$633,360
						228,324	(B)
						(7,957)	(C)		2,957	(C)
						(12,628)	(E)
						(16,862)	(F)
						27,679	(G)
						(5,649)	(H)
						—
Restricted cash	—	—		—	180,049	—		180,049	—		180,049
Accounts receivable – related parties, net	—	—		—	13,575	—		13,575	—		13,575
Inventories	—	—		—	125,634	—		125,634	—		125,634
Prepayments and other current assets – third parties, net	119	—		119	25,935	—		26,054	—		26,054
Prepayments and other current assets – related parties, net	—	—		—	13,911	—		13,911	—		13,911
Total current assets	124	—		124	907,390	310,436		1,217,950	(225,367)		992,583
Non-current assets:
Restricted cash	—	—		—	692	—		692	—		692
Investment securities – related parties	—	—		—	7,326	—		7,326	—		7,326
Property, equipment and software, net	—	—		—	294,571	—		294,571	—		294,571
Intangible assets	—	—		—	116,352	—		116,352	—		116,352
Operating lease right-of-use assets	—	—		—	162,669	—		162,669	—		162,669
Other non-current assets – third parties	—	—		—	103,624	—		103,624	—		103,624
Other non-current assets – related parties	—	—		—	2,542			2,542			2,542
Marketable securities held in Trust Account	227,334	990	(a)	228,324	—	(228,324)	(B)	—	—		—
		—
Total non-current assets	227,334	990		228,324	687,776	(228,324)		687,776	—		687,776
Total Assets	$227,458	$990		$228,448	$1,595,166	$82,112		$1,905,726	$(225,367)		$1,680,359
Liabilities, Mezzanine equity and Shareholders’ equity (deficit)
Current liabilities:
Accounts payable – third parties	$—	$—		$—	$3,549	$—		$3,549	$—		$3,549
Accounts payable – related parties	—	—		—	152,725	—		152,725	—		152,725
Accrued expenses and other current liabilities – third parties	4,106	—		4,106	275,569	(4,055)	(E)	263,039	—		263,039
						(2,074)	(F)
						(10,507)	(A)
Accrued expenses and other current liabilities – related parties	—	—		—	228,390	—		228,390	—		228,390
Short-term borrowings – third parties	—	—		—	380,841	—		380,841	—		380,841
Contract liabilities – third parties	—	—		—	29,875	—		29,875	—		29,875
Due to related party	4,659	990	(a)	5,649	—	(5,649)	(H)	—	—		—
Operating lease liabilities – third parties	—	—		—	17,022	—		17,022	—		17,022
Exchangeable Notes	—	—		—	346,115	(346,115)	(G)	—	—		—
Mandatorily redeemable noncontrolling interest	—	—		—	—	—		—	—		—
Convertible notes					22,415	(11,118)	(A)	—			—
	—	—		—	—	(11,297)	(M)	—	—		—
Total current liabilities	8,765	990		9,755	1,456,501	(390,815)		1,075,441	—		1,075,441
Non-current liabilities
Contract liabilities – third parties	—	—		—	3,592			3,592			3,592
Operating lease liabilities – third parties	—	—		—	92,129	—		92,129	—		92,129
Put option liabilities	—	—		—	6,069	—		6,069			6,069
Convertible notes	—	—		—	77,364	—		77,364	—		77,364
Exchangeable Notes – non-current	—	—		—	72,628	—		72,628	—		72,628
Deferred tax liabilities	—	—		—	373	—		373	—		373
Deferred income	—	—		—	262,948	—		262,948	—		262,948
Deferred underwriters’ marketing fees	7,957	—		7,957	—	(7,957)	(C)	—	—		—
Warrant liability	4,245	—		4,245	—	—		4,245	—		4,245
Other non-current liabilities – third parties	—	—		—	31,636	—		31,636	—		31,636
Other non-current liabilities – related parties	—	—		—	1,710	—		1,710	—		1,710
Total non-current liabilities	12,202	—		12,202	548,449	(7,957)		552,694	—		552,694
Total Liabilities	20,967	990		21,957	2,004,950	(398,772)		1,628,135	—		1,628,135

	(1) LCAA				(2) LTC	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(Historical)	Transaction Accounting Adjustments	Note	(Pro Forma)	(Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Commitments and Contingencies
Class A ordinary shares subject to possible redemption	227,334	990	(a)	228,324	—	(228,324)	(J)	—	—		—
Series Pre-A redeemable Convertible preferred Shares	—	—		—	177,329	(177,329)	(I)	—	—		—
Series A redeemable Convertible Preferred Shares	—	—		—	191,338	(191,338)	(I)	—	—		—
Shareholders’ Equity (Deficit)
Preferred shares	—	—		—	—	—		—	—		—
Ordinary shares	1	—		1	21	0	(A)	6	(0)	(J)	6
						(16)	(I)
						0	(J)
						0	(G)
						0	(M)
Additional paid-in capital	—	—		—	371,173	119,036	(A)	1,433,119	(228,324)	(J)	1,207,752
						(21,834)	(D)		2,957	(C)
						(20,880)	(F)
						359,821	(G)
						368,683	(I)
						228,324	(J)
						2,290	(K)
						15,435	(L)
						11,071	(M)
Receivable from shareholders	—	—		—	—	—		—	—		—
Accumulated other comprehensive income	—	—		—	50,521	(3,398)	(G)	47,331	—		47,331
						226	(M)
						(18)	(A)
Accumulated deficit	(20,844)	(990)	(a)	(21,834)	(1,193,935)	21,834	(D)	(1,196,634)	—		(1,196,634)
						—
						(8,573)	(E)
						6,092	(F)
						17,371	(G)
						136	(A)
						(2,290)	(K)
						(15,435)	(L)
Total shareholders’ equity (deficit) attributable to ordinary shareholders	(20,843)	(990)		(21,833)	(772,220)	1,077,875		283,822	(225,367)		58,455
Noncontrolling interests	—	—		—	(6,231)	—		(6,231)	—		(6,231)
Total shareholders’ equity (deficit)	(20,843)	(990)		(21,833)	(778,451)	1,077,875		277,591	(225,367)		52,224
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	$227,458	$990		$228,448	$1,595,166	$82,112		$1,905,726	$(225,367)		$1,680,359

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(All amounts In thousand, except share and per share data)
	(1) LCAA	(2) LTC	Scenario 1 Assuming No Redemptions					Scenario 2 Assuming Maximum Redemptions
	(Historical)	(Historical)	Transaction Accounting Adjustments		Note	Pro Forma Combined		Additional Transaction Accounting Adjustments		Note	Pro Forma Combined
Revenues:	$	$	$			$		$			$
Sales of goods	—	124,854		—			124,854		—			124,854
Service revenues	—	5,181		—			5,181		—			5,181
Total Revenues	—	130,035		—			130,035		—			130,035
Cost of revenues:
Cost of goods sold	—	(119,557)		—			(119,557)		—			(119,557)
Cost of services	—	(4,351)		—			(4,351)		—			(4,351)
Total cost of revenues	—	(123,908)		—			(123,908)		—			(123,908)
Gross profit	—	6,127		—			6,127		—			6,127
Operating expenses:
General and administrative expenses	(3,511)	(80,417)		(15,435)	(DD)		(107,936)		—			(107,936)
				(8,573)	(EE)
Selling and marketing expenses	—	(118,236)		—			(118,236)		—			(118,236)
Research and development expenses	—	(152,548)		—			(152,548)		—			(152,548)
Government grants	—	662		—			662		—			662
Total operating expenses	(3,511)	(350,539)		(24,008)			(378,058)		—			(378,058)
Operating loss	(3,511)	(344,412)		(24,008)			(371,931)		—			(371,931)
Other income (expenses)
Interest expenses	—	(3,470)		—			(3,470)		—			(3,470)
Interest income	—	5,848		—			5,848		—			5,848
Investment income, net	—	2,770		—			2,770		—			2,770
Share of results of equity method investments	—	(626)		—			(626)		—			(626)
Interest earned on marketable securities held in Trust Account	5,550	—		—			5,550		(5,550)	(CC)		—
Foreign currency exchange losses, net	—	(3,619)		—			(3,619)		—			(3,619)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	—	(12,758)		3,144	(AA)		(9,478)		—			(9,478)
				136	(AA)
Changes in fair values of put option liabilities	—	3,307		—			3,307		—			3,307
Change in deferred underwriter fees	87	—		—			87		—			87
Change in fair value of warrant liability	(3,644)	—		—			(3,644)		—			(3,644)
Total other income (expenses)	1,993	(8,548)		3,280			(3,275)		(5,550)			(8,825)
Income (Loss) before income taxes	(1,518)	(352,960)		(20,728)			(375,206)		(5,550)			(380,756)
Income tax benefit (expense)	—	18		—			18		—			18
Net Income (Loss)	$(1,518)	$(352,942)		$(20,728)			$(375,188)		$(5,550)			$(380,738)
Less: net loss attributable to noncontrolling interests	—	(5,779)		—			(5,779)		—			(5,779)
Net loss attributable to ordinary shareholders	$(1,518)	$(347,163)		$(20,728)			$(369,409)		$(5,550)			$(374,959)
Weighted average shares outstanding, Class A ordinary shares	24,363,584			(24,363,584)	(BB)		—		—			—
Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.05)						$—					$—
Average shares outstanding, Class B ordinary shares	7,162,718			613,474,106	(BB)		620,636,824		(21,783,622)	(BB)		598,853,202
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.05)						$(0.60)					$(0.63)
Basic and diluted weighted average of ordinary shares outstanding		2,142,922,222
Basic and diluted income ( loss) per share per common stock		$(0.16)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(All amounts In thousand, except share and per share data)
	(1) LCAA	(2) LTC	Scenario 1 Assuming No Redemptions					Scenario 2 Assuming Maximum Redemptions
	(Historical)	(Historical)	Transaction Accounting Adjustments		Note	Pro Forma Combined		Additional Transaction Accounting Adjustments		Note	Pro Forma Combined
Revenues:	$	$	$			$		$			$
Sales of goods	—	1,186		—			1,186		—			1,186
Service revenues	—	8,371		—			8,371		—			8,371
Total Revenues	—	9,557		—			9,557		—			9,557
Cost of revenues:
Cost of goods sold	—	(948)		—			(948)		—			(948)
Cost of services	—	(6,302)		—			(6,302)		—			(6,302)
Total cost of revenues	—	(7,250)		—			(7,250)		—			(7,250)
Gross profit	—	2,307		—			2,307		—			2,307
Operating expenses:
General and administrative expenses	(4,571)	(148,369)		(15,551)	(DD)		(178,632)		—			(178,632)
				(10,141)	(EE)
Selling and marketing expenses	—	(151,331)		—			(151,331)		—			(151,331)
Research and development expenses	—	(445,844)		—			(445,844)		—			(445,844)
Government grants	—	55,824		—			55,824		—			55,824
Total operating expenses	(4,571)	(689,720)		(25,692)			(719,983)		—			(719,983)
Operating loss	(4,571)	(687,413)		(25,692)			(717,676)		—			(717,676)
Other income (expenses)
Interest expenses	—	(8,542)		—			(8,542)		—			(8,542)
Interest income	—	12,188		—			12,188		—			12,188
Investment loss, net	—	(3,246)		—			(3,246)		—			(3,246)
Share of results of equity method investments	—	(2,762)		—			(2,762)		—			(2,762)
Interest earned on marketable securities held in Trust Account	4,133	—		—			4,133		(4,133)	(CC)		—
Foreign currency exchange losses, net	—	(11,505)		—			(11,505)		—			(11,505)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	—	(22,991)		13,162	(AA)		(4,264)		—			(4,264)
				5,565	(AA)
Change in fair value of warrant liability	11,278	—		—			11,278		—			11,278
Total other income (expenses)	15,411	(36,858)		18,727			(2,720)		(4,133)			(6,853)
Income (Loss) before income taxes	10,840	(724,271)		(6,965)			(720,396)		(4,133)			(724,529)
Income tax expense	—	(292)		—			(292)		—			(292)
Net Income (Loss)	$10,840	$(724,563)		$(6,965)			$(720,688)		$(4,133)			$(724,821)
Less: net loss attributable to noncontrolling interests	—	(642)		—			(642)		—			(642)
Net Income (loss) attributable to ordinary shareholders	$10,840	$(723,921)		$(6,965)			$(720,046)		$(4,133)			$(724,179)
Weighted average shares outstanding, Class A ordinary shares	28,650,874			(21,783,622)	(BB)		—		—			—
Basic and diluted net income per share, Class A ordinary shares	$0.30						$—					$—
Average shares outstanding, Class B ordinary shares	7,162,718			615,043,867	(BB)		622,206,585		(21,783,622)	(BB)		600,422,963
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.30						$(1.16)					$(1.21)
Basic and diluted weighted average of ordinary shares outstanding		2,148,265,510
Basic and diluted income ( loss) per share per common stock		$(0.34)

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands, except share and per share data, or otherwise noted)
Note 1 — Basic of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, LCAA will be treated as the “accounting acquiree” and LTC as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of LTC issuing shares for the net assets of LCAA, accompanied by a recapitalization. The net assets of LCAA will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using and should be read in conjunction with LCAA’s and LTC’s balance sheets as of June 30, 2023 and the related notes included elsewhere in this proxy statement.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 has been prepared using and should be read in conjunction with LCAA’s and LTC’s statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of LCAA and LTC.
Under both the no redemption scenario and the maximum redemption scenarios, the Business Combination will be accounted for in a manner similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of American (“US GAAP”).
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of LCAA ordinary shares:
•
Scenario 1 — Assuming No Redemptions: This presentation assumes that no LCAA Public Shareholder exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in LCAA’s Trust Account.

•
Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that LCAA Public Shareholders holding 21,783,622 LCAA Public Shares will exercise their redemption rights for

US$228,323,868 of funds in the Trust Account (as of immediately following the redemptions in connection with the Extension EGM). LCAA’s obligations under the Merger Agreement are subject to certain customary closing conditions, including the Minimum Available Cash Condition or the Net Tangible Assets Condition. The maximum redemption scenario assumes for illustrative purposes that there will be no funds left in the Trust Account assuming all LCAA Public Shareholders exercise their redemption rights with respect to the LCAA Public Shares. Unless the NTA Proposal is approved and adopted and the parties elect to waive the Net Tangible Assets Condition, and, to the extent that the cash proceeds that will be funded to LTC in connection with the PIPE Financing and the Pre-Closing Financing are in the aggregate less than $100,000,000, unless LTC elects to waive the Minimum Available Cash Condition, the maximum redemption scenario cannot occur. As of the date of this proxy statement / prospectus, the Minimum Available Cash Condition is expected to be satisfied based on the anticipated proceeds from the PIPE Financing and the Pre-Closing Financing, and the parties have not waived the Net Tangible Assets Condition.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that LCAA and LTC believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The management of LCAA and LTC believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to the management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
Note 2 — Accounting Policies
Upon consummation of the Business Combination, the management of LCAA and LTC will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, the management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, the management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Both LCAA and LTC have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
LCAA and LTC have not had any historical relationship prior to the Business Combination. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(a)
Reflects $990 non-interest-bearing loans from the Sponsor and deposited into the trust account to extend the liquidation date to June 15, 2023. This loan will become due and payable upon the consummation of the Business Combination. This deposit increased the redemption value of the 21,783,622 LCAA ordinary shares from $10.44 per share to $10.48 per share.

(A)
Reflects (a) 9,603,579 LTC Ordinary Shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, and (b) 2,300,000 LTC Ordinary Shares underlying the Notes to be issued to the CB Investors pursuant to the Convertible Note Purchase Agreements, which Notes will be automatically converted into fully paid and non-assessable LTC Ordinary Shares, if the Business Combination completes prior to the Maturity Date, at a conversion price equal to the lesser of (A) $10.00, and (B) the lowest per share price at which any LTC Ordinary Shares are issued in connection with PIPE investments, if any. For purposes of the pro forma financial statements, it is assumed that the conversion price is US$10.00 per share. As of June 30, 2023, the convertible notes of $11,000 have been issued, and the refundable deposits in connection with the issuance of PIPEs and convertible notes of $10,507 have been received. The investment amount in excess of the par value of ordinary shares will be recorded as additional paid-in capital.

(B)
Reflects the reclassification of US$228,324 held in LCAA’s Trust Account as cash for general use following the Business Combination.

Under a scenario of maximum redemption by LCAA’s Public Shareholders, 21,783,622 shares are redeemed for aggregate redemption payments of US$228,324.
(C)
Reflects the settlement of $7,957 deferred underwriting commissions that become due and payable upon the consummation of the Business Combination assuming no redemptions and $5,000 assuming maximum redemptions which will be paid by LTC.

(D)
Reflects the elimination of the historical accumulated deficit of LCAA, the accounting acquiree, into LTC’s additional paid-in capital upon the consummation of the Business Combination.

(E)
Reflects the settlement of approximately $12,628 of total LCAA’s estimated transaction costs related to the Business Combination, of which, 1) approximately $4,055 of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and 2) approximately $8,573 of transaction costs classify as an adjustment to accumulated deficit.

(F)
Reflects the settlement of approximately $20,880 of total LTC’s estimated transaction costs related to the Business Combination, of which, 1) approximately $6,092 was accounted as expenses, of which $4,018 was paid as of June 30, 2023 and the remaining outstanding balance of $2,074 was accrued as of the date of unaudited pro forma condensed combined balance sheet and 2) the total $20,880 transaction costs will be subsequently reclassified to additional paid-in capital at the time of the consummation of the Business Combination.

(G)
Reflects the aggregate of 35,982,175 LTC Ordinary Shares to be issued to WFOE Exchangeable Notes Holder at US$10.00 per share for an aggregate investment amount of $359,821 substantially concurrently with the Business Combination, which is invested in the Company after current LTC exchangeable notes with fair value of $346,115 and subsequent issuing additional notes with value of $27,679 are returned to WFOE Exchangeable Notes Holder.

(H)
Reflects the settlement of approximately $5,649 LCAA related party promissory note that become due and payable upon the consummation of the Business Combination.

(I)
Reflects the conversion LTC Series Pre-A Preferred shares and Series A Preferred shares into LTC ordinary shares immediately prior to the Effective Time of LTC through the issuance of 542,697,586 shares of LTC ordinary shares outstanding as of June 30, 2023, after considering the impact of the recapitalization, with $0.00001 par value to LTC’s shareholders. The 542,697,586 shares excludes 7,302,414 LTC Ordinary Shares that will be issuable upon the exercise of LTC Options issued and outstanding as of June 30, 2023, calculated after taking into account the Recapitalization and using the treasury stock method of accounting.

(J)
In Scenario 1, reflects the reclassification of 21,783,622 Class A ordinary shares subject to possible redemption to permanent equity at $0.00001 par value with no redemptions. In Scenario 2, which assumes the same facts as described in Items (A) through (I) above but reflects the assumption of the maximum number of 21,783,622 shares of LCAA ordinary shares are redeemed for $228,324 by LCAA shareholders.
(K)
Represent $2,290 of fair value for LTC ordinary shares granted to employees of a company under common control that will vest upon the closing of the Business Combination. The Company recognizes the value of these options as dividends to the shareholder.

(L)
Represent $15,435 of share-based compensation associated with LTC’s options granted to employees and non-employee service providers to purchase LTC ordinary shares that will vest upon the consummation of the Business Combination.

(M)
Representing the aggregate of 1,107,144 LTC Ordinary Shares underlying the Momenta Note which will be automatically converted into fully paid and non-assessable LTC Ordinary Shares upon the Closing, if the Closing occurs prior to the Maturity Date, at a conversion price equal to $10.00. In addition, each of LTC and Momenta has a voluntary redemption right to partially redeem RMB40,000 of the Momenta Note during a specified period. For purposes of this table, it is assumed that neither LTC or Momenta will exercise the foregoing voluntary redemption right.

LCAA Warrants were exchanged into LTC Warrants that contained terms that were identical to the former LCAA Warrants. These warrants contain elements that preclude the instruments from equity classification. Accordingly, the fair value of the warrants is based on terms and assumptions similar to the previously issued LCAA Warrants as there are no material differences in the terms of the warrants.
LCAA established the initial fair value of the Public Warrants and Private Warrants on March 15, 2021, the date of LCAA’s Initial Public Offering, using a Monte Carlo simulation model. As of June 30, 2023 and December 31, 2022, the fair value for the Private Warrants was estimated using a Monte Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public Warrants and Private Warrants were classified as Level 3 at the initial measurement date, and the Private Warrants were classified as Level 3 as of June 30, 2023 and December 31, 2022 due to the use of unobservable inputs. In the period ending September 30, 2021, the Public Warrants were reclassified from a Level 3 to a Level 1 classification due to use of the observed trading price of the separated Public Warrants. Transfers between levels are recorded at the end of each reporting period. There were no transfers between levels during the periods ended June 30, 2023 and December 31, 2022. The following table provides quantitative information regarding Level 3 fair value measurements as of June 30, 2023 and December 31, 2022:
	June 30, 2023	December 31, 2022
Risk-free interest rate	4.02%	3.91%
Dividend rate	0.0%	0.0%
Expected term (years)	5.35	5.21
Expected volatility	4.00%	3.6%
Share price – asset price	$10.46	$10.10
Exercise price	$11.50	$11.50
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 are as follows:
(AA)
Reflects adjustments to eliminate the Changes in fair value of exchangeable notes and convertible notes. The exchangeable notes with fair value of $346,115 and convertible notes with fair value of $22,415 will be fully converted to LTC ordinary shares substantially concurrently with the Business Combination.

(BB)
On March 10, 2023, 6,867,252 or around 24% of the Class A ordinary shares were redeemed for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of approximately $70,201, in connection with vote to approve the Extension Proposal. The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination as if it had been consummated on January 1, 2022. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate 21,783,622 LCAA Public Shares are redeemed for cash by LCAA Shareholders for the entire period.
(CC)
Reflects an adjustment to eliminate interest income earned from marketable securities held in trust account under the scenario of maximum redemptions.

(DD)
Reflects the share-based compensation expenses related to the options to purchase LTC Ordinary Shares granted to LTC employees and non-employees service providers of LTC that will vest upon the consummation of the Business Combination.

(EE)
Reflects LCAA’s transaction costs to be incurred subsequent to June 30, 2023. Those costs are not expected to recur beyond 12 months.

Note 4 — Earnings (Loss) per Share
Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.
The unaudited pro forma condensed combined has been prepared assuming no redemptions and assuming maximum redemptions for the six months ended June 30, 2023:
	For the Six Month Ended June 30, 2023
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to ordinary shareholders	$(369,409)	$(374,959)
Weighted average shares outstanding – basic and diluted	620,636,824	598,853,202
Pro forma loss per share – basic and diluted	$(0.60)	$(0.63)
Weighted average shares calculation, basic and diluted
Ordinary Shares
LCAA public shares	21,783,622	21,783,622
LCAA private shares	7,162,718	7,162,718
Holders of exchangeable note	35,982,175	35,982,175
LCAA public shares redeemed	—	(21,783,622)
Merger financing Investors	11,903,579	11,903,579
Existing LTC Shareholders(A)	542,697,586	542,697,586
Momenta Note	1,107,144	1,107,144
Total weighted average shares outstanding	620,636,824	598,853,202

(A)
The pro forma diluted shares excludes LTC Ordinary Shares issuable upon the exercise of LTC Options Because the impact would be antidilutive if they included.

The unaudited pro forma condensed combined has been prepared assuming no redemptions and assuming maximum redemptions for the year ended December 31, 2022:

	For the Year Ended December 31, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to ordinary shareholders	$(720,046)	$(724,179)
Weighted average shares outstanding – basic and diluted	622,206,585	600,422,963
Pro forma loss per share – basic and diluted	$(1.16)	$(1.21)
Weighted average shares calculation, basic and diluted
Ordinary Shares
LCAA public shares	21,783,622	21,783,622
LCAA private shares	7,162,718	7,162,718
Holders of exchangeable note	37,331,649	37,331,649
LCAA public shares redeemed	—	(21,783,622)
Merger financing Investors	12,214,996	12,214,996
Existing LTC Shareholders(B)	542,564,934	542,564,934
Momenta Note	1,148,666	1,148,666
Total weighted average shares outstanding	622,206,585	600,422,963

(B)
The pro forma diluted shares excludes LTC Ordinary Shares issuable upon the exercise of LTC Options Because the impact would be antidilutive if they included.

For the purposes of applying the if-converted method for calculating diluted loss per share, it was assumed that as of the consummation of the Transactions, each LCAA Warrant that was outstanding shall be converted into the right to receive a warrant exercisable to purchase LTC Ordinary Shares. However, since the impact of these in the loss per share calculation results in anti-dilutive, the effect of such exchange was not included in calculation of diluted loss per share.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
The following table sets forth certain information relating to the executive officers and directors of Lotus Tech immediately after the consummation of the Business Combination.
Directors and Executive Officers	Age	Position/Title
Daniel Donghui Li	52	Director and Chairman of the Board of Directors
Qingfeng Feng	50	Director and Chief Executive Officer
Alexious Kuen Long Lee	47	Director and Chief Financial Officer
Ning Yu	52	Independent Director
Ooi Teik Huat	63	Director
Ada Yunfeng Yan	54	Independent Director
Anish Melwani	46	Independent Director
Jingbo Mao	56	China President
Daniel Donghui Li has served as our director and Chairman of the Board of Directors since November 2021. Previously, Mr. Li joined Geely Holding Group in April 2011 as Vice President and Chief Financial Officer. Since November 2011, he has served as a Director on the Board of Geely Holding Group. In April 2012, he was appointed as a Director on the Board of Volvo Cars (VOLCAR B). From May 2011 to April 2014, he served as Executive Director of Geely Automobile Holdings Co., Ltd. (HK.0175). From June 2016 to November 2020, he served as Executive Vice President and Chief Financial Officer of Geely Holding Group. In July 2016, he was appointed the position of Executive Director and Vice Chairman of Geely Automobile Holdings Co., Ltd. (HK.0175). In 2017, he was appointed as a member on the board of Polestar (Nasdaq: PSNY). In November 2020, he was appointed CEO of Geely Holding Group. Mr. Li obtained an MBA degree from the Indiana University Kelley School of Business in 2010. He graduated from the Beijing Institute of Machinery in 1997 with a master’s degree in management engineering (with a focus on financial management). He also obtained a bachelor’s degree in philosophy from China Renmin University in 1991.
Qingfeng Feng has served as our director and Chief Executive Officer since our inception. Since joining Geely Holding Group in 1999, he has worked in sales, manufacturing, supply chain and quality management and R&D, among other areas, holding multiple key positions in Geely Holding, including General Manager of Group Sales Company and Deputy General Manager of Geely’s Ningbo branch. In 2012, he was appointed as a vice president of Geely Holding Group and a member of the management board. In 2013, he became the Chief Technical Officer of Geely Holding Group, where he was responsible for establishment and management of R&D systems and product strategic planning, and was in charge of Geely’s Market Strategy Centre, Technology Management Department, Geely Automobile Research Institute, and Geely Components and Parts Development Centre. In 2018, he was appointed as the Chief Executive Officer of Lotus Group. Qingfeng Feng graduated from East China University of Science and Technology in 1997 with a bachelor’s degree in Chemical Engineering. He completed an EMBA program at Tsinghua University in 2006.
Alexious Kuen Long Lee has served as the Chief Financial Officer since our inception and our director since November, 2021. Previously, he was appointed as the Head of Strategic Marketing at FIAT Industrial China Investment Co. in 2004. He joined CLSA in 2011, and served as the Managing Director and Head of China Capital Access at CITIC-CLSA from 2017, directly responsible for the leadership role of bridging onshore and offshore resources (capital, cross-border investment), through the CLSA gateway. Since 2019, Mr. Lee was the Managing Director and Head of China Strategy at Jefferies.
Ning Yu has served as our director since July 2022. Mr. Yu has 30 years of working experience in the automotive industry. Mr. Yu has served as the Managing Partner of NIO Capital for five years. Before joining NIO capital, Mr. Yu had worked at Geely Holding Group as Vice President for five years responsible for Geely’s international business. Prior to Geely, Mr. Yu was the CEO of Fiat Powertrain Technologies in Asia Pacific, a division of the Fiat Group. Prior to that, he held management positions at General Dynamics and Daimler Chrysler in U.S. and was an engineer at Ministry of Machinery of China. Mr. Yu holds a Ph.D in

Automotive Engineering from China Agricultural University and a Master Degree in Industrial Engineering from University of Windsor in Canada.
Ooi Teik Huat has served as our director since January 2023. Mr. Ooi has served as the director of Meridian Solutions Sdn Bhd since September 1996. From August 1993 to August 1996, he was the head of corporate finance at Pengkalen Securities Sdn Bhd. Prior to that, Mr. Ooi was manager of corporate advisory department at Malaysian International Merchant Bankers Berhad from June 1989 to August 1993, and an audit supervisor at Othman Hew & Co Chartered Accountants from September 1984 to June 1989. Mr. Ooi has been serving at three public listed companies, DRB-Hicom Berhad (since 2008), Malakoff Corporation Berhad (since 2012), and Gas Malaysia Berhad (since 2013). Mr. Ooi graduated from Monash University, Australia with a Bachelor of Economics. He is a member of CPA Australia and Malaysian Institute of Accountants.
Ada Yunfeng Yan will serve as our independent director upon the consummation of the Business Combination. Ms. Yan started her career at Exxon (as it was then known) in 1994, where she spent thirteen years working in Exxon and ExxonMobil’s affiliate companies in Beijing, Houston, Hong Kong and Shanghai. From 2007 to 2012, Ms. Yan served as the general manager at Delphi Wanyuan Engine Management Systems Co., Ltd. and the CFO of Delphi’s joint venture and R&D companies in Beijing. Ms. Yan joined Shell in 2012, serving as cluster finance manager at Shell China/HK Lubricant Sales and Marketing business, regional finance manager at Shell Lubricant Supply Chain Asia Pacific and Middle East, and the CFO of Tongyi Lubricant Oil Company (a Shell joint venture). Ms. Yan started her sole proprietary business in 2018, providing financial consulting services for manufacturing companies based in California. Ms. Yan has been a member of ACCA since 1999, the Hong Kong Institute of Certified Public Accountant since 2002, and FCCA since 2004. Ms. Yan graduated from China Institute of Finance (currently School of Banking and Finance of University of International Business and Economics) with a bachelor’s degree in international finance in 1992. She received her MBA from the State University of New Jersey, Rutgers in 2001.
Anish Melwani will serve as our independent director upon the consummation of the Business Combination. Mr. Melwani is an independent director of L Catterton Asia Acquisition Corp and the Chairman and Chief Executive Officer, LVMH for North America. In this role, he oversees and coordinates the activities of the LVMH Group across more than 75 Maisons. Mr. Melwani is a member of the board of directors for Fresh Cosmetics, Inc., Marc Jacobs Holdings LLC, Colgin Cellars LLC, Starboard Cruise Services, Inc., and Tiffany & Co. Prior to joining LVMH in 2015, Mr. Melwani was a Senior Partner in the New York office of McKinsey and Company where he co-led the Global Strategy & Corporate Finance practice and supported clients across industries. At McKinsey since 1999, Mr. Melwani counseled senior executives of leading global companies on issues related to corporate strategy, M&A, alliances, portfolio management and organization. Mr. Melwani worked in McKinsey’s Singapore and Hong Kong offices and was then relocated to the New York office, where he advised leaders of public sector institutions in New York City. Mr. Melwani is a member of the Council on Foreign Relations, the Board of the United Way of New York City where he serves on the Marketing Committee, and the National Retail Federation’s Board of Directors. Mr. Melwani holds a B.A. in Economics from Harvard University.
Jingbo Mao has served as our China President since January 2023. Before entering the automotive industry, Ms. Mao was a senior vice president and the general manager of Beijing company of Ruder Finn Beijing, and a senior journalist at China Daily. She later served as the executive vice president of Mercedes-Benz from 2007 to 2018. Ms. Mao served as the President of Lincoln China from 2018 to 2022. Ms. Mao graduated from University of Hawaii with a master degree of international journalism, and University of International Relations with a bachelor degree of international journalism.
Board of Directors
The board of directors of LTC will initially consist of seven directors immediately after the consummation of the Business Combination. The Amended LTC Articles provide that the minimum number of directors shall be three and the exact number of directors shall be determined from time to time by the LTC board of directors.
A director is not required to hold any shares in LTC by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with

LTC is required to declare the nature of his or her interest at a board meeting. Subject to Nasdaq listing rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director may be interested provided that (a) the nature of his/her interest is declared at a meeting of the directors, either specifically or by way of a general notice, and such director’s vote may be counted in the quorum at any meeting of directors at which any such contract or proposed contract or arrangement is considered, and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee.
The directors may exercise all the powers of the company to raise or borrow money, mortgage, or charge its undertaking, property, and assets (present or future), uncalled capital or any part thereof, and to issue debentures, debenture stock, bonds, or other securities, whether outright or as collateral security for any debt, liability, or obligation of our company or of any third party.
No Lotus Tech non-employee director has a service contract with Lotus Tech that provides for benefits upon termination of service.
Board Committees
The LTC board of directors will have an audit committee, a compensation committee, and a nominating and corporate governance committee, and a charter will be adopted for each of the foregoing committees. Each committee’s members and functions are described below.
Audit Committee
The audit committee will consist of Ms. Ada Yunfeng Yan, Mr. Ning Yu and Mr. Anish Melwani. Ms. Ada Yunfeng Yan will be the chairperson of the audit committee. Ms. Ada Yunfeng Yan satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Ms. Ada Yunfeng Yan, Mr. Ning Yu and Mr. Anish Melwani satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.
The audit committee will oversee Lotus Tech’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:
•
appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•
reviewing with the independent auditors any audit problems or difficulties and management’s response;

•
discussing the annual audited financial statements with management and the independent auditors;

•
reviewing the adequacy and effectiveness of Lotus Tech’s accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•
reviewing and approving all proposed related party transactions;

•
meeting separately and periodically with management and the independent auditors; and

•
monitoring compliance with Lotus Tech’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of Lotus Tech’s procedures to ensure proper compliance.

Compensation Committee
The compensation committee will consist of Mr. Donghui Li, Mr. Ning Yu and Mr. Anish Melwani. Mr. Donghui Li will be the chairperson of the compensation committee. Each of Mr. Ning Yu and Mr. Anish Melwani satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules.
The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to Lotus Tech’s directors and executive officers. Lotus Tech’s chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•
reviewing and approving, or recommending to the board for its approval, the compensation for Lotus Tech’s chief executive officer and other executive officers;

•
reviewing and recommending to the board for determination with respect to the compensation of Lotus Tech’s non-employee directors;

•
reviewing periodically and approving any incentive compensation or equity plans, programs similar arrangements; and

•
selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will consist of Mr. Donghui Li, Mr. Ning Yu and Ms. Ada Yunfeng Yan. Mr. Donghui Li will be the chairperson of the nominating and corporate governance committee. Each of Mr. Ning Yu and Ms. Ada Yunfeng Yan satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules.
The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become directors of Lotus Tech and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:
•
selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•
reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•
making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•
advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors
Under Cayman Islands law, directors owe fiduciary duties to the company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the company’s best interests. Directors must also exercise their powers only for a proper purpose. Directors also have a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to LTC, directors of LTC must ensure compliance with LTC’s memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. LTC has the right to seek damages if a duty owed by its directors is breached. A shareholder may in certain circumstances have rights to seek damages in the name of the company if a duty owed by its directors is breached.
Appointment and Removal of Directors
The Amended LTC Articles provide that all directors may be appointed by ordinary resolution and removed by ordinary resolution, except with regard to the removal of the Chairperson, who may be removed from office by special resolution. The Amended LTC Articles also provide that the directors may, so long as a quorum of directors remains in office, appoint any person to be a director so as to fill a casual vacancy or as an addition to the existing board of director. Directors of LTC do not serve for a fixed term and there is no requirement for them to retire by rotation nor to make themselves eligible for re-election.

The office of a director shall be vacated if, amongst other things, such director (a) becomes prohibited by applicable law from being a Director, (b) becomes bankrupt or makes any arrangement or composition with his or her creditors, (c) dies or is found to be or becomes of unsound mind, (d) resigns his or her office by notice in writing to LTC, (e) without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings, and the board resolves that his or her office be vacated; or (f) is removed from office pursuant to any other provision of the Amended LTC Articles.
Terms of Directors
A director shall hold office until such time as he or she resigns his office by notice in writing to LTC, is removed from office by ordinary resolution or is otherwise disqualified from acting as a director or removed in accordance with the Amended LTC Articles.
Foreign Private Issuer Status
LTC is an exempted company limited by shares incorporated in 2021 under the laws of the Cayman Islands. After the consummation of the Business Combination, LTC will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to LTC on June 30, 2023. For so long as LTC qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•
the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

LTC will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, LTC intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information LTC is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, LTC shareholders will receive less or different information about LTC than a shareholder of a U.S. domestic public company would receive.
LTC is a non-U.S. company with foreign private issuer status, and, after the consummation of the Business Combination, will be listed on Nasdaq. Nasdaq listing rules permit a foreign private issuer like LTC to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is LTC’s home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, LTC is not required to have:
•
a majority of the board of directors consist of independent directors;

•
a compensation committee consisting of independent directors;

•
a nominating committee consisting of independent directors; or

•
regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, LTC intends to have, as of the consummation of the Business Combination, a majority-independent compensation committee and nominating and corporate governance committee. Subject to the foregoing, LTC intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.
Code of Business Conduct and Ethics
Lotus Tech has adopted a Code of Business Conduct and Ethics applicable to its directors, officers and employees. Lotus Tech seeks to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Lotus Tech’s Code of Business Conduct and Ethics sets out the principles designed to guide Lotus Tech’s business practices — compliance, integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including Chairperson and Chief Executive Officer and Chief Financial Officer. Relevant sections of the code also apply to members of the Lotus Tech board of directors. Lotus Tech expects its suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to Lotus Tech or acting on Lotus Tech’s behalf.
Compensation of Directors and Executive Officers
For the year ended December 31, 2021, Lotus Tech paid an aggregate of RMB20.4 million in cash and benefits to Lotus Tech’s executive officers as a group and we did not pay any compensation to our non-executive directors. Lotus Tech has not set aside or accrued any amount to provide pension, retirement or other similar benefits to its executive officers. Lotus Tech’s PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance and other statutory benefits, and a housing provident fund.
For information regarding share awards granted to Lotus Tech’s directors and executive officers, see the section entitled “— Share Incentive Plan.”
Employment Agreements and Indemnification Agreements
Each of the executive officers is party to an employment agreement with the WFOE. Under these agreements, the employment of each of executive officers is for a specified time period, and may be terminated for cause, at any time and without advance notice or compensation, for certain acts of the executive officer, such as violation of company policies, conviction of crime, continued failure to satisfactorily perform agreed duties, or misconduct or dishonest act to our detriment. The employment may also be terminated without cause upon 30-day advance written notice. The executive officer may resign at any time with 30-day advance written notice.
Each executive officer of Lotus Tech has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any confidential information of Lotus Tech or trade secrets, any confidential information or trade secrets of Lotus Tech’s customers or prospective customers, or the confidential or proprietary information of any third party received by Lotus Tech and for which Lotus Tech has confidential obligations. The executive officers have also agreed to disclose in confidence to Lotus Tech all inventions, designs, and trade secrets which they conceive, develop, or reduce to practice during the executive officer’s employment with Lotus Tech and to assign all right, title, and interest in them to Lotus Tech, and assist Lotus Tech in obtaining and enforcing patents, copyrights, and other legal rights for these inventions, designs, and trade secrets. In addition, each executive officer of Lotus Tech has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment.
Lotus Tech will enter into indemnification agreements with each of its directors and executive officers. Under these agreements, Lotus Tech agrees may agree to indemnify the relevant directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of Lotus Tech.
Share Incentive Plan
The 2022 Share Incentive Plan
In September 2022, the shareholders of LTC approved and adopted the 2022 Share Incentive Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of Lotus Tech’s business. The maximum aggregate number of ordinary shares that may be issued under the 2022 Share Incentive Plan is 232,751,852. As of June 30, 2023, a total of awards to purchase 46,387,767 ordinary shares have been granted under the 2022 Share Incentive Plan and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.
The following paragraphs summarize the principal terms of the 2022 Share Incentive Plan.
Type of Awards.   The 2022 Share Incentive Plan permits the awards of options.
Plan Administration.   Mr. Qingfeng Feng will administer the 2022 Share Incentive Plan. The plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.
Award Agreement.   Awards granted under the 2022 Share Incentive Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and Lotus Tech’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.
Eligibility.   Lotus Tech may grant awards to employees, directors and consultants.
Vesting Schedule.   In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.
Exercise of Options.   The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.
Transfer Restrictions.   Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2022 Share Incentive Plan or the relevant award agreement or otherwise determined by the plan administrator.
Termination and Amendment of the Plan.   Unless terminated earlier, the 2022 Share Incentive Plan has a term of ten years from the date of its effectiveness. LTC’s board of directors has the authority to terminate, amend, suspend or modify the 2022 Share Incentive Plan, provided that certain amendments to the plan require the approval of the shareholders of LTC. However, unless otherwise determined by the plan administrator in good faith, no such action may adversely affect in any material way any award previously issued pursuant to the 2022 Share Incentive Plan.
As of the date of this proxy statement/prospectus, we have not granted options to our directors or executive officers.

MATERIAL TAX CONSIDERATIONS
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations of the Mergers generally applicable to U.S. Holders (as defined below) of LCAA Class A Ordinary Shares and LCAA Public Warrants (collectively, “LCAA Securities”). The following also discusses the U.S. federal income tax considerations generally applicable to the ownership and disposition by U.S. Holders of LTC ADSs or LTC Warrants (collectively, “LTC Securities”) received pursuant to the Mergers and to U.S. Holders that elect to have their LCAA Class A Ordinary Shares redeemed for cash. This discussion addresses only those holders of LCAA Securities or LTC Securities that hold such securities as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation, including aspects that may be relevant to holders in light of their particular circumstances or status such as:
•
the Sponsor or LCAA’s officers or directors;

•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
S-corporations, partnerships (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

•
persons that acquired our ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with the performance of services;

•
persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; and

•
persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, alternative minimum taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
LCAA has not and does not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold LCAA Securities or LTC Securities through such entities. If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LCAA Securities or LTC Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding any LCAA Securities or LTC Securities and partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination, an exercise of redemption rights to them and the ownership and disposition of the LTC Securities.
For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of LTC ADSs will be treated as the beneficial owner of the underlying LTC Ordinary Shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the LTC ADSs will be treated in this manner. Accordingly, deposits or withdrawals of LTC Ordinary Shares for LTC ADSs will generally not be subject to U.S. federal income tax.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION, THE U.S. FEDERAL INCOME TAX TREATMENT OF A REDEMPTION BY HOLDERS OF LCAA SECURITIES AND THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE LTC SECURITIES DEPENDS, IN SOME INSTANCES, ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION, THE U.S. FEDERAL INCOME TAX TREATMENT OF A REDEMPTION BY HOLDERS OF LCAA SECURITIES AND THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING LTC SECURITIES FOR ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE LTC SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
As used herein, a “U.S. Holder” is a beneficial owner of LCAA Securities or LTC Securities (as the case may be) who or that is, for U.S. federal income tax purposes:
1.
a citizen or individual who is a resident of the United States,

2.
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

3.
an estate whose income is subject to U.S. federal income tax regardless of its source, or

4.
a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Mergers
Characterization of the Mergers as a Tax-Free Reorganization under Section 368(a) of the Code
The U.S. federal income tax consequences of the Mergers will depend on whether the Mergers, taken together, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code(a “reorganization”). To qualify as a reorganization, a transaction must generally satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). Due to the absence of guidance regarding the application of this requirement to the particular facts of the Mergers, the qualification of the Mergers as a reorganization is subject to significant uncertainty and tax counsel is therefore unable to opine on whether the Mergers so qualify.
The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Mergers so qualify, and neither LCAA nor LTC intends to request a ruling from IRS regarding the

U.S. federal income tax treatment of the Mergers. Accordingly, there can be no assurance that the IRS will not challenge the Mergers’ qualification as a reorganization or that a court will not sustain such position.
Tax Consequences of the Mergers
If the Mergers qualify as a reorganization, subject to the discussion below under the heading “— PFIC Considerations of the Mergers,” a U.S. Holder of LCAA Securities will generally not recognize gain or loss if, pursuant to the Mergers, the U.S. Holder exchanges: (i) only LCAA Class A Ordinary Shares for LTC ADSs, (ii) only LCAA Public Warrants for LTC Warrants or (iii) both LCAA Class A Ordinary Shares for LTC ADSs and LCAA Public Warrants for LTC Warrants. Additionally, the adjusted tax basis of a LTC ADS received by a U.S. Holder in the Mergers will generally equal the U.S. Holder’s tax basis in the LCAA Class A Ordinary Share surrendered in exchange therefor, the adjusted tax basis of a LTC Warrant received by a U.S. Holder in the Mergers will generally equal the U.S. Holder’s tax basis in the LCAA Public Warrant surrendered in exchange therefor, and the holding period for a LTC Security received by a U.S. Holder will generally include such U.S. Holder’s holding period for the LCAA Security surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the LCAA Class A Ordinary Shares may prevent the holding period of the LTC ADSs from commencing prior to the termination of such rights.
If the Mergers fail to qualify as a reorganization, a U.S. Holder of LCAA Securities will generally recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Mergers of LTC Securities received by such holder in the Mergers over such holder’s adjusted tax basis in the LCAA Securities surrendered in the Mergers. Any gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the LCAA Securities exceeds one year as of the closing date of the Mergers. Long-term capital gain of non-corporate U.S. Holders (including individuals) is generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The adjusted tax basis of a LTC ADS received by a U.S. Holder in the Mergers will equal the fair market value of such share on the Closing Date, the adjusted tax basis of a LTC Warrant received by a U.S. Holder in the Mergers will equal the fair market value of such warrant on the Closing Date, and the holding period for a LTC Security received by a U.S. Holder will begin on the date following the closing date of the Mergers.
PFIC Considerations of the Mergers
If the Mergers qualify as a reorganization, U.S. Holders could nevertheless be required to recognize gain for U.S. federal income tax purposes as a result of the Mergers.
Because LCAA is a blank check company with no active business, it is anticipated that LCAA will be treated as a PFIC for its taxable year that ends as a result of the Business Combination. Section 1291(f) of the Code generally provides that, to the extent provided in Treasury Regulations, any person who transfers stock of a PFIC must recognize gain (if any) on such transfer notwithstanding any other provision of the Code. The U.S. Treasury Department has not promulgated final Treasury Regulations under Section 1291(f) of the Code, but has promulgated proposed Treasury Regulations with a retroactive effective date. If finalized in their current form, such proposed Treasury Regulations would generally require U.S. Holders of LCAA Class A Ordinary Shares to recognize gain (if any) as a result of the Mergers if:
•
LCAA was treated as PFIC for any taxable year in which a U.S. Holder held LCAA Securities; and

•
the U.S. Holder had not timely made, effective from the first taxable year of its holding period of LCAA Class A Ordinary Shares during which LCAA was treated as a PFIC, a valid election to treat LCAA as a “qualified electing fund” under Section 1295 of the Code (as described below).

The application of these proposed Treasury Regulations to LCAA Public Warrants is unclear and may require gain recognition on the exchange of LCAA Public Warrants for LTC Warrants pursuant to the Merger Agreement, especially since no QEF election with respect to the LCAA Public Warrants may be made under current law.
Any such recognized gain would be subject to the Default PFIC Regime (discussed below).
However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and any such other PFIC rules may be adopted and how any such Treasury Regulations would apply. U.S. Holders of LCAA Securities should consult their tax advisors regarding the application of Section 1291(f) of the Code and the proposed Treasury Regulations promulgated thereunder in light of their particular circumstances.
THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGERS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS OF LCAA SECURITIES SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY RELEVANT PROPOSED OR FINAL TREASURY REGULATIONS.
Ownership and Disposition of LTC Securities
Taxation of Dividends and Other Distributions on LTC ADSs
Subject to the PFIC rules discussed below, if LTC makes a distribution of cash or other property to a U.S. Holder of LTC ADSs, such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of LTC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.
Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its LTC ADSs (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such LTC ADSs. LTC may not determine its earnings and profits on the basis of U.S. federal income tax principles, however, in which case any distribution paid by LTC will be reported as a dividend.
With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) the LTC ADSs are readily tradable on an established securities market in the United States or (ii) in the event that LTC is deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, it is eligible for the benefits of the U.S.-PRC income tax treaty (the “Treaty”), in each case provided that LTC is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the LCAA Class A Ordinary Shares may prevent the holding period of the LTC ADSs from commencing prior to the termination of such rights. Moreover, there can be no assurance that LTC ADSs will be treated as readily tradeable on an established securities market in the United States. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to LTC ADSs.
Subject to certain exceptions, dividends on LTC ADSs will generally be treated as non-U.S. source income and will generally constitute “passive category” income for U.S. foreign tax credit limitation purposes. In the event that LTC is deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on LTC ADSs. Depending on the U.S. Holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Taxation on the Disposition of LTC Securities
Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of LTC Securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such securities.
Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. However, it is unclear whether the redemption rights with respect to the LCAA Class A Ordinary Shares may prevent the holding period of the LTC ADSs from commencing prior to the termination of such rights. The deductibility of capital losses is subject to limitations. Any gain or loss realized by a U.S. Holder on the disposition of LTC Securities will generally be treated as U.S. source gain or loss, which will generally limit the availability of foreign tax credits.
If LTC is deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of LTC ADSs or LTC Warrants may be subject to PRC income tax. Such gains will generally be U.S. source gains for U.S. foreign tax credit purposes. If a U.S. Holder is eligible for the benefits of the Treaty, such holder may be able to elect to treat such gain as PRC source income under the Treaty. Pursuant to recently issued Treasury Regulations, however, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of LTC ADSs or LTC Warrants. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances, including their eligibility for benefits under the Treaty, and the potential impact of the recently issued Treasury Regulations.
Exercise, Lapse or Redemption of a LTC Warrant
Subject to the PFIC rules discussed below and except as discussed below regarding a cashless exercise, a U.S. Holder will generally not recognize gain or loss upon the exercise of a LTC Warrant. A LTC ADS acquired pursuant to the exercise of a LTC Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the LTC Warrant, increased by the amount paid to exercise the LTC Warrant. It is unclear whether a U.S. Holder’s holding period for the LTC ADS will commence on the date of exercise of the LTC Warrant or the day following the date of exercise of the LTC Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the LTC Warrant. If a LTC Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the LTC Warrant.
Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under current U.S. federal income tax law, the treatment of such a cashless exercise is unclear. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.
In either tax-free situation, a U.S. Holder’s tax basis in the LTC ADSs received would generally equal the U.S. Holder’s tax basis in the LTC Warrants exercised therefore. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the LTC ADSs received on exercise would be treated as commencing on the date of exercise of the LTC Warrants or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the LTC ADS received will include the holding period of the LTC Warrant.
If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered LTC Warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, subject to the PFIC rules discussed below, the U.S. Holders would recognize capital gain or loss in an amount equal to the difference between the fair market value of the LTC Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the LTC ADSs received would equal the sum of the U.S. Holder’s initial investment in the LTC Warrants exercised (i.e., the U.S. Holder’s purchase price for the LTC Warrants (or the portion of such U.S. Holder’s purchase price for units that is allocated to the LTC Warrants)) and the exercise price of such LTC Warrants. It is unclear whether a U.S. Holder’s holding period for the LTC ADSs would commence on the date of exercise of the LTC Warrants or the day following the date of exercise of the LTC Warrants.

We expect a cashless exercise of LTC Warrants (including after LTC provides notice of its intent to redeem LTC Warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of LTC Warrants.
Subject to the PFIC rules described below, if LTC redeems LTC Warrants for cash pursuant to the redemption provisions of the LTC Warrants or if LTC purchases LTC Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such LTC Warrants by the U.S. Holder, taxed as described above under “Taxation on the Disposition of LTC Securities.”
Possible Constructive Distributions
Consistent with the terms of the LCAA Warrants, the terms of each LTC Warrant provide for an adjustment to the number of LTC ADSs for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution is generally not taxable to U.S. Holders of LTC Warrants. However, the U.S. Holders of LTC Warrants would be treated as receiving a constructive distribution from LTC if, for example, the adjustment increases the warrant holder’s proportionate interest in LTC’s assets or earnings and profits (e.g., through an increase in the number of LTC ADSs that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of LTC ADSs that is taxable to the U.S. Holders of such LTC ADSs as a distribution as described above under “Taxation of Dividends and Other Distributions on LTC ADSs.” Such a constructive distribution to the U.S. Holders of the warrants would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from LTC equal to the fair market value of the increase in the interest.
PFIC Considerations
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value (a “Look-Through Subsidiary”), is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including such foreign corporation’s pro rata share of the assets of any Look-Through Subsidiary (and excluding the value of the shares held in such corporation), are held for the production of, or produce, passive income. Passive income generally includes dividends (excluding any dividends received from a Look-Through Subsidiary), interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of passive assets.
PFIC Status of LTC
Based on the anticipated assets and income of the combined company, LTC is not expected to be a PFIC for its current taxable year ending December 31, 2023 or subsequent taxable years. However, LTC’s PFIC status for any taxable year is an annual factual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which is generally determined in large part by reference to the market price of the LTC ADSs from time to time, which could be volatile); accordingly, there can be no assurances regarding LTC’s PFIC status for its current taxable year or any future taxable year.
Application of PFIC Rules
If LTC is determined to be a PFIC for any taxable year (or portion thereof) that is included in a U.S. Holder’s holding period in LTC Securities, then such holder will generally be subject to special rules (the “Default PFIC Regime”) unless, in the case of ordinary shares, the U.S. Holder made (i) a timely and effective QEF election in respect of LTC’s first taxable year as a PFIC in which the U.S. Holder held LTC ADSs (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), (ii) a QEF election along with a purging election, or (iii) a “mark- to-market” election, each as described below under “QEF Election, Mark-to-Market Election and Purging Election.” The Default PFIC Regime applies with respect to:
•
any gain recognized by the U.S. Holder on the sale or other disposition of its LTC Securities; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under the Default PFIC Regime:
•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its LTC Securities;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the First PFIC Holding Year, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Additionally, absent certain elections described below, a determination that LTC is a PFIC for any taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which the holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC.
ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE EXCHANGE OR REDEMPTION OF LCAA CLASS A ORDINARY SHARES AND ON THE OWNERSHIP OR DISPOSITION OF LTC SECURITIES, INCLUDING THE IMPACT OF ANY RELEVANT PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
In general, if LTC is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its LTC ADSs (but not LTC Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) with respect to such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to LTC ADSs , a U.S. Holder must receive certain information from LTC. Because LTC does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to LTC ADSs.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If a U.S. Holder makes (or has made) a valid mark-to-market election with respect to LTC ADSs for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its LTC ADSs as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that LTC is treated as a PFIC the excess, if any, of the fair market value of its LTC ADSs at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its LTC ADSs over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its LTC ADSs will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such shares in a taxable year in which LTC is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of LTC ADSs under their particular circumstances.
If LTC is a PFIC and, at any time, has an equity interest in any foreign entity that is classified as a PFIC, U.S. Holders would generally be deemed to own a proportionate amount (by value) of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if LTC receives a distribution from, or disposes of all or part of LTC’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of LTC Securities should consult their own tax advisors concerning the application of the PFIC rules to LTC Securities under their particular circumstances.
THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION IS AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO THEM, INCLUDING WITH RESPECT TO WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSIDERATIONS RELEVANT TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of LCAA Class A Ordinary Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its LCAA Class A Ordinary Shares will generally depend on whether the redemption qualifies as a sale of LCAA Class A Ordinary Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code (each as discussed below), as well as on whether such holder has made a timely and effective QEF Election or Mark-to-Market Election.
The redemption of LCAA Class A Ordinary Shares will generally qualify as a sale of the LCAA Class A Ordinary Shares that is redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in LCAA or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only LCAA Class A Ordinary Shares actually owned by such U.S. Holder, but also LCAA Class A Ordinary Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to LCAA Class A Ordinary Shares owned directly, LCAA Class A Ordinary Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any LCAA Class A Ordinary Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include any LCAA Class A Ordinary Shares that could be acquired pursuant to the exercise of LCAA Public Warrants.
The redemption of LCAA Class A Ordinary Shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of LCAA outstanding voting shares that such U.S.

Holder actually or constructively owns immediately after the redemption is less than (i) 80% of the percentage of LCAA outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption and (ii) 50% of the total combined voting power of LCAA Class A Ordinary Shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all LCAA Class A Ordinary Shares actually or constructively owned by such U.S. Holder is redeemed or (ii) all LCAA Class A Ordinary Shares actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of LCAA Class A Ordinary Shares owned by certain family members and such U.S. Holder does not constructively own any other LCAA Class A Ordinary Shares. The redemption of LCAA Class A Ordinary Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in LCAA. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a meaningful reduction.
If the redemption qualifies as a sale of LCAA Class A Ordinary Shares by the U.S. Holder under Section 302 of the Code, the U.S. Holder will generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the LCAA Class A Ordinary Shares redeemed. Such gain or loss will generally be treated as a capital gain or loss, and will be treated as a long-term capital gain or loss if the U.S. Holder’s holding period in the LCAA Class A securities exceeds one year on the date of the redemption and if such LCAA Class A Ordinary Shares were held as a capital asset. A U.S. Holder’s tax basis in such LCAA Class A Ordinary Shares will generally equal the U.S. Holder’s cost of such shares.
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to LCAA Class A Ordinary Shares under Section 301 of the Code and will generally constitute a dividend for U.S. federal income tax purposes to the extent paid out of LCAA’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the U.S. Holder’s LCAA Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the LCAA Class A Ordinary Shares. After the application of the foregoing rules, any remaining tax basis a U.S. Holder has in the redeemed LCAA Class A Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining LCAA Class A Ordinary Shares. If there is no such remaining LCAA Class A Ordinary Shares, a U.S. Holder should consult its tax advisor as to the allocation of any remaining basis.
The PFIC rules (as described above with respect to LTC and LTC ADSs) will generally apply to the redemption of LCAA Class A Ordinary Shares.
Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of LCAA Class A Ordinary Shares. U.S. Holders should consult their tax advisors with respect to any applicable reporting requirements.
U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of LCAA Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR LCAA CLASS A ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Cayman Islands Tax Considerations
The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.
Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in LCAA’s Class A ordinary shares and LTC ADSs. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of LCAA’s securities and LTC’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of LCAA Class A ordinary shares or LTC ADSs, as the case may be, nor will gains derived from the disposal of the LCAA Class A ordinary shares or LTC ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of LCAA’s securities or LTC’s securities or on an instrument of transfer in respect of LCAA’s securities or LTC’s securities.
LCAA has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, LCAA has obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:
The Tax Concessions Act (As Amended)
Undertaking as to Tax Concessions
In accordance with the provision of The Tax Concessions Act (As Amended), the following undertaking is hereby given to L Catterton Asia Acquisition Corp:
(a)
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares, debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from January 8, 2021.
LTC has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, LTC may obtain undertakings from the Governor in Cabinet of the Cayman Islands:
(a)
that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to LTC or its operations; and

(b)
in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares, debentures or other obligations of LTC; or

(ii)
by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to LTC levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

DESCRIPTION OF LTC SECURITIES
The following description of the material terms of the securities of LTC includes a summary of specified provisions of the Amended LTC Articles that will be in effect on the Closing Date and immediately prior to the First Effective Time. This description is qualified by reference to the Amended LTC Articles as will be in effect on the Closing Date and immediately prior to the First Effective Time. In this section, the terms “we”, “our” or “us” refer to LTC following the consummation of the Business Combination, and all capitalized terms used in this section are as defined in the Amended LTC Articles, unless elsewhere defined herein.
LTC is a Cayman Islands exempted company with limited liability and immediately following the consummation of the Business Combination its affairs will be governed by the Amended LTC Articles, the Cayman Islands Companies Act, and the common law of the Cayman Islands.
LTC’s authorized share capital consists of 5,000,000,000 shares of a par value of US$0.00001 each consisting of (i) 4,500,000,000 LTC Ordinary Shares of a par value of US$0.00001 each, and (ii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC board of directors may determine in accordance with the Amended LTC Articles. All LTC Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable and the LTC Ordinary Shares issued to the applicable LCAA Public Shareholders in the First Merger will be represented by LTC ADSs.
The Amended LTC Articles will become effective on the Closing Date and immediately prior to the First Effective Time. The following are summaries of material provisions of the Amended LTC Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the LTC Ordinary Shares.
Ordinary Shares
General
All of LTC’s issued and outstanding ordinary shares are fully paid and non-assessable.
LTC’s shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. The Amended LTC Articles prohibit LTC from issuing bearer or negotiable shares. LTC may not issue share to bearer and LTC Ordinary Shares are issued in registered form, which will be issued when registered in LTC’s register of members.
LTC will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of LTC resolves that share certificates be issued.
Dividends
The holders of LTC Ordinary Shares are entitled to receive such dividends as may be declared by the board of directors subject to the Amended LTC Articles and the Cayman Islands Companies Act. In addition, LTC shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the board of directors. Under Cayman Islands law, dividends may be paid only out of profits (including retained earnings), or out of the share premium account (subject to a solvency test being met immediately following the payment of the dividend). No dividend may be declared and paid unless our directors determine that LTC has funds lawfully available for such purpose and that, immediately after the payment, LTC will be able to pay its debts as they fall due in the ordinary course of business.
Voting Rights
Voting at any meeting of shareholders will be decided by poll and not by way of a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.
Every shareholder present at a meeting of shareholders shall have one vote for each ordinary share of which he is the holder.

All questions submitted to a meeting shall be decided by an ordinary resolution except where a greater majority is required by the Amended LTC Articles or by the Cayman Islands Companies Act. In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.
An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, while a special resolution will require not less than two-thirds of votes cast, by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of LTC held in accordance with the Amended LTC Articles.
Transfer of Ordinary Shares
Subject to the restrictions contained in the Amended LTC Articles and the rules or regulations of Nasdaq or any relevant securities laws, any LTC shareholders may transfer all or any of their LTC Ordinary Shares by an instrument of transfer in any usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the board of directors of LTC.
Subject to the rules of Nasdaq and to any rights and restrictions for the time being attached to any share, the directors of LTC may decline to register any transfer of any share which is not fully paid up or on which LTC has a lien. The LTC directors may also decline to register any transfer of a share if such transfer would breach or cause a breach of: (i) the rules of Nasdaq; or (ii) applicable law or regulation. The Directors may also decline to register any transfer of any share unless:
•
the instrument of transfer is lodged with LTC, or the designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors of LTC may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

•
a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the board of directors of LTC may from time to time require, is paid to LTC in respect thereof.

If the board of directors of LTC refuses to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal, including the relevant reason for such refusal.
Liquidation
On the winding up of LTC, if the assets available for distribution amongst the LTC shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the LTC shareholders pro rata in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to LTC for unpaid calls or otherwise. If the assets available for distribution are insufficient to repay the whole of the share capital, such assets will be distributed so that, as nearly as may be, the losses are borne by the LTC shareholders in proportion to the par value of the shares held by them. LTC is a Cayman Islands exempted company incorporated with limited liability, and under the Cayman Islands Companies Act, the liability of LTC’s members is limited to the amount, if any, unpaid on the shares respectively held by them. The Amended LTC Articles contains a declaration that the liability of our members is so limited.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
The board of directors of LTC may from time to time make calls upon shareholders for any amounts unpaid on their LTC Ordinary Shares. The LTC Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption of Ordinary Shares
Subject to the provisions of the Cayman Islands Companies Act, LTC may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or LTC. The redemption of such shares will be effected in such manner and upon such other terms as LTC may, by either the board of directors of LTC or by the shareholders by ordinary resolution, determine before the issue of the shares.
Variations of Rights of Shares
If at any time the share capital of LTC is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may only be materially and adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class where at least one-third (1/3) of the issued shares of that class are present (provided that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).
General Meetings of Shareholders
LTC may (but shall not be obliged to) in each calendar year hold an annual general meeting. The annual general meeting shall be held at such time and place as the board of directors of LTC may determine. At least seven (7) calendar days’ notice shall be given for any general meeting. The chairperson of our board of directors or the board of directors of LTC may call extraordinary general meetings. The board of directors of LTC must convene an extraordinary general meeting upon the requisition of shareholders holding at least one-third (1/3) of all votes attaching to all issued and outstanding shares of LTC that as at the date of the deposit of the requisition shares carry the right to vote at general meetings of LTC. One or more persons holding or representing by proxy shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present shall be a quorum for all purposes.
Inspection of Books and Records
The board of directors of LTC will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of LTC will be open to the inspection by LTC shareholders, and no LTC shareholder will otherwise have any right of inspecting any account or book or document of LTC except as required by law or authorized by the board of directors of LTC or LTC shareholders by special resolution.
Changes in Capital
LTC may from time to time by ordinary resolution:
•
increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•
consolidate and divide all or any share capital into shares of a larger amount than existing shares;

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sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

LTC may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by the Cayman Islands Companies Act.
Warrants
Upon the consummation of the Business Combination, each LCAA Warrant outstanding immediately prior will be assumed by LTC and converted into an LTC Warrant. Each LTC Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such LCAA Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). Each LTC Warrant entitles the holder thereof the right to acquire one LTC Ordinary Shares in the form of LTC ADS at an exercise price of $11.50 per LTC ADS within 30 days after the consummation of the Business Combination.
Exempted Company
LTC is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

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an exempted company’s register of members is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue no par value shares;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
In this section, “we”, “us” and “our” refer to LTC.
American Depositary Shares
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one LTC Ordinary Share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.
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Cash.   The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.
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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.   For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.   If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.   If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.
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Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
Except for ordinary shares deposited by us in connection with Business Combination, no shares will be accepted for deposit during a period of six months after the date of the Closing. The six-month lock up period is subject to adjustment under certain circumstances as described in the section entitled “ Agreements Entered into in Connection with the Business Combination — Lock-up Agreements.”
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.
The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NASDAQ and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.
Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):
Service	Fees

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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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Expenses incurred for converting foreign currency into U.S. dollars.

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Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:
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are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) for the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) for any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jurisdiction and Arbitration
The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in the United States District Court for the Southern District of New York (or such state courts if the United States District Court for the Southern District of New York lacks subject matter jurisdiction).
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•
satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•
compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.
Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:
•
when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•
when you owe money to pay fees, taxes and similar charges;

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•
for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
This section describes the material differences between the rights of LCAA shareholders before the consummation of the Business Combination, and the rights of LTC shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of LCAA and LTC.
This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. LCAA shareholders are urged to carefully read the relevant provisions of the Amended LTC Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to the Amended LTC Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, the Amended LTC Articles may be amended at any time prior to consummation of the Business Combination by mutual agreement of LCAA and LTC or after the consummation of the Business Combination by amendment in accordance with their terms. If the Amended LTC Articles are amended, the below summary may cease to accurately reflect the Amended LTC Articles as so amended.
LCAA	LTC
Authorized Share Capital

LCAA’s authorized share capital is US$22,200 divided into 200,000,000 Class A ordinary shares with a par value of US$0.0001 each, 20,000,000 Class B ordinary shares with a par value of US$0.0001 each and 2,000,000 preference shares with a par value of US$0.0001 each.
On a poll, each LCAA Class A Ordinary Share and LCAA Class B Ordinary Share shall be entitled to one vote on all matters subject to a vote of the shareholders.

LTC’s authorized share capital is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each consisting of (i) 4,500,000,000 LTC Ordinary Shares of a par value of US$0.00001 each, and (ii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the LTC board of directors may determine in accordance with the Amended LTC Articles.
Each LTC Ordinary Share shall be entitled to one vote on all matters subject to a vote of the shareholders.

Rights of Preference Shares

Subject to the LCAA Articles and applicable rules and regulations of Nasdaq or any competent regulatory authority or otherwise under applicable law, and subject to any direction that may be given by the LCAA shareholders in general meeting, the directors may allot, issue, grant options or otherwise dispose of LCAA shares with or without preferred, deferred or other rights or restrictions, provided the directors shall not do any of the foregoing to the extent it may affect the ability of LCAA to carry out the conversion of the LCAA Class B Ordinary Shares in accordance with the LCAA Articles.

Subject to the Amended LTC Articles, the directors may issue, out of the authorized share capital of LTC (other than authorized but unissued LTC Ordinary Shares), series of preferred shares in their absolute discretion and without approval of LTC shareholders and to establish the number of shares to constitute such series and any voting rights, powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions of such series.

Number and Qualification of Directors
The board of directors must consist of not less than one person provided that LCAA may from time to time by ordinary resolution increase or reduce the limits in the number of directors.	The board of directors must consist of no less than three directors and the exact number of directors shall be determined from time to time by the board of directors.
Directors will not be required to hold any shares in LTC.

LCAA	LTC
Election/Removal of Directors

Prior to the consummation of an initial business combination, only holders of Class B Ordinary Shares will have the right to vote on the election and removal of directors and may remove a director for any reason.

The directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person to be a director so as to fill a casual vacancy or as an addition to the existing board of directors.
Holders of LTC Ordinary Shares may by ordinary resolution appoint any person to be a director and may in like manner remove any director and may appoint another person to replace that director (except with regard to the removal of the chairperson of the board of directors, who may be removed from office by special resolution).

Cumulative Voting
Holders of LCAA Public Shares will not have cumulative voting rights.	Holders of LTC Ordinary Shares will not have cumulative voting rights.
Vacancies on the Board of Directors

The office of a Director shall be vacated in any of the following events namely:
(a)   if he resigns his office by notice in writing signed by him and left at the registered office of LCAA;
(b)   if he absents himself (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office;
(c)   if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;
(d)   if he becomes of unsound mind;
(e)   if he ceases to be a director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;
(f)   if he be requested by all of the other directors to vacate office; or
(g)   if he is removed from office pursuant to the provisions of the LCAA Articles.

The office of any director shall be vacated if the director:
(a)   becomes prohibited by applicable law from being a director;
(b)   becomes bankrupt or makes any arrangement or composition with his creditors;
(c)   dies or is found to be or becomes of unsound mind;
(d)   resigns his office by notice in writing to LTC;
(e)   without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings and the board resolves that his office be vacated; or
(f)   is removed from office pursuant to the provisions of the Amended LTC Articles.

LCAA	LTC
Amendment to Articles of Association

The LCAA Articles may be amended by a special resolution of the shareholders in the manner prescribed by the Cayman Islands Companies Act; provided that any special resolution to amend the provisions relating to the appointment and the removal of directors prior to the consummation of an initial business combination must include approval of a simple majority of the holders of LCAA Class B Ordinary Shares, and further provided that any special resolution to amend Article 201(b) (which provides for redemption rights in the event of any amendment to the LCAA Articles that would affect either the substance or timing of the Company’s obligation to redeem 100% of the LCAA Public Shares if LCAA has not consummated an initial business combination by the Business Combination Deadline, or with respect to any other provision of the LCAA Articles relating to the rights of holders of LCAA Class A Ordinary Shares) requires approval of 100 per cent of the votes cast at a meeting of shareholders.
The Amended LTC Articles may only be amended by shareholders by a special resolution of the shareholders in the manner prescribed by the Cayman Islands Companies Act.
Quorum

Shareholders.   One or more shareholders holding at least a majority in par value of the issued LCAA Public Shares entitled to attend and vote at a general meeting shall be a quorum for such general meeting of LCAA.
Board of Directors.   The quorum for the transaction of the business of LCAA Board of directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office

Shareholders.   One or more persons holding or representing by proxy shares which carry in the aggregate no less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at general meeting present shall be a quorum for such general meeting of LTC.
Board of Directors.   The quorum for the transaction of the business of the LTC board of directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office, including the chairperson of the board of directors; provided, however, a quorum shall nevertheless exist at a meeting at which a quorum would exist but for the fact that the chairperson is voluntarily absent from the meeting and notifies the board of his decision to be absent from that meeting, before or at the meeting.

Shareholder Meetings

As long as any LCAA shares are traded on a designated stock exchange, such as Nasdaq, LCAA shall hold an annual general meeting each year and will specify the meeting as such in the notices calling it. The annual general meeting will be held at such time and place as the directors may determine.
The board of directors of LCAA may call a general meeting whenever they think fit, and must convene a meeting upon the requisition of shareholders holding at least 30 per cent in par value of such paid-up capital

LTC may (but shall not be obliged to) hold an annual general meeting in each calendar year and will specify the meeting as such in the notices calling it. The annual general meeting will be held at such time and place as the directors may determine.
The chairperson of the board of directors or the board of directors of LTC may call general meetings, and must convene an extraordinary general meeting at the requisition of upon the requisition of shareholders holding at least one-third (1/3) of all

LCAA	LTC
of LCAA as at the date of the deposit of the requisition carries the right to vote at general meetings of LCAA.	votes attaching to all issued and outstanding shares of LTC that as at the date of the deposit of the requisition shares carry the right to vote at general meetings of LTC.
Notice of Shareholder Meetings

At least five (5) clear days’ notice will be given for any general meeting. Every notice will specify the place, the day and the hour of the meeting and the general nature of the business and will be given in the manner mentioned in the LCAA Articles or in such other manner as may be prescribed by LCAA; provided that a general meeting of LCAA will, whether or not the notice has been given and whether or not the provisions of the LCAA Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)   in the case of an annual general meeting, by all shareholders entitled to attend and vote thereat; and
(b)   in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding at least ninety-five per cent in nominal value of the shares giving that right.

At least seven (7) calendar days’ notice will be given for any general meeting. Every notice will be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and will specify the place, the day and the hour of the meeting and the general nature of the business and will be given in the manner mentioned in the Amended LTC Articles or in such other manner as may be prescribed by LTC; provided that a general meeting of LTC will, whether or not the notice has been given and whether or not the provisions of the Amended LTC Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)   in the case of an annual general meeting, by all shareholders (or their proxies) entitled to attend and vote thereat; and
(b)   in the case of an extraordinary general meeting, by at least a majority of the shareholders having a right to attend and vote at the meeting.

Indemnification, liability insurance of Directors and Officers

Every director or officer shall be indemnified out of assets of LCAA against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default. No such director or officer shall be liable to LCAA for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director or officer.

Every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of LTC (but not including LTC’s auditors) and the personal representatives of the same, will be indemnified and secured harmless against any actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of LTC’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning LTC or its affairs in any court whether in the Cayman Islands or elsewhere.

LCAA	LTC
Dividends

Subject to the Cayman Islands Companies Act, rights and restrictions attached to any class of shares and the LCAA Articles, the directors may from time to time declare dividends and other distributions on LCAA shares in issue and authorize payment of the same out of the funds of LCAA lawfully available therefor.
The directors when paying dividends to the shareholders may make such payment either in cash or in specie.

Subject to the Cayman Islands Companies Act, rights and restrictions attached to any class of shares and the Amended LTC Articles, the directors may from time to time declare dividends and other distributions on LTC Ordinary Shares in issue and authorize payment of the same out of the funds of LTC lawfully available therefor.
Subject to rights and restrictions attached to any class of shares and the Amended LTC Articles, shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by the directors.
The directors when paying dividends to the shareholders may make such payment either in cash or in specie.

Winding up

Subject to the rights attaching to any shares, in a winding up:
(a)   if the assets available for distribution amongst the shareholders are insufficient to repay the whole of LCAA’s issued share capital, such assets will be distributed so that, as nearly as may be, the losses be borne by the shareholders in proportion to the par value of the shares held by them; or
(b)   if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of LCAA’s issued share capital at the commencement of the winding up, the surplus will be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to LCAA for unpaid calls or otherwise.
If LCAA is wound up, the liquidator may, with the approval of a special resolution, divide amongst the shareholders in specie the whole or any part of the assets of LCAA (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders.

Subject to the rights attaching to any shares, in a winding up:
(a)   if the assets available for distribution amongst the shareholders are insufficient to repay the whole of LTC’s issued share capital, such assets will be distributed so that, as nearly as may be, the losses be borne by the shareholders in proportion to the par value of the shares held by them; or
(b)   if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of LTC’s issued share capital at the commencement of the winding up, the surplus will be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to LTC for unpaid calls or otherwise. If LTC is wound up, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution and any other approval required by the Cayman Islands Companies Act, divide amongst the shareholders in species or in kind the whole or any part of the assets of LTC (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.

LCAA	LTC
Supermajority Voting Provisions

A special resolution, being a resolution passed by not less than a two-thirds of the votes cast by such shareholders as, being entitled to do so, whether in person or by proxy, at a general meeting of LCAA, or approved in writing by all of the shareholders entitled to vote at a general meeting of LCAA, is required to:
(a)   amend the LCAA Articles (provided that any special resolution to amend the provisions relating to the appointment and the removal of directors prior to the consummation of an initial business combination must include approval of a simple majority of the holders of LCAA Class B Ordinary Shares, and further provided that any special resolution to amend Article 201(b) (which provides for redemption rights in the event of any amendment to the LCAA Articles that would affect either the substance or timing of the Company’s obligation to redeem 100% of the LCAA Public Shares if LCAA has not consummated an initial business combination by the Business Combination Deadline, or with respect to any other provision of the LCAA Articles relating to the rights of holders of LCAA Class A Ordinary Shares) requires approval of 100 per cent of the votes cast at a meeting of shareholders);
(b)   change LCAA’s name;
(c)   change LCAA’s registration to a jurisdiction outside the Cayman Islands;
(d)   reduce LCAA’s share capital and any capital redemption reserve;
(e)   merge or consolidate LCAA with one or more other constituent companies; and
(f)   in a winding up, direct the liquidator to divide amongst the shareholders the assets of LCAA, value the assets for that purpose and determine how the division will be carried out between the shareholders.

A special resolution, being a resolution passed by not less than a two-thirds of the votes cast by such shareholders as, being entitled to do so, whether in person or by proxy, at a general meeting of LTC, or approved in writing by all of the shareholders entitled to vote at a general meeting of LTC, is required to:
(a)   amend the Amended LTC Articles;
(b)   change LTC’s name;
(c)   change LTC’s registration to a jurisdiction outside the Cayman Islands;
(d)   reduce LTC’s share capital and any capital redemption reserve;
(e)   merge or consolidate LTC with one or more other constituent companies;
(f)   in a winding up, direct the liquidator to divide amongst the shareholders the assets of LTC, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders.

Anti-Takeover Provisions

The LCAA Articles authorizes the board of directors to issue and set the voting and other rights of preferred shares from time to time.
Prior to the consummation of an initial business combination, only holders of Class B Ordinary Shares will have the right to vote on the election and removal of directors and may remove a director for any reason.
The Amended LTC Articles authorizes the board of directors to issue and set the voting and other rights of preferred shares from time to time.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of LCAA Shares as of the date of this proxy statement/prospectus by:
•
Each person known by LCAA to be the beneficial owner of more than 5% of its outstanding ordinary shares;

•
each of LCAA’s named executive officers and directors that beneficially owns its ordinary shares; and

•
all of LCAA’s executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the LCAA Public Warrants or the LCAA Private Warrants.
	Number of Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares(2)
Name and Address of Beneficial Owner(1)
Directors and Officers:
Chinta Bhagat	—	—
Scott Chen	—	—
Howard Steyn	—	—
Sanford Litvack	25,000	*
Frank N. Newman	25,000	*
Anish Melwani	25,000	*
All directors and executive officers as a group (6 individuals)	75,000	*
Greater than 5% Holders:
LCA Acquisition Sponsor, LP(3)	7,087,718	24.5%
Millennium Management LLC(4)	2,161,031	7.5%
Glazer Capital, LLC(5)	2,824,682	9.8%
Cowen and Company, LLC(6)	1,779,833	6.1%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the following is 8 Marina View, Asia Square Tower 1, #41-03, Singapore.

(2)
This table is based on 28,946,340 ordinary shares outstanding on March 31, 2023, of which 21,783,622 were Class A ordinary shares and 7,162,718 were Class B ordinary shares.

(3)
LCA Acquisition Sponsor, LP, is the record holder of the shares reported herein. The general partner of LCA Acquisition Sponsor, LP is LCA Acquisition Sponsor GP Limited. LCA Acquisition Sponsor GP Limited is wholly-owned by Elaine Png and Chris Youm, and its board of directors consists of Bowen Qian and Daniel Soh Po-Chuan. Each of Ms. Png, and Messrs. Youm, Qian and Soh are employees of L Catterton Asia.

(4)
According to a Schedule 13G/A jointly filed with the SEC on January 30, 2023 by Integrated Core Strategies (US) LLC, Integrated Assets, Ltd., ICS Opportunities II LLC, ICS Opportunities, Ltd., Millennium International Management LP, Mr. Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander. The securities disclosed herein as potentially beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Mr. Israel A. Englander are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Israel A. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The address of Millennium Group Management LLC is 399 Park Avenue, New York, New York 10022.

(5)
According to a Schedule 13G jointly filed with the SEC on February 14, 2023 by Glazer Capital, LLC and Paul J. Glazer. The securities reported herein are held by certain funds and accounts to which Glazer Capital, LLC, a Delaware limited liability company, serves as investment manager. Mr. Paul J. Glazer serves as the Managing Member of Glazer Capital, LLC. The business address of each of Glazer Capital, LLC and Mr. Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(6)
According to Schedule 13G jointly filed with the SEC on March 23, 2023 by Cowen and Company, LLC (“Cowen and Company”) and Cowen Financial Products LLC (“Cowen Financial”) (collectively, the “Cowen Parties”), the business address of such parties is 599 Lexington Ave. New York, NY 10022. The Cowen Parties beneficially hold 1,779,833 Class A ordinary shares. Such securities are held through Cowen and Company which beneficially owned 1,073,228 Class A ordinary shares and Cowen Financial which beneficially owned 706,605 Class A ordinary shares.

The following table sets forth information regarding the expected beneficial ownership of LTC Ordinary Shares (i) as of the date of this proxy statement/prospectus and (ii) immediately following the consummation of the Business Combination by:
•
each person who is expected to beneficially own 5.0% or more of the issued and outstanding LTC Ordinary Shares;

•
each person who is currently an executive officer or director of Lotus Tech and who will be an executive officer or director of Lotus Tech following the consummation of the Business Combination; and

•
all of those executive officers and directors of Lotus Tech as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.
The total number of LTC Ordinary Shares expected to be issued and outstanding after the consummation of the Business Combination will be (i) assuming a No Redemption Scenario and that no LCAA shareholder and no LTC shareholder exercises its dissenters’ rights, 620,636,824, and (ii) assuming a Maximum Redemption Scenario, 598,853,202. If the actual facts differ from these assumptions, these amounts will differ.
	Ordinary Shares Beneficially Owned as of the date of this proxy statement/prospectus		Ordinary Shares Beneficially Owned Immediately After Closing of the Business Combination
			No Redemption Scenario		Maximum Redemption Scenario
	Pre-closing ordinary share equivalents	% of total ordinary shares	Ordinary shares	% of total ordinary shares	Ordinary shares	% of total ordinary shares
Directors and Executive Officers(1):
Daniel Donghui Li(2)	65,010,000	2.65%	14,394,587	2.32%	14,394,587	2.40%
Qingfeng Feng(3)	257,632,222	10.51%	57,045,214	9.19%	57,045,214	9.53%
Alexious Kuen Long Lee	*	*	*	*	*	*
Ning Yu	—	—	—	—	—	—
Ooi Teik Huat	—	—	—	—	—	—
Ada Yunfeng Yan	—	—	—	—	—	—
Anish Melwani	—	—	*	*	*	*
Jingbo Mao	*	*	*	*	*	*
All Directors and Executive Officers as a Group	329,642,181	13.45%	73,014,740	11.76%	73,014,740	12.19%
5.0% Shareholders:
Lotus Advanced Technology Limited Partnership(4)	842,722,222	34.38%	186,596,495	30.07%	186,596,495	31.16%
Lotus Technology International Investment Limited(5)	433,400,000	17.68%	95,963,912	15.46%	95,963,912	16.02%
Etika Automotive Sdn. Bhd.(6)	650,100,000	26.52%	143,945,867	23.19%	143,945,867	24.04%
Lotus Group International Limited(7)	216,700,000	8.84%	47,981,956	7.73%	47,981,956	8.01%
Jingkai Fund	—	—	35,982,175	5.80%	35,982,175	6.01%

*
Less than 1%.

(1)
Except as indicated otherwise, the business address for the directors and executive officers of Lotus Tech is 800 Century Avenue, Pudong New Area, Shanghai, China. The business address for Mr. Daniel Donghui Li is 1760 Jiangling Road, Hangzhou, China. The business address for Mr. Ning Yu is Unit 2408, HKRI Taikoo Center One, No. 288 Shimen Yi Road, Jing'an District, Shanghai, China. The business address for Ooi Teik Huat is Meridian Solutions Sdn Bhd, 15-B3, UBN Apartments, No. 1, Lorong P. Ramlee, 50250 Kuala Lumpur, Malaysia.

(2)
Prior to Business Combination, consists of 65,010,000 ordinary shares hold by Lotus Advanced Technology Limited Partnership (“LATLP”). Mr. Daniel Donghui Li indirectly holds 7.71% pecuniary interest in LATLP. See footnote (4) for further details about LATLP. Mr. Daniel Donghui Li disclaims beneficial ownership of all of the ordinary shares held by LATLP, except to the extent of his pecuniary interest therein.

(3)
Prior to Business Combination, consists of 257,632,222 ordinary shares held by Lotus Advanced Technology Limited Partnership (“LATLP”). Mr. Qingfeng Feng indirectly holds 30.57% pecuniary interest in LATLP. See footnote (4) for further details about LATLP. Mr. Qingfeng Feng disclaims beneficial ownership of all of the ordinary shares held by LATLP, except to the extent of his pecuniary interest therein.

(4)
Prior to Business Combination, consists of 842,722,222 ordinary shares held by Lotus Advanced Technology Limited Partnership (“LATLP”). LATLP is a limited liability partnership incorporated under the laws of British Virgin Islands and its general partner is Yin Qing Holdings Limited. Yin Qing Holdings Limited is wholly owned by Mr. Qingfeng Feng, the CEO and director of the Company. On July 30, 2021, the partners of LATLP, namely Ming Jun Holdings Limited, Yin Qing Holdings Limited, Xing Rong Holdings Limited and Jing Can Holdings Limited signed an agreement, later joined by State Rainbow Investments Limited and Radiant Field Investments Limited, under which these partners agreed to act in concert with Ming Jun Holdings Limited. Ming Jun Holdings Limited is wholly owned by Mr. Shufu Li. Therefore, Mr. Shufu Li may be deemed to beneficially own all of the shares held of record by LATLP. The registered address of Lotus Advanced Technology Limited Partnership is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)
Prior to the Business Combination, consists of 433,400,000 ordinary shares held by Lotus Technology International Investment Limited (“LTIIL”). LTIIL is wholly owned by GEELY INTERNATIONAL (HONG KONG) LIMITED, which is wholly owned by Zhejiang Geely Holding Group Co. Ltd. (“Geely Holding”). Geely Holding is 82.233% owned by Mr. Shufu Li, 8.0583% owned by Mr. Xingxing Li, and 9.7087% owned by Ningbo Yima Enterprise Management Partnership (Limited Partnership). The registered address of Lotus Technology International Investment Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(6)
Prior to Business Combination, consists of 650,100,000 ordinary shares held by Etika Automotive Sdn. Bhd. Etika Automotive Sdn. Bhd. is wholly owned by Albukhary Corporation Sdn. Bhd., which is 99.9% owned by Syed Mokhtar Shah Syed Nor. The address of Etika Automotive Sdn. Bhd. is Level 4B, No. 88, Jalan Perdana, Taman Tasik Perdana, 50480 Kuala Lumpur W.P. Kuala Lumpur.

(7)
Prior to Business Combination, consists of 216,700,000 ordinary shares held by Lotus Group International Limited. Lotus Group International Limited is wholly owned by Lotus Advance Technologies Sdn. Bhd, which is 51% owned by Geely International (Hong Kong) Limited and 49% owned by Etika Automotive Sdn. Bhd. Geely International (Hong Kong) Limited is 100% owned by Zhejiang Geely Holding Group Co. Ltd. See footnote (5) for details about Geely Holding. Etika Automotive Sdn. Bhd. is wholly owned by Albukhary Corporation Sdn. Bhd., which is 99.9% owned by Syed Mokhtar Shah Syed Nor. The registered address of Lotus Group International Limited is Potash Lane, Hethel, Norwich, Norfold, NR14 8EZ, England.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
LCAA Relationships and Related Party Transactions
Founder Shares
On January 12, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 937,500 Founder Shares were subject to forfeiture by the Sponsor, depending on the extent to which the underwriters’ over-allotment option is exercised. On March 24, 2021, the Underwriters partially exercised the over-allotment option which resulted in 912,719 of the Founder Shares no longer subject to forfeiture. On April 24, 2021, the underwriters’ over-allotment option to purchase up to an additional 99,126 additional units expired, having not been exercised, and accordingly, 24,782 Class B ordinary shares were forfeited by LCAA’s initial shareholders for no consideration.
On August 10, 2022, a former independent director resigned from LCAA and transferred his 25,000 Founder Shares to the Sponsor. On August 10, 2022, LCAA appointed a new independent director and the Sponsor transferred 25,000 Founder Shares to the appointed independent director.
The transfer of the Founders Shares to an independent director, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 25,000 shares granted to LCAA’s board of directors was $58,750 or $2.35 per share. The Founders Shares were effectively transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2022, LCAA determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.
The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which LCAA completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of LCAA’s Sponsor, officers and directors with respect to any Founder Shares.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,500,000, in a private placement. Simultaneously with the closing of the exercise of the overallotment option, LCAA completed the sale of an additional 486,784 Private Placement Warrants to the Sponsor, at a purchase price of $1.50 per Private Warrant, generating gross proceeds of $730,176. A portion of the proceeds from the sales of Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by LCAA (except as described) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by LCAA in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
Administrative Services Agreement
Commencing on the date the securities of LCAA were first listed on the Nasdaq Capital Market, LCAA will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services incurred on behalf of members of the management team, in the amount of $10,000 per month. Upon completion of the initial Business Combination or LCAA’s liquidation, LCAA will cease paying these monthly fees. A total of $120,000 has been incurred for the year ended December 31, 2022, respectively.
As of December 31, 2022, LCAA owed the Sponsor $2,108,356, respectively. The due to related party at December 31, 2022 is comprised of approximately $1,958,299 in amounts owed related to expenses the Sponsor paid on behalf of LCAA and $150,056 in amounts owed pertaining to administrative services, office space and secretarial support provided by the Sponsor.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of LCAA’s officers and directors, may, but are not obligated to, loan LCAA funds as may be required (“Working Capital Loans”). If LCAA completes a Business Combination, LCAA would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, LCAA may use a portion of the working capital held outside the Trust Account to repay Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022, LCAA had no borrowings under the Working Capital Loans.
On April 11, 2022, LCAA obtained a commitment from the Sponsor to fund any working capital needs of LCAA at least one year from the issuance of these financial statements through loans of up to an aggregate of $500,000.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that LCAA register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to LCAA’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provides that LCAA will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. LCAA will bear the expenses incurred in connection with the filing of any such registration statement.
Lotus Tech Relationships and Related Party Transactions
Contractual Arrangements with the former VIE and its subsidiaries
See “Summary of the Proxy Statement/Prospectus — Corporate History and Structure of Lotus Tech.”

Employment Agreements and Indemnification Agreements
See “Management Following The Business Combination — Employment Agreements and Indemnification Agreements.”
Share Incentive Plans
See “Management Following The Business Combination — Share Incentive Plans.”
Other Related Party Transactions
Lotus Tech sold BEVs, auto parts and provided R&D services and other consulting services to a number of related parties. Lotus Tech provided services to related parties amounting to US$5.0 million and US$1.9 million for the six months ended June 30, 2023 and 2022, respectively. Lotus Tech provided services to related parties amounting to US$8.3 million and US$3.3 million for the years ended December 31, 2022 and 2021, respectively. Lotus Tech sold BEV and auto parts to related parties amounting to US$807 thousand and nil for the six months ended June 30, 2023 and 2022, respectively. Lotus Tech sold auto parts to related parties amounting US$23 thousand and nil for the years ended December 31, 2022 and 2021, respectively. Accounts receivables due from related parties arising from provision of services in the previous year was US$4.9 million as of January 1, 2021. Accounts receivables due from related parties arising from sales of goods and provision of services were US$13.6 million, US$8.5 million and US$5.9 million as of June 30, 2023, December 31, 2022 and December 31, 2021, respectively. As of June 30, 2023 and December 31, 2022, receipts in advance of US$493 thousand and US$8 thousand for selling BEV and auto parts were included in contract liabilities — related parties.
Prepayments and other current assets — related parties and other non-current asset — related parties of Lotus Tech are arising from transactions related to purchase of license, purchase of products, services, and equipment loans to related parties and cash receipts on behalf of Lotus Tech as follows:
(a)
On March 12, 2021, Lotus Tech entered into a license agreement with Zhejiang Liankong, a subsidiary of Geely Holding. Under the terms of the license agreement, Lotus Tech received a non-exclusive, perpetual, irrevocable, and non-sublicensable license for the electric automotive chassis and autonomous driving technology platform (the “Geely License”). Under the terms of the agreement, Lotus Tech was required to pay Zhejiang Liankong RMB5,730.0 million (equivalent to US$888.2 million). This amount was subsequently reduced to RMB1,976.0 million (equivalent to US$306.3 million), which consist of cost of the license of RMB1,864.2 million (equivalent to US$288.9 million) and VAT of RMB 111.8 million (equivalent to US$17.3 million).

The Geely License is contractually restricted to be used in certain R&D projects of Lotus Tech. Lotus Tech concludes that the Geely License has no alternative future use, therefore the cost of the license has been expensed as research and development expenses in the combined statements of comprehensive loss for the year ended December 31, 2021.
Lotus Tech made a payment for the license of RMB5,730.0 million (equivalent to US$888.2 million) to Zhejiang Liankong, and received refund of RMB1,030.0 million (equivalent to US$159.7 million) in April 2021.
As of December 31, 2021, a receivable of RMB2,724.0 million (equivalent to US$427.2 million) was included in prepayments and other current assets — related parties, among which RMB2,524.0 million (equivalent to US$395.9 million) was received in June 2022 and RMB200.0 million (equivalent to US$31.4 million) was received in September 2022.
(b)
Geely Holding’s subsidiary Ningbo Geely R&D received US$7.4 million on behalf of Lotus Tech for R&D service as of December 31, 2021, which was included in prepayments and other current assets — related parties. The amount was fully settled during the year ended December 31, 2022.

(c)
Lotus Tech paid salary and other expenses of US$1.4 million and nil on behalf of related parties for the six months ended June 30, 2023 and 2022, respectively. Lotus Tech paid salary and other expenses of US$244 thousand on behalf of related parties for the year ended December 31, 2022. As of June 30, 2023 and December 31, 2022, receivable of US$1.9 million and US$244 thousand were included in prepayments and other current assets — related parties.

(d)
During the six months ended June 30, 2023, Lotus Tech provided one-year unsecured loans of US$865 thousand to related parties with interest rates between 3.65% and 4.5% per annum. In the fourth quarter of 2022, Lotus Tech provided one-year unsecured loans of US$2.3 million to related parties with interest rates between 3.65% and 4.5% per annum. Lotus Tech recognized interest income of US$57 thousand and US$24 thousand for six months ended June 30, 2023 and the year ended December 31, 2022. As of June 30, 2023 and December 31, 2022, the receivable for the loan principal and interest of US$3.2 million and US$2.4 million were included in prepayments and other current assets — related parties.

In 2019, LTC’s subsidiary, Lotus Tech Creative Centre Limited, borrowed a one-year unsecured loan from a related party with the principal amount of US$10.2 million. The borrowing bears an interest rate of 2% per annum. On December 31, 2021, Lotus Tech renewed the loan with a maturity date on August 31, 2022. As of December 31, 2021, the balance of the loan of US$11.3 million includes principal amount and accrued interest. The borrowing was included in short-term borrowings — related parties and was repaid in August 2022. During the years ended December 31, 2022 and 2021, Lotus Tech incurred interest expenses of US$90 thousand and US$220 thousand, respectively.
Lotus Tech entered into lease agreements with related parties to rent office spaces and parking spaces. During the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, Lotus Tech recognized right-of-use assets of US$8 thousand, nil, US$214 thousand and US$1.3 million from related parties, respectively. Lotus Tech paid lease liabilities of US$10 thousand, US$40 thousand, US$98 thousand and US$545 thousand during the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023, and December 31, 2022 and 2021, current operating lease liabilities were US$11 thousand, US$13 thousand and US$788 thousand, respectively, and non-current operating lease liabilities were US$180 thousand, US$170 thousand and nil, respectively.
Accounts payable — related parties, accrued expenses and other current liabilities — related parties and other non-current liabilities — related parties are arising from transactions related to purchase of products and services, purchase of equipment and software, and equity transfer pursuant to Reorganization as follows:
(a)
Lotus Tech purchased sports cars, BEV, auto parts, commercial services relating to sales of sports cars and other consulting services from related parties. During the six months ended June 30, 2023 and 2022, these purchases amounted to US$264.4 million and US$10.1 million, respectively, among which, US$118.7 million and US$434 thousand were recognized as cost of goods sold for the six months ended June 30, 2023 and 2022, respectively. Lotus Tech purchased sports cars, BEV, auto parts, and other consulting services from related parties. During the years ended December 31, 2022 and 2021, these purchases amounted to US$44.3 million and US$14.3 million, among which, US$839 thousand and US$331 thousand were recognized as cost of goods sold for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023 and December 31, 2022 and 2021, purchases including sports cars, BEV and auto parts of US$122.7 million, US$21.9 million and US$2.0 million were recorded as inventories, respectively.

As of June 30, 2023 and December 31, 2022 and 2021, the amounts due to related parties for purchase of office materials, commercial services relating to sales of sports cars and other consulting services of US$11.3 million, US$8.7 million and US$7.4 million were included in accrued expenses and other current liabilities — related parties, respectively.
As of June 30, 2023 and December 31, 2022, the amounts due to related parties for purchase of sports cars, BEV and auto parts of US$152.7 million and US$5.8 million were included in accounts payable-related parties, respectively.
(b)
Lotus Tech purchased products and services from related parties for R&D activities. Geely Holding,

through its subsidiary Ningbo Geely R&D and Wuhan Geely Auto Parts, provided the Lotus BEV business with certain R&D support services with cost-plus margin pricing method. Hubei Ecarx provided Lotus Tech with development services for the automotive computing platform. Wuhan Geely Auto Parts provided Lotus Tech with products for R&D trial testing.
Lotus Tech recorded R&D expenses of US$40.3 million, US$28.7 million, US$167.0 million and US$47.4 million for the above purchase of R&D products and services during the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023 and December 31, 2022 and 2021, the amounts due to related parties for purchase of R&D products and services of US178.9 million, US$162.9 million and US$150.4 million were included in accrued expenses and other current liabilities — related parties, respectively.
(c)
Lotus Tech purchased R&D equipment and software of US$3.9 million, US$1.8 million, US$3.7 million and US$5.3 million from related parties for technology development for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, respectively. Lotus Tech purchased show cars of US$10.5 million and US$982 thousand from related parties for exhibition use for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023 and December 31, 2022 and 2021, the amounts due to related parties for purchase of equipment and software of US$11.4 million, US$8.4 million and US$7.9 million were included in accrued expenses and other current liabilities — related parties, respectively.

(d)
Geely Holding’s subsidiary Ningbo Geely R&D paid payroll and consumable materials for R&D expenditures incurred in the Lotus BEV business unit of Ningbo Geely R&D on behalf of Lotus Tech. During the year ended December 31, 2021, Ningbo Geely R&D paid US$68.8 million on behalf of Lotus Tech.

In addition, Ningbo Geely R&D charged Lotus Tech a cost-plus margin of US$7.2 million for the year ended December 31, 2021, which was recorded as deemed distribution to the shareholders of Lotus Tech under the Reorganization.
As of December 31, 2021, US$238.5 million was included in accrued expenses and other current liabilities — related parties, which included the amounts due from previous years. The amount was fully paid in June 2022.
(e)
For the six months ended June 30, 2023 and 2022, related parties paid US$8.3 million and US$5.3 million, respectively, on behalf of Lotus Tech in association with staff salary, social welfare and other travel expenses. As of June 30, 2023 and December 31, 2022 and 2021, payables of US$3.4 million, US$3.0 million and US$7.2 million were included in accrued expenses and other current liabilities — related parties, respectively.

(f)
In January 2021, WFOE received investment amount of RMB100.0 million from Geely Holding and Founders Onshore Vehicle. On December 15, 2021, Geely Holding and Founders Onshore Vehicle transferred all equity interest in WFOE to the Company’s subsidiary in Hong Kong, Lotus Advanced Technology Limited, at the consideration of RMB100.0 million. As of December 31, 2021, the above payable of RMB100.0 million (equivalent to US$15.7 million) to Geely Holding and Founders Onshore Vehicle were not settled and included in accrued expenses and other current liabilities — related parties. The payable to Geely holding of RMB60.0 million (US$9.4 million) was subsequently settled in April 2022, and the payable to Founders Onshore Vehicle of RMB40.0 million (US$5.9 million) was subsequently settled in May 2022.

(g)
On December 29, 2021, Geely International (Hong Kong) Limited transferred 100% equity interest in Lotus Tech UK to Lotus Tech at the consideration of GBP10.9 million. As of December 31, 2021, the payable of GBP10.9 million (equivalent to US$14.6 million) was included in accrued expenses and other current liabilities — related parties, which was subsequently settled in June 2022.

(h)
Lotus Tech entered into short-term lease agreements with related parties to rent office spaces. During six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, Lotus Tech incurred short-term lease cost of US$63 thousand, US$102 thousand, US$347 thousand and

US$243 thousand, respectively. As of June 30, 2023 and December 31, 2022 and 2021, payables for short-term leases of US$28 thousand, US$272 thousand and US$246 thousand, respectively, were included in accrued expenses and other current liabilities — related parties.
(i)
Lotus Tech received deposits of US$1.6 million from related parties for the show cars exhibited in the stores of related parties for the year ended December 31, 2022. As of December 31, 2022, US$1.6 million was included in other non-current liabilities-related parties.

(j)
Lotus Tech received deposits of US$3 thousand and nil from related parties for sales of Lotus brand peripheral products for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, US$1.5 million and US$1.6 million were included in other non-current liabilities — related parties, respectively.

(k)
On January 31, 2023, Lotus Tech entered into a distribution agreement with Lotus Cars Limited (“LCL”), a wholly owned subsidiary of Lotus Group International Limited (“LGIL”) and ultimately controlled by the controlling shareholder of Lotus Tech, pursuant to which Lotus Tech acquired an exclusive global distribution right (excluding in the United States) to distribute certain models of vehicles and to provide after-sale services and brand, marketing and public relations for such vehicles distributed by it since January 31, 2023, for a cash consideration of GBP18.1 million (equivalent to US$22.3 million). As of June 30, 2023, payable for the distribution right of US$22.9 million was included in accrued expenses and other current liabilities — related parties.

On May 13, 2022, Lotus Tech entered into a software license agreement with a related party, pursuant to which, Lotus Tech was provided with a one-time amount of US$28.6 million for a non-exclusive, perpetual, fully paid, non-transferable and non-sublicensable license to use the software, which is for Lotus Tech’s internal use. Lotus Tech capitalized the cost to obtain the software and recorded as property, equipment and software, which is amortized on a straight-line basis. The amount payable for such transaction has been settled in September 2022.
On December 2, 2021, LTC, through its subsidiary, Lotus Technology Innovative Limited, entered into an equity transfer agreement, pursuant to which, Lotus Technology Innovative Limited agreed to acquire 100% equity interest in Lotus Tech Innovation Centre GmbH from a related party, Geely UK Limited, at the consideration of US$15.5 million, which was settled in June 2022. The transaction was accounted for as common control transaction and completed in June 2022.
On May 13, 2022, the LTC purchased a one-year convertible note (the “Note”) with the principal of US$10.0 million issued by Ecarx. Upon the listing of Ecarx in Nasdaq on December 21, 2022, the Note was automatically converted into the Class A ordinary shares of Ecarx (the “listed equity securities”) at conversion price of US$9.5 per share. As of June 30, 2023 and December 31, 2022, the fair value of listed equity securities was US$7.3 million and US$8.4 million, respectively.
In September 2021, the WFOE entered into an exchangeable note agreement with an investor. Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) provided guarantees and other features to the investor, which were accounted for as shareholder contributions at their estimated fair value at the respective issuance date of each tranche of loans. The fair value of the guarantees and other features provided by Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) was US$3.4 million for the tranche issued in November 2021 and US$8.1 million for the tranches issued during the year ended December 31, 2022.
LTC issued a total of 866,800,000 ordinary shares to Lotus Advanced Technology Limited Partnership at RMB1 per share with total consideration of RMB866.8 million (US$133.7 million). As of December 31, 2022, RMB682.6 million (equivalent to US$105.6 million) was paid up and remaining RMB184.2 million (equivalent to US$26.4 million) was recorded as receivable from shareholders and presented as contra-equity.
LTC issued a total of 433,400,000 ordinary shares to Lotus Technology International Investment Limited, which is ultimately 100% owned by Geely Holding, at RMB1 per share with total consideration of RMB433.4 million (US$67.6 million), which was fully paid as of December 31, 2022.
On September 24, 2021, Etika Automotive SDN BHD (“Etika”), through Lotus HK, subscribed for 33.33% equity interest in the WFOE at RMB1 per share with total consideration of RMB650.1 million

(US$100.7 million) and paid up on September 28, 2021. On November 11, 2021, LTC issued a total of 650,100,000 ordinary shares to Etika through exchange of 100% equity interest in Lotus HK held by Etika.
On November 4, 2021, Lotus Tech entered into trademark licenses agreements with a related party, Group Lotus Limited, a wholly owned subsidiary of Lotus Group International Limited, which is ultimately controlled by the controlling shareholder of LTC. Pursuant to these agreements, Lotus Tech received the “Lotus” trademark licenses for as long as Lotus Tech conducts the business in relation to lifestyle vehicles (excluding sports car). LTC issued 216,700,000 ordinary shares as consideration for such trademark licenses.
In December 2022, Northpole GLY 3 LP, a related party controlled by the controlling shareholder of LTC, subscribed 12,725,113 Series A preferred shares at RMB10.54576 per share for a cash consideration of US$20.0 million.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION
LCAA’s Units, the LCAA Public Shares and the LCAA Public Warrants are each traded on Nasdaq under the symbols “LCAAU,” “LCAA” and “LCAAW,” respectively.
The closing price of the Units, LCAA Public Shares and LCAA Public Warrants on January 30, 2023, the last trading day before announcement of the execution of the Original Merger Agreement, was US$10.13, US$10.15 and US$0.0257, respectively. As of            , 2023, the record date for the extraordinary general meeting, the most recent closing price for each Unit, LCAA Public Share and LCAA Public Warrant was US$      , US$      and US$      , respectively.
Holders of the Units, LCAA Public Shares and LCAA Public Warrants should obtain current market quotations for their securities. The market price of LCAA’s securities could vary at any time before the Business Combination.
Historical market price information regarding LTC is not provided because there is no public market for its securities. LTC has applied to list the LTC ADSs and LTC Warrants on Nasdaq under the symbols “LOT” and “LOTWW,” respectively. It is a condition to consummation of the Business Combination in the Merger Agreement that the LTC ADSs and LTC Warrants to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof. LTC and LCAA have certain obligations in the Merger Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Merger Agreement may be waived by the parties to the Merger Agreement.
Holders
As of            , 2023, there was            holder of record of Units,            holder of record of LCAA Public Shares,            holder of record of LCAA Founder Shares,            holder of record of LCAA Public Warrants and             holder of record of LCAA Private Warrants. As of            , 2023, there were            holders of record of LTC’s ordinary shares and            holders of record of LTC’s preferred shares. See “Beneficial Ownership of Securities.”
Dividend Policy
LCAA has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination.
The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of LTC from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of LTC.

APPRAISAL RIGHTS
No appraisal or dissenters’ rights are available to holders of LCAA Public Shares or LCAA Warrants in connection with Business Combination Proposal. However, in respect of the special resolution to approve the Merger Proposal, under section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. In this proxy statement/prospectus, these dissenters’ rights are sometimes referred to as “Dissent Rights.”
The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Companies Act. Pursuant to section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange for a specified period after the merger is authorized (such period being the period in which dissenter’s rights would otherwise be exercisable). It is anticipated that, if the Business Combination is approved, it may be consummated prior to the expiry of such specified period and accordingly the exemption under section 239(1) of the Cayman Islands Companies Act may not be available.
The Merger Agreement provides that, if any LCAA shareholder exercises Dissent Rights then, unless LCAA and LTC elect by agreement in writing otherwise, the First Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Islands Companies Act. LCAA believes that such fair value would equal the amount that LCAA shareholders would obtain if they exercised their redemption rights as described herein. An LCAA shareholder which elects to exercise Dissent Rights must do so in respect of all of the LCAA Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of LCAA Shareholders — Appraisal Rights.”
LCAA shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS
If the Business Combination is consummated and LTC holds a 2023 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which such annual meeting shall be held. As a foreign private issuer, LTC shall not be subject to the SEC’s proxy rules.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with LCAA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of LCAA, 8 Marina View, Asia Square Tower 1, #41-03, Singapore. Following the Business Combination, such communications should be sent in care of LTC, No. 800 Century Avenue, Pudong District, Shanghai, People’s Republic of China. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
The legality of the LTC Ordinary Shares represented by LTC ADSs offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for LTC by Maples and Calder (Hong Kong) LLP. Certain legal matters relating to U.S. law will be passed upon for LTC by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to laws of mainland China will be passed upon for LTC by Han Kun Law Offices. Certain legal matters relating to U.S. law will be passed upon for LCAA by Kirkland & Ellis International LLP. Certain Cayman Islands matters will be passed upon for LCAA by Mourant Ozannes (Cayman) LLP.

EXPERTS
The financial statements of L Catterton Asia Acquisition Corp as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from January 5, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph as to the L Catterton Asia Acquisition Corp’s ability to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given upon such firm as experts in accounting and auditing.
The consolidated and combined financial statements of Lotus Technology Inc. as of and for the years ended December 31, 2022 and 2021, have been included herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated and combined financial statements contains an explanatory paragraph that states that Lotus Technology Inc.’s recurring losses from operations and has net cash used in operating activities that raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, LCAA and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of LCAA’s annual report to shareholders and LCAA’s proxy statement. Upon written or oral request, LCAA shall deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that LCAA deliver single copies of such documents in the future. Shareholders may notify LCAA of their requests by calling +65 6672-7600 or writing to LCAA at its principal executive offices at 8 Marina View, Asia Square Tower 1, #41-03, Singapore. Following the Business Combination, such requests should be made by calling +86 21 5466-6258 or writing to LTC at No. 800 Century Avenue, Pudong District, Shanghai, People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITY
LTC is incorporated under the laws of the Cayman Islands. Service of process upon LTC and upon its directors and officers named in this proxy statement/prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of LTC’s assets are located outside the United States, any judgment obtained in the United States against LTC may not be collectible within the United States.
LTC has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
LTC has also been advised by its Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands; provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands are unlikely to enforce a judgment obtained from U.S. courts under civil liability provisions of U.S. securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere
In addition, LTC has been advised by its PRC legal counsel that there is uncertainty as to whether courts in mainland China would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in mainland China predicated upon the securities laws of the United States or any state in the United States.
LTC has also been advised by its PRC legal counsel that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in mainland China may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of the laws in mainland China relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty or other forms of reciprocity between mainland China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this proxy statement/prospectus.
In addition, according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment if they decide that the judgment violates the basic principles of the law in mainland China or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment rendered by a court in the United States or the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION
As a foreign private issuer, after the consummation of the Business Combination, Lotus Tech shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. LCAA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on LCAA at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to LCAA has been supplied by LCAA, and all such information relating to Lotus Tech has been supplied by Lotus Tech. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing LCAA’s proxy solicitation agent at the following address, telephone number and email:
Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerages, please call: (203) 658-9400
Email: LCAA.info@investor.morrowsodali.com
If you are an LCAA shareholder and would like to request documents, please do so by           , 2023 to receive them before the LCAA extraordinary general meeting of shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.
None of LCAA or Lotus Tech has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
L Catterton Asia Acquisition Corp
Page
Report of Independent Registered Public Accounting Firm (PCAOB ID Number: 688)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from January 5, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from January 5, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from January 5, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
Condensed Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-24
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2023 and 2022	F-25
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2023 and 2022	F-26
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-27
Unaudited Notes to Condensed Financial Statements	F-28
Lotus Technology Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders’ and Board of Directors of
L Catterton Asia Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheet of L Catterton Asia Acquisition Corp (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, shareholders’ (deficit) equity and cash flows for the year ended December 31, 2022 and for the period from January 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for year ended December 31, 2022 and for the period from January 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Additionally, the liquidation deadline is within 12 months of the filing date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Melville, NY
March 31, 2023

L CATTERTON ASIA ACQUISITION CORP
BALANCE SHEETS
	December 31, 2022	December 31, 2021
ASSETS:
Current assets
Cash	$4,523	$591,197
Prepaid expenses	73,008	428,051
Total Current Assets	77,531	1,019,248
Prepaid expense – noncurrent	—	80,919
Marketable securities held in Trust Account	290,664,460	286,531,700
TOTAL ASSETS	$290,741,991	$287,631,867
Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$1,779,602	$309,736
Due to related party	2,108,356	30,000
Total Current Liabilities	3,887,958	339,736
Deferred underwriting fee	10,027,806	10,027,806
Warrant liability	601,483	11,879,289
Total Liabilities	14,517,247	22,246,831
COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption, 28,650,874 shares at December 31, 2022 and 2021, respectively	290,664,459	286,531,700
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 28,650,874 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,162,718 shares issued and outstanding at December 31, 2022 and 2021	717	717
Additional paid-in capital	—	—
Accumulated deficit	(14,440,432)	(21,147,381)
Total Shareholders’ Deficit	(14,439,715)	(21,146,664)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$290,741,991	$287,631,867
The accompanying notes are an integral part of the financial statements.

L CATTERTON ASIA ACQUISITION CORP
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2022	For the Period from January 5, 2021 (Inception) through December 31, 2021
Formation and operating costs	$4,570,857	$1,054,672
Loss from operations	(4,570,857)	(1,054,672)
Other income:
Interest earned on marketable securities held in Trust Account	4,132,759	22,958
Offering costs allocated to warrants	—	(695,493)
Change in fair value of warrant liability	11,277,806	7,215,278
Total other income, net	15,410,565	6,542,743
Net income	$10,839,708	$5,488,071
Weighted average shares outstanding, Class A ordinary shares	28,650,874	23,083,649
Basic and diluted net income per share, Class A ordinary shares	$0.30	$0.18
Weighted average shares outstanding, Class B ordinary shares	7,162,718	6,844,319
Basic and diluted net income per share, Class B ordinary shares	$0.30	$0.18
The accompanying notes are an integral part of the financial statements.

L CATTERTON ASIA ACQUISITION CORP
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND THE
PERIOD JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary share issued to initial shareholder	—	—	7,187,500	719	24,281	—	25,000
Forfeiture of Class B ordinary share held by initial shareholders	—	—	(24,782)	(2)	—	2	—
Remeasurement of ordinary share subject to possible redemption	—	—	—	—	(24,281)	(26,635,454)	(26,659,735)
Net income	—	—	—	—	—	(5,000)	(5,000)
Balance – December 31, 2021	—	$—	7,162,718	$717	$—	$(21,147,381)	$(21,146,664)
Net income	—	—	—	—	—	10,839,708	10,839,708
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	—	(4,132,759)	(4,132,759)
Balance – December 31, 2022	—	$—	7,162,718	$717	$—	$(14,440,432)	$(14,439,715)
The accompanying notes are an integral part of the financial statements.

L CATTERTON ASIA ACQUISITION CORP
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2022	For the period from January 5, 2021 (inception) through December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,839,708	$5,488,071
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,132,759)	(22,958)
Offering costs allocated to warrants	—	695,493
Change in fair value of warrant liability	(11,277,806)	(7,215,278)
Changes in operating assets and liabilities:
Prepaid expenses	435,962	(508,970)
Accounts payable and accrued expenses	1,469,865	309,736
Due to related party	2,078,356	30,000
Net cash flows used in operating activities	(586,674)	(1,223,906)
CASH FLOWS FROM INVESTING ACTIVITIES
Marketable securities held in Trust Account	—	(286,508,742)
Net cash flows used in financing activities	—	(286,508,742)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters’ fees	—	280,778,566
Proceeds from private placement	—	8,230,176
Proceeds from issuance of shares to initial shareholders	—	25,000
Payment of deferred offering costs	—	(709,897)
Net cash flows provided by financing activities	—	288,323,845
Net Change in Cash	(586,674)	591,197
Cash – Beginning of period	591,197	—
Cash – End of period	$4,523	$591,197
Non-Cash investing and financing activities:
Deferred underwriting commissions payable	$—	$10,027,806
Subsequent remeasurement of Class A ordinary shares subject to possible redemption	$4,132,759	—
The accompanying notes are an integral part of the financial statements.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
L Catterton Asia Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on January 5, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company except that we will not acquire any target company whose primary business is investing in oil or gas reserves or real estate.
As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation, its Initial Public Offering (“IPO”), described below, and subsequent to the IPO, identifying and evaluating prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s Sponsor is LCA Acquisition Sponsor, LP, a Cayman Islands limited partnership (the “Sponsor”).
The registration statement for the Company’s IPO was declared effective on March 10, 2021 (the “Effective Date”). On March 15, 2021, the Company consummated the IPO of 25,000,000 units (the “Units” and, with respect to ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the issuance and sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,500,000, which is discussed in Note 4.
Transaction costs amounted to $16,467,878 consisting of $5,730,175 of underwriting discount, $10,027,806 of deferred underwriting discount, and $709,897 of other offering costs.
Following the closing of the IPO on March 15, 2021, $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account, and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s amended and restated memorandum and articles of association, and subject to the requirements of law and regulation, will provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (i) to the Company, until the completion of the initial Business Combination, or (ii) to the Company’s Public Shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination prior to March 15, 2023 (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares, and (c) the redemption of the Public Shares if the Company has not consummated its Business Combination with the Combination

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Period, subject to applicable law. Public Shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed.
The Company will provide shareholders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s income taxes, if any, divided by the number of the then-outstanding Public Shares. The amount in the Trust Account is $10.00 per Public Share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
These Public Shares were classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution.
On March 10, 2023, the Company held the Extraordinary General Meeting for its shareholders, at which the shareholders approved the amendment the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to the second amended and restated memorandum and articles of association to extend the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, which we refer to as our initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination and (3) redeem all of the public shares sold in the Company’s IPO that was consummated on March 15, 2021 if it fails to complete such initial business combination, from March 15, 2023 (the “Original Termination Date”) to June 15, 2023 (the “Extended Date”) and to allow the board of directors of the Company (“the Board”), without another shareholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to nine times, by an additional month each time, upon five days’ advance written notice prior to the applicable deadline, up to March 15, 2024 (the “Additional Extension Date”) or such earlier date as determined by the Board in its sole discretion (the “Extension”). As a result of the approval of the Extension and the implementation of the Extension, the Sponsor or its designee(s) or affiliate(s) (the “Lender”) shall contribute to the Company as a loan (each loan being referred to herein as a “Contribution”), which was (i) the lesser of (a) $990,000 or (b) $0.09 for each public share that has not been redeemed in accordance with the terms of the Charter for the three-month extension from the Original Termination Date to the Extended Date (the “Initial Extension Contribution”); and thereafter, to the extent necessary and as applicable, shall contribute (ii) the lesser of (a) $330,000 and (b) $0.03 into the trust account for each public share that has not been redeemed in accordance with the terms of the Charter for each subsequent one-month extension from the Extended Date to the Additional Extension Date (the “Subsequent Extension Contribution”) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that the Initial Extension Contribution and the Subsequent Extension Contribution for each subsequent one-month extension from the Extended Date to the Additional Extension Date, if applicable, have been loaned. Each Contribution will be deposited in the Trust Account within 5 business days of the beginning of

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
the extended period which such Contribution is for. The Contribution(s) will bear no interest and will be repayable by the Company to the Lender upon consummation of an initial business combination. The loans will be forgiven by the Lender if the Company is unable to consummate an initial business combination except to the extent of any available funds held outside of the Trust Account.
In connection with the Extraordinary General Meeting, the holders of 6,867,252 of the Class A ordinary shares of the Company exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of approximately $70,200,754.
The Company will have until June 15, 2023 (the “Combination Period”) to complete the Business Combination. The Company has the option to extend the Combination Period up to nine times, by an additional month each time, up to March 15, 2024. However, if the Company is unable to complete a Business Combination during the Combination Period or during any extension period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the its Public Shares if the Company does not complete its initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete an initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the prescribed timeframe, and (iv) vote their Founder Shares and Public Shares in favor of the Company’s initial Business Combination.
Liquidity and Going Concern
As of December 31, 2022, the Company had $4,523 in its operating bank account. As of December 31, 2022, the Company had a working capital deficit of $3,810,427.
The Company’s liquidity needs up to its IPO were satisfied through a capital contribution from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000 and offering costs and expenses paid for by related parties (see Note 5). Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the officers and directors may, but are not obligated to, provide the Company with working capital loans. As of December 31, 2022, there were no amounts outstanding under any working capital loan.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. The Company obtained a commitment from the Sponsor to fund any working capital needs of the Company at least one year from the issuance of these financial statements through loans of up to an aggregate of $500,000.
In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the mandatory liquidation and subsequent dissolution, should the Company be unable to complete an initial business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until June 15, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by the specified period. If an initial business combination is not consummated by June 15, 2023, there will be a mandatory liquidation and subsequent dissolution. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The Company intends to complete an initial business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by June 15, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Marketable Securities Held in Trust Account
The Company had marketable securities held in trust account totaling $290,664,460 and $286,531,700 at December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest U.S. Treasury securities. The Company’s portfolio of marketable securities held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. Gains and losses resulting from the change in fair value of these securities is included in gain on investment held in Trust Account. The estimated fair values of the marketable securities held in the Trust Account are determined using available market information.
Warrant Liabilities
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 2, Note 4, Note 5, Note 7 and Note 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Balance Sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary share (including ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified in temporary equity. At all other times, ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, the 28,650,874 Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary share to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary share are affected by charges against additional paid in capital and accumulated deficit.
As of December 31, 2022, the ordinary shares reflected on the balance sheet are reconciled in the following table:
Gross proceeds from IPO	$286,508,742
Less:
Proceeds allocated to Public Warrants	(12,130,642)
Class A ordinary shares issuance costs	(15,772,384)
Plus:
Excess of proceeds over fair value of Private Warrants	1,266,251
Remeasurement of carrying value to redemption value	26,659,735
Class A ordinary shares subject to possible redemption, as of December 31, 2021	286,531,700
Plus:
Remeasurement of carrying value to redemption value	4,132,759
Class A ordinary shares subject to possible redemption, as of December 31, 2022	$290,664,459
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. The Company has two classes of shares, Class A Ordinary Shares and Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 15,037,174 ordinary shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the period presented.
The Company’s statement of operations applies the two-class method in calculating net income per share. Basic and diluted net income per ordinary share for Class A ordinary shares and Class B ordinary shares is calculated by dividing net income attributable to the Company by the weighted average number of shares of Class A ordinary share and Class B ordinary share outstanding, allocated proportionally to each class of ordinary share.
Reconciliation of Net Income per Common Share
The Company’s net income is adjusted for the portion of net income that is allocable to each class of ordinary shares. The allocable net income is calculated by multiplying net income by the ratio of weighted average number of shares outstanding attributable to Class A and Class B ordinary shares to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted income per ordinary share is calculated as follows:
	Year Ended December 31, 2022	For the period from January 5, 2021 (inception) through December 31, 2021
Class A Common Stock
Net income allocable to Class A common stock	$8,671,767	$4,232,987
Basic and diluted weighted average shares outstanding	28,650,874	23,083,649
Basic and diluted net income per share	$0.30	$0.18
Class B Common Stock
Net income allocable to Class B common stock	$2,167,941	$1,255,084
Weighted average shares outstanding, basic and diluted	7,162,718	6,844,319
Basic and diluted net income per common share	$0.30	$0.18
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Recent Accounting Pronouncements
The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the IPO on March 15, 2021, the Company sold 25,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,500,000, in a private placement. Simultaneously with the closing of the exercise of the overallotment option, the Company completed the sale of an additional 486,784 Private Placement Warrants to the Sponsor, at a purchase price of $1.50 per Private Warrant, generating gross proceeds of $730,176. A portion of the proceeds from the sales of Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company (except as described in Note 7) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On January 12, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 937,500 Founder Shares were subject to forfeiture by the Sponsor, depending on the extent to which the underwriters’ over-allotment option is exercised. On March 24, 2021, the Underwriters partially exercised the over-allotment option which resulted in 912,719 of the Founder Shares no longer subject to forfeiture. On April 24, 2021, the underwriters’ over-allotment option to purchase up to an additional 99,126 additional units expired, having not been exercised, and accordingly, 24,781 Class B ordinary shares were forfeited by the Company’s initial shareholders for no consideration.
On August 10, 2022, a former director resigned from the Company and transferred his 25,000 Founder Shares to the Sponsor. On August 10, 2022, the Company appointed a new director and the Sponsor transferred 25,000 Founder Shares to the appointed independent director. The transfer of the Founders Shares to an independent director, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were effectively transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.
The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the Company’s Sponsor, officers and directors with respect to any Founder Shares.
Due to Related Party
Commencing on the date the securities of the Company were first listed on the Nasdaq Capital Market, the Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services incurred on behalf of members of the management team, in the amount of $10,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. A total of $120,000 and $30,000 has been incurred for the year ended December 31, 2022 and for the period from January 5, 2021 (Inception) to December 31, 2021, respectively.
As of December 31, 2022 and 2021, the Company owed the Sponsor $2,108,356 and $30,000, respectively. The due to related party at December 31, 2022 is comprised of approximately $1,958,300 in amounts owed related to expenses the Sponsor paid on behalf of the Company and $150,056 in amounts owed pertaining to administrative services, office space and secretarial support provided by the Sponsor. As of December 31, 2021, the Company also paid the Sponsor $79,992 for offering costs paid on behalf of the Company.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.
On April 11, 2022, and re-issued on January 3, 2023, the Company obtained a commitment from the Sponsor to fund any working capital needs of the Company at least one year from the issuance of these financial statements through loans of up to an aggregate of $500,000.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company granted the underwriters a 45-day option from March 15, 2021 to purchase up to an additional 3,750,000 Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On March 24, 2021, the Underwriters partially exercised the over-allotment option and purchased an additional 3,650,874 Over-Allotment Units. The underwriters did not exercise their remaining option, which expired on April 24, 2021.
On March 15, 2021, the Company paid an underwriting discount of $5,000,000, and on March 24, 2021, the Company paid an additional underwriting discount of $730,175 for over-allotment units sold. Additionally, $10,027,806 will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 2,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no shares issued and outstanding, excluding 28,650,874 shares subject to possible redemption.
Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At September 30, 2022, there were 7,162,718 Class B ordinary shares issued and outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination)

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Company’s Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Warrants — The Public Warrants will become exercisable at $11.50 per share on the later of twelve months from the closing of the IPO and 30 days after the completion of the initial Business Combination. Only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and it will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•
if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to its Sponsors, or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
NOTE 8.   RECURRING FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$290,664,460	$290,664,460	$—	$—
Liabilities:
Public Warrants Liability	$382,012	382,012	—	$—
Private Placement Warrants Liability	219,471	—	—	219,471
	$601,483	$382,012	$—	$219,471
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$286,531,700	$286,531,700	$—	$—
Liabilities:
Public Warrants Liability	$7,544,730	7,544,730	—	$—
Private Placement Warrants Liability	4,334,559	—	—	4,334,559
	$11,879,289	$7,544,730	$—	$4,334,559
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statements of Operations.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The Company established the initial fair value of the Public Warrants and Private Warrants on March 15, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. As of December 31, 2022 and 2021, the fair value for the Private Warrants was estimated using a Monte Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public and Private Warrants were classified as Level 3 at the initial measurement date, and the Private
Warrants were classified as Level 3 as of December 31, 2022 and 2021 due to the use of unobservable inputs. In the period ending September 30, 2021, the Public Warrants were reclassified from a Level 3 to a Level 1 classification due to use of the observed trading price of the separated Public Warrants. Transfers between levels are recorded at the end of each reporting period. There were no transfers between levels during the year ended December 31, 2022 and for the period from January 5, 2021 (Inception) through December 31, 2021.  The following table provides quantitative information regarding Level 3 fair value measurements as of December 31, 2022:
Inputs	December 31, 2022	December 31, 2021
Risk-free interest rate	3.91%	1.29%
Dividend rate	0.0%	0.0%
Expected term (years)	5.21	5.46
Expected volatility	3.6%	15.3%
Share price – asset price	$10.10	$9.73
Exercise price	$11.50	$11.50
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On April 11, 2022, and re-issued on January 3, 2023, the Company obtained a commitment from the Sponsor to fund any working capital needs of the Company at least one year from the issuance of these financial statements through loans of up to an aggregate of $500,000.
On January 30, 2023, the Company entered into an agreement with a vendor for equity capital market advisor services related to the pending Business Combination.
On January 31, 2023, the Company (or the “SPAC”), Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands ( “Lotus Tech”), Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Lotus Tech (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Lotus Tech (“Merger Sub 2”) entered into the Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 1 will merge with and into LCAA (the “First Merger”), with the SPAC surviving the First Merger as a wholly owned subsidiary of Lotus Tech (the surviving entity of the First Merger, “Surviving Entity 1”), and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Lotus Tech ( (the transactions contemplated by the Merger Agreement, including the Mergers, collectively, the “Business Combination”). Capitalized terms in this summary of the Merger Agreement not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The Business Combination
Pursuant to the Merger Agreement, immediately prior to the effective time of the First Merger (the “First Effective Time”), (i) each of the preferred shares of Lotus Tech that is issued and outstanding immediately prior to such time shall be re-designated and re-classified into one ordinary share par value $0.00001 per share, of Lotus Tech (each, a “Lotus Tech Ordinary Share” and such conversion, the “Preferred Share Conversion”); (ii) the Sixth Amended and Restated Memorandum and Articles of Association of Lotus Tech (the “Amended Company Articles”) shall be adopted and become effective; (iii) immediately following the Preferred Share Conversion, certain authorized but unissued ordinary share of Lotus Tech shall each be re-designated into shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors of Lotus Tech may determine in accordance with the Amended Company Articles (the “Re-designation”); and (iv) immediately following the Re-designation, (x) each issued Lotus Tech Ordinary Share shall be recapitalized by way of a repurchase in exchange for issuance of such number of Lotus Tech Ordinary Shares equal to the Recapitalization Factor (as defined below) (the “Recapitalization”); and (y) any options of Lotus
Tech issued and outstanding shall be adjusted such that each such option shall be exercisable for that number of Lotus Tech Ordinary Shares equal to the product of the number of ordinary shares of Lotus Tech subject to such option immediately prior to the Recapitalization multiplied by the Recapitalization Factor, each of (x) and (y) as described further in the Merger Agreement. Actions set forth in clauses (i) through (iv) above are collectively referred to as the “Capital Restructuring.” The “Recapitalization Factor” is a number determined by dividing the Price per Share by $10.00. “Price per Share” is defined in the Merger Agreement as the amount equal to $5,500,000,000 divided by such amount equal to (i) the aggregate number of shares of Lotus Tech (a) that are issued and outstanding immediately prior to the Recapitalization, (b) that are issuable upon the exercise, exchange or conversion of all options and other equity securities of Lotus Tech that are issued and outstanding immediately prior to the Recapitalization (whether or not then vested or exercisable, as applicable, and subject to certain exclusions) minus (ii) shares of Lotus Tech held by Lotus Tech or any of its subsidiaries (if applicable) as treasury shares.
Pursuant to the Merger Agreement, immediately prior to the First Effective Time, each Class B ordinary share, par value $0.0001 per share, of the Company (each, a “SPAC Class B Ordinary Share”) shall be automatically converted into one Class A ordinary share, par value $0.0001 per share, of the Company (each, a “SPAC Class A Ordinary Share”, together with SPAC Class B Ordinary Share, collectively, “SPAC Shares”) (such automatic conversion, the “SPAC Class B Conversion”) and shall no longer be issued and outstanding and shall be cancelled. In addition, at the First Effective Time: (i) each of SPAC’s units (“Units”) (each consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant (as defined below)) issued and outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable Unit (the “Unit Separation”); provided that no fractional SPAC Warrant shall be issued in connection with the Unit Separation such that if a holder of such Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of SPAC Warrants; (ii) immediately following the Unit Separation, each SPAC Class A Ordinary Share (including SPAC Class A Ordinary Shares (a) issued in connection with the SPAC Class B Conversion and (b) held as a result of the Unit Separation) and each SPAC Class B Ordinary Share (excluding treasury shares held by SPAC or any of its subsidiaries (if applicable), SPAC Shares that are held by SPAC shareholders that validly exercise their redemption rights, SPAC Shares that are held by SPAC shareholders that exercise and perfect their relevant dissenters’ rights) issued and outstanding immediately prior to the First Effective Time shall be cancelled and cease to exist and each holder thereof shall be entitled to receive one newly issued Lotus Tech Ordinary Share; and (iii) each warrant issued by SPAC to acquire SPAC Class A Ordinary Shares (each, a “SPAC Warrant”) (including the SPAC Warrants held a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Shares and be

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
assumed by Lotus Tech and converted into a warrant to purchase one Lotus Tech Ordinary Share, subject to substantially the same terms and conditions prior to the First Effective Time.
Pursuant to the Merger Agreement, (i) at the First Effective Time, each ordinary share, par value US$0.00001 per share, of Merger Sub 1 that is issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger; (ii) at the Second Effective Time, (a) each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor; and (b) each ordinary share, par value US$0.00001 per share, of Merger Sub 2 that is issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Company, the Sponsor, certain shareholders of the Company (together with Sponsor, collectively, the “Founder Shareholders”) and Louts Tech entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which each Founder Shareholder has agreed, among other things and subject to the terms and conditions set forth therein: (i) to vote in favor of the Transactions and the other transaction proposals; (ii) to waive anti-dilution rights it held in respect of SPAC Class B Shares under the Amended and Restated Memorandum and Articles of Association of the Company, (iii) to appear at the extraordinary general meeting for purposes of constituting a quorum, (iv) to vote against any proposals that would materially impede the Transactions; (v) to appoint Lotus Tech as the Founder Shareholders’ proxy and attorney-in-fact with respect to approval of the Transactions; (vi) not to redeem any SPAC Shares held by such Founder Shareholder, (vii) not to amend that certain letter agreement between the Company, Sponsor and certain other parties thereto, dated as of March 10, 2021, (viii) during the interim period and for a period following the Closing, not to transfer any SPAC Shares or SPAC Warrants (including any
SPAC Shares or SPAC Warrants or any securities convertible into or exercisable or exchangeable for any SPAC Shares or SPAC Warrants) acquired by such Founder Shareholder, subject to certain exceptions, including the early-release of SPAC Warrants from post-Closing lock-up as discussed below; and (ix) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the applicable laws in connection with the Transactions and the Merger Agreement.
Sponsor also agreed to use commercially reasonable efforts to (i) cause certain affiliates of Sponsor as may be approved by Lotus Tech from time to time to participate in the PIPE Financing, and (ii) facilitate discussions between Lotus Tech, on the one hand, and entities holding brands that may be approved by Lotus Tech from time to time (each, a “Cooperating Entity”) (including, without limitation, in connection with product development, marketing, customer engagement, retail space, and technology infrastructure development). In connection with the foregoing clause (i), for every one dollar committed by such affiliates of Sponsor as may be approved by Lotus Tech from time to time in the PIPE Financing, one Lotus Tech Warrant held by Sponsor immediately after the First Effective Time will not be subject to the lock-up restrictions under the Sponsor Support Agreement following the Closing.
Some of the SPAC Class B Ordinary Shares held by Sponsor as of the date of the Sponsor Support Agreement (the “Sponsor Shares”) will be subject to forfeiture and earn-out restrictions pursuant to the Sponsor Support Agreement. 20% of the Sponsor Shares will be forfeited unless certain affiliates of Sponsor as may be approved by Lotus Tech from time to time participate in the PIPE Financing, and another 10% of the Sponsor Shares will remain unvested at the Closing and become vested upon the commencement or official announcement of any business collaborations facilitated by Sponsor or Sponsor’s affiliates between Lotus Tech or its applicable affiliates, on the one hand, and any Cooperating Entity, on the other hand.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
In addition, at the request of Lotus Tech, Sponsor will on the Closing Date transfer, directly or indirectly, to one or more shareholders of SPAC up to 5% of the Sponsor Shares as consideration to induce such shareholder(s) of SPAC to waive its redemption rights (including by having such SPAC shareholder enter into, execute and deliver a non-redemption agreement) in connection with SPAC shareholders’ approval of the Business Combination (or approval of the Business Combination and the proposal to extend the deadline by which SPAC must consummate its initial business combination, as mutually agreed between the Lotus Tech and SPAC).
Shareholder Support Agreement
Concurrently with the execution of the Merger Agreement, the Company, Lotus Tech and certain of the shareholders of Lotus Tech entered into a shareholder support agreement (the “Shareholder Support Agreement”), pursuant to which certain shareholders holding sufficient number, type and classes of the issued and outstanding shares of Lotus Tech to approve the Transactions have each agreed, among other things and subject to the terms and conditions set forth therein: (i) to vote in favor of the Transactions; (ii) to appear at the shareholders’ meeting of Lotus Tech in person or by proxy for purposes of counting towards a quorum; (iii) to vote against any proposals that would or would be reasonably likely to in any material respect impede the Transactions; (iv) to appoint Lotus Tech as such shareholder’s proxy and attorney-in-fact with respect to approval of the Transactions; and (v) during the interim period and for a period following the Closing, not to transfer any Lotus Tech shares held by such shareholder, subject to certain exceptions.
Form of Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Lotus Tech, the Company, the Founder Shareholders and potentially certain shareholders of Lotus Tech will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Lotus Tech will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Founder Shareholders and potentially certain shareholders of Lotus Tech will be granted customary demand and piggyback registration rights.
Form of Assignment, Assumption and Amendment Agreement
At the Closing, LCAA, Lotus Tech and Continental Stock Transfer & Trust Company (“Continental”) will enter into an assignment, assumption and amendment agreement (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, among other things, the Company will assign all of its rights, interests and obligations in its existing warrant agreement with Continental (the “Warrant Agreement”) to Lotus Tech, and the Warrant Agreement will be amended to change all references to the Company to Lotus Tech and so that each warrant will represent the right to receive one whole Lotus Tech Ordinary Share.
Letter Agreement
Concurrently with the execution of the Merger Agreement, the Company and Credit Suisse Securities (USA) LLC, in its capacity as the representative of the underwriters in the Company’s initial public offering (the “Underwriter”), entered into a letter agreement (the “Letter Agreement”), pursuant to which, the deferred underwriting fee payable to the Underwriter under the Underwriting Agreement, dated March 10, 2021, between the Company and the Underwriter, is amended.
As discussed in Note 1, on March 10, 2023, the Company held the Extraordinary General Meeting for its shareholders, at which the shareholders approved the amendment to the Company’s Charter and the extension. In connection with the Extraordinary General Meeting, holders of 6,867,252 of Class A ordinary shares exercised their right to redeem their shares at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of approximately $70,200,754.
On March 22, 2023, the Sponsor deposited $990,000, on behalf of the Company, to the Trust Account to extend the liquidation date to June 15, 2023.

L CATTERTON ASIA ACQUISITION CORP
CONDENSED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS:
Current assets
Cash	$4,523	$4,523
Prepaid expenses	119,080	73,008
Total Current Assets	123,603	77,531
Marketable securities held in Trust Account	227,333,868	290,664,460
TOTAL ASSETS	$227,457,471	$290,741,991
Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$4,105,953	$1,779,602
Due to related party	4,659,040	2,108,356
Total Current Liabilities	8,764,993	3,887,958
Deferred underwriting fee	7,956,685	10,027,806
Warrant liability	4,245,221	601,483
Total Liabilities	20,966,899	14,517,247
COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption, 21,783,622 and 28,650,874 shares at June 30, 2023 and December 31, 2022, respectively	227,333,867	290,664,459
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 21,783,622 and 28,650,874 shares subject to possible redemption) at June 30, 2023 and December 31, 2022, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,162,718 shares issued and outstanding at June 30, 2023 and December 31, 2022	717	717
Additional paid-in capital	—	—
Accumulated deficit	(20,844,012)	(14,440,432)
Total Shareholders’ Deficit	(20,843,295)	(14,439,715)
TOTAL LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT	$227,457,471	$290,741,991
The accompanying notes are an integral part of these unaudited financial statements.

L CATTERTON ASIA ACQUISITION CORP
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Operating costs	$804,670	$509,101	$3,510,963	$1,518,579
Loss from operations	(804,670)	(509,101)	(3,510,963)	(1,518,579)
Other income (expense):
Interest earned on marketable securities held in Trust Account	2,569,032	386,915	5,550,162	415,648
Change in deferred underwriter fees	(4,285)	—	87,471	—
Change in fair value of warrant liability	442,181	4,606,625	(3,643,738)	10,320,713
Total other income, net	3,006,928	4,993,540	1,993,895	10,736,361
Net income (loss)	$2,202,258	$4,484,439	$(1,517,068)	$(9,217,782)
Weighted average shares outstanding, Class A ordinary shares	21,783,622	28,650,874	24,363,584	28,650,874
Basic and diluted net income (loss)per share, Class A ordinary shares	$0.08	$0.13	$(0.05)	$0.26
Weighted average shares outstanding, Class B ordinary shares	7,162,718	7,162,718	7,162,718	7,162,718
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.08	$0.13	$(0.05)	$0.26
The accompanying notes are an integral part of these unaudited financial statements.

L CATTERTON ASIA ACQUISITION CORP
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class A Ordinary shares		Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	—	$—	7,162,718	$717	$—	$(14,440,432)	$(14,439,715)
Reduction in deferred underwriter fee	—	—	—	—	2,080,831	—	2,080,831
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	(2,080,831)	(1,890,299)	(3,971,130)
Net loss	—	—	—	—	—	(3,719,326)	(3,719,326)
Balance as of March 31, 2023	—	—	7,162,718	717	—	(20,050,057)	(20,049,340)
Increase in deferred underwriter fee	—	—	—	—	—	(97,181)	(97,181)
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	—	(2,899,032)	(2,899,032)
Net income	—	—	—	—	—	2,202,258	2,202,258
Balance as of June 30, 2023	—	$—	7,162,718	$717	$—	$(20,844,012)	$(20,843,295)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class A Ordinary shares		Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	—	$—	7,162,718	$717	$—	$(21,147,381)	$(21,146,664)
Net income	—	—	—	—	—	4,733,343	4,733,343
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	—	(28,733)	(28,733)
Balance as of March 31, 2022	—	—	7,162,718	717	—	(16,439,771)	(16,442,054)
Net income	—	—	—	—	—	4,484,439	4,484,439
Remeasurement of ordinary shares subject to possible redemption to redemption value	—	—	—	—	—	(386,915)	(386,915)
Balance as of June 30, 2022	—	$—	7,162,718	$717	$—	$(12,345,247)	$(12,344,530)
The accompanying notes are an integral part of these unaudited financial statements.

L CATTERTON ASIA ACQUISITION CORP
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,517,068)	$9,217,782
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Interest earned on marketable securities held in Trust Account	(5,550,162)	(415,648)
Reduction in deferred underwriter fees	(87,471)	—
Change in fair value of warrant liability	3,643,738	(10,320,713)
Changes in operating assets and liabilities:
Prepaid expenses	(46,072)	176,436
Accounts payable and accrued expenses	2,326,351	71,414
Due to related party	2,550,684	777,660
Net cash flows provided by (used in) operating activities	1,320,000	(493,069)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments held in Trust Account	(1,320,000)	—
Cash withdrawn from Trust Account in connection with redemption	70,200,754	—
Net cash flows provided by financing activities	68,880,754	—
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Class A ordinary shares	(70,200,754)	—
Net cash flows used in financing activities	(70,200,754)	—
Net Change in Cash	—	(493,069)
Cash – Beginning of period	4,523	591,197
Cash – End of period	$4,523	$98,128
Non-Cash investing and financing activities:
Reduction in deferred underwriting	$1,983,650	$—
Subsequent remeasurement of Class A ordinary shares subject to possible redemption	$6,870,162	$415,648
The accompanying notes are an integral part of these unaudited financial statements.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS
L Catterton Asia Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on January 5, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company except that we will not acquire any target company whose primary business is investing in oil or gas reserves or real estate.
As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation, its Initial Public Offering (“IPO”), described below, and subsequent to the IPO, identifying and evaluating prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s Sponsor is LCA Acquisition Sponsor, LP, a Cayman Islands limited partnership (the “Sponsor”).
On January 31, 2023, the Company, Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands ( “Lotus Tech”), Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Lotus Tech (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Lotus Tech (“Merger Sub 2”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). See Note 6.
The registration statement for the Company’s IPO was declared effective on March 10, 2021 (the “Effective Date”). On March 15, 2021, the Company consummated the IPO of 25,000,000 units (the “Units” and, with respect to ordinary share included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the issuance and sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,500,000, which is discussed in Note 4.
Transaction costs amounted to $16,467,878 consisting of $5,730,175 of underwriting discount, $10,027,806 of deferred underwriting discount, and $709,897 of other offering costs.
Following the closing of the IPO on March 15, 2021, $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account, and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s amended and restated memorandum and articles of association, and subject to the requirements of law and regulation, will provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (i) to the Company, until the completion of the initial Business Combination, or (ii) to the Company’s Public Shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and

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NOTES TO UNAUDITED FINANCIAL STATEMENTS
articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination prior to the extended liquidation date, discussed below, or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares, and (c) the redemption of the Public Shares if the Company has not consummated its Business Combination with the Combination Period, subject to applicable law. Public Shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed.
The Company will provide shareholders (the “Public Shareholders”) of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s income taxes, if any, divided by the number of the then-outstanding Public Shares. The amount in the Trust Account is $10.00 per Public Share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
These Public Shares were classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution.
On March 10, 2023, the Company held the Extraordinary General Meeting for its shareholders, at which the shareholders approved the amendment the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to the second amended and restated memorandum and articles of association to extend the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, which we refer to as our initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination and (3) redeem all of the public shares sold in the Company’s IPO that was consummated on March 15, 2021 if it fails to complete such initial business combination, from March 15, 2023 (the “Original Termination Date”) to June 15, 2023 (the “Extended Date”) and to allow the board of directors of the Company (“the Board”), without another shareholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to nine times, by an additional month each time, upon five days’ advance written notice prior to the applicable deadline, up to March 15, 2024 (the “Additional Extension Date”) or such earlier date as determined by the Board in its sole discretion (the “Extension”). As a result of the approval of the Extension and the implementation of the Extension, the Sponsor or its designee(s) or affiliate(s) (the “Lender”) shall contribute to the Company as a loan (each loan being referred to herein as a “Contribution”), which was (i) the lesser of (a) $990,000 or (b) $0.09 for each public share that has not been redeemed in accordance with the terms of the Charter for the three-month extension from the Original Termination Date to the Extended Date (the “Initial Extension Contribution”); and thereafter, to the extent necessary and as applicable, shall contribute (ii) the lesser of (a) $330,000 and (b) $0.03 into the trust account for each public share that has not been redeemed in accordance with the terms of the Charter for each subsequent one-month extension from the Extended Date to the Additional Extension Date (the “Subsequent Extension Contribution”) until the earlier of (i) the date of the extraordinary general

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NOTES TO UNAUDITED FINANCIAL STATEMENTS
meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that the Initial Extension Contribution and the Subsequent Extension Contribution for each subsequent one-month extension from the Extended Date to the Additional Extension Date, if applicable, have been loaned. Each Contribution will be deposited in the Trust Account within 5 business days of the beginning of the extended period which such Contribution is for. The Contribution(s) will bear no interest and will be repayable by the Company to the Lender upon consummation of an initial business combination. The loans will be forgiven by the Lender if the Company is unable to consummate an initial business combination except to the extent of any available funds held outside of the Trust Account.
In connection with the Extraordinary General Meeting, the holders of 6,867,252 of the Class A ordinary shares of the Company exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of approximately $70,200,754.
On June 5, 2023, the Board approved the extension of the Termination Date for one additional month to July 15, 2023 (the “Second Extension”), authorized the establishment of the extension committee as a committee of the Board (the “Extension Committee”) and delegated the power to approve further extensions of the Termination Date for up to eight additional one-month periods, from July 15, 2023 to March 15, 2024, to the Extension Committee. The Board’s approval of the Second Extension was noticed to shareholders on June 9, 2023. In connection with the Second Extension, LCA Acquisition Sponsor, LP deposited into the trust account $330,000 on June 15, 2023.
On July 5, 2023, the Extension Committee approved the extension of the Termination Date for one additional month to August 15, 2023 (the “Third Extension”) pursuant to its authorization from the Board. The Extension Committee’s approval of the Third Extension was noticed to shareholders on July 10, 2023. In connection with the Third Extension, LCA Acquisition Sponsor, LP or its designee or affiliate expects to deposit into the trust account $330,000 within five business days following July 15, 2023.
The Company will have August 15, 2023 (the “Combination Period”) to complete the Business Combination. The Company has the option to extend the Combination Period up to nine times, by an additional month each time, up to March 15, 2024. However, if the Company is unable to complete a Business Combination during the Combination Period or during any extension period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the its Public Shares if the Company does not complete its initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete an initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
complete the initial Business Combination within the prescribed timeframe, and (iv) vote their Founder Shares and Public Shares in favor of the Company’s initial Business Combination.
Liquidity and Going Concern
As of June 30, 2023, the Company had $4,523 in its operating bank account. As of June 30, 2023, the Company had a working capital deficit of $8,641,390.
The Company’s liquidity needs up to its IPO were satisfied through a capital contribution from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000 and offering costs and expenses paid for by related parties (see Note 5). Subsequent to the consummation of the IPO, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the officers and directors may, but are not obligated to, provide the Company with working capital loans. As of June 30, 2023, there were no amounts outstanding under any working capital loan.
The Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. The Company obtained a commitment from the Sponsor to fund any working capital needs of the Company at least one year from the issuance of these unaudited condensed financial statements through loans of up to an aggregate of $500,000.
In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the mandatory liquidation and subsequent dissolution, should the Company be unable to complete an initial business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until August 15, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by the specified period. If an initial business combination is not consummated by August 15, 2023, there will be a mandatory liquidation and subsequent dissolution. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The Company intends to complete an initial business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 15, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2022.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Marketable Securities Held in Trust Account
The Company had marketable securities held in trust account totaling $227,333,868 and $290,664,460 at June 30, 2023 and December 31, 2022, respectively. At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which invest U.S. Treasury securities. The Company’s portfolio of marketable securities held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. Gains and losses resulting from the change in fair value of these securities is included in gain on investment held in Trust Account. The estimated fair values of the marketable securities held in the Trust Account are determined using available market information.
Warrant Liabilities
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 2, Note 4, Note 5, Note 7 and Note 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Balance Sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary share (including ordinary share that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified in temporary equity. At all other times, ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, the 21,783,622 and 28,650,874, respectively, Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary share to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary share are affected by charges against additional paid in capital and accumulated deficit.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
As of June 30, 2023 and December 31, 2022, the ordinary shares reflected on the balance sheet are reconciled in the following table:
Class A ordinary shares subject to possible redemption, as of December 31, 2021	$286,531,700
Plus:
Remeasurement of carrying value to redemption value	4,132,759
Class A ordinary shares subject to possible redemption, as of December 31, 2022	$290,664,459
Less:
Redemptions	(70,200,754)
Plus:
Remeasurement of carrying value to redemption value	6,870,162
Class A ordinary shares subject to possible redemption, as of June 30, 2023	$227,333,867
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has two classes of shares, Class A Ordinary Shares and Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 15,037,074 ordinary shares in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the period presented.
The Company’s statement of operations applies the two-class method in calculating net income (loss) per share. Basic and diluted net income (loss) per ordinary share for Class A ordinary shares and Class B ordinary shares is calculated by dividing net income (loss) attributable to the Company by the weighted average number of shares of Class A ordinary share and Class B ordinary share outstanding, allocated proportionally to each class of ordinary share.
Reconciliation of Net Income (Loss) per Common Share
The Company’s net income (loss) is adjusted for the portion of net income (loss) that is allocable to each class of ordinary shares. The allocable net income (loss) is calculated by multiplying net income by the ratio of

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
weighted average number of shares outstanding attributable to Class A and Class B ordinary shares to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted income (loss) per ordinary share is calculated as follows:
	For the Three Months Ended June 30,
	2023	2022
Class A Common Stock
Net income allocable to Class A common stock	$1,657,313	$3,587,551
Basic and diluted weighted average shares outstanding	21,783,622	28,650,874
Basic and diluted income per share	$0.08	$0.13
Class B Common Stock
Net income allocable to Class B common stock	$544,945	$896,888
Weighted average shares outstanding, basic and diluted	7,162,718	7,162,718
Basic and diluted net income per common share	$0.08	$0.13
	For the Six Months Ended June 30,
	2023	2022
Class A Common Stock
Net (loss) income allocable to Class A common stock	$(1,172,393)	$7,374,226
Basic and diluted weighted average shares outstanding	24,363,584	28,650,874
Basic and diluted (loss) income per share	$(0.05)	$0.26
Class B Common Stock
Net (loss) income allocable to Class B common stock	$(344,675)	$1,843,556
Weighted average shares outstanding, basic and diluted	7,162,718	7,162,718
Basic and diluted net (loss) income per common share	$(0.05)	$0.26
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have an impact on its financial statements.
The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the IPO on March 15, 2021, the Company sold 25,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,500,000, in a private placement. Simultaneously with the closing of the exercise of the overallotment option, the Company completed the sale of an additional 486,784 Private Placement Warrants to the Sponsor, at a purchase price of $1.50 per Private Warrant, generating gross proceeds of $730,176. A portion of the proceeds from the sales of Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company (except as described in Note 7) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On January 12, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 937,500 Founder Shares were subject to forfeiture by the Sponsor, depending on the extent to which the underwriters’ over-allotment option is exercised. On March 24, 2021, the Underwriters partially exercised the over-allotment option which resulted in 912,719 of the Founder Shares no longer subject to forfeiture. On April 24, 2021, the underwriters’ over-allotment option to purchase up to an additional 99,126 additional units expired, having not been exercised, and accordingly, 24,781 Class B ordinary shares were forfeited by the Company’s initial shareholders for no consideration.
On August 10, 2022, a former director resigned from the Company and transferred his 25,000 Founder Shares to the Sponsor. On August 10, 2022, the Company appointed a new director and the Sponsor transferred 25,000 Founder Shares to the appointed independent director. The transfer of the Founders Shares to an independent director, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were effectively transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of June 30, 2023 and December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the Company’s Sponsor, officers and directors with respect to any Founder Shares.
Due to Related Party
Commencing on the date the securities of the Company were first listed on the Nasdaq Capital Market, the Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services incurred on behalf of members of the management team, in the amount of $10,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. A total of $30,000 and $60,000 has been incurred for the three and six months ended June 30, 2023, respectively, and $30,000 and $60,000 has been incurred for the three and six months ended June 30, 2022, respectively.
As of June 30, 2023 and December 31, 2022, the Company owed the Sponsor $4,659,040 and $2,108,356, respectively. The due to related party at June 30, 2023 is comprised of $3,128,984 in amounts owed related to expenses the Sponsor paid on behalf of the Company, $1,320,000 in amounts owed pertaining to extension and $210,056 in amounts owed pertaining to administrative services, office space and secretarial support provided by the Sponsor. The due to related party at December 31, 2022 is comprised of $1,958,300 in amounts owed related to expenses the Sponsor paid on behalf of the Company and $150,056 in amounts owed pertaining to administrative services, office space and secretarial support provided by the Sponsor.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.
On April 11, 2022, and re-issued on April 5, 2023, the Company obtained a commitment from the Sponsor to fund any working capital needs of the Company at least one year from the issuance of these unaudited condensed financial statements through loans of up to an aggregate of $500,000.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company granted the underwriters a 45-day option from March 15, 2021 to purchase up to an additional 3,750,000 Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On March 24, 2021, the Underwriters partially exercised the over-allotment option and purchased an additional 3,650,874 Over-Allotment Units. The underwriters did not exercise their remaining option, which expired on April 24, 2021.
On March 15, 2021, the Company paid an underwriting discount of $5,000,000, and on March 24, 2021, the Company paid an additional underwriting discount of $730,175 for over-allotment units sold. Additionally, the underwriters are entitled to a deferred fee of $10,027,806. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the Merger Agreement executed on January 31, 2023, the Company and Credit Suisse Securities (USA) LLC (the “Underwriter”), entered into a letter agreement, pursuant to which the deferred underwriting fee payable to the Underwriter under the Underwriting Agreement, dated March 10, 2021, is amended. In the event the Merger Agreement is consummated, the aggregate amount of the deferred underwriter fee that the Underwriter is entitled to shall be equal to the greater of (a) $5,000,000 and (b) 3.5% of the cash amounts in the Trust Account immediately prior to the closing as defined in the Merger Agreement. As a result, the Company recorded a reduction in the deferred underwriter fee to reflect a deferred underwriter fee equivalent to 3.5% of the value of the Trust Account as of the balance sheet date. The reduction in deferred underwriter fee is recorded in the unaudited condensed statement of operations and statement of changes in shareholders’ deficit.
Merger Agreement
On January 31, 2023, the Company, “Lotus Tech, Merger Sub 1, and Merger Sub 2, the Merger Agreement, pursuant to which, among other things, (i) Merger Sub 1 will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Lotus Tech (the surviving entity of the First Merger, “Surviving Entity 1”), and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Lotus Tech (the transactions contemplated by the Merger Agreement, including the Mergers, collectively, the “Business Combination”).
The Business Combination
Pursuant to the Merger Agreement, Lotus Tech’s current share structure shall be recapitalized such that its preferred shares, ordinary shares and options shall be redesignated into ordinary shares subject to a recapitalization factor that is determined by dividing the Price per Share by $10.00. “Price per Share” is defined in the Merger Agreement as the amount equal to $5,500,000,000 divided by such amount equal to (i) the

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
aggregate number of shares of Lotus Tech (a) that are issued and outstanding immediately prior to the Recapitalization, (b) that are issuable upon the exercise, exchange or conversion of all options and other equity securities of Lotus Tech that are issued and outstanding immediately prior to the recapitalization (whether or not then vested or exercisable, as applicable, and subject to certain exclusions) minus (ii) shares of Lotus Tech held by Lotus Tech or any of its subsidiaries (if applicable) as treasury shares.
Additionally, (i) all of the Company’s Class B ordinary shares issued and outstanding shall convert to Class A ordinary shares and shall be cancelled and cease to exist with each holder entitled to receive one newly issued Lotus Tech ordinary share; (ii) any of the Company’s outstanding units consisting of one Class A ordinary share and one-third of a public warrant shall automatically detach and the Class A ordinary shares shall be cancelled and cease to exist with each holder entitled to receive one newly issued Lotus Tech Ordinary Share and (iii) each warrant issued by the Company to acquire Class A ordinary shares (including the public warrants held a result of the unit separation) shall cease to be a warrant with respect to Company shares and be assumed by Lotus Tech and converted into a warrant to purchase one Lotus Tech Ordinary Share, subject to substantially the same terms and conditions prior to the Mergers.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Company, the Sponsor, certain shareholders of the Company (together with Sponsor, collectively, the “Founder Shareholders”) and Louts Tech entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which each Founder Shareholder has agreed to (i) to vote in favor of the Transactions and the other transaction proposals; (ii) to waive anti-dilution rights it held in respect of the Company’s Class B Shares under the Amended and Restated Memorandum and Articles of Association of the Company, (iii) to appear at the extraordinary general meeting for purposes of constituting a quorum, (iv) to vote against any proposals that would materially impede the transactions; (v) to appoint Lotus Tech as the Founder Shareholders’ proxy and attorney-in-fact with respect to approval of the Transactions; (vi) not to redeem any Company shares held by such Founder Shareholder, (vii) not to transfer any shares during an agreed lock-up period, and (viii) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the applicable laws in connection with the transactions and the Merger Agreement.
Our Sponsor also agreed to use commercially reasonable efforts to (i) cause certain affiliates of Sponsor as may be approved by Lotus Tech from time to time to participate in the PIPE Financing, and (ii) facilitate discussions between Lotus Tech and other entities which may help facilitate product development, marketing, customer engagement, retail space, and technology infrastructure development. For each dollar committed by the Sponsor or its affiliates as part of the PIPE Financing and approved by Lotus Tech, one Lotus Tech Warrant held by Sponsor immediately prior to the Mergers will not be subject to the lock-up restrictions under the Sponsor Support.
Our Sponsor also agreed that some of the Class B Ordinary Shares it held as of the date of the Sponsor Support Agreement will be subject to forfeiture and earn-out restrictions pursuant to the Sponsor Support Agreement. Specifically, 20% of the Class B ordinary shares held by our Sponsor will be forfeited unless certain affiliates of Sponsor as may be approved by Lotus Tech participate in the PIPE Financing, and another 10% of Class B ordinary shares held by our Sponsor are subject to forfeiture until the commencement or official announcement of any business collaborations facilitated by Sponsor or Sponsor’s affiliates between Lotus Tech or its applicable affiliates and other entities to help facilitate product development, marketing, customer engagement, retail space, and technology infrastructure development.
In addition, at the request of Lotus Tech, our Sponsor will transfer, directly or indirectly, to one or more shareholders of the Company up to 5% of the Class B ordinary shares held by our Sponsor as consideration to induce such shareholder(s) of the Company to waive its redemption rights in connection with the Company shareholders’ approval of the Business Combination.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
Shareholder Support Agreement
Concurrently with the execution of the Merger Agreement, the Company, Lotus Tech and certain of the shareholders of Lotus Tech entered into a shareholder support agreement (the “Shareholder Support Agreement”), pursuant to which certain shareholders holding sufficient number, type and classes of the issued and outstanding shares of Lotus Tech to approve the Transactions have each agreed, among other things and subject to the terms and conditions set forth therein: (i) to vote in favor of the transaction; (ii) to appear at the shareholders’ meeting of Lotus Tech in person or by proxy for purposes of counting towards a quorum; (iii) to vote against any proposals that would or would be reasonably likely to in any material respect impede the transaction; (iv) to appoint Lotus Tech as such shareholder’s proxy and attorney-in-fact with respect to approval of the transaction; and (v) during the interim period and for a period following the closing of the Merger Agreements, not to transfer any Lotus Tech shares held by such shareholder, subject to certain exceptions.
Form of Registration Rights Agreement
The Merger Agreement contemplates that Lotus Tech, the Company, the Founder Shareholders and potentially certain shareholders of Lotus Tech will enter into a registration rights agreement, pursuant to which, among other things, Lotus Tech will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Founder Shareholders and potentially certain shareholders of Lotus Tech will be granted customary demand and piggyback registration rights.
Form of Assignment, Assumption and Amendment Agreement
At the closing of the Merger Agreements, the Company, Lotus Tech and Continental Stock Transfer & Trust Company (“Continental”) will enter into an assignment, assumption and amendment agreement pursuant to which the Company will assign all of its rights, interests and obligations in its existing warrant agreement with Continental (the “Warrant Agreement”) to Lotus Tech, and the Warrant Agreement will be amended to change all references to the Company to Lotus Tech and so that each warrant will represent the right to receive one whole Lotus Tech Ordinary Share.
Lock-Up Agreement
On May 17, 2023, in connection with the proposed business combination, the Company and Lotus Tech entered into lock-up agreements (each, a “Lock-Up Agreement”) with certain shareholders of Lotus Tech that are not parties to the Shareholder Support Agreement, pursuant to which, among other things, such shareholders have each agreed that, for a period of six months following the Closing, such shareholders would not transfer certain Lotus Tech shares that such shareholder will hold following the Closing, on the terms and subject to the conditions set forth in the Lock-Up Agreement.
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 2,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A Ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At June 30, 2023 and December 31, 2022, there were no shares issued and outstanding, excluding 21,783,622 and 28,650,874 shares subject to possible redemption, respectively.
Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At June 30, 2023 and December 31, 2022, there were 7,162,718 Class B ordinary shares issued and outstanding.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Company’s Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Warrants — The Public Warrants will become exercisable at $11.50 per share on the later of twelve months from the closing of the IPO and 30 days after the completion of the initial Business Combination. Only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and it will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•
if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to its Sponsors, or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
NOTE 8.   RECURRING FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	June 30, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$227,333,868	$227,333,868	$—	$—
Liabilities:
Public Warrants Liability	$1,556,697	1,556,697	—	$—
Private Placement Warrants Liability	2,688,524	—	—	2,688,524
	$4,245,221	$1,556,697	$—	$2,688,524

L CATTERTON ASIA ACQUISITION CORP
NOTES TO UNAUDITED FINANCIAL STATEMENTS
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$290,664,460	$290,664,460	$—	$—
Liabilities:
Public Warrants Liability	$382,012	382,012	—	$—
Private Placement Warrants Liability	219,471	—	—	219,471
	$601,483	$382,012	$—	$219,471
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed unaudited Statements of Operations.
The Company established the initial fair value of the Public Warrants and Private Warrants on March 15, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. As of June 30, 2023 and December 31, 2022, the fair value for the Private Warrants was estimated using a Monte Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public and Private Warrants were classified as Level 3 at the initial measurement date, and the Private Warrants were classified as Level 3 as of June 30, 2023 and December 31, 2022 due to the use of unobservable inputs. In the period ending September 30, 2021, the Public Warrants were reclassified from a Level 3 to a Level 1 classification due to use of the observed trading price of the separated Public Warrants. Transfers between levels are recorded at the end of each reporting period. There were no transfers between levels during the period ended June 30, 2023 and December 31, 2022. The following table provides quantitative information regarding Level 3 fair value measurements as of June 30, 2023 and December 31, 2022:
Inputs	December 31, 2022	June 30, 2023
Risk-free interest rate	3.91%	4.02%
Dividend rate	0.0%	0.0%
Expected term (years)	5.21	5.35
Expected volatility	3.6%	4.00%
Share price – asset price	$10.10	$10.46
Exercise price	$11.50	$11.50
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
On July 5, 2023, the Extension Committee approved the extension of the Termination Date for one additional month to August 15, 2023 (the “Third Extension”) pursuant to its authorization from the Board. The Extension Committee’s approval of the Third Extension was noticed to shareholders on July 10, 2023. In connection with the Third Extension, LCA Acquisition Sponsor, LP or its designee or affiliate expects to deposit into the trust account $330,000 within five business days following July 15, 2023.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Lotus Technology Inc.:
Opinion on the Consolidated and Combined Financial Statements
We have audited the accompanying consolidated and combined balance sheets of Lotus Technology Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated and combined statements of comprehensive loss, changes in shareholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated and combined financial statements). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated and combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated and combined financial statements, the Company has experienced net loss, net cash used in operating activities and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(a). The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG Huazhen LLP
We have served as the Company’s auditor since 2021.
Hangzhou, China
July 12, 2023

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
		As of December 31,
	Note	2022	2021
		US$	US$
ASSETS
Current assets
Cash	2(e)	736,605	531,452
Restricted cash	2(f)	2,392	—
Derivative asset	2(g)	—	2,256
Accounts receivable – related parties, net of nil allowance for doubtful accounts	23	8,545	5,880
Inventories	3	22,703	1,983
Prepayments and other current assets – third parties	4	44,486	49,375
Prepayments and other current assets – related parties	23	8,732	434,627
Total current assets		823,463	1,025,573
Non-current assets
Restricted cash	2(f)	536	—
Investment securities – related parties	23	8,411	—
Property, equipment and software, net	5	253,471	59,197
Intangible assets	6	116,364	116,121
Operating lease right-of-use assets	7	158,724	108,233
Other non-current assets	8	10,983	8,187
Total non-current assets		548,489	291,738
Total assets		1,371,952	1,317,311
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Short-term borrowings – third parties	9	28,748	—
Short-term borrowings – related parties	23	—	11,269
Accounts payable – third parties		1,466	—
Accounts payable – related parties	23	5,770	—
Contract liabilities – third parties	19	7,843	6
Operating lease liabilities – third parties (including operating lease liabilities – third parties of VIEs without recourse to the Company of US$716 and US$242 as of December 31, 2022 and 2021, respectively)	7	15,815	9,500
Accrued expenses and other current liabilities – third parties (including accrued expenses and other current liabilities – third parties of VIEs without recourse to the Company of US$35,254 and US$11,304 as of December 31, 2022 and 2021, respectively)	10	323,299	111,713
Accrued expenses and other current liabilities – related parties (including accrued expenses and other current liabilities – related parties of VIEs without recourse to the Company of US$801 and nil as of December 31, 2022 and 2021, respectively)	23	183,237	442,788
Exchangeable notes	11	355,320	126,420
Convertible notes	12	—	23,445
Mandatorily redeemable noncontrolling interest (including mandatorily redeemable noncontrolling interest of VIEs without recourse to the Company of US$11,381 and US$6,593 as of December 31, 2022 and 2021, respectively)	15	11,381	6,593
Total current liabilities		932,879	731,734
The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS (Continued)
AS OF DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
		As of December 31,
	Note	2022	2021
		US$	US$
Non-current liabilities
Contract liabilities – third parties	19	—	1,930
Operating lease liabilities – third parties (including operating lease liabilities – third parties of VIEs without recourse to the Company of US$1,662 and US$773 as of December 31, 2022 and 2021, respectively)	7	98,963	47,638
Exchangeable notes	11	71,792	—
Convertible notes	12	76,770	—
Deferred tax liabilities	17	126	141
Deferred income	13	258,450	340,296
Other non-current liabilities – third parties		15,824	251
Other non-current liabilities – related parties	23	1,754	—
Total non-current liabilities		523,679	390,256
Total liabilities		1,456,558	1,121,990
Commitments and contingencies (note 22)
MEZZANINE EQUITY
Series Pre-A Redeemable Convertible Preferred Shares (US$0.00001 par value per share, 184,596,297 shares authorized, issued and outstanding as of December 31, 2022; Redemption value of US$174,429 as of December 31, 2022; Liquidation preference of US$174,429 as of December 31, 2022)	14	177,284	—
Series A Redeemable Convertible Preferred Shares (US$0.00001 par value per share, 123,456,332 shares authorized, issued and outstanding as of December 31, 2022; Redemption value of US$187,441 as of December 31, 2022; Liquidation preference of US$189,424 as of December 31, 2022)	14	191,125	—
Total mezzanine equity		368,409	—
SHAREHOLDERS’ (DEFICIT) EQUITY
Ordinary shares (US$0.00001 par value per share, 4,691,947,371 and 5,000,000,000 shares authorized as of December 31, 2022 and 2021, respectively; 2,142,922,222 and 2,167,000,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively)	16	21	22
Additional paid-in capital		403,103	424,414
Receivable from shareholders		(26,447)	(106,210)
Accumulated other comprehensive income (loss)		17,707	(69)
Accumulated deficit		(846,757)	(122,836)
Total shareholders’ (deficit) equity attributable to ordinary shareholders		(452,373)	195,321
Noncontrolling interests		(642)	—
Total shareholders’ (deficit) equity		(453,015)	195,321
Total liabilities, mezzanine equity and shareholders’ (deficit) equity		1,371,952	1,317,311

The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
		Year ended December 31,
	Note	2022	2021
		US$	US$

Revenues:	19
Sales of goods (including related parties amounts of US$23 and nil for the years ended December 31, 2022 and 2021, respectively)		1,186	369
Service revenues (including related parties amounts of US$8,344 and US$3,280 for the years ended December 31, 2022 and 2021, respectively)		8,371	3,318
Total revenues		9,557	3,687
Cost of revenues:
Cost of goods sold (including related parties amounts of US$839 and US$331 for the years ended December 31, 2022 and 2021, respectively)		(948)	(331)
Cost of services		(6,302)	(2,799)
Total cost of revenues		(7,250)	(3,130)
Gross profit		2,307	557
Operating expenses:
Research and development expenses (including related parties amounts of US$167,028 and US$345,655 for the years ended December 31, 2022 and 2021, respectively)		(445,844)	(511,364)
Selling and marketing expenses (including related parties amounts of US$6,964 and US$763 for the years ended December 31, 2022 and 2021, respectively)		(151,331)	(38,066)
General and administrative expenses (including related parties amounts of US$12,034 and US$2,782 for the years ended December 31, 2022 and 2021, respectively)		(148,369)	(54,763)
Government grants	2(y), 13	55,824	490,694
Total operating expenses		(689,720)	(113,499)
Operating loss		(687,413)	(112,942)
Interest expenses		(8,542)	(3,615)
Interest income		12,188	6,219
Investment (loss) income, net		(3,246)	2,229
Share of results of equity method investments		(2,762)	—
Foreign currency exchange (losses) gains, net		(11,505)	798
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk		(22,991)	(1,367)
Loss before income taxes		(724,271)	(108,678)
Income tax expense	17	(292)	(1,853)
Net loss		(724,563)	(110,531)
Less: Net loss attributable to noncontrolling interests		(642)	—
Net loss attributable to ordinary shareholders		(723,921)	(110,531)
Accretion of Redeemable Convertible Preferred Shares		(910)	—
Net loss available to ordinary shareholders		(724,831)	(110,531)
Loss per ordinary share
− Basic and diluted	18	(0.34)	(0.07)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
− Basic and diluted		2,148,265,510	1,508,588,219
Net loss		(724,563)	(110,531)
Other comprehensive income (loss)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes		(893)	119
Foreign currency translation adjustment, net of nil income taxes		18,669	(843)
Total other comprehensive income (loss)		17,776	(724)
Total comprehensive loss		(706,787)	(111,255)
Less: Total comprehensive loss attributable to noncontrolling interests		(642)	—
Total comprehensive loss attributable to ordinary shareholders		(706,145)	(111,255)
The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
	Note	Ordinary shares		Additional paid-in capital	Receivable from shareholders	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders’ (deficit) equity attributable to ordinary shareholders	Noncontrolling interests	Total shareholders’ (deficit) equity
		Number of shares	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of January 1, 2022		2,167,000,000	22	424,414	(106,210)	(69)	(122,836)	195,321	—	195,321
Net loss		—	—	—	—	—	(723,921)	(723,921)	(642)	(724,563)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes		—	—	—	—	(893)	—	(893)	—	(893)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	18,669	—	18,669	—	18,669
Total comprehensive loss		—	—	—	—	17,776	(723,921)	(706,145)	(642)	(706,787)
Settlement of receivable from shareholders		—	—	—	79,763	—	—	79,763	—	79,763
Re-designation of ordinary shares to Series Pre-A Preferred Shares	14	(24,077,778)	(1)	(13,024)	—	—	—	(13,025)	—	(13,025)
Shareholder contribution related to the issuance of exchangeable notes	11	—	—	8,135	—	—	—	8,135	—	8,135
Deemed distribution arising from reorganization under common control		—	—	(15,512)	—	—	—	(15,512)	—	(15,512)
Accretion of Redeemable Convertible Preferred Shares	14	—	—	(910)	—	—	—	(910)	—	(910)
Contribution from a non-controlling shareholder		—	—	—	—	—	—	—	149	149
Liquidation of a subsidiary		—	—	—	—	—	—	—	(149)	(149)
Balance as of December 31, 2022		2,142,922,222	21	403,103	(26,447)	17,707	(846,757)	(452,373)	(642)	(453,015)
The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
	Note	Ordinary shares		Additional paid-in capital	Receivable from shareholders	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders’ (deficit) equity attributable to ordinary shareholders	Noncontrolling interests	Total shareholders’ (deficit) equity
		Number of shares	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of January 1, 2021		—	—	25,877	—	655	(10,425)	16,107	—	16,107
Net loss		—	—	—	—	—	(110,531)	(110,531)	—	(110,531)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes		—	—	—	—	119	—	119	—	119
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	(843)	—	(843)	—	(843)
Total comprehensive loss		—	—	—	—	(724)	(110,531)	(111,255)	—	(111,255)
Issuance of ordinary shares		2,167,000,000	22	417,958	(106,210)	—	—	311,770	—	311,770
Shareholder contribution in connection with the issuance of exchangeable notes	11	—	—	3,391	—	—	—	3,391	—	3,391
Capital contribution from shareholders	23(iii)(f)	—	—	15,695	—	—	—	15,695	—	15,695
Dividends paid to a shareholder		—	—	—	—	—	(1,880)	(1,880)	—	(1,880)
Deemed distribution arising from reorganization under common control		—	—	(38,507)	—	—	—	(38,507)	—	(38,507)
Balance as of December 31, 2021		2,167,000,000	22	424,414	(106,210)	(69)	(122,836)	195,321	—	195,321

The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
		Year ended December 31,
	Note	2022	2021
		US$	US$
Operating activities:
Net loss		(724,563)	(110,531)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation		12,790	2,056
Reduction in the carrying amount of operating lease right-of-use assets		15,413	5,638
Investment loss (income), net		3,246	(2,229)
Share of results of equity method investments		2,762	—
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk		22,991	1,367
Share-based compensation expense		10,625	—
Deferred income tax expense		—	216
Non-cash interest expenses		8,167	3,615
Amortization of deferred income relating to government grants		(54,954)	(490,461)
Net unrealized foreign currency exchange losses (gains)		10,192	(694)
Changes in operating assets and liabilities:
Accounts receivable – related parties		(2,976)	(89)
Inventories		(21,628)	(1,960)
Prepayments and other current assets – third parties		1,594	(41,369)
Prepayments and other current assets – related parties		405,176	83,160
Other non-current assets		(2,044)	(8,028)
Accounts payable – third parties		1,583	—
Accounts payable – related parties		5,975	—
Contract liabilities – third parties		6,286	1,934
Accrued expenses and other current liabilities – third parties		145,857	84,713
Accrued expenses and other current liabilities – related parties		(201,088)	401,327
Operating lease liabilities		(14,610)	(55,421)
Other non-current liabilities – third parties		16,147	251
Other non-current liabilities – related parties		1,640	—
Net cash used in operating activities		(351,419)	(126,505)
Investing activities:
Payments for purchases of property, equipment and software and intangible assets		(133,345)	(34,590)
Proceeds from disposal of property, equipment and software		1,071	14
Payments for purchases of short-term investments		(300,662)	—
Proceeds from sales of short-term investments		289,587	—
Payments upon settlement of derivative instruments		(641)	—
Receipt of government grant related to assets		—	279,052
Payments for investments in equity investees		(3,114)	—
Loans to related parties		(2,310)	—
Net cash (used in) provided by investing activities		(149,414)	244,476
The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
(All amounts in thousands, except for share and per share data)
		Year ended December 31,
	Note	2022	2021
		US$	US$
Financing activities:
Proceeds from issuance of ordinary shares		—	197,918
Proceeds from settlement of receivable from shareholders		76,147
Proceeds from issuance of Series Pre-A Preferred Shares	14	129,681	—
Proceeds from issuance of Series A Preferred Shares	14	187,734	—
Repayment of exchangeable notes for issuance of Series A Preferred Shares	14	(57,430)	—
Proceeds from issuance of convertible notes	12	75,037	23,445
Proceeds from issuance of exchangeable notes	11	378,964	125,039
Proceeds from issuance of mandatorily redeemable noncontrolling interest	15	—	6,299
Receipt of refundable deposits in connection with the issuance of Series A Preferred Shares		28,945	—
Repayment of refundable deposits in connection with the issuance of Series A Preferred Shares		(28,628)	—
Capital contribution from shareholders	23(iii)(f)	—	15,695
Dividends paid to a shareholder		—	(1,880)
Consideration payment in connection with reorganization		(50,794)	(1,663)
Capital contribution by noncontrolling interests		149	—
Repayment of loans from a related party		(9,844)	—
Proceeds from bank loans		28,170	—
Net cash provided by financing activities		758,131	364,853
Effect of exchange rate changes on cash and restricted cash		(49,217)	2,943
Net increase in cash and restricted cash		208,081	485,767
Cash and restricted cash at beginning of the year		531,452	45,685
Cash and restricted cash at end of the year		739,533	531,452
Reconciliation of cash and restricted cash:
Cash		736,605	531,452
Restricted cash, current		2,392	—
Restricted cash, non-current		536	—
Total cash and restricted cash		739,533	531,452
Supplemental information
Interest paid		471	—
Income taxes paid		1,763	62
Income taxes refund		(131)	(30)
Non-cash investing and financing activities:
Purchase of property, equipment and software and intangible assets included in accrued expenses and other current liabilities		108,045	18,321
Purchase of intangible assets through issuance of ordinary shares	6	—	116,041
Payable arising from reorganization under common control		—	36,844
Issuance of Series Pre-A Preferred Shares through conversion of a convertible note	14	23,445	—
Re-designation of ordinary shares into of Series Pre-A Preferred Shares	14	23,650	—
Accretion of Redeemable Convertible Preferred Shares	14	910	—
Investment securities obtained through conversion of a convertible note	20	11,316	—
The accompanying notes are an integral part of these consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
1.   DESCRIPTION OF BUSINESS AND ORGANIZATION
(a)   Description of Business
Lotus Technology Inc. (“the Company”), an exempted company with limited liability, was incorporated in Cayman Islands, on August 9, 2021. The Company, through its wholly owned subsidiaries, consolidated variable interest entity (“VIE”) and VIE’s subsidiaries (collectively, “the Group”) is a luxury battery electric vehicle (“BEV”) maker that designs, develops and sells luxury BEV lifestyle vehicles under the “Lotus” brand (“Lotus BEV business”); The Group is also a distributor that sells luxury sports cars under the “Lotus” brand.
(b)   History of the Group and basis of presentation for the Reorganization
The Group’s Lotus BEV business, founded in 2018, was carried out by Zhejiang Geely Holding Group (“Geely Holding”) through its subsidiaries, including Wuhan Lotus Cars Co., Ltd. (“Wuhan Lotus Cars”) and the Lotus BEV business unit of Ningbo Geely Automobile Research & Development Co., Ltd. (“Ningbo Geely R&D”) incorporated in the People’s Republic of China (“PRC”), Lotus Tech Creative Centre Limited (“Lotus Tech UK”) incorporated in United Kingdom (“UK”) and Lotus Tech Innovation Centre GmbH (“Lotus GmbH”) incorporated in Germany, which were all ultimately controlled by Mr. Shufu Li.
On August 9, 2021, the Company was incorporated as a limited liability company in the Cayman Islands, and Lotus Advanced Technology Limited Partnership (“Founders Offshore Vehicle”) subscribed for 866,800,000 ordinary shares on August 9, 2021. On July 30, 2021, Ming Jun Holdings Limited owned by Mr. Shufu Li, Yin Qing Holdings Limited, Xing Rong Holdings Limited and Jing Can Holdings Limited (the “Four Core Investors”) in the Founders Offshore Vehicle signed an agreement (later joined by State Rainbow Investments Limited and Radiant Field Investments Limited) under which Yin Qing Holdings Limited, Xing Rong Holdings Limited, Jing Can Holdings Limited, State Rainbow Investments Limited and Radiant Field Investments Limited agreed to act in concert with Ming Jun Holdings Limited. Therefore, Mr. Shufu Li has the majority voting right and controlled the Founders Offshore Vehicle.
On December 29, 2020, Geely Holding and Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) (“Founders Onshore Vehicle”) incorporated Wuhan Lotus Technology Co., Ltd. (“WFOE”). WFOE was 60% owned by Geely Holding and 40% owned by Founders Onshore Vehicle. Both Geely Holding and Founders Onshore Vehicle are controlled by Mr. Shufu Li.
On September 24, 2021, Etika Automotive SDN BHD (“Etika”), through its subsidiary in Hong Kong, Lotus Advanced Technology Limited (“Lotus HK”), subscribed for 33.33% equity interest in WFOE, while Geely Holding and Founder Onshore Vehicle subscribed disproportionally. Upon the closing, Geely Holding, Etika, and Founders Onshore Vehicle held 22.22%, 33.33% and 44.45%, respectively, equity interest in WFOE.
On November 11, 2021, the Company issued 650,100,000 ordinary shares to Etika through exchange of 100% equity interest in Lotus HK held by Etika. Lotus HK also acquired all the equity interest in WFOE held by Geely Holding and Founder Onshore Vehicle on December 15, 2021.
On November 11, 2021, the Company issued 433,400,000 ordinary shares to Lotus Technology International Investment Limited, ultimately 100% owned by Geely Holding.
Through a series of reorganization steps (the “Reorganization”), including transferring the assets and employees in the Lotus BEV business unit of Ningbo Geely R&D into Wuhan Lotus Cars and transferring the equity of Wuhan Lotus Cars to the WFOE, the Company gained control over WFOE through Lotus HK on December 15, 2021. The equity interests of Lotus Tech UK and Lotus GmbH were also transferred to the Group on December 29, 2021 and June 24, 2022, respectively.
On November 4, 2021, the Group entered into trademark licenses agreements with a related party, Group Lotus Limited, a wholly owned subsidiary of Lotus Group International Limited (“LGIL”), which is ultimately controlled by Mr. Shufu Li. Pursuant to this agreement, the Group received the “Lotus” trademark

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
licenses for as long as the Group conducts the business in relation to lifestyle vehicles (excluding sports car). The Group issued 216,700,000 ordinary shares as consideration for such trademark licenses.
The above Reorganization was completed on June 24, 2022. The Reorganization consists of transferring the Lotus BEV business to the Group. Before and after the Reorganization, the Lotus BEV business were ultimately controlled by Mr. Shufu Li (“the Controlling Shareholder”). Accordingly, the Reorganization is accounted for under common control transaction. Therefore, the accompanying consolidated and combined financial statements include the assets, liabilities, revenue, expenses and cash flows of Lotus BEV business for the periods presented and are prepared as if the corporate structure of the Group after the Reorganization had been in existence throughout the periods presented.
On March 15, 2022, the Company declared a 10-for-1 stock split in the form of a stock dividend and such stock dividend is distributed to all the shareholders of the Company in proportion to their respective shareholdings in the Company. Before the stock dividend, the Company has 216,700,000 ordinary shares and 2,407,778 Series Pre-A Preferred Shares issued and outstanding with a par value of US$0.00001 per share. After the stock dividend, the Company has 2,167,000,000 ordinary shares and 24,077,780 Series Pre-A Preferred Shares issued and outstanding. The change in total par value of ordinary shares was recorded with an offsetting adjustment to additional paid-in capital. The Company retrospectively adjusted total par value, all shares and per share amounts presented in the consolidated and combined financial statements to reflect the stock dividend.
(c)   Variable interest entities (“VIE”)
Prior to the restructuring in early 2023 as described in note 24, the Company’s subsidiary, WFOE has entered into contractual arrangements with Wuhan Lotus E-commerce Co., Ltd. (“VIE”) and their respective shareholders, through which, the Company exercises control over the operations of the VIE and the VIE’s subsidiaries (collectively the “VIEs”). The VIEs are primarily engaged in the provision of value-added telecommunication services.
The equity interests of the VIE are legally held by Mr. Shufu Li, Mr. Qingfeng Feng, Mr. Donghui Li and Mr. Bin Liu, who acted as the nominee equity holders of the VIE on behalf of the WFOE. On August 9, 2021, the Company’s wholly owned subsidiary, WFOE, the VIE and the VIE’s nominee equity holders entered into a contractual agreement, which was replaced by a series of contractual arrangements entered into by and among the WFOE, the VIE and the nominee equity holders on March 8, 2022, including (i) Exclusive Consulting and Service Agreement, (ii) Exclusive Purchase Option Agreement, (iii) Equity Pledge Agreement, (iv) Powers of Attorney and (v) Spousal Consent Letters.
The above agreements are collectively referred to as VIE Arrangements. Through the VIE Arrangements, the nominee equity holders of the VIE had granted all their legal rights including voting rights and disposition rights of their equity interests in the VIE to the WFOE. The nominee equity holders of the VIE did not participate in income and loss and did not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. Accordingly, the VIE was considered a variable interest entity.
Because the WFOE has (i) the power to direct activities of the VIE that most significantly impact the economic performance of the VIE; and (ii) the right to receive benefits of the VIE that could potentially be significant to the VIE. Thus, WFOE is the primary beneficiary of the VIE.
Under the terms of the VIE Arrangements, the Company, through the WFOE has (i) the right to receive economic benefits that could potentially be significant to the VIE in the form of service fees under the Exclusive Consulting and Service Agreement; (ii) the right to unconditionally receive all dividends or interest declared by the VIE and all of the assets of the VIE; (iii) the right to receive the benefits of the VIE through its exclusive option to acquire 100% of the equity interests in the VIE, to the extent permitted under respective

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
laws and regulations. Accordingly, the financial statements of the VIE are included in the Company’s consolidated and combined financial statements.
Under the terms of the VIE Arrangements, the VIE’s nominee equity holders have no rights to the net assets nor have the obligations to fund the deficit, and such rights and obligations have been vested to the Company through WFOE. All of the deficit (net liabilities) and net loss of the VIEs are attributed to the Company through WFOE.
The principal terms of the VIE Arrangements are as follows:
Exclusive Consulting and Service Agreement
Pursuant to the Exclusive Consulting and Service Agreement, WFOE has agreed to provide to the VIE with comprehensive consulting services and other services, including but not limited to licensing to VIE intellectual property rights legally owned by WFOE; development, installation, maintenance and update of website, apps, network and system involved in VIE’s business; providing VIE with software and software technology and solutions; technical support and training for employees of VIE; assisting VIE in market research, business planning and strategies; providing marketing and promotion services, customer management, finance management and other related services. VIE and VIE’s subsidiaries (together as VIEs) shall pay WFOE service fees at the amount of 100% of the total consolidated profit of VIEs, after deduction of any accumulated deficit of the VIEs in respect of the preceding financial year(s), necessary operating costs, expenses and taxes. Notwithstanding the foregoing, the WFOE may adjust the amount of the services fee according to services provided by WFOE to VIEs, the VIE’s operational conditions and development needs. The WFOE shall calculate the service fee on a quarterly basis and issue a corresponding invoice to the VIEs. The VIEs must make the payment to the WFOE within ten business days of receiving such invoice. In addition, absent the prior written consent of the WFOE, during the term of the Exclusive Consulting and Service Agreement, with respect to the services provided under the Exclusive Consulting and Service Agreement, the VIEs shall not accept the same or any similar services provided by any third party. The Exclusive Consulting and Service Agreement also provides that the WFOE has the exclusive proprietary rights to and interests in any and all intellectual property rights developed and created by the VIEs during the performance of the Exclusive Consulting and Service Agreement. The Exclusive Consulting and Service Agreement shall remain in effect permanently unless otherwise terminated by the WFOE. During the term of the Exclusive Consulting and Service Agreement, VIE shall not terminate the agreement for whatsoever reasons.
Exclusive Purchase Option Agreement
Under the Exclusive Purchase Option Agreement, the nominee equity holders of VIE irrevocably and exclusively granted WFOE or its designee an option to purchase their equity interest in VIE at the price equal to the minimum amount of consideration permitted by PRC law. The nominee equity holders of VIE should refund any amount that is paid by the WFOE or its designee in connection with the purchased equity interest in a way permitted by PRC law. The nominee equity holders of VIE also granted WFOE or its designee an option to purchase all or a portion of the assets of VIE for the minimum amount of consideration permitted by PRC law. The nominee equity holders of VIE agreed not to transfer or mortgage any equity interest in or dispose of or cause the management to dispose of any assets of VIE without the prior written consent of WFOE. The Exclusive Purchase Option Agreement shall remain in effect until all of the equity interests held by the nominee equity holders of VIE and all of the assets in VIE have been acquired by WFOE or its designee.
Equity Pledge Agreement
Under the Equity Pledge Agreement, the nominee equity holders of VIE pledged their respective equity interest in VIE to WFOE to guarantee the performance of contractual obligations and the payment of debts under the Exclusive Consulting and Service Agreement the nominee equity holders of VIE further agreed not to transfer or pledge their equity interests in VIE without the prior written consent of WFOE. The Equity

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Pledge Agreement will remain binding until all the contractual obligations of the nominee equity holders of VIE and the VIEs under the Exclusive Consulting and Service Agreement have been fully performed and all the outstanding debts of the nominee equity holders of VIE and the VIEs under the Exclusive Consulting and Service Agreement have been fully paid, or all of their equity interests in VIE have been acquired by WFOE or its designee. Registration of the equity pledge with competent PRC regulatory authority has been completed.
Powers of Attorney
Pursuant to the Powers of Attorney entered into by each of the nominee equity holders of VIE, the nominee equity holders of VIE unconditionally and irrevocably appointed the directors of WFOE’s direct or indirect shareholder(s) or WFOE’s other designated persons as their sole attorney-in-fact to exercise all equity holder rights, including, but not limited to, the right to attend shareholders’ meetings of the VIEs and sign any shareholders resolutions of the meetings on behalf of the nominee equity holder, to exercise all shareholders’ rights in accordance with the PRC laws and regulations and the articles of association of the VIEs, including but not limited to the shareholders’ voting rights, the rights to sale, transfer, pledge or disposal of all or any part of the equity interests in VIE, to appoint the legal representative, director, supervisor and other senior management personnel of VIE, the right to sign any document, meeting minutes and file documents with the competent PRC regulatory authority and the voting rights with respect to VIE’s bankruptcy. The powers of attorney will remain effective until such nominee equity holders cease to be nominee equity holders of the VIE or the WFOE notifies the nominee equity holder of VIE to terminate the relevant powers of attorney.
Spousal Consent Letters
The spouses of each of nominee equity holders signed Spousal Consent Letters. Under the Spousal Consent Letters, the signing spouse unconditionally and irrevocably agreed that the equity interest in VIE which is held by and registered under the name of her spouse will be disposed of pursuant to the abovementioned Equity Pledge Agreement, Exclusive Purchase Option Agreement, Exclusive Consulting and Service Agreement and Powers of Attorney. Moreover, the spouse confirmed she has no rights, and will not assert in the future any right, over the equity interests in VIE held by her spouse. In addition, in the event that the spouse obtains any equity interest in VIE held by her spouse for any reason, she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by her spouse, as may be amended from time to time.
The Company relies on the VIE Arrangements to operate and control VIEs. All of the VIE Arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration under PRC laws. Accordingly, these agreements would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. Uncertainties in the PRC legal system could limit the Company’s ability to enforce these VIE Arrangements. In the event that the Company is unable to enforce these VIE Arrangements, or if the Company suffers significant time delays or other obstacles in the process of enforcing these VIE Arrangements, it would be difficult to exert effective control over VIEs, and the Company’s ability to conduct its business and the results of operations and financial condition may be materially and adversely affected.
In the opinion of management, based on the legal opinion obtained from the Company’s PRC legal counsel, the above VIE Arrangements were legally binding and enforceable and did not violate current PRC laws and regulations. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, if the PRC government finds that the VIE Arrangements do not comply with its restrictions on foreign ownership of businesses, or if the PRC government otherwise finds that the Company’s corporate structure and contractual arrangements are in violation of local laws or regulations or lack the necessary permits or licenses to operate the Company’s business, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:
•
revoking the business and operating licenses of such entities;

•
discontinuing or restricting the operations or the Group’s right to collect revenues;

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
•
imposing fines or confiscating any of VIEs’ income that they deem to have been obtained through illegal operations;

•
imposing conditions or requirements with which the Group’s subsidiaries or the VIEs may not be able to comply;

•
requiring the Company to restructure the ownership structure or operations, including terminating the contractual arrangements and deregistering equity pledges made by the nominee equity holders of the VIEs, which in term would affect the ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

•
restricting or prohibiting the Company’s use of the proceeds of overseas offering to finance the business and operations in the mainland China; or

•
taking other regulatory or enforcement actions that could be harmful to the business.

If the imposition of any of these penalties or requirement to restructure the Company’s corporate structure causes it to lose the rights to direct the activities of the VIEs or the Company’s right to receive its economic benefits, the Company would no longer be able to consolidate the financial results of the VIEs in its consolidated and combined financial statements.
The Company’s involvement with the VIEs under the VIE Arrangements affected the Company’s consolidated and combined financial position, results of operations and cash flows as indicated below.
The following consolidated assets and liabilities information of the Group’s VIEs as of December 31, 2022 and 2021, and consolidated revenues, net loss and cash flow information for the years ended December 31, 2022 and 2021 have been included in the accompanying consolidated and combined financial statements. All the intercompany transactions and balances with the Company and its subsidiaries have been eliminated upon consolidation.
	As of December 31,
	2022	2021
	US$	US$
Cash	156,571	49,094
Inventories	108	—
Prepayments and other current assets – third parties	2,313	389
Total current assets	158,992	49,483
Property, equipment and software, net	14,189	—
Operating lease right-of-use assets	12,388	11,995
Other non-current assets	1,122	81
Total assets	186,691	61,559
Amounts due to inter-companies(i)	10,551	12,158
Operating lease liabilities – third parties	716	242
Accrued expenses and other current liabilities – third parties	35,254	11,304
Accrued expenses and other current liabilities – related parties	801	—
Mandatorily redeemable noncontrolling interest	11,381	6,593
Total current liabilities	58,703	30,297
Operating lease liabilities – third parties	1,662	773
Exchangeable notes(ii)	71,792	—
Convertible notes(ii)	76,770	—
Total liabilities	208,927	31,070

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)

(i)
As of December 31, 2022 and 2021, amounts due to inter-companies represent the payables that the VIEs had with the Company’s subsidiaries, which were eliminated in the Company’s consolidated and combined financial statements.

(ii)
As of December 31, 2022, the exchangeable notes of US$71,792 was guaranteed by the WFOE and the convertible notes of US$76,770 was guaranteed by the Company and the WFOE.

	Year Ended December 31,
	2022	2021
	US$	US$
Revenues	—	—
Net loss	(52,431)	(8,737)
Net cash used in operating activities(iii)	(8,869)	(7,993)
Net cash used in investing activities	(5,630)	—
Net cash provided by financing activities(iv)	137,876	55,951
Effect of exchange rate changes on cash	(15,900)	1,136
Net increase in cash	107,477	49,094
Cash at beginning of the year	49,094	—
Cash at the end of the year	156,571	49,094

(iii)
Net cash used in operating activities includes amounts of US$3,348 and nil paid to the Company’s subsidiaries for the years ended December 31, 2022 and 2021, respectively, which were eliminated upon consolidation.

(iv)
Net cash provided by financing activities includes amounts of US$10,611 and US$11,055 provided by the Company’s subsidiaries for the years ended December 31, 2022 and 2021, respectively, which were eliminated upon consolidation.

In accordance with the VIE Arrangements, the Company has the power to direct the activities of the VIEs. Therefore, the Company considers that there are no assets in the VIEs that can be used only to settle obligations of the VIEs, except for paid-in-capital of US$155 and US$155 as of December 31, 2022 and 2021, respectively. Except for the exchangeable notes of US$71,792 guaranteed by the WFOE and the convertible notes of US$76,770 guaranteed by the Company and the WFOE as mentioned above, the creditors of VIEs do not have recourse to the general credit of the Company and its subsidiaries. During the years ended December 31, 2022 and 2021 presented, the Company and its subsidiaries provided financial support to VIEs that they were not previously contractually required to provide in the form of advances. To the extent VIEs require financial support, the Company may, at its option and to the extent permitted under local laws, provide such support to VIEs through entrustment loans to VIEs.
The unrecognized revenue-producing assets that are held by the VIEs comprise of internet content provider license (“ICP license”), internally developed software and intellectual property, patents and other licenses, which were not recorded on the Company’s consolidated and combined balance sheets as they do not meet all the capitalization criteria.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)   Basis of Presentation
The accompanying consolidated and combined financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The consolidated and combined financial statements are presented in United States dollar (“US$”), rounded to the nearest thousand.
These consolidated and combined financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.
The Group experienced net loss of US$724,563 and net cash used in operating activities of US$351,419 for the year ended December 31, 2022. As of December 31, 2022, the Group’s accumulated deficit was US$846,757.
Historically, the Group had relied principally on proceeds from the issuance of redeemable convertible preferred shares, exchangeable notes, convertible notes and related party borrowings to finance its operations and business expansion. The Company will require additional liquidity to continue its operations over the next 12 months.
The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to:
a)   external financing in conjunction with the merger with L Catterton Asia Acquisition Corp, obtaining additional loans from banks or related parties, and issuance of redeemable convertible preferred shares, convertible notes or exchangeable notes to new and existing investors and renewal of existing convertible notes and exchangeable notes when they are due, though there is no assurance that the Company will be successful in obtaining such additional liquidity on terms acceptable to the Company, if at all; or failing that,
b)   a business plan to increase revenue and control operating costs and expenses to generate positive operating cash flows and optimize operational efficiency to improve the Company’s cash flow from operation. The feasibility of such plan is contingent upon many factors out of the control of the Company, and is highly uncertain and difficult to predict.
The consolidated and combined financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.
(b)   Principles of Consolidation
The consolidated and combined financial statements presented herein include the financial statements of the Company, its subsidiaries, the VIE for which WFOE is the primary beneficiary, and the VIE’s subsidiaries. All intercompany transactions and balances have been eliminated.
(c)   Use of Estimates
The preparation of the consolidated and combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported period in the consolidated and combined financial statements and accompanying notes. Significant items subject to estimates and assumptions include, but not limited to, lower of cost and net realizable value of inventories, useful lives and recoverability of property, equipment and software, recoverability of intangible assets with indefinite useful lives, realization of deferred tax assets, determination of incremental borrowing rates for leases, and fair value determination of i) exchangeable notes; ii) convertible notes; iii) mandatorily redeemable noncontrolling interest; and iv) share-based compensation arrangements. Actual results could differ from those estimates, and as such, differences may be material to the consolidated and combined financial statements.
(d)   Commitments and Contingencies
In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.
(e)   Cash
Cash consists of cash on hand and cash at bank. The Group does not have any cash equivalents as of December 31, 2022 and 2021.
Cash on hand and cash at bank deposited in financial institutions at various locations are as follows:
	As of December 31,
	2022	2021
	US$	US$
Cash balances include deposits in:
Financial institutions in the mainland of the PRC
− Denominated in Chinese Renminbi (“RMB”)	547,301	388,851
− Denominated in United States Dollars (“US$”)	165,068	123,831
− Denominated in Great Britain Pound (“GBP”)	2,984	—
− Denominated in Euro Dollar (“EUR”)	347	—
Total cash balances held at the PRC financial institutions	715,700	512,682
Financial institutions in United Kingdom (“UK”)
− Denominated in GBP	5,778	13,514
Total cash balances held at UK financial institutions	5,778	13,514
Financial institutions in Netherlands
− Denominated in GBP	18	—
− Denominated in EUR	8,899	—
Total cash balances held at Netherlands financial institutions	8,917	—
Financial institutions in Germany
− Denominated in EUR	5,347	5,254
Total cash balances held at German financial institutions	5,347	5,254
Total cash balances held at financial institutions in other jurisdictions	862	—
Total cash balances held at financial institutions	736,604	531,450
Cash on hand	1	2
Total cash balances	736,605	531,452
(f)   Restricted Cash
Cash that is restricted for withdrawal or use is reported separately on the face of the consolidated and combined balance sheets. The Group’s restricted cash represents deposits made to banks to secure bank acceptance notes and rental deposits made to landlords.
(g)   Derivative financial instruments
The Group selectively uses financial instruments to manage market risk associated with exposure to fluctuations in foreign currency rates with foreign exchange forwards, which are measured at fair value and recognized as either assets or liabilities on the consolidated and combined balance sheets. The Group’s

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
derivative instruments are not qualified for hedge accounting, thus changes in fair value are recognized in the consolidated and combined statements of comprehensive loss.
As of December 31, 2022 and 2021, the Group’s derivative instruments were nil and US$2,256, respectively. The Group recorded the derivative instruments’ fair value loss of US$2,653 and gain of US$2,229 in “Investment (loss) income, net” in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively.
(h)   Short-term investments
The Group’s short-term investments represent investments in a convertible note and wealth management products.
The Group has elected the fair value option to account for an investment in a convertible note, including the component related to accrued interest. The Group believes the fair value option best reflects the economics of the underlying transaction. The Group recorded the fair value gain of US$1,316 and nil in “Investment (loss) income, net” in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively. There was no balance outstanding as of December 31, 2022 and 2021.
The Group’s investments in wealth management products are redeemable at the option of the Group on any working day. The Group elects the fair value option at the date of initial recognition and carries these investments at fair value, since the Group believes the fair value option best reflects the economics of the underlying transactions. Changes in the fair value of these investments are reflected in the consolidated and combined statements of comprehensive loss as “Investment (loss) income, net”. The Group recorded the fair value gain of US$996 and nil in “Investment (loss) income, net” in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively. There was no balance outstanding as of December 31, 2022 and 2021.
(i)   Investment securities
The Group invests in marketable equity securities, which are classified as investments with readily determinable fair values and reported at fair value in the consolidated and combined balance sheets. The unrealized gains and losses on equity securities are reflected in the consolidated and combined statements of comprehensive loss as “Investment (loss) income, net”. As of December 31, 2022 and 2021, the carrying amounts of equity securities were US$8,411 and nil, respectively. The Group recorded the fair value loss of US$2,905 and nil in “Investment (loss) income, net” in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively.
(j)   Accounts Receivable
Accounts receivable is recognized in the period when the Group has transferred products or provided services to its customers and when its right to consideration is unconditional. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated and combined statements of cash flows. The Company maintains a specific allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. Accounts receivable balances are reviewed by management individually. Management considers various factors, including historical loss experience, current market conditions, the financial condition of its debtors, any receivables in dispute, the aging of receivables and current payment patterns of its debtors, in establishing the required allowance.
Accounts receivable which are deemed to be uncollectible are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance sheet credit exposure related to its customers. There is a time lag between when the Group estimates a portion of or the entire account balances to be uncollectible and when a write off of the account balances is taken.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The Group historically has not had any bad debts in accounts receivable. All accounts receivable were determined to be collectible, therefore there was no allowance for doubtful accounts recorded as of December 31, 2022 and 2021.
(k)   Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs to bring the inventories to their present location and condition. The Group records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the vehicles less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
No inventory write-downs were recognized for the years ended December 31, 2022 and 2021.
(l)   Equity investments
The Group applies the equity method to account for equity interests in investees over which the Group has significant influence but does not own a majority equity interest or otherwise control. Under the equity method, the Group initially records its investments at cost and the difference between the cost of the equity investee and the fair value of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill, which is included in the equity method investment on the consolidated and combined balance sheets. The Group subsequently adjusts the carrying amount of the investments to recognize our proportionate share of each equity investee’s net income or loss into earnings after the date of investment. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary. There was no equity method goodwill recognized.
(m)   Property, equipment and software, net
Property, equipment and software are stated at cost less accumulated depreciation and impairment, if any.
Depreciation on property, equipment and software is calculated on the straight-line method over the estimated useful lives of the assets as follows:
Machinery and R&D equipment	3 – 10 years
Molds and tooling	5 – 10 years
Motor vehicles	2 – 5 years
Office and electronic equipment	3 – 5 years
Purchased software	3 – 10 years
Leasehold improvements	The shorter of estimated useful life of the assets and lease terms
Construction in progress represents property and equipment under construction. Construction in progress is transferred to property and equipment and depreciation commences when an asset is ready for its intended use.
When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and the proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(n)   Operating Leases
The Group determines if an arrangement is or contains a lease at its inception. All of the Group’s leases are operating leases.
The Group recognizes lease liabilities and right-of-use (“ROU”) assets at lease commencement date. Lease liabilities are measured at the present value of unpaid lease payments at the lease commencement date and are subsequently measured at amortized cost using the effective-interest method. Since the Group’s leases do not provide an implicit rate, the Group uses its own incremental borrowing rate in determining the present value of unpaid lease payments. The incremental borrowing rate was determined based on the rate of interest that the Group would have to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The incremental borrowing rate is primarily influenced by the risk-free interest rate of China and the US, the Company’s credit rating and lease term, and is updated for measurement of new lease liabilities.
ROU assets are initially measured at cost, which consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Group. Variable lease payments are excluded from the measurement of ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. For operating leases, the Group recognizes a single lease cost on a straight-line basis over the remaining lease term.
The Group has elected not to recognize ROU assets and lease liabilities for short-term leases (i.e. leases that, at the commencement date, have a lease term of 12 months or less and do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise). As a practical expedient, the Group has elected that for all leases, where it is the lessee, not to separate non-lease components from lease components and instead to account for all lease and non-lease components associated with each lease as a single lease component.
If a lease is modified and that modification is not accounted for as a separate contract, the classification of the lease is reassessed as of the effective date of the modification based on its modified terms and conditions and the facts and circumstances as of that date.
(o)   Intangible Assets
Intangible assets with indefinite useful lives represent acquired license plates and trademark licenses since the Group has the right and the intention to continue to use the license plates and trademark licenses for as long as the Group conducts the business in relation to lifestyle vehicles (excluding sports car). The Group evaluates indefinite-lived intangible assets each reporting period to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible assets is not amortized but tested for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.
(p)   Land use rights
Land use rights in the mainland China represents an exclusive right to occupy, use and develop a piece of land during the contractual term of the land use right. The cost of a land use right is usually paid in one lump sum at the date the right is granted. The prepayment usually covers the entire period of the land use rights. Land use rights are recorded in operating lease right-of-use assets with lease term of 40 years.
(q)   Impairment of Long-lived Assets and intangible assets with indefinite lives
Long-lived assets, including property, equipment and software and ROU assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets or asset group by comparing the

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
carrying value of the assets or asset group to an estimate of future undiscounted cash flows expected to be generated from the use of the assets or asset group and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets or asset group, the Group recognizes an impairment loss based on the excess of the carrying value of the assets or asset group over the fair value of the assets or asset group. No such impairment losses were recorded for the years ended December 31, 2022 and 2021.
Intangible assets with indefinite lives are tested for impairment at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the assets are impaired. The Group first performs a qualitative assessment to assess all relevant events and circumstances that could affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. If after performing the qualitative assessment, the Group determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the Group calculates the fair value of the intangible asset and performs a quantitative impairment test by comparing the fair value of the asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, the Group recognizes an impairment loss in an amount equal to that excess. In consideration of the growing electric vehicle industry globally, the Group’s improving financial performance, the stable macroeconomic conditions in China and the Group’s future manufacturing plans, the Group determined that it is not more likely than not that the indefinite-lived intangible assets were impaired as of December 31, 2021. The Group did not record any impairment charges for the year ended December 31, 2022 based on the results of annual impairment testing.
(r)   Value Added Taxes
Entities that are VAT general taxpayers are permitted to offset qualified input VAT paid to suppliers against their output VAT upon receipt of appropriate supplier VAT invoices on an entity by entity basis. When the output VAT exceeds the input VAT, the difference is remitted to tax authorities, usually on a monthly basis; whereas when the input VAT exceeds the output VAT, the difference is treated as VAT recoverable which can be carried forward indefinitely to offset future net VAT payables. VAT related to purchases and sales which have not been settled at the balance sheet date is disclosed separately as an asset and liability, respectively, in the consolidated and combined balance sheets.
(s)   Fair Value Measurements
Fair value represents the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
Accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Accounting guidance establishes a three-level fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:
Level 1 —
Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 —
Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 —
Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
(t)   Revenue recognition
Revenues of the Group were primarily derived from sales of sports cars and provision of automotive design and development services for the years ended December 31, 2022 and 2021. Revenue is recognized when or as the control of the goods or services is transferred to customers. Control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:
•
provides all of the benefits received and consumed simultaneously by the customer;

•
creates and enhances an asset that the customer controls as the Group performs; or

•
does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.
Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates overall contract price to each distinct performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices for each individual distinct performance obligation identified based on the observable prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin, depending on the availability of observable information, the data utilized, and considering the Group’s pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements on these assumptions and estimates may affect revenue recognition.
When either party to a contract has performed, the Group presents the contract on the consolidated and combined balance sheets as a contract asset, a receivable or a contract liability.
A contract asset is recorded when the Group transfers a good or service to the customer before being unconditionally entitled to the consideration under the payment terms set out in the contract. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.
If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents a contract liability when the payment is received or receivable. A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.
Vehicle sales
During the years ended December 31, 2022 and 2021, the Group generated revenue from sales of the sports cars. Revenue from vehicle sales is recognized at a point in time, when the control of the vehicle is transferred to the customer, which is the point in time when the customer takes possession of and accepts the vehicles.
Initial refundable deposits received from customers for intention orders prior to vehicle purchase agreements are signed are recognized as refundable deposits from customers (accrued expenses and other current liabilities). When vehicle purchase agreements are signed, initial refundable deposits are reclassified to contract liabilities.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The estimated costs for the standard warranty provided by the Group are recorded as a liability when the Group transfers the control of vehicle to a customer.
Provision of automotive design and development services
The Group generates revenue by provision of automotive design and development services. As the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs, revenue is recognized over time, using the input method. Under the input method, revenue is recognized based on the proportion of the actual costs incurred relative to the estimated costs.
Costs incurred to fulfill such service contracts which are not in the scope of other guidance are recognized as contract cost assets when those costs:
•
relate directly to the service contracts that the Group can specifically identify;

•
are expected to be recovered; and

•
generate or enhance resources of the Group that will be used in satisfying performance obligations in the future.

(u)   Cost of sales
Cost of sales primarily consists of (i) purchase costs of vehicles, depreciation of molds tooling equipment, warehousing and transportation costs and customs duties, and (ii) labor costs, rental expenses, consumed materials and depreciation of associated assets used for providing the automotive design and development services.
(v)   Research and development
All costs associated with research and development (“R&D”) are expensed as incurred. R&D expenses consist primarily of salaries, bonuses and benefits for those employees engaged in research, design and development activities, license fees, outsourced development expenses, materials, rental expenses, depreciation of equipment and software of R&D activities and other expenses.
(w)   Selling and Marketing Expenses
Selling and marketing expenses mainly consist of advertising costs and market promotion expenses, payroll and related expenses for personnel engaged in selling and marketing activities and rental and depreciation expenses relating to facilities and equipment used by those employees. The Group expenses all advertising expenditures as incurred and classifies these costs as selling and marketing expenses. For the years ended December 31, 2022 and 2021, advertising expenditures totaled US$90,431 and US$21,207, respectively.
(x)   General and Administrative Expenses
General and administrative expenses mainly consist of payroll and related costs for employees involved in general corporate functions, expenses associated with the use of facilities and equipment by these employees, depreciation expenses, primarily consisting of depreciation of leasehold improvements, IT equipment and software, professional service fees and other general corporate expenses.
(y)   Government Grants
Government grants are recognized when there is reasonable assurance that the Group will comply with the conditions attached to it and the grants will be received.
Government grants that are received in advance relating to the compensation of R&D costs incurred are initially recognized in deferred income in the consolidated and combined balance sheets and subsequently

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
amortized and recognized as government grants in the consolidated and combined statements of comprehensive loss over the period necessary to match them with the R&D costs that they are intended to compensate.
Government grants that are received in advance relating to the acquisition of an asset are initially recognized in deferred income in the consolidated and combined balance sheets and subsequently amortized and recognized as government grants in the consolidated and combined statements of comprehensive loss as the assets are depreciated.
Government grant for the purpose of giving immediate financial support to the Group with no future related costs is recognized as government grants in the Group’s consolidated and combined statements of comprehensive loss when the grant becomes receivable.
The Group received government grants of US$870 and US$233 with no future related costs required during the years ended December 31, 2022 and 2021, which were directly recognized as government grants in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively.
(z)   Employee Benefits
The Group compensates its employees through short-term employee benefits and defined contribution plans. Short-term employee benefits consist of salaries, social benefit costs, paid annual leave, and bonuses that are expected to be settled within twelve months of the reporting period in which services are rendered. Short-term employee benefits are recognized at the undiscounted amounts expected to be paid when the liabilities are settled and presented within accrued expenses and other current liabilities in the consolidated and combined balance sheets.
For defined contribution plans, premiums are paid monthly to a separate legal entity or the local labor bureau that manages pension plans on behalf of various employers. The Group has no further commitments beyond its monthly contribution. Contributions payable are recognized in the reporting period in which services are rendered and presented within accrued expenses and other current liabilities in the consolidated and combined balance sheets. Contribution rates are unique to each employee in Netherlands, while the contribution rates are standard in UK, Germany and mainland China.
Employee social benefits included as expenses in the accompanying consolidated and combined statements of comprehensive loss amounted to US$36,347 and US$15,324 for the years ended December 31, 2022 and 2021, respectively.
(aa)   Share-based compensation
Share-based awards granted to the employees and non-employee service providers in the form of share options are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense using the graded attribution over the requisite service period, if and when the Group considers that it is probable that the performance condition will be achieved. The fair value of the share awards is estimated using the binomial option pricing model and is affected by the price of the ordinary shares as well as the assumptions regarding a number of complex and subjective variables, including risk-free interest rate, exercise multiple and expected dividend yield. The fair value of these awards was determined by management with the assistance from a valuation report prepared by an independent valuation firm using management’s estimates and assumptions. The Group elects to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(bb)   Income Taxes
The Group accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Tax. Current income taxes are provided on the basis of income before income taxes for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated and combined statements of comprehensive loss in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred income tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred income tax assets will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of futures profitability, the duration of statutory carry forward periods, the Group’s experience with operating loss and tax credit carry forwards, if any, not expiring.
The Group applies a “more-likely-than-not” recognition threshold in the evaluation of uncertain tax positions. The Group recognizes the benefit of a tax position in its consolidated and combined financial statements if the tax position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more-likely-than-not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in the Group’s consolidated and combined financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. The Group records interest and penalties related to unrecognized tax benefits (if any) in income tax expenses.
(cc)   Foreign Currency
The Company’s reporting currency is US$. The functional currency of the Company and its subsidiaries in Hong Kong is US$. The functional currency of the Company’s subsidiaries and consolidated VIEs in mainland China is RMB. The functional currency of the entities incorporated in UK includes US$ and GBP. The functional currency of the entities incorporated in Netherlands and Germany is Euro. The Group’s entities incorporated in other jurisdictions generally use their respective local currencies as their functional currencies.
Transactions denominated in currencies other than the functional currency are re-measured into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet dates. The resulted exchange differences are recorded as foreign currency exchange (losses) gains, net in the consolidated and combined statements of comprehensive loss.
The Group entities with functional currencies other than the US$ are translated from the functional currency into US$. Assets and liabilities are translated into US$ using the applicable exchange rates at the balance sheet dates. Equity accounts other than deficit generated in the current period are translated into US$ using the appropriate historical rates. Revenues, expenses, gains and losses are translated into US$ using the average exchange rates for the relevant periods. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income (loss) in the consolidated and combined statements of

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
comprehensive loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in the consolidated and combined statements of changes in shareholders’ (deficit) equity.
(dd)   Concentration and Risk
Concentration of customers and suppliers
The Group’s accounts receivables are mainly due from Zhejiang Geely Holding Group (“Geely Holding”) and its subsidiaries (collectively as “Geely Group”), representing 96.24% and 100% of the Group’s accounts receivable — related parties as of December 31, 2022 and 2021, respectively. During the years ended December 31, 2022 and 2021, Geely Group contributed US$8,036 and US$3,280 of the Group’s total revenues, respectively.
No third-party customer contributed more than 10.0% of the Group’s total revenues for years ended December 31, 2022 and 2021.
Accounts receivable balances with greater than 10.0% the Group’s accounts receivable balances as of December 31, 2022 and 2021 were as follows.
	As of December 31,
	2022	2021
	proportion of total accounts receivable balance
Customer A, related party	Below 10%	41.96%
Customer B, related party	Below 10%	27.57%
Customer C, related party	Below 10%	19.12%
Customer D, related party	12.56%	11.35%
Customer E, related party	57.13%	—
The above customers are ultimately controlled by Geely Holding.
Suppliers contributed more than 10.0% of total costs and expenses for the years ended December 31, 2022 and 2021 are as below.
	Year Ended December 31,
	2022	2021
	proportion of total costs and expenses
Supplier A, related party	—	47.58%
Supplier C, related party	10.55%	—
The above suppliers are ultimately controlled by Geely Holding.
Payable balances with greater than 10.0% the Group’s amounts due to suppliers as of December 31, 2022 and 2021 were as follows:
	As of December 31,
	2022	2021
	proportion of total payables balance
Supplier B, related party	13.11%	76.45%
Supplier C, related party	20.38%	—

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The above suppliers are ultimately controlled by Geely Holding.
Concentration of credit risk
Financial instruments that potentially expose the Group to concentrations of credit risk consist principally of cash, restricted cash, investment securities, accounts receivable and other receivables included in prepayments and other current assets.
Substantial all of the Group’s cash at bank is held by third-party financial institutions located in the mainland China. The bank deposits with financial institutions in the mainland China are insured by the government authority for up to RMB500. The Group has not experienced any losses in uninsured bank deposits and does not believe that it is exposed to any significant risks on cash held in bank accounts. To limit exposure to credit risk, the Company primarily places bank deposits with large financial institutions in the mainland China with acceptable credit rating.
Accounts receivable are primarily derived from revenue earned from automotive design and development services. Accounts receivable and other receivables included in prepayments and other current assets are unsecured. The risk is mitigated by credit evaluations performed on them.
(ee)   Loss per Share
Basic loss per ordinary share is computed by dividing net loss attributable to the Company’s ordinary shareholders, taking into consideration the accretions to redemption value of redeemable convertible preferred shares, by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, any net income is allocated between ordinary shares and other participating securities based on participating rights in undistributed earnings. The Company’s redeemable convertible preferred shares are participating securities since the holders of these securities participate in dividends on the same basis as ordinary shareholders. These participating securities are not included in the computation of basic loss per ordinary share in periods when the Company reports net loss, because these participating security holders have no obligation to share in the losses of the Company.
Diluted loss per share is calculated by dividing net loss attributable to the Company’s ordinary shareholders as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary and dilutive ordinary share equivalents outstanding during the year. Ordinary share equivalents include the ordinary shares issuable upon the exercise of the outstanding share options (using the treasury stock method), and the conversion of redeemable convertible preferred shares, mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes (using the as-if-converted method). Potential dilutive securities are not included in the calculation of diluted loss per share if the impact is anti-dilutive.
(ff)   Segment Reporting
The Group’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. For the purpose of internal reporting and management’s operation review, the Company’s chief executive officer and management personnel do not segregate the Group’s business by product or service. Management has determined that the Group has one operating segment.
As of December 31, 2022 and 2021, the long-lived assets amounted to US$4,180 and US$6,444 were located in UK, US$14,771 and US$14,286 were located in Germany, US$11,773 and US$50 were located in Netherlands, respectively, and the remaining long-lived assets were primarily in the PRC.
(gg)   Statutory Reserves
In accordance with the PRC Company Laws, the Group’s subsidiaries and consolidated VIEs in the mainland China must make appropriations from their after-tax profits as determined under the generally accepted

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the companies in the mainland China. Appropriation to the discretionary surplus fund is made at the discretion of the companies in the mainland China.
The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.
No appropriation to the reserve fund was made by the Company’s subsidiaries and consolidated VIEs in the mainland China, as these companies did not earn any after-tax profits or had accumulated losses as determined under PRC GAAP for the years ended December 31, 2022 and 2021.
The Group’s ability to pay dividends may depend on the Group receiving distributions of funds from its subsidiaries. Relevant statutory laws and regulations permit payments of dividends by the Group’s subsidiaries only out of its retained earnings. Relevant statutory laws and regulations restrict the subsidiaries from transferring a portion of their net assets, equivalent to the balance of their statutory reserves and their paid in capital to the Company in the form of loans, advances or cash dividends. The balances of restricted net assets were US$85,164 and US$85,164 as of December 31, 2022 and 2021, respectively.
(hh)   Recent Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and hosting arrangements that include an internal-use software license. The amendment in this update was effective for fiscal periods beginning after December 15, 2020. The Group adopted ASU 2018-15 on January 1, 2021. The adoption did not have a material impact on the Group’s consolidated and combined financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). This amendment was issued to simplify the accounting for income taxes by removing certain exceptions for recognizing deferred taxes, performing intra-period allocation, and calculating income taxes in interim periods. Further, ASU 2019-12 adds guidance to simplify the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The Group adopted the standard on January 1, 2021. The adoption did not have a material effect on the Group’s consolidated and combined financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Group early adopted ASU 2020-06 on January 1, 2021. The adoption did not have a material impact on the Group’s consolidated and combined financial statements.
In November 2021, the FASB issued ASU 2021-10 Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which improves the transparency of government assistance received by

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. ASU 2021-10 is effective for financial statements issued for annual periods beginning after December 15, 2021, with early application permitted. The Group early adopted ASU 2021-10 on January 1, 2021 on a prospective basis. The Group made the required disclosure in Note 13.
In June 2016, the FASB amended ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was further amended in November 2019 by ASU 2019-09, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As the Group is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Group will adopt ASU 2016-13 for the fiscal year ending December 31, 2023. The adoption did not have a material impact on the Group’s consolidated and combined financial statements.
In November 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contracts Assets and Contract Liabilities from Contracts with Customers, which requires companies to apply Accounting Standard Codification (“ASC”) 606 to recognize and measure contract assets and contract liabilities from contracts with customers acquired in a business combination on the acquisition date. This new guidance creates an exception to the general recognition and measurement principle noted in ASC 805, Business Combinations, which requires the acquirer in a business combination to recognize and measure the assets acquired at fair value at the acquisition date. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022 and interim periods, for all public business entities. For all other entities, it is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early application permitted. As the Group is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Group will adopt ASU 2021-08 for the fiscal year ending December 31, 2024. The Group is currently evaluating the impact of adopting this standard on its consolidated and combined financial statements.
3.   INVENTORIES
Inventories consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Products available for sale	13,714	1,983
Goods in transit	8,989	—
Total	22,703	1,983

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
4.   PREPAYMENTS AND OTHER CURRENT ASSETS — THIRD PARTIES
Prepayments and other current assets — third parties consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Deductible VAT	36,508	44,917
Prepayments to third-party suppliers	2,446	1,854
Deposits	3,747	969
Others	1,785	1,635
Total	44,486	49,375
5.   PROPERTY, EQUIPMENT AND SOFTWARE, NET
Property, equipment and software, net, consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Machinery and R&D equipment	16,997	8,176
Molds and tooling	79,963	—
Motor vehicles	15,586	3,860
Office and electronic equipment	17,271	3,825
Purchased software	49,905	5,773
Leasehold improvements	22,431	2,737
Property, equipment and software	202,153	24,371
Less: Accumulated depreciation	(15,455)	(2,982)
Construction in progress(i)	66,773	37,808
Property, equipment and software, net	253,471	59,197

(i)
Represents the capitalized expenditures on the construction of corporate buildings, leasehold improvements, tooling and R&D equipment under construction.

Depreciation expenses on property, equipment and software were allocated to the following expense items:
	Year Ended December 31,
	2022	2021
	US$	US$
Cost of revenues	38	25
Research and development expenses	2,681	1,626
Selling and marketing expenses	5,476	61
General and administrative expenses	4,595	344
Total depreciation expenses	12,790	2,056

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
6.   INTANGIBLE ASSETS
Intangible assets consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Trademark licenses with indefinite useful lives(i)	116,083	116,041
License plates with indefinite useful lives	281	80
Intangible assets	116,364	116,121

(i)
On November 4, 2021, the Group entered into trademark licenses agreements with a related party (“Trademark Licenses Agreements”), Group Lotus Limited, a wholly owned subsidiary of LGIL, which is ultimately controlled by the Controlling Shareholder of the Company. Pursuant to the Trademark Licenses Agreements, the Group received the “Lotus” trademark licenses for as long as the Group conducts the business in relation to lifestyle vehicles (excluding sports car): i) exclusively on lifestyle vehicles and parts and components in relation thereto the Group designs, develops, manufactures, assembles, distributes and sells or has designed, developed, manufactured or assembled by any third party; ii) non-exclusively for the Group’s business of providing related after-sale services for the lifestyle vehicles; iii) non-exclusively on the related products (excluding anything relating to the sports cars) such as accessories the Group designs, produces, distributes, and sells or has designed or produced by any third party on its behalf; iv) any other occasions in relation to the business conducted by the Group as duly approved by the Group’s Board (excluding anything relating to sports cars). The Group intends to market and distribute its products under the “Lotus” brand indefinitely, and the trademark licenses are expected to contribute to cash flows indefinitely. The cost of renewal in each jurisdiction is different, and the Company believes the amount of renewal costs is insignificant relative to the future cash flows from sales of lifestyle vehicles under the “Lotus” brand. Therefore the useful lives of the trademark licenses are considered to be indefinite. The trademark licenses were initially recognized at the amount of US$116,041 as of November 4, 2021, which is the same as the carrying amount from the perspective of the entity under common control and their estimated fair value determined using the relief from royalty method.

7.   LEASES
The Group has entered into various non-cancellable operating agreements for land use rights, certain offices, warehouses, retail and service locations, and vehicles worldwide. The Group determines if an arrangement is a lease, or contains a lease, at inception and record the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.
The components of lease cost were as follows:
	Year ended December 31,
	2022	2021
	US$	US$
Operating lease cost	21,701	6,389
Short-term lease cost	2,595	847
Variable lease cost	49	231
Total	24,345	7,467
Certain leases have annual rent escalations based on subsequent year-to-year changes in the consumer price index (“CPI”). While operating lease liabilities are not remeasured as a result of changes to the CPI, the year-to-year changes to the CPI are treated as variable lease payments and recognized in the period in which they are incurred.
The above lease costs are recognized as cost of sales, selling and marketing expenses, general and administrative expenses and research and development expenses.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Supplemental cash flows information related to leases was as follows:
	Year Ended December 31,
	2022	2021
	US$	US$
Operating cash outflows from operating leases*	16,085	56,024
Lease liabilities arising from obtaining right-of use assets	76,584	56,610

*
For the year ended December 31, 2021, this amount includes prepayments for land use rights of US$49,237, with lease terms of 40 years.

Supplemental balance sheet information related to leases was as follows:
	As of December 31,
	2022	2021
	US$	US$
Operating Leases
Operating lease right-of-use assets*	158,724	108,233
Total operating lease assets	158,724	108,233
Operating lease liabilities, current
− Operating lease liabilities-third parties	15,815	9,500
− Operating lease liabilities-related parties**	13	788
Operating lease liabilities, non-current
− Operating lease liabilities-third parties	98,963	47,638
− Operating lease liabilities-related parties	170	—
Total operating lease liabilities	114,961	57,926

*
Operating lease right-of-use assets included land use rights with carrying amount of US$43,974 and US$49,275 as of December 31, 2022 and 2021, respectively.

**
This item is included in accrued expenses and other current liabilities — related parties in the consolidated and combined balance sheets as of December 31, 2022 and 2021.

	Year ended December 31,
	2022	2021
Weighted-average remaining lease term
Operating leases	8.37 years	7.36 years
Weighted-average discount rate
Operating leases	6.99%	5.74%
Because the leases do not provide an implicit rate of return, the Group used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Maturities of operating lease liabilities were as follows:
As of December 31, 2022
US$
2023	23,810
2024	21,726
2025	18,284
2026	16,308
2027	13,705
Thereafter	56,919
Total undiscounted lease payments	150,752
Less: imputed interest	(35,791)
Total lease liabilities	114,961
As of December 31, 2022, the Group had future minimum lease payments for non-cancelable short-term operating leases of US$110.
8.   OTHER NON-CURRENT ASSETS
Other non-current assets consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Deposits for long-term operating leases	3,486	1,772
Prepayments for purchases of property, equipment and software	1,442	62
Deductible VAT	5,815	6,353
Equity investments	240	—
Total	10,983	8,187
9.   SHORT-TERM BORROWINGS — THIRD PARTIES
Short-term borrowings — third parties consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Unsecured borrowings from a bank	28,748	—
Total	28,748	—
During the year ended December 31, 2022, the Group borrowed one-year loans with aggregated principal amounts of RMB200,000 (equivalent to US$28,170) from a bank in the PRC, bearing the interest rate of one-year loan prime rate (“LPR”) published by China Foreign Exchange Trade System plus 0.25% per annum, i.e., LPR+0.25%. The interests shall be repaid quarterly.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
10.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES — THIRD PARTIES
Accrued expenses and other current liabilities — third parties consisted of the following:
	As of December 31,
	2022	2021
	US$	US$
Accrued salaries and benefits	46,362	32,005
Payables for R&D expenses	83,261	24,251
Payables for marketing events	47,729	17,631
Payables for purchase of property, equipment and software	88,286	17,164
Refundable deposits from customers	3,410	137
Deposits from third parties(i)	4,684	3,568
VAT and other taxes payables	4,843	3,247
Payables for service fees	21,176	5,820
Bank acceptance notes	11,025	—
Others	12,523	7,890
Total	323,299	111,713

(i)
Represents short-term deposits from third party suppliers. The long-term deposits of US$15,824 and nil are classified and presented in other non-current liabilities — third parties as of December 31, 2022 and 2021, respectively.

11.   EXCHANGEABLE NOTES
	WFOE Exchangeable Notes	Lightning Speed Exchangeable Notes	Total
	US$	US$	US$
Balance as of January 1, 2021	—	—	—
Issuance of exchangeable notes	125,039	—	125,039
Changes in fair values of exchangeable notes, excluding impact of instrument-specific credit risk	1,065	—	1,065
Changes in fair values of exchangeable notes due to the instrument-specific credit risk	(132)	—	(132)
Foreign currency translation adjustment	448	—	448
Balance as of December 31, 2021	126,420	—	126,420
Issuance of exchangeable notes	307,172	71,792	378,964
Exchange to Series A redeemable convertible preferred shares (note 14)	(60,419)	—	(60,419)
Changes in fair values of exchangeable notes, excluding impact of instrument-specific credit risk	13,162	—	13,162
Changes in fair values of exchangeable notes due to the instrument-specific credit risk	33	—	33
Foreign currency translation adjustment	(31,048)	—	(31,048)
Balance as of December 31, 2022	355,320	71,792	427,112
– Current portion	355,320	—	355,320
– Non-current portion	—	71,792	71,792

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
WFOE Exchangeable Notes
In September 2021, the Company’s subsidiary, WFOE, entered into an exchangeable note agreement with an investor. Pursuant to the agreement, WFOE is entitled to issue, from time to time, exchangeable notes (the “WFOE Exchangeable Notes”) to obtain financing from the investor (the “WFOE Exchangeable Notes Holder”) up to RMB3,000,000 with coupon rate of 3% per annum. Each tranche of WFOE Exchangeable Notes is scheduled to mature on the one-year anniversary date of issuance. The repayments of the WFOE Exchangeable Notes were guaranteed by Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) (“Founders Onshore Vehicle”).
The Group issued RMB800,000 (equivalent to US$125,039), RMB600,000 (equivalent to US$94,130), RMB600,000 (equivalent to US$94,457) and RMB800,000 (equivalent to US$118,585) on November 5, 2021, January 7, 2022, January 18, 2022 and August 2, 2022 to the WFOE Exchangeable Notes Holder, respectively, among which, RMB400,000 issued in November 2021 was exchanged for Series A redeemable convertible preferred shares in December 2022, as mentioned in note 14.
At the time when there is a subsequent round of equity financing, upon the notification in writing by the Group, the WFOE Exchangeable Notes Holder is entitled to convert the whole or any portion of the outstanding principal amount of the WFOE Exchangeable Notes into the shares of the subsequent round of equity financing at the post-money equity valuation based on a fixed monetary amount.
Pursuant to the agreement, the land use right of WFOE shall be pledged within 6 months upon the acquisition of the land use right, and buildings, construction in progress and ancillary facilities on the land shall be pledged subject to further notice by the WFOE Exchangeable Notes Holder.
Prior to a qualified initial public offering (“Qualified IPO” which is defined as an initial public offering and listing or back door listing (including via SPAC) or other similar transactions to achieve the listing of the shares of the Company):
1)
Upon the conversion, the WFOE Exchangeable Notes Holder is entitled to require Founders Onshore Vehicle or its designated entity to transfer the Company’s shares at the price of RMB1 per share to make the WFOE Exchangeable Notes Holder’s shareholding in the Company not less than 5%, based on an investment of RMB3,000,000. If the investment amount at time of conversion is less than RMB3,000,000, 5% shareholding shall be adjusted on a pro-rata basis.

2)
The Founders Onshore Vehicle or its designated entity must purchase all or a portion of the shares held by the WFOE Exchangeable Notes Holder at a price equal to the outstanding principal amount of the WFOE Exchangeable Notes plus interest rate of 3% per annum, if the Company failed to the consummation of Qualified IPO within seven-year anniversary of issuance date for each tranche of WFOE Exchangeable Notes, at the option of the WFOE Exchangeable Notes Holder.

3)
The Founders Onshore Vehicle or its designated entity has the right to purchase 60% of the shares held by the WFOE Exchangeable Notes Holder at a price equal to the outstanding principal amount of the WFOE Exchangeable Notes plus interest rate of 8% per annum prior to the consummation of Qualified IPO.

The above three features are collectively referred to as the “Rights and Obligations provided by the Founders Onshore Vehicle”.
The guarantees and Rights and Obligations provided by the Founders Onshore Vehicle were accounted for as shareholder contributions at its estimated fair value at the respective issuance date of each tranche of loans. The fair value of the guarantees and Rights and Obligations provided by the Founders Onshore Vehicle was US$3,391 for the tranche issued in November 2021 and US$8,135 for the tranches issued during the year

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
ended December 31, 2022. The fair value of the guarantees and Rights and Obligations was treated as debt issuance cost and charged to the interest expenses in the consolidated and combined statements of comprehensive loss.
The Group elected the fair value option to account for the WFOE Exchangeable Notes, including the component related to accrued interest. The Group believes the fair value option best reflects the economics of the underlying transaction. The WFOE Exchangeable Notes were recognized at fair value at the issuance date and are measured subsequently at fair value. The changes in fair values of the WFOE Exchangeable Notes due to the instrument-specific credit risk of US$33 and US$132 were (debited)/credited to other comprehensive (loss) income and all other changes in fair values of US$13,162 and US$1,065 were recognized as “Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk” in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively.
The Group adopted a scenario-weighted average method to estimate the fair value of the WFOE Exchangeable Notes, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair values of the WFOE Exchangeable Notes are estimated with the following key assumptions used:
	As of December 31,
	2022	2021
Risk-free interest rate	2.07%	2.20%
Discount rate	20.00%	20.00%
Probability of conversion	50.00% – 75.00%	50.00%
Bond yields	7.35% – 7.76%	6.79%
Probability of occurrence of Qualified IPO	45.00%	45.00%
As of April 26, 2023, the WFOE Exchangeable Notes of RMB400,000 (equivalent to US$62,520) issued in November 2021 and RMB1,200,000 (equivalent to US$94,130) issued in January 2022 were overdue. On April 27, 2023, the Company entered into a subscription agreement with the WFOE Exchangeable Notes Holder as described in note 24, pursuant to which the WFOE Exchangeable Notes Holder has committed to subscribe for and purchase the Company’s ordinary shares for US$10.00 per share, for an investment amount of RMB2,600,000 (equivalent to US$373,316) which will be settled by the then outstanding principal amount of the WFOE Exchangeable Notes.
Lightning Speed Exchangeable Notes
In November 2022, the VIE’s subsidiary, Hangzhou Lightning Speed Technology Co., Ltd. (“Lightning Speed”), entered into an exchangeable note agreement with an investor. Pursuant to the agreement, Lightning Speed is entitled to issue exchangeable notes (the “Lightning Speed Exchangeable Notes”) of RMB1,000,000 to obtain financing from the investor (the “Lightning Speed Exchangeable Notes Holder”). The repayments of the Lightning Speed Exchangeable Notes were guaranteed by the immediate shareholders of Lightning Speed, i.e., Sanya Lotus Venture Capital Co., Ltd. (“Sanya Lotus”), a wholly owned subsidiary of the VIE, and Ningbo Weili Enterprise Management Consulting Partnership (Limited Partnership). The WFOE provide a joint and several liability guarantee for the Lightning Speed Exchangeable Notes.
In December 2022, Lightning Speed issued the first tranche of RMB500,000 (equivalent to US$71,792) to the Lightning Speed Exchangeable Notes Holder.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Each tranche of Lightning Speed Exchangeable Notes is scheduled to mature on the five-year anniversary date of issuance and bearing a simple interest rate of loan prime rate published by China Foreign Exchange Trade System (“LPR”). With the consent of the Lightning Speed Exchangeable Notes Holder, Lightning Speed can extend the term of each tranche of Lightning Speed Exchangeable Notes twice, but each extension shall not exceed one year. During the extension period, the interest on the outstanding principal of the Lightning Speed Exchangeable Notes is calculated at the simple interest rate of 10% increase over LPR. All interests shall be paid at maturity.
During the period from the issuance date to the maturity date of each tranche of Lightning Speed Exchangeable Notes (subject to extension discussed above), the Lightning Speed Exchangeable Notes Holder is entitled to convert the whole or any portion of the outstanding principal amount of the Lightning Speed Exchangeable Notes into the shares of Lightning Speed based on the equity valuation of Lightning Speed, which is subject to further agreement by both parties, at the conversion date.
The Lightning Speed Exchangeable Notes Holder is entitled to request Lightning Speed to repay all outstanding principal and interests at maturity or if there is any occurrence of events of default by Lightning Speed. During the year ended December 31, 2022, no default event was occurred.
The Group elected the fair value option to account for the Lightning Speed Exchangeable Notes, including the component related to accrued interest. The Group believes the fair value option best reflects the economics of the underlying transaction. The Lightning Speed Exchangeable Notes were recognized at fair value at the issuance date and are measured subsequently at fair value. There was no change in the fair value of the Lightning Speed Exchangeable Notes from issuance date to December 31, 2022.
The Group adopted a scenario-weighted average method to estimate the fair value of the Lightning Speed Exchangeable Notes, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair values of the Lightning Speed Exchangeable Notes are estimated with the following key assumptions used:
As of December 31, 2022
Risk-free interest rates	2.40% – 2.60%
Probability of conversion	75.00%
Bond yield	7.11%
12.   CONVERTIBLE NOTES
	Series Pre-A Note	Subsidiary Convertible Note	Total
	US$	US$
Balance as of January 1, 2021	—	—	—
Issuance of convertible notes	23,445	—	23,445
Balance as of December 31, 2021	23,445	—	23,445
Issuance of convertible notes	—	75,037	75,037
Conversion to Series Pre-A redeemable convertible preferred shares (note 14)	(23,445)	—	(23,445)
Changes in fair values of convertible notes, excluding impact of instrument-specific credit risk	—	4,264	4,264

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
	Series Pre-A Note	Subsidiary Convertible Note	Total
	US$	US$
Changes in fair values of convertible notes due to the instrument-specific credit risk	—	890	890
Foreign currency translation adjustment	—	(3,421)	(3,421)
Balance as of December 31, 2022	—	76,770	76,770

Series Pre-A Note
On November 29, 2021, the Company entered into one-year convertible notes with a principal amount of RMB150,000 (equivalent to US$23,445) with coupon rate of 8% per annum with an investor (“Series Pre-A Note”). During the one-year term of the Series Pre-A Note, the investor was entitled to (i) convert the whole or any portion of the outstanding principal amount of the convertible note into Series Pre-A preferred shares in its sole discretion at any time; and (ii) automatically convert all the outstanding principal of the convertible note into Series Pre-A redeemable convertible preferred shares upon the completion of Reorganization as mentioned in note 1(b), obtaining licenses from Zhejiang Liankong Technology Ltd. (“Geely License”) as mentioned in note 23(ii), and completion of employment with certain key operating staff. The conversion price is RMB 6.22981 per share. The WFOE as the guarantor provide a joint and several liability guarantee for the Series Pre-A Note.
The Group elected the fair value option to account for the Series Pre-A Note, including the component related to accrued interest. The Group believes the fair value option best reflects the economics of the underlying transaction. The Series Pre-A Note was recognized at fair value at the issuance date and is measured subsequently at fair value. There was no change in the fair value of the Series Pre-A Note from November 29, 2021 to December 31, 2021. The Group adopted a scenario-weighted average method to estimate the fair value of Series Pre-A Note, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair value of the Series Pre-A Note is estimated with the following key assumptions used:
As of December 31, 2021
Risk-free interest rate	2.28%
Probability of conversion	75.00%
Bond yield	5.89%
On February 28, 2022, the Series Pre-A Note was converted into 24,077,780 Series Pre-A preferred shares within the terms of the agreement and no gain or loss was recorded.
Subsidiary Convertible Note
On June 8, 2022, the Company’s subsidiary, Ningbo Robotics Co., Ltd. (“Ningbo Robotics”), issued a seven-year convertible note (the “Subsidiary Convertible Note”) with the principal amount of RMB500,000 (equivalent to US$75,037) to an investor (the “Subsidiary Convertible Note Holder”). The Subsidiary Convertible Note Holder is entitled to receive annual interest equal to the outstanding principal multiplied by the latest five-year loan prime rate (“LPR”) published by China Foreign Exchange Trade System plus 79.8% per annum, i.e., five-year LPR*(1+79.8%) (“interest rate”) on June 30 every year until the expiration of the Subsidiary Convertible Note.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Conversion:
•
The Subsidiary Convertible Note Holder has the right to convert the Subsidiary Convertible Note to the subsidiary’s equity within 7 years from the issuance date (i.e., convertible before June 8, 2029), if the agreed financial performance of Ningbo Robotics achieved. All outstanding interest shall be paid in cash immediately before the conversion. The conversion price is RMB 135 per ordinary share of Ningbo Robotics (RMB 1 registered capital represents 1 share), subject to anti-dilution adjustment.

Redemption:
•
Ningbo Robotics’ immediate parent company, a subsidiary of the VIE and the VIE have the right to redeem all or part of the Subsidiary Convertible Note at any time within 7 years from the issuance date (i.e., before June 8, 2029), giving written notice to the Subsidiary Convertible Note Holder at least 15 working days in advance. The redemption price equals to (i) the principal to be redeemed, plus (ii) the principal to be redeemed × interest rate ÷ 365 × the number of days from the issuance date to the redemption date corresponding to the principal to be redeemed, less (iii) the interest already paid for the principal to be redeemed.

•
Ningbo Robotics’ immediate parent company and the VIE shall redeem all outstanding principal amount of Subsidiary Convertible Note at maturity (i.e., June 8, 2029). The redemption price at maturity is equal to (i) the outstanding principal, plus (ii) the outstanding principal × interest rate × 7 years, less (iii) the interest already paid for the outstanding principal. If Ningbo Robotics’ immediate parent company and the VIE delay in payments, 0.05% penalty per day of the overdue redemption price shall be paid to the Subsidiary Convertible Note Holder.

•
If there is any occurrence of events of default, the Subsidiary Convertible Note Holder has the right to require Ningbo Robotics’ immediate parent company and the VIE to redeem all outstanding principal amount of the Subsidiary Convertible Note and settle the unpaid interest immediately. The redemption price upon the occurrence of events of default equals to (i) the outstanding principal, plus (ii) the outstanding principal × interest rate ÷ 365 × the number of days from the issuance date to the redemption date, less (iii) the interest already paid for the outstanding principal. If the Ningbo Robotics’ immediate parent company and the VIE delay in payments, 0.05% penalty per day of the overdue redemption price shall be paid to the Subsidiary Convertible Note Holder. During the year ended December 31, 2022, no default event was occurred.

The Company and the WFOE provide a joint and several liability guarantee for the Subsidiary Convertible Note.
The Group elected the fair value option for the Subsidiary Convertible Note, including the component related to accrued interest. The Group believes the fair value option best reflects the economics of the underlying transaction. The Subsidiary Convertible Note was recognized at fair value at the issuance date and is measured subsequently at fair value. Changes in fair value of the Subsidiary Convertible Note was US$5,154 for the year ended December 31, 2022, among which, changes in fair value due to the instrument-specific credit risk of US$890 was recognized in other comprehensive loss and all other changes in fair values of US$4,264 was recognized as “Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk” in the consolidated statement of comprehensive loss for the year ended December 31, 2022.
The Group adopted a scenario-weighted average method to estimate the fair value of the Subsidiary Convertible Note, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair value of the Subsidiary Convertible Note is estimated with the following key assumptions used:

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
As of December 31, 2022
Risk-free interest rates	2.52% – 2.73%
Probability of conversion	12.00%
Bond yields	6.88% – 8.92%
13.   DEFERRED INCOME
	Asset-related subsidy	R&D-related subsidy	Total
	US$	US$	US$
Balance as of January 1, 2021	—	541,592	541,592
Government grants received during the year	279,052	—	279,052
Recognized as income during the year	—	(490,461)	(490,461)
Foreign currency translation adjustment	3,270	6,843	10,113
Balance as of December 31, 2021	282,322	57,974	340,296
Recognized as income during the year	—	(54,954)	(54,954)
Foreign currency translation adjustment	(23,872)	(3,020)	(26,892)
Balance as of December 31, 2022	258,450	—	258,450
In 2021, the Group received a specific subsidy of US$279,052 for compensating the expenditures on the construction of the Group’s corporate buildings in Wuhan city, the PRC. Since the corporate buildings are still under construction as of December 31, 2022, the Group has not recognized any government grants relating to this subsidy.
In 2018, the Group received a specific subsidy of US$755,581 relating to the Group’s R&D expenditures. During the years ended December 31, 2022 and 2021, the Group recognized government grants of US$54,954 and US$490,461 for the R&D expenses incurred under this subsidy, respectively.
14.   REDEEMABLE CONVERTIBLE PREFERRED SHARES
The Company’s activities with respect to the redeemable convertible preferred shares are as below:
	Series Pre-A Preferred Shares		Series A Preferred Shares		Total
	Shares	US$	Shares	US$	Shares	US$
Balance as of January 1, 2022	—	—	—	—	—	—
Issuance of preferred shares	160,518,519	153,126	123,456,332	190,723	283,974,851	343,849
Re-designation of ordinary shares into preferred shares	24,077,778	23,650	—	—	24,077,778	23,650
Accretion of redeemable convertible preferred shares	—	508	—	402	—	910
Balance as of December 31, 2022	184,596,297	177,284	123,456,332	191,125	308,052,629	368,409
Series Pre-A Preferred Shares
During February to July 2022, the Company issued 160,518,519 Series Pre-A redeemable convertible preferred shares (“Series Pre-A Preferred Shares”) at par value of US$0.00001 to two entities designated by an investor (“Pre-A Investor A”) at RMB 6.22981 per share, for an aggregated consideration of US$153,126, among

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
which US$129,681 was settled by cash and US$23,445 was settled by the Series Pre-A Note issued in November 2021 as mentioned in note 12.
On March 18, 2022, an ordinary shareholder of the Company, who is also a member of management, entered into a share purchase agreement with an investor (“Pre-A Investor B”), pursuant to which the ordinary shareholder sold its 24,077,778 ordinary shares at RMB 6.22981 per share to the Pre-A Investor B with a cash consideration of RMB150,000 (equivalent to US$23,650). On March 22, 2022, the Company’s 24,077,778 ordinary shares were redesignated as Series Pre-A Preferred Shares. The Company considered the redesignation, in substance, was effectively a repurchase and retirement of the ordinary shares and simultaneously an issuance of Series Pre-A Preferred Shares. The excess of the ordinary shares’ fair value over their par value in the amount of US$13,024 was charged to additional paid-in capital. The excess of the preferred shares’ fair value over the ordinary shares’ fair value in the amount of US$10,625 was recognized as share-based compensation expenses, included in “General and administrative expenses” in the consolidated statement of comprehensive loss for the year ended December 31, 2022.
Series A Preferred Shares
During October to December 2022, the Company issued 123,456,332 Series A redeemable convertible preferred shares (“Series A Preferred Shares”) at par value of US$0.00001 to several investors at RMB 10.54576 per share, for an aggregated consideration of US$187,734, among which US$130,304 was settled by cash and the remaining US$57,430 was exchanged by the WFOE Exchangeable Notes issued in November 2021 as mentioned in note 11. One of the investors of Series A Preferred Shares is Northpole GLY 3 LP, a related party controlled by the Controlling Shareholder of the Company, subscribed 12,725,113 shares at RMB 10.54576 per share for a cash consideration of US$20,000.
The rights, preferences and privileges of the Series Pre-A and Series A redeemable convertible preferred shares are as follows:
Redemption Rights
The holders of redeemable convertible preferred shares have the right to require the Company to redeem their investments, at any time upon the earlier occurrence of:
•
the failure by the Company to complete a Qualified IPO on or before October 11, 2027;

•
any material breach as defined in the shareholder agreement by Founders Offshore Vehicle or any entity of the Group, which has not been cured within ninety (90) days after being requested by relevant holders of redeemable convertible preferred shares;

•
any dishonesty of Founders Offshore Vehicle, which results in material adverse effect to the operation of the Group and cannot be effectively remedied within twenty (20) business days.

The redemption price for each issued and outstanding redeemable convertible preferred share held, shall be an amount equal to (i) 100% of the issuance price, plus (ii) interest at a simple rate of eight percent (8%) per annum accrued on the issuance price during the period from the issuance date to the redemption payment date, however, that the portion relevant to the Pre-A Investor A’s initial investment amount of RMB 150,000 shall accrue the interest from November 29, 2021, minus (iii) the amount of the dividends received, plus (iv) all declared but unpaid dividends.
If the assets or funds of the Company which are legally available on the date that any redemption price is due are insufficient to pay in full all redemption price, those assets or funds which are legally available shall nonetheless be paid and applied in the following preferential sequence: (i) firstly, to the extent permitted by applicable law to pay all redemption price due on such date on the Series A Preferred Shares in proportion to the full amounts to which the holders of Series A Preferred Shares to which such redemption price are due would otherwise be respectively entitled thereon; (ii) secondly, following the full payment of the relevant

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
redemption price to the holders of Series A Preferred Shares, to the extent permitted by applicable law to pay all redemption price due on such date on the Series Pre-A Preferred Shares in proportion to the full amounts to which the holders of Series Pre-A Preferred Shares to which such redemption price are due would otherwise be respectively entitled thereon.
On October 11, 2022, with the execution of the fourth amended and restated shareholders agreement, the redemption date of the Series Pre-A Preferred Shares was extended from February 28, 2027 to October 11, 2027. The Company determines the modification to the terms of Series Pre-A Preferred Shares represents a modification, because the difference of the fair values of the redeemable convertible preferred shares immediately before and after the amendment is less than 10%, therefore the Company applied modification accounting by analogy to the modification guidance contained in ASC 718-20, Compensation — Stock Compensation, and the modification that results in a decrease in the fair value of the modified preferred shares was not recognized. The fair value of Series Pre-A Preferred Shares before and after the modification were determined by management with the assistance of a third-party valuation firm.
The Company used the following assumptions in the model:
	October 11, 2022 – before modification	October 11, 2022 – after modification
Risk-free interest rate	2.45%	2.52%
Expected volatility	61.52%	60.26%
Expected dividend yield	0.00%	0.00%
Expected terms	2.22 – 4.39 years	2.22 – 5.00 years
Fair value of ordinary share	US$0.84	US$0.81
The risk-free interest rate is based on the yields of China government bonds with a maturity period close to the expected remaining life of the redeemable convertible preferred shares. The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected terms of the Company’s redeemable convertible preferred shares. Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future. Expected terms are the remaining contract life of the redeemable convertible preferred shares. The estimated fair value was determined using the back-solve method based on the equity allocation model.
Conversion Rights
Each redeemable convertible preferred share may, at the option of the holders, be converted at any time after the date of issuance of such redeemable convertible preferred share into fully-paid and non-assessable ordinary shares at an initial conversion ratio of 1:1 subject to adjustment for share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events. Each redeemable convertible preferred share shall automatically be converted into ordinary shares, at the applicable then-effective conversion price upon the closing of a Qualified IPO.
Voting Rights
Each redeemable convertible preferred share issued and outstanding shall be entitled to the number of votes equal to the number of ordinary shares into which such redeemable convertible preferred share could be converted at the record date for determination of the shareholders entitled to vote on such matters.
Dividend Rights
All the holders of redeemable convertible preferred shares are entitled to receive the dividends on pro-rata basis according to the relative number of shares held by them on an as-converted basis.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Liquidation Preferences
In the event of any liquidation event, including (i) the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (ii) trade sale, which means whether in a single transaction or series of related transactions, any of the following transactions: (a) the merger, acquisition or similar transaction of the Group (whether by a sale of equity, merger, consolidation, scheme of arrangement or amalgamation) in which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the voting power of the surviving or resulting entity immediately after the consummation of such transaction or series of transactions; or (b) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Group or the licensing of all or substantially all of the Group’s intellectual property, the holders of redeemable convertible preferred shares shall be entitled to receive, prior and in preference to any distribution or payment shall be made to the holders of any ordinary shares, the liquidation preference amount per share is equal to (i) 100% of the issuance price, plus (ii) interest at a simple rate of eight percent (8%) per annum accrued on the issuance price during the period from the issuance date to the liquidation payment date, however, that the portion relevant to the Pre-A Investor A’s initial investment amount of RMB 150,000 shall accrue the interest from November 29, 2021, plus (iii) any declared but unpaid dividends, plus (iv) interest at a simple rate of three percent (3%) per annum accrued on the WFOE Exchangeable Notes during the period from November 5, 2021 to the issuance date, only applicable to the WFOE Exchangeable Notes Holder.
If the Company’s available funds and assets are insufficient for the full payment of liquidation preference amounts to all holders of redeemable convertible preferred shares, then the Company’s entire available funds and assets shall be distributed ratably among the holders of redeemable convertible preferred shares in proportion to the aggregate liquidation preference amounts such holder is otherwise entitled to receive.
Liquidation preference is as follows in sequence: Series A Preferred Shares, Series Pre-A Preferred Shares. After distribution or payment in full of the liquidation preference amounts for Series A Preferred Shares and Series Pre-A Preferred Shares, the holders of ordinary shares shall be entitled to receive liquidation amount that equals to the corresponding investment amount paid by the relevant holders of ordinary shares to the Company. After distribution or payment in full of above liquidation amounts, the remaining available funds and assets, if any, shall be distributed ratably among the holders of ordinary shares and Series Pre-A Preferred Shares in proportion to the relative number of ordinary shares held by such shareholders on an as converted basis.
Performance Adjustment Mechanism
In the event that the Group fails to achieve the agreed milestones, including mass production of Eletre no later than June 30, 2023 and mass production of Type 133 no later than June 30, 2024 (collectively as “SOP Milestones”) as requested by the Pre-A Investor A, for every six (6) months that the Group is in delay to achieve the SOP Milestones, the Company shall issue to the Pre-A Investor A additional number of Series Pre-A Preferred Shares at nominal price (the total consideration shall be RMB 1) that equals to 0.5% of the then issued and outstanding shares of the Company immediately prior to such issuance (on a fully-diluted basis), provided that the aggregate maximum number of Series Pre-A Preferred Shares to be issued and obtained by the Pre-A Investor A shall be no more than 2% of the Series Pre-A Preferred Shares then held by the Pre-A Investor A acquired under the Series Pre-A Preferred Share purchase agreement (collectively referred to “warrant”).
Accounting of Redeemable Convertible Preferred Shares
The Company has classified the redeemable convertible preferred shares as mezzanine equity in the consolidated and combined balance sheets as they are contingently redeemable upon the occurrence of certain events outside of the Company’s control.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The Company concluded the embedded conversion and redemption option did not need to be bifurcated pursuant to ASC 815 because these terms do not permit net settlement, nor they can be readily settled net by a means outside the contract, nor they can provide for delivery of an asset that puts the holders in a position not substantially different from net settlement.
The Company also determined that the warrant granted to Pre-A Investor A is a freestanding instrument that was accounted for as a warrant liability, as the warrant could be legally detachable and separately exercisable from the Series Pre-A Preferred Shares. At initial recognition, proceeds were first allocated to the warrant based on its fair value and then the residual to the Series Pre-A Preferred Shares. For subsequent measurement, the Company recorded the changes in fair value of warrant liability in the consolidated statement of comprehensive loss. The Company expects that the agreed Milestones will be achieved, thus the Company concludes that the fair value of the warrant liability is minimal as of the issuance date and December 31, 2022, respectively.
Since the Company has adopted ASU 2020-06 on January 1, 2021, the Company did not assess whether the redeemable convertible preferred shares contain beneficial conversion features.
The Company recognized changes in the redemption value immediately as they occur and adjust the carrying value of redeemable convertible preferred shares to their maximum redemption amount at the end of each reporting period, as if it were also the redemption date for redeemable convertible preferred shares.
As mentioned above, the Series A Preferred Shares issued to the WFOE Exchangeable Notes Holder was exchanged by the WFOE Exchangeable Notes issued in November 2021. The Company evaluated accounting of the exchange under ASC 470-50 and determined that they qualified for extinguishment accounting. As such the Company derecognized the carrying amount of the WFOE Exchangeable Notes of US$60,419 and recognized Series A Preferred Shares of US$60,419. Upon exchange, the accumulated recognized other comprehensive income relating to fair value changes of the WFOE Exchangeable Notes due to instrument-specific credit risk of US$64 was recycled to the consolidated and combined statements of comprehensive loss. During the year ended December 31, 2022, the Company did not record any increase in the carrying amount of Series A Preferred Shares issued to the WFOE Exchangeable Notes Holder as its redemption value was lower than its initial carrying amount.
As the Company’s redeemable convertible preferred shares are denominated in RMB other than the functional currency of the Company, i.e., US$, the measurement of redemption value incorporates the effect of exchange rates on the functional currency amount of the redemption feature. The foreign currency exchange rates are considered in that measurement and their effect either increases or reduces the effect dividends on income available to ordinary shareholders and reported loss per share.
15.   MANDATORILY REDEEMABLE NONCONTROLLING INTEREST
US$
Balance as of January 1, 2021	—
Issuance of mandatorily redeemable noncontrolling interest	6,299
Changes in fair values of mandatorily redeemable noncontrolling interest, excluding impact of instrument-specific credit risk	302
Changes in fair values of mandatorily redeemable noncontrolling interest due to the instrument-specific credit risk	13
Foreign currency translation adjustment	(21)
Balance as of December 31, 2021	6,593
Changes in fair values of mandatorily redeemable noncontrolling interest, excluding impact of instrument-specific credit risk	5,565

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
US$
Changes in fair values of mandatorily redeemable noncontrolling interest due to the instrument-specific credit risk	(30)
Foreign currency translation adjustment	(747)
Balance as of December 31, 2022	11,381

On November 12, 2021, the Company’s VIE and Momenta (Suzhou) Technology Limited Company (“Momenta”) incorporated Ningbo Robotics Co., Ltd. (“Ningbo Robotics”). The VIE and Momenta hold 60% and 40% equity interest and invested RMB60,000 (equivalent to US$9,449) and RMB40,000 (equivalent to US$6,299) in Ningbo Robotics, respectively.
Pursuant to the shareholder agreement entered by the VIE and Momenta:
1)
If there is any disagreement or disputes arising between Ningbo Robotics and Momenta, Momenta has the right to require WFOE or VIE or the entity designated by WFOE or VIE to acquire the 40% equity interest in Ningbo Robotics at the consideration of RMB40,000 in cash.

2)
Momenta is required to sell its 40% equity interest in Ningbo Robotics to WFOE or VIE or the entity designated by WFOE or VIE no later than the third anniversary date of the incorporation of Ningbo Robotics. The redemption price between the date of incorporation and the first anniversary of Ningbo Robotics is RMB40,000, between the first anniversary and the second anniversary of the incorporation Ningbo Robotics is RMB80,000, and between the second anniversary and the third anniversary of the incorporation Ningbo Robotics is RMB120,000. At the sole discretion of Momenta, Momenta is entitled to elect either to redeem in cash or exchange for the Company’s shares with the equivalent monetary value.

3)
If the Company’s Board of Directors approved the Company’s Qualified IPO within the third anniversary date of the incorporation of Ningbo Robotics, Momenta is required to sell its 40% equity interest in Ningbo Robotics at the consideration same as the mechanism mentioned in 2). At the sole discretion of Momenta, Momenta is entitled to elect either to redeem in cash or exchange for the Company’s shares with the equivalent monetary value.

In March 2022, the VIE transfers its 60% equity interest of Ningbo Robotics to its wholly owned subsidiary, Sanya Lotus.
The Group is contractually obligated to repurchase the 40% noncontrolling interests (“NCI”) held by Momenta within the three years from its incorporation. The NCI, together with the embedded repurchase contract, is accounted for as a liability and recorded as “Mandatorily redeemable noncontrolling interest” in the Company’s consolidated and combined balance sheets.
The Group elected the fair value option to account for the mandatorily redeemable noncontrolling interest. The Group believes the fair value option best reflects the economics of the underlying transaction. Changes in fair values due to the instrument-specific credit risk of US$30 and US$13 were credited/(debited) in other comprehensive income (loss) and all other changes in fair values of US$5,565 and US$302 were recognized as “Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk” in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021, respectively.
The Group adopted a scenario-weighted average method to determine the fair value of the mandatorily redeemable noncontrolling interest, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
cash payment or equivalent equity discounted to each valuation date. The fair value of the mandatorily redeemable noncontrolling interest is estimated with the following key assumptions used:
	As of December 31,
	2022	2021
Discount rate	19.00%	21.00%
Bond yields	6.74% – 7.37%	6.31% – 7.40%
Expected terms	0.33-1.86	0.86-2.86
On April 28, 2023, the Company entered into a convertible note purchase agreement with Momenta Global Limited, a related party of Momenta, as described in note 24, pursuant to which the Company agreed to issue to Momenta Global Limited a convertible note in the principal amount of RMB80,000 (equivalent to US$11,487) following the Group’s acquisition of Momenta’s 40% equity interest in Ningbo Robotics for a cash consideration of RMB80,000 pursuant to Momenta’s redemption right under the shareholder agreement of Ningbo Robotics.
16.   ORDINARY SHARES
Upon incorporation on August 9, 2021, the Company’s authorized shares were 5,000,000,000 shares with a par value of US$0.00001 per share.
On August 9, 2021, the Company issued 866,800,000 ordinary shares to the Founders Offshore Vehicle at RMB1 per share with total consideration of RMB866,800 (equivalent to US$133,683) to the Company. As of December 31, 2022, RMB682,605 (equivalent to US$105,607) was paid up and remaining RMB184,195 (equivalent to US$26,447) was recorded as receivable from shareholders and presented as contra-equity.
On November 11, 2021, the Company issued 433,400,000 ordinary shares to Lotus Technology International Investment Limited, ultimately 100% owned by Geely Holding, at RMB1 per share with total consideration of RMB433,400 (equivalent to US$67,566), which was fully paid as of December 31, 2022.
On September 24, 2021, Etika, through Lotus HK, subscribed for 33.33% equity interest in WFOE at RMB1 per share with total consideration of RMB650,100 (equivalent to US$100,690) and paid up on September 28, 2021. On November 11, 2021, the Company issued 650,100,000 ordinary shares to Etika Automotive SDN BHD (“Etika”) through exchange of 100% equity interest in Lotus Advanced Technology Limited (“Lotus HK”) held by Etika.
On December 24, 2021, the Company issued 216,700,000 ordinary shares with a fair value of US$116,041 to Lotus Group International Limited (“LGIL”) for the “Lotus” trademark licenses licensed by Group Lotus Limited, a wholly owned subsidiary of LGIL.
On March 22, 2022, the Company’s 24,077,778 ordinary shares were redesignated as Series Pre-A Preferred Shares (see note 14).
As of December 31, 2022 and 2021, the Company was authorized to issue 4,691,947,371 and 5,000,000,000 ordinary shares with a par value of US$0.00001 per share, among which 2,142,922,222 and 2,167,000,000 shares were issued and outstanding, respectively.
17.   INCOME TAX
a)   Income tax
Cayman Islands
Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Hong Kong
Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to elect only one company in the group to benefit from the progressive anti-fragmentation two-tier rates. Payments of dividends by the Hong Kong subsidiary to the Company is not subject to withholding tax in Hong Kong.
The PRC, excluding Hong Kong
The Group’s PRC subsidiaries and consolidated VIEs are subject to the PRC Enterprise Income Tax Law (“EIT Law”) and are taxed at the statutory income tax rate of 25%, unless otherwise specified.
Under the EIT Law and its implementation rules, an enterprise established outside the PRC with a “place of effective management” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes. A PRC resident enterprise is generally subject to certain PRC tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. The implementation rules to the EIT Law provide that non-resident legal entities are considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside the PRC should be treated as residents for EIT Law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC are deemed resident enterprises, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.
Dividends paid to non-PRC-resident corporate investor from profits earned by the PRC subsidiaries after January 1, 2008 would be subject to a withholding tax. The EIT law and its relevant regulations impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its non-PRC-resident corporate investor for earnings generated beginning on January 1, 2008.
Other Countries
The maximum applicable income tax rates of other countries where the Company’s subsidiaries having significant operations in the years ended December 31, 2022 and 2021 are as follows:
	Year ended December 31,
	2022	2021
Germany
– Corporation tax*	15.825%	15.825%
– Trade tax*	14.35%	13.825%
UK	19%	19%
Netherlands**	25.8%	25.8%

*
This corporate tax rate excludes trade tax, which rate depends on the municipality in which Lotus GmbH conducts its business. Trade Tax is calculated by determining the Trade Tax Base with 3.5% of the trade income and applying the tax factor which differs according to the specific municipality in Germany and equals 410% and 395% for the municipality of Raunheim in 2022 and 2021, respectively.

**
The Netherlands income tax rate was 25% for the year ended December 31, 2021. The income tax rate was increased to 25.8% for 2022 onwards which was enacted since December 27, 2021.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The components of loss before income taxes are as follows:
	Year ended December 31,
	2022	2021
	US$	US$
The PRC, excluding Hong Kong	(652,302)	(113,598)
Germany	801	2,060
UK	821	2,415
Netherlands	(47,710)	(1,415)
Cayman Islands	(25,598)	1,860
Others	(283)	—
Total	(724,271)	(108,678)
The components of income tax expense for the years ended December 31, 2022 and 2021 are as follows:
	Year ended December 31,
	2022	2021
	US$	US$
Current income tax expense
−The PRC, excluding Hong Kong	73	852
− Germany	400	603
− UK	(187)	182
− Netherlands	—	—
− Cayman Islands	—	—
− Others	6	—
Total current tax provision	292	1,637
Deferred income tax expense
− The PRC, excluding Hong Kong	—	—
− Germany	—	—
− UK	—	216
− Netherlands	—	—
− Cayman Islands	—	—
− Others	—	—
Total deferred tax expense	—	216
Total income tax expense	292	1,853
The actual income tax expense reported in the consolidated and combined statements of comprehensive loss for the years ended December 31, 2022 and 2021 differs from the amount computed by applying the PRC income tax rate of 25% to loss before income taxes due to the following:

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
	Year ended December 31,
	2022	2021
	US$	US$
Computed expected income tax benefit at the PRC statutory tax rate of 25%	(181,068)	(27,170)
Effect on tax rates in different tax jurisdiction	5,997	(373)
Tax effect of non-deductible expenses	480	110
Tax effect of R&D expenses additional deduction	(3,068)	(134)
Change in valuation allowance	177,715	29,784
Others	236	(364)
Actual income tax expense	292	1,853
b)   Deferred income taxes
The tax effects of temporary differences that give rise to the deferred tax assets (liabilities) balances as of December 31, 2022 and 2021 are as follows:
	As of December 31,
	2022	2021
	US$	US$
Deferred tax assets:
Net operating losses carryforwards	78,971	12,307
Accrued expenses	23,271	8,928
Deferral of tax deduction of R&D expenses	263,384	192,286
Operating lease liabilities	29,201	14,959
Exchangeable notes	3,532	233
Mandatorily redeemable noncontrolling interest	1,463	79
Convertible notes	1,289	—
Deferral of tax deduction of advertising expenses	6,404	304
Property, equipment and software	364	—
Equity investments	667	—
Others	1,619	851
Total gross deferred tax assets	410,165	229,947
Valuation allowance on deferred tax assets	(202,715)	(32,914)
Deferred tax assets, net of valuation allowance	207,450	197,033
Deferred tax liabilities:
Property, equipment and software	(285)	(141)
Derivative asset	—	(563)
Government grants	(178,090)	(181,511)
Operating lease right-of-use assets	(29,201)	(14,959)
Total deferred tax liabilities	(207,576)	(197,174)
Net deferred tax liabilities	(126)	(141)

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The deferred taxes noted above are classified as follows in the Company’s consolidated and combined balance sheets:
	As of December 31,
	2022	2021
	US$	US$
Deferred tax assets	—	—
Deferred tax liabilities	(126)	(141)
Net deferred tax liabilities	(126)	(141)
A valuation allowance is provided against deferred income tax assets when the Group determines that it is more-likely-than-not that the deferred income tax assets will not be utilized in the foreseeable future. In making such determination, the Group evaluates a variety of factors including the Group’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.
As of December 31, 2022, the valuation allowances of US$202,715 were related to the deferred income tax assets of the certain subsidiaries of the Company which were in loss position. These entities were in a cumulative loss position, which is a significant negative indicator to overcome that sufficient income will be generated over the periods in which the deferred income tax assets are deductible or utilized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilized. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies in making this assessment.
Changes in valuation allowance are as follows:
	Year ended December 31,
	2022	2021
	US$	US$
Balance at the beginning of the year	32,914	3,130
Increase during the year	177,715	29,784
Effect of foreign currency translation	(7,914)	—
Balance at the end of the year	202,715	32,914
As of December 31, 2022, the net operating loss carryforwards of the Company’s subsidiaries and VIEs in the PRC amounted to US$264,329, which can be carried forward for five years to offset future taxable profit. The net operating loss carryforwards of the Company’s subsidiaries and VIEs in the PRC, excluding Hong Kong, will expire during the period from year 2026 to year 2027, if unused by the following year-end:
Year ending December 31,	Amount
US$
2026	44,366
2027	219,963
Total	264,329
As of December 31, 2022, the net operating loss carryforwards of the Company’s subsidiaries incorporated in Netherlands amounted to US$49,558. Operating losses can be carried forward without time limitation but are available to offset the first EUR 1 million of taxable profits and 50% of taxable profits in excess of this of the current fiscal year.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
18.   NET LOSS PER SHARE
The following table sets forth the basic and diluted net loss per ordinary share computation and provides a reconciliation of the numerator and denominator for the years presented:
	Year ended December 31,
	2022	2021
	US$	US$
Numerator:
Net loss attributable to ordinary shareholders	(723,921)	(110,531)
Accretion of redeemable convertible preferred shares	(910)	—
Numerator for basic and diluted net loss per ordinary share calculation	(724,831)	(110,531)
Denominator:
Weighted average number of ordinary shares, basic and diluted	2,148,265,510	1,508,588,219
Denominator for basic and diluted net loss per ordinary share calculation	2,148,265,510	1,508,588,219
Net loss per ordinary share attributable to ordinary shareholders
– Basic and diluted	(0.34)	(0.07)
The following outstanding potentially dilutive ordinary share equivalents have been excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the years presented due to their antidilutive effect:
	As of December 31,
	2022	2021
Redeemable convertible preferred shares (note 14)	308,052,629	—
Exchangeable notes(i)	377,512,820	233,638,036
Convertible notes(ii)	—	24,077,781
Mandatorily redeemable noncontrolling interest(iii)	12,583,761	11,681,902
Total	698,149,210	269,397,719

(i)
Represents the number of potentially dilutive ordinary shares equivalent on as-if-converted basis, calculated by the fixed monetary value of RMB2,400,000 and RMB800,000 divided by the estimated fair value of ordinary shares as of December 31, 2022 and 2021, respectively, which were assumed to be the conversion prices as of December 31, 2022 and 2021, respectively.

(ii)
Represents the number of potentially dilutive ordinary shares equivalent on as-if-converted basis, calculated by the fixed monetary value of RMB150,000 divided by the conversion price of RMB6.22981 per share as of December 31, 2021.

(iii)
Represents the number of potentially dilutive ordinary shares equivalent on as-if-converted basis, calculated by the fixed monetary value of RMB80,000 and RMB40,000 divided by the estimated fair value of ordinary shares as of December 31, 2022 and 2021, respectively, which were assumed to be the conversion prices as of December 31, 2022 and 2021, respectively.

(iv)
For the year ended December 31, 2022, 46,860,000 outstanding share options are not included in the calculation of basic or diluted loss per share, as the issuance of such awards is contingent upon a Qualified IPO, which was not satisfied as of the year end.

(v)
For the year ended December 31, 2022, the warrant to purchase maximum 3,210,370 Series Pre-A Preferred Shares is not included in the calculation of basic or diluted loss per share, as the issuance of such shares is contingent upon a qualifying event, which was not satisfied as of the year end.

(vi)
The exchange or conversion of Lightning Speed Exchangeable Notes or Subsidiary Convertible Note as mentioned in note 11 and note 12, respectively, have no effect on the number of the Company’s outstanding ordinary shares. The potential common shares of Lightning Speed and Ningbo Robotics, subsidiaries of the Company, were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the years presented due to their antidilutive effect.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
19.   REVENUES
The Group’s revenues are disaggregated by service lines as follows:
	Year ended December 31,
	2022	2021
	US$	US$
Service line
Sales of goods – third parties
– Vehicles	828	369
– Others	335	—
	1,163	369
Sales of goods – related parties
– Others	23	—
	23	—
Subtotal	1,186	369
Services and others
– related parties	8,344	3,280
– third parties	27	38
Subtotal	8,371	3,318
Total revenues	9,557	3,687
Geographic information
The following summarizes the Group’s revenues by geographic areas (based on the locations of customers):
	Year ended December 31,
	2022	2021
	US$	US$
Mainland China	8,816	3,109
UK	437	439
Sweden	304	139
Revenues	9,557	3,687
Contract Liabilities
	As of December 31,
	2022	2021
	US$	US$
Current liabilities
– Contract liabilities – third parties	7,843	6
– Contract liabilities – related parties*	8	—
Non-current liabilities
– Contract liabilities – third parties	—	1,930
Contract liabilities, current and non-current	7,851	1,936

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)

*
This item is included in accrued expenses and other current liabilities — related parties in the consolidated and combined balance sheets as of December 31, 2022 and 2021.

No revenue was recognized for amounts included in the contract liabilities balance as of the beginning of the years for the years ended December 31, 2022 and 2021, respectively.
The contract liabilities relate to up-front payments from the Group’s customers for purchase of vehicles or services in advance of transfer of the control of the products and services under the contract. Amounts that are expected to recognize as revenues within one-year are included as current contract liabilities with the remaining balance recognized as other non-current liabilities.
As of December 31, 2022 and 2021, the aggregated amounts of the transaction price allocated to the remaining performance obligation under the Group’s existing contracts are US$ 7,851 and US$1,936, respectively.
As of December 31, 2022, revenues related to remaining performance obligations that are unsatisfied are expected to be recognized in 2023.
20.   FAIR VALUE MEASUREMENT
Assets and liabilities measured at fair value on a recurring basis include derivative asset, investment securities, exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest.
The following tables set the major financial instruments measured at fair value, by level within the fair value hierarchy as of December 31, 2022 and 2021.
		Fair Value Measurement at Reporting Date Using
	Fair Value as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	US$	US$	US$	US$
Assets
Investment securities	8,411	8,411	—	—
Liabilities
Convertible notes	76,770	—	—	76,770
Exchangeable notes	427,112	—	—	427,112
Mandatorily redeemable noncontrolling interest	11,381	—	—	11,381
		Fair Value Measurement at Reporting Date Using
	Fair Value as of December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	US$	US$	US$	US$
Assets
Derivative asset	2,256	—	2,256	—
Liabilities
Exchangeable notes	126,420	—	—	126,420
Convertible notes	23,445	—	—	23,445
Mandatorily redeemable noncontrolling interest	6,593	—	—	6,593

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Valuation Techniques
Derivative asset: Derivative asset represents a forward currency contract. The fair value is estimated by discounting the difference between the contractual forward price and the current available forward price for the residual maturity of the contract using observable market rates.
Investment securities: On May 13, 2022, the Group purchased a one-year convertible note (the “Note”) with the principal of US$10,000 issued by ECARX Holding Inc. (“Ecarx”), which is a related party controlled by the Controlling Shareholder of the Company and listed in NASDAQ on December 21, 2022. The Group elected the fair value option to account for the investment in the Note, including the component related to accrued interest. The Group used significant unobservable inputs (Level 3) to measure the fair value of the Note and recorded a fair value gain of US$1,316 in “Investment (loss) income, net” in the consolidated statement of comprehensive loss for the year ended December 31, 2022. Upon the listing of Ecarx on December 21, 2022, the Note was automatically converted to the Class A ordinary shares of Ecarx (the “listed equity securities”) at conversion price of US$9.5 per share. The Group classifies the listed equity securities as investments with readily determinable fair values and reported at fair value. As such the Group derecognized the carrying amount of the Note of US$11,316 and recognized the listed equity securities of US$11,316 at fair value on December 21, 2022. The Group values the listed equity securities using quoted prices for the underlying securities in active markets and accordingly, the Group classifies the valuation techniques that use these inputs as Level 1. As of December 31, 2022, the Group’s equity securities were US$8,411. The Group recorded a fair value loss of US$2,905 in “Investment (loss) income, net” in the consolidated statement of comprehensive loss for the year ended December 31, 2022.
Exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest: As the Group’s exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest are not traded in an active market with readily observable quoted prices, the Group uses significant unobservable inputs (Level 3) to measure the fair value of the exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest at inception and at each subsequent balance sheet date. See note 11, note 12 and note 15 for information about the significant unobservable inputs used in the respective fair value measurements.
The other financial assets and liabilities of the Group primarily consist of cash, restricted cash, accounts receivable, other receivables included in prepayments and other current assets, short-term borrowings, accounts payable and other payables included in accrued expenses and other current liabilities. As of December 31, 2022 and 2021, the carrying amounts of other financial instruments approximated to their fair values due to short term maturity of these instruments. As of December 31, 2022 and 2021, the fair values of the operating leases liabilities approximated to the carrying value of operating lease liabilities, which were due to that the underlying incremental borrowing rates approximated to the market rates for similar leases with similar maturities.
The Group’s non-financial assets, such as property, equipment and software and intangible assets, would be measured at fair value only if they were determined to be impaired.
21.   SHARE-BASED COMPENSATION
The Company’ s shareholders approved and adopted a share incentive plan in September 2022, or the 2022 Share Incentive Plan, for the purpose of attracting and retaining the best available personnel, providing additional incentives to employees, directors and consultants, and promoting the success of the Group’s business. Under the 2022 Share Incentive Plan, the Company is authorized to grant options. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2022 Share Incentive Plan is 232,751,852. In the fourth quarter of 2022, 46,860,000 options had been granted under the 2022 Share Incentive Plan, among which 1,080,000 share options were granted to non-employee service providers for providing operation consultation and business development services, and 4,642,000 share options were granted

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
to employees of an entity controlled by the Controlling Shareholder of the Company. No share option had been granted to the Company’s directors or officers during the year ended December 31, 2022.
Share options granted under the 2022 Share Incentive Plan have a contractual term of ten years and have varying vesting terms that requires the grantees to render services for a period ranged from nil to three years under which the grantees earn an entitlement to vest over such stipulated services period. The share awards are only exercisable subject to the grantee’s continuous service and the consummation of a Qualified IPO by the Group.
Share options
A summary of the share options activities for the year ended December 31, 2022 is presented below:
	Number of shares	Weighted average exercise price	Weighted average grant-date fair value	Weighted remaining contractual years	Aggregate intrinsic value
		US$	US$		US$

Outstanding at January 1, 2022	—	—	—	—	—
Granted	46,860,000	0.64	0.42	9.78	19,526
Outstanding at December 31, 2022	46,860,000	0.64	0.42	9.78	19,526
As of December 31, 2022, no share options were exercisable since their exercisability is subject to the occurrence of a Qualified IPO.
As for the options granted to employees and non-employee service providers to purchase 42,218,000 shares, nil share-based compensation expense was recognized for these awards as the qualifying event was not probable as of December 31, 2022. The total unrecognized share-based compensation expense relating to these awards as of December 31, 2022 was US$ 17,236, of which US$ 15,551 was based on the degree of service period that had been completed as of December 31, 2022. The Group will recognize compensation expenses relating to the awards cumulatively upon the consummation of a Qualified IPO.
As for the options to purchase 4,642,000 shares granted to employees of an entity controlled by the Controlling Shareholder of the Company, the Group elects to recognize the fair value of these options as dividends to the shareholder in full upon the exercise date. The total fair value relating to these awards was US$ 2,290. Note that the company under common control is providing sports cars to the Group and the Group pays the purchase price at market rates, so no compensation expense is reflected for these grants.
The fair values of the options granted are estimated on the dates of grant using the binomial option pricing model with the following assumptions used:
Grant dates:	Year ended December 31, 2022
Risk-free interest rate(i)	3.71% – 4.15%
Expected volatility(ii)	56.13% – 56.32%
Expected dividend yield(iii)	0.00%
Exercise multiple(iv)	2.20 – 2.80
Expected terms(v)	10.00 years
Fair value of underlying ordinary share(vi)	US$0.80 – US$0.91

(i)
The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the valuation date.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(ii)
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options.

(iii)
Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future.

(iv)
The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees or nonemployees would decide to voluntarily exercise their vested options. As the Company did not have sufficient information of past employees or nonemployees exercise history, it was estimated by referencing to a widely-accepted academic research publication.

(v)
Expected term is the contract life of the share options.

(vi)
The estimated fair value was determined using the backsolve method based on the equity allocation model.

22.   COMMITMENTS AND CONTINGENCIES
Purchase commitment
As of December 31, 2022, the Group has future minimum purchase commitment related to the purchase of research and development services. Total purchase obligations contracted but not yet reflected in the consolidated and combined financial statements as of December 31, 2022 were as follows:
	Less than one year	More than one year	Total
	US$	US$	US$
Purchase commitment	40,348	2,711	43,059
Capital commitment
Total capital expenditures contracted but not yet reflected in the consolidated and combined financial statements as of December 31, 2022 were as follows:
	Less than one year	More than one year	Total
	US$	US$	US$
Capital expenditure commitment(i)	68,573	31,912	100,485

(i)
Represents the capital commitment on the construction of the Group’s corporate buildings, leasehold improvements and tooling.

23.   RELATED PARTY TRANSACTIONS
(a)   Related parties
Names of the major related parties	Nature of relationship
Geely Holding	Entity controlled by the Controlling Shareholder of the Company
Ningbo Geely Automobile Research & Development Co., Ltd. (“Ningbo Geely R&D”)	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Liankong Technologies Co., Ltd. (“Zhejiang Liankong”)	Entity controlled by the Controlling Shareholder of the Company
Group Lotus Limited	Entity controlled by the Controlling Shareholder of the Company
Lotus Group International Limited (“LGIL”)	Entity controlled by the Controlling Shareholder of the Company

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Names of the major related parties	Nature of relationship
Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership) (“Founders Onshore Vehicle”)	Entity controlled by the Controlling Shareholder of the Company
Geely International (Hong Kong) Limited (“Geely HK”)	Entity controlled by the Controlling Shareholder of the Company
Wuhan Geely Auto Parts Co., Ltd. (“Wuhan Geely Auto Parts”)	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Geely Automobile Co., Ltd. Wuhan Branch (“Geely Auto Wuhan Branch”)	Entity controlled by the Controlling Shareholder of the Company
ECARX Holdings inc. (“Ecarx”)	Entity controlled by the Controlling Shareholder of the Company
ECARX (Hubei) Technology Co., Ltd. (“Hubei Ecarx”)	Entity controlled by the Controlling Shareholder of the Company
Hubei ECARX Technology Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Lotus Cars Limited	Entity controlled by the Controlling Shareholder of the Company
Beijing Lotus Cars Sales Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Geely UK Limited	Entity controlled by the Controlling Shareholder of the Company
Volvo Car Corporation	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Jirun Automobile Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Geely Automobile Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Hangzhou Xuanyu Human Resources Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Geely Business Service Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
China Euro Vehicle Technology AB	Entity controlled by the Controlling Shareholder of the Company
Radar New Energy Automobile (Zhejiang) Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Geely Automobile Group Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Lynk & Co Sales Netherlands BV	Entity controlled by the Controlling Shareholder of the Company
Geely Automobile Research Institute (Ningbo) Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
JChin (Shanghai) Mechanical and Electrical Equipment Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Names of the major related parties	Nature of relationship
Polestar Automotive China Distribution Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Hangzhou Fenghua Souvenir Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Huanfu Technology Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Chengdu Jinluda Automobile Sales Service Co., Ltd.	Entity which is under significant influence of the Company
Hangzhou Luhongyuan Automobile Sales Service Co., Ltd.	Entity which is under significant influence of the Company
Wuxi Stardrive Technology Co., Ltd.	Entity which is under significant influence of the Company
Zhejiang Xitumeng Digital Technology Co., Ltd.	Entity that the Controlling Shareholder of the Company has significant influence
Northpole GLY 3 LP	Entity controlled by the Controlling Shareholder of the Company
During the years ended December 31, 2022 and 2021, in addition to the related party transactions disclosed note 11 of Exchangeable Notes, note 14 of Redeemable Convertible Preferred Shares and note 16 of Ordinary Shares to the financial statements, the Group entered into the following significant related party transactions.
(b)   Significant related party transactions
During the years ended December 31, 2022 and 2021, the Group entered into the following significant related party transactions:
	Year ended December 31,
	2022	2021
	US$	US$
Provision of services(i)	8,344	3,280
Sales of goods(i)	23	—

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
	Year ended December 31,
	2022	2021
	US$	US$
Purchase of Geely License((ii).a)	—	288,948
Purchase of products and services((iii).a)	44,347	14,259
Purchase of products and services for R&D activities((iii).b)	167,012	47,442
Purchase of equipment and software((iii).c)	14,240	6,255
Short-term lease cost((iii).h)	347	243
Loans to related parties((ii).d)	2,310	—
Interest income on loans due from related parties((ii).d)	24	—
Interest expense on borrowing due to related parties(iv)	90	220
Repayment of borrowing from related party(iv)	10,573	—
Acquisition of right-of-use assets(v)	214	1,333
Payment of lease liabilities(v)	98	545
Purchase of software license(vi)	28,558	—
Purchase of trademark licenses(vii)	—	116,041
Payment of consideration for acquiring Lotus Tech Innovation Centre GmbH under common control(viii)	15,512	—
Payment for purchase of a short-term investment(ix)	10,000	—
(c)   Significant related party balances
The outstanding balances mainly arising from the above transactions as of December 31, 2022 and 2021 are as follows:
	As of December 31,
	2022	2021
	US$	US$
Accounts receivable – related parties(i)	8,545	5,880
Contract liabilities – related parties*(i)	8	—
Prepayments and other current assets – related parties(ii) ((iii).a)	8,732	434,627
Accounts payable-related parties((iii).a)	5,770	—
Accrued expenses and other current liabilities – related parties*(iii)	183,216	442,000
Other non-current liabilities – related parties**((iii).i)	1,584	—
Short-term borrowings – related parties(iv)	—	11,269
Operating lease liabilities – related parties, current*(v)	13	788
Operating lease liabilities – related parties, non-current**(v)	170	—
Investment securities – related parties(ix)	8,411	—

*
These items are included in accrued expenses and other current liabilities — related parties in the consolidated and combined balance sheets as of December 31, 2022 and 2021.

**
These items are included in other non-current liabilities — related parties in the consolidated and combined balance sheets as of December 31, 2022 and 2021.

Note:
(i)
The Group sold auto parts and provided R&D services and other consulting services to related parties. The Group provided services to related parties amounting to US$8,344 and US$3,280 for the years ended December 31, 2022 and 2021, respectively. The

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Group sold auto parts to related parties amounting to US$23 and nil for the years ended December 31, 2022 and 2021, respectively. Accounts receivable due from related parties arising from provision of services in the previous year was US$4,905 as of January 1, 2021. Accounts receivable due from related parties arising from sales of goods and provision of services were US$8,545 and US$5,880 as of December 31, 2022 and 2021, respectively. As of December 31, 2022, receipts in advance of US$8 for selling BEV and auto parts were included in contract liabilities — related parties.
(ii)
Prepayments and other current assets — related parties of the Group are arising from transactions related to purchase of license, purchase of products and services (see note (iii).a), loans to related parties and cash receipts on behalf of the Group as follows.

a.
On March 12, 2021, the Group entered into a license agreement with Zhejiang Liankong, a subsidiary of Geely Holding. Under the terms of the agreement, the Group received a non-exclusive, perpetual, irrevocable and non-sublicensable license for the electric automotive chassis and autonomous driving technology platform (the “Geely License”). Under the terms of the agreement, the Group was required to pay Zhejiang Liankong RMB5,730,000 (equivalent to US$888,165). This amount was subsequently reduced to RMB1,976,000 (equivalent to US$306,285), which consist of cost of the license of RMB1,864,151 (equivalent to US$288,948) and VAT of RMB 111,849 (equivalent to US$17,337).

The Geely License is contractually restricted to be used in certain R&D projects of the Group. The Group concludes that the Geely License has no alternative future use, therefore the cost of the license has been expensed as research and development expenses in the combined statement of comprehensive loss for the year ended December 31, 2021.
The Group made a payment for the license of RMB5,730,000 (equivalent to US$888,165) to Zhejiang Liankong, and received refund of RMB1,030,000 (equivalent to US$159,653) in April 2021.
As of December 31, 2021, a receivable of RMB2,724,000 (equivalent to US$427,247) was included in prepayments and other current assets — related parties. RMB 2,524,000 (equivalent to US$395,879) was received in June 2022 and RMB200,000 (equivalent to US$31,368) was received in September 2022.
b.
Geely Holding’s subsidiary Ningbo Geely R&D received US$7,380 on behalf of the Group for R&D service as of December 31, 2021, which was included in prepayments and other current assets — related parties. The amount was fully settled during the year ended December 31, 2022.

c.
The Group paid salary and other expenses of US$244 on behalf of related parties for the year ended December 31, 2022. As of December 31, 2022, receivable of USD$244 was included in prepayments and other current assets — related parties.

d.
In the fourth quarter of 2022, the Group provided one-year unsecured loans of US$2,310 to related parties with interest rates of 3.65% – 4.5% per annum. The Group recognized interest income of US$24 for the year ended December 31, 2022. As of December 31, 2022, the receivable for the loan principal and interest of USD$2,369 was included in prepayments and other current assets — related parties.

(iii)
Accrued expenses and other current liabilities — related parties and other non-current liabilities — related parties are arising from transactions related to purchase of products and services, purchase of equipment and software, and equity transfer pursuant to Reorganization as follows.

a.
The Group purchased sports cars, BEV, auto parts and other consulting services from related parties. During the years ended December 31, 2022 and 2021, these purchases amounted to US$44,347 and US$14,259, among which, US$839 and US$331 were recognized as cost of goods sold for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, purchases including sports cars, BEV and auto parts of US$21,880 and US$1,983 were recorded as inventories.

As of December 31, 2022 and 2021, the amounts due to related parties for purchase of office materials and other consulting services of US$8,684 and US$7,395 were included in accrued expenses and other current liabilities — related parties, respectively.
As of December 31, 2022, the amounts due to related parties for purchase of BEV and auto parts of US$5,770 was included in accounts payable-related parties, and the amounts of prepayments to related parties for purchase of sports cars and auto parts of US$6,119 was included in prepayments and other current assets — related parties.
b.
The Group purchased products and services from related parties for R&D activities. Geely Holding, through its subsidiary Ningbo Geely R&D, provided the Lotus BEV Business with certain R&D support services with cost-plus margin pricing method. Hubei Ecarx provided the Group with development services for the automotive computing platform. Wuhan Geely Auto Parts provided the Group with products for R&D trial testing.

The Group recoded R&D expenses of US$167,012 and US$47,442 for the above purchase of R&D products and services during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the amounts due to related partis for purchase of R&D products and services of US$162,942 and US$150,381 were included in accrued expenses and other current liabilities — related parties, respectively.
c.
The Group purchased R&D equipment and software of US$3,729 and US$5,273 from related parties for technology development for the years ended December 31, 2022 and 2021, respectively. The Group purchased show cars of US$10,511 and US$982 from related parties for exhibition use for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the amounts due to related parties for purchase of equipment and software of US$8,366 and US$7,930 were included in accrued expenses and other current liabilities — related parties, respectively.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
d.
Geely Holding’s subsidiary Ningbo Geely R&D paid payroll and consumable materials for R&D expenditures incurred in the Lotus BEV business unit of Ningbo Geely R&D on behalf of the Group. During the year ended December 31, 2021, Ningbo Geely R&D paid US$68,798 on behalf of the Group.

In addition, Ningbo Geely R&D charged the Group a cost-plus margin of US$7,165 for the year ended December 31, 2021, which was recorded as deemed distribution to the shareholders of the Group under the Reorganization.
As of December 31, 2021, US$ 238,547 was included in accrued expenses and other current liabilities — related parties, which included the amounts due from previous years. The amount was fully paid in June 2022.
e.
Related parties paid US$2,952 and US$7,165 on behalf of the Group in association with staff salary, social welfare and other travel expenses, which were included in accrued expenses and other current liabilities — related parties as of December 31, 2022 and 2021, respectively.

f.
In January 2021, WFOE received investment amount of RMB100,000 from Geely Holding and Founders Onshore Vehicle. On December 15, 2021, Geely Holding and Founders Onshore Vehicle transferred all equity interest in WFOE to the Company’s subsidiary in Hong Kong, Lotus Advanced Technology Limited, at the consideration of RMB 100,000. As of December 31, 2021, the above payable of RMB 100,000 (equivalent to US$15,695) to Geely Holding and Founders Onshore Vehicle were included in accrued expenses and other current liabilities — related parties. The payable to Geely holding of RMB 60,000 (equivalent to US$9,361) was subsequently settled in April 2022, and the payable to Founders Onshore Vehicle of RMB40,000 (equivalent to US$5,891) was subsequently settled in May 2022.

g.
On December 29, 2021, Geely HK transferred 100% equity interest in Lotus Tech UK to the Group at the consideration of GBP10,900. As of December 31, 2021, the payable of GBP10,900 (equivalent to US$ 14,641) was included in accrued expenses and other current liabilities — related parties, which was subsequently settled in June 2022.

h.
The Group entered into short-term lease agreements with related parties to rent office spaces. During the years ended December 31, 2022 and 2021, the Group incurred short-term lease cost of US$347 and US$243, respectively. As of December 31, 2022 and 2021, payables for short-term leases of US$272 and US$246, respectively, were included in accrued expenses and other current liabilities — related parties.

i.
The Group received deposits of US$1,584 from related parties for the show cars exhibited in the stores of related parties for the year ended December 31, 2022. As of December 31, 2022, US$1,584 was included in other non-current liabilities — related parties.

(iv)
In 2019, the Company’s subsidiary, Lotus Tech UK, borrowed a one-year unsecured loan from a related party with the principal amount of US$10,211. The borrowing bears an interest rate of 2% per annum. On December 31, 2021, the Group renewed the loan with a maturity date on August 31, 2022. As of December 31, 2021, the balance of the loan of US$11,269 includes the principal amount and interest. The borrowing was included in short-term borrowings — related parties, which was repaid in August 2022. During the years ended December 31, 2022 and 2021, the Group incurred interest expenses of US$90 and US$220, respectively.

(v)
The Group entered into lease agreements with related parties to rent office spaces and parking spaces. During the years ended December 31, 2022 and 2021, the Group recognized right-of-use assets of US$214 and US$1,333 from related parties, respectively. The Group paid lease liabilities of US$98 and US$545 during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, current operating lease liabilities were US$13 and US$788, respectively, and non-current operating lease liabilities were US$170 and nil, respectively.

(vi)
On May 13, 2022, the Group entered into a software license agreement with a related party, pursuant to which, the Group was provided with a one-time amount of US$28,558 for a non-exclusive, perpetual, fully paid, non-transferable and non-sublicensable license to use the software, which is for the Group’s internal use. The Group capitalized the cost to obtain the software and recorded as property, equipment and software, which is amortized on a straight-line basis. The payable for such transaction has been settled in September 2022.

(vii)
In November 2021, the Group obtained the trademark licenses (Note 6), from Group Lotus Limited, a wholly owned subsidiary of LGIL, by issuing the Company’s 216,700,000 ordinary shares to LGIL, a related party controlled by Geely Holding.

(viii)
On December 2, 2021, the Company, through its subsidiary, Lotus Technology Innovative Limited, entered into an equity transfer agreement, pursuant to which, Lotus Technology Innovative Limited agreed to acquire 100% equity interest in Lotus Tech Innovation Centre GmbH from a related party, Geely UK Limited, at the consideration of US$15,512, which was settled in June 2022. The transaction was accounted for as common control transaction and completed in June 2022.

(ix)
On May 13, 2022, the Company purchased a one-year convertible note (the “Note”) with the principal of US$10,000 issued by Ecarx. Upon the listing of Ecarx in NASDAQ on December 21, 2022, the Note was automatically converted to the Class A ordinary shares of Ecarx (the “listed equity securities”) at conversion price of US$9.5 per share. As of December 31, 2022, the fair value of listed equity securities was US$8,411.

(d)   Manufacturing agreement with the Geely Group
The Group entered into a manufacturing agreement with Geely Auto Wuhan Branch and Wuhan Geely Auto Parts (collectively as “OEMs”), for the manufacture of the Group’s electrical vehicles for 10 years starting

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
from 2022. Pursuant to the manufacturing agreement, the Group commissioned OEMs for the production of electrical vehicles and agreed to authorize OEMs to access the Group’s technologies for the production of such models. The Group is mainly responsible for the design and development of the models, designation of suppliers, product announcement, and ensuring consistency with global standards of the Lotus brand. The Group also provides OEMs the necessary intellectual properties for the manufacture of electrical vehicles. OEMs are mainly responsible for the procurement and inspection of raw materials, production planning, production quality control, logistics and transportation of manufactured vehicles, and construction and operation of the manufacturing plant. Particularly, quality control is carried out in accordance with the Group’s quality assurance framework and approved by OEMs. In addition, OEMs are responsible for obtaining certificates for the manufactured vehicles.
24.   SUBSEQUENT EVENTS
Management has considered subsequent events through July 12, 2023, which was the date the consolidated and combined financial statements were issued.
(i)
Merger Agreement

On January 31, 2023, L Catterton Asia Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC” or “LCAA”) entered into the Agreement and Plan of Merger (the “Merger Agreement”) with the Company, Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub 2”), pursuant to which, among other things, (i) Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly owned subsidiary of the Company (the surviving entity of the First Merger, “Surviving Entity 1”), and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company (collectively, the “Business Combination”).
(ii)
Distribution Agreement

On January 31, 2023, Lotus Technology Innovative Limited, a wholly-owned subsidiary of the Company, entered into a distribution agreement with Lotus Cars, a related party of the Company, pursuant to which, Lotus Technology Innovative Limited is appointed as the global distributor for Lotus Cars for Lotus Cars’ sports car vehicles, parts and certain tools. In connection with its role as global distributor, Lotus Technology Innovative Limited will provide after sale services for Lotus Cars’ sports car vehicles, parts and tools distributed.
(iii)
Put Option Agreements

On January 31, 2023, the Company entered into put option agreements with each of Geely HK and Etika, pursuant to which each of Geely HK and Etika will have an option to require the Company to purchase the equity interests held by Geely HK and Etika in Lotus Advance Technologies Sdn Bhd, the immediate parent of LGIL, during the period from April 1, 2025 to June 30, 2025, at a pre-agreed price, i.e. 1.15 multiplied by the revenue of LGIL for the year ending December 31, 2024 plus the cash and cash equivalents of LGIL as of December 31, 2024, and minus the outstanding amount of indebtedness of LGIL as of December 31, 2024, at a future date and upon satisfaction of certain pre-agreed conditions, i.e. total number of vehicles sold by LGIL in 2024 exceeds 5,000. Upon exercise by the each of Geely HK and Etika of the put option, LGIL agrees to take any and all actions to distribute the Company’s shares held by LGIL on the date of the put exercise note to each of Geely HK and Etika such that Geely HK and Etika each shall receive the pro rata number of the Company’s shares held by LGIL concurrently with the completion of the exercise of the put option.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(iv)
VIE restructuring

Historically, the Company conducted its value-added telecommunication services operation in mainland China through the VIE and VIE’s subsidiaries. Since early 2023, the Group has implemented a series of transactions to restructure its organization and business operations (the “Restructuring”). In connection with the Restructuring, the WFOE, the VIE and nominee equity holders of the VIE entered into a series of agreements (“VIE Restructuring Agreements”), pursuant to which, 1) WFOE acquired 100% equity interest in Sanya Lotus and Hangzhou Lotus Technology Service Co., Ltd., subsidiaries of the VIE; 2) all the VIE’s assets and liabilities (excluding ICP license), business contracts, intellectual properties and employees will be transferred to WFOE or subsidiaries of WFOE at nil consideration; 3) the VIE Arrangements were terminated on June 30, 2023. As of the date of issuance of the consolidated and combined financial statements, the Group does not have any VIE structure. The Restructuring will not have a material impact on the Company’s operations and financial results.
(v)
PIPE Subscription Agreements

The Company entered into certain subscription agreements (the “PIPE Subscription Agreements”) with certain investors, (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to subscribe for and purchase the Company’s Ordinary Shares at $10.00 per share for an aggregate investment amount of approximately US$99,150 (“PIPE Investment”). The obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all material respects, (iii) material compliance with covenants, and (iv) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with the PIPE Investor’s outbound direct investment in the Company shall have been duly obtained and completed.
(vi)
Convertible Note Purchase Agreements

The Company entered into convertible note purchase agreements with the certain investors (“Convertible Note Purchase Agreements”), pursuant to which the Company agreed to issue US$23,000 aggregate principal amount of unsecured convertible notes (the “Notes”) with maturity date being the date that is one year following the issue date, which can be extended by the investors for an additional six months. As of the date of issuance of the consolidated and combined financial statements, the Notes of US$11,000 have been issued. The Notes bear interest at a rate of 8% per annum. Pursuant to the terms of the Convertible Note Purchase Agreements, if the consummation of the Business Combination occurs prior the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Note will be automatically converted into fully paid and non-assessable ordinary shares of the Company upon consummation of the Business Combination at a conversion price equal to the lesser of (A) US$10.00, and (B) the lowest per share price at which any of the Company’s ordinary shares are issued in connection with PIPE investments, if any.
(vii)
Restructuring of WFOE Exchangeable Notes and mandatorily redeemable noncontrolling interest

On April 27, 2023, the Company entered into a PIPE subscription agreement with the WFOE Exchangeable Notes Holder (the “Jingkai Subscription Agreement”), pursuant to which the WFOE Exchangeable Notes Holder has committed to subscribe for and purchase the Company’s ordinary shares for US$10.00 per share, for an investment amount of RMB2,600,000 (equivalent to US$373,316), which will be settled by the then outstanding principal amount of the WFOE Exchangeable Notes. Pursuant the Jingkai Subscription Agreement, the obligations of the parties to consummate the investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (ii) the accuracy of representations and warranties in all

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
material respects, (iii) material compliance with covenants, and (iv) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws in connection with the PIPE Investor’s outbound direct investment in the Company shall have been duly obtained and completed. The Jingkai Subscription Agreement shall terminate upon the earlier to occur of (a) termination of the Merger Agreement, and (b) March 15, 2024, or such later termination date of the Merger Agreement as agreed among the parties thereto, among other things.
On April 28, 2023, the Company entered into a convertible note purchase agreement with Momenta Global Limited, a related party of Momenta, pursuant to which the Company agreed to issue to Momenta Global Limited a convertible note in the principal amount of RMB80,000 (equivalent to US$11,487) (the “Momenta Note”) with maturity date being the date that is one year following the issue date. The Momenta Note has been issued by the Company on May 30, 2023 following the Group’s acquisition of Momenta’s 40% equity interest in Ningbo Robotics for a cash consideration of RMB80,000 pursuant to Momenta’s redemption right under the shareholder agreement of Ningbo Robotics as mentioned in note 15. The Momenta Note bears (a) a simple interest computed at a rate of 8% per annum, if the consummation of the Business Combination fails to occur on or prior to November 12, 2023 due to reasons not attributable to Momenta Global Limited, or (b) no interest, under any other circumstance. According to the terms of the Momenta Note, if the consummation of the Business Combination occurs on or prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Momenta Note shall be automatically converted into such number of fully paid and non-assessable Ordinary Shares of the Company, at a conversion price equal to the lesser of (A) US$10.00 and (B) the lowest per share price at which any ordinary shares of the Company are issued in any PIPE Investment. If the consummation of the Business Combination fails to occur on or prior to the maturity date, Momenta Global Limited shall be entitled to request redemption of the then outstanding amount of the Momenta Note and the Company shall make payment of the redemption price in an amount equal to the outstanding principal amount and the accrued interest (as applicable) to Momenta Global Limited promptly (and in any event within two business days after the maturity date). In addition, each of the Company and Momenta Global Limited has a voluntary redemption right to partially redeem or request redemption of RMB40,000 of the Momenta Note at any time during the period beginning from July 1, 2023 and ending on the date on which the Momenta Note has been fully converted into the Company’s Ordinary Shares, at a redemption price that is equal to RMB40,000 plus any accrued but unpaid interest (as applicable) (the “Partial Redemption Price”) by providing written notice to the other party, and the Company shall make payment of the Partial Redemption Price to Momenta Global Limited within ten business days following delivery or receipt of such written notice, as the case may be.
(viii)
New grants of share options

During January to June 2023, the Company granted an aggregated number of 2,691,667 share options to employees pursuant to the 2022 Share Incentive Plan, at a weighted average exercise price of US $0.64 per share option.
(ix)
Settlement of receivable from shareholders

As of the date of the issuance of the consolidated and combined financial statements, receivable from shareholders of RMB184,195 (equivalent to US$26,447) as of December 31, 2022 was settled.
25.   PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
The following condensed parent company financial information of the Company has been prepared using the same accounting policies as set out in the accompanying consolidated and combined financial statements. For the purposes of presenting the Company’s separate financial information, the Company records its investments in its subsidiaries and VIE under the equity method of accounting. As of December 31, 2022 and 2021, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(a)
Parent Company Condensed Balance Sheets

	As of December 31,
	2022	2021
	US$	US$
ASSETS
Current assets
Cash	353,107	81,749
Amounts due from inter-companies	6,089	—
Total current assets	359,196	81,749
Non-current assets
Investment securities – related parties	8,411	—
Investments in subsidiaries and consolidated VIEs	—	137,017
Total non-current assets	8,411	137,017
Total assets	367,607	218,766
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Convertible notes	—	23,445
Total current liabilities	—	23,445
Non-current liabilities
Share of losses in excess of investments in subsidiaries and consolidated VIEs	451,571	—
Total non-current liabilities	451,571	—
Total liabilities	451,571	23,445
Total mezzanine equity	368,409	—
Shareholders’ equity
Ordinary Shares	21	22
Additional paid-in capital	403,103	424,414
Receivable from shareholders	(26,447)	(106,210)
Accumulated other comprehensive income (loss)	17,707	(69)
Accumulated deficit	(846,757)	(122,836)
Total shareholders’ (deficit) equity	(452,373)	195,321
Total liabilities, mezzanine equity and shareholders’ (deficit) equity	367,607	218,766

(b)
Parent Company Condensed Statements of Comprehensive Loss

LOTUS TECHNOLOGY INC.
NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
	Year ended December 31,
	2022	2021
	US$	US$
Total operating expenses	(11,127)	(263)
Interest income	2,839	—
Investment loss, net	(4,242)	—
Foreign currency exchange (losses) gains, net	(13,068)	2,124
Share of losses from subsidiaries and consolidated VIEs	(698,323)	(112,392)
Loss before income taxes	(723,921)	(110,531)
Income tax expense	—	—
Net loss	(723,921)	(110,531)
Other comprehensive income (loss)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	(893)	119
Foreign currency translation adjustment, net of nil income taxes	18,669	(843)
Total comprehensive loss	(706,145)	(111,255)

(c)
Parent Company Condensed Statements of Cash Flows

	Year ended December 31,
	2022	2021
	US$	US$
Net cash generated from (used in) operating activities	2,682	(997)
Net cash used in investing activities	(113,216)	—
Net cash provided by financing activities	392,053	82,076
Effect of exchange rate changes on cash	(10,161)	670
Net increase in cash	271,358	81,749
Cash at the beginning of the year	81,749	—
Cash at the end of the year	353,107	81,749
26.   EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(i)
New issuance of WFOE Exchangeable Notes

On September 22, 2023, the Group issued the fifth tranche of WFOE Exchangeable Notes of RMB200,000 (equivalent to US$27,883) to the WFOE Exchangeable Notes Holder. The Group elected the fair value option to account for the WFOE Exchangeable Notes, including the component related to accrued interest.
(ii)
New grants of share options

From July 13, 2023 to October 16, 2023, the Company granted an aggregated number of 710,000 share options to employees pursuant to the 2022 Share Incentive Plan, at a weighted average exercise price of US$0.64 per share option.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except for share and per share data)
	Note	As of June 30, 2023	As of December 31, 2022
		US$	US$
ASSETS
Current assets
Cash	1(d)	548,286	736,605
Restricted cash	1(d)	180,049	2,392
Accounts receivable – related parties, net	25	13,575	8,545
Inventories	2	125,634	22,703
Prepayments and other current assets – third parties, net	3	25,935	44,486
Prepayments and other current assets – related parties, net	25	13,911	8,732
Total current assets		907,390	823,463
Non-current assets
Restricted cash	1(d)	692	536
Investment securities – related parties	25	7,326	8,411
Property, equipment and software, net	4	294,571	253,471
Intangible assets	5	116,352	116,364
Operating lease right-of-use assets	6	162,669	158,724
Other non-current assets – third parties	7	103,624	10,983
Other non-current assets – related parties	25	2,542	—
Total non-current assets		687,776	548,489
Total assets		1,595,166	1,371,952
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(All amounts in thousands, except for share and per share data)
	Note	As of June 30, 2023	As of December 31, 2022
		US$	US$
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Short-term borrowings – third parties	8	380,841	28,748
Accounts payable – third parties		3,549	1,466
Accounts payable – related parties	25	152,725	5,770
Contract liabilities – third parties	21	29,875	7,843
Operating lease liabilities – third parties (including operating lease liabilities – third parties of VIEs without recourse to the Company of nil and US$716 as of June 30, 2023 and December 31, 2022, respectively)	6	17,022	15,815
Accrued expenses and other current liabilities – third parties (including accrued expenses and other current liabilities – third parties of VIEs without recourse to the Company of nil and US$35,254 as of June 30, 2023 and December 31, 2022, respectively)	9	275,569	323,299
Accrued expenses and other current liabilities – related parties (including accrued expenses and other current liabilities – related parties of VIEs without recourse to the Company of nil and US$801 as of June 30, 2023 and December 31, 2022, respectively)	25	228,390	183,237
Exchangeable notes	14	346,115	355,320
Mandatorily redeemable noncontrolling interest (including mandatorily redeemable noncontrolling interest of VIEs without recourse to the Company of nil and US$11,381 as of June 30, 2023 and December 31, 2022, respectively)	15	—	11,381
Convertible notes	16	22,415	—
Total current liabilities		1,456,501	932,879
Non-current liabilities
Contract liabilities – third parties	21	3,592	—
Operating lease liabilities – third parties (including operating lease liabilities – third parties of VIEs without recourse to the Company of nil and US$1,662 as of June 30, 2023 and December 31, 2022, respectively)	6	92,129	98,963
Put option liabilities	13	6,069	—
Exchangeable notes	14	72,628	71,792
Convertible notes	16	77,364	76,770
Deferred tax liabilities		373	126
Deferred income	10	262,948	258,450
Other non-current liabilities – third parties	11	31,636	15,824
Other non-current liabilities – related parties	25	1,710	1,754
Total non-current liabilities		548,449	523,679
Total liabilities		2,004,950	1,456,558

Commitments and contingencies (note 24)

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(All amounts in thousands, except for share and per share data)
	Note	As of June 30, 2023	As of December 31, 2022
		US$	US$
MEZZANINE EQUITY
Series Pre-A Redeemable Convertible Preferred Shares (US$0.00001 par value per share, 184,596,297 shares authorized, issued and outstanding as of June 30, 2023 and December 31, 2022; Redemption value of US$174,437 and US$174,429 as of June 30, 2023 and December 31, 2022, respectively; Liquidation preference of US$174,437 and US$174,429 as of June 30, 2023 and December 31, 2022, respectively)	17	177,329	177,284
Series A Redeemable Convertible Preferred Shares (US$0.00001 par value per share, 123,456,332 shares authorized, issued and outstanding as of June 30, 2023 and December 31, 2022; Redemption value of US$187,813 and US$187,441 as of June 30, 2023 and December 31, 2022, respectively; Liquidation preference of US$189,724 and US$189,424 as of June 30, 2023 and December 31, 2022, respectively)	17	191,338	191,125
Total mezzanine equity		368,667	368,409
SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.00001 par value per share, 4,691,947,371 shares authorized as of June 30, 2023 and December 31, 2022; 2,142,922,222 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively)	18	21	21
Additional paid-in capital		371,173	403,103
Receivable from shareholders		—	(26,447)
Accumulated other comprehensive income		50,521	17,707
Accumulated deficit		(1,193,935)	(846,757)
Total shareholders’ deficit attributable to ordinary shareholders		(772,220)	(452,373)
Noncontrolling interests		(6,231)	(642)
Total shareholders’ deficit		(778,451)	(453,015)
Total liabilities, mezzanine equity and shareholders’ deficit		1,595,166	1,371,952
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
COMPREHENSIVE LOSS
(All amounts in thousands, except for share and per share data)
		Six Months Ended June 30,
	Note	2023	2022
		US$	US$
Revenues:	21
Sales of goods (including related parties amounts of US$807 and nil for the six months ended June 30, 2023 and 2022, respectively)		124,854	549
Service revenues (including related parties amounts of US$5,021 and US$1,852 for the six months ended June 30, 2023 and 2022, respectively)		5,181	1,870
Total revenues		130,035	2,419
Cost of revenues:
Cost of goods sold (including related parties amounts of US$118,714 and US$434 for the six months ended June 30, 2023 and 2022, respectively)		(119,557)	(466)
Cost of services		(4,351)	(1,342)
Total cost of revenues		(123,908)	(1,808)
Gross profit		6,127	611
Operating expenses:
Research and development expenses (including related parties amounts of US$40,405 and US$28,780 for the six months ended June 30, 2023 and 2022, respectively)		(152,548)	(126,881)
Selling and marketing expenses (including related parties amounts of US$14,752 and US$4,896 for the six months ended June 30, 2023 and 2022, respectively)		(118,236)	(45,153)
General and administrative expenses (including related parties amounts of US$4,853 and US$5,044 for the six months ended June 30, 2023 and 2022, respectively)		(80,417)	(70,113)
Government grants		662	57,194
Total operating expenses		(350,539)	(184,953)
Operating loss		(344,412)	(184,342)
Interest expenses		(3,470)	(5,507)
Interest income		5,848	5,948
Investment income (loss), net		2,770	(2,653)
Share of results of equity method investments		(626)	(115)
Foreign currency exchange losses, net		(3,619)	(6,270)
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk		(12,758)	(13,249)
Changes in fair values of put option liabilities		3,307	—
Loss before income taxes		(352,960)	(206,188)
Income tax benefit (expense)	19	18	(104)
Net loss		(352,942)	(206,292)
Less: Net loss attributable to noncontrolling interests		(5,779)	(10)
Net loss attributable to ordinary shareholders		(347,163)	(206,282)
Accretion of Redeemable Convertible Preferred Shares		(258)	—
Net loss available to ordinary shareholders		(347,421)	(206,282)

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
COMPREHENSIVE LOSS (Continued)
(All amounts in thousands, except for share and per share data)
		Six Months Ended June 30,
		2023	2022
		US$	US$
Loss per ordinary share
– Basic and diluted	20	(0.16)	(0.10)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
– Basic and diluted		2,142,922,222	2,153,697,360
Net loss		(352,942)	(206,292)
Other comprehensive income:
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes		(1,559)	2,973
Foreign currency translation adjustment, net of nil income taxes		34,563	3,315
Total other comprehensive income		33,004	6,288
Total comprehensive loss		(319,938)	(200,004)
Less: Total comprehensive loss attributable to noncontrolling interests		(5,589)	(8)
Total comprehensive loss attributable to ordinary shareholders		(314,349)	(199,996)
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT) EQUITY
(All amounts in thousands, except for share and per share data)
	Note	Ordinary shares		Additional paid-in capital	Receivable from shareholders	Accumulated other comprehensive income	Accumulated deficit	Total shareholders’ deficit attributable to ordinary shareholders	Noncontrolling interests	Total shareholders’ deficit
		Number of shares	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of December 31, 2022		2,142,922,222	21	403,103	(26,447)	17,707	(846,757)	(452,373)	(642)	(453,015)
Cumulative effect of adoption of new accounting standard	1(e)	—	—	—	—	—	(15)	(15)	—	(15)
Balance as of January 1, 2023		2,142,922,222	21	403,103	(26,447)	17,707	(846,772)	(452,388)	(642)	(453,030)
Net loss		—	—	—	—	—	(347,163)	(347,163)	(5,779)	(352,942)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument- specific credit risk, net of nil income taxes		—	—	—	—	(1,559)	—	(1,559)	—	(1,559)
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	34,373	—	34,373	190	34,563
Total comprehensive loss		—	—	—	—	32,814	(347,163)	(314,349)	(5,589)	(319,938)
Settlement of receivable from shareholders		—	—	—	26,447	—	—	26,447	—	26,447
Deemed distribution to shareholders	12, 13	—	—	(31,672)	—	—	—	(31,672)	—	(31,672)
Accretion of Redeemable Convertible Preferred Shares	17	—	—	(258)	—	—	—	(258)	—	(258)
Balance as of June 30, 2023		2,142,922,222	21	371,173	—	50,521	(1,193,935)	(772,220)	(6,231)	(778,451)
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT) EQUITY (Continued)
(All amounts in thousands, except for share and per share data)
	Note	Ordinary shares		Additional paid-in capital	Receivable from shareholders	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders’ equity attributable to ordinary shareholders	Noncontrolling interests	Total shareholders’ equity
		Number of shares	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of January 1, 2022		2,167,000,000	22	424,414	(106,210)	(69)	(122,836)	195,321	—	195,321
Net loss		—	—	—	—	—	(206,282)	(206,282)	(10)	(206,292)
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes		—	—	—	—	2,973	—	2,973	—	2,973
Foreign currency translation adjustment, net of nil income taxes		—	—	—	—	3,313	—	3,313	2	3,315
Total comprehensive loss		—	—	—	—	6,286	(206,282)	(199,996)	(8)	(200,004)
Settlement of receivable from shareholders		—	—	—	69,143	—	—	69,143	—	69,143
Re-designation of ordinary shares to Series Pre-A Preferred Shares	18	(24,077,778)	(1)	(13,024)	—	—	—	(13,025)	—	(13,025)
Deemed distribution arising from reorganization under common control		—	—	(15,512)	—	—	—	(15,512)	—	(15,512)
Shareholder contribution related to the issuance of exchangeable notes		—	—	5,063	—	—	—	5,063	—	5,063
Contribution from a non-controlling shareholder		—	—	—	—	—	—	—	149	149
Balance as of June 30, 2022		2,142,922,222	21	400,941	(37,067)	6,217	(329,118)	40,994	141	41,135
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
CASH FLOWS
(All amounts in thousands, except for share and per share data)
		Six Months Ended June 30,
	Note	2023	2022
Operating activities:
Net cash used in operating activities		(303,700)	(132,736)
Investing activities:
Payments for purchases of property, equipment and software and intangible assets		(113,207)	(44,826)
Proceeds from disposal of property, equipment and software		312	361
Receipt of government grant related to assets		14,533	—
Payments for purchases of short-term investments		(38,254)	(69,243)
Proceeds from sales of short-term investments		37,428	—
Payments upon settlement of derivative instruments		—	(641)
Payments for investments in equity investees		(5,059)	(2,516)
Proceeds from disposal of a subsidiary, net of cash disposed	1(c)	1,379	—
Loans to related parties		(865)	—
Net cash used in investing activities		(103,733)	(116,865)
Financing activities:
Proceeds from settlement of receivable from shareholders		26,139	66,859
Proceeds from issuance of Series Pre-A Preferred Shares		—	74,155
Proceeds from issuance of exchangeable notes		—	188,586
Payment for redemption of mandatorily redeemable noncontrolling interest	15	(11,554)	—
Proceeds from issuance of convertible notes	16	22,297	75,037
Receipt of refundable deposits in connection with the issuance of Private Investment in Public Equity (“PIPE”) investments and convertible notes		11,000	—
Consideration payment in connection with reorganization		—	(50,794)
Proceeds from bank loans	8	378,691	—
Repayment of bank loans		(11,142)	—
Capital contribution by noncontrolling interests		—	149
Payment to a noncontrolling interest in the liquidation of a subsidiary		(148)	—
Net cash provided by financing activities		415,283	353,992
Effect of exchange rate changes on cash and restricted cash		(18,356)	(27,068)
Net (decrease) increase in cash and restricted cash		(10,506)	77,323
Cash and restricted cash at beginning of the period		739,533	531,452
Cash and restricted cash at end of the period		729,027	608,775
Reconciliation of cash and restricted cash:
Cash		548,286	608,775
Restricted cash, current		180,049	—
Restricted cash, non-current		692	—
Total cash and restricted cash		729,027	608,775
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
CASH FLOWS (Continued)
(All amounts in thousands, except for share and per share data)
		Six Months Ended June 30,
	Note	2023	2022

Supplemental information
Interest paid		248	—
Income taxes paid		524	1,558
Income taxes refund		—	(4)
Non-cash investing and financing activities:
Purchase of property, equipment and software and intangible assets included in accrued expenses and other current liabilities		73,073	9,653
Issuance of Series Pre-A Preferred Shares through conversion of a convertible note		—	23,445
Re-designation of ordinary shares into of Series Pre-A Preferred Shares		—	23,650
Accretion of Redeemable Convertible Preferred Shares	17	258	—
Payable arising from a distribution agreement	12	22,296	—
Issuance of put option liabilities	13	9,376	—
The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)
Basis of Presentation

The accompanying unaudited condensed consolidated and combined financial statements of Lotus Technology Inc. (“the Company”), its consolidated subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (the “VIEs”, collectively referred to “the Group”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the United States Securities and Exchange Commission. The consolidated balance sheet as of December 31, 2022 was derived from the audited consolidated financial statements of the Group. The accompanying unaudited condensed consolidated and combined financial statements should be read in conjunction with the consolidated balance sheet of the Group as of December 31, 2022, and the related consolidated and combined statements of comprehensive loss, changes in shareholders’ deficit and cash flows for the year then ended.
In the opinion of the management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of June 30, 2023, the results of operations and cash flows for the six months ended June 30, 2023 and 2022, have been made.
These unaudited condensed consolidated and combined financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.
The Group experienced net loss of US$352,942 and net cash used in operating activities of US$303,700 for the six months ended June 30, 2023. As of June 30, 2023, the Group’s accumulated deficit was US$1,193,935.
Historically, the Group had relied principally on proceeds from the issuance of redeemable convertible preferred shares, exchangeable notes, convertible notes and related party borrowings to finance its operations and business expansion. The Company will require additional liquidity to continue its operations over the next 12 months.
The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to:
a)   external financing in conjunction with the merger with L Catterton Asia Acquisition Corp, obtaining additional loans from banks or related parties, and issuance of redeemable convertible preferred shares, convertible notes or exchangeable notes to new and existing investors and renewal of existing convertible notes and exchangeable notes when they are due, though there is no assurance that the Company will be successful in obtaining such additional liquidity on terms acceptable to the Company, if at all; or failing that,
b)   a business plan to increase revenue and control operating costs and expenses to generate positive operating cash flows and optimize operational efficiency to improve the Company’s cash flow from operation. The feasibility of such plan is contingent upon many factors out of the control of the Company, and is highly uncertain and difficult to predict.
The unaudited condensed consolidated and combined financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The preparation of unaudited condensed consolidated and combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated and combined financial statements and the reported revenues and expenses during the reported periods in the unaudited condensed consolidated and combined financial statements and accompanying notes. Significant accounting estimates include, but not limited to, standalone selling price of each distinct performance obligation in revenue recognition, lower of cost and net realizable value of inventories, useful lives and recoverability of property, equipment and software, recoverability of intangible assets with indefinite useful lives, realization of deferred tax assets, the provision for credit losses of financial assets, product warranties, determination of incremental borrowing rates for leases, and fair value determination of i) exchangeable notes; ii) convertible notes; iii) put option liabilities and iv) share-based compensation arrangements. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated and combined financial statements.
(b) Summary financial information of the Group’s VIEs in the unaudited condensed consolidated and combined financial statements
Historically, the Company conducted its value-added telecommunication services operation in Chinese mainland through the VIE and VIE’s subsidiaries, with which Wuhan Lotus Technology Co., Ltd. (“WFOE”), the Company’s wholly owned subsidiary, the VIE and the VIE’s nominee equity holders entered into certain contractual arrangements (“VIE Arrangements”). During the six months period ended June 30, 2023, the Group has implemented a series of transactions to restructure its organization and business operations (the “Restructuring”). In connection with the Restructuring, the WFOE, the VIE and nominee equity holders of the VIE entered into a series of agreements (“VIE Restructuring Agreements”), pursuant to which, i) WFOE acquired 100% equity interest in Sanya Lotus Venture Capital Co., Ltd. (“Sanya Lotus”) and Hangzhou Lotus Technology Service Co., Ltd. (“Hangzhou Lotus”), subsidiaries of the VIE, in February 2023; ii) all the VIE’s assets and liabilities (excluding ICP license), business contracts, intellectual properties and employees were transferred to a subsidiary of WFOE at nil consideration; iii) the VIE Arrangements were terminated on June 30, 2023.
The Group concludes that the Restructuring does not represent a strategic shift, nor it will have a major effect on the Group’s operations and financial results.
Pursuant to the Restructuring, the Group ceased to consolidate the VIE on June 30, 2023. The following unaudited condensed consolidated revenues, net loss and cash flow information of the VIEs for the six months ended June 30, 2023 and 2022 have been included in the accompanying unaudited condensed consolidated and combined financial statements. All intercompany transactions and balances with the Company, and its subsidiaries, prior to the Restructuring, have been eliminated upon consolidation.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
	Six Months Ended June 30,
	2023	2022
	US$	US$
Revenues	—	—
Net loss(i)	(74,137)	(8,095)
Net cash used in operating activities(ii)	(8,281)	(5,599)
Net cash used in investing activities	(38,400)	(61,164)
Net cash (used in) provided by financing activities(iii)	(107,317)	64,487
Effect of exchange rate changes on cash	(2,573)	(3,022)
Net decrease in cash	(156,571)	(5,298)
Cash at beginning of the period	156,571	49,094
Cash at end of the period	—	43,796

(i)
Net loss includes other expenses of US$56,752 and nil arising from the transfer of VIE’s assets and liabilities to a subsidiary of WFOE for the six months ended June 30, 2023 and 2022, respectively, which were eliminated upon consolidation.

(ii)
Net cash used in operating activities includes amounts of US$88,423 and nil paid to the Company’s subsidiaries and amounts of US$86,697 and nil provided by the Company’s subsidiaries for the six months ended June 30, 2023 and 2022, respectively, which were eliminated upon consolidation.

(iii)
Net cash (used in) provided by financing activities includes amounts of amounts of US$158,509 and US$10,611 paid to the Company’s subsidiaries and amounts of US$32,715 and nil provided by the Company’s subsidiaries for the six months ended June 30, 2023 and 2022, respectively, which were eliminated upon consolidation.

(c) Disposal of a subsidiary
On June 30, 2023, the Company disposed a subsidiary to a third party for cash consideration of US$1,385. The carrying amount of the net liabilities of the subsidiary on the disposal date was as follows:
US$

Cash	6
Inventories	158
Accounts receivable	1,131
Prepayments and other current assets	1,279
Property, equipment and software, net	2,784
Operating lease right-of-use assets	5,585
Other non-current assets	510
Short-term borrowings	(2,365)
Accounts payable	(1,298)
Accrued expenses and other current liabilities	(4,684)
Operating lease liabilities	(5,409)
Net liabilities	(2,303)
During the six months ended June 30, 2023, the Group provided one-year loans with aggregated principal amounts of US$2,346 bearing interest rate of 3.65% to the disposed subsidiary. Upon the disposal, the Group recognized the loan receivables of US$2,365, which were collected in August 2023.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The excess of cash consideration over the net liabilities derecognized was recognized in “Investment income (loss), net” of US$3,756 in the unaudited condensed consolidated statement of comprehensive loss for the six months ended June 30, 2023.
The Group concludes that the disposal does not represent a strategic shift, nor it will have a major effect on the Group’s operations and financial results.
(d) Cash and restricted cash
Cash consists of cash on hand and cash at bank. The Group does not have any cash equivalents as of June 30, 2023 and December 31, 2022.
Cash on hand and cash at bank deposited in financial institutions at various locations are as follows:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Cash balances include deposits in:
Financial institutions in Chinese mainland
– Denominated in Chinese Renminbi (“RMB”)	418,731	547,301
– Denominated in United States Dollars (“US$”)	84,828	165,068
– Denominated in Great Britain Pound (“GBP”)	125	2,984
– Denominated in Euro Dollar (“EUR”)	207	347
Total cash balances held at Chinese mainland financial institutions	503,891	715,700
Financial institutions in United Kingdom (“UK”)
– Denominated in GBP	18,358	5,778
– Denominated in USD	2,149	—
– Denominated in EUR	339	—
Total cash balances held at UK financial institutions	20,846	5,778
Financial institutions in Netherlands
– Denominated in GBP	298	18
– Denominated in EUR	15,343	8,899
– Denominated in RMB	195	—
Total cash balances held at Netherlands financial institutions	15,836	8,917
Financial institutions in Germany
– Denominated in EUR	5,288	5,347
Total cash balances held at German financial institutions	5,288	5,347
Total cash balances held at financial institutions in other jurisdictions	2,424	862
Total cash balances held at financial institutions	548,285	736,604
Cash on hand	1	1
Total cash balances	548,286	736,605
Cash that is restricted for withdrawal or use is reported separately on the face of the consolidated balance sheets. The Group’s current restricted cash represents deposits made to banks to secure bank acceptance notes

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
and repayment of borrowings, and the Group’s non-current restricted cash represents deposits made to landlords for certain long-term leases.
(e) Expected Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The new accounting standard does not apply to loans and receivables between entities under common control. The Group adopted the ASC 326 and several associated ASUs on January 1, 2023 using a modified retrospective approach with accumulative effect recorded as an increase of accumulated deficit in the amount of US$15.
The Group assessed that accounts receivable, other receivables, loan receivables, short-term and long-term deposits are within the scope of ASC 326. The Group has identified the relevant risk characteristics of its customers and suppliers, and the related accounts receivable, loan receivables, other current assets and other non-current assets which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses, etc. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. This is assessed at each quarter based on the Group’s specific facts and circumstances.
The Company considers historical credit loss rates for each category of deposits and other receivables and also considers forward looking macroeconomic data in making its loss accrual determinations. The Company has made specific credit loss provisions on a case-by-case basis for particular aged receivable balances.
(f) Warranties
The Group provides standard warranties on all new vehicles based on the contracts with its customers at the time of sale of vehicles. The Group accrues a warranty reserve for the new vehicles sold by the Group, which included the Group’s best estimate of the future costs to be incurred in order to repair or replace items under warranties and recalls when identified. These estimates are made primarily based on the estimates of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the Group’s relatively short history of sales, and changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within the accrued expenses and other current liabilities while the remaining balance is included within other non-current liabilities in the consolidated balance sheets. Warranty cost is recorded as a component of cost of revenues in the consolidated and combined statements of comprehensive loss. The Group reevaluates the adequacy of the warranty accrual on a regular basis.
The Group recognizes the benefit from a recovery of the costs associated with the warranty when specifics of the recovery have been agreed with the Group’s suppliers and the amount of the recovery is virtually certain.
The Group does not consider standard warranty as being a separate performance obligation as it is intended to provide assurance-type warranty to customers that ensures that products will function as intended and is not viewed as a distinct obligation. Accordingly, standard warranty is accounted for in accordance with ASC 460, Guarantees. The Group also provides lifetime warranty subject to certain conditions through a

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
vehicle sales contract. The lifetime warranty is an incremental service offered to customers and is considered a separate performance obligation distinct from other promises and should be accounted for in accordance with ASC 606.
The following table shows the movement of warranty reserve:
Six Months Ended June 30, 2023
US$
Warranty at beginning of the period	—
Additions	2,309
Utilization	(215)
Foreign currency translation adjustment	(28)
Accrued warranty at end of the period	2,066
Including: Current portion of warranty	130
Non-current portion of warranty	1,936
For the six months ended June 30, 2022, nil warranty provision was recognized.
(g) Revenue recognition
Revenue is recognized when or as the control of the goods or services is transferred to customers. Control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:
•
provides all of the benefits received and consumed simultaneously by the customer;

•
creates and enhances an asset that the customer controls as the Group performs; or

•
does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.
Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates overall contract price to each distinct performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices for each individual distinct performance obligation identified based on the observable prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin, depending on the availability of observable information, the data utilized, and considering the Group’s pricing policies and practices in making pricing decisions. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements on these assumptions and estimates may affect revenue recognition.
When either party to a contract has performed, the Group presents the contract on the consolidated balance sheets as a contract asset, a receivable or a contract liability.
A contract asset is recorded when the Group transfers a good or service to the customer before being unconditionally entitled to the consideration under the payment terms set out in the contract. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents a contract liability when the payment is received or receivable. A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.
The Group generates revenue from sales of vehicles and any bundled products and services to end-users and distributors. The Group also generates revenue from provision of automotive design and development services to various automobile manufacturers. Further details of the Group’s revenue recognition policies are as follows:
Sales transactions with end-users
Sales of battery electric vehicle (“BEV”)
The Group started to deliver BEV, Eletre vehicles to customers in March 2023. In certain countries, the Group sells Eletre together with a number of bundled products and services. In those cases, the contracts with the customers include multiple distinct goods and services which are accounted for as separate performance obligations, including household charging pile or charging card with a specified spending amount (at the option of the customers), premium version of intelligent driving system and its subsequent upgrades, unlimited free battery charging in specified super charging stations operated by the Group for a specified period, lifetime warranty, maintenance services for a specified period and lifetime vehicle internet connection services.
Transaction price is allocated to each performance obligation based on the relative standalone selling price and the allocated price is recognized as revenue as follows:
•
Revenue from Eletre is recognized at a point in time when the control of Eletre is transferred to the customer, which is the point in time when the customer takes possession of and accepts the vehicle.

•
Revenue from the installed premium intelligent driving system is recognized when the functionality is activated, and the portion related to upgrades is recognized ratably over the estimated period of vehicle usage by the customer.

•
Revenue from household charging pile is recognized at a point in time when the charging pile is installed at customer’s designated location.

•
Revenue from charging cards is recognized when the customer uses the card to redeem for charging services.

•
Revenue from free battery charging service is recognized ratably over the specified service period of vehicle usage by the customer.

•
Revenue from lifetime warranty is recognized ratably over the estimated extended warranty period with reference to the standard warranty offered by the Group in other vehicles sales.

•
Revenue from maintenance services is recognized over the service period based on the number of maintenance services delivered to date relative to the estimated remaining number of maintenance services to be delivered.

•
Revenue from vehicle internet connection services is recognized ratably over the estimated useful life of the vehicle as this service is transferrable from the customer to another car user if the customer resells the vehicle.

Initial refundable deposits received from customers for intention orders prior to vehicle purchase agreements are signed are recognized as refundable deposits from customers (accrued expenses and other

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
current liabilities). When vehicle purchase agreements are signed, these initial deposits are reclassified to contract liabilities. Any other non-refundable payments received prior to the transfer of goods or services are also recognized as contract liabilities.
Practical expedients and exemptions
The Group follows the guidance on immaterial promises when identifying performance obligations in the vehicle sales and concludes that free pick-up and delivery service for maintenance, door-to-door troubleshooting and lifetime roadside assistance are immaterial and therefore the Group does not assess whether these promised services are performance obligations. When reaching this conclusion, the Group considered that these promises are value-added services to enhance customer experience rather than critical items for vehicle driving and forecasted that usage of these services will be very limited. The Group also performs an estimation on the standalone fair value of each promise applying a cost plus margin approach and concludes that the standalone fair value of foresaid services are insignificant individually and in aggregate, representing less than 1% of vehicle gross selling price and aggregate fair value of each individual promise.
Sales of sports cars
The Group generates revenue from the distribution of Lotus-brand internal combustion engine (“ICE”) sports cars developed by Lotus UK. Revenue from sports cars sales is recognized at a point in time, when the control of the sports cars is transferred to the customer, which is the point in time when the customer takes possession of and accepts the sports cars.
Sales transactions with distributors
Apart from selling vehicles to end-users, the Group also sells sports cars and BEV to distributors. In the sales transactions with distributors, the Group’s only promise is to deliver the vehicles to the distributors. Revenue from sales to distributors is recognized at a point in time, when the control of the vehicles is transferred to the distributors, which is the point in time when the distributors take possession of and accept the vehicles.
The estimated costs for the standard warranty provided by the Group are recorded as a liability when the Group transfers the control of vehicle to an end user or distributor customer.
Provision of automotive design and development services
The Group generates revenue by provision of automotive design and development services. As the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs, revenue is recognized over time, using the output or input method.
Costs incurred to fulfill such service contracts which are not in the scope of other guidance are recognized as contract cost assets when those costs:
•
relate directly to the service contracts that the Group can specifically identify;

•
are expected to be recovered; and

•
generate or enhance resources of the Group that will be used in satisfying performance obligations in the future.

(h) Concentration and Risk
Concentration of customers and suppliers
The Group’s accounts receivables are mainly due from Zhejiang Geely Holding Group (“Geely Holding”) and its subsidiaries (collectively as “Geely Group”), representing 97.34% and 96.24% of the Group’s accounts

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
receivable — related parties as of June 30, 2023 and December 31, 2022, respectively. During the six months ended June 30, 2023 and 2022, Geely Group contributed US$4,923 and US$377 of the Group’s total revenues, respectively.
One third-party customer contributed more than 10.0% of the Group’s total revenues for the six months ended June 30, 2023 was as follows. No third-party customer contributed more than 10.0% of the Group’s total revenues for the six months ended June 30, 2022.
	Six Months Ended June 30,
	2023	2022
	proportion of total revenues
Customer A	12.47%	—
Accounts receivable balances with greater than 10.0% the Group’s accounts receivable balances as of June 30, 2023 and December 31, 2022 were as follows.
	As of June 30, 2023	As of December 31, 2022
	proportion of total accounts receivable balances
Geely Group	57.42%	95.00%
Customer B	16.57%	—
Suppliers contributed more than 10.0% of total purchases for the six months ended June 30, 2023 and 2022 are as below.
	Six Months Ended June 30,
	2023	2022
	proportion of total purchases

Geely Group	72.72%	30.86%
Payable balances with greater than 10.0% the Group’s amounts due to suppliers as of June 30, 2023 and December 31, 2022 were as follows:
	As of June 30, 2023	As of December 31, 2022
	proportion of total payable balances
Geely Group	62.57%	38.29%
Concentration of credit risk
Financial instruments that potentially expose the Group to concentrations of credit risk consist principally of cash, restricted cash, investment securities, accounts receivable, loan receivables and other receivables included in prepayments and other current assets and other non-current assets.
Substantial all of the Group’s cash at bank is held by third-party financial institutions located in Chinese mainland. The bank deposits with financial institutions in Chinese mainland are insured by the government authority for up to RMB500. The Group has not experienced any losses in uninsured bank deposits and does not believe that it is exposed to any significant risks on cash held in bank accounts. To limit exposure to credit risk, the Company primarily places bank deposits with large financial institutions in Chinese mainland with acceptable credit rating.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Accounts receivables are primarily derived from revenue earned from sales of sports cars and BEV, and automotive design and development services. Accounts receivable, loan receivables and other receivables included in prepayments and other current assets are unsecured. The risk is mitigated by credit evaluations performed on them.
2.   INVENTORIES
Inventories consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Products available for sale	111,461	13,714
Goods in transit	14,173	8,989
Total	125,634	22,703
Inventory write-downs recognized in cost of revenues for the six months ended June 30, 2023 and 2022 were US$848 and nil, respectively.
3.   PREPAYMENTS AND OTHER CURRENT ASSETS — THIRD PARTIES, NET
Prepayments and other current assets — third parties, net consisted of the following:
	Note	As of June 30, 2023	As of December 31, 2022
		US$	US$
Deductible VAT		—	36,508
Accounts receivable		9,473	111
Prepayments to third-party suppliers		5,609	2,446
Deposits		2,613	3,747
Loan receivables	1(c)	2,365	—
Others		5,915	1,674
Less: Allowance for credit losses		(40)	—
Total		25,935	44,486
The movement of the allowance for credit losses is as follows:
Six Months Ended June 30, 2023
US$
Balance as of December 31, 2022	—
Impact of adoption of ASC 326	(3)
Balance as of January 1, 2023	(3)
Provisions	(37)
Balance as of June 30, 2023	(40)

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
4.   PROPERTY, EQUIPMENT AND SOFTWARE, NET
Property, equipment and software, net consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Machinery and R&D equipment	22,169	16,997
Mold and tooling	80,531	79,963
Motor vehicles	46,164	15,586
Office and electronic equipment	24,885	17,271
Purchased software	51,796	49,905
Leasehold improvements	27,798	22,431
Property, equipment and software	253,343	202,153
Less: Accumulated depreciation	(36,404)	(15,455)
Construction in progress(i)	77,632	66,773
Property, equipment and software, net	294,571	253,471

(i)
Represents the capitalized expenditures on the construction of corporate buildings, leasehold improvements, tooling and R&D equipment under construction.

Depreciation expenses on property, equipment and software were allocated to the following expense items:
	Six Months Ended June 30,
	2023	2022
	US$	US$
Cost of revenues	7,115	19
Research and development expenses	1,240	302
Selling and marketing expenses	6,871	592
General and administrative expenses	7,415	1,320
Total depreciation expenses	22,641	2,233
5.   INTANGIBLE ASSETS
Intangible assets consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Trademark licenses with indefinite useful lives	116,081	116,083
License plates with indefinite useful lives	271	281
Intangible assets	116,352	116,364
6.   LEASES
The Group has entered into various non-cancellable operating agreements for land use rights, certain offices, warehouses, retail and service locations and vehicles worldwide. The Group determines if an

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
arrangement is a lease, or contains a lease, at inception and record the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.
The components of lease cost were as follows:
	Six Months Ended June 30,
	2023	2022
	US$	US$
Operating lease cost	13,334	7,792
Short-term lease cost	2,901	636
Variable lease cost	62	19
Total	16,297	8,447
Certain leases have annual rent escalations based on subsequent year-to-year changes in the consumer price index (“CPI”). While operating lease liabilities are not remeasured as a result of changes to the CPI, the year-to-year changes to the CPI are treated as variable lease payments and recognized in the period in which they are incurred.
The above lease costs are recognized as cost of sales, selling and marketing expenses, general and administrative expenses and research and development expenses.
Supplemental cash flows information related to leases was as follows:
	Six Months Ended June 30,
	2023	2022
	US$	US$
Operating cash outflows for amounts included in the measurement of lease liabilities	21,051	6,148
Lease liabilities arising from obtaining right-of use assets	24,699	56,415
Supplemental balance sheet information related to leases was as follows:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Operating Leases
Operating lease right-of-use assets*	162,669	158,724
Total operating lease assets	162,669	158,724
Operating lease liabilities, current
– Operating lease liabilities-third parties	17,022	15,815
– Operating lease liabilities-related parties**	11	13
Operating lease liabilities, non-current
– Operating lease liabilities-third parties	92,129	98,963
– Operating lease liabilities-related parties***	180	170
Total operating lease liabilities	109,342	114,961

*
Operating lease right-of-use assets included land use rights with carrying amount of US$52,419 and US$43,974 as of June 30, 2023 and December 31, 2022, respectively.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
**
This item is included in accrued expenses and other current liabilities — related parties in the unaudited condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022, respectively.

***
This item is included in other non-current liabilities — related parties in the unaudited condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022, respectively.

	Six Months Ended June 30,
	2023	2022
Weighted-average remaining lease term
Operating leases	7.94 years	8.57 years
Weighted-average discount rate
Operating leases	6.93%	6.63%
7.   OTHER NON-CURRENT ASSETS — THIRD PARTIES
Other non-current assets, net consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Deposits for long-term operating leases	3,075	3,486
Prepayments for purchases of property, equipment and software	1,540	1,442
Deductible VAT	94,505	5,815
Equity investments(i)	4,504	240
Total	103,624	10,983
(i) Equity investments
During the six months ended June 30, 2023, the Group invested US$4,317 to incorporate Hubei Changjiang Chegu Industry Investment Fund Partnership (“Changjiang Chegu”) in Chinese mainland and holds 16.67% of Changjiang Chegu’s equity interests. The Group applies the equity method as it has influence over Changjiang Chegu’s operating and financial policies.
8.   SHORT-TERM BORROWINGS — THIRD PARTIES
Short-term borrowings — third parties consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Borrowings from banks	380,841	28,748
Total	380,841	28,748
During the six months ended June 30, 2023, the Group borrowed several loans due within one year or less with aggregated principal amounts of US$378,691 from banks in Chinese mainland, bearing the interest rate of one-year LPR published by China Foreign Exchange Trade System at the date of utilization plus 0.10% to 0.25% per annum, i.e., LPR+0.10% to LPR+0.25%. The interests shall be repaid quarterly or monthly. As of June 30, 2023, restricted cash of US$179,760 was pledged for certain loans with aggregated principal amount of US$150,862.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
During the six months ended June 30, 2023, the Group repaid loans with principal amount of US$11,142.
9.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES — THIRD PARTIES
Accrued expenses and other current liabilities — third parties consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Accrued salaries and benefits	45,457	46,362
Payables for R&D expenses	55,831	83,261
Payables for marketing events	49,784	47,729
Payables for purchase of property, equipment and software	60,208	88,286
Refundable deposits from customers	3,080	3,410
Deposits from third parties	8,957	4,684
VAT and other taxes payables	5,888	4,843
Payables for service fees	20,963	21,176
Bank acceptance notes and letters of credit	4,352	11,025
Refundable deposits in connection with the issuance of PIPE investments and convertible notes	10,507	—
Others	10,542	12,523
Total	275,569	323,299
10.   DEFERRED INCOME
Asset-related subsidy
US$
Balance as of December 31, 2022	258,450
Subsidy received during the period	14,533
Foreign currency translation adjustment	(10,035)
Balance as of June 30, 2023	262,948
In 2021, the Group received a specific subsidy for compensating the expenditures on the construction of the Group’s corporate buildings in Wuhan city, Chinese mainland (“asset-related subsidy”). During the six months ended June 30, 2023, the Group additionally received the asset-related subsidy of US$14,533. Since the corporate buildings are still under construction as of June 30, 2023, the Group has not recognized any government grants relating to this subsidy in profit or loss.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
11.   OTHER NON-CURRENT LIABILITIES — THIRD PARTIES
Other non-current liabilities — third parties consisted of the following:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Deposits from third parties	15,861	15,824
Conditional and refundable government grants(i)	13,839	—
Others	1,936	—
Total	31,636	15,824

(i)
The Group was awarded grants from governments and conditional on the operation performance and tax contribution in certain specified regions in the next few years. The government grants have been received and recognized as other non-current liabilities, which will be released to government grants in the consolidated statements of comprehensive loss when the conditions attached for operation performance and tax contribution are satisfied. As of June 30, 2023, the Group estimated that the conditions attached for operation performance and tax contribution would be less likely to be satisfied, thus the Group classify these liabilities as other non-current liabilities.

12.   DISTRIBUTION AGREEMENT
On January 31, 2023, the Group entered into a distribution agreement with Lotus Cars Limited (“LCL”), a wholly owned subsidiary of Lotus Group International Limited (“LGIL”) and ultimately controlled by the Controlling Shareholder of the Company, pursuant to which, the Group was appointed as the exclusive global distributor (excluding in the United States of America) to distribute certain models of vehicles and to provide after-sale services and brand, marketing and public relations for such vehicles distributed by it since January 31, 2023, for a cash consideration of GBP18,055 (equivalent to US$22,296).
The Group determined that the acquisition of distribution right did not result in a change in the reporting entity and was accounted for prospectively from the date of the transfer. The acquisition of the distribution right was accounted for as a transaction between entities under common control, with the asset recognized at the historical cost of the ultimate parent. The difference between purchase price of US$22,296 and historical cost of nil was recorded as a distribution to shareholders in additional paid-in capital.
13.   PUT OPTION LIABILITIES
US$
Balance as of December 31, 2022	—
Issuance of put options	9,376
Change in fair values	(3,307)
Balance as of June 30, 2023	6,069
On January 31, 2023, the Company issued put options to each of Geely International (Hong Kong) Limited (“Geely HK”) and Etika Automotive Sdn Bhd (“Etika”) at nil consideration. Pursuant to the put option agreements, each of Geely HK and Etika will have an option to require the Company to purchase the equity interests held by Geely HK and Etika in Lotus Advance Technologies Sdn Bhd, the immediate parent of LGIL, during the period from April 1, 2025 to June 30, 2025, at a pre-agreed price, i.e. 1.15 multiplied by the revenue of LGIL for the year ending December 31, 2024 plus the cash and cash equivalents of LGIL as of December 31, 2024, and minus the outstanding amount of indebtedness of LGIL as of December 31, 2024 (the “exercise price”), if the total number of vehicles sold by LGIL in 2024 exceeds 5,000 (the “exercise condition”). Geely HK and Etika are entitled to exercise the put option on an individual standalone basis. If

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Geely HK or Etika exercises the put option, Geely HK or Etika shall put all its equity interests in Lotus Advance Technologies Sdn Bhd to the Company. The exercise price will be settled with the Company’s newly issued ordinary shares. The number of ordinary shares of the Company to be issued to each of Geely HK and Etika shall be equal to the quotient of (a) the exercise price, divided by (b) the per share listing price of ordinary shares of the Company.
The put options are determined to be freestanding financial instruments that are accounted for as liabilities in the scope of ASC Topic 480, Distinguishing Liabilities from Equity, because the put options embody a conditional obligation that the Company may settle by issuing a variable number of its equity shares and the monetary value of the obligation is based on variation in LGIL’s financial performance other than fair value of the Company’s equity shares. The Company initially measured the put option liabilities at fair value and subsequently remeasured to fair value each period with changes recognized in profit or loss.
At initial recognition, the Company recognized the issuance of put options at its fair value of US$9,376 as dividends to the shareholders with a corresponding decrease in additional paid-in capital. The change in fair value of the put option liabilities in the amount of US$3,307 for the six months ended June 30, 2023 was recognized in the unaudited condensed consolidated and combined statements of comprehensive loss.
The fair value of the put option liabilities as of June 30, 2023 is estimated using the scenario-weighted average method with binomial model with the following assumptions:
As of June 30, 2023
Risk-free interest rate	5.27%
Expected volatility	30.34%
Expected dividend yield	0.00%
Expected term	2.00 years
Probability of exercise condition	50.00%
Fair value of underlying ordinary share of LGIL	US$1.17
14.   EXCHANGEABLE NOTES
	WFOE Exchangeable Notes	Lightning Speed Exchangeable Notes	Total
	US$	US$	US$
Balance as of December 31, 2022	355,320	71,792	427,112
Change in fair values of exchangeable notes, excluding impact of instrument-specific credit risk	3,144	3,155	6,299
Change in fair values of exchangeable notes due to the instrument-specific credit risk	651	423	1,074
Foreign currency translation adjustment	(13,000)	(2,742)	(15,742)
Balance as of June 30, 2023	346,115	72,628	418,743
– Current portion	346,115	—	346,115
– Non-current portion	—	72,628	72,628
WFOE Exchangeable Notes
In September 2021, the Company’s subsidiary, WFOE, entered into an exchangeable note agreement with an investor. Pursuant to the agreement, WFOE is entitled to issue, from time to time, exchangeable notes (the “WFOE Exchangeable Notes”) to obtain financing from the investor (the “WFOE Exchangeable Notes

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Holder”) up to RMB3,000,000 with coupon rate of 3% per annum. Each tranche of WFOE Exchangeable Notes is scheduled to mature on the one-year anniversary date of issuance.
As of April 26, 2023, the Group issued RMB2,800,000 to the WFOE Exchangeable Notes Holder, among which, RMB400,000 was exchanged for Series A redeemable convertible preferred shares in December 2022, and RMB400,000 issued in November 2021 and RMB1,200,000 issued in January 2022 were overdue.
On April 27, 2023, the Company entered into a subscription agreement with the WFOE Exchangeable Notes Holder (the “Jingkai Subscription Agreement”), pursuant to which the WFOE Exchangeable Notes Holder has committed to subscribe for and purchase the Company’s ordinary shares for US$10.00 per share, for an investment amount of RMB2,600,000 (equivalent to US$373,316), which will be settled by the then outstanding principal amount of the WFOE Exchangeable Notes. Pursuant to Jingkai Subscription Agreement, the obligations of the parties to consummate the investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (a) all conditions precedent under the Agreement and Plan of Merger entered with L Catterton Asia Acquisition Corp on January 31, 2023 (the “Merger Agreement”) having been satisfied or waived, and (b) all of the consents from, and filings and/or registrations with, applicable governmental authority as required by applicable PRC laws for the WFOE Exchangeable Notes Holder’s outbound direct investment in the Company shall have been duly obtained and completed (collectively as “Closing Conditions”). The Jingkai Subscription Agreement shall terminate upon the earlier to occur of (a) termination of the Merger Agreement, and (b) March 15, 2024, or such later termination date of the Merger Agreement as agreed among the parties thereto, among other things.
Pursuant to the above agreements, the maturity dates of the WFOE Exchangeable Notes were extended to the earlier of March 15, 2024 and termination of the Merger Agreement. The Group evaluated the amendment in accordance with ASC 470-50, Modifications and Extinguishments, and concluded that the change in present values of the WFOE Exchangeable Notes before and after the amendment was less than 10%. Therefore, the Group determined the amendment did not represent an extinguishment. The fair value change arising from the modification of US$661 was reflected in the fair values of the WFOE Exchangeable Notes.
The Group adopted a scenario-weighted average method to estimate the fair value of the WFOE Exchangeable Notes, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair values of the WFOE Exchangeable Notes are estimated with the following key assumptions used:
	As of June 30, 2023	As of December 31, 2022
Risk-free interest rate	1.62%	2.07%
Discount rate	20.00%	20.00%
Probability of conversion	85.00%	50.00% – 75.00%
Bond yields	5.20%	7.35% – 7.76%
Probability of occurrence of Qualified IPO	50.00%	45.00%
Lightning Speed Exchangeable Notes
In December 2022, the Company’s subsidiary, Hangzhou Lightning Speed Technology Co., Ltd. (“Lightning Speed”) issued the first tranche of exchangeable notes (the “Lightning Speed Exchangeable

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Notes”) with the principal amount of RMB500,000 to an investor (the “Lightning Speed Exchangeable Notes Holder”). Each tranche of Lightning Speed Exchangeable Notes is scheduled to mature on the five-year anniversary date of issuance. With the consent of the Lightning Speed Exchangeable Notes Holder, Lightning Speed can extend the term of each tranche of Lightning Speed Exchangeable Notes twice, but each extension shall not exceed one year.
The Group adopted a scenario-weighted average method to estimate the fair value of the Lightning Speed Exchangeable Notes, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair values of the Lightning Speed Exchangeable Notes are estimated with the following key assumptions used:
	As of June 30, 2023	As of December 31, 2022
Risk-free interest rates	2.01% – 2.28%	2.40% – 2.60%
Probability of conversion	75.00%	75.00%
Bond yield	4.89%	7.11%
15.   MANDATORILY REDEEMABLE NONCONTROLLING INTEREST
US$
Balance as of December 31, 2022	11,381
Change in fair values of mandatorily redeemable noncontrolling interest, excluding impact of instrument-specific credit risk	108
Redemption of mandatorily redeemable noncontrolling interest	(11,554)
Foreign currency translation adjustment	65
Balance as of June 30, 2023	—
On April 28, 2023, the Group and Momenta (Suzhou) Technology Limited Company (“Momenta”) entered into an agreement, pursuant to which, the Group redeemed Momenta’s 40% equity interest in Ningbo Robotics Co., Ltd. (“Ningbo Robotics”) for a cash consideration of RMB80,000 (equivalent to US$11,554) pursuant to Momenta’s redemption right under the shareholders’ agreement of Ningbo Robotics (the “Robotics Redemption”).
As mentioned in note 16, on May 30, 2023, the Company issued a convertible note to Momenta Global Limited, a related party of Momenta, following the Robotics Redemption.
Upon redemption, the accumulated recognized other comprehensive income relating to fair value changes of the mandatorily redeemable noncontrolling interest due to instrument-specific credit risk of US$17 was recycled to the consolidated and combined statements of comprehensive loss.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
16.   CONVERTIBLE NOTES
	Subsidiary Convertible Note	2023 Convertible Notes	Total
	US$	US$
Balance as of December 31, 2022	76,770	—	76,770
Issuance of convertible notes	—	22,297	22,297
Interest paid	(3,072)	—	(3,072)
Change in fair values of convertible notes, excluding impact of instrument-specific credit risk	6,232	136	6,368
Change in fair values of convertible notes due to the instrument-specific credit risk	486	(18)	468
Foreign currency translation adjustment	(3,052)	—	(3,052)
Balance as of June 30, 2023	77,364	22,415	99,779
– Current portion	—	22,415	22,415
– Non-current portion	77,364	—	77,364
Subsidiary Convertible Note
In June 2022, the Company’s subsidiary, Ningbo Robotics, issued a seven-year convertible note (the “Subsidiary Convertible Note”) with the principal amount of RMB500,000 to an investor.
The Group adopted a scenario-weighted average method to estimate the fair value of the Subsidiary Convertible Note, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair value of the Subsidiary Convertible Note is estimated with the following key assumptions used:
	As of June 30, 2023	As of December 31, 2022
Risk-free interest rates	2.48%	2.52% – 2.73%
Probability of conversion	10.00%	12.00%
Bond yields	5.88% – 6.79%	6.88% – 8.92%
2023 Convertible Notes
During the six months ended June 30, 2023, the Company issued the following convertible notes (“2023 Convertible Notes”).
i) Pre-IPO Notes
During March to April 2023, the Company entered into convertible note purchase agreements with the certain investors (“Convertible Note Purchase Agreements”), pursuant to which the Company agreed to issue US$23,000 aggregate principal amount of unsecured convertible notes (the “Pre-IPO Notes”) with maturity date being the date that is one year following the issue date, which can be extended by the investors for an additional six months. One of the investors of Pre-IPO Notes, a related party controlled by the Controlling Shareholder of the Company, agreed to subscribe a convertible note for a cash consideration of US$9,000,

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
which has not been issued as of June 30, 2023. As of June 30, 2023, the Pre-IPO Notes of US$11,000 have been issued. The Pre-IPO Notes bear a simple interest rate of 8% per annum. Pursuant to the terms of the Convertible Note Purchase Agreements, if the consummation of the merger with L Catterton Asia Acquisition Corp (the “Business Combination”) occurs prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Pre-IPO Notes will be automatically converted into fully paid and non-assessable ordinary shares of the Company upon consummation of the Business Combination at a conversion price equal to the lesser of (A) US$10.00, and (B) the lowest per share price at which any of the Company’s ordinary shares are issued in connection with PIPE investments, if any.
ii) Momenta Note
On April 28, 2023, the Company entered into a convertible note purchase agreement with Momenta Global Limited, pursuant to which the Company agreed to issue to Momenta Global Limited a convertible note for a purchase price equal to US$ equivalent of RMB80,000 as calculated based on the US$/RMB central parity rate set by the People’s Bank of China as of the issue date (the “Momenta Note”) with maturity date being the date that is one year following the issue date. The Momenta Note in the principal amount of US$11,297 has been issued by the Company on May 30, 2023 following the Group’s acquisition of Momenta’s 40% equity interest in Ningbo Robotics for a cash consideration of RMB80,000 pursuant to Momenta’s redemption right under the shareholders’ agreement of Ningbo Robotics as mentioned in note 15. The Momenta Note bears (a) a simple interest rate of 8% per annum, if the consummation of the Business Combination fails to occur on or prior to November 12, 2023 due to reasons not attributable to Momenta Global Limited, or (b) no interest, under any other circumstance. According to the terms of the Momenta Note, if the consummation of the Business Combination occurs on or prior to the maturity date, all of the then outstanding principal amount and any accrued but unpaid interest (as applicable) of the Momenta Note shall be automatically converted into such number of fully paid and non-assessable ordinary shares of the Company, at a conversion price equal to the lesser of (A) US$10.00 and (B) the lowest per share price at which any ordinary shares of the Company are issued in any PIPE investment. If the consummation of the Business Combination fails to occur on or prior to the maturity date, Momenta Global Limited shall be entitled to request redemption of the then outstanding amount of the Momenta Note and the Company shall make payment of the redemption price in an amount equal to the outstanding principal amount and the accrued interest (as applicable) to Momenta Global Limited promptly (and in any event within two business days after the maturity date). In addition, each of the Company and Momenta Global Limited has a voluntary redemption right to partially redeem or request redemption of RMB40,000 of the Momenta Note at any time during the period beginning from July 1, 2023 and ending on the date on which the Momenta Note has been fully converted into the Company’s ordinary shares, at a redemption price that is equal to RMB40,000 plus any accrued but unpaid interest (as applicable) (the “Partial Redemption Price”) by providing written notice to the other party, and the Company shall make payment of the Partial Redemption Price to Momenta Global Limited within ten business days following delivery or receipt of such written notice, as the case may be.
The Group elected the fair value option for 2023 Convertible Notes, including the component related to accrued interest. The Group believes the fair value option best reflects the economics of the underlying transaction. The 2023 Convertible Notes were recognized at fair value at the issuance date and are measured subsequently at fair value.
The Group adopted a scenario-weighted average method to estimate the fair values of the 2023 Convertible Notes, based on an analysis of future values of the settlement of the obligation, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In each scenario, the obligation valuation was based on the contractually agreed cash payment or equivalent equity discounted to each valuation date. The fair values of 2023 Convertible Notes are estimated with the following key assumptions used:

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
As of June 30, 2023
Risk-free interest rate	5.44%
Probability of conversion	50.00%
Bond yields	8.60% – 8.70%
17.   REDEEMABLE CONVERTIBLE PREFERRED SHARES
The Company’s activities with respect to the redeemable convertible preferred shares are as below:
	Series Pre-A Preferred Shares		Series A Preferred Shares		Total
	Shares	US$	Shares	US$	Shares	US$
Balance as of January 1, 2023	184,596,297	177,284	123,456,332	191,125	308,052,629	368,409
Accretion of redeemable convertible preferred shares	—	45	—	213	—	258
Balance as of June 30, 2023	184,596,297	177,329	123,456,332	191,338	308,052,629	368,667
18.   ORDINARY SHARES
Upon incorporation on August 9, 2021, the Company’s authorized shares were 5,000,000,000 shares with a par value of US$0.00001 per share.
On August 9, 2021, the Company issued 866,800,000 ordinary shares to the Founders Offshore Vehicle at RMB1 per share with total consideration of RMB866,800 (equivalent to US$133,683) to the Company. As of December 31, 2022, RMB682,605 (equivalent to US$105,607) was paid up and the remaining RMB184,195 (equivalent to US$26,447) was recorded as receivable from shareholders and presented as contra-equity. As of June 30, 2023, receivable from shareholders of RMB184,195 (equivalent to US$26,447) as of December 31, 2022 was settled.
On November 11, 2021, the Company issued 433,400,000 ordinary shares to Lotus Technology International Investment Limited, ultimately 100% owned by Geely Holding, at RMB1 per share with total consideration of RMB433,400 (equivalent to US$67,566), which was fully paid as of December 31, 2022.
On September 24, 2021, Etika, through Lotus HK, subscribed for 33.33% equity interest in WFOE at RMB1 per share with total consideration of RMB650,100 (equivalent to US$100,690) and paid up on September 28, 2021. On November 11, 2021, the Company issued 650,100,000 ordinary shares to Etika Automotive SDN BHD (“Etika”) through exchange of 100% equity interest in Lotus Advanced Technology Limited (“Lotus HK”) held by Etika.
On December 24, 2021, the Company issued 216,700,000 ordinary shares with a fair value of US$116,041 to LGIL for the “Lotus” trademark licenses licensed by Group Lotus Limited, a wholly owned subsidiary of LGIL.
On March 18, 2022, an ordinary shareholder of the Company, who is also a member of management, entered into a share purchase agreement with an investor, pursuant to which the ordinary shareholder sold its 24,077,778 ordinary shares at RMB 6.22981 per share to the investor with a cash consideration of RMB150,000 (equivalent to US$23,650). On March 22, 2022, the Company’s 24,077,778 ordinary shares were redesignated as Series Pre-A Preferred Shares. The Company considered the redesignation, in substance, was effectively a repurchase and retirement of the ordinary shares and simultaneously an issuance of Series Pre-A Preferred Shares. The excess of the ordinary shares’ fair value over their par value in the amount of US$13,024

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
was charged to additional paid-in capital. The excess of the preferred shares’ fair value over the ordinary shares’ fair value in the amount of US$10,625 was recognized as share-based compensation expenses, included in “General and administrative expenses” in the combined statement of comprehensive loss for the six months ended June 30, 2022.
As of June 30, 2023 and December 31, 2022, the Company was authorized to issue 4,691,947,371 ordinary shares with a par value of US$0.00001 per share, among which 2,142,922,222 shares were issued and outstanding, respectively.
19.   INCOME TAX
The statutory income tax rate for the Group’s major operating entities is 25% for the six months ended June 30, 2023 and 2022. The effective income tax rate for the six months ended June 30, 2023 and 2022 was 0.01% and (0.05%), respectively. The effective income tax rate for the six months ended June 30, 2023 and 2022 differs from the PRC statutory income tax rate of 25%, primarily due to the recognition of valuation allowance for deferred income tax assets of loss-making entities.
20.   NET LOSS PER SHARE
The following table sets forth the basic and diluted net loss per ordinary share computation and provides a reconciliation of the numerator and denominator for the years presented:
	Six Months Ended June 30,
	2023	2022
	US$	US$
Numerator:
Net loss attributable to ordinary shareholders	(347,163)	(206,282)
Accretion of redeemable convertible preferred shares	(258)	—
Numerator for basic and diluted net loss per ordinary share calculation	(347,421)	(206,282)
Denominator:
Weighted average number of ordinary shares, basic and diluted	2,142,922,222	2,153,697,360
Denominator for basic and diluted net loss per ordinary share calculation	2,142,922,222	2,153,697,360
Net loss per ordinary share attributable to ordinary shareholders
– Basic and diluted	(0.16)	(0.10)
The following outstanding potentially dilutive ordinary share equivalents have been excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the years presented due to their antidilutive effect:
	As of June 30, 2023	As of June 30, 2022
Redeemable convertible preferred shares (note 17)	308,052,629	124,062,356
WFOE Exchangeable Notes(i)	204,109,698	579,710,145
Mandatorily redeemable noncontrolling interest(ii)	—	11,594,203
Share options(iii) (note 23)	46,387,767	—
Warrant(iv)	3,210,370	1,999,692
Total	561,760,464	717,366,396

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)

(i)
Represents the number of potentially dilutive ordinary shares equivalent on as-if-converted basis, calculated by the fixed monetary value of RMB2,400,000 and RMB2,000,000 divided by the estimated fair value of ordinary shares as of June 30, 2023 and 2022, respectively, which were assumed to be the conversion prices as of June 30, 2023 and 2022, respectively.

(ii)
Represents the number of potentially dilutive ordinary shares equivalent on as-if-converted basis, calculated by the fixed monetary value of RMB40,000 divided by the estimated fair value of ordinary shares as of June 30, 2022, which was assumed to be the conversion price as of June 30, 2022.

(iii)
For the six months ended June 30, 2023, 46,387,767 outstanding share options are not included in the calculation of basic or diluted loss per share, as the issuance of such awards is contingent upon a Qualified IPO, which was not satisfied as of the period end.

(iv)
For the six months ended June 30, 2023 and 2022, the warrant to purchase maximum 3,210,370 and 1,999,692 Series Pre-A Preferred Shares is not included in the calculation of basic or diluted loss per share, as the issuance of such shares is contingent upon a qualifying event, which was not satisfied as of the period end.

(v)
The exchange or conversion of Lightning Speed Exchangeable Notes or Subsidiary Convertible Note to its respective equity holders as mentioned in note 14 and note 16, respectively, have no effect on the number of the Company’s outstanding ordinary shares. The potential common shares of Lightning Speed and Ningbo Robotics, subsidiaries of the Company, were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented due to their antidilutive effect.

(vi)
For the six months ended June 30, 2023, the conversion of 2023 Convertible Notes as mentioned in note 16 is not included in the calculation of basic or diluted loss per share, as the conversion is contingent upon the consummation of the Business Combination, which was not satisfied as of the period end.

(vii)
For the six months ended June 30, 2023, the put options as mentioned in note 13 are not included in the calculation of basic or diluted loss per share, as the issuance of such shares is contingent on the satisfaction of exercise condition, which was not satisfied as of the period end.

21.   REVENUES
The Group’s revenues are disaggregated by service lines as follows:
	Six Months Ended June 30,
Service line	2023	2022
	US$	US$
Sales of goods – third-party end-users
– BEV	69,518	—
– Sports cars	11,973	473
– Others	610	76
	82,101	549
Sales of goods – third-party distributors
– BEV	3,272	—
– Sports cars	37,173	—
– Others	1,501	—
	41,946	—
Sales of goods – related parties
– BEV	436	—
– Others	371	—
	807	—
Subtotal	124,854	549
Services
– related parties	5,021	1,852

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
	Six Months Ended June 30,
Service line	2023	2022
	US$	US$
– third parties	160	18
Subtotal	5,181	1,870
Total revenues	130,035	2,419

Geographic information
The following summarizes the Group’s revenues by geographic areas (based on the locations of customers):
	Six Months Ended June 30,
	2023	2022
	US$	US$
Chinese mainland	93,013	2,048
Japan	16,217	—
UK	7,396	226
Australia	5,103	—
New Zealand	1,728	—
Dubai	1,167	—
Malaysia	1,040	—
Others	4,371	145

Revenues	130,035	2,419
Contract Liabilities
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Current liabilities
– Contract liabilities – third parties	29,875	7,843
– Contract liabilities – related parties*	493	8
Non-current liabilities
– Contract liabilities – third parties	3,592	—
Contract liabilities, current and non-current	33,960	7,851

*
This item is included in accrued expenses and other current liabilities — related parties in the unaudited condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022.

Revenue recognized during the six months ended June 30, 2023 related to contract liabilities outstanding as of December 31, 2022 was US$2,654 and no revenue was recognized during the six months ended June 30, 2022 related to contract liabilities outstanding as of December 31, 2021.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
The contract liabilities relate to up-front payments from the Group’s customers for purchase of vehicles or services in advance of transfer of the control of the products and services under the contract. Amounts that are expected to recognize as revenues within one-year are included as current contract liabilities with the remaining balance recognized as other non-current liabilities.
The Group expects that US$395,908 of transaction price allocated to unsatisfied performance obligation as of June 30, 2023 will be recognized as revenues within one year. The remaining US$14,342 will be recognized over the remaining contract periods over 1 to 10 years.
The Group has elected, as a practical expedient, not to disclose the transaction price allocated to unsatisfied or partially unsatisfied performance obligations that are part of a contract that has an original expected duration of one year or less.
22.   FAIR VALUE MEASUREMENT
Assets and liabilities measured at fair value on a recurring basis include investment securities, exchangeable notes, convertible notes, mandatorily redeemable noncontrolling interest and put option liabilities.
The following tables set the major financial instruments measured at fair value, by level within the fair value hierarchy as of June 30, 2023 and December 31, 2022.
		Fair Value Measurement at Reporting Date Using
	Fair Value as of June 30, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	US$	US$	US$	US$
Assets
Investment securities	7,326	7,326	—	—
Liabilities
Convertible notes	99,779	—	—	99,779
Exchangeable notes	418,743	—	—	418,743
Put option liabilities	6,069	—	—	6,069
		Fair Value Measurement at Reporting Date Using
	Fair Value as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	US$	US$	US$	US$
Assets
Investment securities	8,411	8,411	—	—
Liabilities
Convertible notes	76,770	—	—	76,770
Exchangeable notes	427,112	—	—	427,112
Mandatorily redeemable noncontrolling interest	11,381	—	—	11,381

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Valuation Techniques
Investment securities: On May 13, 2022, the Group purchased a one-year convertible note (the “Note”) with the principal of US$10,000 issued by ECARX Holding Inc. (“Ecarx”), which is a related party controlled by the Controlling Shareholder of the Company and listed in NASDAQ on December 21, 2022. Upon the listing of Ecarx, the Note was automatically converted to the Class A ordinary shares of Ecarx (the “listed equity securities”) at conversion price of US$9.5 per share. The Group classifies the listed equity securities as investments with readily determinable fair values and reported at fair value. As such the Group derecognized the carrying amount of the Note of US$11,316 and recognized the listed equity securities of US$11,316 at fair value on December 21, 2022. The Group values the listed equity securities using quoted prices for the underlying securities in active markets and accordingly, the Group classifies the valuation techniques that use these inputs as Level 1. As of June 30, 2023 and December 31, 2022, the Group’s equity securities were US$7,326 and US$8,411, respectively. The Group recorded the fair value loss of US$1,085 and nil in “Investment income (loss), net” in the unaudited condensed consolidated and combined statements of comprehensive loss for the six months ended June 30, 2023 and 2022.
Put option liabilities, exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest: As the Group’s put option liabilities, exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest are not traded in an active market with readily observable quoted prices, the Group uses significant unobservable inputs (Level 3) to measure the fair value of the put option liabilities, exchangeable notes, convertible notes and mandatorily redeemable noncontrolling interest at inception and at each subsequent balance sheet date. See notes 13, 14, 15 and 16 for information about the significant unobservable inputs used in the respective fair value measurements.
The other financial assets and liabilities of the Group primarily consist of cash, restricted cash, accounts receivable, loan receivables and other receivables included in prepayments and other current assets and other non-current assets, short-term borrowings, accounts payable, other payables included in accrued expenses and other current liabilities and other non-current liabilities and operating lease liabilities. As of June 30, 2023 and December 31, 2022, the fair values of financial assets and liabilities included in non-current assets, operating leases liabilities and other non-current liabilities approximated to their carrying values, which were due to that the underlying interest rates approximated to the market rates for similar instruments with similar maturities. As of June 30, 2023 and December 31, 2022, the carrying amounts of other financial instruments approximated to their fair values due to short term maturity of these instruments.
The Group’s non-financial assets, such as property, equipment and software and intangible assets, would be measured at fair value only if they were determined to be impaired.
23.   SHARE-BASED COMPENSATION
The Company’ s shareholders approved and adopted a share incentive plan in September 2022, or the 2022 Share Incentive Plan, for the purpose of attracting and retaining the best available personnel, providing additional incentives to employees, directors and consultants, and promoting the success of the Group’s business. Under the 2022 Share Incentive Plan, the Company is authorized to grant options. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2022 Share Incentive Plan is 232,751,852. For the six months ended June 30, 2023, the Company granted an aggregated number of 2,691,667 share options to employees. No share option had been granted to the Company’s directors or officers during the six months ended June 30, 2023.
Share options granted under the 2022 Share Incentive Plan have a contractual term of ten years and have varying vesting terms that requires the grantees to render services for a period ranged from nil to three years under which the grantees earn an entitlement to vest over such stipulated services period. The share awards are only exercisable subject to the grantee’s continuous service and the consummation of a Qualified IPO by the Group.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Share options
A summary of the share options activities for the six months ended June 30, 2023 is presented below:
	Number of shares	Weighted average exercise price	Weighted average grant-date fair value	Weighted remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding at January 1, 2023	46,860,000	0.64	0.42
Granted	2,691,667	0.64	1.03
Forfeited	(3,163,900)	0.64	0.42
Outstanding at June 30, 2023	46,387,767	0.64	0.45	9.31	48,921
As of June 30, 2023, no share options were exercisable since their exercisability is subject to the occurrence of a Qualified IPO.
As of June 30, 2023, for the cumulative options granted to employees and non-employee service providers to purchase 41,745,767 shares, nil share-based compensation expense was recognized for these awards as the qualifying event was not probable as of June 30, 2023. The total unrecognized share-based compensation expense relating to these awards as of June 30, 2023 was US$18,679, of which US$15,435 was based on the degree of service period that had been completed as of June 30, 2023. The Group will recognize compensation expenses relating to the awards cumulatively upon the consummation of a Qualified IPO.
As of June 30, 2023, for the cumulative options granted to employees of an entity controlled by the Controlling Shareholder of the Company to purchase 4,642,000 shares, the Group elects to recognize the fair value of these options as dividends to the shareholder in full upon the exercise date. The total fair value relating to these awards was US$2,290. Note that the company under common control is providing sports cars to the Group and the Group pays the purchase price at market rates, so no compensation expense is reflected for these grants.
The fair values of the options granted are estimated on the dates of grant using the binomial option pricing model with the following assumptions used:
Grant dates:	Six Months Ended June 30, 2023

Risk-free interest rate(i)	3.40% – 3.96%
Expected volatility(ii)	55.03% – 56.33%
Expected dividend yield(iii)	0.00%
Exercise multiple(iv)	2.20 – 2.80
Expected terms(v)	10.00 years
Fair values of underlying ordinary share(vi)	US$1.31 – US$1.63

(i)
The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the valuation date.

(ii)
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options.

(iii)
Expected dividend yield is zero as the Company does not anticipate any dividend payments in the foreseeable future.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(iv)
The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees or nonemployees would decide to voluntarily exercise their vested options. As the Company did not have sufficient information of past employees or nonemployees exercise history, it was estimated by referencing to a widely-accepted academic research publication.

(v)
Expected term is the contract life of the share options.

(vi)
The estimated fair value was determined using the discounted cash flow method based on the equity allocation model.

24.   COMMITMENTS AND CONTINGENCIES
Purchase commitment
As of June 30, 2023, the Group has future minimum purchase commitment related to the purchase of research and development services. Total purchase obligations contracted but not yet reflected in the unaudited condensed consolidated and combined financial statements as of June 30, 2023 were as follows:
	Less than one year	More than one year	Total
	US$	US$	US$
Purchase commitment	138,165	—	138,165
Capital commitment
Total capital expenditures contracted but not yet reflected in the unaudited condensed consolidated and combined financial statements as of June 30, 2023 were as follows:
	Less than one year	More than one year	Total
	US$	US$	US$
Capital expenditure commitment(i)	42,052	8,105	50,157

(i)
Represents the capital commitment on the construction of the Group’s corporate buildings, leasehold improvements and tooling.

Lease commitment
As of June 30, 2023, the Group had future minimum lease payments for non-cancelable short-term operating leases of US$24.
25.   RELATED PARTY TRANSACTIONS
(a) Related parties
Names of the major related parties	Nature of relationship
Geely Holding	Entity controlled by the Controlling Shareholder of the Company
Ningbo Geely Automobile Research & Development Co., Ltd. (“Ningbo Geely R&D”)	Entity controlled by the Controlling Shareholder of the Company
Group Lotus Limited	Entity controlled by the Controlling Shareholder of the Company
LGIL	Entity controlled by the Controlling Shareholder of the Company

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
Names of the major related parties	Nature of relationship
Geely HK	Entity controlled by the Controlling Shareholder of the Company
Wuhan Geely Auto Parts Co., Ltd. (“Wuhan Geely Auto Parts”)	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Geely Automobile Co., Ltd. Wuhan Branch (“Geely Auto Wuhan Branch”)	Entity controlled by the Controlling Shareholder of the Company
Ecarx	Entity controlled by the Controlling Shareholder of the Company
ECARX (Hubei) Technology Co., Ltd. (“Hubei Ecarx”)	Entity controlled by the Controlling Shareholder of the Company
Lotus Cars Limited	Entity controlled by the Controlling Shareholder of the Company
Volvo Car Corporation	Entity controlled by the Controlling Shareholder of the Company
Hangzhou Xuanyu Human Resources Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Geely Business Service Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
China Euro Vehicle Technology AB	Entity controlled by the Controlling Shareholder of the Company
Radar New Energy Automobile (Zhejiang) Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Geely Automobile Group Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Lynk & Co Sales Netherlands BV	Entity controlled by the Controlling Shareholder of the Company
Geely Automobile Research Institute (Ningbo) Co., Ltd.	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Jisu Supply Chain Management Co. Ltd.	Entity controlled by the Controlling Shareholder of the Company
Zhejiang Geely Automobile Co., Ltd.	Entity controlled by the controlling shareholder of the Company
Zhejiang Xitumeng Digital Technology Co., Ltd.	Entity that the controlling shareholder of the Company has significant influence
Wuhan Quanqing Information Technology Co., Ltd. (“Wuhan Quanqing”)	Entity which is under significant influence of the Company
Chengdu Jinluda Automobile Sales Service Co., Ltd.	Entity which is under significant influence of the Company
Hangzhou Luhongyuan Automobile Sales Service Co., Ltd.	Entity which is under significant influence of the Company
During the six months ended June 30, 2023 and 2022, in addition to the related party transactions disclosed in note 12 of distribution agreement, note 13 of put option liabilities, note 16 of convertible notes and note 18 of ordinary shares, the Group entered into the following significant related party transactions.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
(b) Significant related party transactions
During the six months ended June 30, 2023 and 2022, the Group entered into the following significant related party transactions:
	Six Months Ended June 30,
	2023	2022
	US$	US$
Provision of services(i)	5,021	1,852
Sales of goods(i)	807	—
	Six Months Ended June 30,
	2023	2022
	US$	US$
Purchase of products and services((iii).a)	264,440	10,082
Purchase of products and services for R&D activities((iii).b)	40,348	28,749
Purchase of equipment and software((iii).c)	3,943	1,779
Short-term lease cost((iii).e)	63	102
Loans to related parties((ii).b)	865	—
Interest income on loans due from related parties((ii).b)	57	—
Interest expense on borrowing due to related parties(iv)	—	52
Acquisition of right-of-use assets(v)	8	—
Payment of lease liabilities(v)	10	40
Payments on behalf of related parties((ii).a)	1,405	—
Payments by related parties on behalf of the Group((iii).d)	8,308	5,269
(c) Significant related party balances
The outstanding balances mainly arising from the above transactions as of June 30, 2023 and December 31, 2022 are as follows:
	As of June 30, 2023	As of December 31, 2022
	US$	US$
Accounts receivable – related parties, net(i)	13,575	8,545
Contract liabilities – related parties*(i)	493	8
Prepayments and other current assets – related parties, net(ii)	13,911	8,732
Accounts payable-related parties((iii).a)	152,725	5,770
Accrued expenses and other current liabilities – related parties*(iii)	227,886	183,216
Other non-current assets – related parties((ii).d)	2,542	—
Other non-current liabilities – related parties**((iii).f)	1,530	1,584
Operating lease liabilities – related parties, current*(v)	11	13
Operating lease liabilities – related parties, non-current**(v)	180	170
Investment securities – related parties(vi)	7,326	8,411

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)

*
These items are included in accrued expenses and other current liabilities — related parties in the unaudited condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022.

**
These items are included in other non-current liabilities — related parties in the unaudited condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022.

Note:
(i)
The Group sold BEV, auto parts and provided R&D services and other consulting services to a number of related parties. The Group provided services to related parties amounting to US$5,021 and US$1,852 for the six months ended June 30, 2023 and 2022, respectively. The Group sold BEV and auto parts to related parties amounting to US$807 and nil for the six months ended June 30, 2023 and 2022, respectively. Accounts receivable due from related parties arising from sales of goods and provision of services were US$13,575 and US$8,545 as of June 30, 2023 and December 31, 2022, respectively. As of June 30, 2023 and December 31, 2022, receipts in advance of US$493 and US$8 for selling BEV and auto parts were included in contract liabilities — related parties, respectively.

(ii)
Prepayments and other current assets — related parties and other non-current asset — related parties of the Group are arising from transactions related to purchase of products, services and equipment (see note (iii).a), loans to related parties and cash paid on behalf of related parties as follows.

a.
The Group paid salary and other expenses of US$1,405 and nil on behalf of related parties for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, receivable of US$1,875 and US$244 were included in prepayments and other current assets — related parties.

b.
During the six months ended June 30, 2023, the Group provided one-year unsecured loans of US$865 to related parties with interest rates of 3.65%-4.5% per annum, respectively. The Group recognized interest income of US$57 for the six months ended June 30, 2023. As of June 30, 2023 and December 31, 2022, the receivables for the loan principal and interest of US$3,156 and US$2,369 were included in prepayments and other current assets — related parties.

c.
As of January 1, 2023, upon the adoption of ASC 326 as mentioned in note 1(e), the expected credit loss provision for prepayments and other current assets — related parties was US$12. For the six months ended June 30, 2023, the Group recorded US$5 in expected credit losses for prepayments and other current assets — related parties in general and administrative expenses. As of June 30, 2023, the expected credit loss provision recorded in prepayments and other current assets — related parties was US$17.

d.
As mentioned in note ((iii).a) and note ((iii).c) below, the amounts of prepayments to related parties for purchase of vehicles and auto parts of US$8,897 and US$6,119 were included in prepayments and other current assets — related parties as of June 30, 2023 and December 31, 2022, respectively. The amounts of prepayments to relate party for purchase of equipment of US$2,542 was included in other non-current assets-related parties as of June 30, 2023.

(iii)
Accounts payable-related parties, accrued expenses and other current liabilities — related parties and other non-current liabilities — related parties are arising from transactions related to purchase of products and services, purchase of equipment and software as follows.

a.
The Group purchased sports cars, BEV, auto parts, commercial services relating to sales of sports cars and other consulting services from a number of related parties. During the six months ended June 30, 2023 and 2022, the purchases amounted to US$264,440 and US$10,082, among which, US$118,714 and US$434 were recognized as cost of goods sold for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, purchases including sports cars, BEV and auto parts of US$122,716 and US$21,880 were recorded as inventories.

As of June 30, 2023 and December 31, 2022, the amounts due to related parties for purchase of office materials, commercial services relating to sales of sports cars and other consulting services of US$11,333 and US$8,684 were included in accrued expenses and other current liabilities — related parties, respectively.
As of June 30, 2023 and December 31, 2022, the amounts due to related parties for purchase of sports cars, BEV and auto parts of US$152,725 and US$5,770 were included in accounts payable-related parties, respectively.
b.
The Group purchased products and services from related parties for R&D activities. Geely Holding, through its subsidiaries, Ningbo Geely R&D and Wuhan Geely Auto Parts, provided R&D support services with cost-plus margin pricing method to the Group.

The Group recorded R&D expenses of US$40,348 and US$28,749 for the above purchases of R&D products and services during the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, the amounts due to related partis for purchases of R&D products and services of US$178,865 and US$162,942 were included in accrued expenses and other current liabilities — related parties, respectively.
c.
The Group purchased equipment and software of US$3,943 and US$1,779 from related parties for office use for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, the amounts due to

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
related parties for purchase of equipment and software of US$11,447 and US$8,366 were included in accrued expenses and other current liabilities — related parties, respectively.
d.
For the six months ended June 30, 2023 and 2022, amounts of US$8,308 and US$5,269 was paid by related parties on behalf of the Group in association with staff salary, social welfare and other travel expenses. As of June 30, 2023 and December 31, 2022, payables of US$3,367 and US$2,952 were included in accrued expenses and other current liabilities — related parties, respectively.

e.
The Group entered into short-term lease agreements with related parties to rent office spaces. During the six months ended June 30, 2023 and 2022, the Group incurred short-term lease cost of US$63 and US$102, respectively. As of June 30, 2023 and December 31, 2022, payables for short-term leases of US$28 and US$272, respectively, were included in accrued expenses and other current liabilities — related parties.

f.
The Group received deposits of US$3 and nil from related parties for sales of Lotus brand peripheral products for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, US$1,530 and US$1,584 were included in other non-current liabilities — related parties, respectively.

g.
On January 31, 2023, the Group entered into a distribution agreement with Lotus Cars Limited (“LCL”), a wholly owned subsidiary of Lotus Group International Limited (“LGIL”) and ultimately controlled by the Controlling Shareholder of the Company, pursuant to which the Group was appointed as the exclusive global distributor (excluding in the United States of America) to distribute certain models of vehicles and to provide after-sale services and brand, marketing and public relations for such vehicles distributed by it since January 31, 2023, for a cash consideration of GBP18,055 (equivalent to US$22,296). As of June 30, 2023, payable for the distribution right of US$22,846 were included in accrued expenses and other current liabilities — related parties.

(iv)
In 2019, the Company’s subsidiary, Lotus Tech Creative Centre Limited, borrowed a one-year unsecured loan from a related party with the principal amount of US$10,211. The borrowing bears an interest rate of 2% per annum. On December 31, 2021, the Group renewed the loan with a maturity date on August 31, 2022. The borrowing was included in short-term borrowings — related parties, which was repaid in August 2022. During the six months ended June 30, 2023 and 2022, the Group incurred interest expenses of US$ nil and US$52, respectively.

(v)
The Group entered into lease agreements with related parties to rent office spaces and parking spaces. During the six months ended June 30, 2023 and 2022, the Group recognized right-of-use assets of US$8 and nil from related parties, respectively. The Group settled lease liabilities of US$10 and US$40 during the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023 and December 31, 2022, current operating lease liabilities were US$11 and US$13, respectively, and non-current operating lease liabilities were US$180 and US$170, respectively.

(vi)
On May 13, 2022, the Company purchased a one-year convertible note (the “Note”) with the principal of US$10,000 issued by Ecarx. Upon the listing of Ecarx in NASDAQ on December 21, 2022, the Note was automatically converted to the Class A ordinary shares of Ecarx (the “listed equity securities”) at conversion price of US$9.5 per share. As of June 30, 2023 and December 31, 2022, the fair value of listed equity securities were US$7,326 and US$8,411, respectively.

(d) Manufacturing agreement with the Geely Group
The Group entered into a manufacturing agreement with Geely Auto Wuhan Branch and Wuhan Geely Auto Parts (collectively as “OEMs”), for the manufacture of the Group’s electrical vehicles for 10 years starting from 2022. Pursuant to the manufacturing agreement, the Group commissioned OEMs for the production of electrical vehicles and agreed to authorize OEMs to access the Group’s technologies for the production of such models. The Group is mainly responsible for the design and development of the models, designation of suppliers, product announcement, and ensuring consistency with global standards of the Lotus brand. The Group also provides OEMs the necessary intellectual properties for the manufacture of electrical vehicles. OEMs are mainly responsible for the procurement and inspection of raw materials, production planning, production quality control and construction and operation of the manufacturing plant. Particularly, quality control is carried out in accordance with the Group’s quality assurance framework and approved by OEMs. In addition, OEMs are responsible for obtaining certificates for the manufactured vehicles.
(e) Lotus Application Entrusted Operation & Maintenance Contract with Wuhan Quanqing
The Group entered into an application entrusted operation & maintenance contract with Wuhan Quanqing, in May 2023. Pursuant to the contract, the Group will pay Wuhan Quanqing certain service fee for the entrusted daily operation and maintenance service provided by Wuhan Quanqing for the Group’s Lotus App. As of June 30, 2023, nil service fee has been incurred.

LOTUS TECHNOLOGY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data)
26.   SUBSEQUENT EVENTS
Management has considered subsequent events through October 16, 2023, which was the date the unaudited condensed consolidated and combined financial statements were issued.
(i)
Merger Agreement

On January 31, 2023, L Catterton Asia Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC” or “LCAA”) entered into the Agreement and Plan of Merger (the “Merger Agreement”) with the Company, Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub 1”), and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub 2”), pursuant to which, among other things, (i) Merger Sub 1 will merge with and into LCAA (the “First Merger”), with LCAA surviving the First Merger as a wholly owned subsidiary of the Company (the surviving entity of the First Merger, “Surviving Entity 1”), and (ii) immediately following the consummation of the First Merger, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company (collectively, the “Business Combination”). The proposed transaction is expected to be completed, subject to, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions.
(ii)
New issuance of WFOE Exchangeable Notes

On September 22, 2023, the Group issued the fifth tranche of WFOE Exchangeable Notes of RMB200,000 (equivalent to US$27,883) to the WFOE Exchangeable Notes Holder. The Group elected the fair value option to account for the WFOE Exchangeable Notes, including the component related to accrued interest.
(iii)
New grants of share options

From July 13, 2023 to October 16, 2023, the Company granted an aggregated number of 710,000 share options to employees pursuant to the 2022 Share Incentive Plan, at a weighted average exercise price of US$0.64 per share option.

Annex A
FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
by and among
Lotus Technology Inc.,
Lotus Temp Limited,
Lotus EV Limited,
and
L Catterton Asia Acquisition Corp
dated as of October 11, 2023

A-i

A-ii

A-iii

Exhibits
Exhibit A Sponsor Support Agreement
Exhibit B Company Support Agreement
Exhibit C Distribution Agreement
Exhibit D-1 Put Option Agreement
Exhibit D-2 Put Option Agreement
Exhibit E Form of Registration Rights Agreement
Exhibit F Form of First Plan of Merger
Exhibit G Form of Second Plan of Merger
Exhibit H Form of A&R Company Charter
Exhibit I Form of Assignment, Assumption and Amendment Agreement
Exhibit J Form of Lock-Up Agreement
Schedules
SPAC Disclosure Letter
Company Disclosure Letter
INDEX OF DEFINED TERMS
A&R Company Charter	2.1(b)
Action	1.1
Additional Financial Statements	5.8
ADS Facility	2.5(a)
ADS Merger Consideration	1.1
Affiliate	1.1
Aggregate Cash Proceeds	1.1
Agreement Preamble
Anti-Corruption Laws	3.7(d)
Anti-Money Laundering Laws	1.1
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	3.9(a)
Authorization Notice	2.2(c)(i)
Benefit Plan	1.1
Business	1.1
Business Combination	1.1
Business Combination Deadline	6.7
Business Data	1.1
Business Day	1.1
Capital Restructuring	2.1(d)
Cayman Act	Recitals
Cayman Registrar	1.1
Charging Business	1.1
Closing	2.2(a)
Closing Date	2.2(a)
Code	1.1

A-iv

Company	Preamble
Company Acquisition Proposal	1.1
Company ADS	1.1
Company Board	Recitals
Company Board Recommendation	7.2(c)(ii)
Company Charter	1.1
Company Closing Statement	2.4(a)(ii)
Company Contract	1.1
Company Directors	5.6
Company Disclosure Letter	Article III
Company Financial Statements	3.9(b)
Company IP	1.1
Company Lease	3.14(c)
Company Material Adverse Effect	1.1
Company Options	1.1
Company Ordinary Shares	1.1
Company Product	1.1
Company Shareholder	1.1
Company Shareholders’ Approval	1.1
Company Shareholders’ Meeting	7.2(c)(i)
Company Shares	1.1
Company Support Agreement	Recitals
Company Transaction Expenses	1.1
Company Warrant	2.3(d)
Company Warrant Agent	Recitals
Competing SPAC	1.1
Contemplated Business	1.1
Contemplated Company Products	1.1
Contract	1.1
Control	1.1
Control Documents	1.1
Controlled	1.1
COVID-19	1.1
COVID-19 Measures	1.1
Data Protection Laws	1.1
Deposit Agreement	2.5(a)
Depositary Bank	2.5(a)
Disclosure Letter	1.1
Dissenting SPAC Shareholders	2.7(a)
Dissenting SPAC Shares	2.7(a)
Distribution Agreement	Recitals
DTC	1.1
Encumbrance	1.1
Enforceability Exceptions	3.5(a)

A-v

Environmental Laws	1.1
Equity Pledge Registration	3.2(b)
Equity Securities	1.1
ERISA	1.1
ERISA Affiliate	1.1
ESOP	1.1
Event	1.1
Exchange Act	1.1
Exercising Warrantholders	2.5(c)
Extension Expenses	1.1
Extension Proposal	6.7
Extension Proxy Statement	6.7
Extension Recommendation	6.7
First Effective Time	2.2(a)
First Merger	Recitals
First Merger Filing Documents	2.2(a)
First Plan of Merger	1.1
Form F-6	2.5(a)
Founder Shareholder	Recitals
Fully-Diluted Company Shares	1.1
GAAP	1.1
Government Official	1.1
Governmental Authority	1.1
Governmental Order	1.1
Group	1.1
Group Companies	1.1
Group Company	1.1
Indebtedness	1.1
Intellectual Property	1.1
Intended Tax Treatment	7.4
Interim Period	5.1
Investment Company Act	1.1
IPO	10.1
IT Systems	1.1
K&E	10.19
Knowledge of SPAC	1.1
Knowledge of the Company	1.1
Law	1.1
Leased Real Property	1.1
LGIL Seller	Recitals
Liabilities	1.1
Lock-Up Agreement	5.12(a)
Management Accounts	3.9(b)
Material Contracts	1.1

A-vi

Material Permit	3.7(i)
Merger Consideration	1.1
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Nasdaq	4.16
NDA	1.1
Non-Recourse Parties	10.17
Non-Recourse Party	10.17
Open Source Software	1.1
Ordinary Course	1.1
Ordinary Share Merger Consideration	1.1
Ordinary Shares	1.1
Organizational Documents	1.1
Original Merger Agreement	Recitals
Owned IP	1.1
Owned Real Property	1.1
Parties	Preamble
Party	Preamble
Patents	1.1
Permitted Encumbrances	1.1
Person	1.1
Personal Data	1.1
PIPE Financing	7.6(b)
PIPE Financing Proceeds	1.1
PIPE Investors	7.6(b)
PRC	1.1
Pre-Closing Financing	7.6(a)
Pre-Closing Financing Agreements	7.6(a)
Pre-Closing Financing Investors	7.6(a)
Pre-Closing Financing Proceeds	1.1
Preferred Share Conversion	2.1(a)
Preferred Shares	1.1
Price per Share	1.1
Privacy Laws	1.1
Process	1.1
Processed	1.1
Processing	1.1
Prohibited Person	1.1
Proxy Statement	1.1
Proxy/Registration Statement	7.2(a)(i)
Put Option Agreement	Recitals
Recapitalization	2.1(d)

A-vii

Recapitalization Factor	1.1
Redeeming SPAC Shares	1.1
Re-designation 2.1(c)
Registered IP	1.1
Registration Rights Agreement	Recitals
Regulatory Approvals	7.1(a)
Related Entity	1.1
Related Party	1.1
Remaining Trust Fund Proceeds	2.4(b)(iv)
Representatives	1.1
Required Governmental Authorizations	1.1
Required Shareholders’ Approval	1.1
restraint	8.1(e)
Sanctioned Territory	1.1
Sanctions	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
Second Effective Time	2.2(b)
Second Merger	Recitals
Second Merger Filing Documents	2.2(b)
Second Plan of Merger	1.1
Securities Act	1.1
Security Incident	1.1
Series A Preferred Shares	1.1
Series Pre-A Preferred Shares	(viii)
Shareholder Litigation	7.5
Shareholders Agreement	(viii)
Social Insurance	1.1
Software	1.1
SPAC	Preamble
SPAC Acquisition Proposal	1.1
SPAC ADS Recipients	2.5(b)
SPAC Board	Recitals
SPAC Board Recommendation	7.2(b)(ii)
SPAC Change in Recommendation	7.2(b)(ii)
SPAC Charter	1.1
SPAC Class A Ordinary Shares	1.1
SPAC Class B Conversion	2.3(a)
SPAC Class B Ordinary Shares	1.1
SPAC Closing Statement	2.4(a)(i)
SPAC D&O Indemnified Parties	5.5(a)
SPAC D&O Insurance	5.5(b)
SPAC Disclosure Letter	IV
SPAC Financial Statements	4.7(a)

A-viii

SPAC Material Adverse Effect	1.1
SPAC Ordinary Shares	1.1
SPAC Preference Shares	1.1
SPAC Related Party	1.1
SPAC SEC Filings	4.12
SPAC Securities	1.1
SPAC Shareholder	1.1
SPAC Shareholder Extension Approval	6.7
SPAC Shareholder Redemption Amount	1.1
SPAC Shareholder Redemption Right	1.1
SPAC Shareholders’ Approval	(viii)
SPAC Shareholders’ Meeting	7.2(b)(i)
SPAC Shares	1.1
SPAC Termination Statement	9.2(b)
SPAC Transaction Expenses	1.1
SPAC Unit	1.1
SPAC Warrant	1.1
SPAC Warrant Agent	Recitals
Sponsor	Recitals
Sponsor Group	10.19
Sponsor Support Agreement	Recitals
Subscription Agreements	7.6(b)
Subsidiary	1.1
Supporting Company Shareholder	Recitals
Surviving Entity 1	Recitals
Surviving Entity 2	Recitals
Tax	1.1
Tax Returns	1.1
Taxes	1.1
Terminating Company Breach	9.1(f)
Terminating SPAC Breach	9.1(h)
Termination Date	9.1(i)
Top 10 Suppliers	1.1
Trade Secrets	1.1
Trademarks	1.1
Transaction Document	1.1
Transaction Documents	1.1
Transaction Proposals	1.1
Transactions	1.1
Trust Account	10.1
Trust Agreement	4.13
Trustee	4.13
U.S.	1.1
under common Control with	1.1

A-ix

Union	1.1
Unit Separation	2.3(b)
Warrant Agreement	1.1
Working Capital Loans	1.1
Written Objection	2.2(c)
Wuhan Lotus E-Commerce	1.1
Wuhan Lotus Technology	1.1

A-x

FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023 (this “Agreement”), is made and entered into by and among (i) Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned Subsidiary of the Company (“Merger Sub 1”), (iii) Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned Subsidiary of the Company (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and (iv) L Catterton Asia Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”). Each of the Company, Merger Sub 1, Merger Sub 2 and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, SPAC is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, each of the Merger Subs is a newly incorporated Cayman Islands exempted company limited by shares, wholly owned by the Company, and was formed for the purpose of effectuating the Mergers (as defined below);
WHEREAS, immediately following the Capital Restructuring (as defined below), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), at the Closing (as defined below), Merger Sub 1 will merge with and into SPAC (the “First Merger”), with SPAC being the surviving company (as defined in the Cayman Act) and becoming a wholly-owned Subsidiary of the Company (SPAC is hereinafter referred to for the periods from and after the First Effective Time as “Surviving Entity 1”);
WHEREAS, immediately following the consummation of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 being the surviving company (as defined in the Cayman Act) and remaining a wholly-owned Subsidiary of the Company (Merger Sub 2 is hereinafter referred to for the periods from and after the Second Effective Time as the “Surviving Entity 2”);
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of January 31, 2023 (the “Original Merger Agreement”), and desire to amend and restate the Original Merger Agreement to provide that, among other things, each applicable SPAC Shareholder immediately prior to the First Effective Time shall receive Company ADSs in lieu of Company Ordinary Shares in the Mergers;
WHEREAS, the Company has received, concurrently with the execution and delivery of the Original Merger Agreement, a Sponsor Support Agreement in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, LCA Acquisition Sponsor, LP, a Cayman Islands exempted limited partnership (“Sponsor”), and certain other Persons identified therein (collectively with Sponsor, the “Founder Shareholders” and each, a “Founder Shareholder”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each Founder Shareholder agrees (a) to vote all SPAC Shares held by such Founder Shareholder in favor of (i) the Transactions and (ii) the other Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to appear at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (d) to vote all SPAC Shares held by such Founder Shareholder against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other Transaction Proposal, (e) not to redeem any SPAC Shares held by such Founder Shareholder, (f) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of March 10, 2021, (g) not to transfer any SPAC Securities held by such Founder Shareholder, subject to certain exceptions, (h) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Act in respect to all SPAC Shares held by such Founder Shareholder with respect to the First Merger, to the extent applicable, and

(i) not to transfer Company Ordinary Shares, Company Warrants, or Company Ordinary Shares received upon the exercise of any Company Warrants, if any, held by the Founder Shareholders during the period after the Closing as set forth therein, subject to certain exceptions, and Sponsor agrees to subject certain SPAC Class B Ordinary Shares held by it to certain forfeiture and earn-out mechanism;
WHEREAS, SPAC has received concurrently with the execution and delivery of the Original Merger Agreement, a Shareholder Support Agreement and Deed in the form attached hereto as Exhibit B (the “Company Support Agreement”) signed by the Company, SPAC and certain applicable Company Shareholders (each such Company Shareholder, a “Supporting Company Shareholder”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each Supporting Company Shareholder agrees (a) to vote all the Company Shares held by such Supporting Company Shareholder in favor of the Transactions, (b) to appear at the Company Shareholders’ Meeting, or at any adjournment thereof, in person or by proxy for purposes of counting towards a quorum, (c) to vote all Company Shares held by such Supporting Company Shareholder against any proposals that would or would be reasonably likely to in any material respect impede the Transactions, (d) not to transfer any Company Shares held by such Supporting Company Shareholder, subject to certain exceptions, and (e) for the period after the Closing specified therein, not to transfer the Company Ordinary Shares held by such Supporting Company Shareholder, if any, subject to certain exceptions;
WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, Lotus Technology Innovation Limited, an indirectly wholly-owned Subsidiary of the Company, has entered into a Distribution Agreement with Lotus Cars Limited in the form attached hereto as Exhibit C (the “Distribution Agreement”), pursuant to which Lotus Technology Innovation Limited will distribute vehicles, parts and certain tools purchased from Lotus Car Limited for sale and provide after sales service;
WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, each of Geely International (Hong Kong) Limited and Etika Automotive Sdn Bhd (each, an “LGIL Seller”) has respectively entered into a Put Option Agreement with the Company, Lotus Advance Technologies Sdn Bhd, a private limited company incorporated under the laws of Malaysia and Lotus Group International Limited, a private company limited by shares incorporated in England and Wales, in the form attached hereto as Exhibit D-1 and Exhibit D-2 (each, a “Put Option Agreement”), pursuant to which, each LGIL Seller has the right to require the Company to purchase from such LGIL Seller all of the issued and outstanding equity interests held by it in Lotus Advance Technologies Sdn Bhd (or such other holding company determined pursuant to the terms therein), on the terms and subject to the conditions set forth therein;
WHEREAS, at the Closing, the Company, Sponsor, SPAC and certain Company Shareholders shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”);
WHEREAS, at the Closing, the Company, SPAC, Continental Stock Transfer & Trust Company (the “SPAC Warrant Agent”) and Equiniti Trust Company, LLC (the “Company Warrant Agent”) shall enter into an assignment, assumption and amendment agreement in substantially the form attached hereto as Exhibit I (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, among other things, (i) SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, (ii) the Company Warrant Agent will be engaged to act as the warrant agent for the Company, (iii) the SPAC Warrant Agent, as the warrant agent for SPAC, will assign to the Company Warrant Agent all of its rights, interests, and obligations in and under the Warrant Agreement, and (iv) the Warrant Agreement will be amended (a) to change all references to Warrants (as such term is defined therein) to Company Warrants, and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to Company Ordinary Shares in the form of Company ADSs and (b) to cause each outstanding Company Warrant to represent the right to receive, from the Closing, one whole Company Ordinary Share in the form of one Company ADS;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement and to consummate the Mergers and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance hereof, the Mergers and the other Transactions, and (ii) approved and declared advisable the First Plan of Merger, the Second Plan of Merger, the Sponsor Support Agreement, the Assignment, Assumption and Amendment Agreement, the Company Support Agreement, the Registration Rights Agreement, each other Transaction Document to which SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement and the First Plan of Merger by the SPAC Shareholders, and (d) directed that this Agreement and the First Plan of Merger be submitted to the SPAC Shareholders for their approval at the SPAC Shareholders’ Meeting;
WHEREAS, (a) the sole director of Merger Sub 1 has (i) determined that it is desirable and in the best interests of Merger Sub 1 to enter into this Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared desirable this Agreement and the First Plan of Merger and the execution, delivery and performance of this Agreement and the First Plan of Merger and the consummation of the Transactions and (b) the Company, in its capacity as the sole shareholder of Merger Sub 1, has approved the First Plan of Merger by a written resolution;
WHEREAS, (a) the sole director of Merger Sub 2 has (i) determined that it is desirable and in the best interests of Merger Sub 2 to enter into this Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared desirable this Agreement and the Second Plan of Merger and the execution, delivery and performance of this Agreement and the Second Plan of Merger and the consummation of the Transactions and (b) the Company, in its capacity as the sole shareholder of Merger Sub 2, has approved the Second Plan of Merger by a written resolution;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions would be in the best interests of the Company, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions; and
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Company, Merger Sub 1, Merger Sub 2 and SPAC agree to amend and restate the Original Merger Agreement as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;
“ADS Merger Consideration means the right to receive such number of Company ADSs by applicable SPAC Shareholders pursuant to Section 2.3(c);
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);
“Aggregate Cash Proceeds” means, without duplication, an amount equal to (a) all amounts in the Trust Account immediately prior to the Closing (after deducting the SPAC Shareholder Redemption Amount) plus (b) the PIPE Financing Proceeds plus (c) the Pre-Closing Financing Proceeds; provided that, notwithstanding anything to the contrary in the foregoing, “Aggregate Cash Proceeds” shall not include any PIPE Financing

Proceeds or any Pre-Closing Financing Proceeds in connection with the exercise, exchange or conversion of the Equity Securities listed on Section 1.1(a) of the Company Disclosure Letter;
“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering related Laws and any related or similar Law issued, administered or enforced by any Governmental Authority and applicable to the Group Companies.
“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and compensation or benefit plan, program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by the Company or its ERISA Affiliates for the benefit of any current or former employee, director or officer or individual contractor of the Company and its Subsidiaries, in each case other than any statutory benefit plan mandated by Law;
“Business” means the businesses of (i) designing, developing, testing, certifying, marketing, selling, distributing and delivering battery electric vehicles (“BEVs”) and their hardware and software components, (ii) maintaining, sustaining and supporting, and providing other aftermarket services for, BEVs, including parts distribution and other logistics, maintenance, repair and overhaul services, modifications and training, and (iii) any combination of any aspects of any of the foregoing clauses (i) and (ii), in each case as currently conducted by the Company and its Subsidiaries;
“Business Combination” has the meaning given in the SPAC Charter;
“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases), and technical, business and other information and data, including Personal Data to the extent collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by or on behalf of the Company or any of its Subsidiaries;
“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and the PRC, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);
“Cayman Registrar” means the Registrar of Companies of the Cayman Islands;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 10% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 10%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates, taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 10% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), except in any such case as permitted under Section 5.1(c) or Section 5.1(d);
“Company ADS” means an American depositary share of the Company duly and validly issued against the deposit of one (1) underlying Company Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement;

“Company Charter” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company, adopted pursuant to a special resolution passed on September 20, 2022 and effective on October 11, 2022;
“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound and for which performance of substantive obligations is ongoing;
“Company IP” means, collectively: (a) all Owned IP, and (b) all other Intellectual Property to the extent licensed, used or held for use, to or by the Company or any of its Subsidiaries, or in the conduct of the Business;
“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries or either Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement or the Original Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, (h) any action taken by SPAC, or taken at the written request of SPAC, or (i) the announcement of this Agreement or the Original Merger Agreement or the consummation of the Transactions; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;
“Company Options” means all outstanding options exercisable to purchase Company Shares pursuant to the ESOP or otherwise, as adjusted to give effect to the Recapitalization;
“Company Ordinary Shares” means ordinary shares of the Company, par value $0.00001 per share, as further described in the A&R Company Charter;
“Company Product” means each of the products and services that have been marketed, distributed, licensed, sold, offered, or otherwise provided or made available, in each case, by the Company or any of its Subsidiaries, including all versions of any of the foregoing;
“Company Shareholder” means any holder of any issued and outstanding Ordinary Shares, Preferred Shares or Company Ordinary Shares, as applicable, as of any determination time prior to the First Effective Time;
“Company Shareholders’ Approval “ means (i) (x) the adoption of the A&R Company Charter, (y) the Preferred Share Conversion and (z) Re-designation, in each case, by the Company Shareholders by a special resolution passed by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding Company Shares, voting together as a single class, which, being entitled to do so, attend and vote in person or by proxy at a general meeting of the Company at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or by unanimous written resolutions approved by all of the Company Shareholders entitled to vote at a general meeting of the Company, pursuant to the terms and subject to the conditions of the Company Charter and applicable Law, (ii) the approval of the Recapitalization by the Company Shareholders by an ordinary resolution passed by the affirmative vote of the holders of a simple majority of the issued and outstanding Company Shares which, being entitled to do so, attend and vote in person or by proxy at a general meeting of the Company at which a quorum is present and of which notice specifying the intention to propose the resolution as an ordinary resolution has been duly given, or by unanimous written resolutions approved by all of the Company Shareholders entitled to vote at a general meeting of the Company, pursuant to the terms and subject to the conditions of the Company Charter and applicable Law ((i) and (ii) are collectively referred to as the “Required Shareholders’ Approval”), and (iii) the approval of the adoption of the A&R Company Charter by written consent of Geely and Etika (each as defined in the Shareholders Agreement);
“Company Shares” means, collectively, the Ordinary Shares and the Preferred Shares;
“Company Transaction Expenses” means any fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the Depositary Bank, consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions, except that the Company shall only be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with (x) any filing, submission or application for the Governmental Order pertaining to the anti-trust Laws applicable to the Transactions and (y) the preparation, filing and mailing of the Proxy/Registration Statement in connection with the Transactions;
“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;
“Contemplated Business” means the businesses listed on Section 1.1(b) of the Company Disclosure Letter, as planned to be conducted by the Company or any of its Subsidiaries as of the date hereof (including designing, developing, manufacturing, testing, certifying, marketing, selling, leasing, distribution and delivering BEV charging equipment, including charging poles (the “Charging Business”));
“Contemplated Company Products” means, with respect to the Contemplated Business, (i) products and services associated with vehicle types 133, 134 and 135, and (ii) any products and services that have been or are being developed and are scheduled for release within the twelve (12) months after the Closing, by the Company or any of its Subsidiaries; in each case, including all versions of any of the foregoing;
“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;
“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled” and “under common Control with” shall be construed accordingly;
“Control Documents” means the agreements entered into from time to time that provide to Wuhan Lotus Technology exclusive contractual control over Wuhan Lotus E-Commerce and its Subsidiaries and allow the Company to consolidate one hundred percent (100%) of the financial statements of Wuhan Lotus E-Commerce and its Subsidiaries with those of the Company for financial reporting purpose under GAAP, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (i) an Exclusive Consultancy and Service Agreement ( ) entered into by and between Wuhan Lotus Technology and Wuhan Lotus E-Commerce as of March 8, 2022; (ii) an Exclusive Call Option Agreement ( ) entered into by and among Wuhan Lotus Technology,

Wuhan Lotus E-Commerce and the equity holders of Wuhan Lotus E-Commerce, Mr. Li Shufu , Mr. Feng Qingfeng , Mr. Li Donghui  and Mr. Liu Bin , as of March 8, 2022; (iii) four Proxy Agreements ( ) respectively executed and issued by the equity holders of Wuhan Lotus E-Commerce, Mr. Li Shufu , Mr. Feng Qingfeng , Mr. Li Donghui  and Mr. Liu Bin , as of March 8, 2022; (iv) an Equity Pledge Agreement ( ) entered into by and among Wuhan Lotus Technology, Wuhan Lotus E-Commerce and the equity holders of Wuhan Lotus E-Commerce, Mr. Li Shufu , Mr. Feng Qingfeng , Mr. Li Donghui  and Mr. Liu Bin , as of March 8, 2022; and (v) three Letters of Spousal Consent (《配偶同意函》) respectively executed and issued by the spouses of applicable equity holders of Wuhan Lotus E-Commerce, Ms. Wang Li , Ms. Du Li and Ms. Wu Yinghong, as of March 8, 2022;
“Copyrights” means copyrights, rights in works of authorship and mask works;
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19;
“Data Protection Laws” means, collectively: (a) all Privacy Laws and (b) all applicable Laws to the extent concerning protection of cyber security, or privacy, data security or data protection or transfer (including cross-border transfer), including PRC Cybersecurity Law and PRC Data Protection Law;
“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;
“DTC” means the Depository Trust Company;
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, option, right of first offer, refusal or negotiation, license, covenant not to sue, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;
“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;
“Equity Securities” means, with respect to any Person, (a) any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (b) any securities of such Person (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person (whether or not such derivative securities are issued by such Person), (c) any warrants, calls, notes, options or other rights to acquire from such Person, or other obligations of such Person to issue, (i) any shares of capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, or (ii) securities convertible into or exchangeable or exercisable for, shares of capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person;
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code;
“ESOP” means the 2022 Stock Incentive Plan of the Company adopted on September 12, 2022, as may be amended from time to time;
“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“Extension Expenses” means the costs and expenses incurred by SPAC, Sponsor or any of their Affiliates in connection with extending the Business Combination Deadline beyond March 15, 2023, including any amount deposited by Sponsor in the Trust Account in connection with such extension;
“First Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit F and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC;
“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Recapitalization and (ii) that are issuable (A) upon the exercise of all Company Options (calculated using the treasury stock method of accounting), and (B) upon the exercise, exchange or conversion of any other Equity Securities of the Company, in each case of clauses (A) and (B), that are issued and outstanding immediately prior to the Recapitalization (whether or not then vested or exercisable as applicable) minus (b) the Company Shares held by the Company or any Subsidiary of the Company (if applicable) as treasury shares; provided that, notwithstanding anything to the contrary in the foregoing, “Fully-Diluted Company Shares” shall not include any Company Shares issuable upon the exercise, exchange or conversion of the Equity Securities listed on Section 1.1(a) of the Company Disclosure Letter or any Company Shares issuable upon the conversion, exchange or exercise of any Equity Securities of the Company issued in connection with any Pre-Closing Financing that are convertible into or exchangeable or exercisable for Company Shares;
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;
“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, or public or international organization), or any candidate (or those who act in an official capacity for any candidate) for governmental or political office;
“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority;
“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;
“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally;
“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including: (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Software, (e) Trade Secrets, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, extensions, combinations, divisions, reissues and renewals for any of the foregoing in (a)-(d), and (h) all rights in all of the foregoing (a)-(g), including all rights to claim for damages by reason of infringement, misappropriation or violation thereof, with the right to sue for, and collect the same;
“Investment Company Act” means the United States Investment Company Act of 1940;
“IT Systems” means servers, hardware, Software (including in Company Products), websites, databases, circuits, networks, workstations, routers, hubs, data communication or telecommunications equipment and lines, co-location facilities and other information technology, computer and telecommunication systems, platforms, assets and equipment to the extent used or held for use by or for the Business;
“Knowledge of SPAC” or any similar expression means the knowledge of the individuals listed on Section 1.1(a) of the SPAC Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter;
“Knowledge of the Company” or any similar expression means the knowledge of the individuals listed on Section 1.1(c) of the Company Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter;
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;
“Leased Real Property” means any real property subject to a Company Lease;
“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;
“Material Contracts” means, collectively, each currently effective Company Contract (other than any Benefit Plan, but including, for the avoidance of doubt, any Company Contract with outstanding obligations) that:
(i)
involves obligations (contingent or otherwise), payments or revenues to or by the Company or any of its Subsidiaries in excess of $10,000,000 during the twelve-month period ended on September 30, 2022;

(ii)
is with each of the Top 10 Suppliers (other than purchase orders under a master purchase, supply or services agreement);

(iii)
is with a Related Party (other than those employment agreements, indemnification agreements, Contracts covered by any Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) with an amount of over $10,000,000;

(iv)
involves (A) indebtedness for borrowed money having an outstanding principal amount in excess of $10,000,000 or (B) an extension of credit, a guaranty, surety, deed of trust, or the grant of an Encumbrance, in each case, to secure any Indebtedness having a principal or stated amount in excess of $10,000,000;

(v)
involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving (A) purchase price, payments or revenues in excess of $10,000,000, or (B) any “earn-out” or deferred or contingent purchase price payment obligation, in each case, that remains outstanding or under which there are continuing obligations (excluding acquisitions or dispositions in the Ordinary Course or dispositions of tangible assets that are obsolete, worn out, surplus or no longer used in the conduct of the Business);

(vi)
(A) relates to the license, sublicense, grant of other rights (including covenant not to sue), creation, development, assignment or transfer of any material Owned IP or any material Company Product or material Contemplated Company Product, (B) restricts any Group Company’s ability to assign, transfer, license, use or enforce any material Owned IP, (C) relates to the license, sublicense, grant of other rights (including covenant not to sue) of material Company IP, (D) with any Governmental Authority which restricts any Group Company’s ability to use any Intellectual Property or Business Data in any material respect, (E) includes any obligation of any Group Company to pay any royalties or other amounts in excess of $500,000 on an annual basis for the use of any Company IP, or (F) relates to the disclosure of or access to any Company Source Code; in the case of the foregoing clauses, other than (1) Open Source Software licenses and non-exclusive licenses of commercially-available, off-the-shelf software with an annual fee of less than $500,000, (2) any non-exclusive license of Company IP granted by the Company in connection with the manufacture, sale and use of the Company’s products in the Ordinary Course, and (3) assignments of Intellectual Property to the Company or any of its Subsidiaries under Contracts with their (i) employees and (ii) contractors, and in the case of (ii), similar in all material respects to the Company’s form entered into in the Ordinary Course;

(vii)
involves the waiver, compromise or settlement of any dispute, claim, litigation or arbitration resulting in payment obligation of any Group Company with an amount higher than $1,000,000;

(viii)
grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix)
contains covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect, or (B) prohibiting or restricting the Company’s or the Company’s Subsidiaries ability to conduct their respective business with any Person in any geographic area in any material respect, in each cases, other than Contracts entered into in the Ordinary Course which include exclusivity provisions;

(x)
with any Governmental Authority or state-owned enterprise which involves obligations (contingent or otherwise), payments or revenues to or by the Group in excess of $1,000,000 in the twelve-month period ended on September 30, 2022;

(xi)
involves the establishment, contribution to, or operation of a partnership, joint venture or similar arrangement, or involving a sharing of profits or losses, involving payments of an amount higher than $10,000,000;

(xii)
explicitly requires capital expenditure in a single transaction for the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $5,000,000;

(xiii)
contains any exclusivity, “most favored nation”, minimum use or purchase requirements;

(xiv)
relates to the sale, issuance, grant, exercise, award, exchange, conversion, purchase, repurchase or redemption of any Equity Securities of a Group Company under which there is any outstanding or continuing obligations on the part of any Group Company or the applicable counterparties; or

(xv)
is a collective bargaining agreement with a Union.

“Merger Consideration” means, collectively, the ADS Merger Consideration and the Ordinary Share Merger Consideration;
“NDA” means the Confidential Disclosure Agreement, dated as of November 14, 2022, between SPAC and the Company;
“Open Source Software” means any Software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses; (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd; (c) any copyleft license; and (d) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses (a)-(c);
“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person consistent with past practice, as the same may be varied, in good faith and on a commercially reasonable basis, in connection with the Company’s conduct of any Contemplated Business;
“Ordinary Shares” has the meaning given to that term in the Company Charter;
“Ordinary Share Merger Consideration” means the right to receive such number of Company Ordinary Shares by the Founder Shareholders pursuant to Section 2.3(c);
“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation and bylaws, memorandum and articles of association, limited liability company agreement, or similar organizational documents, in each case, as amended or restated;
“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Intellectual Property set forth or required to be set forth in Section 3.15(a)(1) of the Company Disclosure Letter;
“Owned Real Property” means any real property owned by the Company or any of its Subsidiaries;
“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder and other than any license or covenant not to sue with respect to any Intellectual Property); (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder), (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) any other Encumbrances (other than with respect to Intellectual Property) that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance and (k) any Encumbrance disclosed in Section 1.1(d) of the Company Disclosure Letter;
“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;
“Personal Data” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other personal data;
“PIPE Financing Proceeds” means cash proceeds that will be funded prior to, concurrently with, or immediately after, the Closing to the Company in connection with the PIPE Financing;
“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;
“Pre-Closing Financing Proceeds” means cash proceeds that will be funded to the Company in connection with the Pre-Closing Financing;
“Preferred Shares” means, collectively, Series Pre-A Preferred Shares and Series A Preferred Shares;
“Price per Share” means $5,500,000,000 divided by the Fully-Diluted Company Shares;
“Privacy Laws” means all applicable Laws concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements;
“Process,” “Processing” or “Processed” means the access, use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, transmit, sharing, distribution, disclosure, dissemination, making available, alignment, combination, restriction, disposal, erasure or destruction of any information or data (including Personal Data);
“Prohibited Person” means any Person that is (a) a national or resident of or organized or located in any Sanctioned Territory, (b) included on any Sanctions-related list of blocked or designated parties maintained by the U.S. Commerce Department, the U.S. Department of Treasury, and the U.S. Department of State, the United Nations Security Council, HM Treasury of the United Kingdom, or the European Union; (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;
“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;
“Recapitalization Factor” means the quotient obtained by dividing the Price per Share by $10.00;

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;
“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;
“Related Entity” means Geely International (Hong Kong) Limited, Lotus Group International Limited, or any of their respective Affiliates (excluding the Company or any of its subsidiaries);
“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director or officer of the Company or any of its Subsidiaries, in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries;
“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;
“Required Governmental Authorizations” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Law;
“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions and is subject to a general export, import, financial or investment embargo (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk and Luhansk People’s Republic region of Ukraine, Iran, North Korea, and Syria).
“Sanctions” means those trade, economic and financial sanctions and export controls laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other applicable similar trade, economic and financial sanctions administered by a Governmental Authority;
“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002;
“SEC” means the United States Securities and Exchange Commission;
“Second Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit G and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC;
“Securities Act” means the United States Securities Act of 1933;
“Security Incident” means any actual or suspected data breach, ransomware, phishing or other security incident or Event that resulted in the accidental, unauthorized or unlawful destruction, loss, alteration, corruption, or accidental, unauthorized or unlawful disclosure of, or access to or use or Processing of, (i) any Personal Data included in the Business Data, which has been, or is required under any Data Protection Laws to be, notified to a supervisory or regulatory authority or any other Person, or (ii) any Business Data (including Personal Data) or IT Systems which exposes the Company or any of its Subsidiaries to any material Action or Liabilities or results in any material disruption of any IT Systems or the Business;
“Series A Preferred Shares” has the meaning given to that term in the Company Charter;
“Series Pre-A Preferred Shares” has the meaning given to that term in the Company Charter;

“Shareholders Agreement” means the Fourth Amended and Restated Shareholders Agreement in respect of the Company, dated as of September 20, 2022;
“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds;
“Software” means software of any type (including computer programs, applications, object code, binary code, source code, middleware, interfaces, firmware, mask works, microcode, software development kits, libraries, tools, compiled or interpreted programmable logic, objects, bytecode, machine code, subroutines or other code, and software implementations of algorithms, models and methodologies, whether embodied in hardware, firmware or otherwise), integrated circuits, architecture, schematics, description language, and documentation to the extent related to any of the foregoing, including intellectual property, industrial property and proprietary rights in and to any of the foregoing;
“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions;
“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on March 3, 2021, as amended and restated pursuant to a special resolution passed on March 10, 2023 and as may be further amended from time to time;
“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC with a par value of $0.0001 each, as further described in the SPAC Charter;
“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC with a par value of $0.0001 each, as further described in the SPAC Charter;
“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement or the Original Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any action taken by the Company, or taken at the written request of the Company, (g) the announcement of this Agreement or the Original Merger Agreement or the consummation of the Transactions, or (h) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that any underlying Event of such changes referred to in this clause (h) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition); provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such other special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;
“SPAC Preference Shares” means preference shares of SPAC with a par value of $0.0001 each, as further described in the SPAC Charter;
“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor);
“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;
“SPAC Shareholder” means any holder of any SPAC Shares;
“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;
“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the Transaction Proposals or with the Extension Proposal;
“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable Law and the SPAC Charter;
“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;
“SPAC Transaction Expenses” means any fees and expenses paid or payable by SPAC or Sponsor or their respective Affiliates (whether or not billed or accrued for) (i) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, or (ii) otherwise in connection with any business activities and operations of SPAC consistent with its final prospectus, dated as of March 10, 2021 and filed with the SEC on March 12, 2021 (File No. 333-253334), including, without duplication, (a) the Extension Expenses, (b) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (c) any Indebtedness of SPAC owed to Sponsor, its Affiliates or its or their respective shareholders or Affiliates, and (d) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that SPAC shall only be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with (x) any filing, submission or application for the Governmental Order pertaining to the anti-trust Laws applicable to the Transactions and (y) the preparation, filing and mailing of the Proxy/Registration Statement in connection with the Transactions;
“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant;
“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares;
“Stock Exchange” means NYSE or The Nasdaq Stock Market;
“Subsidiary” means, with respect to a Person, any other Person Controlled, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively;
“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. income and other material returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;
“Top 10 Suppliers” means the top 10 suppliers of the Group Companies (calculated based on the aggregate consideration paid by the Group Companies for the twelve (12) months ended December 31, 2021 and the nine (9) months ended September 30, 2022);
“Trade Secrets” means all trade secrets and other confidential or proprietary information, including know-how and inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, source code, documentation, processes, models, technology, formulae, customer lists, supplier lists, data, databases, and data collections and all rights therein, business and marketing plans, methodologies and all other information, in each case, that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;
“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, domain names, social media handles and accounts, and other forms indicia of origin, whether or not registerable as a trademark in any given jurisdiction, together with registrations, renewals, and applications therefor, and the goodwill associated with any of the foregoing;
“Transaction Documents” means, collectively, this Agreement, the NDA, the Sponsor Support Agreement, the Company Support Agreement, the Distribution Agreement, each Put Option Agreement, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the First Merger Filing Documents, the Second Merger Filing Documents, the Lock-Up Agreements, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto (including, if any, any Subscription Agreements), and the expression “Transaction Document” means any one of them;
“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, but in any event including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the First Plan of Merger, (iii) the approval and authorization of the Second Merger and the Second Plan of Merger, (iv) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if the number of Redeeming SPAC Shares is such that the condition in Section 8.3(c) would not be satisfied, and (v) the adoption and approval of each other proposal that the Stock Exchange or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders or the Company Shareholders in order for the Closing to be consummated;
“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;
“Union” means any union, works council or other employee representative body;
“U.S.” means the United States of America;
“Warrant Agreement” means the Warrant Agreement, dated as of March 10, 2021, by and between SPAC and the SPAC Warrant Agent;
“Working Capital Loans” means any loan made to SPAC by any of Sponsor, an Affiliate of Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination;
“Wuhan Lotus Technology” means Wuhan Lotus Technology Co., Ltd. (武汉路特斯科技有限公司), an indirect wholly-owned PRC Subsidiary of the Company; and

“Wuhan Lotus E-Commerce” means Wuhan Lotus E-Commerce Co., Ltd. (武汉路特斯电子商务有限公司), an indirect wholly-owned PRC Subsidiary of the Company.
Section 1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns; and (xiv) “made available to SPAC” (and all similar phrases used herein that mean such) shall mean present in the online data room maintained for purposes of the Transactions at least two (2) Business Days prior to the date hereof, which online data room (including all of its contents as of two (2) Business Days prior to the date hereof) shall be maintained by the Company without any deletion or modification and continue to be available to SPAC and its Representatives following the date hereof until the Closing.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   References to “$,” “dollar,” or “cents” are to the lawful currency of the United States of America.
(d)   Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.
(e)   All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.
(f)   Unless the context of this Agreement otherwise requires, (i) references to SPAC with respect to periods following the First Effective Time shall be construed to mean Surviving Entity 1 and vice versa and (ii) references to Merger Sub 2 with respect to periods following the Second Effective Time shall be construed to mean Surviving Entity 2 and vice versa.
(g)   The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.
(h)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i)   The term “the date of this Agreement” or “the date hereof” means January 31, 2023.
(j)   Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.
(k)   With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.
ARTICLE II
TRANSACTIONS; CLOSING
Section 2.1.   Pre-Closing Actions.   On the Closing Date, immediately prior to the First Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1):
(a)   Preferred Share Conversion.   Each of the Preferred Shares that is issued and outstanding immediately prior to such time shall be converted into one Ordinary Share on a one-for-one basis, by re-designation and re-classification, in accordance with the Company Charter (the “Preferred Share Conversion”).
(b)   Organizational Documents of the Company.   The amended and restated memorandum and articles of association of the Company attached hereto as Exhibit H (the “A&R Company Charter”) shall be adopted and become effective.
(c)   Re-designation.   Immediately following the Preferred Share Conversion and immediately prior to the Recapitalization, 500,000,000 authorized but unissued Ordinary Shares shall be re-designated as shares of a par value of US$0.00001 each of such class or classes (however designated) as the Company Board may determine in accordance with the A&R Company Charter (the “Re-designation”), such that the authorized share capital of the Company shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 ordinary shares of a par value of US$0.00001 each, and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the Company Board may determine in accordance with the A&R Company Charter.
(d)   Recapitalization.
(i)   Immediately following the Re-designation and prior to the First Effective Time, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Recapitalization, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole number.
(ii)   Any Company Options issued and outstanding immediately prior to the Recapitalization shall be adjusted to give effect to the foregoing transactions, such that (a) each Company Option shall be exercisable for that number of Company Ordinary Shares equal to the product of (x) the number of Ordinary Shares subject to such Company Option immediately prior to the Recapitalization multiplied by (y) the Recapitalization Factor, such number of Company Ordinary Shares to be rounded down to the nearest whole number; and (b) the per share exercise price for each Company Ordinary Share, as the case may be, issuable upon exercise of the Company Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price for each Ordinary Share subject to such Company Option immediately prior to the First Effective Time by (y) the Recapitalization Factor (together with the adoption of the

A&R Company Charter, Preferred Share Conversion, the Re-designation and the Recapitalization, the “Capital Restructuring”). Subject to and without limiting anything contained in Section 6.1, the Recapitalization Factor shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to Company Shares occurring on or after the date hereof and prior to the Closing Date.
Section 2.2.   The Mergers.
(a)   The First Merger.   Subject to Section 2.2(c), on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by the Company and SPAC in writing, the closing of the Transactions contemplated by this Agreement with respect to the Mergers (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.9. At the Closing, Merger Sub 1 shall merge with and into SPAC, with SPAC being the surviving company (as defined in the Cayman Act) in the First Merger (the day on which the Closing occurs, the “Closing Date”). On the Closing Date, SPAC and Merger Sub 1 shall execute and cause to be filed with the Cayman Registrar, the First Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the First Merger effective (collectively, the “First Merger Filing Documents”). The First Merger shall become effective at the time when the First Plan of Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Act as may be agreed by Merger Sub 1 and SPAC in writing and specified in the First Plan of Merger (the “First Effective Time”).
(b)   The Second Merger.   Immediately following the consummation of the First Merger, Surviving Entity 1 shall merge with and into Merger Sub 2, with Merger Sub 2 being the surviving company (as defined in the Cayman Act) in the Second Merger. Immediately following the consummation of the First Merger, Surviving Entity 1 and Merger Sub 2 shall execute and cause to be filed with the Cayman Registrar, the Second Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Second Merger effective (collectively, the “Second Merger Filing Documents”). The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Act as may be agreed by Surviving Entity 1 and Merger Sub 2 in writing and specified in the Second Plan of Merger (the “Second Effective Time”).
(c)   Notice to SPAC Shareholders Delivering Written Objection.   If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:
(i)   SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and
(ii)   unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(c)(ii), no party shall be obligated to commence the Closing, and the First Plan of Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3.
(d)   PIPE Financing Notices.   Promptly following the First Effective Time, the Company shall deliver notices to the parties to the PIPE Financing, if any, to cause the release of funds from escrow to the Company.

(e)   Effect of the Mergers.   The Mergers shall have the effects set forth in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub 1 and SPAC shall become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Surviving Entity 1 (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Surviving Entity 1 of any and all agreements, covenants, duties and obligations of Merger Sub 1 and SPAC to be performed after the First Effective Time set forth in this Agreement and the other Transaction Documents to which Merger Sub 1 or SPAC is a party, and Surviving Entity 1 shall thereafter exist as a wholly-owned Subsidiary of the Company and the separate corporate existence of Merger Sub 1 shall cease to exist, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities, and duties of Surviving Entity 1 and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Surviving Entity 2, which shall include the assumption by Surviving Entity 2 of any and all agreements, covenants, duties and obligations of Surviving Entity 1 and Merger Sub 2 to be performed after the Second Effective Time set forth in this Agreement and the other Transaction Documents to which Surviving Entity 1 or Merger Sub 2 is a party, and Surviving Entity 2 shall thereafter exist as a wholly-owned Subsidiary of the Company and the separate corporate existence of Surviving Entity 1 shall cease to exist.
(f)   Organizational Documents of Surviving Entity 1.   At the First Effective Time, in accordance with the First Plan of Merger, SPAC will adopt the memorandum and articles of association of Merger Sub 1, as in effect immediately prior to the First Effective Time, as the memorandum and articles of association of Surviving Entity 1, save and except that all references to the share capital of Surviving Entity 1 shall be amended to refer to the correct authorized share capital of Surviving Entity 1 consistent with the First Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.
(g)   Organizational Documents of Surviving Entity 2.   At the Second Effective Time, in accordance with the Second Plan of Merger, the memorandum and articles of association of Merger Sub 2, as so amended and restated, shall be the memorandum and articles of association of Surviving Entity 2, save and except that all reference to the share capital of Surviving Entity 2 shall be amended to refer to the correct authorized share capital of Surviving Entity 2 consistent with the Second Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.
(h)   Directors and Officers of Surviving Entity 1 and Surviving Entity 2.   At the First Effective Time, the directors and officers of Merger Sub 1 immediately prior to the First Effective Time shall be the initial directors and officers of Surviving Entity 1, each to hold office in accordance with the Organizational Documents of Surviving Entity 1. At the Second Effective Time, the directors and officers of Merger Sub 2 immediately prior to the Second Effective Time shall be the initial directors and officers of Surviving Entity 2, each to hold office in accordance with the Organizational Documents of Surviving Entity 2.
Section 2.3.   Effect of the Mergers on Issued Securities of SPAC, Merger Sub 1 and Merger Sub 2.   At the Closing, by virtue of the Mergers and without any action on the part of any party hereto or any other Person, the following shall occur:
(a)   SPAC Class B Conversion.   Immediately prior to the First Effective Time, each SPAC Class B Ordinary Share shall be automatically converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares.
(b)   SPAC Units.   At the First Effective Time, each SPAC Unit outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 2.3; provided that no fractional SPAC Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants.
(c)   SPAC Ordinary Shares.   Immediately following the Unit Separation in accordance with Section 2.3(b), (i) each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any SPAC Shares referred to in Section 2.3(e), Redeeming SPAC Shares, Dissenting SPAC Shares or any SPAC Shares held by the Founder Shareholders) shall automatically be cancelled and cease to exist in exchange for the right to receive one Company ADS; and (ii) each SPAC Share issued and outstanding immediately prior to the First Effective Time held by the Founder Shareholders shall automatically be cancelled and cease to exist in exchange for the right to receive one Company Ordinary Share. As of the First Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.
(d)   Exchange of SPAC Warrants.   Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share in the form of Company ADS (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.
(e)   SPAC Treasury Shares.   Notwithstanding Section 2.3(c) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the First Effective Time, such SPAC Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.
(f)   Redeeming SPAC Shares.   Each Redeeming SPAC Share issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.
(g)   Dissenting SPAC Shares.   Each Dissenting SPAC Share issued and outstanding immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right of such Dissenting SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Act.
(h)   Merger Sub 1 Share.   At the First Effective Time, each ordinary share, par value $0.00001 per share, of Merger Sub 1, issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger.
(i)   Surviving Entity 1 Share; Merger Sub 2 Share.   At the Second Effective Time, (i) each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor, and (ii) each ordinary share, par value $0.00001 per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger.

Section 2.4.   Closing Deliverables.
(a)   No later than two (2) Business Days prior to the Closing Date:
(i)    SPAC shall deliver to the Company written notice (the “SPAC Closing Statement”) setting forth: (i) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption Amount) as of the Closing Date, (ii) the amount of Aggregate Cash Proceeds, (iii) the number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants to be issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and any valid exercise of SPAC Shareholder Redemption Right, (iv) the calculation of the Merger Consideration pursuant to Section 2.3(c), and (v) SPAC’s good faith estimate of the amount of SPAC Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; provided, that SPAC will consider in good faith the Company’s comments to the SPAC Closing Statement, and if any adjustments are made to the SPAC Closing Statement prior to the Closing, such adjusted SPAC Closing Statement shall thereafter become the SPAC Closing Statement for all purposes of this Agreement; and
(ii)   The Company shall deliver to SPAC written notice (the “Company Closing Statement”) setting forth: (i) the number of Company Ordinary Shares to be issued and outstanding as of immediately prior to the Closing after giving effect to the Capital Restructuring, and (ii) the Company’s good faith estimate of the amount of Company Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; provided, that the Company will consider in good faith SPAC’s comments to the Company Closing Statement, and if any adjustments are made to the Company Closing Statement prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement.
(b)   At the Closing,
(i)   SPAC shall deliver or cause to be delivered to the Company, a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been fulfilled;
(ii)   The Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;
(iii)   The Company shall deliver or cause to be delivered to SPAC, evidence of the appointment of the director(s) designated by SPAC to the board of directors of the Company pursuant to Section 5.6;
(iv)   SPAC or Surviving Entity 2, as applicable, shall pay, or cause the Trustee to pay at the direction and on behalf of Surviving Entity 2, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (ii) (A) all accrued and unpaid Company Transaction Expenses, as set forth on the Company Closing Statement, and (B) all accrued and unpaid SPAC Transaction Expenses, as set forth on the SPAC Closing Statement, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by Surviving Entity 2 for its immediate use, subject to this Agreement and the Trust Agreement, and thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.
(v)   If a bank account of the Company or any of its Subsidiaries is designated by Surviving Entity 2 under Section 2.4(b)(iv), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from Surviving Entity 2 to the Company or such Subsidiary of the Company, or (ii) a dividend from Surviving Entity 2 to the Company, in each case, as determined by Surviving Entity 2 in its sole discretion, subject to applicable Laws.

Section 2.5.   Establishment of ADS Facility; Distribution of Merger Consideration.
(a)   Prior to the First Effective Time, the Company shall cause a sponsored American depositary share facility for the Company Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the Company ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the First Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Company ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.
(b)   SPAC shall, as promptly as reasonably practicable following SPAC’s receipt of the final determination of such number from the Trustee, notify the Company in writing of the number of the Redeeming SPAC Shares. As soon as practicable upon receipt of the foregoing notification from SPAC and in any event prior to the First Effective Time, the Company shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Company Ordinary Shares equal to the aggregate number of Company ADSs to be issued to the applicable holders of SPAC Shares pursuant to Section 2.3(c) (such holder, the “SPAC ADS Recipients”), and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Company Ordinary Shares representing the aggregate number of such Company ADSs to be issued for the benefit of the SPAC ADS Recipients, for exchange in accordance with this Article II, and (iii) the Depositary Bank shall be authorized to issue and distribute the ADS Merger Consideration to the SPAC ADS Recipients in accordance with this Agreement and the Deposit Agreement and an instruction provided by the Company.
(c)   At or prior to the First Effective Time, the Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery to the Depositary Bank upon the exercise of such Company Warrants. After the First Effective Time, upon any exercise of the Company Warrants by the holders thereof (the “Exercising Warrantholders”), the Company shall, in accordance with the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement), promptly (i) allot and issue, or cause to be allotted and issued, and deposit with the Depositary Bank (or its custodian) such number of Company Ordinary Shares underlying such exercised Company Warrants credited as fully paid and free of all Encumbrance, and (ii) instruct the Depositary Bank to issue, register and deliver a number of Company ADSs equal to such Company Ordinary Shares underlying such exercised Company Warrants to the Exercising Warrantholders in accordance with the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement) and the Deposit Agreement; provided, that the Company shall deliver to the Depositary Bank its written consent to the delivery of Company ADSs representing any of those Company Ordinary Shares underlying any exercised Company Warrants that are Restricted Securities (to be defined in the Deposit Agreement), which consent will be subject to the conditions that those Company ADSs will not be eligible for holding through DTC and those Company ADSs will be subject to a legend describing the applicable transfer restrictions. The Company ADSs are at all times subject to the terms of the Deposit Agreement.
(d)   Following the First Effective Time, (i) the Depositary Bank shall distribute the ADS Merger Consideration to the SPAC ADS Recipients in accordance with this Section 2.5 and the Deposit Agreement; and (ii) the Company shall distribute the Ordinary Share Merger Consideration to the Founder Shareholders pursuant to Section 2.3(c).
(e)   The Company ADSs (other than the Company ADSs representing those Company Ordinary Shares that are Restricted Securities (to be defined in the Deposit Agreement)) shall be accepted into the DTC, and each of the SPAC ADS Recipients and Exercising Warrantholders that holds Company ADSs shall be entitled to receive a book-entry authorization representing the number of Company ADSs that such holder has the right to receive pursuant to this Agreement, the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement), and the terms of the Company Warrant, as applicable.
(f)   The Depositary Bank will hold the Company Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Company ADSs will have the rights with respect to the Company Ordinary Shares underlying the Company ADSs they hold that are specified in the Deposit Agreement.
(g)   From and after the First Effective Time, there shall be no further registration of transfers of SPAC Shares thereafter on the records of SPAC. If, after the First Effective Time, any SPAC Shares are presented to the Company, Surviving Entity 2 or the Depositary Bank for any reason, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.
Section 2.6.   Further Assurances.   If, at any time after the First Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Parties (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.
Section 2.7.   Dissenter’s Rights.
(a)   Subject to Section 2.2(c)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the First Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares,” and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.3(c).
(b)   Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
Section 2.8.   Withholding.   Notwithstanding anything to the contrary in this Agreement, each of the Parties (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, each of the Parties (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Each of the Parties (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Parties (or their Affiliates or Representatives), as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to SPAC as follows, (a) in respect of the entirety of this Article III (other than Section 3.1, Section 3.5 and Section 3.6), as of January 31, 2023, and (b) solely in respect of Section 3.1, Section 3.5 and Section 3.6, as of October 11, 2023 (in each case of clauses (a) and (b), except for any such representation and warranty (or part thereof) that expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time):
Section 3.1.   Organization, Good Standing and Qualification.   The Company (a) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (b) has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, and (c) is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except in the case of clause (c), where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole. Prior to the execution of the Original Merger Agreement, true and accurate copies of the Company Charter, the Shareholders Agreement, and any Organizational Documents of the Merger Subs, each as in effect as of the date of the Original Merger Agreement, have been made available by or on behalf of the Company to SPAC and each as so delivered is in full force and effect. Neither the Company nor any of the Merger Subs is in default of any term or provision of such Organizational Documents in any material respect.
Section 3.2.   Subsidiaries.
(a)   A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2(a) of the Company Disclosure Letter. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
(b)   All the Control Documents have been duly executed and delivered and constitute legally binding obligations of the parties hereto in accordance with their respective terms. As a result, Wuhan Lotus Technology has established effective Control over Wuhan Lotus E-Commerce through the Control Documents. The equity pledge by the equity holders of Wuhan Lotus E-Commerce in favor of Wuhan Lotus Technology pursuant to the Control Documents has been registered with Governmental Authorities (the “Equity Pledge Registration”). The Equity Pledge Registration remains effective and valid, and there is no Encumbrance held by any Person on the Equity Securities in Wuhan Lotus E-Commerce other than the Equity Pledge Registration.
Section 3.3.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 5,000,000,000 shares of $0.00001 par value each, comprised of (x) 4,691,947,371 ordinary shares of the Company, par value of $0.00001 each, of which 2,142,922,222 ordinary shares are issued and outstanding as of the date of this Agreement and (y) 308,052,629 Preferred Shares, of which (i) 184,596,297 shares are designated Series Pre-A Preferred Shares, all of which are issued and outstanding as of the date of this Agreement, and (ii) 123,456,332 shares are designated Series A Preferred Shares, all of which are issued and outstanding as of the date of this Agreement.
(b)   Set forth in Section 3.3(b) of the Company Disclosure Letter are (i) a true and correct list of each holder of Company Shares and the number and class of Company Shares held by each such holder as of the date hereof, and (ii) the number and class of securities (if applicable) of all of the issued and outstanding Equity Securities (other than the Company Shares) of the Company as of the date hereof. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, there are no other Equity Securities of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (w) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (x) have been offered, sold and issued by the Company in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the Company Charter and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (y) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter, the Shareholders Agreement or any other Contract, in any such case to which the Company is a party or otherwise bound.
(c)   All Company Options outstanding as of the date of this Agreement were granted pursuant to the ESOP and an option award agreement, in each case, in substantially the forms previously made available to SPAC.
(d)   Except as otherwise set forth in this Section 3.3 or on Section 3.3(d) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.
(e)   The Company Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable federal and state securities Laws, and not subject to, and shall be free and clear of all Encumbrances, except for such restrictions arising under any provision of any applicable Law, the Organizational Documents of the Company or any applicable Transaction Document.
Section 3.4.   Capitalization of Subsidiaries.
(a)   The share capital of each Subsidiary of the Company as of the date of this Agreement are set forth on Section 3.4(a) of the Company Disclosure Letter. Except as set forth on Section 3.4(a) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable

Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.
(b)   Except as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.
(c)   Except as set forth in Section 3.4(a) of the Company Disclosure Letter and as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.
Section 3.5.   Authorization.
(a)   Other than the Company Shareholders’ Approval, each of the Company and the Merger Subs has all corporate power, and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company or any Merger Sub is a party and the consummation of Transactions have been duly and validly authorized and approved by the Company Board, and the board of directors of each Merger Sub, and other than the Company Shareholders’ Approval, no other company or corporate proceeding on the part of the Company or either Merger Sub is necessary to authorize this Agreement and the other Transaction Documents to which the Company or either Merger Sub is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company or either Merger Sub is a party will be, duly and validly executed and delivered by the Company or either Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company or either Merger Sub is a party will constitute, a legal, valid and binding obligation of the Company or either Merger Sub, as applicable, enforceable against the Company or either Merger Sub, as applicable, in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).
(b)   The Company Shareholders’ Approval are the only votes and approvals of holders of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions.
(c)   On or prior to the date of the Original Merger Agreement, the Company Board has duly adopted resolutions (i) determining that the Original Merger Agreement and the other Transaction Documents to which the Company is a party and the Transactions would be in the best interests of the Company and (ii) authorizing and approving the execution, delivery and performance by the Company of the Original Merger Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions. On or prior to the date of this Agreement, the Company Board has duly adopted resolutions authorizing and approving the execution and delivery of such amendments and additions to the Original Merger Agreement and the other Transaction Documents to which the Company is a party as the authorized persons deem necessary or appropriate.

(d)   On or prior to the date of the Original Merger Agreement, the sole director of Merger Sub 1 has (i) determined that it is desirable and in the commercial interests of Merger Sub 1 to enter into the Original Merger Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared desirable the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the First Plan of Merger and the execution, delivery and performance of the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the First Plan of Merger and the consummation of the Transactions. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub 1, has approved the First Plan of Merger by a written resolution;
(e)   On or prior to the date of the Original Merger Agreement, the sole director of Merger Sub 2 has (i) determined that it is desirable and in the commercial interests of Merger Sub 2 to enter into the Original Merger Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared desirable the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the Second Plan of Merger and the execution, delivery and performance of the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the Second Plan of Merger and the consummation of the Transactions. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub 2 and in its capacity as the sole shareholder of Surviving Entity 1 at the time of the Second Merger, respectively, has approved the Second Plan of Merger by a written resolution.
Section 3.6.   Consents; No Conflicts.   Assuming the representations and warranties in Article IV are true and correct, except (a) for the Company Shareholders’ Approval, (b) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and the publication of notification of the Mergers in the Cayman Islands Government Gazette pursuant to the Cayman Act and (c) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be likely to have, a material effect on the ability of the Company to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of the immediately preceding sentence, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Company Contract, (E) any Required Governmental Authorization, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances, except in the case of sub-clauses (A), (C), (D) and (E) of clause (i) or clause (ii), as would not have a Company Material Adverse Effect.
Section 3.7.   Compliance with Laws; Consents; Permits.   Except as disclosed in Section 3.7 of the Company Disclosure Letter:
(a)   Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, in the three (3) years prior to the date hereof, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, is or has been subject to any investigation by or for any Governmental Authority with respect to any violation of any applicable Laws.

(b)   Except as set forth in Section 3.7 of the Company Disclosure Letter, in the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries, (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, or (iii) any alleged or finding of any violation of Law, in each case, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
(c)   Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, hearings, or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.
(d)   Neither the Company, any of its Subsidiaries, any of their respective directors, or officers, nor to the Knowledge of the Company, any employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has at any time in the three (3) years prior to the date hereof: (i) made any bribe, influence payment, kickback, payoff, or any other type of payment (whether tangible or intangible) or provided any benefits that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Anti-Corruption Act (As Revised) of the Cayman Islands, or any other local or foreign anti-corruption or anti-bribery Law, as may be applicable (collectively, “Anti-Corruption Laws”); (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Laws.
(e)   Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, any employees or agents acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the three (3) years prior to the date hereof been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(f)   Neither the Company, any of its Subsidiaries, any of their respective directors, or officers, nor to the Knowledge of the Company, any employees, agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and no Prohibited Person has at any time in the three (3) years prior to the date hereof been given an offer to become an employee, officer, consultant or director of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has at any time in the three (3) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.
(g)   The Company and its Subsidiaries have maintained a system of internal controls designed to reasonably prevent, detect, and deter violations of Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(h)   To the Knowledge of the Company, no monies injected into the Company have been derived from unlawful activities or otherwise in violation of Anti-Money Laundering Laws.
(i)   Except as set forth in Section 3.7(i) of the Company Disclosure Letter, each of the Group Companies has in effect all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (each, a “Material Permit”) that are required for such Group Company to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects. Except as set forth in Section 3.7(i) of the Company Disclosure Letter, each of the Group Companies is in compliance with all Material Permits, except for the failure to comply with which would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 3.8.   Tax Matters.
Except as set forth in Section 3.8 of the Company Disclosure Letter:
(a)   All material Tax Returns required to be filed by or with respect to each Group Company have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by any Group Company have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.
(b)   No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of a Group Company has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.
(c)   Within the past three (3) years, no material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation of such particular type by that jurisdiction and the Company does not otherwise have Knowledge of any such claim.
(d)   There are no liens for material Taxes (other than such liens that are Permitted Encumbrances) upon the assets of the Company or its Subsidiaries.
(e)   Except as contemplated by this Agreement, the Transaction Documents, or the Transactions, the Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(f)   The Company does not expect that the Company will be treated as a PFIC for its current taxable year. Neither the Company nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment or other place of business in such other country.
(g)   The Company and Merger Sub 1 each is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes. Merger Sub 2 has elected (or will elect, effective prior to the Closing) to be treated as an entity which is disregarded as an entity separate from its owner (within the meaning of Section 301.7701-2 of the Treasury Regulations) for U.S. federal and applicable state and local income Tax purposes and has not subsequently changed such classification.
(h)   Each Group Company is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and to the Knowledge of the Company the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

Section 3.9.   Financial Statements.
(a)   The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal year then ended (the “Audited Financial Statements”).
(b)   The Company has made available to SPAC true and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022, and the related unaudited consolidated statements of income and profit and loss, and cash flows, for the period then ended (the “Management Accounts” and together with the Audited Financial Statements, the “Company Financial Statements”).
(c)   The Company Financial Statements delivered by the Company (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein, except in the case of the Management Accounts, subject to (A) normal year-end adjustments and (B) the absence of footnotes required under GAAP, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), except that in the case of the Management Accounts, subject to (A) normal year-end adjustments and (B) the absence of footnotes required under GAAP. Any audited financial statements delivered in accordance with Section 5.8 will, when so delivered, (A) be audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board and (B) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X under the Securities Act).
(d)   The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)   In the past three (3) years, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware in writing of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries, or (iii) to the Knowledge of the Company, any allegation, assertion or claim regarding any of the foregoing.
Section 3.10.   Absence of Changes.   Except as disclosed in Section 3.10 of the Company Disclosure Letter, since December 31, 2021, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course, (b) there has not been any occurrence of any Event which would have a Company Material Adverse Effect, and (c) to the date of this Agreement none of the Group Companies have sold, assigned, transferred, licensed, sublicensed, granted other rights (including covenant not to sue) under, abandoned, permitted to lapse, or disposed of, or subject to any Encumbrance (other than Permitted Encumbrances), any material Intellectual Property or material Business Data (other than licenses, sublicenses and covenants not to sue granted by Group Companies in the Ordinary Course).
Section 3.11.   Actions.   (a) There is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (solely in their capacity as such), and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors or officers (solely in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations contemplated hereby, or (ii) reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 3.12.   Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since December 31, 2021, (b) that are Liabilities incurred since December 31, 2021 in the Ordinary Course (none of which is a Liability for breach of contract, tort, infringement, misappropriation or violation of Intellectual Property, or violation of Law), (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) set forth in Section 3.12 of the Company Disclosure Letter, (e) arising under this Agreement, the Original Merger Agreement or other Transaction Documents, (f) that will be discharged or paid off prior to the Closing, or (g) which would not have a Company Material Adverse Effect.
Section 3.13.   Material Contracts and Commitments.
(a)   Section 3.13(a) of the Company Disclosure Letter sets forth a true and correct list of all Material Contracts as of the date of this Agreement. True and complete copies of all Material Contracts, including all material amendments, modifications, supplements, exhibits and schedules and addenda thereto, have been made available to SPAC.
(b)   Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or the termination of which is otherwise contemplated by this Agreement, each Material Contract is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, and except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the applicable Group Company has duly performed all of its material obligations under each such Material Contract to which it is a party to the extent such obligations to perform have accrued, (y) no breach or default thereunder by the Group with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, and (z) no event has occurred that with notice or lapse of time, or both, would constitute such a default or breach of such Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or would entitle any third party to prematurely terminate any Material Contract.
(c)   Except as set forth in Section 3.13(c) of the Company Disclosure Letter, none of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate, or not renew, any Material Contract.
(d)   Other than in the Ordinary Course, none of the Top 10 Suppliers has within the twelve (12) months prior to the date hereof terminated or materially changed, or given written or, to the Knowledge of the Company, oral notice that it intends to terminate or materially change any of its business relationship with the Company or any of its Subsidiaries. There has been no material dispute or controversy or, to the Knowledge of the Company, threatened material dispute or controversy in writing between the Company or any of its Subsidiaries, on the one hand, and any Top 10 Suppliers, on the other hand.
Section 3.14.   Title; Properties.
(a)   Section 3.14(a) of the Company Disclosure Letter sets forth a true and accurate list of all Owned Real Properties. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, with respect to each parcel of Owned Real Property: (i) the applicable Group Company has sole legal and beneficial entitlement to such Owned Real Property and has good, valid and marketable fee title, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) such Group Company has in its possession and under its control all of the land use right certificates, building ownership certificates, construction permits and other documents necessary to prove its title to, and right to use and construct, such Owned Real Property and all such documents are legally binding and valid; (iii) no Group Company is in breach or default under any land purchase agreement, construction agreement and other related agreements in relation to such Owned Real Property; (iv) such Group Company is in physical possession and actual occupation of the whole of such Owned Real Property on an exclusive basis and no part of such Owned Real Property is vacant or not subject to any leases, underleases, tenancies, licenses or other agreements or arrangements; (v) neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (vi) there are no options, rights of first refusal or rights of first offer to purchase such Owned Real Property or any portion thereof or interest therein, in each case except as would not have a Company Material Adverse Effect. No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the occupation, planning, construction or use of any Owned Real Property, nor has any Group Company been imposed of any penalty from Governmental Authority for the occupation, planning, construction or use of any Owned Real Property.
(b)   Each of the Group Companies has good and valid title to all of the assets owned by it, whether tangible or intangible (including all assets acquired thereby since September 30, 2022, but excluding any (i) Intellectual Property and Business Data (which are addressed in Section 3.15), and (ii) tangible or intangible assets that have been disposed of since September 30, 2022 in the Ordinary Course), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.
(c)   Except as set forth in Section 3.14(c) of the Company Disclosure Letter, no Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”). Section 3.14(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Lease and the address of the property demised under each such Company Lease. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, and except as would not individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) each Company Lease is in compliance with applicable Law, and (ii) all Governmental Orders required under applicable Law in respect of any Company Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Lease.
(d)   Each Company Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Lease.
(e)   To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened in writing to challenge or dispute, a Group Company’s right to occupy, use or enjoy each Leased Real Property subject to the Company Leases as such Leased Real Property is currently occupied, used or enjoyed.
(f)   No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Leased Real Property, and to the Knowledge of the Company, no circumstance exists which constitutes a breach of this type or nature.
Section 3.15.   Intellectual Property and Data Protection.
(a)   Section 3.15(a)(1) of the Company Disclosure Letter sets forth a true and accurate list as of the date of this Agreement of all Registered IP. Either the Company or its applicable Subsidiary has made all required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with issuances, registrations and applications for the Registered IP in all material respects. Each item of Registered IP is subsisting and, to the Knowledge of the Company and other than any Registered IP in the application process, valid and enforceable. The Company and its

Subsidiaries have good and valid title to and exclusively own all right, title and interest in and to each item of Registered IP and other material Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances. No interference, opposition, cancellation, reissue, reexamination or other Action (other than ex parte ordinary course prosecution of Intellectual Property before a patent, trademark or copyright office) or written claim is, or in the three (3) years prior to the date hereof has been, pending or, to the Knowledge of the Company, threatened in writing in which the ownership, use, scope, validity or enforceability of any Owned IP is being, or in the three (3) years prior to the date hereof has been, challenged. Except as licensed to the Company and its Subsidiaries under the Material Contracts set forth in Section 3.15(a)(2) of the Company Disclosure Letter, no Related Entities own (i) any Company IP or Business Data material to the Business, or (ii) any other Intellectual Property material to the Business or Contemplated Business. Except as licensed to the Company and its Subsidiaries under the Material Contracts set forth in Section 3.15(a)(2) of the Company Disclosure Letter, no Related Entities own any right, title or interest in or to any Intellectual Property or Data primarily related to, used or held for use in, or developed for, and in each case material to, the Business or Contemplated Business.
(b)   The Company and its Subsidiaries own, or have valid and enforceable rights to use, all Intellectual Property and Business Data (i) used or held for use in, or necessary for, the conduct of the Business (including the offering, marketing, sale, distribution, importation and exportation of Company Products), as currently conducted (including Company IP and Business Data) or (ii) to the Knowledge of the Company, used or held for use in, or necessary for, the conduct of the Contemplated Business (including the offering, marketing, sale, distribution, importation and exportation of Contemplated Company Products), in the current stage, in each such case of such conduct, as of the date hereof or with regards to the Charging Business as currently contemplated as of the date hereof to be conducted by the Company; in each case, free and clear of any Encumbrances other than Permitted Encumbrances. Assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of Section 3.6, all material Company IP and material Business Data will be available immediately after the Closing for use and enjoyment by the Company and its Subsidiaries on terms substantially similar to those under which the Company and its Subsidiaries owned or used such Company IP and Business Data immediately prior to Closing.
(c)   Each Person (including any current or former employee, contractor or consultant of the Company or any of its Subsidiaries) who is or has been involved in the authorship, discovery, development, conception, or reduction to practice of any Intellectual Property owned or purported to be owned for, on behalf of, or under the direction or supervision of, the Company or its Subsidiaries or primarily related to the Business or Contemplated Business (including in connection with any Company Product or Contemplated Company Product) (each an “IP Contributor”) has signed a valid and enforceable Contract containing (or has obligations by operation of Law providing): (i) an irrevocable present assignment to the Company or the applicable Subsidiary of all such Intellectual Property authored, discovered, developed, conceived, or reduced to practice by such IP Contributor; and (ii) customary confidentiality provisions protecting such Intellectual Property. To the Knowledge of the Company, no such IP Contributor has been in the past three (3) years or is in breach of any such agreement in any material respect. No funding, facilities, personnel or resources of any government, international organization, university, college, other educational or research institution were used in the development of the Company Products or Contemplated Company Products or material Owned IP such that such government, international organization, university, college, other educational or research institution has, contingent or otherwise, any license, ownership or other rights in any such Company Product or Contemplated Company Product or material Owned IP in any material respect.
(d)   Except as disclosed in Section 3.15(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor the operation of the Business violates, infringes or misappropriates, or in the three (3) years prior to the date hereof, has violated, infringed or misappropriated, any Intellectual Property of any Person in any material respect, nor has the Company or any of its Subsidiaries received in the three (3) years prior to the date hereof any written notice alleging any of the foregoing. During the three (3) years prior to the date hereof, (i) to the Knowledge of the Company, no Person has violated, infringed or misappropriated any Owned IP in any material respect and (ii) neither the Company nor any of its Subsidiaries has given any written notice to any other Person alleging any of the foregoing. No Company Product, Contemplated Company Product, Owned IP, or, to the Knowledge of the Company,

any other Company IP (in the case of such other Company IP, in connection with the Business) is subject to any Action or outstanding order or settlement agreement or stipulation that materially restricts the ownership, use, provision, enforcement, transfer, assignment, licensing or sublicensing thereof by the Company or any of its Subsidiaries or materially impairs the validity, scope, or enforceability thereof.
(e)   To the Knowledge of the Company, neither the Company Products nor any IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) materially damaging or destroying any material data or file without the user’s consent. To the Knowledge of the Company, none of the material Company Products contain any bug, defect, or error in such a manner that would materially and adversely affect the functionality of such Company Products. The Company and its Subsidiaries have taken commercially reasonable steps to prevent the introduction into any Company Product or IT System any of the foregoing.
(f)   In connection with the Personal Data, the Company and its Subsidiaries are in compliance, and for the three (3) years prior to the date hereof, have complied with in all material respects: all (i) applicable Laws then effective, (ii) the Group’s published external or internal data privacy and data security policies and procedures, and consents obtained by or on behalf of the Company or any of its Subsidiaries, (iii) applicable and generally observed self-regulatory standards and enforceable industry standards, and (iv) obligations under Contracts made by the Company or any of its Subsidiaries, relating to privacy, data security, data protection, or the use, collection, retention, storage, security, disclosure, transfer, disposal, or other Processing or dealing, in whole or in part, of any Personal Data (the foregoing clauses (i) through (iv), collectively, the “Data Protection Obligations”). The Company and its Subsidiaries have contractually obligated all Persons Processing material Business Data on behalf of the Company or any of its Subsidiaries to comply with applicable Data Protection Obligations, in each case if required by applicable Data Protection Obligations.
(g)   The Company and its Subsidiaries have implemented and maintained commercially reasonable and appropriate policies and technical, physical, administrative and organizational security measures and information security programs designed to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data, Business Data and the IT Systems, including commercially reasonable business continuity and disaster recovery plans. The Company and its Subsidiaries have taken other reasonable steps consistent with industry practices of companies offering similar products or services to safeguard material Trade Secrets, Personal Data, Business Data and IT Systems and as reasonably appropriate for the risk. Except as set forth in Section 3.15(g) of the Company Disclosure Letter, there have been no Security Incidents or breach of security or unauthorized access by third parties relating to (i) to the Knowledge of the Company, the IT Systems, Business Data or confidential information in any material respect, or (iii) any Personal Data collected, held, or otherwise managed or Processed by or on behalf of the Company or any of its Subsidiaries in any material respect.
(h)   The Company and its Subsidiaries have taken commercially reasonable steps, consistent with industry practices of companies offering similar products or services, to (a) protect, maintain, and enforce the Owned IP material to the conduct of the Business and Contemplated Business, and (b) protect the confidentiality of (i) material Trade Secrets of the Company and its Subsidiaries or of any third party to whom the Company or any of its Subsidiaries owe a contractual obligation of confidentiality and (ii) Business Data. The Company or its Subsidiaries have entered into written valid and enforceable confidentiality agreements containing reasonable and customary confidentiality obligations (or pursuant to similar obligations by operation of Law) with each Person provided with access to any such Trade Secrets or Business Data, and to the Knowledge of the Company, no such Person has materially breached any such agreements or obligations. The Company IP, Business Data and IT Systems owned or used (or held for use) by the Company and its Subsidiaries are sufficient in all material respects for conduct of the Business as presently conducted and as conducted during the three (3) years prior to the date of this Agreement. During the three (3) years prior to the date of this Agreement, there has been no material failure or other material substandard performance of any IT System, in each case, which has caused a material disruption to the IT Systems or the Business and has not been reasonably remedied.

(i)   The Company and its Subsidiaries have valid and enforceable rights to use and exploit the IT Systems as currently used and exploited in connection with the Business. The IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations as necessary for the conduct of the Business in all material respects and include a sufficient number of licenses (whether licensed by seats or otherwise) for all Software as necessary for the conduct of the Business.
(j)   No material source code included in Owned IP (including any such source code contained in the Company Products) (collectively, the “Company Source Code”), has been delivered, licensed, or made available to any escrow agent or other Person (other than an employee or contractor of the Company or any of its Subsidiaries and subject to reasonable and customary confidentiality obligations under written valid and enforceable agreements or similar obligations by operation of Law), nor does the Company or any of its Subsidiaries have any duty or obligation (whether present, contingent, or otherwise) to do so. No event has occurred, and no circumstance or condition exists including the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement or the consummation of any of the Transactions contemplated by this Agreement that, with or without notice or lapse of time, will result in the delivery, license, or disclosure of any Company Source Code to any Person (other than an employee or contractor of the Company or any of its Subsidiaries and subject to reasonable and customary confidentiality obligations under written valid and enforceable agreements or similar obligations by operation of Law). The Company and its Subsidiaries possess all Company Source Code and other documentation and materials necessary to compile and operate the Company Products.
(k)   Neither the Company nor any of its Subsidiaries has used during the three (3) years prior to the date of this Agreement or is currently using any Open Source Software in any manner that, with respect to any of the Company Products, Company Source Code, or other Company IP (other than the Open Source Software itself) in each case in any material respect: (i) requires its disclosure or distribution in source code form, (ii) requires the licensing thereof for the purpose of making derivative works, (iii) imposes any material restriction on the consideration to be charged for the distribution or licensing thereof, (iv) creates, or purports to create, material obligations for Company or any of its Subsidiaries with respect to any Company IP, or grants, or purports to grant, to any Person, any material rights or immunities under any Company IP or (v) imposes any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries with respect to its use, licensing or distribution of any Company IP in connection with the Business. The Company and its Subsidiaries are, and have been during the three (3) years prior to the date of this Agreement, in compliance with all applicable Open Source Software licenses in all material respects.
(l)   During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has: (i) received any written notice of any Action relating to or alleged material violations of any Data Protection Obligations; (ii) received any written complaints, correspondence or other communications from or on behalf of an individual or any other Person claiming a right to compensation under any applicable Data Protection Obligations, or alleging any material breach of any applicable Data Protection Obligations; or (iii) been subject to any data protection enforcement Action (including any investigation, fine or other sanction) from any Governmental Authority with respect to Personal Data under the custody or control of the Company or any of its Subsidiaries. Assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of Section 3.6, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents referred to in this Agreement nor the consummation of any of the Transactions contemplated by this Agreement will result in any material Liabilities in connection with any Data Protection Obligations.
Section 3.16.   Labor and Employee Matters.
(a)   Section 3.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Benefit Plan.

(b)   Except as disclosed in Section 3.16(c) of the Company Disclosure Letter and except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and for the three (3) years prior to the date hereof has been, in compliance with all applicable Law related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund (including compulsory housing fund), social security organization and collective bargaining, trade union, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, statutory labor or employment reporting and filing obligations and contracting arrangements; (ii) there is no pending or, to the Knowledge of the Company, threatened in writing Action relating to the violation of any applicable Law by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers, individual consultants, or individual contractors with any Governmental Authority or the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications.
(c)   Except as disclosed in Section 3.16(c) of the Company Disclosure Letter or as would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans (A) has been operated and administered in accordance with its terms, (B) is in compliance with all applicable Law, and, all contributions to each Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would, or would reasonably be expected to, result in any material Liability to any of the Company and any of its Subsidiaries under any Benefit Plan; (ii) there are no pending or, to the Knowledge of the Company, threatened in writing Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in all material respects in compliance with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Law and Contracts.
(d)   Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) will or will reasonably be expected to (i) result in any payment or benefit becoming due to any Company employees or any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or any of its Subsidiaries; (ii) increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of any such benefits; (iv) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
(e)   Neither the Company nor any of its Subsidiaries or any ERISA Affiliate thereof has any Liability with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

(f)   Except as would not have a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union; (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union; (iii) to the Knowledge of the Company, there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries; and (iv) there are no labor disputes (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of the Original Merger Agreement or the consummation of the transactions contemplated thereby.
Section 3.17.   Brokers.   Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.
Section 3.18.   Environmental Matters.   (a) The Group Companies are, and, in the three (3) years prior to the date hereof, have been, in compliance in all material respects with all Environmental Laws, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Company Material Adverse Effect; and (b) in the three (3) years prior to the date hereof, to the Knowledge of the Company, no Group Company has received any notice, report, Governmental Order or other information regarding any actual or alleged material violation by any Group Company of, or material liabilities of the Group under, Environmental Laws.
Section 3.19.   Insurance.   Section 3.19 of the Company Disclosure Letter sets forth each insurance policy (excluding, for the avoidance of doubt, the social insurance and other statutory insurance mandated by Law) of the Group Companies. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate; and (b) all such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (i) no material claims have been made which remain outstanding and unpaid under such insurance policies, and (ii) no circumstances exist that would reasonably be expected to give rise to a material claim under such insurance policies.
Section 3.20.   Company Related Parties.   Except as set forth in Section 3.20 of the Company Disclosure Letter, the Company has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.
Section 3.21.   Proxy/Registration Statement.   The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.
Section 3.22.   Company Product.
(a)   During the three (3) years preceding the date of this Agreement, there have been no claims made, or to the Knowledge of the Company, threatened in writing against the any Group Company by a customer or any other person alleging that (i) any Company Product (A) did not comply with any express or implied warranty regarding such Company Product, or (B) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) any Group Company or any of their licensees, distributors or agents breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transportation of any such Company Product.
(b)   During the three (3) years preceding the date of this Agreement, there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Company Product or any similar actions, investigations, written notices or written threats of recalls by any Governmental Entity with respect to any Company Product.
Section 3.23.   No Additional Representation or Warranties.   Except as set forth in Article IV, the Company acknowledges and agrees that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever to the Company pursuant to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); or (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company and the Merger Subs as follows, (i) in respect of the entirety of this Article IV (other than Section 4.1, Section 4.4 and Section 4.5), as of January 31, 2023, and (ii) solely in respect of Section 4.1, Section 4.4 and Section 4.5, as of October 11, 2023 (in each case of clauses (i) and (ii), except for any such representation and warranty (or part thereof) that expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time):
Section 4.1.   Organization, Good Standing, Corporate Power and Qualification.   SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of the Original Merger Agreement, a true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term or provision of the SPAC Charter in any material respect.
Section 4.2.   Capitalization and Voting Rights.
(a)   Capitalization of SPAC.   As of the date of this Agreement, the authorized share capital of SPAC consists of $22,200 divided into (i) 200,000,000 SPAC Class A Ordinary Shares, of which 28,650,874 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 7,162,718 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 2,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.
(b)   As of the date of this Agreement, 28,650,874 SPAC Units are issued and outstanding (in respect of which 28,650,874 SPAC Class A Ordinary Shares and up to 9,550,291 SPAC Warrants would be issued if these SPAC Units were separated on the date hereof pursuant to Section 2.3(a)). There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.
(c)   As of the date of this Agreement, 15,037,075 SPAC Warrants are issued and outstanding. The SPAC Warrants are exercisable for 15,037,075 SPAC Class A Ordinary Shares. The SPAC Warrants are not exercisable until the later of (x) thirty (30) days after the closing of a Business Combination and (y) twelve (12) months from the closing of the IPO. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter or this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Shares.
(d)   Except as set forth in this Section 4.2 or Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.
Section 4.3.   Corporate Structure; Subsidiaries.   SPAC has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.
Section 4.4.   Authorization.
(a)   Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction

Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:
(i)   The approval and authorization of the First Merger and the First Plan of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law; and
(ii)   The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law.
(c)   The SPAC Shareholders’ Approval are the only votes of any SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the Transactions.
(d)   On or prior to the date of the Original Merger Agreement, the SPAC Board has duly adopted resolutions (i) determining that the Original Merger Agreement and the other Transaction Documents to which SPAC is a party contemplated thereby and the Transactions are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of the Original Merger Agreement and the other Transaction Documents to which SPAC is a party contemplated thereby and the Transactions, (iii) making the SPAC Board Recommendation, (iv) directing that the Original Merger Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of the Original Merger Agreement, and (v) authorizing each director or officer of SPAC to negotiate, execute and deliver, to the extent permitted by applicable Law, such amendments to (or waivers or consents under) the Original Merger Agreement and the other Transaction Documents, for and on behalf of and in the name of SPAC, as such director or officer of SPAC shall determine to be in the best interests of SPAC, with such determination to be conclusively evidenced by such director or officer’s execution thereof.
Section 4.5.   Consents; No Conflicts.   Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and the publication of notification of the Mergers in the Cayman Islands Government Gazette pursuant to the Cayman Act and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be likely to have, a material effect on the ability of SPAC to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any

Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.
Section 4.6.   Tax Matters.
(a)   All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.
(b)   No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.
(c)   No material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction and SPAC does not otherwise have Knowledge of any such claim.
(d)
There are no liens for material Taxes (other than such liens that are Permitted Encumbrances) upon the assets of SPAC.

(e)
Except as contemplated by this Agreement, the Transaction Documents, or the Transactions, SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(f)
SPAC is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g)
SPAC is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes

(h)
SPAC is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and to the Knowledge of SPAC the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

Section 4.7.   Financial Statements.
(a)   The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X under the Securities Act).
(b)   SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations,

(x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)   SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after January 5, 2021 in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) any SPAC Transaction Expenses (disregarding any limitation of amounts set forth in the definition of “SPAC Transaction Expenses”).
(d)   Neither SPAC, nor, to the Knowledge of SPAC, an independent auditor of SPAC, has identified or been made aware in writing of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) to the Knowledge of SPAC, any allegation, assertion or claim regarding any of the foregoing.
Section 4.8.   Absence of Changes.   Since January 5, 2021, (a) to the date of this Agreement, SPAC has operated its business in the Ordinary Course, and (b) there has not been any SPAC Material Adverse Effect.
Section 4.9.   Actions.   (a) There is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.
Section 4.10.   Brokers.   Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.
Section 4.11.   Proxy/Registration Statement.   The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries or their respective Representatives.
Section 4.12.   SEC Filings.   SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. Except as set forth in Section 4.12 of the SPAC Disclosure Letter, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.13.   Trust Account.   As of the date of this Agreement, SPAC has at least 288,240,632 in the Trust Account (including an aggregate of approximately $10,027,806 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 10, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the First Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the First Effective Time) pursuant to the SPAC Charter and the underwriters of SPAC’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.
Section 4.14.   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.
Section 4.15.   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated or by which SPAC is bound by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.
(b)   Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
Section 4.16.   Nasdaq Quotation.   SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “LCAA,” “LCAAW” and “LCAAU,” respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC

Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.
Section 4.17.   SPAC Related Parties.   Except as set forth in Section 4.17 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with SPAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement.
Section 4.18.   No Additional Representations and Warranties.   Except as set forth in Article III, SPAC acknowledges and agrees that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever to the Company pursuant to this Agreement.
ARTICLE V
COVENANTS OF THE COMPANY
Section 5.1.   Conduct of Business.   Except (i) as contemplated or permitted by the Transaction Documents or the Original Merger Agreement (including as contemplated by the Capital Restructuring, any Pre-Closing Financing and any PIPE Financing), (ii) as required by applicable Law (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and regardless of whether such consent was granted pursuant to the Original Merger Agreement or this Agreement), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in all material respects in the Ordinary Course, (2) shall use commercially reasonable efforts to preserve the Group’s business and operational relationships in all material respects with the suppliers, customers and others having business relationships with the Group that are material to the Group taken as a whole, in each case where commercially reasonable to do so, and (3) shall not, and shall cause its Subsidiaries not to:
(a)   (i) amend its memorandum and articles of association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) liquidate, dissolve, reorganize or otherwise wind up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);
(b)   incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness for borrowed money, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, except for any guarantee provided by any Group Company in connection with any investments to be made by certain Governmental Authorities pursuant to the agreements disclosed in Section 5.1(b) of the Company Disclosure Letter;
(c)   transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A) the grant of awards in accordance with the terms of the ESOP, (B) the issuance of Company Shares upon the exercise of Company Options in accordance with the terms of the ESOP, (C) the issuance of Equity Securities of the Company or its Subsidiaries in connection with any investments to be made by certain Governmental Authorities pursuant to the agreements disclosed in Section 5.1(b) of the Company Disclosure Letter, or (D) the issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly-owned Subsidiary of the Company or (y) on a pro rata basis to all shareholders of such Subsidiary;
(d)   sell, lease, sublease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, or (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $2,000,000 individually and $5,000,000 in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;
(e)   sell, assign, transfer, license, sublicense, grant other rights (including covenant not to sue) under, abandon, permit to lapse, or otherwise dispose of, or subject to any Encumbrance, any material Company IP or Business Data (other than non-exclusive licenses granted by Group Companies in the Ordinary Course);
(f)   disclose any material Trade Secrets or Personal Data to any Person (other than in the Ordinary Course in circumstances in which it has imposed reasonable and customary confidentiality restrictions);
(g)   make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $35,000,000 individually and $70,000,000 in the aggregate;
(h)   settle any Action by any Governmental Authority, or any other third-party material to the business of the Company and its Subsidiaries taken as a whole, in excess of $1,000,000 individually and $5,000,000 in the aggregate;
(i)   (i) subdivide, split, consolidate, combine or reclassify its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 5.1(i) of the Company Disclosure Letter, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;
(j)   authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, except in the Ordinary Course or other than any capital expenditures or obligations or liabilities in an amount not to exceed $10,000,000 in the aggregate;
(k)   enter into any Material Contract, or amend any such Material Contract in any material respect, or extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract, in each case in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, except in the Ordinary Course; provided, however, that to the extent that another sub-section of this Section 5.1 would permit the entry into of a Material Contract in a higher dollar threshold than in the definition of “Material Contract,” then this Section 5.1(k) shall not prevent the entry into of such Material Contract in such higher dollar threshold;
(l)   except as required under the terms of any Benefit Plan as in effect on the date of this Agreement or as otherwise required by Law, (w) increase the compensation or benefits payable or provided, or to become payable or provided to, any employees, directors, officers or other individual service providers of the Company or any Subsidiary, whose total annual compensation opportunity exceeds $1,000,000, except for immaterial increases in base salary (and any corresponding annual target bonus that is determined based on the employee’s base salary rate) in the Ordinary Course, (x) grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any employees, directors, officers, or consultants of the Company or any Subsidiary, except for any annual bonus granted in the Ordinary Course or the grant of awards in accordance with the terms of the ESOP, (y) accelerate the time of payment, vesting or funding of any compensation or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any current or former employees, directors, officers or other individual service providers of the Company or any Subsidiary, or (z) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any Subsidiary whose annual base compensation exceeds $1,000,000;

(m) except as required under the terms of any Benefit Plan as in effect on the date of this Agreement or as otherwise required by Law, materially amend, materially modify, or terminate any Benefit Plan or, adopt, enter into or establish a new Benefit Plan (or any plan, policy program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement);
(n)   waive or release any noncompetition or non-solicitation obligation of any current or former employees, directors, officers or other individual service providers of the Company or any Subsidiary;
(o)   voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole;
(p)   make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;
(q)   except in the Ordinary Course, (i) make, change or revoke any material Tax election; (ii) change or revoke any material accounting method with respect to Taxes; or (iii) enter into any material closing agreement or other binding written agreement with any Governmental Authority with respect to any material Tax;
(r)   except as contemplated by this Agreement, the Original Merger Agreement or the Transaction Documents, or the Transactions, take any action (or knowingly fail to take any action) where such action or inaction would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or
(s)   enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (r)).
For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 5.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 5.1.
Section 5.2.   Access to Information.   Upon reasonable prior notice and subject to applicable Law or appropriate COVID-19 Measures, during the Interim Period, the Company shall, and shall cause each of its wholly-owned Subsidiaries and each of its and its wholly-owned Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its Representatives, following reasonable notice from SPAC in accordance with this Section 5.2, in such manner as to not interfere with the normal business operation of the Company and its Subsidiaries, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of each of it and its wholly-owned Subsidiaries, and financial and operating data, and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company and its Subsidiaries, in each case, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) result in the loss of the protection of any attorney-client work product or other applicable privilege (provided that the Company shall use commercially reasonable efforts to provide any information described in the foregoing clauses (b) and (c) in a manner that would not be so prohibited by Law or would not jeopardize privilege), or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement or the Original Merger Agreement will be subject to the provisions of the NDA.
Section 5.3.   Company Listing.   The Company will use its commercially reasonable efforts to cause: (a) the Company’s initial listing application with the Stock Exchange in connection with the Transactions to be approved, (b) immediately following the Closing, the Company to satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and (c) the Company ADSs and the Company Warrants to be issued in connection with the Transactions to be approved for listing on the Stock Exchange, subject to official notice of issuance.

Section 5.4.   Acquisition Proposals and Alternative Transactions.   During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with any public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
Section 5.5.   D&O Indemnification and Insurance.
(a)   From and after the Closing, the Company and Surviving Entity 2 shall jointly and severally indemnify and hold harmless each present and former director and officer, as the case may be, of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (each, a “SPAC D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such SPAC D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company and Surviving Entity 2 shall, (i) for a period of not less than six years from the Closing, maintain in effect provisions in their Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than such provisions in SPAC’s Organizational Documents as in effect as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   For a period of six years from the Closing, the Company shall, at its cost and expense, maintain in effect directors’ and officers’ liability insurance (a “SPAC D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the SPAC D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage; provided that the aggregate cost of the SPAC D&O Insurance shall not be in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2021; provided, however, that (i) SPAC may, at the Company’s cost and expense, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, SPAC shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.5 shall be continued in respect of such claim until the final disposition thereof.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 5.5 shall survive the Closing and shall be binding, jointly and severally, on the Company and Surviving Entity 2 and all of their respective successors and assigns. In the event that the Company and Surviving Entity 2 or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the

Company and Surviving Entity 2 shall ensure that proper provision shall be made so that the successors and assigns of the Company and Surviving Entity 2, as the case may be, shall succeed to the obligations set forth in this Section 5.5.
(d)   The provisions of Section 5.5(a) through (c) (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a SPAC D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iii) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party.
Section 5.6.   Post-Closing Board of Directors of the Company.   Subject to the terms of the A&R Company Charter, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the board of directors of the Company (i) shall include one director designated by SPAC pursuant to a written notice to be delivered to the Company sufficiently in advance of the date on which the Proxy/Registration Statement is declared effective under the Securities Act, subject to such Person being reasonably acceptable to the Company and passing customary background checks (all such directors of the Company following the Closing, the “Company Directors”) and (ii) shall have reconstituted its applicable committees to consist of the directors designated by the Company prior to the Closing Date; provided, however, that any such directors designated by the Company in accordance with clause (ii) of this sentence as members of the audit committee shall qualify as “independent” under the listing rules of the Stock Exchange.
Section 5.7.   Notice of Developments.   During the Interim Period, the Company shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be) (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 5.7 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article VIII have been satisfied or give rise to any right of termination set forth in Article IX.
Section 5.8.   Financials.   As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal year then ended together with the auditor’s reports thereon and (ii) any other audited and unaudited consolidated balance sheets of the Company and its Subsidiaries and the related audited or unaudited consolidated statements of income and profit and loss, and cash flows that are required to be included in the Proxy/Registration Statement (in each case to the extent not already delivered by the Company to SPAC prior to the date hereof) (collectively, the “Additional Financial Statements”). The Company and SPAC shall each use its reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith. Upon delivery of the Additional

Financial Statements, the representations and warranties set forth in Section 3.9(c) shall be deemed to apply to the Additional Financial Statements in the same manner as the Company Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.9(c) as of the date of this Agreement.
Section 5.9.   No Trading.   The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.
Section 5.10.   Distribution Agreement and Put Option Agreements.
(a)   Prior to the Closing, the Company agrees to use its reasonable best efforts to procure the parties to the Distribution Agreement to take such actions as may be necessary for the performance of such parties’ respective obligations thereunder.
(b)   Prior to the Closing, the Company shall procure that the parties to the Distribution Agreement and each of the Put Option Agreements not to amend or modify, or waive (in whole or in part) of any provision or remedy under, or make any replacements of, the Distribution Agreement or the Put Option Agreements, in each case, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.11.   Additional Pre-Closing Actions.   During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to undertake the actions set forth on Section 5.11 of the Company Disclosure Letter
Section 5.12.   Additional Agreements.
(a)   Prior to the Closing, the Company shall (i) deliver, or cause to be delivered to SPAC lock-up agreements substantially in the form attached hereto as Exhibit J (the “Lock-Up Agreement”) executed by each Company Shareholder listed on Section 5.12(a) of the Company Disclosure Letter, and (ii) use its commercially reasonable efforts to deliver, or cause to be delivered, to SPAC Lock-Up Agreements executed by each Company Shareholder (prior to giving effect to any PIPE Financing) who is not a party to the Company Support Agreement and who is not listed on Section 5.12(a) of the Company Disclosure Letter, each of which shall be effective as of the Closing. The Company shall not, without the prior written consent of SPAC, permit any amendment or modification to, or any waiver (in whole or in part) of any provision under, any of the Lock-Up Agreements (or in the case of any amendment or modification, the form of the Lock-Up Agreement).
(b)   The Company shall (i) require, as a condition to any Pre-Closing Financing Investor receiving any Equity Securities of the Company (other than any convertible notes of the Company) in connection with the Pre-Closing Financing, that such Pre-Closing Financing Investor enter into a Lock-Up Agreement, prior to such Person receiving any Equity Security from the Company; provided that a Pre-Closing Financing Investor shall not be required to enter into any Lock-Up Agreement to the extent such Pre-Closing Financing Investor is only issued convertible notes of the Company in connection with any Pre-Closing Financing, and any Company Ordinary Shares that are issued to such Pre-Closing Financing Investor upon conversion of such convertible notes of the Company issued to such Pre-Closing Financing Investor in connection with any Pre-Closing Financing shall not be subject to any lock-up restrictions, and (ii) procure some or all of the Pre-Closing Financing Investors to enter into a Shareholder Support Agreement, substantially in the form of the Company Support Agreement, in the event that the Company Shareholders who are parties to the Company Support Agreement collectively hold less than two-thirds (2/3) of the issued and outstanding Company Shares after taking account of the Pre-Closing Financing.
ARTICLE VI
COVENANTS OF SPAC
Section 6.1.   Conduct of Business.   Except (i) as contemplated or permitted by the Transaction Documents or the Original Merger Agreement (including as contemplated by any PIPE Financing), (ii) as required by applicable Law (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, (iii) as set forth on Section 6.1 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed and regardless of whether such consent was granted pursuant to the Original Merger Agreement or this Agreement), during the Interim Period, SPAC (1) shall operate its business in the Ordinary Course and (2) shall not:
(a)   (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents, except as expressly contemplated by the Transaction Proposals;
(b)   (i) subdivide, consolidate, reclassify or amend any terms of its Equity Securities, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter, or (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital;
(c)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;
(d)   except in the Ordinary Course, (i) make, change or revoke any material Tax election; (ii) change or revoke any material accounting method with respect to Taxes; or (iii) enter into any material closing agreement or other binding written agreement with any Governmental Authority with respect to any material Tax;
(e)   except as contemplated by this Agreement, the Original Merger Agreement, the Transaction Documents, or the Transactions, take any action (or knowingly fail to take any action) where such action or inaction would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(f)   enter into, renew or amend in any material respect, any transaction or material Contract of SPAC, except for material Contracts entered into in the Ordinary Course; provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving any SPAC Related Party, except as expressly provided in the Transaction Documents (other than Working Capital Loans that the SPAC may obtain in the Ordinary Course);
(g)   incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount, as applicable, exceeding $500,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly set out in the SPAC Disclosure Letter, and (ii) Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans in an aggregate amount not exceeding $1,500,000 (provided that any Working Capital Loans obtained by SPAC in connection with the Extension Proposal or in connection with obtaining the SPAC Shareholder Extension Approval shall not be taken into account in determining whether such $1,500,000 threshold has been met));
(h)   make any change in its accounting principles or methods unless required by GAAP or applicable Laws;
(i)   (i) issue any Equity Securities, other than (A) the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter, or (B) the issuance of SPAC Warrants pursuant to any Working Capital Loans, or (ii) grant any options, warrants or other equity-based awards;
(j)   settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(k)   form any Subsidiary;
(l)   liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or
(m)   enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 6.1.
For the avoidance of doubt, if any action taken or refrained from being taken by SPAC is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.
Section 6.2.   Access to Information.   Upon reasonable prior notice and subject to applicable Law and appropriate COVID-19 Measures, during the Interim Period, SPAC shall, and shall cause each of its officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford the Company and its Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, in such manner as to not interfere with the normal operation of SPAC, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of it, and financial and operating data, and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, SPAC shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of SPAC, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) result in the loss of the protection of the protection of any attorney-client work product or other applicable privilege (provided that SPAC shall use commercially reasonable efforts to provide any information described in the foregoing clauses (b) and (c) in a manner that would not be so prohibited by Law or would not jeopardize privilege), or (d) result in the disclosure of any sensitive or personal information that would expose SPAC to the risk of Liabilities. All information and materials provided pursuant to this Agreement or the Original Merger Agreement will be subject to the provisions of the NDA.
Section 6.3.   Acquisition Proposals and Alternative Transactions.   During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
Section 6.4.   Nasdaq Listing.   From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq.
Section 6.5.   SPAC Public Filings.   From the date of this Agreement through the Closing, SPAC will accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 6.6.   Section 16 Matters.   Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.7.   SPAC Extension.   Prior to February 15, 2023, SPAC shall (a) use its reasonable best efforts to cause the SPAC Board as promptly as practicable following the date of this Agreement to approve such amendment to the SPAC Charter to provide that (x) the date by which SPAC must consummate a Business

Combination in accordance with the SPAC Charter is extended from March 15, 2023 to June 15, 2023 (such date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, as amended, and as may be extended in accordance with the provisions of this Section 6.7, the “Business Combination Deadline”), and (y) the SPAC Board may, in its discretion and without any action on the part of the SPAC Shareholders, if requested by Sponsor, extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after the extension described in the foregoing clause (x), upon five (5) days prior written notice from Sponsor prior to the applicable Business Combination Deadline, until March 15, 2024, unless the Transactions shall have been consummated (such proposal, the “Extension Proposal”) and resolve to recommend that the SPAC Shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of the Company, (y) a statement that the Original Merger Agreement and other Transaction Documents have been entered into, and (z) additional economic incentives for SPAC Shareholders that approve the Extension Proposal. SPAC shall (i) comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Charter and the Original Merger Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of SPAC Shareholders to consider, vote on and approve the Extension Proposal (the “SPAC Shareholder Extension Approval”), exercise of the SPAC Shareholder Redemption Right related thereto and making any necessary filings with the Cayman Registrar, and (ii) respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. SPAC or Sponsor shall be responsible for funding any Extension Expenses prior to the Closing Date. Section 7.2(b) shall apply mutatis mutandis to the Extension Proxy Statement, the Extension Recommendation and the SPAC Shareholder Extension Approval, including with respect to the actions to be taken by the SPAC Board in connection therewith.
ARTICLE VII
JOINT COVENANTS
Section 7.1.   Regulatory Approvals; Other Filings.
(a)   Each of the Parties shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Parties shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.
(b)   With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Parties shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, no Party may enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Parties agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client work product or other applicable privilege. The Company and SPAC shall jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any Governmental Authority concerning the Transactions.
(c)   Subject to Section 10.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay fifty percent (50%) of the fees, costs and expenses incurred in connection with any filing, submission or application for the Governmental Order applicable to the Transactions.
Section 7.2.   Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Approval.
(a)   Proxy/Registration Statement.
(i)   As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall jointly prepare, and the Company shall file with the SEC, a registration statement on Form F- 4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the Transaction Proposals and (y) the registration under the Securities Act of the Company ADSs representing the ADS Merger Consideration (and the Company Ordinary Shares represented thereby), the Company Warrants and the Company Ordinary Shares issuable upon exercise of the Company Warrants in the form of Company ADSs. Each of the Company and SPAC shall use their respective reasonable best efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company ADSs and Company Warrants pursuant to this Agreement. Each of the Company and SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information respectively, concerning SPAC and the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall (and shall use commercially reasonable efforts to do so within five (5) Business Days of such finalization and effectiveness) mail the Proxy/Registration Statement to the SPAC Shareholders. Each of the Company and SPAC shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Company, SPAC, or their respective Affiliates to any Governmental Authority (including the Stock Exchange) in connection with the Transactions (collectively, the “Transaction Filings”). Subject to Section 10.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay fifty percent (50%) of the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Proxy/Registration Statement in connection with the Transactions.
(ii)   Any filing of, or amendment or supplement to, the Proxy/Registration Statement or the Transaction Filings will be mutually prepared and agreed upon by the Company and SPAC. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Company ADSs and Company Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or any Transaction Filings or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. The Company and SPAC shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement or any Transaction Filings and any amendment to the Proxy/Registration Statement or any Transaction Filings filed in response thereto.
(iii)   If, at any time prior to the First Effective Time, any event or circumstance relating to SPAC or the Company, or their respective officers or directors, should be discovered by SPAC or the Company which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that any of such documents would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party(ies). Thereafter, the Company and SPAC shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information to be promptly filed with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.
(b)   SPAC Shareholders’ Approval.
(i)   Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than forty-five (45) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of the Company

(which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 8.3(c) will not be satisfied at the Closing, or (5) to comply with applicable Law; provided, further, however, that without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than fifteen (15) consecutive days in connection with such adjournment or postponement.
(ii)   The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”).
(c)   Required Shareholders’ Approval.
(i)   Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) in accordance with the Company Charter and applicable Law to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Required Shareholders’ Approval (including the approval of any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Required Shareholders’ Approval) and approval of such other matters as may be mutually agreed by SPAC and the Company. The Company will use its reasonable best efforts to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, the Company Charter and the Shareholders Agreement. The Company (y) shall set the date of the Company Shareholders’ Meeting not more than thirty (30) days after the Proxy/Registration Statement is declared effective and (z) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Company may adjourn the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Required Shareholders’ Approval, or (3) to comply with applicable Law; provided, however, that for both prior clauses (1) and (2) in the aggregate the Company may adjourn on only one occasion and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than fifteen (15) consecutive days.
(ii)   The Company shall send meeting materials to the Company Shareholders which shall seek the Required Shareholders’ Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of granting the Required Shareholders’ Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.
Section 7.3.   Support of Transaction.   Without limiting any covenant contained in Article V or Article VI (a) the Company shall, and shall cause its Subsidiaries to, and (b) SPAC shall, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions, (ii) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.
Section 7.4.   Tax Matters.   The Parties intend that (i) the Mergers, taken together, are to constitute an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (ii) the SPAC Class B Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”) and the Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment and take all the actions described in Section 7.4 of the Company Disclosure Letter. The Parties agree and acknowledge that, for U.S. federal income tax purposes, it is intended that this Agreement constitutes, and is adopted as, a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Mergers and the SPAC Class B Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. Except as contemplated by this Agreement, the Transaction Documents, or the Transactions, each of the Parties shall not take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. Each of the Parties shall (and shall cause their respective Affiliates to) report the Mergers and the SPAC Class B Conversion consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Upon the request of either Party’s tax counsel, prior to Closing, each of the Company and SPAC shall use reasonable best efforts to deliver to such tax counsel customary representations letters as shall be reasonably necessary or appropriate to enable such tax counsel to render an opinion regarding the Intended Tax Treatment, provided, however, that a Party’s failure to execute and deliver such representation letter shall not cause such Party to fail to satisfy the condition in Sections 8.2(b) or 8.3(b) of this Agreement, as applicable.
Section 7.5.   Shareholder Litigation.   Each Party shall promptly advise the other Parties of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement or the Original Merger Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.6.   Pre-Closing Financing and PIPE Financing.
(a)   As promptly as reasonably practicable after the date hereof, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (i) with reasonable prior notice to SPAC, enter into such Contracts (the “Pre-Closing Financing Agreements”) with investors (the “Pre-Closing Financing Investors”), in a form and with terms reasonably acceptable to SPAC and the Company, pursuant to which the Pre-Closing Financing Investors commit to acquiring Equity Securities of the Company, with the form of such Equity Securities to be agreed by the Company and SPAC (the “Pre-Closing Financing”); and (ii) consummate any Pre-Closing Financing at such time as may be agreed upon between the Company and SPAC and in accordance with the terms and conditions of the Pre-Closing Financing Agreements. The Company shall not, without the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Pre-Closing Financing Agreements. The Company shall, and shall cause its financial advisors and legal counsel to, keep SPAC and SPAC’s financial advisors and legal counsel reasonably informed with respect to such Pre-Closing Financing.
(b)   SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (i) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from investors (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of Company Ordinary Shares at the Closing (the “PIPE Financing”), and (ii) to consummate the PIPE Financing substantially concurrently with the Closing. SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. The Parties agree that SPAC shall be an intended third party beneficiary of any Subscription Agreements to the extent SPAC is not a party thereto. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Financing.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS
Section 8.1.   Conditions to Obligations of Each Party.   The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:
(a)   The SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained and shall remain in full force and effect;
(b)   The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)   (i) the Company’s initial listing application with the Stock Exchange in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company ADSs representing the ADS Merger Consideration to be issued in connection with the Mergers shall have been conditionally approved for listing on the Stock Exchange, subject to official notice of issuance;
(d)   After deducting the SPAC Shareholder Redemption Amount, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and
(e)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.
(f)   The Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.
Section 8.2.   Additional Conditions to Obligations of SPAC.   The obligations of SPAC to consummate, or cause to be consummated, the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any one or more of which may be waived in writing by SPAC:
(a)   The representations and warranties contained in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), Section 3.5 (Authorization) and Section 3.10(b) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date. The representations and warranties contained in Section 3.2 (Subsidiaries), Section 3.4 (Capitalization of Subsidiaries) and Section 3.17 (Brokers) (disregarding any qualifications and exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any such qualifications and exceptions) shall be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 3.3(a) and Section 3.3(b) (Capitalization of the Company) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)   Each of the covenants of the Company to be performed as of or prior to the Closing Date shall have been performed in all material respects; and
(c)   (i) the Distribution Agreement and each of the Put Option Agreements shall continue to be in full force and effect, (ii) no Group Company that is a party thereto shall be in material breach thereof or shall have failed to perform its obligations thereunder in any material respect, and (iii) no party thereto shall have delivered written notice that it intends to terminate the Distribution Agreement.
Section 8.3.   Additional Conditions to Obligations of the Company, Merger Sub 1 and Merger Sub 2.   The obligations of the Company, Merger Sub 1 and Merger Sub 2 to consummate, or cause to be consummated, the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   The representations and warranties contained in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.4 (Authorization) and Section 4.8(b) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date. The representations and warranties contained in Section 4.3 (Corporate Structure; Subsidiaries) and Section 4.10 (Brokers) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 4.2 (Capitalization and Voting Rights) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). Each of the other representations and warranties of SPAC contained in this Agreement shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception) individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;
(b)   Each of the covenants of SPAC to be performed as of or prior to the Closing Date shall have been performed in all material respects; and
(c)   The Aggregate Cash Proceeds shall not be less than $100,000,000 prior to payment of any unpaid or contingent liabilities, deferred underwriting fees of SPAC, Company Transaction Expenses, or SPAC Transaction Expenses.
Section 8.4.   Frustration of Conditions.   None of SPAC, Merger Sub 1, Merger Sub 2 or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 7.3.
ARTICLE IX
TERMINATION/EFFECTIVENESS
Section 9.1.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the First Effective Time:
(a)   by mutual written consent of the Company and SPAC;
(b)   by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;
(c)   by written notice from the Company to SPAC if the SPAC Board or any committee thereof shall have made a SPAC Change in Recommendation;
(d)   by written notice from the Company to SPAC if SPAC fails to obtain the SPAC Shareholder Extension Approval upon vote taken thereon at a duly convened meeting of the SPAC Shareholders (or at a meeting of SPAC Shareholders following any adjournment or postponement thereof);
(e)   by written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’

Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;
(f)   by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(g)   by written notice from SPAC to the Company if the Required Shareholders’ Approval shall not have been obtained by reason of the failure to obtain (i) the required votes at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, or (ii) unanimous written resolutions of the Company Shareholders;
(h)   by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.3 would not be satisfied at the Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(i)   by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 15, 2024 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(i) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date; provided, further, that the Termination Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Termination Date.”
Section 9.2.   Effect of Termination.
(a)   In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of any Party for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Section 7.1(c), the last sentence of Section 7.2(a)(i), Article X and the NDA shall survive any termination of this Agreement.
(b)   In the event that this Agreement is terminated pursuant to Section 9.1 (other than a termination pursuant to Section 9.1(c) or Section 9.1(h)), then notwithstanding anything to the contrary herein, as soon as reasonably practicable following such a termination, SPAC shall deliver, or cause to be delivered, to the Company a written statement (the “SPAC Termination Statement”) setting forth the amount of the Extension Expenses, which shall include the wire transfer instructions thereof. During the ten (10)-day period following the Company’s receipt of the SPAC Termination Statement, SPAC shall consider in good faith any reasonable comments of the Company to the SPAC Termination Statement. If the Company and SPAC agree to make any modification to the SPAC Termination Statement, then such SPAC Termination Statement as so agreed by the Company and SPAC to be modified shall be deemed to be the SPAC Termination Statement for purposes of determining the amounts that the Company shall pay or cause to be paid pursuant to this Section 9.2(b). Within ten (10) days after receiving the SPAC Termination Statement, the Company shall pay, or cause to be paid, to SPAC or SPAC’s designee an amount in cash equal to (i) one hundred percent (100%) of the Extension Expense specified on the SPAC Termination Statement, as modified, in the event that (A) this Agreement is terminated pursuant to Section 9.1(f) or Section 9.1(g), or (B) (x) this Agreement is terminated pursuant to Section 9.1(a) or Section 9.1(i), and (y) at the time of such termination, the condition set forth in Section 8.3(c) is the only condition under Article VIII that would not be capable of being satisfied at the Closing, and the Company is not willing to unconditionally waive such condition; or (ii) fifty percent (50%) of the Extension Expense specified on the SPAC Termination Statement, as modified, in the event that this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(d), Section 9.1(e), or Section 9.1(i) (with respect to a termination pursuant to Section 9.1(a) or Section 9.1(i), other than under the circumstance specified in the foregoing clause (i)(B)).
ARTICLE X
MISCELLANEOUS
Section 10.1.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth in this Agreement, each of the Company, Merger Sub 1 and Merger Sub 2 acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on March 12, 2021 (File No. 333-253334), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company, Merger Sub 1 and Merger Sub 2 further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, each of the Company (on behalf of itself and its Affiliates, Representatives and equityholders), Merger Sub 1 and Merger Sub 2 hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s breach of any of its covenants or other agreements set forth in this Agreement. This Section 10.1 shall survive the termination of this Agreement for any reason.
Section 10.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 10.3.   Notices.   All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)   If to SPAC, to:
L Catterton Asia Acquisition Corp
8 Marina View, Asia Square Tower 1
#41-03, Singapore 018960
Attention: James Steinthal
Email: Jim.Steinthal@lcatterton.com
with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attn:
Jesse Sheley
Joseph Raymond Casey

E-mail:
jesse.sheley@kirkland.com
joseph.casey@kirkland.com

(b)
If to the Company, Merger Sub 1 or Merger Sub 2, to:

Lotus Technology Inc.
No. 800 Century Avenue
Pudong District
Shanghai 200120, People’s Republic of China
Attention: Alexious Lee, Chief Financial Officer
Email: Alexious.Lee@lotuscars.com.cn

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004, China
Email: peter.huang@skadden.com
Attention: Peter X. Huang
Section 10.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 10.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the SPAC D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5, and (ii) the Non-Recourse Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.17.
Section 10.6.   Expenses.   Except as set forth in Sections 7.1(c), Section 7.2(a)(i), Section 5.5(b) and Section 9.2(b), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing shall occur, the Company shall pay or cause to be paid, in accordance with Section 2.4(b) (iv), the SPAC Transaction Expenses and the Company Transaction Expenses.

Section 10.7.   Governing Law.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Company Board and the SPAC Board, the Mergers and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).
Section 10.8.   Consent to Jurisdiction.   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK (OR ANY APPELLATE COURTS THEREFROM) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY ANY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8.
Section 10.9.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
Section 10.10.   Disclosure Letters.   The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.
Section 10.11.   Entire Agreement.   This Agreement (together with the Disclosure Letters), the NDA and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-binding Letter of Intent between SPAC and the Company, dated as of October 27, 2022, and the Original Merger Agreement). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents. This Agreement supersedes the Original Merger Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Merger Agreement shall no longer have any force or effect; provided that, upon the effectiveness of this Agreement, (a) Exhibit E and Exhibit I to the Original Merger Agreement shall be amended and restated in their entirety in the form of the amended and restated exhibits attached hereto bearing the same alphabetical exhibit references, and (b) all other exhibits to the Original Merger Agreement shall continue to be effective in their existing form and any Contracts or other documents executed and delivered based on such exhibits shall continue in full force and effect as between the parties thereto. For the avoidance of doubt, each reference to the “Merger Agreement” in each of the exhibits, Contracts or other documents set forth in the foregoing clause (b) shall be a reference to this Agreement instead of the Original Merger Agreement.
Section 10.12.   Amendments.   This Agreement may be amended or modified in whole or in part prior to the First Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company and SPAC; provided, however, that after the Company Shareholders’ Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.
Section 10.13.   Publicity.
(a)   All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing, be subject to the prior mutual approval of the Company and SPAC; provided that no such party shall be required to obtain consent pursuant to this Section 10.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.13(a).
(b)   The restriction in Section 10.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
Section 10.14.   Confidentiality.   The existence and terms of this Agreement and any information provided by either party hereto in connection with this Agreement and the Transactions are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including the Stock Exchange), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.
Section 10.15.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
Section 10.16.   Enforcement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.
Section 10.17.   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC, Merger Sub 1 and Merger Sub 2 as named parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company, SPAC, Merger Sub 1 or Merger Sub 2 and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub 1 or Merger Sub 2 under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party,” and collectively, the “Non-Recourse Parties”).
Section 10.18.   Non-Survival of Representations, Warranties and Covenants.   Except as otherwise contemplated by Section 9.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article X.
Section 10.19.   Conflicts and Privilege.   The Company, on behalf of its successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing involving the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or Surviving Entity 2) (collectively, the “Sponsor Group”), any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Company or Surviving Entity 2, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, Surviving Entity 2 or the Sponsor. The Company, on behalf of its successors and assigns

(including, after the Closing, Surviving Entity 2), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the Sponsor Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Company or Surviving Entity 2. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and Surviving Entity 2.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.
COMPANY:
LOTUS TECHNOLOGY INC.
By:
/s/ FENG Qingfeng

Name:
FENG Qingfeng

Title:
Director

MERGER SUB 1:
LOTUS TEMP LIMITED
By:
/s/ LEE Kuen Long

Name:
LEE Kuen Long

Title:
Director

MERGER SUB 2:
LOTUS EV LIMITED
By:
/s/ LEE Kuen Long

Name:
LEE Kuen Long

Title:
Director

SPAC:
L CATTERTON ASIA ACQUISITION CORP
By:
/s/ Chinta Bhagat

Name:
Chinta Bhagat

Title:
Co-Chief Executive Officer and Chairman

[Signature Page to First Amended and Restated Agreement and Plan of Merger]

Annex B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
LOTUS TECHNOLOGY INC.
(adopted by a Special Resolution dated [•] and effective on [•])
1.
The name of the Company is Lotus Technology Inc.

2.
The Registered Office of the Company will be situated at the offices of [Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands], or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.
The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.
The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each consisting of (i) 4,500,000,000 Ordinary Shares of a par value of US$0.00001 each, and (ii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the Board of Directors may determine in accordance with the articles of association of the Company (as amended or substituted from time to time, the “Articles”). Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.
The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdictions.

9.
Capitalized terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
LOTUS TECHNOLOGY INC.
(adopted by a Special Resolution dated [•] and effective on [•])
TABLE A
The regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”
means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;
“Board” or “Board of Directors”	means the board of directors of the Company;
“Chairperson”	means the chairperson of the Board;
“Commission”	means the Securities and Exchange Commission of the United States or any other federal agency for the time being administering the Securities Act;
“Communication Facilities”
means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

“Companies Act”	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Company”	means Lotus Technology Inc., a Cayman Islands exempted company;
“Company’s Website”
means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to the Shareholders;

“Designated Stock Exchange”	means NASDAQ, NYSE or any other internationally recognized stock exchange on which any securities of the Company are listed for the time being;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the listing of any securities of the Company on the Designated Stock Exchange;
“Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a Board or as a committee thereof;
“electronic”	has the meaning given to it in the Electronic Transactions Act;
“electronic communication”
means electronic posting to the Company’s Website, electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“electronic record”	has the meaning given to it in the Electronic Transactions Act;
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Memorandum of Association”	means the Memorandum of Association of the Company, as amended or substituted from time to time;
“Ordinary Resolution”	means a resolution:

(a)
passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company held in accordance with these Articles; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of such Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”
means an ordinary share of a par value of US$0.00001 in the capital of the Company, and having the rights, preferences, privileges and restrictions provided for in the Memorandum of Association and these Articles;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;
“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;
“Present”
means in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

“Register”	means the Register of Members of the Company maintained in accordance with the Companies Act;
“Registered Office”	means the registered office of the Company as required by the Companies Act;
“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;
“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;
“Securities Act”
means the Securities Act of 1933 of the United States, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”
means a share in the share capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder”	means a Person who is registered as a holder of one or more Shares in the Register;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;
“signed”
means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)
passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of such Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and
“Virtual Meeting”
means any general meeting of the Shareholders (or any meeting of the holders of any class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairperson of the meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities.

2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)
reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States;

(e)
reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(h)
any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(i)
any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(j)
Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.
Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be conducted as the Directors see fit.

5.
The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES
8.
Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Shareholders, cause the Company to:

(a)
issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)
grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)
grant options with respect to Shares and issue warrants, convertible securities or similar instruments conferring the right upon the holders thereof to subscribe for, purchase or receive any Shares or securities in the capital of the Company on such terms as it may from time to time determine.

9.
The Directors or the Shareholders by Ordinary Resolution may authorize the division of Shares into any number of classes and the different classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 12, the Directors may issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Shareholders; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)
the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)
whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)
the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)
whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)
whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)
whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)
whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)
the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)
the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)
any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof,

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.
10.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS
12.
Whenever and for so long as the capital of the Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued Shares of that class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third (1/3) of the issued Shares of the relevant class (provided that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that class, every Shareholder of that class shall on a poll have one (1) vote for each Share of that class held by him. For the purposes of this Article the Directors may treat all classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes.

13.
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further

Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any class by the Company. The rights of the holders of Shares shall not be deemed to be materially and adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.
CERTIFICATES
14.
The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise. All share certificates (if any) shall specify the Share or Shares held by that Person, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Shareholder entitled thereto at the Shareholder’s registered address as appearing in the Register.

15.
Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

16.
Any two or more certificates representing Shares of any one class held by any Shareholder may at the Shareholder’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

17.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Shareholder upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

18.
In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES
19.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN
20.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

21.
The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

22.
For giving effect to any such sale the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

23.
The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES
24.
Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

25.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent (8%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

27.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.
The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

29.
The Directors may, if they think fit, receive from any Shareholder willing to advance all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Shareholder paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES
30.
If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

31.
The notice shall name a further day (not earlier than the expiration of fourteen calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

32.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

33.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

34.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

35.
A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

36.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

37.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES
38.
Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Shareholder may transfer all or any Shares by an instrument of transfer of any Share shall be in writing and in any usual or common form or in a form prescribed by the Designated Stock Exchange or in such other form as the Directors may, in their absolute discretion, approve. The instrument of transfer shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

39.	(a)	Subject to the rules of any Designated Stock Exchange and to any rights and restrictions for the time being attached to any Share, the Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange; or (ii) applicable law or regulation.
(b)
The Directors may also decline to register any transfer of any Share unless:

(i)
the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)
the instrument of transfer is in respect of only one class of Shares;

(iii)
the instrument of transfer is properly stamped, if required;

(iv)
in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)
a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

40.
The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty (30) calendar days in any calendar year.

41.
All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three (3) calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee, including the relevant reason for such refusal.

TRANSMISSION OF SHARES
42.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognized by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognized by the Company as having any title to the Share.

43.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

44.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS
45.
The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL
46.
The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

47.
The Company may by Ordinary Resolution:

(a)
increase its share capital by new Shares of such amount as it thinks expedient;

(b)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)
subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum of Association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

48.
The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
49.
Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)
issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Ordinary Resolution;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Shareholders by Ordinary Resolution, or are otherwise authorized by these Articles; and

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

50.
The redemption or purchase of any Share shall not oblige the Company to redeem or purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

51.
The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

52.
Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

53.
The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES
54.
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

55.
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

56.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

57.
Treasury Shares and other Shares that are owned by the Company (but not by any of its subsidiaries) shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued and outstanding Shares at any given time.

GENERAL MEETINGS
58.
All general meetings other than annual general meetings shall be called extraordinary general meetings.

59.	(a)	The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.
(b)
At these meetings the report of the Directors (if any) shall be presented.

60.	(a)	The Chairperson or the Directors (acting by a resolution of the Board) may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.
(b)
A Shareholders’ requisition is a requisition of Shareholders holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)
The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)
If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-third (1/3) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said twenty-one (21) calendar days.

(e)
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS
61.
At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by at least a majority of the Shareholders having a right to attend and vote at the meeting.

62.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS
63.
No business except for the appointment of a chairperson for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Persons holding or representing by proxy Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall be a quorum for all purposes.

64.
If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

65.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities will be utilized (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilize such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

66.
The Chairperson, if any, shall preside as chairperson at every general meeting of the Company. If there is no such Chairperson, or if at any general meeting he is not Present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairperson of the meeting, any Director or Person nominated by the Directors shall preside as chairperson of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairperson of that meeting.

67.
The chairperson of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairperson of such general meeting, in which event the following provisions shall apply:

67.1
The chairperson of the meeting shall be deemed to be Present at the meeting; and

67.2
If the Communication Facilities are interrupted or fail for any reason to enable the chairperson of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairperson of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

68.
The chairperson of the meeting may with the consent of any general meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

69.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

70.
At any general meeting a resolution put to the vote of the meeting shall be decided by way of a poll and not on a show of hands.

71.
A poll shall be taken in such manner as the chairperson of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

72.
All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS
73.
Subject to any rights and restrictions for the time being attached to any Share, every Shareholder Present at the meeting shall have one (1) vote for each Ordinary Share of which he is the holder.

74.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.
Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted by his committee or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

76.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

77.
On a poll votes may be given either personally or by proxy.

78.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Shareholder.

79.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.
The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)
not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)
in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c)
where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairperson of the meeting or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in any instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairperson of the meeting may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.
81.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

82.
A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
83.
Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.
DEPOSITARY AND CLEARING HOUSES
84.
If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any class of Shareholders provided that, if more than one Person is so authorized, the authorization shall specify the number and class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Shareholder holding the number and class of Shares specified in such authorization.

DIRECTORS
85.	(a)	Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.
(b)
The Board of Directors shall elect and appoint a Chairperson by a majority of the Directors then in office, and the period for which the Chairperson will hold office will also be determined by a majority of all of the Directors then in office. The Chairperson shall preside as chairperson at every meeting of the Board of Directors. To the extent the Chairperson is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairperson of the meeting.

(c)
The Company may by Ordinary Resolution appoint any person to be a Director.

(d)
The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board, or as an addition to the existing Board.

(e)
An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

86.
A Director may be removed from office by Ordinary Resolution of the Company (except with regard to the removal of the Chairperson, who may be removed from office by Special Resolution), notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

87.
The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

88.
A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Shareholder of the Company shall nevertheless be entitled to attend and speak at general meetings.

89.
The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

90.
The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY
91.
Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

92.
Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairperson of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS
93.
Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

94.
Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer and chief financial officer, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

95.
The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Shareholders by Ordinary Resolution.

96.
The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

97.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

98.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

99.
The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

100.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

101.
Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS
102.
The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL
103.
The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

104.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.
105.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS
106.
The office of a Director shall be vacated, if the Director:

(a)
becomes prohibited by applicable law from being a Director;

(b)
becomes bankrupt or makes any arrangement or composition with his creditors;

(c)
dies or is found to be or becomes of unsound mind;

(d)
resigns his office by notice in writing to the Company;

(e)
without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board (excluding the absent Director) resolves that his office be vacated; or

(f)
is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS
107.
The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one (1) vote. In case of an equality of votes the chairperson of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

108.
A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Directors of which such Director is a member, by means of Communication Facilities and such participation shall be deemed to constitute presence in person at the meeting.

109.
The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be a majority of Directors then in office, and if there be one Director the quorum shall be one, in each case, including the Chairperson; provided, however, a quorum shall nevertheless exist at a meeting at which a quorum would exist but for the fact that the Chairperson is voluntarily absent from the meeting and notifies the Board of his decision to be absent from that meeting, before or at the meeting. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

110.
A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairperson of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

111.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

112.
Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorize a Director or his firm to act as auditor to the Company.

113.
The Directors shall cause minutes to be made for the purpose of recording:

(a)
all appointments of officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

114.
When the chairperson of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

115.
A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

116.
The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

117.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting such chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their members to be chairperson of the meeting.

118.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairperson shall have a second or casting vote.

119.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT
120.
A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIVIDENDS
121.
Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

122.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

123.
The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

124.
Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

125.
The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

126.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest (where applicable), be treated for the purposes of this Article as paid on the Share.

127.
If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

128.
No dividend shall bear interest against the Company.

129.
Any dividend unclaimed after a period of six (6) calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION
130.
The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

131.
The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

132.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the Directors or by Special Resolution.

133.
The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

134.
The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

135.
Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

136.
The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

137.
The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALIZATION OF RESERVES
138.
Subject to the Companies Act, the Directors may:

(a)
resolve to capitalize an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)
appropriate the sum resolved to be capitalized to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;
(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)
authorize a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and
(e)
generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT
139.
The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

140.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES
141.
Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognized courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

142.
Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognized courier service.

143.
Any Shareholder Present at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

144.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognized courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service; or

(d)
electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

145.
Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

146.
Notice of every general meeting of the Company shall be given to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
INFORMATION
147.
Subject to the relevant laws, rules and regulations applicable to the Company, no Shareholder shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Shareholders to communicate to the public.

148.
Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Shareholders including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY
149.
Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

150.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.
FINANCIAL YEAR
151.
Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each calendar year and shall begin on January 1st in each calendar year.

NON-RECOGNITION OF TRUSTS
152.
No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP
153.
If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Shareholders in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and subject to Article 154, determine how the division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any asset upon which there is a liability.

154.
If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION
155.
Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend the Memorandum of Association or these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE
156.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty (30) calendar days in any calendar year.

157.
In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

158.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
159.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE
160.
The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

MERGERS AND CONSOLIDATION
161.
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

EXCLUSIVE FORUM
162.
Subject to Article 163, unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim related to the Company (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding the existence, validity, formation or termination of any dispute, controversy or claim related to the Company. For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, or other employee of the Company to the Company or the Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

163.
Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company shall be deemed to have notice of and consented to the provisions of this Article and Article 162 above. Without prejudice to the foregoing, if any part of this Article and Article 162 is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article and Article 162 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company.

Annex C
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
THIS PLAN OF MERGER (the “Plan of Merger”) is made on [·].
BETWEEN
(1)
L Catterton Asia Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situated at the offices of Mourant Governance Services (Cayman) Limited, PO Box 1348, 94 Solaris Avenue, Camana Bay, Grand Cayman, KY1-1108, Cayman Islands (the “Surviving Company”); and

(2)
Lotus Temp Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situated at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Merging Company”).

WHEREAS
(a)
The Merging Company and the Surviving Company are entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Companies Act”).

(b)
The sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”), upon the terms and subject to the conditions of the agreement and plan of merger dated January 31, 2023 between Lotus Technology Inc., Lotus EV Limited, the Surviving Company and the Merging Company (the “Agreement”) and this Plan of Merger and pursuant to the Companies Act.

(c)
The sole shareholder of the Merging Company and the shareholders of the Surviving Company have duly authorized this Plan of Merger pursuant to the Companies Act.

NOW THEREFORE THIS PLAN OF MERGER PROVIDES AS FOLLOWS:
1.
DEFINITIONS AND INTERPRETATION

1.1.
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is annexed at Annexure 1 hereto.

2.
CONSTITUENT COMPANIES

2.1.
The constituent companies (as defined in the Companies Act) to this Merger are the Surviving Company and the Merging Company (together the “Constituent Companies” and each a “Constituent Company”). 3. THE SURVIVING COMPANY

3.1.
The surviving company (as defined in the Companies Act) is the Surviving Company.

4.
REGISTERED OFFICE

4.1.
The registered office of the Surviving Company is c/o Mourant Governance Services (Cayman) Limited, PO Box 1348, 94 Solaris Avenue, Camana Bay, Grand Cayman, KY1-1108, Cayman Islands and the registered office of the Merging Company is c/o Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

5.
AUTHORISED AND ISSUED SHARE CAPITAL

5.1.
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company is US$22,200 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (“SPAC Class A Ordinary Shares”), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (“SPAC Class B Ordinary Shares”) and 2,000,000 preference shares of a par value of US$0.0001 each (“Preference Shares”), of which 28,650,874 SPAC Class A Ordinary Shares and 7,162,718 SPAC Class B Ordinary Shares have been issued and fully paid and no Preference Shares have been issued.

5.2.
Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.00001 each, of which 10,000 shares have been issued and fully paid.

5.3.
From the Effective Date, the authorised share capital of the Surviving Company shall be US$[50,000] divided into [5,000,000,000] ordinary shares of a par value of US$0.00001 each.

6.
EFFECTIVE DATE

6.1.
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Companies Act or at such later time permitted by the Companies Act as may be agreed by the Constituent Companies in writing (the “Effective Date”).

7.
TERMS AND CONDITIONS; SHARE RIGHTS

7.1.
The terms and conditions of the Merger, including, where applicable, the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property, are set out in the Agreement and, in particular, it is noted that on the Effective Date:

7.1.1.
immediately prior to the First Effective Time, each SPAC Class B Ordinary Share shall be automatically converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

7.1.2.
at the First Effective Time, each SPAC Unit outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of Section 2.3 of the Agreement; provided that no fractional SPAC Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants;

7.1.3.
immediately following the Unit Separation, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any SPAC Shares referred to in paragraph 7.1.5, Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable Company Ordinary Share. As of the First Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided in the Agreement;

7.1.4.
each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement;
7.1.5.
if there are any SPAC Shares that are owned by the Surviving Company as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of the Surviving Company immediately prior to the First Effective Time, such SPAC Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

7.1.6.
each Redeeming SPAC Share issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter;

7.1.7.
each Dissenting SPAC Share issued and outstanding immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.7(a) of the Agreement and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Companies Act; and

7.1.8.
each ordinary share, par value US$0.00001 per share, of the Merging Company, issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share in the capital of Surviving Company and shall not be affected by the Merger.

7.2.
The rights and restrictions attaching to the shares in the Surviving Company are set out in the [Second] Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

7.3.
The Memorandum and Articles of Association of the Surviving Company in effect immediately prior to the Merger shall be amended and restated by the deletion in their entirety and the substitution in their place of the [Second] Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

8.
PROPERTY

8.1.
On the Effective Date, the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

9.
DIRECTORS BENEFITS

9.1.
There are no amounts or benefits which are or shall be paid or payable to any director or manager of either Constituent Company consequent upon the Merger.

10.
SECURITY INTERESTS

10.1.
The Merging Company has granted no fixed or floating security interests that are outstanding as of the date of this Plan of Merger.

10.2.
The Surviving Company has granted no fixed or floating security interests that are outstanding as of the date of this Plan of Merger.

11.
DIRECTORS OF THE SURVIVING COMPANY

11.1.
Immediately following the Merger, the name and address of the sole director of the Surviving Company shall be:

11.1.1.
LEE Kuen Long of 800 Century Avenue, Shanghai, China.

12.
APPROVAL AND AUTHORISATION

12.1.
This Plan of Merger has been approved by the sole director of the Merging Company and the board of directors of the Surviving Company pursuant to section 233(3) of the Companies Act.

12.2.
This Plan of Merger has been authorised by the sole shareholder of the Merging Company and the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act.

13.
AMENDMENTS AND RIGHT OF TERMINATION

13.1.
At any time prior to the Effective Date, this Plan of Merger may be:

13.1.1.
terminated by the board of directors or the sole director of the Surviving Company or the Merging Company, respectively, provided that such termination is in accordance with Article IX of the Agreement;

13.1.2.
amended by the directors of both the Surviving Company and the Merging Company to:

13.1.2.1.
change the Effective Date, provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; or

13.1.2.2.
effect any other changes to this Plan of Merger required to give effect to any amendment to the Agreement made in accordance with Section 10.12 of the Agreement.

14.
COUNTERPARTS

14.1.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.
GOVERNING LAW

15.1.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Remainder of page intentionally left blank]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by:	)
Duly authorised for and on behalf of	)
L Catterton Asia Acquisition Corp	)
	)	Name:
	)	Title:	Director

SIGNED by:	)
Duly authorised for and on behalf of	)
Lotus Temp Limited	)
	)	Name:
	)	Title:	Director

Annexure 1
Agreement and Plan of Merger

Annexure 2
[Second] Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex D
AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF L CATTERTON ASIA ACQUISITION CORP PURSUANT TO THE NTA PROPOSAL
That the Second Amended and Restated Memorandum and Articles of Association of L Catterton Asia Acquisition Corp be amended by deleting the existing Article 199 in its entirety and replacing it with the following:
“199.
Any Shareholder holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (IPO Redemption), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price).

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
The Amended LTC Articles provides that every director (including alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of LTC (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of LTC’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning LTC or its affairs in any court whether in the Cayman Islands or elsewhere.
LTC will also be entering into indemnification agreements with its directors and executive officers under the laws of the Cayman Islands, pursuant to which LTC will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was LTC’s director or officer. Except with respect to expenses to be reimbursed by LTC in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, LTC’s obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.
In addition, LTC maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to LTC with respect to payments which may be made by it to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, LTC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.
Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1	First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023, by and among Lotus Technology Inc., Lotus Temp Limited, Lotus EV Limited and L Catterton Asia Acquisition Corp (included as Annex A to the proxy statement/prospectus)
3.1	Fifth Amended and Restated Memorandum of Association of Lotus Technology Inc. in effect prior to completion of the Business Combination
3.2
Sixth Amended and Restated Memorandum and Articles of Association of Lotus Technology Inc. (to be effective upon completion of the Business Combination) (included as Annex B to the proxy statement/prospectus)

3.3	Amended and Restated Memorandum and Articles of Association of L Catterton Asia Acquisition Corp
4.1	Specimen American Depositary Receipt (included as Exhibit A to Exhibit 4.2)
4.2	Form of Deposit Agreement among Lotus Technology Inc., the depositary named therein, and holders and beneficial owners of the American Depositary Shares.
4.3	Specimen Unit Certificate of L Catterton Asia Acquisition Corp
4.4	Specimen Class A Ordinary Share Certificate of L Catterton Asia Acquisition Corp
4.5	Specimen Warrant Certificate of L Catterton Asia Acquisition Corp
4.6	Warrant Agreement, dated as of March 10, 2021, between L Catterton Asia Acquisition Corp and Continental Stock Transfer & Trust Company
4.7	Specimen Ordinary Share Certificate of Lotus Technology Inc.
4.8	Specimen Warrant Certificate of Lotus Technology Inc.
4.9	Form of Assignment, Assumption and Amendment Agreement by and among L Catterton Asia Acquisition Corp, Lotus Technology Inc., Continental Stock Transfer & Trust Company and Equiniti Trust Company, LLC
4.10
Registration and Shareholder Rights Agreement, dated as of March 10, 2021, by and among L Catterton Asia Acquisition Corp, LCA Acquisition Sponsor, LP and certain shareholders of L Catterton Asia Acquisition Corp

4.11	Form of Registration Rights Agreement by and among Lotus Technology Inc., LCA Acquisition Sponsor, LP and other parties named therein.
5.1	Opinion of Maples and Calder (Hong Kong) LLP as to validity of ordinary shares of Lotus Technology Inc.
5.2	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the warrants of Lotus Technology Inc.
10.1	Investment Management Trust Agreement, dated as of March 10, 2021, by and between Continental Stock & Trust Company and L Catterton Asia Acquisition Corp
10.2	Administrative Support Agreement, dated as of March 10, 2021, by and between LCA Acquisition Sponsor, LP and L Catterton Asia Acquisition Corp
10.3	Letter Agreement, dated as of March 10, 2021, among LCA Acquisition Sponsor, LP, L Catterton Asia Acquisition Corp and officers and directors of L Catterton Asia Acquisition Corp
10.4	Sponsor Support Agreement, dated as of January 31, 2023, by and among Lotus Technology Inc., L Catterton Asia Acquisition Corp, LCA Acquisition Sponsor, LP and other parties named therein
10.5	Shareholder Support Agreement, dated as of January 31, 2023, by and among Lotus Technology Inc., L Catterton Asia Acquisition Corp, and other parties named therein

Exhibit Number	Description
10.6†	Distribution Agreement dated January 31, 2023 between Lotus Cars Limited and Lotus Technology Innovative Limited
10.7	Put Option Agreement dated January 31, 2023 among Lotus Technology Inc., Geely International (Hong Kong) Limited, Lotus Advance Technologies Sdn Bhd and Lotus Group International Limited
10.8	Put Option Agreement dated January 31, 2023 among Lotus Technology Inc., Etika Automotive Sdn Bhd, Lotus Advance Technologies Sdn Bhd and Lotus Group International Limited
10.9††	Lotus Technology Inc. 2022 Stock Incentive Plan
10.10	Form of Indemnification Agreement between Lotus Technology Inc. and each executive officer of Lotus Technology Inc.
10.11	English translation of form of Employment Agreement between Wuhan Lotus Technology Limited Company Ltd. and each executive officer of Lotus Tech.
10.12†#	English Translation of EPA/LAMBDA/ALPHA Development Agreement dated March 24, 2021 between Wuhan Lotus Cars Co., Ltd and Ningbo Geely Automobile Research and Development Co., Ltd.
10.13#	English Translation of Technology License Agreement dated December 20, 2021 between Wuhan Lotus Cars Co., Ltd and Zhejiang Liankong Technology Co., Ltd
10.14†#	Trademarks License Agreement dated November 4, 2021 between Lotus Advanced Technology Limited and Group Lotus Limited
10.15†#	Trademarks License Agreement dated November 4, 2021 between Lotus Technology International Limited and Group Lotus Limited
10.16†#
English Translation of Manufacture Cooperation Agreement dated June 21, 2022 among Wuhan Lotus Cars Co., Ltd, Wuhan Lotus Cars Sales Limited, Wuhan Branch of Zhejiang Geely Automobile Co., Ltd. and Wuhan Geely Auto Parts Co., Ltd

10.17†#
English Translation of Convertible Note Investment Agreement dated September 23, 2021 among Hubei Changjiang Jingkai Automobile Industry Investment Fund Partnership (Limited Partnership), Wuhan Lotus Technology Co., Ltd., Zhejiang Geely Holding Group, and Ningbo Juhe Yinqing Enterprise Management Consulting Partnership (Limited Partnership)

10.18†#	English Translation of Investment Agreement of Ningbo Lotus Robotics Co., Ltd dated June 1, 2022 among Hangzhou Bay Capital, Ningbo Lotus Robotics Co., Ltd and others
10.19†#
English Translation of Convertible Note Investment Agreement dated November 8, 2022 among Hangzhou Fuyang Development Zone Industrial Investment Co., Ltd., Sanya Lotus Venture Capital Co., Ltd. and Wuhan Lotus Technology Co., Ltd.

10.20†#
Amended and Restated Series Pre-A Preferred Share Purchase Agreement dated March 17, 2022 among Mission Purple L.P., Mission Bloom Limited, Lotus Advanced Technology Limited Partnership and Lotus Technology Inc.

10.21†#	Series A Preferred Share Purchase Agreement dated July 8, 2022 among Skymacro Resources Limited, Lotus Advanced Technology Limited Partnership and Lotus Technology Inc.
10.22†#	Series A Preferred Share Purchase Agreement dated August 29, 2022 among Northpole GLY 3 LP, Lotus Advanced Technology Limited Partnership and Lotus Technology Inc.
10.23†#
Series A Preferred Share Purchase Agreement dated August 29, 2022 among Hubei Changjiang Automobile Industry Investment Fund Partnership (Limited Partnership), Lotus Advanced Technology Limited Partnership and Lotus Technology Inc.

10.24†#
Series A Preferred Share Purchase Agreement dated August 29, 2022 among Ningbo Shangchuang Equity Investment Partnership (Limited Partnership), Lotus Advanced Technology Limited Partnership and Lotus Technology Inc.

Exhibit Number	Description
10.25†#	Series A Preferred Share Purchase Agreement dated August 30, 2022 among Hangzhou Fuyang Investment Development Co., Ltd., Lotus Advanced Technology Limited Partnership and Lotus Technology Inc.
10.26#
English Translation of Restructuring Agreement, dated June 30, 2023, among Wuhan Lotus Technology Limited Company Ltd., Wuhan Lotus E-commerce Co., Ltd. and its nominee shareholders, and Lotus Technology Inc.

10.27	English Translation of Termination Agreement dated June 30, 2023, among Wuhan Lotus Technology Limited Company Ltd. and Wuhan Lotus E-commerce Co., Ltd. and its nominee shareholders.
10.28#	Form of Convertible Note Purchase Agreement
10.29	Form of Subscription Agreement
10.30	Form of Subscription Agreement (for PIPE Investments using a deposit structure)
10.31#	Convertible Note Purchase Agreement dated April 28, 2023 by and between Lotus Technology Inc. and Momenta
10.32	Subscription Agreement dated April 27, 2023 by and between Lotus Technology Inc. and Jingkai Fund
10.33	Form of Shareholder Lock-Up Letter
21.1	List of subsidiaries of Lotus Technology Inc.
23.1	Consent of Marcum LLP, independent registered accounting firm for L Catterton Asia Acquisition Corp
23.2	Consent of KPMG Huazhen LLP, independent registered accounting firm for Lotus Technology Inc.
23.3	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2)
23.5	Consent of Han Kun Law Offices
24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement)
99.1	Form of Proxy Card
99.2	Consent of Ada Yunfeng Yan to be Named as a Director
99.3	Consent of Anish Melwani to be Named as a Director
107	Filing Fee Table

†
Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

#
Schedules and certain portions of the exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

††
Indicates a management contract or compensatory plan.

Item 22.
Undertakings

The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on October 16, 2023.
Lotus Technology Inc.
By:
/s/ Qingfeng Feng

Name:
Qingfeng Feng

Title:
Director and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Qingfeng Feng as an attorney-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent will do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Daniel Donghui Li Daniel Donghui Li	Director and Chairman of the Board of Directors	October 16, 2023
/s/ Qingfeng Feng Qingfeng Feng	Director and Chief Executive Officer (Principal Executive Officer)	October 16, 2023
/s/ Alexious Kuen Long Lee Alexious Kuen Long Lee	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2023
/s/ Ning Yu Ning Yu	Independent Director	October 16, 2023
/s/ Ooi Teik Huat Ooi Teik Huat	Director	October 16, 2023

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of Lotus Technology Inc., has signed this registration statement in the City of New York, State of New York, on October 16, 2023.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:  Senior Vice President